As filed with the Securities and Exchange Commission on May 15, 1998
                                                     REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                OMI CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

REPUBLIC OF THE MARSHALL ISLANDS                                  52-2098714
--------------------------------                             -------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                                  c/o OMI CORP.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 986-1960
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                             FREDRIC S. LONDON, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                  c/o OMI CORP.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 986-1960
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:

                           ROBERT L. CLARE, III, ESQ.
                                  WHITE & CASE
                           1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 819-8200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                   ----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                   ----------

                                 CALCULATION OF REGISTRATION FEE
====================================================================================================
Title of each class          Amount             Proposed          Proposed maximum      Amount of
   of securities             to be          maximum offering          aggregate       registration
 to be registered          registered        price per unit        offering price         fee
----------------------------------------------------------------------------------------------------
Common Stock, $0.50
  par value ..........    [    ] shares           N/A                   N/A          $132,413.70(1)
====================================================================================================

(1) The registrant has referred to the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations for guidance in calculating the applicable fee. According to interpretation 108 of the Manual, "when computing the filing fee for a spin-off, the registrant should look to Rule 457(f) for guidance." "In a registered spin-off of a newly-formed corporation, where there has been no market for the shares being spun off, the filing fee may be based on the book value of the assets being placed in the corporation to be spun off." The book value of the assets of New OMI is $448,860,000. The applicable filing fee has been calculated as follows:
                ($448,860,000 ( $1,000,000) x $295 = $132,413.70.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                     [LOGO]




OMI CORP.
90 Park Avenue
New York, NY 10016

May 15, 1998




DEAR STOCKHOLDER:

                  You are cordially invited to attend the 1998 annual meeting of OMI Corp. ("OMI") stockholders to be held at The New York Helmsley Hotel, Knickerbocker Suite, 212 East 42nd Street, New York, New York, on June 15, 1998, at 9:00 a.m. Capitalized terms that are not defined herein have the meanings assigned to them in the accompanying Proxy Statement/Prospectus.

                  At this important meeting, you will be asked to vote on several separate but related matters relating to the restructuring of OMI's business, as more fully described in the accompanying Proxy Statement/Prospectus (collectively, the "Restructuring Proposals"), including the approval and adoption of the Acquisition Agreement dated as of September 15, 1997 (the "Acquisition Agreement") among OMI Corp. ("OMI"), Universal Bulk Carriers, Inc., ("UBC") Marine Transport Lines, Inc. ("MTL") and certain shareholders of MTL.

                  Following the vote by the OMI stockholders on the approval and adoption of the Acquisition Agreement, the Board of Directors of OMI intends to consummate several transactions by which OMI's foreign and domestic shipping operations will be separated and all of the stock of New OMI (as defined below) (which will hold the assets, liabilities and operations of OMI's foreign business) will be distributed to the stockholders of OMI (the "Distribution") and, assuming the approval by the OMI stockholders of the Acquisition Agreement, OMI will acquire all of the outstanding Common Stock of MTL pursuant to the Acquisition Agreement (the "Acquisition"), as more fully described in the accompanying Proxy Statement/Prospectus. As a result of such transactions, the stockholders of OMI will become stockholders of two separate, publicly traded companies: 1) "New MTL," an entity comprising OMI's domestic shipping operations and certain operations of MTL, which will be managed by certain current officers and directors of MTL, and 2) "New OMI," an entity comprising OMI's international shipping operations, which will be managed by certain current officers and directors of OMI.

                  The OMI Board of Directors (the "OMI Board") believes that the Distribution will enhance stockholder value by 1) allowing OMI's current management to focus, through New OMI, on its profitable and expanding foreign flag business, and 2) enhancing the ability of New

OMI to raise capital from international markets. The OMI Board believes that the Acquisition and related transactions will enhance stockholder value by 1) facilitating the Distribution, and 2) combining the domestic shipping business of OMI with certain operations of MTL's shipping business and MTL's experienced management to create synergistic opportunities and position New MTL with the size and resources to improve its ability to compete successfully in the domestic shipping market.

                  THE OMI BOARD HAS UNANIMOUSLY DETERMINED THAT THE RESTRUCTURING PROPOSALS ARE IN THE BEST INTEREST OF THE STOCKHOLDERS OF OMI. THE BOARD HAS APPROVED THE RESTRUCTURING PROPOSALS AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE RESTRUCTURING PROPOSALS BY EXECUTING AND RETURNING THE ENCLOSED PROXY.

                  Please read carefully the enclosed Proxy Statement/Prospectus, which includes details of the proposed Acquisition, the Distribution, important information concerning OMI, MTL, New OMI, and New MTL, including certain pro forma financial information, and a discussion of the other matters on which you will be asked to vote. The vote of every stockholder is important regardless of the number of shares owned. Accordingly, your prompt cooperation in signing, dating, and mailing the enclosed proxy will be appreciated.

                                    Sincerely,


                                    /s/ CRAIG H. STEVENSON, JR.
                                    ------------------------------------
                                    Craig H. Stevenson, Jr.
                                    President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF OMI CORP.


                  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OMI Corp. ("OMI") will be held in the Knickerbocker Suite of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, on June 15, 1998, at 9:00 a.m. (Eastern Daylight Savings Time), for the following purposes:

                  1. To consider and vote upon separate but related proposals (collectively, the "Restructuring Proposals") described in the accompanying Proxy Statement/Prospectus providing for:

                  (a) the approval and adoption of the Acquisition Agreement, dated as of September 15, 1997, as such may be amended, supplemented or modified from time to time (the "Acquisition Agreement"), by and among OMI, Universal Bulk Carriers, Inc., a Liberian corporation ("UBC"), Marine Transport Lines, Inc., a Delaware corporation ("MTL"), and each of the persons set forth on Exhibit A thereto (the "MTL Shareholders"), pursuant to which OMI will acquire (the "Acquisition") all of the outstanding common stock of MTL in exchange for common stock, par value $0.50 per share, of OMI in accordance with the terms and conditions of the Acquisition Agreement (the "Acquisition Proposal"). Upon consummation of the Acquisition, the MTL Shareholders will own approximately 30.9% of the outstanding shares of OMI (which will then be New MTL, as defined below), subject to adjustment as set forth under "The Acquisition Agreement -- Consideration." Following the vote by the OMI stockholders on the Acquisition Agreement, the Board of Directors of OMI intends to consummate several separate but related transactions by which OMI's foreign and domestic shipping operations will be separated, all of the stock of OMI Corporation, a Marshall Islands corporation and successor to UBC (which will hold the assets, liabilities and operations of OMI's foreign business) ("New OMI") will be distributed to the stockholders of OMI (the "Distribution") and, assuming the approval of the Acquisition Agreement by the OMI Stockholders, the Acquisition will be consummated, as more fully described in the accompanying Proxy Statement/Prospectus;

                  (b) the approval and adoption of an amendment, effective only following the Distribution and the Acquisition, to OMI's Amended and Restated Certificate of Incorporation changing OMI's name to "Marine Transport Corporation" ("New MTL") (the "Name Change Proposal");

                  (c) the approval and adoption of an amendment, effective only following the Distribution and the Acquisition, to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) whereby the number of directors constituting the entire Board of Directors of New MTL shall be fixed by the Board of Directors but shall not be less than five nor more than fifteen (the "Number of Directors Proposal");

                  (d) the election, effective only following the Distribution and the Acquisition of nine directors for New MTL (the "Board Nominees Proposal"), divided into three classes of directors, the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class, one year thereafter; of the third class, two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full three year term, as the case may be, to succeed those whose terms expire;

                  (e) the approval and adoption of an amendment, effective only following the Distribution and the Acquisition, to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) to effect a one-for-ten reverse stock split (the "Reverse Stock Split") of the shares of New MTL's common stock issued and outstanding immediately following the Distribution and the Acquisition (the "Reverse Stock Split Proposal");

                  (f) the approval and adoption of an amendment, effective only following the Distribution, the Acquisition and the Reverse Stock Split, to the Amended and Restated Certificate of Incorporation of OMI (which will then be New
MTL) to reduce the total number of shares of stock which New MTL shall have authority to issue from 80,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 15,000,000 shares of Common Stock and 750,000 shares of Preferred Stock (the "Reduction of Authorized Shares Proposal");

                  (g) the approval and adoption, to be effective only following the Distribution and the Acquisition, of the OMI Corp. 1998 Stock Option Plan for Non-Employee Directors (the "1998 Directors Plan") (the "Directors Plan Proposal");

                  (h) the approval and adoption, to be effective only following the Distribution and the Acquisition, of the 1998 Incentive Equity Plan (the "1998 Incentive Plan") (the "Incentive Plan Proposal" and together with the Directors Plan Proposal, the "Incentive Programs Proposals") and

                  (i) the appointment, effective only following the Distribution and the Acquisition, of Ernst & Young LLP as auditors of OMI (which will then be New MTL) and various subsidiaries for the year ending December 31, 1998 (the "E&Y Proposal");

                  2. to elect Craig H. Stevenson, Jr. and Jack Goldstein as Class III directors of OMI for a three-year term (the "Interim Directors Proposal"), each to hold office until his successor shall be elected and qualified pursuant to the Board Nominees Proposal;

                  3. to ratify the appointment of Deloitte & Touche LLP (the "Interim Auditors Proposal") as auditors of OMI and various subsidiaries for the year ending December 31, 1998, to serve until its successors shall be qualified pursuant to the E&Y Proposal; and

                  4. to consider and act on such other business as may properly come before the meeting.

                  Each of the Restructuring Proposals is a separate proposal and shareholders may vote for or against any one or all of the Restructuring Proposals. Approval of each of the Acquisition Proposal, the Incentive Programs Proposals, the E&Y Proposal and the Interim Auditors Proposal requires the affirmative vote of the majority of the shares of OMI Common Stock present in person or represented by proxy at the meeting. Approval of each of the Name Change Proposal, the Reverse Stock Split Proposal and the Reduction of Authorized Shares Proposal requires the affirmative vote of a majority of the outstanding shares of OMI Common

Stock. Approval of the Number of Directors Proposal requires the affirmative vote of holders of 80% or more of the outstanding shares of OMI Common Stock. The Board Nominees and the Interim Directors will be elected by a plurality of the votes of the OMI Common Stock present in person or represented by proxy at the meeting.

                  Each of the Restructuring Proposals is conditioned upon the approval of the Acquisition Proposal by the OMI stockholders. In addition, the Reduction of Authorized Shares Proposal is conditioned on the approval of the Reverse Stock Split Proposal by the OMI stockholders. If the Acquisition Proposal is approved but any of the other Restructuring Proposals is not approved, subject to satisfaction of the covenants and conditions set forth under "The Restructuring Proposals -- The Acquisition Agreement," the transactions contemplated by the Acquisition Agreement will nevertheless be consummated.

                  The OMI Board has fixed the close of business on May 13, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                  A complete list of the stockholders entitled to vote at the meeting will be available at the offices of OMI, 90 Park Avenue, New York, New York, at least 10 days prior to the meeting.

                              By Order of the Board of Directors


                              /s/ FREDRIC S. LONDON
                              ------------------------------------
                              Fredric S. London
                              Secretary
New York, NY
May 15, 1998

                                    IMPORTANT


                  PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

      As filed with the Securities and Exchange Commission on May 15, 1998

                                    OMI CORP.
                                 PROXY STATEMENT
                                 OMI CORPORATION
                                   PROSPECTUS

                  This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $0.50, of OMI Corp., a Delaware corporation ("OMI"), in connection with the solicitation of proxies by the Board of Directors of OMI for use at the Annual Meeting of Stockholders of OMI to be held on June 15, 1998, and any adjournments thereof (the "Annual Meeting"). This Proxy Statement/Prospectus is being mailed on or about May 15, 1998 to holders of record as of May 13, 1998, concurrently with OMI's 1997 Annual Report. OMI's corporate headquarters is located at 90 Park Avenue, New York, New York 10016, but the Annual Meeting will be held in the Knickerbocker Suite of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York.

                  This Proxy Statement/Prospectus relates to (i) the Acquisition Agreement, dated as of September 15, 1997 (the "Acquisition Agreement") by and among OMI, Universal Bulk Carriers, Inc., a Liberian corporation, Marine Transport Lines, Inc., a Delaware corporation, and certain persons set forth on Exhibit A thereto; (ii) the Distribution by OMI to its stockholders of record, as of a record date to be set, of its wholly owned subsidiary OMI Corporation ("New OMI"), a newly incorporated Marshall Islands corporation (the "Distribution"); and (iii) certain matters related to the Acquisition Agreement and the Distribution. The Acquisition Agreement provides for the acquisition by OMI of all outstanding common stock of Marine Transport Lines, Inc. ("MTL") in a two step transaction. Following the consummation of the first step of the Acquisition of MTL, OMI intends to consummate the Distribution. Pursuant to the terms of the Distribution each holder of common stock of OMI will receive one share of common stock, par value $0.50 of New OMI for each share of common stock of OMI held of record by such stockholder on a record date to be established by the Board of Directors of OMI. No holder of common stock of OMI will be required to pay any cash or other consideration in exchange for the common stock of New OMI received in the Distribution or to surrender or exchange shares of common stock of OMI in order to receive common stock of New OMI. See "The Restructuring Proposals - The Distribution."

                  SEE "RISK FACTORS" COMMENCING ON PAGE 18 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF OMI IN CONNECTION WITH THE DISTRIBUTION AND BEFORE VOTING ON MATTERS PERTAINING TO THE ACQUISITION AGREEMENT.

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  At the Annual Meeting, the stockholders of OMI will be asked to consider and vote upon the approval and adoption of the Acquisition Agreement and certain related matters but not the Distribution. OMI currently intends to consummate the Distribution regardless of the outcome of the vote on the Acquisition Agreement. See "Proxy Statement/Prospectus Summary -- Conditions to the Distribution."

                  This Proxy Statement/Prospectus also constitutes the Prospectus of New OMI filed as part of a Registration Statement on Form S-1 (the "S-1 Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of New OMI to be distributed to the stockholders of OMI in the Distribution.


                                                 TABLE OF CONTENTS
AVAILABLE INFORMATION....................................................................................1

PRELIMINARY NOTE.........................................................................................3

PROXY STATEMENT SUMMARY..................................................................................3

THE ANNUAL MEETING.......................................................................................3

    Purposes of the Annual Meeting.......................................................................3
    Voting Securities....................................................................................5
    Dissenters' Rights...................................................................................6
    Risk Factors.........................................................................................6
    Board Recommendation.................................................................................6
    Background and Reasons for the Restructuring Proposals...............................................6
    Fairness Determination...............................................................................6
    Overview of the Acquisition and the Distribution.....................................................7
    The Acquisition Proposal.............................................................................8
             General.....................................................................................8
             The Acquisition Agreement...................................................................8
             Federal Income Tax Consequences of the Acquisition..........................................9
             Accounting Treatment of the Acquisition.....................................................9
    The Distribution.....................................................................................9
             Distribution Record Date and Distribution...................................................9
             Shares to be Distributed...................................................................10
             Distribution Agent.........................................................................10
             Federal Income Tax Consequences of the Distribution........................................10
             Stockholders of New MTL and New OMI........................................................11
             Accounting Treatment of the Distribution...................................................11
             Listing of OMI and New OMI Common Stock....................................................11
             Conditions to the Distribution.............................................................12
             New OMI Business After the Distribution....................................................12
             New MTL Business After the Distribution....................................................12
    The Name Change Proposal............................................................................13
    The Number of Directors Proposal....................................................................13
    Board Nominees Proposal.............................................................................13
    Reverse Stock Split Proposal........................................................................13
             Fractional Share Interests.................................................................14
    The Reduction of Authorized Shares Proposal.........................................................14
    The Incentive Programs Proposals....................................................................15


                                                                                                       PAGE
                                                                                                       ----
             General....................................................................................15
             Purpose of the Proposal ...................................................................16
    The E&Y Proposal....................................................................................16
    The Interim Directors Proposal......................................................................16
    The Interim Auditors Proposal.......................................................................17

RISK FACTORS............................................................................................18

    Risk Factors Related to New OMI and New MTL.........................................................18
             Certain Financial and Industry Considerations..............................................18
             Competition................................................................................19
             Substantial Leverage.......................................................................19
             Dividend Policies..........................................................................19
             Interests of Certain Directors and Officers................................................20
             Certain Tax Considerations.................................................................20
             Risk of Loss and Insurance.................................................................21
             Governmental Regulation....................................................................21
    Risk Factors Related to New OMI.....................................................................22
             Fleet Concentration in Crude Oil and Petroleum Product Carriers; Highly
               Cyclical Nature of the Tanker Industry...................................................22
             No Current Public Market For New OMI Common Stock..........................................23
             Assumption of Certain OMI Liabilities......................................................23
             Dependence on Spot Voyages.................................................................23
             Market Value of Vessels ...................................................................24
             Seasonal Variations in Operating Result....................................................24
    Risk Factors Related to New MTL.....................................................................24
             Uncertainty of Future Financial Results....................................................24
             Operational Transitions....................................................................24
             Highly Leveraged Company...................................................................25
             Dependence on Contracts....................................................................26
             Age of Fleet...............................................................................27
             Regulation.................................................................................27
             Changes in Trading Prices of New MTL Common Stock..........................................28
             Restrictions on Foreign Ownership..........................................................29
             Assumption of Certain OMI Liabilities......................................................29
             Certain Litigation.........................................................................29
             Certain Charter and By-law Provisions......................................................30

THE ANNUAL MEETING......................................................................................31

    Purpose of the Annual Meeting.......................................................................31
    Voting Policy.......................................................................................34
    Voting Securities...................................................................................34
    Costs of Solicitation...............................................................................34
    Dissenters' Rights..................................................................................34
THE RESTRUCTURING PROPOSALS.............................................................................35

    Reasons for the Distribution .......................................................................35


                                      (ii)

                                                                                                       PAGE
                                                                                                       ----
             Sharpen the Focus of Management............................................................35
             Enhance Ability to Raise Capital from International Markets................................37
    Background of the Distribution and Reasons for the Acquisition......................................38
             Facilitating the Distribution..............................................................38
             Create Synergistic Opportunities and Position New MTL with Size and Resources..............39
    Background of Acquisition Agreement Negotiations....................................................40
             Opinion of OMI's Financial Advisor.........................................................43
    The Distribution....................................................................................49
             Manner of Effecting the Distribution.......................................................49
             Federal Income Tax Consequences Of The Distribution........................................49
             Listing And Trading Of New MTL Common Stock................................................51
             Listing And Trading Of New OMI Common Stock................................................51
             Conditions To The Distribution.............................................................52
             Regulatory Approvals.......................................................................52
             Directors..................................................................................53
             Interest Of Certain Persons In The Distribution............................................53
             Accounting Treatment.......................................................................54
             Relationship Between OMI and New OMI After the Distribution................................54
    Agreements..........................................................................................55
             Distribution Agreement.....................................................................55
             Tax Cooperation Agreement..................................................................57
    The Acquisition Proposal............................................................................58
             The Acquisition Agreement..................................................................58
                      General...........................................................................58
                      Consideration.....................................................................58
                      Conditions Precedent..............................................................60
                      Representations and Warranties....................................................62
                      Conduct of Business Prior to the Second Closing Date..............................64
                      Certain Covenants of MTL..........................................................65
                      Certain Covenants of the MTL Shareholders.........................................66
                      Certain Covenants of OMI (which will become New MTL)..............................66
                      Certain Covenants of OMI and MTL..................................................68
                      Certain Covenants of OMI, MTL, and MTL Shareholders...............................68
                      Termination.......................................................................69
                      Indemnification...................................................................69
             Federal Income Tax Consequences of the Acquisition.........................................70
             Accounting Treatment of the Acquisition....................................................70
             OMI Corp. and subsidiaries pro forma condensed consolidated financial statements...........71
             Dilution...................................................................................77
             Dividend Policies..........................................................................78
    Name Change Proposal................................................................................78
    The Number of Directors Proposal....................................................................78
             General....................................................................................78


                                     (iii)

                                                                                                       PAGE
                                                                                                       ----
             Purpose of the Proposed Change in the Number of Directors..................................78
    The Board Nominees Proposal.........................................................................79
             General....................................................................................79
    The Reverse Stock Split Proposal....................................................................80
             General....................................................................................80
             Purpose Of The Proposed Reverse Stock Split................................................81
             Effectiveness of The Reverse Stock Split...................................................81
             Exchange of Stock Certificates.............................................................82
             Federal Income Tax Consequences of The Reverse Stock Split.................................82
    The Reduction of Authorized Shares Proposal.........................................................83
             General....................................................................................83
             Purpose of the Proposed Reduction of Authorized Shares.....................................84
    The Incentive Programs Proposals....................................................................84
             General....................................................................................84
             Purpose of the Proposed Change.............................................................85
             Description of the 1998 Directors Plan.....................................................86
                      Certain United States Federal Income Tax Consequences.............................89
             Description of the 1998 Incentive Plan.....................................................89
                      Certain United States Federal Income Tax Consequences.............................92
    The E&Y Proposal....................................................................................94

INTERIM DIRECTORS PROPOSAL..............................................................................96

    Additional Information Relating To The Board Of Directors...........................................97
    Certain Transactions And Business Relationships.....................................................98
    Compensation Of Directors...........................................................................98
    Executive Compensation..............................................................................98
    Summary Compensation Table..........................................................................98
    Employment Contracts...............................................................................100
    Option Grants In 1997..............................................................................101
    Aggregate Option Exercises In 1997 And Year-End Options Values.....................................101
    Report On Senior Executive Compensation By The Board Of Directors' Compensation Committee..........102
    Compensation Philosophy............................................................................102
    Annual Compensation................................................................................103
    Policy With Respect To Internal Revenue Code Section 162(m)........................................105
    Compensation Committee Interlocks And Insider Participation........................................105
    Comparative Performance Graph......................................................................105

THE INTERIM AUDITORS PROPOSAL..........................................................................107


OMI....................................................................................................108

    OMI Corp. Selected Financial Data..................................................................108
    Price Range Of OMI Common Stock....................................................................110
    Section 16(A) Beneficial Ownership Reporting.......................................................110


                                      (iv)

                                                                                                       PAGE
                                                                                                       ----
    Security Ownership Of Certain Beneficial Owners And Management Of OMI..............................111
NEW OMI (Formerly known as Universal Bulk Carriers, Inc., "UBC").......................................113
    Description Of Business Of New OMI.................................................................113
             Development of New OMI's Business Over the Last Five years................................113
             Nature of Business........................................................................114
             The International Tanker Market...........................................................116
             The International Product Carrier Market..................................................118
    Tax Consequences Under Marshall Islands Law........................................................118
    Competition........................................................................................118
    Employees and Labor Relations......................................................................119
    Corporate Offices..................................................................................119
    New OMI Board of Directors and Management..........................................................119
    New OMI Executive Compensation.....................................................................122
    New OMI Long Term Compensation Plan................................................................123
    Capital Stock To Be Registered.....................................................................124
             Dividend Rights...........................................................................125
             Voting Rights.............................................................................125
             Preemptive Rights.........................................................................126
             Liquidation Right.........................................................................126
             Transactions with Related Person..........................................................126
             Transactions with Selling Shareholder.....................................................126
             Amendment of Certain Provisions of the Company Charter Documents..........................126
             No Restrictions on Repurchase.............................................................127
    New OMI Selected Financial Data....................................................................128
    New OMI Supplementary Financial Data...............................................................129
    New OMI MD&A.......................................................................................130
    New OMI Capitalization.............................................................................140
    New OMI Pro forma Financial Statements.............................................................142
    Description Of New OMI Property....................................................................148
    Legal Proceedings..................................................................................149
    Restrictions on Import and Export of Capital.......................................................149
    Certain Change In Control Effects Of Certain Provisions Of The Certificate Of
      Incorporation And By-Laws Of New OMI.............................................................149
             Number of Directors; Removal..............................................................149
             Special Meetings..........................................................................149
             Preferred Stock...........................................................................150
             Transactions with Interested Stockholders.................................................150
             Transactions with Selling Shareholders....................................................150
             Amendment of Certain Provisions of the New OMI Charter Documents..........................151
    Liability And Indemnification Of Directors And Officers Of New OMI.................................151
    Certain Significant Differences Between The Law And Charter Documents Governing OMI And New OMI....152
             Authorized Capital Stock..................................................................152
             Dissenter's Appraisal Rights..............................................................152
             Shareholder Voting on Certain Transactions................................................153


                                      (v)

                                                                                                       PAGE
                                                                                                       ----
                      Mergers and Consolidations.......................................................153
                      Dissolution Without Judicial Proceedings.........................................153
                      Corporate Action by Shareholders' Written Consent Without a Meeting..............154
                      Annual Meeting of Shareholders...................................................154
                      Guarantee Authorized by Shareholders.............................................154
             Board of Directors........................................................................154
                      Classification of the Board of Directors.........................................154
                      Loans to Directors...............................................................155
             Capital Stock.............................................................................155
                      Consideration for the Purchase of Shares.........................................155
                      Redeemable Shares................................................................155
                      Rights and Options to Purchase Shares............................................155
             Business Combination Statutes.............................................................155

MTL....................................................................................................159

    Business of MTL....................................................................................159
             Overview..................................................................................159
MTL FLEET..............................................................................................160
             Industrial Shipping.......................................................................161
             Ship Management...........................................................................164
             Competition...............................................................................164
             Regulation................................................................................165
             Facilities................................................................................165
             Employees.................................................................................165
             Legal Proceedings.........................................................................166
    Selected Financial Data Of MTL.....................................................................167
    Management's Discussion and Analysis of Financial Condition and Results of Operations of MTL.......168
    MTL Common Stock...................................................................................175
    Description of MTL Capital Stock...................................................................175
             Qualifications for Ownership and Transfer of Shares.......................................175
             Voting Rights ............................................................................175
             Dividend Rights ..........................................................................175
             Liquidation Rights and other Provisions ..................................................175

NEW MTL................................................................................................178

    Description of Business............................................................................178
             General...................................................................................178
NEW MTL FLEET..........................................................................................
             Financing.................................................................................180
             Management................................................................................181
    Directors Compensation.............................................................................183
    Executive Compensation.............................................................................184
    Employment and Consulting Contracts................................................................184
    1998 Incentive Equity Plan.........................................................................185
    Incentive Bonus Program............................................................................186
    Principal Stockholders.............................................................................186


                                      (vi)


                                                                                                       PAGE
                                                                                                       ----

VALIDITY OF COMMON STOCK...............................................................................189

EXPERTS ...............................................................................................189

OTHER MATTERS..........................................................................................189

SHAREHOLDER PROPOSALS..................................................................................190

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................191

INDEX TO FINANCIAL STATEMENTS..........................................................................197

EXHIBIT A: CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF OMI CORP...............

EXHIBIT B: OMI CORP. 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.................................

EXHIBIT C: OMI CORP. 1998 INCENTIVE EQUITY PLAN........................................................

EXHIBIT D: OPINION OF FINANCIAL ADVISOR................................................................

EXHIBIT E: DISTRIBUTION AGREEMENT......................................................................

EXHIBIT F: TAX COOPERATION AGREEMENT...................................................................

EXHIBIT G: ACQUISITION AGREEMENT.......................................................................





                                     (vii)

                              AVAILABLE INFORMATION

         OMI is, and prior to the Distribution New OMI will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith OMI files and New OMI will file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants who file electronically with the SEC.

         This Proxy Statement/Prospectus does not contain all of the information set forth in the S-1 Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the S-1 Registration Statement and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the S-1 Registration Statement or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.

                             ----------------------

         CERTAIN STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E(I)(1) OF THE EXCHANGE ACT. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS OF OMI AND/OR NEW OMI TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY THESE STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING: GENERAL ECONOMIC AND BUSINESS CONDITIONS, CHANGES IN DEMAND FOR NEW OMI'S AND/OR OMI'S SERVICES, CHANGES IN COMPETITION INTEREST RATE FLUCTUATIONS AND CHANGES IN GOVERNMENTAL REGULATION. IN LIGHT OF THESE AND OTHER UNCERTAINTIES, THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT SHOULD NOT BE REGARDED AS A REPRESENTATION BY NEW OMI AND OMI THAT NEW OMI'S AND OMI'S RESPECTIVE PLANS AND OBJECTIVES WILL BE ACHIEVED.

                             -----------------------

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER NEW OMI OR OMI. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A

PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEW OMI OR OMI SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             -----------------------

         UNTIL AUGUST 13, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                              --------------------

                                PRELIMINARY NOTE


     Throughout this Proxy Statement/Prospectus (i) the term "OMI" refers to OMI Corp. before the Acquisition and the Distribution, (ii) "MTL" means Marine Transport Lines, Inc. before the Acquisition and the Distribution, (iii) "New OMI" means Universal Bulk Carriers, Inc. a Liberian corporation before and OMI Corporation, a Marshall Islands corporation, as successor to Universal Bulk Carriers, Inc. after the Acquisition and the Distribution, (iv) "New MTL" means OMI (and renamed "Marine Transport Corporation") after the Acquisition and the Distribution, (v) "OMI Common Stock" means the common stock of OMI, par value $0.50 per share, prior to the Acquisition and the Distribution, (vi) "New MTL Common Stock" means the OMI Common Stock after the Acquisition and the Distribution, (vii) "MTL Common Stock" means the common stock of MTL, par value $0.01 per share, see "MTL -- Description of MTL Capital Stock"), and (viii) "New OMI Common Stock" means the outstanding shares of common stock of New OMI after the Distribution and Acquisition.

                             PROXY STATEMENT SUMMARY

                               THE ANNUAL MEETING

PURPOSES OF THE ANNUAL MEETING

     The purposes of the Annual Meeting are to:

     (1.) consider and vote upon separate but related proposals (collectively, the "Restructuring Proposals") providing for:

          (a) the approval and adoption of the Acquisition Agreement, dated as of September 15, 1997, as such may be amended, supplemented or modified from time to time (the "Acquisition Agreement"), by and among OMI, New OMI, MTL, and each of the persons set forth on Exhibit A thereto (the "MTL Shareholders"), pursuant to which OMI will acquire (the "Acquisition") all of the outstanding MTL Common Stock, in exchange for OMI Common Stock in accordance with the terms and conditions of the Acquisition Agreement (the "Acquisition Proposal"). Following the vote by the OMI stockholders on the Acquisition Proposal, the Board of Directors of OMI intends to consummate several separate but related transactions by which OMI's foreign and domestic shipping operations will be separated and all of the stock of New OMI (which will hold the assets, liabilities and operations of OMI's foreign business) will be distributed to the stockholders of OMI (the "Distribution"), and, assuming the approval of the Acquisition

               Proposal by the OMI Stockholders, the Acquisition will be consummated;

          (b) the approval of an amendment, effective only following the Distribution and the Acquisition (the "Name Change Proposal"), to OMI's Amended and Restated Certificate of Incorporation changing OMI's name to Marine Transport Corporation;

          (c) the approval of an amendment, effective only following the Distribution and the Acquisition, to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) whereby the number of directors constituting the entire Board of Directors of New MTL shall be fixed by the Board of Directors but shall not be less than five nor more than fifteen (the "Number of Directors Proposal");

          (d) the election, effective only following the Distribution and the Acquisition, of nine directors for New MTL, divided into three classes of directors, the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full three-year term, as the case may be, to succeed those whose terms expire (the "Board Nominees Proposal");

          (e) the approval of an amendment, effective only following the Distribution and the Acquisition, to New MTL's Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse stock split of the shares of New MTL Common Stock issued and outstanding immediately following the Distribution and the Acquisition (the "Reverse Stock Split Proposal");

          (f) the approval of an amendment, effective only following the Distribution, the Acquisition, and the Reverse Stock Split, to New MTL's Amended and Restated Certificate of Incorporation to reduce the total number of shares of stock which New MTL shall have authority to issue from 80,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 15,000,000 shares of Common Stock and 750,000 shares of Preferred Stock (the "Reduction of Authorized Shares Proposal");

          (g) the approval and adoption, to be effective only following the Distribution and the Acquisition of the OMI Corp. 1998 Stock Option Plan for Non-Employee Directors (the "1998 Directors Plan");

          (h) the approval and adoption, to be effective only following the Distribution and the Acquisition of the 1998 Incentive Equity Plan (the "1998 Incentive Plan") (the "Incentive Plan Proposal" and together with the Directors Plan Proposal, the "Incentive Programs Proposals"); and


          (i) the appointment, effective only following the Distribution and the Acquisition, of Ernst & Young LLP as auditors of New MTL and various subsidiaries for the year ending December 31, 1998 (the "E&Y Proposal");

     (2.) the election of Craig H. Stevenson, Jr. and Jack Goldstein as Class
          III directors of OMI for a three-year term (the "Interim Directors Proposal"), each to hold office until his successor shall be elected and qualified pursuant to the Board Nominees Proposal;

     (3.) the ratification of the appointment of Deloitte & Touche LLP (the
          "Interim Auditors Proposal") as auditors of OMI and various subsidiaries for the year ending December 31, 1998, to serve until its successors shall be qualified pursuant to the E&Y Proposal; and

     (4.) the consideration and action on such other business as may properly come before the meeting.

     Each of the Restructuring Proposals is a separate proposal and shareholders may vote for or against any one or all of the Restructuring Proposals. Approval of each of the Acquisition Proposal, the Incentive Programs Proposals, the E&Y Proposal and the Interim Auditors Proposal requires the affirmative vote of the majority of the shares of OMI Common Stock present in person or represented by proxy at the meeting. Approval of each of the Name Change Proposal, the Reverse Stock Split Proposal and the Reduction of Authorized Shares Proposal requires the affirmative vote of a majority of the outstanding shares of OMI Common Stock. Approval of the Number of Directors Proposal requires the affirmative vote of holders of 80% or more of the outstanding shares of OMI Common Stock. The Board Nominees and the Interim Directors will be elected by a plurality of the votes of the OMI Common Stock present in person or represented by proxy at the meeting.

     Each of the Restructuring Proposals is conditioned upon the approval of the Acquisition Proposal by the OMI stockholders. In addition, the Reduction of Authorized Shares Proposal is conditioned on the approval of the Reverse Stock Split Proposal by the OMI stockholders. If the Acquisition Proposal is approved but any of the Restructuring Proposals is not approved, subject to satisfaction of the covenants and conditions set forth under "The Restructuring Proposals -- The Acquisition Agreement," the transactions contemplated by the Acquisition Agreement will nevertheless be consummated.

VOTING SECURITIES

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting and voted in accordance with the specifications, if any, made on the proxy. If no specification is made, the proxies will be voted FOR the Restructuring Proposals, FOR the Interim Directors Proposal and FOR the Interim Auditors Proposal. A proxy is revocable by giving written notice to the Secretary of OMI at any time prior to being voted or by attending the Annual Meeting and voting in person.

DISSENTERS' RIGHTS

     Stockholders are not entitled to dissenters' rights in connection with the proposals or any other matters submitted for vote.

RISK FACTORS

     Stockholders should carefully consider the factors discussed under "Risk Factors" as well as the other information set forth herein before voting on the proposals.

BOARD RECOMMENDATION

     THE OMI BOARD HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE RESTRUCTURING PROPOSALS, THE INTERIM DIRECTORS PROPOSAL AND THE INTERIM AUDITORS PROPOSAL.

BACKGROUND AND REASONS FOR THE RESTRUCTURING PROPOSALS

     The OMI Board believes that the Distribution will enhance stockholder value by 1) allowing OMI's current management to focus, through New OMI, on its profitable and expanding foreign flag business, and 2) enhancing the ability of New OMI to raise capital from international markets. The OMI Board believes that the Acquisition and related transactions will enhance stockholder value by 1) facilitating the Distribution, and 2) combining the domestic shipping business of OMI with certain operations of MTL's shipping business and MTL's experienced management to create synergistic opportunities and position New MTL with the size and resources to improve its ability to compete successfully in the domestic shipping market.

FAIRNESS DETERMINATION

     In reaching its determination that the aggregate consideration to be paid by OMI in the Acquisition, including the amount and type of consideration to be received by the MTL Shareholders in each closing, is fair to and in the best interests of the Stockholders the OMI Board did not separately consider whether each closing was fair to, or in the best interest of, the stockholders because the OMI Board viewed the Acquisition as one integrated transaction. The first step of the Acquisition will not be consummated unless (i) the Distribution can be consummated immediately thereafter and (ii) the second step of the Acquisition can be consummated on the day after the Distribution. See "The Acquisition Proposal-General" and "Background of Acquisition Agreement Negotiations-Opinion of OMI's Financial Advisor."

OVERVIEW OF THE ACQUISITION AND THE DISTRIBUTION

     OMI intends to separate its international operations from its domestic operations through a tax-free distribution of its wholly-owned Marshall Islands subsidiary, New OMI (comprising OMI's international operations). Following the Distributiion, New OMI will be managed by certain current officers and directors of OMI. In addition, OMI's domestic operations will acquire the outstanding Common Stock of MTL, a privately held shipping company which operates primarily in U.S. Shipping markets, and certain of MTL's current officers and directors will manage OMI (which will be renamed Marine Transport Corporation and is herein referred to as "New MTL"). The transactions through which OMI will distribute its international operations and acquire the Common Stock of MTL are illustrated and described below.




               [SCHEMATIC REPRESENTATION OF ACQUISITION AGREEMENT]

THE ACQUISITION PROPOSAL

General

     Subject to the terms and conditions of the Acquisition Agreement, before the Distribution, OMI will initially acquire approximately 935,139 shares (about 23%) of MTL Common Stock in exchange for a number of newly issued (but unregistered) shares of OMI Common Stock with an aggregate fair market value of $5 million (the "First Closing" and the date on which the First Closing occurs, the "First Closing Date"). The actual number of shares of OMI Common Stock to be issued to MTL Shareholders on the First Closing Date will be based on the trading price for OMI Common Stock during the previous ten consecutive trading days commencing on the fifth trading day before the First Closing Date. Such $5 million of OMI Common Stock issued to the MTL Shareholders is expected to represent approximately 1.25% of the then outstanding shares of OMI Common Stock. The shares of OMI Common Stock to be issued to the MTL Shareholders on the First Closing Date will be issued before the record date for the Distribution and therefore holders of such shares will participate in the Distribution.

     Subject to the terms and conditions of the Acquisition Agreement, on the day after the Distribution, OMI will acquire the remaining outstanding shares of MTL Common Stock solely in exchange for the number of newly issued shares of Common Stock of New MTL which, after giving effect to the issuance thereof, is equal to 30% of the then issued and outstanding shares of New MTL Common Stock (the "Second Closing" and the date on which the Second Closing occurs, the "Second Closing Date"). The consideration to be paid by OMI for such MTL Common Stock is subject to certain adjustments as set forth in the Acquisition Agreement and under no circumstances will OMI issue an amount of OMI Common Stock to the MTL Shareholders in excess of 44% of the issued and outstanding shares of OMI Common Stock. See "The Restructuring Proposals -- The Acquisition Proposal -- The Acquisition Agreement -- Consideration."

     After the consummation of the Acquisition and the Distribution, the stockholders of OMI will become stockholders of two separate, publicly traded companies: 1) New MTL, which will comprise OMI's domestic shipping operations and certain operations of MTL's shipping business and which will be managed by certain current directors and officers of MTL, and 2) New OMI, which will comprise OMI's international shipping operations, and which will be managed by certain of the officers and directors of OMI.

The Acquisition Agreement

     The Acquisition is conditioned upon, among other things (i) stockholder approval of the Acquisition, (ii) receipt of a ruling from the Internal Revenue Service ("IRS") to the effect that for U.S. Federal income tax purposes the Distribution will be tax-free pursuant to section 355 and section 368 (a) (1)
(D) of the Internal Revenue Code of 1986 as amended (the "Code") (except for certain taxes that might be incurred pursuant to section 367 and/or section 1248 of the Code or other federal income taxes not in excess of $500,000) for both OMI and the holders of

OMI Common Stock (such ruling was received from the IRS in April 1998); (iii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (which occurred on December 10, 1997), (iv) the consummation of the Distribution and (v) the satisfaction of certain financial tests and other conditions to the obligations of OMI and MTL, respectively. See "The Restructuring Proposals -- The Acquisition Proposal - The Acquisition Agreement -- Certain Conditions" and "The Distribution -- Federal Income Tax Consequences of the Distribution."

Federal Income Tax Consequences of the Acquisition

     OMI's stockholders and OMI will recognize no gain or loss (and no amount will be includable in their income) pursuant to the Acquisition.

Accounting Treatment of the Acquisition

     The Acquisition will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The value of the consideration to be paid by OMI for the MTL Common Stock will be allocated to the assets and liabilities attributable to the MTL Common Stock on the basis of fair market values of the respective assets and liabilities. The excess of cost over the assets allocated to identifiable tangible and intangible net assets will be allocated to goodwill.

THE DISTRIBUTION

Distribution Record Date and Distribution

     Following the vote by the OMI stockholders on the Acquisition Proposal, the OMI Board intends to declare the Distribution. If the Acquisition Proposal is approved and adopted, the Distribution will be declared after the First Closing Date of the Acquisition. A distribution record date will be established by the OMI Board after the Annual Meeting and shortly before the Distribution for the purpose of determining the holders of record of OMI Common Stock entitled to participate in the Distribution (the "Distribution Record Date"). The Distribution Record Date is presently expected to be a date within 5 days of the First Closing Date. On the date on which the Distribution will be effected (the "Distribution Date"), OMI will deliver shares of New OMI Common Stock to the Distribution Agent (as defined below). The Distribution Agent will mail certificates for New OMI Common Stock as soon as practicable thereafter. See "The Restructuring Proposals --The Distribution -- Manner of Effecting the Distribution."

     OMI currently intends to spin-off New OMI regardless of the outcome of the vote on the Acquisition Proposal. If the Acquisition Proposal is not approved, the Board of Directors may, in a manner consistent with its letter ruling from the IRS, the disclosure requirements of the Exchange Act and the Distribution Agreement, modify the terms of the Distribution to adjust for the absence of MTL.

     No holder of OMI Common Stock will be required to pay any cash or other consideration in exchange for the New OMI Common Stock received in the Distribution or to surrender or exchange shares of OMI Common Stock in order to receive New OMI Common Stock.

Shares to be Distributed

     The Distribution will be made to holders of record on the Distribution Record Date of issued and outstanding shares of OMI Common Stock. Each OMI stockholder will receive one share of New OMI Common Stock for each share of OMI Common Stock then held by such stockholder. As a result of the consummation of the First Closing before the Distribution, the MTL shareholders will participate in the Distribution and will become owners of approximately 1.25% of the outstanding shares of New OMI following the Distribution.

Distribution Agent

     ChaseMellon Shareholder Services LLC will be the distribution agent for the Distribution and the exchange agent for the Reverse Stock Split (in each such capacity, the "Distribution Agent").

Federal Income Tax Consequences of the Distribution

     OMI has received a private letter ruling from the IRS (the "IRS Ruling") to the effect that the Distribution will be tax-free pursuant to section 355 of the Code (except for certain taxes that might be incurred pursuant to section 367 and/or section 1248 of the Code). See "The Restructuring Proposals -- The Distribution -- Federal Income Tax Consequences of the Distribution."

     Based on the IRS Ruling, OMI stockholders will not recognize any gain or loss (and no amount will be includable in their income) from their receipt of New OMI Common Stock and OMI will not recognize any gain or loss, except for gain and/or dividend income that OMI might recognize pursuant to section 367 and/or section 1248 of the Code, solely as a result of the Distribution. OMI stockholders will be required to allocate their tax basis in OMI Common Stock held by them immediately before the Distribution between the New MTL Common Stock and the New OMI Common Stock received in the Distribution in proportion to the relative fair market values of the New MTL Common Stock and the New OMI Common Stock on the Distribution Date. See "The Restructuring Proposals -- The Distribution -- Federal Income Tax Consequences of the Distribution."

     OMI currently is subject to federal income tax on distributed and certain undistributed income of New OMI and its subsidiaries. After the Distribution, OMI will no longer own the stock of New OMI and thus will no longer be subject to federal income tax on either the distributed or undistributed income of New OMI. Instead, the OMI shareholders will own New OMI and generally will be subject to federal income tax only on the distributed income of New OMI. If, however, after applying certain constructive ownership rules, more than 50 percent of the stock of New OMI is owned (by vote or value) by U.S. persons that own (by vote) at least 10 percent of the outstanding stock of New OMI, those U.S. persons who own (actually or constructively) 10 percent or more of the stock of New OMI generally will be subject to federal income tax, on a current basis, with respect to certain shipping income and passive income (and other types of income) of New OMI whether or not such income is distributed by New OMI to its shareholders.

Stockholders of New MTL and New OMI

     After the Distribution, the rights of New MTL's stockholders will continue to be governed by Delaware law and OMI's Amended and Restated Certificate of Incorporation and By-laws, after giving effect to any amendments which shall have been approved by the OMI Stockholders as contemplated by this Proxy Statement/Prospectus. A copy of the Certificate of Amendment to OMI's Amended and Restated Certificate of Incorporation, setting forth the proposed amendments is attached as Exhibit A. The rights of New OMI shareholders, however, will be governed by Marshall Islands law and New OMI's charter documents, created prior to and in connection with the Distribution. There are certain differences between Delaware and Marshall Islands corporate law, as well as differences between the charter documents of OMI and the charter documents of New OMI, including, among other things, shareholder voting on certain transactions, rights of shareholders to dissent, loans to directors and the authorized capital stock. See "New OMI -- Certain Significant Differences between the Law and Charter Documents Governing OMI and New OMI."

Accounting Treatment of the Distribution

     At the date of the Distribution, the assets, liabilities and equity related to New OMI will be removed from OMI's balance sheet at their recorded values. For periods prior to the Distribution, the historical financial statements of New MTL will reflect the financial position and results of operations of OMI as reported for such periods. For periods subsequent to the Distribution, New MTL, which will also reflect the acquisition of MTL based on the purchase method of accounting, and New OMI each will present separate financial statements on a historical cost basis consistent with their independent status.

Listing of OMI and New OMI Common Stock

     There is currently no market for the New OMI Common Stock. New OMI will file a supplemental application with the New York Stock Exchange ("NYSE") so that New OMI Common Stock will succeed to the listing of the OMI Common Stock on the NYSE. After the Distribution it is expected that New OMI Common Stock will be traded on the NYSE under the symbol "OMM."

     OMI Common Stock is currently traded on the NYSE. Following the Distribution and the Acquisition, the OMI Common Stock (which then will be New MTL Common Stock) will not meet certain listing requirements of the NYSE. Application has been made to list New MTL Common Stock on the Nasdaq National Market. It is expected that, after the Distribution, New MTL Common Stock will commence trading on the Nasdaq National Market under the trading symbol "MTLX".

Conditions to the Distribution

     The Distribution is conditioned upon, among other things, (i) receipt of a ruling from the IRS to the effect that for U.S. Federal income tax purposes the Distribution will be tax-free pursuant to section 355 and section 368 (a) (1)
(D) of the Code (except for certain taxes that might be incurred pursuant to section 367 and/or section 1248 of the Code or other federal income taxes not in excess of $500,000) for both OMI and the holders of OMI Common Stock (such ruling was received from the IRS in April 1998); (ii) the Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed by New OMI with the Securities and Exchange Commission (the "Commission") being effective; (iii) the approval of New OMI Common Stock for listing on the NYSE, subject to official notice of issuance; (iv) the expiration or termination of the waiting period under the HSR Act (which occurred on December 10, 1997); and (v) there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by the Distribution. See "The Restructuring Proposals --The Distribution -- Conditions to the Distribution."

     The Distribution is a separate transaction from the Acquisition which is not conditioned on the consummation of the Acquisition Agreement. However, the Acquisition is conditioned on the consummation of the Distribution. The Board of Directors of OMI intends to separate the foreign and domestic operations of OMI whether or not the Acquisition is consummated.

     OMI currently intends to spin-off New OMI regardless of the outcome of the vote on the Acquisition Proposal. If the Acquisition Proposal is not approved, the Board of Directors may, in a manner consistent with the IRS Ruling and the disclosure requirements of the federal securities laws and the Distribution Agreement, modify the terms of the Distribution to adjust for the absence of MTL.

New OMI Business After the Distribution

     New OMI will be engaged in the business of owning and/or operating crude oil tankers (carrying crude oil and dirty products), product carriers (carrying refined petroleum products such as gasoline, naphtha and kerosene) and dry bulk carriers (carrying products such as coal, ore, grain and fertilizer) that are:
(a) licensed and registered outside of the United States; and (b) operate in international markets.

New MTL Business After the Distribution

     New MTL will be a U.S.-based supplier of marine transportation services operating one of the largest U.S.-based fleets of ocean going vessels, consisting of approximately 35 vessels. New MTL's business focus will be on growth of its industrial shipping and ship management. See "New MTL -- Description of Business."

THE NAME CHANGE PROPOSAL

     The OMI Board has proposed the approval and adoption of an amendment, effective only following the Distribution and the Acquisition, to OMI's Amended and Restated Certificate of Incorporation changing OMI's name to Marine Transport Corporation.

     Following the Distribution, New OMI will continue to operate OMI's foreign flag business (which constitutes the majority of OMI's present operations) under the management of certain of OMI's current directors and officers. New OMI will operate under the name "OMI Corporation." The domestic operations of OMI will be combined with certain assets of MTL to form New MTL, which will operate under the management of certain of MTL's current directors and officers. New MTL will operate under the name "Marine Transport Corporation."

THE NUMBER OF DIRECTORS PROPOSAL

     OMI's Amended and Restated Certificate of Incorporation currently provides that the number of directors constituting the entire Board of Directors shall be five, seven or nine, as fixed from time to time by not less than 66 2/3% of the entire Board of Directors.

     At MTL's request, the OMI Board has proposed the approval and adoption of an amendment to the Amended and Restated Certificate of Incorporation of OMI (which will become New MTL), effective only following the Distribution and the Acquisition (the "Number of Directors Proposal"), whereby the number of directors constituting the entire Board of Directors of New MTL shall be fixed by the Board of Directors but shall not be less than five nor more than fifteen.

     Approval of the Number of Directors Proposal requires the affirmative vote of holders of 80% or more of the outstanding shares of OMI Common Stock.

     The purpose of the proposed change in the number of directors is to provide the board of New MTL with greater flexibility to fix the number of directors constituting the New MTL board at a number between five and fifteen (as opposed to five, seven or nine), to make the Amended and Restated Certificate of Incorporation of New MTL consistent with the By-laws of New MTL.

BOARD NOMINEES PROPOSAL

     Pursuant to the Acquisition Agreement, all of the current directors of OMI will resign such directorships effective upon the consummation of the Acquisition. The OMI Board recommends that the stockholders elect a slate of nine directors (for New MTL) with terms to become effective upon consummation of the Distribution and the Acquisition. See "The Restructuring Proposals -- The Board Nominees Proposal."

REVERSE STOCK SPLIT PROPOSAL

     At the request of MTL's management, the OMI Board has proposed, following the Distribution and the Acquisition, to amend OMI's Amended and Restated Certificate of

Incorporation to effect a one-for-ten reverse stock split (the "Reverse Stock Split") of the Common Stock of OMI (which will then be New MTL). If the Reverse Stock Split is approved by the requisite vote of OMI's stockholders, upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the Reverse Stock Split will be effective, and each certificate representing one share of OMI Common Stock outstanding immediately prior to the Reverse Stock Split (the "Old Shares") will be deemed automatically, without any action on the part of the stockholder, to represent 0.10 shares of Common Stock of New MTL after the Reverse Stock Split (the "New Shares"). If the Reverse Stock Split Proposal is approved, following the Second Closing, OMI stockholders will receive a transmittal letter instructing holders of shares to deliver their certificates to be exchanged for New MTL share certificates.

     The MTL Board has advised the OMI Board that it believes that the Reverse Stock Split is desirable for several reasons. Following the Acquisition, OMI will have approximately 60 to 65 million of its 80 million authorized shares issued and outstanding. MTL management has advised OMI management that MTL believes that the Reverse Stock Split may enhance the acceptability of the New MTL Common Stock with the financial community and the investing public and thereby enhance its liquidity. MTL management expects New MTL Shares to trade at a price lower than the historical price at which OMI stock has traded. MTL management believes the Reverse Stock Split will assist the New MTL Shares to meet certain qualifications for the Nasdaq National Market related to the bid price for New MTL Shares. There can, however, be no assurances that, as a result of the Reverse Stock Split, the price of the shares of New MTL Common Stock will exceed or remain above a certain market price or that a broader market for the New MTL Common Stock will develop.

Fractional Share Interests

     No certificates representing fractional shares will be issued in the Reverse Stock Split. Fractional share interests will be sold by the Distribution Agent and the net proceeds (after deduction of brokerage fees) will be remitted on a pro rata basis to stockholders who would otherwise be entitled to the fractional shares.

THE REDUCTION OF AUTHORIZED SHARES PROPOSAL

     OMI's Amended and Restated Certificate of Incorporation currently authorizes the issuance of 80,000,000 shares of Common Stock, par value $0.50 per share, and 5,000,000 shares of Preferred Stock, par value $1 per share. As of March 31, 1998, OMI had outstanding 43,076,763 shares of Common Stock and no shares of Preferred Stock. After giving effect to the Distribution, the Acquisition and the Reverse Stock Split, OMI (which will become New MTL) will have outstanding approximately 6,233,188 shares of Common Stock and no shares of Preferred Stock.

     At the request of MTL's management, the OMI Board has proposed the approval and adoption of an amendment, effective only following the Distribution, the Acquisition and the Reverse Stock Split (the "Reduction of Authorized Shares Proposal"), to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) to reduce the total number of shares of stock which New MTL shall have authority to issue from 80,000,000 shares of Common Stock, par value $0.50 per share, and 5,000,000 shares of Preferred Stock, par value $1 per share, to 15,000,000 shares of Common Stock, par value $0.50 per share, and 750,000 shares of Preferred Stock, par value $1 per share.

     The purpose of the Reduction of Authorized Shares Proposal is to reduce the annual franchise tax that New MTL will be required to pay to the State of Delaware after giving effect to the Reverse Stock Split. Based on the pro forma balance sheet of New MTL, the OMI Board estimates that New MTL's annual franchise tax without adoption of the proposed amendment would be approximately $179,800 and with adoption of the proposed amendment will be approximately $46,000.

THE INCENTIVE PROGRAMS PROPOSALS

General

     The OMI Corp. 1998 Stock Option Plan for Non-Employee Directors (the "1998 Directors Plan") was adopted by the OMI Board at the request of the Compensation Committee of MTL's board of directors ("MTL's Compensation Committee") on May 13, 1998, subject to stockholder approval and to be effective only following the Distribution and the Acquisition. The 1998 Directors Plan, a copy of which is attached as Exhibit B, will authorize OMI (which will be New
MTL) to grant options to purchase 7,500 shares of New MTL Common Stock automatically (after giving effect to the Reverse Stock Split) to each eligible non-employee director of New MTL on the Second Closing Date and to each subsequently elected or appointed eligible non-employee director of New MTL. Up to an aggregate of 100,000 shares of New MTL Common Stock (after giving effect to the Reverse Stock Split) have been reserved for issuance pursuant to the 1998 Directors Plan. If the Reverse Stock Split is not effected, appropriate adjustments will be made to the total number of shares of New MTL Common Stock authorized for issuance under the 1998 Directors Plan and the number of options automatically granted to each non-employee Director. A similar plan, the OMI Corp. 1995 Stock Option Plan for Non-Employee Directors (the "1995 Directors Plan"), was adopted by OMI and approved by the OMI stockholders on May 23, 1995. In conjunction with its adoption of the 1998 Directors Plan, the OMI Board, at the request of the MTL's Compensation Committee, adopted a resolution that effectively terminates the ability of New MTL to issue options under the 1995 Directors Plan following the Second Closing Date. See "The Restructuring Proposals --The Incentive Programs Proposals--Description of the 1998 Directors Plan."

     The OMI Corp. 1998 Incentive Equity Plan (the "1998 Incentive Plan") was adopted by the OMI Board at the request of MTL's Compensation Committee on May 13, 1998, subject to stockholder approval and to be effective only following the Distribution and the Acquisition. The 1998 Incentive Plan, a copy of which is attached as Exhibit C, will authorize OMI (which will be New MTL) to grant to its employees stock options, stock appreciation rights in tandem with such options, restricted stock or bonuses payable in stock for up to 550,000 shares of OMI Common Stock (after giving effect to the Reverse Stock Split). If the Reverse Stock Split is not effected, appropriate adjustments will be made to the total number of shares of New MTL Common Stock authorized for issuance under the 1998 Incentive Plan and the maximum number of shares to be awarded to any one employee. A similar plan for OMI employees, the

OMI Corp.1995 Incentive Equity Plan (the "1995 Incentive Plan"), was adopted by OMI and approved by the OMI stockholders on May 23, 1995. In conjunction with its adoption of the 1998 Incentive Plan, the OMI Board, at the request of MTL's Compensation Committee, adopted a resolution that effectively terminates the ability of New MTL to issue options and grant awards under the 1995 Incentive Plan following the Second Closing Date. See "The Restructuring Proposals --The Incentive Programs Proposals--Description of the 1998 Incentive Plan."

Purpose of the Proposal

     Following the Distribution and Acquisition, non-employee directors of New MTL may become eligible to participate in the 1995 Directors Plan and employees of New MTL may become eligible to participate in the 1995 Incentive Plan. It is expected that any unexercised options outstanding under the 1995 Directors Plan as of the Second Closing Date will be surrendered by the OMI directors and that 29,000 shares (after giving effect to the Reverse Stock Split) of New MTL Common Stock will be available under the 1995 Directors Plan. Following the Reverse Stock Split, the number of shares of New MTL Common Stock expected to be authorized for award under the 1995 Incentive Plan as adjusted is 62,723.

     MTL's Compensation Committee has advised the OMI Board that it believes that the amount of shares reserved for options or awards under the 1995 Directors Plan and the 1995 Incentive Plan will be insufficient to provide equity incentives to eligible directors and employees of New MTL beyond 1999. In addition, MTL's Compensation Committee has advised the OMI Board that certain technical modifications would have to be made to the 1995 Directors Plan and the 1995 Incentive Plan for such plans to achieve their stated purposes for New MTL. MTL's Compensation Committee therefore requested that new plans, substantially similar to such 1995 plans, be adopted by the OMI Board and proposed for approval by the OMI stockholders. MTL's Compensation Committee has advised the OMI Board that it believes that the proposed 1998 Directors Plan and 1998 Incentive Plan are necessary if New MTL is to attract and retain highly competent individuals upon whose judgment, initiative and leadership the success of New MTL will in a large measure depend.

THE E&Y PROPOSAL

     The OMI Board has proposed the appointment, effective only following the Distribution and the Acquisition, of Ernst & Young LLP as auditors of New MTL and various subsidiaries for the year ending December 31, 1998 (the "E&Y Proposal"). Ernst & Young LLP are currently the auditors of MTL and MTL has requested that Ernst & Young LLP be appointed the auditors of New MTL. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to make a statement if he or she desires and to respond to appropriate questions.

THE INTERIM DIRECTORS PROPOSAL

     The OMI Board has recommended that Craig H. Stevenson, Jr. and Jack Goldstein be elected as directors of OMI (which will become New MTL) to serve until the entire OMI Board resigns pursuant to the Acquisition Agreement. See "Interim Directors Proposal."

     On May 7, 1998 Marianne Smythe, Emanuel Rouvelas, Steven Jellinek and Livio Borghese resigned from the OMI Board in anticipation of the resignations contemplated by the Acquisition Agreement. On May 7, 1998, Robert Bugbee was elected to fill one of the vacancies until the remaining directors of the OMI Board resign pursuant to the Acquisition Agreement.

THE INTERIM AUDITORS PROPOSAL

     The OMI Board has appointed Deloitte & Touche LLP ("D&T") as auditors of OMI and various subsidiaries for the year 1998, to serve until its successors are qualified pursuant to the E&Y Proposal. A representative of D&T, who were also the auditors of OMI for 1997, is expected to be present at the Annual Meeting to make a statement if he or she desires and to respond to appropriate questions.

     The OMI Board recommends a vote in favor of the Interim Auditors Proposal. Upon consummation of the Acquisition, D&T will resign as independent auditors of OMI (which will be New MTL) and will be succeeded by Ernst & Young LLP. D&T will remain as auditors of New OMI following the Distribution.

                                  RISK FACTORS

     The following risk factors discussed below should be considered by OMI stockholders in evaluating whether to vote for approval of the Restructuring Proposals.

RISK FACTORS RELATED TO NEW OMI AND NEW MTL

Certain Financial and Industry Considerations

     Following the Distribution and the Acquisition, the ability of each of New MTL and New OMI to satisfy its respective obligations and operate profitably will depend on its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors affecting the business operations of New MTL and New OMI respectively, including factors beyond the control of New MTL and New OMI. There can be no assurances that New MTL and/or New OMI will be profitable or that profitability can be achieved in the future.

     The shipping industry is highly cyclical as a consequence of continuous changes in the supply of and demand for products to be shipped and available vessel capacity. In particular, demand for the chemicals, petrochemical products, crude oil and refined petroleum products which will constitute the cargoes most often carried by the vessels of New OMI and New MTL is dependent upon the general strength of the world economy, conditions in the United States economy generally and the United States chemical, petrochemical and related industries in particular. The businesses of New OMI and New MTL will also be affected by changes in the rates of world or United States economic growth and by the demand for the products carried by the vessels owned or managed by New OMI and New MTL, as well as geopolitical events that affect the demand, supply and trade routes of raw materials transported by New OMI and New MTL. Any or all of these factors may have an adverse effect on the business, financial condition and results of operations of New OMI or New MTL. The spot markets in which New OMI and New MTL will participate are highly competitive and rates are subject to significant fluctuations. Declines in or continued low spot market prices for transporting commodities shipped by New OMI and New MTL could have a material adverse effect on the business, financial condition and results of operations of New OMI and/or New MTL.

     The supply of vessels is increased by deliveries of newly-built vessels, reduced by scrapping of older or uneconomical vessels and increased or decreased by the operating efficiency of the existing fleet and its ability to meet the particular operating criteria required by customers at any given time. Increased deliveries of new vessels, reductions in the rate at which older vessels are scrapped and less demanding operating criteria for vessels required by New OMI's or New MTL's customers could aggravate the cyclical nature of the shipping industry and have a material adverse effect on the business, financial condition and results of operations of New OMI and/or New MTL.

Competition

     Each of New MTL and New OMI will be operating in highly fragmented and competitive markets. Competition in the shipping business is based on price, location, size, age, condition and acceptability of vessels and their managers to charterers and other customers. Many of the competitors of New OMI and New MTL will have significantly greater financial, management and other resources than either New OMI or New MTL. Although one of the primary purposes of the Distribution and the Acquisition is to sharpen the focus of OMI management by allowing it to concentrate exclusively on OMI's foreign flag business through New OMI and by furnishing OMI's domestic operations with (i) a management team with a domestic focus; and (ii) additional resources that are compatible with OMI's domestic operations through New MTL, there can be no assurance that either New OMI's or New MTL's profitability will not be negatively impacted by the effect of competition. See "MTL -- Business of MTL -- Competition."

Substantial Leverage

     The shipping industry is capital intensive and traditionally uses substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. Lenders to each of New OMI and New MTL can be expected to impose financial and other covenants that will restrict the operating flexibility of New OMI and New MTL, respectively. For example, the current credit agreements of OMI and MTL impose operating and financial restrictions on each of OMI and MTL which affect, and in many respects significantly limit or prohibit, the ability of OMI and MTL to, among other things, incur additional indebtedness, create liens, sell capital stock of subsidiaries, make capital expenditures, acquire vessels or pay dividends. OMI's and MTL's credit agreements also bear interest at variable rates which make OMI and MTL sensitive to changes in prevailing interest rates. Any material increase in prevailing interest rates may have a material adverse effect on New OMI and New MTL.

     Following the Distribution, New OMI will have a debt-to-total capital ratio of 0.39 and, assuming the consummation of the Acquisition, New MTL will have a debt-to-total capital ratio of 0.57. The degree to which New OMI and New MTL will be leveraged could have important consequences to holders of New OMI Common Stock and New MTL Common Stock, including the following: (i) New OMI's and New MTL's ability to obtain additional financing for working capital, capital expenditures and vessel acquisitions may be impaired; (ii) a substantial portion of New OMI's and New MTL's cash flow from operations may have to be dedicated to the payment of principal and interest; (iii) New OMI's and New MTL's indebtedness may make each of them more vulnerable to economic downturns and may limit their ability to withstand competitive pressures; and (iv) increased interest expenses from rising interest rates could have an adverse effect on New OMI and New MTL.

Dividend Policies

     OMI's current policy is not to pay dividends, but to retain cash for use in its business. Any determination to pay dividends by either New OMI or New MTL in the future will be at the discretion of the Board of Directors of each of New OMI and New MTL and will depend upon their respective results of operations, financial condition, capital restrictions, covenants and other factors deemed relevant by the respective Board of Directors. Currently, the payment of dividends is restricted by the terms of several of OMI's and MTL's credit agreements and it is anticipated that similar restrictions will be included in any new credit or financing agreements of New MTL and New OMI.

Interests of Certain Directors and Officers

     The directors and executive officers of New MTL will own approximately 19.58% of the outstanding common stock of New MTL following the Acquisition. The beneficial ownership of New MTL Common Stock is set forth under "New MTL -- Principal Stockholders of New MTL."

     In addition, as a result of the Distribution, individuals who are directors and executive officers of MTL and certain individuals who will be directors and executive officers of New OMI will receive New OMI Common Stock based upon the amount of OMI Common Stock held by or to be issued to, as the case may be, such individuals. The beneficial ownership of OMI Common Stock for such individuals is set forth under "Holders of OMI Common Stock."

     Information describing the management and executive compensation arrangements of New MTL after the Distribution is set forth under "New MTL."

Certain Tax Considerations

     It is a condition to the Distribution and the Acquisition that OMI receive private letter rulings from the IRS to the effect that the Distribution will be tax-free pursuant to section 355 and section 368 (a) (1) (D) of the Code (except for certain taxes that might be incurred pursuant to section 367 and/or section 1248 of the Code or other federal income taxes not in excess of $500,000). OMI received the IRS Ruling in April 1998. IRS rulings, although generally binding upon the IRS, can be retroactively revoked in certain limited circumstances, including, without limitation, the discovery of a material misrepresentation of a fact or a change in law. OMI is not currently aware of any facts or circumstances which would cause any representations made to the IRS to be untrue or incorrect in any material respect.

     As set forth in the IRS Ruling, the Distribution will qualify as tax-free pursuant to section 355 of the Code, but New MTL (but not the stockholders of New MTL), might incur tax pursuant to section 367 and/or section 1248 of the Code. If the IRS Ruling were retroactively revoked, and the Distribution were consummated and did not qualify as tax-free pursuant to section 355 of the Code (or otherwise), OMI would recognize gain (but not loss) equal to the difference between (x) the fair market value of the distributed New OMI Common Stock and
(y) the adjusted tax basis of such New OMI Common Stock and the resulting tax liability might have a material adverse effect on the financial position, results of operations and cash flows of New OMI and New MTL.

     As part of the Distribution Agreement (as defined herein), New OMI has, subject to certain exceptions, agreed to indemnify New MTL for any Federal income taxes attributable to the Distribution. There can be no assurance that any federal income taxes attributable to the Distribution would not have a material adverse effect on New OMI or New MTL.

     Furthermore, if the IRS Ruling were revoked and the Distribution were not to qualify as tax-free pursuant to section 355 of the Code (or otherwise), each OMI stockholder receiving shares of New OMI Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of New OMI Common Stock received, which would result in a (x) dividend to the extent of such stockholder's pro rata share of OMI's current and accumulated earnings and profits, (y) reduction in such stockholder's basis in OMI Common Stock to the extent that the amount received exceeds such stockholder's share of earnings and profits and (z) gain from the deemed sale or exchange of OMI Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in OMI Common Stock. See "The Restructuring Proposals --The Distribution -- Federal Income Tax Consequences of the Distribution." Each OMI stockholder should consult his or her tax advisor as to the particular tax consequences of the Distribution.

Risk of Loss and Insurance

     The operation of any ocean-going vessel carries an inherent risk of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, human error, war, terrorism, piracy, labor stoppages and other circumstances or events. Any such event may result in loss of revenues or increased costs and could have a material adverse effect on the business, financial condition and results of operations of New MTL or New OMI.

     New MTL and New OMI will carry insurance to protect against most of the accident-related risks involved in the conduct of their respective businesses and will maintain environmental damage and pollution insurance coverage. There can be no assurance, however, that all risks will be adequately insured against, that any particular claim will be paid or that New OMI or New MTL will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations may result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage or pollution. In recent years, both OMI and MTL have experienced reduced expenses related to some of their insurance premiums due to their operational records and competition in the insurance industry. There is no assurance that this trend will continue in the future.

Governmental Regulation

     New OMI's and New MTL's operations will be affected by international, national and local environmental protection laws, regulations, new treaties and conventions in force in the countries in which New OMI's and New MTL's vessels operate as well as the countries of their registration. Compliance with such laws and regulations may entail additional expense, including vessel modifications and changes in operating procedures. The financial position, value and useful life of their respective vessels and results of operations of New OMI and New MTL may be affected by environmental laws and regulations currently in effect or which may be adopted. In addition, all vessel owners shipping oil or hazardous materials to, from or within the United States are subject to the Oil Pollution Act of 1990 ("OPA 90") and other regulations which effectively impose unlimited liability in the event of a catastrophic oil spill resulting from gross negligence, willful misconduct or violation of any federal operating or safety standard. The International Maritime Organization (the United Nations agency for maritime safety, the "IMO") has also adopted regulations for tanker design which will be implemented based upon the age of the vessel to which they apply. In addition, certain U.S. states and other countries are considering stricter technical and operational requirements for vessels and legislation that will affect the liability of vessel owners and operators for oil spills and other accidents. OPA 90 also expressly permits individual states to impose their own liability regimes with respect to oil pollution incidents occurring within their boundaries. Many states have enacted legislation providing for unlimited liability for oil spills and other accidents and some states that have enacted such legislation have not yet issued implementing regulations. Current and future federal, state, local and foreign laws and regulations could limit the ability of certain vessels to do business or increase the cost of doing business and may have a material adverse effect on the business, financial condition and results of operations of New OMI or New MTL. While New OMI and New MTL each will maintain insurance at levels that their respective managements believe prudent, the claims arising from or associated with a catastrophic spill could exceed the insurance coverage available and therefore have a material adverse effect on the operations of New OMI and New MTL.

     Each of New OMI and New MTL will be required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its vessels. The kinds of permits, licenses and certificates required depends upon such factors as the country of registry, the cargo transported, the waters in which the vessel operates, the nationality of the vessel's crew, the age of the vessel and whether New OMI or New MTL are considered to be vessel owners, vessel operators or bareboat charterers. Management of OMI believes that New OMI and management of MTL believes that New MTL has or can readily obtain all permits, licenses and certificates currently required to permit its vessels to operate. Additional laws and regulations, environmental or otherwise, may, however, be adopted which could limit the ability of New OMI and New MTL to do business or increase the cost of doing business, which may have a material adverse effect on the operations of New OMI and New MTL. Both OMI and MTL have received their ISM (International Safety Management) Certification well in advance of the IMO required date beginning July 1, 1998 for certain types of vessels, including tankers.

RISK FACTORS RELATED TO NEW OMI

Fleet Concentration in Crude Oil and Petroleum Product Carriers; Highly Cyclical Nature of the Tanker Industry

     New OMI's operating fleet (on a dwt basis) consists almost exclusively of crude oil and refined oil product carriers. As a result, New OMI's business is more sensitive to changes in factors affecting the petroleum business and the transportation of crude oil and refined oil products than other commodities. The tanker industry is highly cyclical, experiencing volatility in profitability and asset values resulting from changes in the supply of and demand for tanker capacity due to the many conditions and events that affect the price, production and transport of oil, as well as competition from alternative energy sources. Because of the many factors influencing the supply of and demand for vessel capacity, the nature, timing and degree of changes in tanker industry conditions are also unpredictable. Any decrease in global or regional shipments of crude oil or petroleum products could have a material adverse effect on New OMI.

No Current Public Market For New OMI Common Stock

     There is currently no public market for New OMI Common Stock and there can be no assurance as to the prices at which New OMI Common Stock will trade after the Distribution. Until New OMI Common Stock is fully distributed and an orderly market develops (if at all), the prices at which such stock trades may fluctuate significantly. New OMI will file a supplemental application with the NYSE so that New OMI Common Stock will succeed to the listing of the OMI Common Stock on the NYSE under the symbol "OMM." See "The Restructuring Proposals -- The Distribution -- Listing and Trading of OMI and New OMI Common Stock."

Assumption of Certain OMI Liabilities

     Pursuant to the Distribution Agreement, New OMI will assume and indemnify New MTL for all liabilities of OMI and each of OMI's international subsidiaries to the extent that such liabilities arise out of OMI's international assets or international business (as specified in the Distribution Agreement). See "The Restructuring Proposals -- The Distribution -- The Distribution Agreement." New OMI will also assume all liabilities of OMI (i) arising under the U.S. securities laws in relation to this Proxy Statement/Prospectus and the Form 8-A under the Exchange Act to be filed with the Commission (other than liabilities related to the information provided by MTL for inclusion in this Proxy Statement/Prospectus or the Form 8-A), (ii) for taxes attributable to OMI's international assets and international businesses, (iii) for taxes attributable to the Distribution and certain related transactions and for taxes attributable to a lease transaction involving the OMI COLUMBIA, (iv) relating to the ownership and operation of the vessels SHANNON and ELBE, (v) relating to certain employee benefits plans of OMI, (vi) relating to OMI's lease of premises on Park Avenue (New York City), and (vii) relating to the employment of any office management or office personnel who are or were employed by OMI or its subsidiaries at any time after December 31, 1996 (other than certain employees who will remain employed by New MTL). Although management of OMI is not currently aware of any such material liability, if such a material liability were to arise in the future, there can be no assurance that New OMI's obligation to assume and indemnify New MTL for such liability would not have a material adverse effect on New OMI.

Dependence on Spot Voyages

     New OMI is currently heavily dependent upon spot voyages. As at April 15, 1998, all but four of New OMI's vessels were in the spot market. Although some element of dependence on the spot charter market is typical in all segments of the liquid bulk industry, the spot charter market is highly competitive and spot charter rates are subject to significant fluctuations. There can be no assurance that spot charters will be available at rates that will be sufficient to enable New OMI's vessels to be operated profitably.

Market Value of Vessels

     The market value of tankers can be expected to fluctuate, depending upon general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. Declining vessel values could affect New OMI's ability to raise cash and thereby adversely impact New OMI's liquidity. In addition, declining vessel values could result in a breach of certain loan covenants, which could give rise to events of default under the relevant financing agreement. There can be no assurance that the market value of New OMI's fleet will not decline.

Seasonal Variations in Operating Results

     New OMI operates its tankers in markets that have historically exhibited seasonal variations in demand and, therefore, spot rates. Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the winter months tend to disrupt vessel scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities. As a result, New OMI's revenues have historically been weaker during its second quarter and such variations are likely to continue into the future.

RISK FACTORS RELATED TO NEW MTL

Uncertainty of Future Financial Results

     The domestic operations of OMI (which will become part of New MTL) incurred operating losses of $23,646,000 and $1,867,000 for the years ended December 31, 1997 and 1996, respectively. MTL incurred net losses of $517,000 and $581,000 for the years ended December 31, 1997 and 1996, respectively. On a pro forma basis for the year ended December 31, 1997 New MTL incurred an operating loss of $17,472,000 and a loss before cumulative effect of change in accounting principle of $10,915,000. See "Pro Forma Financial Statements of New MTL." There can be no assurance as to the level of future profitability, if any, of New MTL.

     New MTL's revenues are likely to vary from quarter to quarter as a result of out-of-service time of its vessels undergoing planned dry-docking and maintenance and the preference of certain customers to increase or decrease vessel usage in particular quarters. These quarterly variations may result in significant quarterly variations in New MTL's operating results. The vessels operated by MTL and to be operated by New MTL must dry-dock twice within a five year cycle, with no two dry-dockings more than three years apart. A typical dry-dock period for these vessels lasts approximately 20-30 days. While in dry-dock, or any unplanned maintenance period, a vessel earns no revenue. Unplanned maintenance for MTL's vessels averaged 5.5 days per ship for the years 1995 to 1997. MTL's present credit agreement and New MTL's prospective credit agreements require MTL and New MTL to carry loss of hire insurance which will compensate the respective companies for loss of profits due to hull or machinery failure for periods of out of service time which exceed certain deductibles that typically range from 14 to 28 days.

Operational Transitions

     Upon the consummation of the Distribution and the Acquisition, it is expected that substantially all the directors and executive officers of OMI will resign and certain of the current directors and executive officers of MTL will become the directors and executive officers of New MTL . There can be no assurance that such transition in management will not disrupt, at least temporarily, the domestic operations of OMI (which will become part of New MTL).

Highly Leveraged Company

     After the Acquisition, New MTL will have substantial indebtedness and debt service requirements. See "New MTL -- Description of Business -- Financing." New MTL's level of indebtedness will have several important effects on its future operations, including: (a) a significant portion of New MTL's cash flow from operations will be dedicated to the payment of interest and principal on its indebtedness and will not be available for other purposes, (b) the financial covenants and other restrictions contained in New MTL's credit agreements will require New MTL to meet certain financial tests and limit its ability to borrow additional funds, dispose of assets, pay dividends, enter into transactions with affiliates, merge or consolidate with any person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets,
(c) New MTL's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired and (d) New MTL's level of indebtedness could limit its flexibility in reacting to changes in the industry and general economic conditions. In addition, New MTL's ability to meet its debt service obligations and to reduce its total debt will be dependent upon its future performance, which will be subject to general economic conditions and to financial, business and other factors affecting its operations, many of which are beyond its control. Certain of MTL's competitors currently operate with less debt and have greater operational flexibility than will New MTL. See "Risk Factors Related to New MTL -- Highly Cyclical Industry." Moreover, the inability of New MTL to meet the financial covenants contained in its credit agreements or other financing documents could result in an acceleration of amounts due thereunder. New MTL's ability to meet its debt service obligations also may be affected by changes in prevailing interest rates as New MTL's borrowings will bear interest at floating rates. There can be no assurance that New MTL's operating cash flow will be sufficient to meet its operating expenses and to service its debt requirements as they become due. The percentage of cash flow used by MTL to pay principal and interest on MTL's indebtedness in 1995, 1996, and 1997 was 181.39%, 106.87% and 95.73%, respectively.

     Substantially all of the assets of New MTL and each of its subsidiaries will be pledged as security under New MTL's credit facilities. If New MTL were unable to repay the amounts due its lenders, New MTL's lenders could proceed against the collateral granted to them. If the indebtedness of New MTL under its new credit facilities were to be accelerated, there can be no assurance that the assets of New MTL would be sufficient to repay in full the indebtedness of New MTL at the time of such acceleration.

     In the event that revenues from operations are not sufficient to fund New MTL's capital expenditures and its debt service obligations, New MTL could be required to raise additional funds through the: (i) sale of equity or debt securities; (ii) the refinancing of all or part of its indebtedness; or (iii) the sale of assets. The outcome of each of these alternatives is dependent on financial, business and other general economic factors affecting New MTL, many of which will be beyond the control of New MTL, and there can be no assurance that any such alternatives would be available to New MTL on satisfactory terms, if at all.

Dependence on Contracts

     The profitability of New MTL will depend on the charter and management contracts to which MTL and OMI are currently parties. Except for the MTL barge MBC-2, the COURIER, the ROVER and the PATRIOT, which are employed in the spot market or laid up (see "Risk Factors Related to New OMI and New MTL -- Certain Financial and Industry Considerations"), and the eighteen vessels to be operated by New MTL for the U.S. government, all of the vessels in New MTL's fleet will be employed either (i) on a year-to-year basis under contracts of affreightment, charters or vessel operating agreements which automatically renew annually unless terminated by New MTL's customer on 90 or 180 days' notice given prior to the expiration of the vessel's then-current term of employment or (ii) under charters, contracts of affreightment or vessel operating agreements having terms of employment which extend more than one year into the future such as the BT ALASKA, the charter for which expires in 2001, and the CHEMICAL PIONEER, the operating agreement for which expires December 3, 2000, unless terminated earlier on 180 days' notice given by New MTL's customer. Also, the OMI COLUMBIA is chartered by OMI from Argosy Ventures until December 2002 and time chartered from OMI to British Petroleum until December 2002. The management agreements for two of New MTL's vessels expire on December 31 of each year and the management agreements for two other vessels expire on April 1 of each year. Otherwise, the agreements pursuant to which New MTL's vessels are employed provide for termination dates which occur at different times throughout the calendar year. Whether a customer of New MTL will exercise its right to terminate any of its agreements with New MTL will be beyond the control of New MTL. The termination by a customer of New MTL of any charter, contract of affreightment or vessel operating agreement could have an adverse effect on the business, financial condition or results of operations of New MTL.

     The management contracts between MTL and the United States Department of Transportation, Maritime Administration ("MARAD") and OMI and MARAD each with respect to nine government-owned vessels are due to expire at the same time on June 30, 1998, unless renewed in whole or in part. New MTL's inability to renew such contracts could have a material adverse effect on New MTL. Such contracts accounted for 14.38%, 18.36% and 22.94%, respectively, of MTL's total revenues for the years 1995, 1996 and 1997. On a pro forma basis, as of December 31, 1997, New MTL's MARAD contracts would have accounted for 11.28% of New MTL's total revenues.

     BP Oil Shipping Company, Inc. ("BP"), the time charterer of the OMI COLUMBIA and MTL's BT ALASKA, an occasional short-term time charterer of OMI's PATRIOT and a customer of MTL's ship management services, will also be a substantial customer of New MTL, generating approximately 16.06% of New MTL's total revenues on a pro forma basis for the year ended December 31, 1997. Therefore, New MTL will be dependent on its contracts with BP and the loss of any such contracts could have a material adverse effect on New MTL.

Age of Fleet

     The average age of the vessels in New MTL's owned and managed fleet will be 23 years. In general, the cost of maintaining a vessel in good operating condition increases with its age. The cost of maintenance, repair and compliance with regulatory requirements will be: (a) New MTL's responsibility with respect to the MARINE CHEMIST, MBC-1, MBC-2, PATRIOT, COURIER, ROVER and OMI COLUMBIA; and (b) borne by third parties who either own or charter all of the other vessels in New MTL's fleet. New or evolving standards or customer requirements may require expenditures for alterations to any or all of New MTL's vessels and may restrict the trades in which the vessels may participate. Those same factors could induce the owner or charterer of a New MTL vessel to discontinue the use of its vessel and thereby terminate its contract with New MTL, which could have a material adverse effect on the business, financial condition and results of operations of New MTL, see "Risk Factors -- Risk Factors related to New MTL -- Dependence on Contracts." There can be no assurance that the required expenditures for the MARINE CHEMIST, MBC-1, MBC-2, PATRIOT, COURIER, ROVER and OMI COLUMBIA will not increase or that market conditions will justify such expenditures or enable New MTL to operate those vessels profitably.

Regulation

     In its capacity as a vessel owner and a vessel manager, MTL's business has historically benefited from the provisions of the coastwise law of the United States (principally the Jones Act), and U.S. cargo preference laws which favor United States flag vessels and vessels owned by citizens of the United States. The cumulative effect of these provisions has been to restrict entry into the United States flag market, exclude non-qualified vessels from the United States coastwise trade and increase, for purposes of that protected trade, the value of qualified United States flag vessels, including MTL's U.S. flag vessels. These provisions have been challenged by various interest groups in recent years and legislation to eliminate, or substantially revise, such laws has been periodically proposed, though without success. Although MTL believes that substantial congressional support for the current legislative and regulatory regime exists, elimination or erosion of these protective provisions would adversely affect the profitability and value of its vessels and could have a material adverse effect on the business, financial condition and results of operations of New MTL.

     The operations of New MTL will be affected by increasingly stringent environmental protection laws and other regulations. Compliance with these laws and regulations entails significant expenses, including the cost of certain vessel modifications, incremental maintenance and inspection requirements, developing contingency arrangements for potential spills and other accidents, obtaining the required insurance coverage and changes in operating procedures. In particular, OPA 90 provides, among other things, for the: (a) phase-in of the exclusive use of double-hulled tankers in petroleum trades in United States waters; and (b) potentially unlimited liability of owners, operators and bareboat charterers for certain oil spills and other accidents in the United States and in United States waters. OPA 90 will apply to a number of New MTL's vessels. The MARINE CHEMIST must be refitted by November 2000 with a double hull or be remeasured in order to be eligible to continue its current trade. Such remeasurement requires the approval of the U.S. Coast Guard and has the effect of reducing the vessel's cubic cargo capacity by approximately 15%. Application has been made by MTL for such remeasurement approval for the MARINE CHEMIST and MTL management believes such approval will be forthcoming. The COURIER, PATRIOT, ROVER and OMI COLUMBIA will no longer be eligible to trade in the United States under OPA 90 in 2003, 2003, 2004 and 2006, respectively, and must be phased-out of operation under international environmental regulations by 2006, 2006, 2007 and 2004, respectively. Management of MTL believes that the dates for phase-outs of the Product Carriers will not have a material effect on New MTL because New MTL will replace vessels in the normal course of business as such vessels near the conclusion of their useful life. At the conclusion of their useful life, the COURIER, PATRIOT and ROVER will each be sold for scrap. At current scrap prices, the scrap value would be approximately $1,800,000 for each vessel. The OMI COLUMBIA is currently under a lease which will terminate on December 31, 2002.

     The U.S. Coast Guard and various classification societies are responsible for periodic vessel inspections, including inspections carried out during major overhaul work conducted by shipyards. In recent years, the scope and frequency of such inspections has been increased. Although New MTL will maintain a substantial planned maintenance program, no assurance can be given that an inspection by the Coast Guard or a classification society will not result in additional required maintenance or repair and unanticipated time when such vessel is precluded from trading. The age of New MTL's vessels may subject such vessels to a higher degree of scrutiny during these inspections than would apply to newer vessels.

Changes in Trading Prices of New MTL Common Stock

     OMI Common Stock is currently traded on the NYSE. Following the Distribution and the Acquisition, OMI Common Stock (which will then become New MTL Common Stock) will not meet the listing requirements of the NYSE and application has been made to list the New MTL Common Stock on the Nasdaq National Market. It is expected that, after the Distribution and the Acquisition, OMI Common Stock, which will be New MTL Common Stock, will commence trading on the Nasdaq National Market. There can be no assurance that a liquid and active trading market will develop for the New MTL Common Stock, or if developed, that it will be sustained. Pursuant to the Acquisition Agreement, approximately 31% of the outstanding New MTL Common Stock will be held by the existing MTL stockholders and will be restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended. There can be no assurance as to the price at which holders may be able to sell New MTL Common Stock. In addition, there can be no assurance that New MTL will continue to meet the maintenance criteria for continued listing of the New MTL Common Stock on the Nasdaq National Market and failure by New MTL to maintain compliance with the Nasdaq National Market listing requirements may result in the discontinuance of inclusion of the New MTL Common Stock in the Nasdaq National Market which would have an adverse effect on the liquidity of the New MTL Common Stock. As a result of the Distribution, the trading price range of New MTL Common Stock is expected to be significantly lower than the trading price range of OMI Common Stock prior to the Distribution. The combined value of the trading prices of New MTL Common Stock and New OMI Common Stock received and held by shareholders after the Distribution may be less than, equal to, or greater than the trading price of OMI Common Stock prior to the Distribution. See "The Restructuring Proposals -- The Distribution -- Listing and

Trading of New MTL and New OMI Common Stock." In addition, the trading price of New MTL Common Stock could also be subject to significant fluctuations in response to variations in quarterly operating results, general trends in the shipping business and other factors.

Restrictions on Foreign Ownership

     U.S. law requires that, to be eligible for U.S. coastwise trade, a corporation owning a vessel must be at least 75% owned by citizens of the United States. In order to assure compliance with this citizenship requirement, OMI has adopted and (New MTL will assume) a requirement that 77% of the outstanding shares of New MTL be held by U.S. citizens. Therefore, if the percentage of outstanding shares of New MTL Common Stock held by non-U.S. citizens reaches 77%, holders will have no right to sell additional shares to non-U.S. citizens. Any purported transfer of shares in violation of these provisions will be ineffective.

Assumption of Certain OMI Liabilities

     Pursuant to the Distribution Agreement, New MTL will assume and indemnify New OMI for all liabilities of OMI and each of OMI's domestic subsidiaries to the extent that such liabilities arise out of OMI's domestic assets or domestic business. See "The Restructuring Proposals -- Agreements -- Distribution Agreement." New MTL will also assume all liabilities of OMI (i) arising under the U.S. securities laws (other than certain liabilities related to the public disclosures made by OMI with respect to the Acquisition and Distribution), (ii) resulting from the breach, if any, of the fiduciary duties of any of OMI's officers or directors, (iii) for taxes attributable to OMI's domestic assets and domestic businesses (other than taxes resulting from the Distribution) and (iv) certain liabilities arising under OMI's employee benefit and pension plans. Although management of MTL is not currently aware of any such material liability, if such a material liability were to arise in the future, there can be no assurance that New MTL's obligation to assume and indemnify New OMI for such liability would not have a material adverse effect on New MTL.

Certain Litigation

     MTL is a defendant in more than 6,000 personal injury lawsuits filed by seamen who allege: (a) that while serving aboard MTL's vessels they were exposed to asbestos and (b) as a result of such alleged exposure, they allegedly contracted (or may contract) asbestos-related diseases and conditions. OMI has been named as a defendant in approximately 2,200 similar lawsuits and pursuant to the Distribution Agreement, New MTL will be responsible for any liability arising from such lawsuits. The cases have been administratively dismissed pending restoration upon filing of further documentary support by the individual plaintiffs. A small number of these cases have been restored, but it is impossible to predict how many additional cases will be restored, if any. MTL and OMI carried protection and indemnity insurance in amounts customary in the industry for the vessels and time periods involved. However, OMI's insurance carrier for the period from 1966 to 1972 is insolvent. In addition, disputes currently exist concerning the liability of various insurers and the nature and extent of deductibles applicable to the claims. MTL and OMI have been defending the cases vigorously and New MTL will continue such defense. However, if the cases are restored, there can be no assurance that the defendants will prevail or that the entry of a judgment or judgments against OMI or MTL will be fully or partially covered by insurance. In addition, the legal defense costs incurred by OMI and MTL to date in connection with the litigation have been significant and there can be no assurance that such costs will not continue to increase in the future. It is uncertain at this time to what extent such legal defense costs will be reimbursed by insurance carriers. However, management of MTL expects that such defense costs will be paid from current cash flows of New MTL. See "MTL -- Business of MTL -- Legal Proceedings" for a description of other litigation which could have a material adverse effect on New MTL.

Certain Charter and By-law Provisions

     OMI's Restated Certificate of Incorporation and By-laws (which will become the Certificate of Incorporation and By-laws of New MTL) contain certain provisions which may impede any merger, consolidation, takeover or other business combination involving New MTL or may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of New MTL. These provisions include: a classified board of directors; supermajority provisions with respect to the approval of certain business transactions with related persons; the availability of authorized but unissued shares of common and preferred stock; supermajority provisions with respect to board approval of amendments to the by-laws; and prohibition on the stockholders' ability to amend the by-laws or take action without a meeting. These provisions are intended to avoid costly takeover battles and lessen New MTL's vulnerability to a hostile change of control, thereby enhancing the possibility that New MTL's Board of Directors can maximize stockholder value in connection with any unsolicited offer to acquire New MTL. However, these anti-takeover provisions could also have the effect of depressing New MTL's stock price because they are an impediment to potential acquirors and their ability to gain control of New MTL, and thus discourage activities such as unsolicited merger proposals, acquisitions or tender offers by which stockholders might otherwise receive enhanced consideration for their shares.

                               THE ANNUAL MEETING

PURPOSE OF THE ANNUAL MEETING

     At the Annual Meeting, shareholders will be asked to approve the Restructuring Proposals, the Interim Directors Proposal and the Interim Auditors Proposal.

     Following the vote on the Acquisition Proposal, the OMI Board intends to consummate a distribution by OMI, to the holders of OMI Common Stock, of one hundred percent (100%) of the outstanding shares of the New OMI Common Stock. Each holder of record of OMI Common Stock on the Distribution Record Date will receive one share of New OMI Common Stock for each share of OMI Common Stock held on the Distribution Record Date (prior to the Reverse Stock Split). No consideration will be paid by the holders of OMI Common Stock for the New OMI Common Stock.

     Pursuant to the Acquisition Agreement, OMI will acquire, on the First Closing Date (prior to the Distribution), approximately 935,139 shares (about 23%) of MTL Common Stock in exchange for a number of newly issued (but unregistered) shares of OMI Common Stock with an aggregate fair market value of $5 million. The actual number of shares of OMI Common Stock to be issued to MTL Shareholders on the First Closing Date will be based on the trading price for OMI Common Stock during the previous ten consecutive trading days commencing on the fifth trading day before the First Closing Date. Such $5 million of OMI Common Stock issued to the MTL Shareholders is expected to represent approximately 1.25% of the outstanding shares of OMI Common Stock. The shares of OMI Common Stock to be issued to the MTL Shareholders on the First Closing Date will be issued before the record date for the Distribution and therefore holders of such shares will participate in the Distribution.

     Subject to the terms and conditions of the Acquisition Agreement, on the Second Closing Date (which will take place on the day after the Distribution), OMI will acquire all of the remaining outstanding shares of MTL Common Stock solely in exchange for the number of newly issued (but unregistered) shares of OMI Common Stock (which will become New MTL Common Stock) which, after giving effect to the issuance thereof, is equal to 30% of the then issued and outstanding shares of OMI Common Stock. The consideration to be paid by OMI for 100% of the outstanding MTL Common Stock (acquired on the First Closing and the Second Closing) is subject to certain adjustments as set forth in the Acquisition Agreement, and under no circumstances will OMI issue an amount of OMI Common Stock (which will become New MTL Common Stock) in excess of 44% (after giving effect to the issuance of such shares of OMI Common Stock) of the issued and outstanding shares of OMI Common Stock (which will become New MTL Common Stock).

     The Acquisition is conditioned upon, among other things: (i) approval of the Acquisition Proposal by the stockholders of OMI; (ii) receipt of a ruling from the IRS, reasonably acceptable to the OMI Board, to the effect that the Distribution will be tax-free for Federal income tax purposes for both holders of OMI Common Stock and OMI (except for certain taxes that might be incurred pursuant to section 367 and/or section 1248 of the Code or other federal income taxes not in excess of $500,000) (the IRS Ruling was received in April 1998);
(iii) the
expiration or termination of the waiting period under the HSR Act (which occurred on December 10, 1997), (iv) the consummation of the Distribution, (v) the receipt by OMI and MTL of consents from lenders and other contracting parties under various loan agreements and other agreements, and (vi) the satisfaction of certain financial tests and other conditions to the obligations of OMI and MTL, respectively. See "The Restructuring Proposals -- The Acquisition Proposal -- Certain Conditions" and "The Restructuring Proposals --The Distribution -- Federal Income Tax Consequences of the Distribution."

     The OMI Board has conditioned the Distribution upon, among other things:
(i) receipt of a ruling from the IRS to the effect that for U.S. Federal income tax purposes the Distribution will be tax-free pursuant to section 355 and section 368 (a) (1) (D) of the Code (except for certain taxes that might be incurred pursuant to section 367 and/or section 1248 of the Code or other federal income taxes not in excess of $500,000) for both OMI and the holders of OMI Common Stock (the IRS Ruling was received in April 1998); (ii) the Registration Statement on Form 8-A under the Exchange Act, to be filed by New OMI with the Commission being effective; (iii) approval for listing on the NYSE of the New OMI Common Stock, subject to official notice of issuance; (iv) the expiration or termination of the waiting period under the HSR Act (which occurred on December 10, 1997); and (v) there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by the Distribution. See "The Restructuring Proposals --The Distribution -- Conditions to the Distribution" and "The Restructuring Proposals --The Distribution -- Federal Income Tax Consequences of the Distribution."

     The Distribution will separate OMI into two publicly-owned companies. After the Distribution, OMI, renamed Marine Transport Corporation pursuant to the Name Change Proposal, will consist of OMI's domestic shipping businesses as well as the businesses of MTL prior to the Distribution under the management of certain of the current directors and officers of MTL; New OMI will operate OMI's current foreign shipping businesses under the management of certain of the current directors and officers of OMI.

     OMI Common Stock is currently traded on the NYSE. Following the Distribution and the Acquisition, OMI Common Stock (which will then be New MTL Common Stock) will not meet the listing requirements of the NYSE. An application has been filed to list the New MTL Common Stock on the Nasdaq National Market and OMI expects that, after the Distribution and the Acquisition, the New MTL Common Stock will commence trading on the Nasdaq National Market under the trading symbol MTLX. At such time, OMI Common Stock will no longer be traded on the NYSE. New OMI will file a supplemental application with the NYSE so that New OMI Common Stock will succeed to the listing of OMI Common Stock on the NYSE under the symbol "OMM."

     At the Annual Meeting stockholders will also be asked to approve the following proposals to be effective only following the Acquisition and the
Distribution: (i) an amendment to the Amended and Restated Certificate of Incorporation of OMI changing the name of OMI to "Marine Transport Corporation";
(ii) an amendment to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) whereby the number of directors constituting the entire Board of Directors of New MTL shall be fixed by the Board of Directors but shall not be less than five nor more than fifteen; (iii) the election of nine directors, divided into three classes with the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full three-year term, as the case may be, to succeed those whose terms expire; (iv) an amendment to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) to effect a one-for-ten reverse stock split of the shares of OMI Common Stock issued and outstanding following the Acquisition and the Distribution; (v) an amendment, to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) to reduce the total number of shares of stock which New MTL shall have authority to issue from 80,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 15,000,000 shares of Common Stock and 750,000 shares of Preferred Stock; and (vi) the approval and adoption, to be effective only following the Distribution, the Acquisition and the Reverse Stock Split, of the 1998 Directors Plan and the 1998 Incentive Plan.

     Each of the Restructuring Proposals is a separate proposal and shareholders may vote in favor of any one or all of the Restructuring Proposals and against any one or all of the Restructuring Proposals. Approval of each of the Acquisition Proposal, the Incentive Programs Proposals, the E&Y Proposal and the Interim Auditors Proposal requires the affirmative vote of the majority of the shares of OMI Common Stock present in person or represented by proxy at the meeting. Approval of each of the Name Change Proposal, the Reverse Stock Split Proposal and the Reduction of Authorized Shares Proposal requires the affirmative vote of a majority of the outstanding shares of OMI Common Stock. Approval of the Number of Directors Proposal requires the affirmative vote of holders of 80% or more of the outstanding shares of OMI Common Stock. The Board Nominees and the Interim Directors will be elected by a plurality of the votes of the shares of OMI Common Stock present in person or represented by proxy at the meeting.

     Each of the Restructuring Proposals is conditioned upon the approval of the Acquisition Proposal by the OMI Stockholders. In addition, the Reduction of Authorized Shares Proposal is conditioned on the approval of the Reverse Stock Split Proposal by the OMI Stockholders. If the Acquisition Proposal is approved but any of the Restructuring Proposals is not approved, subject to satisfaction of the covenants and conditions set forth under "The Restructuring Proposals -- The Acquisition Agreement," the transactions contemplated by the Acquisition Agreement will nevertheless be consummated.

     OMI stockholders will also be asked to approve the Interim Directors Proposal and the Interim Auditors Proposal.

     THE OMI BOARD HAS UNANIMOUSLY APPROVED EACH OF THE RESTRUCTURING PROPOSALS, THE INTERIM DIRECTORS PROPOSAL AND THE INTERIM AUDITORS PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE FOREGOING PROPOSALS.

VOTING POLICY

     As of May 13, 1998, the record date for the Annual Meeting, OMI had outstanding 43,094,129 shares of Common Stock. Each share of OMI Common Stock is entitled to one vote per share on all matters to come before the meeting, including the election of directors. All such shares entitled to vote at the Annual Meeting are referred to herein as "Record Shares." Broker non-votes will not be treated as votes cast with respect to any matter presented at the Annual Meeting and abstentions will be treated as negative votes on all matters other than election of directors.

VOTING SECURITIES

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the meeting and voted in accordance with the specifications, if any, made on the proxy. If no specification is made, the proxies will be voted FOR the Restructuring Proposals, FOR the Interim Directors Proposal, FOR the Board Nominees Proposal and FOR the Interim Auditors Proposal. A proxy is revocable at any time prior to being voted by giving written notice to the Secretary of OMI or by attending the meeting and voting in person. The failure of a stockholder to return a valid proxy in time for the meeting will result in such stockholder's shares not being voted at the meeting.

     The OMI Board has designated Jack Goldstein, Craig H. Stevenson, Jr. and Fredric S. London, as Proxies for appointment by shareholders to represent and vote their shares in accordance with their directions.

COSTS OF SOLICITATION

     The solicitation of the proxy enclosed with this Proxy Statement/Prospectus is made by and on behalf of the OMI Board. The cost of this solicitation will be paid by OMI. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, form of proxy and Proxy Statement/Prospectus, which are enclosed. The solicitation will be conducted principally by mail, although directors, officers and employees of OMI and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram.

     Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals and OMI will reimburse such persons for their expenses in so doing. OMI is also retaining D.F. King & Co., Inc. to solicit proxies and will pay D.F. King & Co., Inc. a fee which is not expected to exceed $20,000.

DISSENTERS' RIGHTS

     Stockholders are not entitled to dissenters' rights in connection with the Restructuring Proposals, the Interim Directors Proposal and the Interim Auditors Proposal.

                           THE RESTRUCTURING PROPOSALS

REASONS FOR THE DISTRIBUTION

     The Distribution will be effected substantially for two reasons: (1) to sharpen the focus of the respective managements of OMI (which will become New
MTL) and New OMI, and (2) to enable New OMI to raise capital from international markets. As described below, OMI's management believes that it is necessary to effect the Distribution, the Acquisition and the related transactions now to respond to economic and strategic issues that OMI presently faces. Following the Distribution and the Acquisition, certain current officers and directors of OMI will manage New OMI, and certain current officers and directors of MTL will manage New MTL.

Sharpen the Focus of Management

     Unlike many of OMI's competitors in the U.S. and international shipping markets, OMI and its management lack a singular focus -- OMI competes in the U.S. market against specialized U.S. businesses and in the international markets against foreign shipping companies whose managements do not have to cope with the distractions and financial responsibilities associated with operating a U.S. shipping business. As a result of the lack of a singular focus, OMI's businesses have been unable to realize their full potential. OMI's management has determined that the most effective manner to improve all of OMI's businesses in the long-term is to undertake the Distribution, the Acquisition and the related transactions, after which New MTL and New OMI will each have its own management sharply focused on the particular challenges and issues raised by their respective separate businesses.

     OMI has historically been, and presently is, a broad-based shipping company with a U.S. flag business and foreign flag business, as well as two other shipping related businesses -- the lightering services business and the ship management business. Beginning in the mid 1980's parts of the U.S. shipping market began to decline and the decline accelerated in the early 1990's. Many of OMI's U.S. flag vessels became unprofitable due to reduced hire rates caused by a number of different factors. As operating margins declined in other shipping companies against whom OMI competes, the U.S. shipping market became a "niche" market -- in which companies that narrowly focus on the U.S. market have been the most successful. When OMI's management first became aware that operating margins were shrinking and OMI was competing against the "niche" players in the U.S. market, OMI's management determined that OMI should strengthen its presence in and focus on the international tanker markets and formulate a strategy to give its domestic operations the best chance to compete successfully against the "niche" players in the U.S market.

     Since 1992, OMI has sold U.S. flag vessels from its fleet when it has been practicable and as early as 1994 OMI decided to aggressively expand its presence in the foreign flag markets. Consistent with that determination, in the first quarter of 1995, OMI engaged Smith Barney Inc. (now associated with Salomon Brothers Inc. and collectively with Salomon Brothers Inc doing business as, and herein referred to as, "Salomon Smith Barney") to assist OMI in investigating strategic combinations aimed at maximizing the value of OMI's domestic operations and assets and allowing OMI to focus on its foreign operations. Although companies were initially contacted as to their interest in forming a joint venture in which OMI would hold a minority position and would contribute its domestic assets, the companies contacted were also asked whether they would be interested in acquiring specific assets or lines of business. OMI hoped to enter into a strategic alliance that would free up resources and management time that could be devoted to the foreign operations or a transaction which would allow OMI to spin-off its foreign operations to its stockholders. See "The Restructuring Proposals--Background of the Distribution and Reasons for the Acquisition." Approximately 30 companies were contacted. Several of the contacted companies expressed interest in acquiring specific assets from OMI. As a result of such discussions, Hvide Marine Inc. acquired the OMI HUDSON, the OMI STAR and OMI DYNACHEM. Discussions with other potential buyers of assets of OMI did not result in any sales.

     OMI also received several inquiries about OMI Petrolink. Only one such inquiry resulted in an offer. The inquiry in question was made on behalf of a private business concern which submitted two offers, both of which were under the net asset value of the fixed assets of OMI Petrolink and were contingent upon future performance of OMI Petrolink under a new management. OMI's management deemed both of these offers unacceptable because of their low initial valuation and the purchaser's lack of management experience.

     OMI was also approached about OMI Ship Management by a group of investors who were primarily engaged in providing funding for vessel operators engaged in U.S. cargo preferences trades. The investors discussed the prospective purchase of OMI Ship Management; however, the investors did not have sufficient managerial or capital resources to acquire and operate OMI Ship Management.

     Three of the companies contacted, one of which was MTL, held discussions directly with OMI concerning a larger transaction involving the domestic operations of OMI which would allow OMI to focus on its foreign business. After initial discussions, only MTL and one other company expressed an interest in entering into such a transaction with OMI. After further discussions, OMI determined that the other company did not have a sufficient base of business and a sufficiently experienced management to manage a joint venture or a publicly traded company (which would be necessary to effect a distribution). Of the companies contacted, MTL was the most responsive and had an existing base of business, a presence in the American chemical market and a ship management company which operates U.S. and foreign flag vessels.

     After discussions with MTL, OMI determined that a transaction involving an acquisition of MTL and a distribution of the foreign operations of OMI was the most desirable option. See "The Restructuring Proposals - Background of the Distribution and Reasons for the Acquisition" and "The Restructuring Proposals Background of the Acquisition Agreement Negotiations." On May 30, 1997, OMI's Board of Directors approved the Distribution which will separate OMI's foreign flag business from its domestic businesses. Such a separation will allow OMI's management to focus exclusively on OMI's foreign flag business. As part of the Acquisition, OMI will also acquire MTL with MTL's management, which will furnish OMI's domestic businesses with a capable and experienced management team with a domestic focus and additional resources that are compatible with OMI's remaining businesses. As described above,

MTL primarily operates in the U.S. market and MTL's management has extensive experience with the types of challenges presented by OMI's domestic businesses.

     OMI management believes that the Distribution and Acquisition will maximize the long-term growth possibilities and profit potential of both New OMI and New MTL.

Enhance Ability to Raise Capital from International Markets

     At present, U.S. shipping laws prohibit non-U.S. persons from owning more than 25% of the equity of OMI. In addition, foreign investors have a difficult time understanding (and valuing) the domestic shipping business (including the U.S. regulatory regime). As a result, notwithstanding OMI's substantial foreign flag business, OMI finds it difficult to attract foreign investors -- who tend to be significant investors in the shipping industry on a global basis. By effecting the Distribution, the foreign flag business will no longer be subject to the chilling effects generated by the foreign ownership limitation, and therefore, management believes its ability to raise foreign capital will be enhanced.

     The 25% foreign ownership limitation is a legal requirement set forth in the Merchant Marine Act of 1920 (46 U.S.C. App. 883) and the Shipping Act of 1916 (46 U.S.C. App. 802). The limitation applies to OMI because it operates vessels that transport merchandise in the "coastwise trade" (that is, between two points in the United States). Such vessels must have a U.S. flag and be owned by "U.S. citizens," which, in the case of OMI, means that no more than 25% of its common stock may be owned by individuals or institutions who are not citizens of the United States.

     Because violation of the 25% foreign ownership limitation would result in stringent penalties (including the forced suspension of OMI from coastwise trade and the seizure of OMI's violating ships), OMI has been forced to adopt measures to ensure that the limitation is not exceeded. Among those measures is a cumbersome tracking system involving separate stock certificates for U.S. and non-U.S. owners, solicitation of representations regarding the beneficial ownership of certificates, and broad powers granted by OMI's by-laws to void stock certificates and the dividend and voting rights associated with them whenever the Board of Directors of OMI fears that the 25% foreign ownership limitation might be exceeded. Because OMI is a publicly traded company, even with a complicated tracking system, a possibility always exists that certain stock certificates may be declared void. On several occasions, OMI has been obliged to make such a declaration.

     With such disclosure requirements and the possibility that stock could be voided, foreign investors are understandably reluctant to make significant equity investments in OMI. In addition, foreign investors are reluctant to invest in OMI because they do not understand (and therefore have a difficult time valuing) OMI's domestic businesses, and the U.S. regulatory regime governing such businesses. OMI's difficulty in attracting and maintaining foreign investors is confirmed by the ownership by non-U.S persons, as of March 31, 1998, of only about 4.6% of all of OMI's outstanding stock. Given the historic global participation in the shipping business, OMI believes its small percentage of non-U.S. shareholders is a result of the factors discussed above.

     The inability of OMI's stock to trade effectively on a global basis, unlike other international shipping companies with which OMI competes, affects the price of OMI stock, OMI's ability to tap foreign capital and ultimately its access to cash sufficient to permit OMI to market its services, finance additional capital assets and otherwise compete against its international competitors that are not subject to the 25% foreign ownership limitation. OMI's management believes that if the Distribution occurs, New OMI will have significantly enhanced access to foreign capital, which will improve the ability of the foreign flag business to compete.

     New OMI anticipates several uses for the proceeds of a future equity offering including expanding the foreign flag business by purchasing additional vessels, and having cash available for other investment opportunities.

BACKGROUND OF THE DISTRIBUTION AND REASONS FOR THE ACQUISITION

     The Acquisition and the related transactions will be effected substantially for two reasons: (1) to facilitate the Distribution by bolstering the domestic business of OMI and (2) to create synergistic opportunities and position New MTL with the size and resources to improve its ability to compete successfully in the domestic shipping market.

Facilitating the Distribution

     The acquisition of Marine Transport Lines, Inc. by OMI is intended to bolster the domestic business of OMI and thereby facilitate the Distribution. For many years OMI was a major bulk transporter of petroleum, petroleum products and dry bulk products in both U.S. domestic and international markets. In recent years, the demand for U.S. flag tankers has decreased and rates have suffered, notwithstanding a decreased supply of tanker tonnage. For example, OMI's U.S. flag dry bulk carriers relied heavily upon U.S. government preference cargoes. The largest bulk preference cargo program was for grain. The amount of cargo shipped under the program was dramatically reduced in 1994.

     As the demand for its U.S. flag vessels decreased, OMI began to reduce its exposure in the U.S. markets. The sale and purchase market for U.S. flag vessels is small, with a limited number of potential purchasers. OMI was able to sell or otherwise dispose of its three U.S. flag dry bulk carriers and ten of its U.S. flag tankers during the period commencing in 1993. Of its four remaining U.S. flag tankers, OMI was able to secure a profitable charter on the Suezmax OMI COLUMBIA, due in large part to demand for U.S. flag vessels of the size resulting from the legalization in 1996 of export of Alaskan crude oil. OMI was able to sell the vessel and lease it back in early 1997, using the profitable charter as the basis for the sale. The other three U.S. flag vessels are 1976 and 1977 built product carriers which were built with construction differential subsidy and became eligible to trade the U.S. coastwise trade only after 20 years following construction. OMI has not successfully traded the vessels in the coastwise trade. At various times during the past year, from one to three of these product carriers have been temporarily laid up either undergoing routine repairs or awaiting a profitable charter.

     As early as 1994, OMI decided to expand aggressively its presence in the foreign flag markets because in management's view the foreign flag markets presented the best opportunity for growth and increased profitability. In 1996 OMI determined to focus its attention on two ship categories, Suezmaxes and handy size product carriers. The Board of Directors determined that it could no longer devote the time and resources needed to operate OMI's domestic business and compete effectively in the domestic market. The Board of Directors, therefore determined that in order to enable the current OMI management to focus exclusively on the foreign shipping business and to raise capital to expand its foreign business, OMI should separate its foreign business from the domestic businesses.

     OMI began to look at methods of moving out of its domestic businesses. One possibility was a sale of the U.S. flag vessels to a domestic entity. Among the drawbacks to such a sale was the limited number of qualified buyers. Another possibility was sale of the vessels as foreign vessels, or alternatively, reflagging the vessels under a foreign flag. However, foreign sales or reflagging required the approval of the U.S. government. OMI believed that obtaining such approvals would have been difficult for an entity moving out of the domestic business, in large part because of potential opposition from organized labor. In addition, OMI had, despite extensive marketing efforts, been unable to find a qualified buyer for its domestic business. A distribution of the foreign entity to the OMI stockholders could accomplish the goal of separating the domestic businesses from the foreign business without having to find qualified buyers, without discontinuing OMI's domestic operations and without extensive union involvement. Additionally, such a distribution would sharpen the focus of management of New OMI by enabling OMI's current management to pursue exclusively and develop the foreign flag business through New OMI and, in management's view, enhancing the ability of New OMI to attract capital from international markets by, among other things, eliminating the 25% foreign ownership limitation.

     Although a distribution of the foreign businesses was the most desirable option, OMI realized that severing the foreign business from the domestic business might be untenable without securing new management and additional resources for the domestic businesses. While a foreign business using OMI's most profitable assets and benefiting from OMI's current management team was clearly viable, the remaining business composed of the U.S. flag vessels, OMI Ship Management, Inc. (which manages vessels for the U.S. government) and OMI Petrolink Corp. (which is engaged in the lightering business in the U.S. Gulf) lacked both a corporate management group and a large enough business to justify the overhead necessary to operate those businesses as a public company. OMI therefore determined that a transaction to increase the size and resources of the domestic business was necessary. Discussions with several U.S. ship owners and ship managers ensued. The transaction with MTL appeared the most promising, as the other entities with which OMI had discussions desired only parts of the domestic business and desired not to become public companies, both of which OMI considered necessary to effect a proper distribution.

Create Synergistic Opportunities and Position New MTL with Size and Resources

     The combination of the domestic businesses of OMI with the business of MTL will present New MTL with significant opportunities which, absent the combination of the entities, would be difficult for either of the entities to pursue independently. For example, MTL and OMI currently have labor agreements with different unions for domestic business purposes. Certain provisions in both OMI's and MTL's existing labor agreements make pursuit of some business opportunities difficult if such opportunities require use of a labor complement different from that permitted under the respective agreements. By having the ability to pursue opportunities under either the OMI or MTL labor complement, MTL management believes that there will be increased business opportunities for New MTL.

     Certain customers of OMI's domestic businesses are also customers of MTL. For example, the OMI COLUMBIA is on a long-term time charter to BP Oil Shipping Company USA ("BP"), as is MTL's BT ALASKA, with both ships used by BP in the Alaska North Slope crude oil trade. Both OMI and MTL manage fleets of nine vessels each for the United States Maritime Administration (MARAD), and although separate entities will be maintained to service these contracts, there will be certain opportunities to provide enhanced service to MARAD by sharing operating technology between OMI and MTL employees. OMI Petrolink, the lightering operation of OMI, provides its service to many of MTL's present customers and New MTL's potential customer base. OMI Petrolink will provide opportunities to implement more fully New MTL's strategy of servicing the "logistics chain" of domestic and international shipping and movement of customer cargo within customers' production and distribution processes.

     The acquisition of MTL and combination with OMI's domestic businesses to form New MTL will provide the management necessary to administer the combined company and implement a strategy of growth in related areas of shipping. Without the Acquisition, the domestic businesses of OMI which will remain after the Distribution would be fragmented in terms of market penetration and management. The U.S. flag vessels OMI COLUMBIA, COURIER, PATRIOT and ROVER lack the commercial management necessary to trade profitably. While OMI Petrolink and OMI Ship Management each have capable managements, they lack the infrastructure to manage properly the combined publicly traded entity. The acquisition of MTL and combination with OMI's domestic businesses to form New MTL also creates a well balanced shipping company which MTL management believes will be better able to attract financing and other capital to enhance its growth. It is anticipated that the larger company will also be able to support administrative costs for corporate services and safety and environmental expenses through earnings from its broader business base.

BACKGROUND OF ACQUISITION AGREEMENT NEGOTIATIONS

     On March 13, 1997, the Board of Directors of OMI convened a special meeting to consider, among other things, a possible transaction proposed by management in which the foreign operations of OMI would be separated in a spin-off from its domestic operations and its domestic operations would acquire another company. Management concluded that, despite its extensive marketing efforts, other than MTL, none of the companies that OMI had been in contact with concerning a transaction involving OMI's domestic operations would be a qualified candidate for the proposed transaction. See "The Restructuring Proposals--Reasons for the Distribution." Management identified MTL as a potential candidate for such an acquisition and described in detail how, in its view, a transaction could be structured. After discussing the proposal, the Board agreed that OMI should move forward to develop the transaction and authorized management to begin discussions with MTL. The OMI Board also authorized management to continue to explore alternative transactions which would achieve a separation of the foreign and domestic operations.

     In April 1997, OMI engaged Salomon Smith Barney to provide financial advice and assistance to OMI in connection with a potential transaction with MTL and, if requested, to render an opinion as to the fairness, from a financial point of view, to OMI of the consideration to be paid by OMI in such transaction.

     On May 8, 1997, OMI's management and its counsel met with MTL's management, representatives of MTL's shareholders and their counsel in Weehawken, New Jersey to explore a possible transaction in which OMI would acquire all of the shares of MTL from MTL's shareholders and, following the Distribution, MTL's management would manage a combined company consisting of OMI's domestic operations and MTL's existing business.

     On May 12, 1997, OMI's President and CEO delivered a Letter of Intent to MTL which outlined OMI's proposed terms and conditions for the acquisition of MTL Common Stock.

     On May 30, 1997, the Board of Directors of OMI convened a special meeting, attended by OMI's management and legal and financial advisors, to review certain matters relating to the potential transaction with MTL. Management described its work over the preceding months and summarized its evaluation of possible transactions, including the results of its discussions with a number of companies involved in the shipping industry. Management noted that while other possible transactions had some merit, only the proposed transaction with MTL would achieve OMI's goals of enabling OMI to move out of its domestic businesses without discontinuing its domestic operations, permitting OMI's present management to focus exclusively on the international crude and product markets primarily through Suezmax and handysize vessels, permitting OMI to raise enough capital to compete in the international marketplace, creating sufficient size and resources for OMI's domestic operations to compete in the U.S. market and providing an experienced management team for the new domestic company (New MTL) which OMI management believes is capable of successfully operating a public company. After concluding that a spin-off of OMI's foreign operations coupled with an acquisition of MTL was the most attractive of the options that it evaluated, management next described the basic structure of the Acquisition to the Board. The MTL shareholders had presented, as a condition to agreeing to the Acquisition, a requirement that the MTL Shareholders would receive a portion of their consideration for the MTL common stock in a more liquid form than the unregistered shares of post-Distribution common stock of New MTL. Management stated that by structuring the Acquisition with a two step closing whereby the MTL Shareholders would receive a portion of their consideration for the MTL common stock in the form of OMI Common Stock issued prior to the Distribution, the MTL Shareholders would be able to participate in the Distribution and thereby receive a number of the more liquid shares of New OMI Common Stock. Management furthermore noted that at the completion of the Acquisition and Distribution, OMI's present stockholders would own approximately 99% of New OMI and approximately 70% of New MTL. Management described several conditions that would have to be satisfied to complete the Acquisition, including the removal from the transaction of MTL's interest in its LNG vessels, the receipt of a satisfactory ruling from the IRS to the effect that the spin-off of New OMI would be tax free pursuant to section 355 and 368(a)(1)(D) of the Code (except for certain taxes that might be incurred pursuant to Section 367 and/or 1248 of the Code), the receipt of board of directors' approval from the boards of both OMI and MTL, the receipt of stockholder approval from OMI's stockholders, the agreement of MTL's banks to the extension of MTL's existing indebtedness on approved terms, HSR approval and the consent to the transaction of OMI's lenders and of the banks involved in the OMI Columbia sale-leaseback transaction.

     Following management's presentation of the structure of a transaction, Salomon Smith Barney provided the OMI Board with an overview of MTL's history, operations and financial performance and the financial performance of OMI's domestic business, and described for the OMI Board the valuation methodologies to be utilized by Salomon Smith Barney in connection with its financial analysis of the consideration to be paid by OMI in the Acquisition. Members of the OMI Board also discussed with the financial advisors certain matters relating to the proposed transaction, including the potential impact of the transaction on OMI's stock price, the price that OMI is paying for MTL and the composition and projected financial performance, based on management estimates, of the combined domestic entity.

     Next, OMI's counsel gave a summary of the legal considerations attendant to the Acquisition, including due diligence, documentation requirements, liabilities, indemnity issues and tax considerations. Several members of the Board questioned counsel about the governmental and regulatory approvals that were necessary and solicited counsel's views on the results of the preliminary due diligence it had conducted on MTL.

     Following discussion and upon motion duly made and seconded, OMI's Board of Directors adopted a resolution authorizing management to enter into an agreement on behalf of OMI with MTL substantially upon the terms and subject to the conditions presented to the Board at the meeting. Negotiation of definitive agreements with MTL and due diligence review continued over a period of months.

     As set forth under "The Acquisition Proposal - The Acquisition Agreement" below, the Acquisition Agreement includes a standstill provision which provides that, before the earlier to occur of the Second Closing Date or December 31, 1998, OMI may not solicit offers for or engage in discussions concerning a divestiture of its domestic operations, other than as contemplated by the Acquisition Agreement. The standstill provision is an integrated part of the negotiated deal with MTL and was presented by MTL as a condition to entering into the Acquisition Agreement. Given that OMI had been unable to find a qualified buyer for its domestic operations despite extensive marketing, the Board of Directors has concluded that it believes the Acquisition Agreement, including the standstill provision, to be in the best interests of the OMI stockholders.

     An agreement was reached and signed by OMI, UBC, MTL and MTL shareholders dated September 15, 1997. The Board of Directors of OMI believes that the Acquisition contemplated in the Acquisition Agreement is fair to, and in the best interest of, the OMI Stockholders. In reaching this determination, the Board believes that it is material that MTL will contribute to New MTL a capable and experienced management team with a domestic focus as well as additional resources that are compatible with OMI's remaining businesses. See "Background of the Distribution and Reasons for the Acquisition -- Create Synergistic Opportunities and Position New MTL with Size and Resources." The Board believes MTL's contribution is important because the Board determined that OMI's domestic businesses, consisting of the U.S. flag vessels, OMI Ship Management, Inc. and OMI Petrolink Corp., lacked both a corporate management group and a large enough business to justify the overhead necessary to operate those businesses as a public company. The Acquisition will contribute to the creation of two viable companies and thereby facilitate the spin-off of New OMI. Because the Board believes that the Spin-Off of New OMI is an important objective, the Board viewed MTL's contribution as a material factor in determining that the Acquisition is in the best interest of OMI's Stockholders. See "Background of the Distribution and Reasons for the Acquisition - Facilitating the Distribution." The Board also found material the financial analyses performed by Salomon Smith Barney which indicated that the consideration to be paid by OMI in the transaction was fair from a financial point of view. See "Opinion of OMI's Financial Advisor." The OMI Board also considered the negative aspects of the Acquisition as well, namely, that there is uncertainty as to what the combined trading value of the stock of New OMI and New MTL will be and that, initially at least, New MTL will be carrying a significant amount of debt. See "Risk Factors -- Risk Factors Related to New MTL
- Changes in Trading Prices of New MTL Common Stock and - Highly Leveraged Company." Overall, however, the Board determined that each of New OMI and New MTL, as constituted after consummation of the Acquisition and Distribution, would be well positioned to realize their full growth potential and would be in a position to exploit competitive opportunities that OMI alone would otherwise be unable to exploit in the absence of these transactions. See "Reasons for the Distribution" and "Background of the Distribution and Reasons for the Acquisition -- Create Synergistic Opportunities and Position New MTL with Size and Resources."

     The IRS Ruling was received in April 1998. The IRS ruling generally provides that the Distribution will be tax free pursuant to Section 355 of the Code (except for certain taxes that might be incurred pursuant to Section 367 and/or 1248 of the Code).

Opinion of OMI's Financial Advisor

     Salomon Smith Barney was retained by OMI to act as its financial advisor in connection with the proposed Acquisition. In connection with such engagement, OMI requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to OMI of the consideration to be paid by OMI in the Acquisition. Salomon Smith Barney delivered to the OMI Board a written opinion dated September 15, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be paid by OMI in the Acquisition was fair, from a financial point of view, to OMI. OMI did not ask Salomon Smith Barney for an opinion regarding the fairness, from a financial point of view, to the OMI Stockholders of the consideration to be paid by OMI in the Acquisition. While the existing stockholders' interests in New OMI will be diluted in the transaction to the extent that MTL Shareholders will participate in the Distribution if the First Closing occurs, the Board of Directors of OMI did not ask Salomon Smith Barney for such opinion because (i) the existing stockholders will not be asked to convert their shares of common stock in the Acquisition or give any other form of consideration to the MTL Shareholders and (ii) the Board of Directors of OMI believes that the amount of dilution (less than 1.5%) that would be experienced by the existing stockholders is not material.

     In arriving at its opinion, Salomon Smith Barney reviewed the Acquisition Agreement and certain related documents and held discussions with certain senior officers, directors and other representatives and advisors of OMI and certain senior officers and other representatives of MTL concerning the businesses, operations and prospects of OMI and MTL. Salomon Smith Barney examined certain publicly available business and financial information relating to OMI, certain available business and financial information relating to MTL as well as certain financial forecasts and other information and data for OMI and MTL which were provided to or otherwise discussed with Salomon Smith Barney by the respective managements of OMI and MTL, including information relating to certain strategic implications and operational benefits anticipated to result from the Acquisition. Salomon Smith Barney reviewed the financial terms of the Acquisition as set forth in the Acquisition Agreement in relation to, among other things: current and historical market prices and trading volumes of OMI Common Stock; the historical and projected earnings and other operating data of OMI and MTL; and the capitalization and financial condition of OMI and MTL. Salomon Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Salomon Smith Barney considered relevant in evaluating the Acquisition and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of OMI and MTL. Salomon Smith Barney also evaluated the potential pro forma financial impact of the Acquisition on OMI. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, the managements of OMI and MTL advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of OMI and MTL as to the expected future financial performance of OMI and MTL and the strategic implications and operational benefits anticipated to result from the Acquisition. Salomon Smith Barney assumed, with the consent of the OMI Board, that the Acquisition will be treated as a tax-free reorganization for federal income tax purposes. Salomon Smith Barney also assumed, with the consent of the OMI Board, that the Distribution will be effected in accordance with the terms contemplated thereby and, to the extent relevant to its analysis, Salomon Smith Barney evaluated OMI after giving effect to such transactions. Salomon Smith Barney did not express any opinion as to what the value of OMI Common Stock actually will be when issued to MTL shareholders pursuant to the Acquisition or the prices at which the OMI Common Stock will trade subsequent to the Acquisition. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of OMI or MTL nor did Salomon Smith Barney make any physical inspection of the properties or assets of OMI or MTL. Salomon Smith Barney was not requested to consider, and Salomon Smith Barney's opinion does not address, the relative merits of the Acquisition as compared to any alternative business strategies that might exist for OMI or the effect of any other transaction in which OMI might engage. Although Salomon Smith Barney evaluated the consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the Acquisition, which was determined through negotiation between OMI and MTL. No other limitations were imposed by OMI on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED SEPTEMBER 15, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS EXHIBIT D AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER TO THE OMI BOARD AS EXHIBIT D HERETO. IN GIVING SUCH CONSENT, SALOMON SMITH BARNEY DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE COMMISSION, NOR DOES IT THEREBY ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THIS PROXY STATEMENT/PROSPECTUS WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT, OR THE RULES AND REGULATIONS OF THE COMMISSION. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE OMI BOARD AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY OMI PURSUANT TO THE ACQUISITION AGREEMENT FROM A FINANCIAL POINT OF VIEW TO OMI, DOES NOT ADDRESS ANY OTHER ASPECT OF THE ACQUISITION OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to OMI, MTL, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of OMI and MTL. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Salomon Smith Barney's opinion and analyses were only one of many factors considered by the OMI Board in its evaluation of the Acquisition and should not be viewed as determinative of the views of the OMI Board or management of OMI with respect to the consideration or the proposed Acquisition.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with its opinion to the OMI Board dated September 15, 1997:

Selected Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the market values and trading multiples of the following selected publicly traded companies in the shipping industry:
Anangel-American Shipholdings, Ltd.; BT Shipping Limited; International Shipholding Corp.; Maritrans Inc.; MC Shipping Inc; Stolt-Nielsen SA; and Teekay Shipping Corp (the "Selected Companies"). Salomon Smith Barney compared market values as a multiple of, among other things, estimated calendar 1997 and 1998 net income, and adjusted market values (equity market value, plus total debt, minority interest and preferred stock, less cash and equivalents) as a multiple of, among other things, estimated calendar 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA") and operating income. Salomon Smith Barney also analyzed the estimated calendar 1997 and 1998 net income and estimated calendar 1998 EBITDA and operating income of OMI (post-Distribution), MTL and New MTL relative to the Selected Companies. All multiples for the Selected Companies were based on closing stock prices as of September 15, 1997. Net income estimates for the Selected Companies were based on estimates of selected investment banking firms and net income estimates for OMI (post-Distribution), MTL and New MTL were based on internal estimates of the managements of OMI and MTL. Applying a range of multiples for the Selected Companies of estimated calendar 1997 and 1998 net income and estimated calendar 1998 EBITDA and operating income of 12.8x to 15.1x, 7.8x to 20.6x, 4.1x to 7.9x and 9.7x to 12.9x, respectively, to corresponding financial data for OMI (post-Distribution), MTL and New MTL resulted in equity reference ranges for OMI (post-Distribution), MTL and New MTL of approximately $21.0 million to $42.0 million, $26.0 million to $52.0 million, and $48.0 million to $95.0 million, respectively. The midpoints of the equity reference ranges derived for OMI (post-Distribution) and MTL from this analysis of approximately $31.5 million and $39.0 million, respectively, implied relative contributions by OMI (post-Distribution) and MTL to the equity value of New MTL of approximately 44.7% and 55.3%, respectively, as compared to the pro forma equity ownership of the stockholders of OMI (post-Distribution) and MTL in New MTL upon consummation of the Acquisition and Distribution of approximately 70.0% and 30.0%, respectively.

Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the implied transaction value multiples paid in the following selected transactions in the transportation industry (acquiror/target): Corporate Express Inc./United TransNet Inc.; Tidewater Inc./Hornbeck Offshore Services Inc.; Arkansas Best Corp./WorldWay Corp.; Penske Truck Leasing Co./Leaseway Transportation Corp.; Fritz

Companies Inc./Intertrans Corp.; Laidlaw Inc./Mayflower Group Inc.; Fieldcrest Cannon Inc./Amoskeag Co.; Roadway Services Inc./Central Freight Lines Inc.; and Yellow Freight System Inc./Preston Corp. (the "Selected Transactions"). Salomon Smith Barney compared transaction values in the Selected Transactions as a multiple of, among other things, one-year forward EBITDA. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of multiples for the Selected Transactions of one-year forward EBITDA of 6.2x to 7.9x to corresponding financial data of OMI (post-Distribution), MTL and New MTL resulted in equity reference ranges for OMI (post-Distribution), MTL and New MTL of approximately $39.9 million to $52.0 million, $34.9 million to $47.4 million and $79.9 million to $105.9 million, respectively. The midpoints of the equity reference ranges derived for OMI (post-Distribution) and MTL from this analysis of approximately $45.9 million and $41.2 million, respectively, implied relative contributions by OMI (post-Distribution) and MTL to the equity value of New MTL of approximately 52.7% and 47.3%, respectively, as compared to the pro forma equity ownership of the stockholders of OMI (post-Distribution) and MTL in New MTL upon consummation of the Acquisition and Distribution of approximately 70.0% and 30.0%, respectively.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to OMI (post-Distribution), MTL, New MTL or the Acquisition. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Discounted Cash Flow Analysis. Salomon Smith Barney performed separate discounted cash flow analyses of the projected free cash flow of each of OMI (post-Distribution), MTL and New MTL for fiscal years 1998 through 2009, based on internal estimates of the managements of OMI and MTL. The stand-alone discounted cash flow analysis of such entity was determined by subtracting the current net debt of such entity from the present value of projected free cash flows of such entity over the period from 1998 to 2009. The cash flows of such entity were discounted to present value using discount rates ranging from 10% to 16%. Utilizing such discount rates, this analysis resulted in equity reference ranges for OMI (post-Distribution), MTL and New MTL of approximately $20.2 million to $29.6 million, $8.5 million to $13.4 million and $36.4 million to $53.1 million, respectively. The midpoints of the equity reference ranges derived for OMI (post-Distribution) and MTL from this analysis of approximately $24.9 million and $10.9 million, respectively, implied relative contributions by OMI (post-Distribution) and MTL to the equity value of New MTL of approximately 69.5% and 30.5%, respectively, as compared to the pro forma equity ownership of the stockholders of OMI (post-Distribution) and MTL in New MTL upon consummation of the Acquisition and Distribution of approximately 70.0% and 30.0%, respectively.

     Contribution Analysis. Salomon Smith Barney analyzed the respective contributions of OMI (post-Distribution) and MTL to the equity value of New MTL, based on internal estimates of the managements of OMI and MTL and the equity reference ranges for OMI (post-Distribution), MTL and New MTL derived from the "Selected Company Analysis,"

"Selected Merger and Acquisition Transactions Analysis" and the "Discounted Cash Flow Analysis" described above. This analysis indicated that (i) based on the midpoints of the equity reference ranges derived for OMI (post-Distribution) and MTL from the Selected Company Analysis, OMI (post-Distribution) would contribute approximately 44.7%, and MTL would contribute approximately 53.3%, of the equity value of New MTL, (ii) based on the midpoints of the equity reference ranges derived for OMI (post-Distribution) and MTL from the Selected Merger and Acquisition Transactions Analysis, OMI (post-Distribution) would contribute approximately 52.7%, and MTL would contribute approximately 47.3%, of the equity value of New MTL, and (iii) based on the midpoints of the equity reference ranges derived for OMI (post-Distribution) and MTL from the Discounted Cash Flow Analysis, OMI (post-Distribution) would contribute approximately 69.5%, and MTL would contribute approximately 30.5%, of the equity value of New MTL. As a result of the Acquisition, current stockholders of OMI (post-Distribution) and MTL would own approximately 70.0% and 30.0%, respectively, of the equity value of New MTL upon consummation of the Acquisition and Distribution.

     Other Factors and Comparative Analyses. In rendering its opinion, Salomon Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the historical financial results of OMI, historical and projected financial results of MTL, and projected financial results of OMI (post-Distribution) and New MTL,
(ii) the history of trading prices and volume for OMI Common Stock and the relationship between movements of such common stock, movements in the common stock of the Selected Companies and movements in the S&P Industrial 400 Index, and (iii) selected published analysts' reports on OMI, including analysts' estimates as to the earnings growth potential of OMI.

     Pursuant to the terms of Salomon Smith Barney's engagement, OMI has agreed to pay Salomon Smith Barney, upon consummation of the Acquisition, an aggregate financial advisory fee of $750,000. OMI has also agreed to reimburse Salomon Smith Barney for travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement. OMI has been informed by the Commission that in the opinion of the Commission, indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, in the Commission's view unenforceable.

     Salomon Smith Barney has advised OMI that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of OMI for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to OMI unrelated to the proposed Acquisition, including acting as lead manager for certain of OMI's public equity offerings and as financial advisor to OMI in connection with certain asset sales, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with OMI and MTL in the ordinary course of business.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by OMI based on its experience, expertise and familiarity with OMI and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

THE DISTRIBUTION

Manner of Effecting the Distribution

     If the holders of OMI Common Stock approve the Acquisition and all other conditions to the Distribution are satisfied (or waived by the OMI Board), OMI anticipates that the OMI Board will declare the Distribution and establish the Distribution Record Date and Distribution Date following the Annual Meeting. The Distribution Record Date and Distribution Date are presently expected to be a date within five days of the First Closing Date. On the Distribution Date, one hundred percent (100%) of the outstanding shares of New OMI Common Stock will be delivered by OMI to Chase Mellon Shareholder Services LLC, as the Distribution Agent. As soon as practicable thereafter, certificates therefor will be mailed by the Distribution Agent to holders of record of OMI Common Stock as of the Distribution Record Date on the basis of one share of New OMI Common Stock for every share of OMI Common Stock held on that date (which will be prior to the Reverse Stock Split). The actual total number of shares of New OMI Common Stock to be distributed will depend on the number of shares of OMI Common Stock outstanding on the Distribution Date. All such shares of New OMI Common Stock will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. No holder of OMI Common Stock will be required to pay any cash or other consideration for the shares of New OMI Common Stock received in the Distribution or to surrender or exchange shares of OMI Common Stock in order to receive New OMI Common Stock.

SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     Shareholders of OMI having inquiries relating to the Distribution prior to the Distribution Date should contact, in writing or by telephone, Fredric S. London, Secretary of OMI, 90 Park Avenue, New York, NY 10016, telephone (212) 297-2160.

Federal Income Tax Consequences Of The Distribution

     OMI received the IRS Ruling in April 1998. The IRS Ruling generally provides that, for Federal income tax purposes:

     1. No gain or loss will be recognized by the holders of OMI Common Stock and no amount will be includable in their income, as a result of their receipt of New OMI Common Stock in the Distribution.

     2. A stockholder's tax basis for the OMI Common Stock and the New OMI Common Stock immediately after the Distribution will equal such stockholder's tax basis in the OMI Common Stock immediately before the Distribution, allocated in proportion to the relative fair market values of the New MTL Common Stock and the New OMI Common Stock at the time of the Distribution.

     3. A Stockholder's holding period for the shares of New OMI Common Stock received in the Distribution will include the holding period of the OMI Common Stock upon which the distribution of the New OMI Common Stock will be based, provided the OMI Common Stock was held as a capital asset.

     4. No income, gain or loss will be recognized by OMI in the Distribution except for gain and/or dividend income (if any) that might be recognized pursuant to section 367 and/or section 1248 of the Code.

     The IRS Ruling is based upon and subject to certain facts and representations provided to the IRS by OMI and OMI's financial advisors. All or a part of the IRS Ruling could be revoked if such facts or representations were incorrect in certain material respects. OMI is not aware of any present facts or circumstances which could make such facts and representations untrue.

     If the IRS Ruling were revoked and the Distribution were not to qualify as tax-free pursuant to section 355 of the Code (or otherwise), each OMI stockholder receiving shares of New OMI Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of New OMI Common Stock received, which would result in a (x) dividend to the extent of such stockholder's pro rata share of OMI's current and accumulated earnings and profits, (y) reduction in such stockholder's basis in OMI Common Stock to the extent that the amount received exceeds such stockholder's share of earnings and profits and (z) gain from the sale or exchange deemed by the IRS to have occurred of OMI Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in OMI Common Stock. Furthermore, the tax basis of New OMI Common Stock received in the Distribution would equal its fair market value on the Distribution Date, the holding period of such stock would begin with and include the day after the Distribution Date and OMI would recognize taxable gain on the Distribution.

     OMI currently is subject to federal income tax on distributed and certain undistributed income of New OMI and its subsidiaries. After the Distribution, OMI will no longer own the stock of New OMI and thus will no longer be subject to federal income tax on either the distributed or undistributed income of New OMI. Instead, the OMI shareholders will own New OMI and generally will be subject to federal income tax only on the distributed income of New OMI. If, however, after applying certain constructive ownership rules, more than 50 percent of the stock of New OMI is owned (by vote or value) by U.S. persons that own (by vote) at least 10 percent of the outstanding stock of New OMI, those U.S. persons who own (actually or constructively) 10 percent or more of the stock of New OMI generally will be subject to federal income tax, on a current basis, with respect to certain shipping income and passive income (and other types of income) of New OMI whether or not such income is distributed by New OMI to its shareholders.

     THE FOREGOING SUMMARY OF THE ANTICIPATED PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW DOES NOT PURPORT TO OR ATTEMPT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES (INCLUDING THOSE THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS) OR ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS. OMI HAS NOT REQUESTED ANY RULINGS OR OPINIONS WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN GOVERNMENT. EACH HOLDER (INCLUDING EACH CORPORATE HOLDER) OF OMI COMMON STOCK SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Listing And Trading Of New MTL Common Stock

     OMI Common Stock is currently traded on the NYSE. Simultaneously with the Distribution, OMI will change its name pursuant to the Name Change Proposal and become New MTL. Application has been made to list the New MTL Common Stock on the Nasdaq National Market immediately following the Distribution. It is expected that, immediately following the Distribution, New MTL Common Stock will commence trading on the Nasdaq National Market under the trading symbol
MTLX. In such event, the OMI Common Stock will no longer trade on the NYSE. Following the Distribution, New OMI's financial results will no longer be consolidated with those of OMI (which will then be New MTL); New OMI's revenues will be below those of OMI prior to the Distribution. Accordingly, as a result of the Distribution, and without adjustment for the reverse stock split, the trading price range of the New MTL Common Stock immediately after the Distribution is expected to be lower than the trading price range of OMI Common Stock prior to the Distribution. The combined trading prices of the New MTL Common Stock and the New OMI Common Stock held by shareholders after the Distribution may be less than, equal to or greater than the trading price of OMI Common Stock prior to the Distribution. The prices at which New MTL Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by the depth and liquidity of the market for New MTL Common Stock, investor perception of New MTL and the industry in which New MTL participates, New MTL's operating results, New MTL's dividend policy and general economic and market conditions.

Listing And Trading Of New OMI Common Stock

     New OMI will file a supplemental listing application with the NYSE so that the New OMI Common Stock will succeed to the listing of the OMI Common Stock with the NYSE. It is anticipated that New OMI shares will trade under the symbol "OMM." It is presently anticipated that New OMI Common Stock will be approved for listing on the NYSE prior to the

Distribution Date, and trading may commence on a "when-issued" basis prior to the Distribution. It is also possible that New OMI Common Stock would be traded on a "when-distributed" basis prior to the Distribution. On the trading day following the date that certificates for New OMI Common Stock are mailed by the Distribution Agent, "when-issued" or "when-distributed" trading, as applicable, for each of the New OMI Common Stock and OMI Common Stock would end and "regular-way" trading would begin. The NYSE will not approve any trading of the New OMI Common Stock until the Commission has declared effective the Registration Statement of New OMI on Form 8-A for the New OMI Common Stock. New OMI will file with the Commission a Registration Statement on Form 8-A prior to the Annual Meeting and request such Registration Statement to become effective prior to the Distribution Date.

     There is currently no public market for New OMI Common Stock. Prices at which New OMI's Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the New OMI Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The price at which New OMI Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for New OMI Common Stock, investor perception of New OMI and the industry in which New OMI participates, New OMI's operating results, New OMI's dividend policy and general economic and market conditions.

Conditions To The Distribution

     The Distribution is conditioned on, among other things (i) the receipt of a ruling from the IRS, in form and substance satisfactory to the OMI Board, to the effect that the Distribution will constitute a tax-free distribution for Federal income tax purposes for both holders of OMI Common Stock and OMI (except for certain taxes that might be incurred pursuant to section 367 and/or section 1248 of the Code or other federal income taxes not in excess of $500,000 (the IRS Ruling was received in April 1998); (ii) the Registration Statement on Form 8-A under the Exchange Act to be filed by New OMI with the Commission being effective; (iii) there not being in effect any statute, rule, regulation or order of any court or governmental or regulatory body which prohibits or makes illegal the transactions contemplated by the Distribution; (iv) the receipt of all third-party/governmental authority consents required for certain transactions relating to the Distribution; (v) the consummation of certain pre-distribution transactions relating to the Distribution; (vi) the performance by OMI and New OMI of certain covenants; (vii) the approval of New OMI Common Stock for listing on the NYSE, subject to official notice of issuance; and
(viii) the expiration or termination of the waiting period under the HSR Act (which occurred on December 10, 1997).

Regulatory Approvals

     OMI does not believe that any material Federal or state regulatory approvals will be necessary for the Distribution.

Directors

     After the Distribution Date, Michael Klebanoff will serve on both (i) the Board of Directors of New MTL and (ii) the Board of Directors of New OMI. See "New MTL --Description of Business -- Management" and "New OMI Board of Directors and Management."

Interest Of Certain Persons In The Distribution

     The directors and executive officers of MTL will own approximately 19.6% of the outstanding common stock of New MTL following the Acquisition. The beneficial ownership of New MTL Common Stock is set forth under "New MTL--Principal Stockholders of New MTL."

     In addition, as a result of the Distribution, individuals who are directors and executive officers of OMI and certain individuals who will become directors and executive officers of New MTL or New OMI will receive New OMI Common Stock based upon their ownership of OMI Common Stock. The beneficial ownership of OMI Common Stock for such individuals is reflected below under "Holders of OMI Common Stock."

     OMI's employment agreements with its current senior executive officers will be terminated effective on the Second Closing Date without further obligation to New MTL. Each of the Chairman of the Board, the President and Chief Executive Officer and the Vice Presidents of OMI all of whom currently have employment agreements (the "Prior Agreements"), will receive employment agreements from New OMI (the "New Agreements"). The executives will receive no compensation for termination of the Prior Agreements. Salaries under the New Agreements will be the same as under the Prior Agreements. The method of calculation of payments of the New Agreements will be substantially the same as under the Prior Agreements except that the New Agreements will be for a rolling two year period rather than for a decreasing period. See Interim Directors Proposal - Employment Contracts. Other benefits to be received by New OMI's officers and directors will be determined by the Board of Directors of New OMI once such bodies have been formed. See "New OMI--New OMI Executive Compensation."

     Five persons, Messrs. Goldstein, Stevenson, Bugbee, de Sostoa and London have restricted stock which restrictions will be terminated by the change in control resulting from the Acquisition (115,000 shares for Mr. Goldstein, 65,000 shares for Mr. Stevenson and 9,000 shares for each of the other three executives). In addition, it is expected that prior to the change in control, Mr. Blaustein will receive 15,000 restricted shares the restrictions for which would terminate and 30,000 options the vesting for which would occur by virtue of the change in control. These shares will be valued at the market price on the date on which the restriction lapses. OMI will expense approximately $1,128,000 in the period in which the transaction takes place, which represents the unamortized balance of restricted stock, because the restrictions will terminate when the transaction is consummated.

     All of the options held by directors and executive officers have previously vested. In each instance, the option holders will be offered an exchange of an option for one share of New OMI for each share of OMI on substantially the same terms as for existing options except that the option price will be reduced by $1.11 due to the option holder no longer receiving the benefit of

OMI's value. In addition, New OMI expects to extend the exercise period of one resigning director who served for less than six years to the same period as for directors who served for six years. It is expected that all current directors and senior executive officers of OMI will surrender their employee or director stock options on the Second Closing Date without further obligation to New MTL.

     It is anticipated that New OMI will grant options for 30,000 shares to each of Mr. Goldstein and Mr. Klebanoff, neither of whom were granted options under the 1995 Equity Incentive Plan. The options will be treated as if granted at the same time as the options that the other directors and employees received under the 1995 Equity Incentive Plan and the 1995 Stock Option Plan for Non-Employee Directors. Mr. Klebanoff will also receive 7,500 options to acquire New MTL Common Stock if he is elected a director of New MTL. See "The Restructuring Proposals - The Incentive Programs Proposal - Description of 1995 Directors Plan."


Accounting Treatment

     At the date of the Distribution, the assets, liabilities and equity related to New OMI will be removed from OMI's balance sheet at their recorded values. For periods prior to the Distribution, the historical financial statements of New MTL will reflect the financial position and results of operations of OMI as reported for such periods. For periods subsequent to the Distribution, New MTL, which will also reflect the acquisition of MTL based on the purchase method of accounting, and New OMI will present separate financial statements on a historical cost basis consistent with their independent status.

Relationship Between OMI and New OMI After the Distribution

     New OMI is currently wholly owned by OMI, and its results and the results of operations of its subsidiaries have been included in OMI's consolidated financial results. After the Distribution, the results of operations of New OMI will no longer be consolidated with OMI. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between OMI and New OMI will be terminated except for commercial relationships in the ordinary course of business.

     Prior to the Distribution, OMI and New OMI will enter into certain agreements, described below, governing their relationship subsequent to the Distribution and providing for the allocation of tax and certain other liabilities and obligations arising from periods prior to the Distribution. Each of OMI and MTL believes that the agreements are fair.

     COPIES OF THE FORMS OF THE MATERIAL AGREEMENTS ARE ATTACHED AS EXHIBIT E AND EXHIBIT F TO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DESCRIPTION SUMMARIZES THE MATERIAL TERMS OF SUCH AGREEMENTS, BUT IS QUALIFIED BY REFERENCE TO THE ACTUAL TEXT OF SUCH AGREEMENTS.

AGREEMENTS

Distribution Agreement

     Provided that the IRS Ruling is not revoked and provided that the Acquisition Proposal is approved by the OMI stockholders, OMI and New OMI will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and certain other arrangements between OMI and New OMI with respect to or in consequence of the Distribution. See "New OMI - New OMI Pro forma Financial Statements" for the pro forma financial results of the Distribution.

     The Distribution Agreement will provide for, with certain exceptions, assumptions of liabilities and cross-indemnities designed principally to place:
(i) financial responsibility with OMI (which will become the New MTL) and its subsidiaries for the liabilities relating to OMI's domestic operations and assets (the "Domestic Liabilities" as summarized in more detail below, but qualified in all respects by reference to the Distribution Agreement); and (ii) financial responsibilities with New OMI and its subsidiaries for the liabilities relating to OMI's international operations and assets ("International Liabilities" as summarized in more detail below but qualified in all respects by reference to the Distribution Agreement), except for liabilities for certain taxes which will be discharged pursuant to a tax cooperation agreement between OMI and New OMI. New OMI will, however, use its commercially reasonable best efforts to assume the obligations of OMI with respect to the approximately $6,827,000 of OMI's outstanding 10 1/4% Senior Notes due November 1, 2003 in exchange for a note from OMI (which will become New MTL), that will have a value approximately equal to the value of the outstanding 10 1/4% Senior Notes.

     As defined in the Distribution Agreement, "Domestic Liabilities" means, collectively, all of the liabilities of OMI (which will be New MTL) and the domestic subsidiaries of OMI to the extent that such liabilities (A) directly or indirectly arise or arose in connection with the domestic assets or domestic business of OMI or its domestic subsidiaries and (B) remain after giving effect to the Distribution. Such liabilities include, without limitation, (i) all of the liabilities included on OMI's final closing balance sheet prepared pursuant to the Acquisition Agreement; (ii) any and all liabilities (other than certain liabilities related to certain public disclosures made by OMI with respect to the Acquisition and the Distribution) arising out of any action, suit, arbitration or other proceeding, or claim (an "Action") that is based on any violations or alleged violations of the Securities Act of 1933 or the Exchange Act of 1934, or any other securities or similar law including state "Blue Sky" laws (collectively, "Securities Liabilities"), regardless if such Action is in connection with OMI's domestic assets or domestic business; (iii) liabilities of OMI arising out of or relating to any Action that is based on any alleged breach of a fiduciary duty by OMI's Board of Directors or any member thereof, or any stockholder derivative suit or similar Action; (iv) liabilities of certain OMI subsidiaries with respect to the U.S. flag vessels

OMI HUDSON, OMI DYNACHEM, OMI MISSOURI and OMI SACRAMENTO; (v) liabilities of New OMI, its agents, officers, directors, affiliates and any successor thereto arising from certain actions not permitted under the Distribution Agreement which cause either the Distribution or the Acquisition to fail to qualify as tax-free under Sections 332, 351, 355 and/or 368; (vi) all federal, state, local, foreign and other taxes attributable to OMI's domestic assets and domestic business (excluding (A) taxes attributable to the Distribution or the Acquisition and (B) taxes attributable to a certain lease transaction with respect to the OMI COLUMBIA, provided, however, that such taxes set forth in (A) and (B) shall be excluded only to the extent that they were not the result of actions (I) taken by OMI or its subsidiaries without the participation of New OMI or its subsidiaries and (II) were permitted under the Distribution Agreement); and (vii) all liabilities attributable to OMI's multi-employer benefit plans, liabilities under OMI's Separation Allowance Program, and stock options and incentive plans, whether arising prior to or after the date of the signing of the Acquisition Agreement. "Domestic Liabilities" shall expressly exclude any and all liabilities of OMI and its subsidiaries for or relating to or arising from, among other things: (i) liabilities related to certain public disclosures made by OMI with respect to the Acquisition and the Distribution;
(ii) the employment of any office management or office personnel who are or were employed by OMI, UBC, or their subsidiaries at any time since January 1, 1997 (other than certain designated individuals); (iii) all liabilities relating to OMI's lease of premises on Park Avenue (New York City); (iv) liabilities of certain OMI subsidiaries with respect to the vessels SHANNON and ELBE; and (v) any guarantees or similar undertakings with respect to OMI's international assets or international businesses.

     "International Liabilities," as defined in the Distribution Agreement, means, collectively, all of the liabilities of OMI, New OMI and the domestic and international subsidiaries of OMI to the extent that such liabilities (i) directly or indirectly arise or arose in connection with the international assets or international business of OMI, New OMI or their subsidiaries and (ii) remain after giving effect to the Distribution. Such liabilities include, without limitation, (i) all of the liabilities on the pro forma balance sheet of New OMI and its subsidiaries as of December 31, 1997; (ii) liabilities related to certain public disclosures made by OMI with respect to the Acquisition and the Distribution; (iii) liabilities of certain OMI subsidiaries with respect to the vessels SHANNON and ELBE, and all other liabilities of any other U.S. subsidiary of OMI to the extent such liabilities arise out of the ownership or operation of an international asset or international business or any vessel not registered under the U.S. flag; (iv) all federal, state, local, foreign and other taxes attributable to OMI's international assets and international business, whether arising prior to or after the date of the signing of the Acquisition Agreement; (v) all taxes attributable to (A) the Distribution or the Acquisition and (B) the OMI Columbia lease transaction, provided, however, that such taxes set forth in (A) and (B) shall be included herein only to the extent that they were not the result of actions (I) taken by OMI or its subsidiaries without the participation of UBC or its subsidiaries and (II) were permitted under the Distribution Agreement; (vi) all liabilities attributable to certain OMI employee benefit plans, other than liabilities which constitute Domestic Liabilities; (vii) all liabilities relating to OMI's lease of premises on Park Avenue (New York City); (viii) liabilities of OMI, UBC or their subsidiaries relating to any guarantees or similar undertakings with respect to OMI's international assets or international businesses; and (ix) the employment of any office management or office personnel who are or were employed by OMI, UBC, or their subsidiaries at any time since January 1, 1997

(other than certain designated individuals.) "International Liabilities" shall expressly exclude any and all liabilities of UBC and its subsidiaries for or relating to Securities Liabilities (other than certain liabilities related to certain public disclosures made by OMI with respect to the Acquisition and the Distribution) and/or liabilities arising out of any Action that is based on any alleged breach of fiduciary duty by OMI's Board of Directors or any member thereof, or any stockholder derivative suit or similar Action.

     The Distribution Agreement also will provide that (i) OMI (which will become New MTL) will indemnify and hold New OMI harmless from and against certain indemnifiable losses arising in connection with (a) the Domestic Liabilities and (b) a breach by OMI of the Distribution Agreement or certain ancillary agreements; and (ii) New OMI will indemnify and hold OMI (which will become New MTL) harmless from and against certain indemnifiable losses arising in connection with (a) the International Liabilities and (b) a breach by New OMI of the Distribution Agreement or certain ancillary agreements. Each of New MTL and New OMI will have sole responsibility for claims arising out of its respective activities after the Distribution.

     As part of the Distribution Agreement, New OMI has, subject to certain exceptions, provided an indemnity to OMI (which will become New MTL) for all taxes attributable to the Distribution and to certain corporate restructuring transactions preceding the Distribution as well as for taxes attributable to the businesses owned by New OMI. OMI has agreed to indemnify New OMI for all taxes attributable to actions, other than certain approved actions, of New MTL following the Distribution.

     The Distribution Agreement also will provide that each of New MTL and New OMI will be granted mutual access to certain historical records and information in the possession of the other, and requires the retention by each of New MTL and New OMI for a period of seven years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information.

     The Distribution Agreement also will provide that, except as otherwise set forth therein or in certain ancillary agreements, all costs or expenses incurred on or prior to the Distribution Date in connection with the Distribution will be charged to and paid by OMI (provided that New OMI will be responsible for any expenses that it separately and directly incurs in connection with the transactions contemplated by the Distribution Agreement.) Any such costs or expenses incurred after the Distribution Date will be the responsibility of New OMI. Except as set forth in the Distribution Agreement or in certain related agreements, each party shall bear its own costs and expenses incurred after the Distribution Date.

Tax Cooperation Agreement

     Prior to the Distribution, OMI and New OMI will enter into a Tax Cooperation Agreement which sets forth each party's rights and obligations with respect to Federal, state, local and foreign taxes for periods prior to and after the Distribution and related matters such as filing tax returns and conducting audits and other proceedings. In general, the Tax Cooperation Agreement will provide that New OMI will be liable for taxes and be entitled to refunds for each period covered by any such return which are attributable to New OMI, its subsidiaries and their businesses and that New MTL will be liable for and be entitled to refunds for each period covered by such return which are not attributable to New OMI, New OMI's subsidiaries and their businesses. Though valid as between the parties thereto, the Tax Cooperation Agreement is not binding on the IRS and does not alter either party's tax liability to the IRS.

THE ACQUISITION PROPOSAL

     On September 15, 1997, OMI, New OMI, MTL and the MTL Shareholders entered into the Acquisition Agreement. The effectiveness of the Acquisition Agreement is subject to, among other things, the approval of the Acquisition Proposal by the OMI stockholders. The OMI Board unanimously recommends that OMI stockholders vote in favor of the Acquisition Proposal.

The Acquisition Agreement

     The following is a summary of the material terms of the Acquisition Agreement. The description set forth below is qualified in its entirety by reference to the actual text of the Acquisition Agreement, a copy of which is attached hereto as Exhibit G. Stockholders are urged to read carefully both this Proxy Statement/Prospectus and the Acquisition Agreement. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Acquisition Agreement.

     General

     At the First Closing Date, to occur prior to the Distribution, OMI will acquire approximately 935,139 shares (about 23%) of MTL Common Stock. At the Second Closing Date, to occur one day after the Distribution, OMI will acquire the remaining outstanding shares of MTL Common Stock. It is a condition to the occurrence of the First Closing Date that the stockholders of OMI approve the Acquisition Proposal.

     The First Closing Date will occur, subject to the terms of the Acquisition Agreement, as soon as practicable upon satisfaction of the conditions to the Distribution.

     Consideration

     The consideration to be paid by OMI for the shares of MTL Common Stock acquired at the First Closing Date is the number of shares of OMI Common Stock, before giving effect to the Distribution, with a fair market value of $5 million. Such number of shares will be determined by dividing $5.0 million by the average of the daily closing prices for OMI Common Stock for the previous ten consecutive Trading Days (as defined in the Acquisition Agreement) commencing on the fifth Trading Day before the First Closing Date.

     The consideration to be paid by OMI for the shares of MTL Common Stock acquired on the Second Closing Date is the number of shares of New MTL Common Stock which, after giving effect to the issuance thereof, is equal to 30% of the then issued and outstanding shares of New MTL Common Stock (giving full effect to all stock options issued and outstanding as of the Second Closing Date) less
(i) a hold-back of approximately 1,265,000 shares of New MTL Common Stock (the exact number to be calculated in accordance with a formula based on, among other things, the number of outstanding shares of OMI Common Stock prior to the First Closing and the number of OMI Common Stock issued to the MTL shareholders in the First Closing), such shares to be deposited with an escrow agent (the "Escrow") pursuant to an escrow agreement between the MTL Shareholders, MTL, OMI, New OMI and such escrow agent (the "Escrow Agreement") pending resolution of certain post-closing balance sheet adjustments, and (ii) the number of shares of New MTL Common Stock having a value of up to $250,000, such shares to be delivered to First Stanford Corp. for services rendered to MTL (provided that First Stanford Corp. shall receive only such number of shares having a value equal to the amount payable pursuant to a consulting agreement among First Stanford Corp. MTL and DnB Markets). If the Working Capital (as defined in the Acquisition Agreement, hereinafter the "Working Capital") of MTL as set forth on MTL's Preliminary Closing Balance Sheet (as defined in the Acquisition Agreement, hereinafter the "MTL's Preliminary Closing Balance Sheet") to be delivered by MTL following the First Closing Date, is less than $359,000 (such difference the "Short-fall Amount") and the Short-fall Amount is not greater than $1,000,000, then the consideration shall be further reduced by the number of shares of New MTL Common Stock having a total value equal to the Short-fall Amount; provided, however, if the Short-fall Amount shown on MTL's Preliminary Closing Balance Sheet is in excess of $1,000,000 and MTL increases its Working Capital, in a manner reasonably satisfactory to OMI, to reduce the Short-fall amount to less than $1,000,000, MTL has the right to adjust its Preliminary Closing Balance Sheet to reflect such increase for the purposes of determining the Short-fall Amount and the reduction in the consideration as set forth above. The Acquisition Agreement is conditioned upon the Short-fall Amount not being more than $1,000,000 after such adjustment. See "The Restructuring Proposals --The Acquisition Agreement -- Conditions."

     No later than thirty days following the Second Closing Date (i) MTL shall deliver a balance sheet dated as of the Second Closing Date ("MTL's Closing Balance Sheet" as more fully described in the Acquisition Agreement) and a computation of Working Capital, both of which shall be certified by MTL's chief financial officer and (ii) New OMI shall deliver a balance sheet dated as of the Second Closing Date for OMI's domestic operations (as more fully described in the Acquisition Agreement, the "Domestic Businesses" and such balance sheet as more fully described in the Acquisition Agreement "OMI's Closing Balance Sheet") which shall be accompanied by a certificate of New OMI's chief financial officer stating among other things, that OMI's Closing Balance Sheet includes cash of at least $2,000,000, as well as cash in an amount equal to the fair market value of certain furniture and fixtures owned by OMI and working capital of at least $4,527,000. MTL's Closing Balance Sheet shall be binding upon and deemed accepted by New OMI, unless New OMI serves notice in writing in reasonable detail within thirty days after receipt of MTL's Closing Balance Sheet, that it disputes one or more items of MTL's Closing Balance Sheet. OMI's Closing Balance Sheet shall be binding upon and deemed accepted by the MTL Shareholders, unless a representative committee of the MTL Shareholders (the "MTL Shareholders' Representative") serves notice in writing in reasonable detail within thirty days after receipt of OMI's Closing Balance Sheet, that it disputes one or more items of OMI's Closing Balance Sheet. Disputes over OMI's Closing Balance Sheet and MTL's Closing Balance Sheet that are not resolved by New OMI and the MTL Shareholders' Representative within thirty days after receipt by the respective parties of the relevant notices set forth above, may thereafter be referred to an independent accounting firm for a final and binding decision on the items in dispute (as more fully described in the Acquisition Agreement). OMI's Closing Balance Sheet will become final and binding on the parties upon the earliest of (a) the failure by the MTL Shareholders' Representative to object thereto within the period permitted, or (b) in case of an unresolved dispute, the decision by the independent auditor as described above. OMI's Closing Balance Sheet when final and binding is referred to herein as "OMI's Final Balance Sheet." MTL's Closing Balance Sheet will become final and binding on the parties upon the earliest of (a) the failure by the New OMI to object thereto within the period permitted, or (b) in case of an unresolved dispute, the decision by the independent auditor as described above. MTL's Closing Balance Sheet when final and binding is referred to herein as "MTL's Final Balance Sheet."

     The Acquisition Agreement provides for adjustments to the consideration to be paid by OMI for the Common Stock of MTL as follows: (i) if the Working Capital shown on MTL's Final Balance Sheet is less than $359,000 minus the Short-fall Amount (such difference between (x) $359,000 minus the Short-fall Amount and (y) the Working Capital shown on MTL's Final Balance Sheet, the "Additional Short-fall Amount"), then the number of shares deliverable to MTL out of Escrow upon resolution of any disputes shall be reduced by the number of shares of OMI Common Stock having a total value equal to the Additional Short-fall Amount; (ii) if the Working Capital shown on MTL's Final Balance Sheet exceeds $1,409,000 (such excess, the "Excess Amount") then the number of shares deliverable upon the resolution of any disputes shall be increased by the number of shares of OMI Common Stock having a total value equal to the Excess Amount plus any Short-fall Amount, provided, however, that the total number of shares of OMI Common Stock deliverable to the MTL Shareholders, after giving effect to their issuance, shall not exceed 44% of the issued and outstanding shares of OMI's Common Stock; and (iii) if the cash shown on OMI's Final Balance Sheet is less than the sum of $2,000,000 plus the fair market value of certain furniture and fixtures and/or the working capital shown on OMI's Final Balance Sheet is less than $4,527,000, then, upon resolution of any disputes, New OMI shall within five business days transfer to OMI cash to make up any cash deficit and/or cash and/or current assets to make up any working capital deficit.

     If, as the result of an adjustment to the consideration as described above, the total number of shares of OMI Common Stock to be delivered by OMI to the MTL Shareholders, after giving effect to their issuance, would exceed 40% of the issued and outstanding shares of OMI Common Stock (such excess, the "Spread"), OMI shall permit MTL, before delivery of the MTL Common Stock on the First Closing Date, to make a pro rata distribution of cash to the MTL Shareholders (in redemption of a portion of their MTL Common Stock) in an amount equal to the total value of the aggregate number of shares of OMI Common Stock constituting the Spread less the legal or accounting fees not in excess of $850,000 paid or accrued by MTL in connection with the transactions contemplated by the Acquisition Agreement.

     Conditions Precedent

     The obligations of each party to the Acquisition Agreement are subject to the satisfaction at or prior to the First Closing Date of the following conditions: (i) the approval of the Acquisition Proposal by the stockholders of OMI; (ii) receipt of a ruling from the IRS, reasonably acceptable to the OMI Board, to the effect that the Distribution will be tax-free for Federal income tax purposes for both holders of OMI Common Stock and OMI (except for certain taxes that might be incurred pursuant to section 367 and/or section 1248 of the Code or other federal income taxes not in excess of $500,000) (the IRS Ruling was received in April 1998); (iii) the expiration or termination of the waiting period under the HSR Act (which occurred on December 10, 1997), (iv) the receipt of all authorizations, consents, orders and approvals of, and declarations or filings with, and expirations of waiting periods imposed by, any Governmental Authority (as defined in the Acquisition Agreement), which if not obtained or filed would have a material adverse effect on MTL, OMI or the ability to consummate the transactions contemplated by the Acquisition Agreement; (v) no Governmental Authority shall have enacted any statute, promulgated any regulation or issued any order which restricts or prohibits the consummation of the transactions contemplated by the Acquisition Agreement; (vi) the Distribution Agreement, the Tax Cooperation Agreement and the Escrow Agreement shall have been entered into; (vii) certain guarantees and intercompany agreements between OMI and New OMI shall have been removed or canceled; (viii) the receipt by OMI and MTL of certain consents from lenders and other contracting parties under various loan agreements and other agreements;
(ix) New OMI shall have assumed the repayment obligation with respect to certain outstanding Senior Notes of OMI; (x) the repayment by MTL of all amounts outstanding under the Subordinated Promissory Note dated July 31, 1996 issued to Harrowston Corporation and the Subordinated Promissory Note dated July 31, 1996 issued to Wolfson Descendants' 1983 Trust; and (xi) OMI and MTL shall have executed employment agreements in form and substance reasonably satisfactory to each of OMI and MTL relating to certain senior management of OMI and their compensation.

     The obligations of each party to the Acquisition Agreement are subject to the satisfaction at or prior to the Second Closing Date of the following conditions: (i) the First Closing and the Distribution shall have occurred; and
(ii) no Governmental Authority shall have enacted any statute, promulgated any regulation or issued any order which restricts or prohibits the consummation of the Distribution or any of the transactions contemplated by the Acquisition Agreement.

     The obligations of OMI to consummate the First Closing are also subject to the satisfaction at the First Closing Date of the following conditions: (i) there shall have been no material adverse change in the condition of MTL; (ii) subject to certain exceptions, the representations and warranties made by MTL and the MTL Shareholders shall be true and correct on the First Closing Date as though made on and as of such date; (iii) MTL and the MTL Shareholders shall have complied in all material respects with all covenants and agreements required by the Acquisition Agreement to be complied with by them respectively at or prior to the First Closing Date; (iv) OMI shall have received certain certificates from the officers of MTL; (v) the legal counsel of MTL shall have delivered certain legal opinions to OMI; (vi) the Short-fall Amount shall not exceed $1,000,000 after giving effect to any increases in Working Capital; (vii) OMI shall have received a fairness opinion from its financial advisors to the effect that the consideration to be paid by OMI in connection with the transactions contemplated by the Acquisition Agreement is fair from a financial point of view to OMI and its stockholders; and (viii) certain specified vessels of MTL shall be in class.

     The obligations of the MTL Shareholders to consummate the First Closing are also subject to the satisfaction at the First Closing Date of the following conditions: (i) there shall have been no material adverse change in the condition of the domestic operations of OMI; (ii) subject to certain exceptions, the representations and warranties made by OMI shall be true and correct on the First Closing Date as though made on and as of such date; (iii) OMI shall have complied in all material respects with all covenants and agreements required by the Acquisition Agreement to be complied with by it at or prior to the First Closing Date; (iv) MTL and the MTL Shareholders shall have received certain certificates from the officers of OMI;
(v) the legal counsel of OMI shall have delivered certain legal opinions to MTL and the MTL Shareholders; (vi) certain directors and officers of OMI shall have delivered their resignations from such positions and certain employment agreements shall have been terminated effective as of the Second Closing Date;
(vii) each of the vessels of OMI's domestic business shall be in class and, except for the ROVER, shall be eligible to trade in U.S. waters; (viii) the MTL Shareholders shall have received $2,500,000 (less any cash fees payable by MTL to First Stanford and DnB Markets) as consideration for the redemption of certain shares of MTL Common Stock and such additional cash in redemption of shares of MTL Common Stock as the MTL Shareholders may be entitled to pursuant to section 2.2 (c) (iii) of the Acquisition Agreement, See "The Restructuring Proposals --The Acquisition Agreement -- Consideration."

     Representations and Warranties

     In the Acquisition Agreement, OMI, MTL and the MTL Shareholders make various representations and warranties to each other. Those made by OMI include the following, among others: (i) the capitalization of OMI, (ii) the corporate organization and power of OMI and the authorization, execution, delivery and enforceability of the Acquisition Agreement, (iii) the Acquisition Agreement's non-contravention of any agreement or law, or the Amended and Restated Certificate of Incorporation or By-laws of OMI, (iv) the consents necessary for the Acquisition Agreement, (v) the absence of certain restrictive documents (vi) the accuracy of certain books and records of OMI, (vii) the fair presentation of the financial condition and the results of the operations of certain of OMI's domestic operations (the "Domestic Businesses") by the unaudited financial statements of the Domestic Businesses submitted to MTL, (viii) the good and marketable title to the assets of the Domestic Business (ix) the accuracy of a list of leases and ship charters relating to the Domestic Businesses submitted to MTL and the absence of any material violation by the Domestic Businesses of such leases and ship charters, (x) the absence of any undisclosed material contracts of the Domestic Businesses and the absence of any defaults by the Domestic Businesses under any material contracts, (xi) the absence of any undisclosed material litigation or judgment against the Domestic Businesses,
(xii) the filing of tax returns and the payment of taxes by OMI, (xiii) insurance coverage, (xiv) the investment intent of OMI in acquiring the shares of MTL Common Stock, (xv) the compliance by the Domestic Businesses with applicable laws, (xvi) certain matters relating to employee benefits plans,
(xvii) the absence of certain conflicts of interests of the officers and directors of OMI, (xviii) the substantial compliance by the Domestic Businesses with all applicable environmental laws and the absence of environmental claims,
(xix) the accuracy and completeness of a list containing employee compensation information delivered by OMI to MTL, (xx) the conduct of business of the Domestic Businesses and the absence of certain actions and changes since December 31, 1996 (xxi) the absence of any defaults under the terms and conditions of any indebtedness of the Domestic Businesses, (xxii) the good operating condition of the material assets of the Domestic Businesses, (xxiii) the absence of any representations by MTL or the MTL Shareholders, other than those expressly set forth in the Acquisition Agreement, (xxiv) the compliance by OMI with certain securities laws and the absence of any claims thereunder, and (xxv) the absence of knowledge on behalf of OMI that any current material customer or supplier of the Domestic Businesses intends to cease doing business with the Domestic Businesses.

     Representations and warranties made by MTL include the following, among others: (i) the capitalization of MTL and its subsidiaries, (ii) the corporate organization and power of MTL and its subsidiaries and the authorization, execution, delivery and enforceability of the Acquisition Agreement, (iii) the consents necessary for the Acquisition Agreement, (iv) the fair presentation of the financial condition and the results of the operations of MTL by the consolidated financial statements of MTL submitted to OMI and the absence of undisclosed material adverse changes to the business of MTL since the date of such financial statements, (v) the accuracy of certain books and records of MTL,
(vi) the title to, and the absence of any undisclosed encumbrances with respect to, the material properties and assets of MTL, (vii) the accuracy of a list of leases and ship charters submitted to OMI and the absence of any material violation by MTL of such leases and ship charters, (viii) the absence of any undisclosed material contracts and the absence of any defaults under any material contracts, (ix) the Acquisition Agreement's non-contravention of any undisclosed agreement or any law, or the Amended and Restated Certificate of Incorporation or By-laws of MTL, (x) the absence of any undisclosed material litigation or judgment, (xi) the filing of tax returns and the payment of taxes by MTL, (xii) insurance coverage, (xiii) the compliance by MTL with applicable laws, (xiv) the compliance with all applicable employment laws and the absence of labor disputes, (xv) certain matters relating to employee benefits plans,
(xvi) the absence of certain undisclosed conflicts of interests of the officers and directors of MTL, (xvii) except as disclosed in the Acquisition Agreement, the substantial compliance by MTL with all applicable environmental laws and the absence of environmental claims, (xviii) the conduct of MTL's business and the absence of certain actions and changes since December 31, 1996, (xix) the absence of certain restrictive documents, (xx) the good operating condition of the material assets of MTL, (xxi) the absence of any representations by OMI, other than those expressly set forth in the Acquisition Agreement, and (xxii) the absence of knowledge on behalf of MTL that any current material customer or supplier of MTL intends to cease doing business with MTL.

     The representations and warranties made by the MTL Shareholders in the Acquisition Agreement include the following, among others: (i) the ownership of the MTL shares, (ii) the power and authority of each MTL Shareholder to execute and deliver the Acquisition Agreement, (iii) the absence of any liens, encumbrances, restrictions and claims of any kind which would prevent the consummation of the transactions contemplated by the Acquisition Agreement, (iv) the investment intent of each MTL Shareholder in acquiring the shares of MTL Common Stock, (v) the absence of any representations by OMI, other than those expressly set forth in the Acquisition Agreement, and (vi) the absence of any broker's or finder's fees.

     The respective representations and warranties of OMI, MTL and the MTL Shareholders will not survive the Second Closing Date, except for the following representations and warranties made by the MTL Shareholders which will survive for a period of eighteen months following the Second Closing Date: (i) the representation concerning the ownership of the MTL shares, (ii) the representation of the power and authority of each MTL Shareholder to execute and deliver the Acquisition Agreement, (iii) the representation of the absence of any liens, encumbrances, restrictions and claims of any kind which would prevent the consummation of the transactions contemplated by the Acquisition Agreement,
(iv) the representation of the investment intent of each MTL Shareholder in acquiring the shares of MTL Common Stock, (v) the representation that the shareholders have not relied on any representations, other than those of OMI expressly set forth in the Acquisition Agreement, and (vi) the representation of the absence of broker's or finder's fees.

     Conduct of Business Prior to the Second Closing Date

     OMI and MTL have agreed that, except as may be necessary in the reasonable opinion of OMI to carry out the Distribution, during the period from the date of the Acquisition Agreement to the Second Closing Date, OMI and its U.S. subsidiaries and MTL and its subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business and use their commercially reasonable best efforts to preserve intact their respective organizations, keep available the services of their officers and employees and maintain satisfactory relationships and good will with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with them.

     MTL has agreed, among other things, that prior to the Second Closing Date, unless permitted by written consent of OMI, or as is otherwise permitted or required by the Acquisition Agreement, MTL and its subsidiaries shall (i) not amend its and its subsidiaries' respective Articles of Incorporation or By-Laws,
(ii) not increase beyond the level in effect on the date of the Acquisition Agreement any compensation to any officer, employee or agent being paid $60,000 per year or more, except increases which are determined by MTL to be in the best interest of the company and which are in the ordinary course of business , (iii) except for year-end bonuses to employees made in the ordinary course of business and consistent with past practices and bonus payments to certain specified executives, not make bonus, pension, retirement, or insurance payments other than those that may already have been accrued, (iv) not enter into any contract or commitment not consistent with the ordinary course of business and past practices of MTL, (v) not make any changes affecting any bank, safe deposit, or power of attorney arrangement of MTL or its subsidiaries without notifying OMI,
(vi) subject to certain exceptions, not sell or issue shares of capital stock or otherwise change its capital structure, (vii) not declare or make any distribution in redemption of stock or dividend to any class, except MTL Class B Common Stock and for a redemption distribution not in excess of $2,500,000 (less any cash fees payable by MTL to First Stanford and DnB Markets) plus any amounts distributed pursuant to a cash redemption made to MTL Shareholders pursuant to
Section 2.2(c)(iii) of the Acquisition Agreement immediately preceding the Acquisition, and (viii) report any material operational matter, general status of operational matter, emergency, or other change in the normal course of its business to OMI.

     OMI has agreed, among other things, that, except as may be necessary in the reasonable opinion of OMI to carry out the Distribution, permitted by written consent of MTL, or as is otherwise permitted or required by the Acquisition Agreement, OMI and its U.S. subsidiaries shall (i) not amend their respective Articles of Incorporation or By-Laws, (ii) maintain at all times a sufficient amount of authorized but unissued common stock to consummate the transactions contemplated by the Acquisition Agreement, (iii) not issue or sell any Preferred Stock of OMI or enter into any arrangement in relation to the issuance or sale of such stock, (iv) not increase beyond the level in effect on the date of the Acquisition Agreement, any compensation to any officer, employee or agent of the Domestic Businesses being paid $60,000 per year or more, except increases which are determined by OMI and its subsidiaries to be in the best interest of the company and which are in the ordinary course of business, (v) not enter into any contract or commitment, including charters in respect of the COURIER, the PATRIOT, or the ROVER in excess of three months, charters out in excess of three months of any of OMI Petrolink Corp.'s vessels and charters in of additional vessels of OMI Petrolink Corp. in excess of three months, except in the ordinary course of business consistent with past practice, and (vi) cause the Domestic Businesses to refrain from certain activities specified in Section
5.24 of the Acquisition Agreement.

     Certain Covenants of MTL

     The Acquisition agreement contains additional covenants of MTL, including, among others, the following: (i) the information supplied by MTL for inclusion in this Proxy Statement shall not contain any misleading or untrue statement of material fact or omit to state any material fact; (ii) during the period from the date of the Acquisition Agreement to the Second Closing Date, MTL shall take certain actions with respect to certain of its Employee Benefit Plans that are required by a letter agreement relating to such matters between OMI and MTL;
(iii) effective no later than the Second Closing Date, certain employees of OMI and its domestic subsidiaries shall be entitled to participate in certain employee benefit plans of MTL on the terms and conditions applicable to similarly situated employees of MTL, and MTL shall, subject to the terms and conditions of the Acquisition Agreement, waive any waiting periods, any pre-existing condition, and any evidence of insurability requirements; (iv) MTL shall cooperate and take all actions reasonably necessary to cause a trust under the MTL Salaried Employees Retirement Income Plan to accept a transfer from a trust under OMI's Savings Plan of assets attributable to the account balances under the OMI's Savings Plan of each participant in such plan who is an employee of OMI and/or its domestic subsidiaries following the Second Closing Date and who becomes a participant in the MTL Salaried Employees Retirement Income Plan which amounts shall be credited to the accounts respectively established for such participants under MTL's Salaried Employees Retirement Income Plan; (v) MTL shall use its reasonable best efforts to (a) obtain a firm commitment from Den norske Bank or another bank reasonably acceptable to OMI to provide a credit facility to OMI (the "New Credit Facility") consisting of a long-term loan of at least $21,000,000 and a line of credit of at least $3,000,000, which New MTL will be able to draw upon on the Second Closing Date, (b) extend the maturity date of the loan provided under its existing Term Loan and Revolving Credit Facility Agreement with Den norske Bank and the payment of principal and interest and other amounts outstanding thereunder until after the Second Closing and (c) refinance such principal and interest and other amounts under the New Credit Facility; (vi) MTL shall use its reasonable best efforts to redeem certain shares of MTL Common Stock in accordance with the terms and conditions of the Acquisition Agreement prior to the First Closing Date; (vii) within 15 business days of the end of each month following the date of the Acquisition Agreement, MTL shall deliver to OMI and the MTL Shareholders' Representative (a) an unaudited, consolidated balance sheet of MTL and its subsidiaries as of the end of the immediately preceding month and (b) an unaudited, consolidated income statement of MTL and its subsidiaries reflecting the results of operations for the period ending as of the end of the immediately preceding month; (viii) MTL shall set aside adequate reserves to pay for any tax liability of MTL or its subsidiaries incurred (at any time before or after the Second Closing Date) resulting from certain dispositions of certain stock and assets of MTL; (ix) MTL shall pay its own expenses relating to the transactions contemplated by the Acquisition Agreement and reflect all such expenses on MTL's Preliminary Closing Balance Sheet; and (x) MTL shall be responsible for and pay, on or before the Second Closing Date, the fees and expenses of First Stanford Corp. and Den norske Bank arising under a letter agreement dated February 28, 1996.

     Certain Covenants of the MTL Shareholders

     The Acquisition Agreement contains additional covenants of the MTL Shareholders, including, among others, the following: the agreement and acknowledgment by the MTL Shareholders that (i) the shares of New MTL Common Stock to be issued to each of the MTL Shareholders pursuant to the Acquisition Agreement will constitute "restricted securities" within the meaning of Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act") and have not been approved or disapproved by the SEC or any state securities commission of any State of the United States; (ii) a restrictive legend (as set forth in more detail in the Acquisition Agreement) will be imprinted on the certificates evidencing such shares of New MTL Common Stock and each MTL Shareholder shall hold such shares subject to the conditions stated therein, and (iii) New MTL shall not be required to effect any transfer of such shares of New MTL Common Stock if such transfer would violate the Securities Act.

     Certain Covenants of OMI (which will become New MTL)

     The Acquisition agreement contains additional covenants of OMI (which will become New MTL), including, among others, the following: (i) for a period of five years or the applicable statute of limitations, whichever is longer, after the Second Closing Date, New MTL shall not amend, repeal, or modify certain provisions of its by-laws and its certificate of incorporation which deal with directors' and officers' indemnification and insurance, in a way that would adversely affect the rights of individuals who at any time prior to the Second Closing Date were officers, directors, or employees of OMI or its affiliates or subsidiaries, unless such modification is required by the General Corporation Law of the State of Delaware ("DGCL") or federal law; (ii) New MTL shall indemnify each person who is or has been at any time prior to the First Closing Date an officer, director or employee of OMI or any of its subsidiaries against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval may not be unreasonably withheld) or otherwise in connection with any claim, action, suit, proceeding, or investigation (an "Acquiror Claim") based on the individual's role as director, officer, or employee of OMI or its subsidiaries, and arising out of actions or omissions occurring at or prior to the Second Closing Date, which indemnification shall in each case be to the fullest extent permitted under the DGCL and shall include legal and other expenses; (iii) OMI shall use its commercially reasonable best efforts to obtain and pre-pay before the First Closing Date five years of premiums for policies for directors' and officers' liability insurance covering the directors and officers of OMI and having terms reasonably similar to the policies maintained by OMI on the date of the Acquisition Agreement with respect to acts and omissions occurring prior to the Second Closing Date. If OMI obtains such policies prior to the First Closing Date, OMI shall issue a promissory note to New OMI having a face value equal to the lesser of (a) the amount OMI pre-paid for such policies and (b) $500,000, a term of five years and bearing interest at 8% per annum; (iv) OMI shall prepare and file with the SEC a proxy statement and certain other materials which shall not contain any incorrect or misleading information; (v) OMI shall take all action necessary to convene a stockholders' meeting to vote on the transactions contemplated by the Acquisition Agreement and subject to its fiduciary duties, the OMI Board of Directors shall (a) make the recommendation that all holders of OMI Common Stock vote in favor of such transactions and (b) take all necessary or advisable actions to secure the vote of the stockholders of OMI on the transactions contemplated by the Acquisition Agreement; (vi) OMI shall use its commercially reasonable best efforts to, on or prior to the Second Closing Date, have OMI and its domestic subsidiaries removed as a guarantor or obligor of any obligation of New OMI and its subsidiaries and to terminate all agreements between OMI and its domestic subsidiaries and New OMI and its subsidiaries other than the Distribution Agreement and certain agreements ancillary thereto; (vii) OMI shall use its commercially reasonable best efforts to cause New OMI to be substituted for OMI, and OMI released, from all liability under the Indenture dated as of November 1, 1993 between OMI and The Chase Manhattan Bank, as Trustee; (viii) OMI together with MTL shall meet with representatives of Citicorp North America Inc. and Citibank N.A., as necessary to discuss waiver of OMI's financial covenants in the guaranty of OMI Challenger Transport, Inc.'s charter obligations and negative covenant regarding change of control, effective as of the Second Closing Date, under the Credit Agreement, dated as of January 29, 1997 among Argosy Ventures Ltd, the Banks named therein, Citicorp North America Inc., and OMI Challenger Transport, Inc. OMI; (ix) OMI shall use its best efforts to effect the Distribution and certain corporate restructuring transactions relating thereto; (x) OMI shall use its best efforts to obtain, prior to the First Closing Date, from each holder of then outstanding employee stock options to purchase OMI Common Stock or stock appreciation rights who is, or is expected to become, an employee of New OMI or its subsidiaries, such holder's agreement to surrender his or her stock options to OMI in exchange for employee stock options granted by New OMI to purchase capital stock of New OMI, effective immediately prior to the First Closing Date; (xi) OMI shall, as soon as they are prepared, deliver to MTL and the MTL Shareholders' Representative a copy of certain audited consolidated financial statements of OMI's domestic operations; (xii) within 15 business days of the end of each calendar month following the date of the Acquisition Agreement, OMI shall prepare and deliver to MTL individual financial statements for OMI's domestic business as of the end of the immediately preceding month; (xiii) OMI shall cooperate with MTL to de-list the OMI Common Stock from the NYSE and the Stockholm Stock Exchange and list the New MTL Common Stock following the Second Closing Date on the Nasdaq National Market or such other national securities exchange as MTL, OMI and the MTL Shareholders' Representative shall agree; (xiv) OMI agrees that from the date of the Acquisition Agreement to the first to occur of the Second Closing Date or December 31, 1998, neither it nor any of its affiliates nor any of their representatives, directors, employees, or stockholders will accept or discuss any offer or proposal or provide information regarding a possible sale, merger or other transaction involving OMI's domestic operations (a "Potential Sale"), with any party other than MTL and the MTL Shareholders or provide any information to any other party in connection therewith; (xv) OMI shall immediately notify MTL if OMI receives any indications of interest, requests for information or offers in respect of a Potential Sale and communicate in reasonable detail the terms of such requests or offers; (xvi) OMI shall cause any restrictive legend imprinted on the certificates evidencing the OMI Common Stock issued to the MTL Shareholders to be removed at such time as all conditions to transfer of restricted securities under Rule 144 of the Securities Act are satisfied; (xvii) OMI shall not purchase or otherwise acquire any OMI Common Stock, during the twenty consecutive Trading Days (as defined in the Acquisition Agreement, prior to the First Closing Date; (xviii) OMI shall pay its own expenses relating to the transactions contemplated by the Acquisition Agreement and reflect such expenses on the OMI Closing Balance Sheet; (xix) OMI shall be responsible for all expenses relating to the Distribution and shall pay such expenses prior to the First Closing Date; (xx) OMI shall file with the IRS a private letter ruling request relating to the Distribution, and shall take all commercially reasonable action to obtain such ruling from the IRS and shall report all developments regarding such ruling request to MTL; and (xxi) OMI shall include a proposal in this Proxy Statement/Prospectus for a reverse split of its outstanding common stock immediately after the Distribution.

     Certain Covenants of OMI and MTL

     The Acquisition Agreement contains additional covenants for MTL and OMI, including, among others, the following: (i) each of MTL and OMI shall permit the other's respective representative reasonable access at all reasonable times to its officers, employees, books and records, facilities, properties, and shall furnish such respective representatives with all financial, operating, and other data as may reasonably be requested for purposes of consummating the transactions contemplated by the Acquisition Agreement; (ii) each of OMI and MTL shall furnish to the other party all information concerning itself and its subsidiaries necessary for the preparation of the Proxy Statement; (iii) each of OMI and MTL shall, within 60 Business Days of the date of the Acquisition Agreement file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form required for the transactions contemplated by the Acquisition Agreement and any supplemental information requested; and (iv) if any anti-takeover statute becomes applicable to the transactions, each of OMI and MTL shall grant such approvals and take such actions necessary to consummate the transactions contemplated in the Acquisition Agreement, provided, however, that no party shall be required to take any action that might constitute a breach of the fiduciary duties of the board of directors of the subjected party; and (v) each of OMI and MTL shall use its commercially reasonable best efforts to cause the Distribution to qualify as a tax free distribution under Section 355 and/or Section 368(a) of the Code.

     Certain Covenants of OMI, MTL, and MTL Shareholders.

     The Acquisition Agreement contains additional covenants of MTL, OMI, and the MTL Shareholders, including, among others, the following: (i) Until the Second Closing Date, each of OMI, MTL and the MTL Shareholders(subject to certain limitations) shall notify the other parties upon becoming aware of: (a) the occurrence or nonoccurrence of any event which is likely to cause any of its representations, warranties, covenants, conditions or agreements to become untrue or inaccurate or not to be complied with or satisfied and (b) its failure to comply with its covenants, conditions or agreements to be complied with on or prior to the Second Closing Date; (ii) MTL shall not take any action, other than certain actions approved pursuant to the Acquisition Agreement, that (a) is inconsistent with (1) the tax treatment of the transactions set forth in

OMI's ruling request to the IRS or in the IRS' ruling letter or (2) a factual statement set forth in such ruling request, or (b) causes certain transactions related to the Distribution and intended to be tax-free transaction to fail to qualify as tax free transactions; (iii) Each of OMI, MTL and the MTL Shareholders (other than the owners of Non-Management Stock (as defined in the Acquisition Agreement)) shall use their commercially reasonable best efforts to do all things necessary or advisable to consummate and make effective the transactions contemplated by the Acquisition Agreement including the Distribution; and (iv) Each of OMI and MTL has the obligation to amend and supplement the Schedules and Exhibits to the Acquisition Agreement as required.

     Termination

     The Acquisition Agreement may be terminated at any time prior to the First Closing Date: (i) by the mutual written agreement of the MTL Shareholders' Representative and OMI authorized by their respective board of directors; (ii) by MTL or OMI if: (a) the Acquisition is not consummated prior to July 31, 1998 unless such eventuality is due to the failure to perform or observe by the party seeking to terminate the Acquisition Agreement, (b) the MTL Shareholders do not consent to make certain representations contemplated by the Acquisition Agreement, (c) the MTL Shareholders' Representative does not consent to certain changes to the Distribution Agreement in certain instances where such consent is required pursuant to the Acquisition Agreement, the Distribution Agreement and other ancillary agreements; (d) a material breach by the non-terminating party has occurred with respect to any representation, warranty, covenant or other obligation contained in the Acquisition Agreement; (iii) by OMI if: (a) there has occurred any event, change or effect which has a material adverse effect on MTL; (iv) by MTL if: (a) the board of directors of OMI withdraws, amends, or modifies in a manner materially adverse to MTL, the OMI Board's favorable recommendation of the Acquisition Agreement, the Acquisition or the Board Nominees Proposal, (b) there has been any event, change or effect which has a material adverse effect on the domestic business of OMI, or (c) the Distribution Agreement is terminated pursuant to Section 8.10 thereof prior to the First Closing Date; (v) by the majority of the non-management stockholders of MTL if the Second Closing Date has not occurred by December 31, 1998; and (vi) by the MTL Shareholders' Representative if the Distribution Agreement is terminated pursuant to Section 8.10 thereto prior to the First Closing Date.

     Indemnification

     MTL will indemnify and hold OMI and its officers, directors, affiliates and agents, harmless from and against any and all indemnifiable losses pursuant to the Acquisition Agreement incurred as a result of (i) the breach of any covenant, agreement, representation, or warranty made by MTL in the Acquisition Agreement, (ii) certain actions specified in the Acquisition Agreement by MTL that cause (a) the Distribution to fail to qualify as a tax-free transaction to the extent described in OMI's ruling request to the IRS or (b) certain other transactions related to the Restructuring which are intended to qualify as tax-free transactions to fail so to qualify, or (iii) the failure of MTL's Employee Benefit Plan to be administered in accordance with its terms and the applicable laws.

     Each MTL Shareholder will indemnify and hold OMI and its officers, directors, affiliates and agents, harmless from and against any and all indemnifiable losses pursuant to the Acquisition Agreement incurred as a result of the failure or breach of any representation, covenant, agreement or warranty made by the MTL Shareholders in the Acquisition Agreement.

     OMI will indemnify and hold MTL, the MTL Shareholders, and their respective officers, directors, affiliates and agents, harmless from and against any and all indemnifiable losses pursuant to the Acquisition Agreement, incurred as a result of the breach or failure of any covenant, agreement, representation, or warranty made by OMI in the Acquisition Agreement.

     Notwithstanding the foregoing indemnification provisions, the MTL Shareholders, MTL and OMI will have the option of seeking the remedies of specific performance and injunctive relief in the event of any breach of a covenant or agreement by any party.

Federal Income Tax Consequences of the Acquisition

     OMI's stockholders and OMI will recognize no gain or loss (and no amount will be includable in their income) pursuant to the Acquisition.

Accounting Treatment of the Acquisition

     The Acquisition of MTL by OMI will be accounted for as a purchase, in accordance with APB Opinion No. 16, "Business Combinations." The value of the consideration to be paid by OMI for the MTL Common Stock will be allocated to the assets and liabilities attributable to the MTL Common Stock on the basis of fair market values of the respective assets and liabilities. The excess of cost over the assets allocated to identifiable tangible and intangible net assets will be allocated to goodwill.

OMI Corp. and Subsidiaries Pro Forma Condensed Consolidated Financial Statements

     The unaudited pro forma condensed consolidated financial statements presented below consist of pro forma balance sheets as of December 31, 1997 and pro forma statements of operations for the year ended December 31, 1997. The pro forma balance sheet was prepared to give effect to (a) the initial acquisition by OMI of 23% of the MTL Common Stock, (b) the distribution to OMI shareholders of all the shares of UBC, (c) the acquisition of the remaining 77% of the MTL Common Stock and (d) the additional borrowing to be incurred by MTL under a new Credit Facility to be entered into following the Acquisition (see "New MTL Description of Business") as if all such transactions had occurred on December 31, 1997. The amounts shown as spin-off of UBC are derived from the pro forma condensed consolidated financial statements of UBC and subsidiaries adjusted for the income tax effect of a change in tax status as a Marshall Islands corporation. The pro forma presentation assumes that MTL's equity interest in two LNG vessels has been sold prior to the Acquisition. The pro forma statements of operations were prepared to give effect to such transactions as if they had occurred on January 1, 1997. The unaudited pro forma balance sheet does not purport to represent what New MTL's financial position actually would have been had the transactions occurred on the date indicated or to project financial position for any future date. The unaudited pro forma statements of operations do not purport to represent what the operations actually would have been or to project operating results for any future period. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that OMI believes are reasonable. The unaudited pro forma financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations of OMI Corp. and subsidiaries and Marine Transport Lines, Inc. and subsidiaries, the historical consolidated financial statements of OMI Corp. and subsidiaries and Marine Transport Lines, Inc. and subsidiaries and the notes thereto, and the pro forma condensed consolidated financial statements of UBC and subsidiaries appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                           OMI CORP. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1997
                             (dollars in thousands)

                                                                                                 Pro Forma
                                                                                 ---------------------------------------------
                                                                                  Initial
                                                                                 Acquisition                     Spin-off
                                                               OMI Historical     of MTL {a}     Pro Forma        of UBC
                                                               --------------    -----------     ---------       --------
ASSETS
Current Assets                                                  $    71,402                       $ 71,402      $   9,000  (b)
                                                                                                                  (55,922) (d)

Capital Construction Fund                                            10,969                         10,969         (9,000) (b)
Vessels and Construction in Progress - Net                          370,225                        370,225       (344,227) (d)
Investments In, and Advances to Joint Ventures                       28,155                         28,155        (27,810) (d)
Investment in Affiliate                                                            $5,000            5,000
Note Receivable                                                       9,000                          9,000
Prepaid Drydock Expense                                               6,205                          6,205         (5,080) (d)
Other Assets and Deferred Charges                                    22,631                         22,631        (16,115) (d)
                                                                -----------        ------         --------      ---------
      Total Assets                                              $   518,587        $5,000         $523,587      $(449,154)
                                                                ===========        ======         ========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts Payable and Accrued Liabilities                   $    29,245                       $ 29,245      $   3,150  (b)
                                                                                                                  (12,442) (d)
     Deferred Gain on Sale of Vessel                                  5,809                          5,809         (3,151) (d)
     Current Portion of Long-Term Debt                               16,575                         16,575        (16,575) (d)
                                                                -----------        ------         --------      ---------
     Total Current Liabilities                                       51,629           -             51,629        (29,018)
                                                                -----------        ------         --------      ---------

Advance Time Charter Revenues & Other Liabilities                     3,114                          3,114         (2,828) (d)
Long-Term Debt                                                      146,341                        146,341       (139,514) (d)

Deferred Gain on Sale of Vessel                                      30,299                         30,299        (10,665) (d)
Deferred Income Taxes                                                64,264                         64,264         (3,150) (b)
                                                                                                                  (45,451) (d)
Minority Interest in Subsidiary                                       1,917                          1,917

Stockholders' Equity:
     Common Stock                                                    21,533        $  278           21,811
     Capital Surplus                                                186,726         4,722          191,448       (239,068) (d)
     Retained Earnings (Deficit)                                      8,979                          8,979         (1,105) (c)
                                                                                                                   25,452  (d)
     Cumulative Translation Adjustment                                4,912                          4,912         (4,912) (d)
     Unearned Compensation - Restricted Stock                        (1,105)                        (1,105)         1,105  (c)
     Unrealized Loss on Securities - Net                                (22)                           (22)
                                                                -----------        ------         --------      ---------
     Total Stockholders' Equity                                     221,023         5,000          226,023       (218,528)
                                                                -----------        ------         --------      ---------
      Total Liabilities and Stockholders' Equity                $   518,587        $5,000         $523,587      $(449,154)
                                                                ===========        ======         ========      =========
                                                                               Pro Forma
                                                               -------------------------------------------
                                                                  OMI         Acquisition
                                                                Domestic         of MTL          New MTL
                                                               ---------      ------------      ---------
ASSETS
Current Assets                                                 $  24,480     $    7,558  (e)    $  31,981
                                                                                 (1,800) (f)
                                                                                  1,743  (g)
Capital Construction Fund                                          1,969                            1,969
Vessels and Construction in Progress - Net                        25,998         24,506  (e)       50,504
Investments In, and Advances to Joint Ventures                       345          5,399  (e)        5,744
Investment in Affiliate                                            5,000         (5,000) (e)          -
Note Receivable                                                    9,000                            9,000
Prepaid Drydock Expense                                            1,125          1,789  (e)        2,914
Other Assets and Deferred Charges                                  6,516         17,908  (e)       24,424
                                                               ---------     ----------         ---------
      Total Assets                                             $  74,433     $   52,103         $ 126,536
                                                               =========     ==========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts Payable and Accrued Liabilities                  $  19,953     $    8,199  (e)    $  28,152

     Deferred Gain on Sale of Vessel                               2,658                            2,658
     Current Portion of Long-Term Debt                               -            1,000  (e)        1,000
                                                               ---------     ----------         ---------
     Total Current Liabilities                                    22,611          9,199            31,810
                                                               ---------     ----------         ---------

Advance Time Charter Revenues & Other Liabilities                    286          1,690  (e)        1,976
Long-Term Debt                                                     6,827         18,257  (e)       26,827
                                                                                  1,743  (g)
Deferred Gain on Sale of Vessel                                   19,634                           19,634
Deferred Income Taxes                                             15,663          8,314  (e)       23,977

Minority Interest in Subsidiary                                    1,917                            1,917

Stockholders' Equity:
     Common Stock                                                 21,811          9,355  (e)       31,166
     Capital Surplus                                             (47,620)         5,345  (e)      (42,275)
     Retained Earnings (Deficit)                                  33,326         (1,800) (f)       31,526

     Cumulative Translation Adjustment                               -                                -
     Unearned Compensation - Restricted Stock                        -                                -
     Unrealized Loss on Securities - Net                             (22)                             (22)
                                                               ---------     ----------         ---------
     Total Stockholders' Equity                                    7,495         12,900            20,395
                                                               ---------     ----------         ---------
      Total Liabilities and Stockholders' Equity               $  74,433     $   52,103         $ 126,536
                                                               =========     ==========         =========

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                         (tabular amounts in thousands)

(a) To record the acquisition of 23 percent of MTL common stock for $5,000,000 of OMI common stock (555,556 shares valued at $9.00 per share).

(b) To record the conversion into cash of securities held in the Capital Construction Fund and the transfer of $9,000,000 cash from the Capital Construction Fund to unrestricted cash. As this represents a nonqualified withdrawal from the fund, $3,150,000 of deferred taxes become currently payable.

(c) To record the vesting of restricted stock which will occur immediately prior to the distribution of 100 percent of the outstanding shares of UBC to OMI stockholders.

(d) To record the distribution of 100 percent of the outstanding shares of UBC to OMI stockholders. These balances are derived from the pro forma condensed balance sheet of UBC and are before the effects of the $4,000,000 of income taxes becoming currently payable, the credit to income of deferred income taxes of $36,451,000 no longer considered payable, and the $6,827,000 applicable to the Notes due 2003. See notes {b} and {e} of the pro forma consolidated balance sheet of UBC and subsidiaries appearing elsewhere in this Proxy Statement/Prospectus.

       These balances are adjusted from amounts shown in the pro forma balance sheet as follows:

                                      Pro Forma       Adjustment      Spin-off
                                    Balance Sheet      Dr (Cr)         of UBC
                                    -------------     ----------      ---------
       Other assets and
        deferred charges               $22,942         $(6,827)        $16,115
       Income taxes payable              4,000           4,000             -
       Deferred income taxes             5,000          (4,000)         45,451
                                                       (36,451)
       Long-term debt                  146,341           6,827         139,514
       Retained earnings
        (deficit)                       10,999          36,451         (25,452)

(e) To record the acquisition of the remaining 77 percent of MTL common stock in exchange for 18,695,000 shares of newly issued OMI common shares (valued at $14,700,000) which, along with such shares, will equal 30 percent of the outstanding shares. In recording the acquisition, OMI has preliminarily allocated the purchase price to tangible assets and liabilities and identified intangible assets (except as to assets and liabilities associated with MTL's investment in certain leveraged leases for two liquefied natural gas ("LNG") vessels which were sold on April 28, 1998) based on management's estimates of fair values at December 31, 1997. The excess of the purchase price over amounts allocated to the tangible assets and liabilities and identifiable intangible assets will be amortized over twenty years. Final allocations are not expected to be materially different from the preliminary allocations. The entire purchase price was preliminarily allocated as follows:

Current assets                                                          $ 7,558
Vessels - net                                                            24,506
Investment in joint ventures                                              5,399
Identifiable intangible assets (principally ship management
contracts)                                                  $ 2,782
Goodwill                                                     15,126      17,908
                                                            -------
Prepaid drydock expense                                                   1,789
Accounts payable and accrued liabilities                                 (8,199)
Current portion of long-term debt                                        (1,000)
Other liabilities                                                        (1,690)
Long-term debt                                                          (18,257)
Deferred income taxes                                                    (8,314)
                                                                        -------
Net assets acquired, at cost                                            $19,700
                                                                        =======

{f} Estimated fees of $1,800,000 were recorded to reflect the estimated expenses to be incurred to accomplish the Restructuring. These expenses, which will be charged to income when incurred, have been shown as a reduction in retained earnings as if such expenses had been incurred on the balance sheet date.

{g} To reflect the additional borrowing to be incurred by MTL under a new credit facility to be entered into following the Acquisition (see "New MTL-Description of Business"), exclusive of $2,500,000 borrowed under this credit facility included in adjustment {e} above, which amount will be used to redeem certain shares of MTL Common Stock prior to the Acquisition.

                           OMI CORP. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (dollars in thousands)

                                                                                                Pro Forma {i}
                                                                            -----------------------------------------------------
                                                              OMI           Acquisition                    Spin-off
                                                           Historical         of MTL        Pro Forma      of UBC(h)     New MTL
                                                           ----------       -----------     ---------      --------     ---------
Revenues                                                   $ 231,654        $ 30,432 {a}    $ 262,086      $141,985     $ 120,101
                                                           ---------        --------        ---------      --------     ---------
Operating Expenses:
 Vessel and Voyage                                           174,363          19,678 {a}      194,041        86,592       107,449
 Depreciation and Amortization                                28,944           1,567 {a}       34,874        23,556        11,318
                                                                               4,363 {b}
 General and Administrative                                   23,998           7,348 {a}       31,346        12,540        18,806(j)
                                                           ---------        --------        ---------      --------     ---------
Total Operating Expenses                                     227,305          32,956          260,261       122,688       137,573
                                                           ---------        --------        ---------      --------     ---------
Operating Income (Loss)                                        4,349          (2,524)           1,825        19,297       (17,472)
                                                           ---------        --------        ---------      --------     ---------
Other Income (Expense):
 Gain on Disposal of Assets                                      870                              870           885           (15)
 Interest Expense                                            (12,249)         (1,530){a}      (13,409)      (12,006)       (1,403)
                                                                                 370 {d}
 Minority Interest in (Income) Loss of Subsidiary               (114)                            (114)                       (114)
 Interest Income                                               3,257              44 {a}        3,301         2,222         1,079
 Other Expense                                                                (1,536){a}         (612)                       (612)
                                                                --               924 {e}
                                                           ---------        --------        ---------      --------     ---------
  Net Other Expense                                           (8,236)         (1,728)          (9,964)       (8,899)       (1,065)
                                                           ---------        --------        ---------      --------     ---------
Income (Loss) Before Income Taxes, Equity
 in Operations of Joint Ventures, and Cumulative
 Effect of Change in Accounting Principle                     (3,887)         (4,252)          (8,139)       10,398       (18,537)
Benefit (provision) for income taxes                             180            (751){a}        1,182         5,407         6,589
                                                                                 786 {f}
                                                                                 967 {g}
                                                           ---------        --------        ---------      --------     ---------
Income (Loss) Before Equity in Operations of Joint
 Ventures and Cumulative Effect of Change
 in Accounting Principle                                      (3,707)         (3,250)          (6,957)        4,991       (11,948)
Equity in Operations of Joint Ventures                           737           1,417 {a}        1,770           737         1,033
                                                                --              (384){c}
                                                           ---------        --------        ---------      --------     ---------
Income (Loss) Before Cumulative Effect of Change
 in Accounting Principle                                   $  (2,970)       $ (2,217)       $  (5,187)     $  5,728     $ (10,915)
                                                           =========        ========        =========      ========     =========

Per Share Loss Before Cumulative Effect
 of Change in Accounting Principle:
  Basic                                                    $   (0.07)                       $   (0.08)                  $   (0.18)
                                                           =========                        =========                   =========
  Diluted                                                  $   (0.07)                       $   (0.08)                  $   (0.18)
                                                           =========                        =========                   =========

Weighted Average Number of Common
 Shares Outstanding                                           42,914          19,251           62,165                      62,165
                                                           =========        ========        =========                   =========
Data Giving Effect to Proposed Reverse Stock Split:
  Weighted Average Number of  Common
       Shares Outstanding                                      4,291           1,925            6,217                       6,217
                                                           =========        ========        =========                   =========
 Per Share Loss Before Cumulative Effect
      of Accounting Change
           Basic                                           $   (0.69)                       $   (0.83)                  $   (1.76)
                                                           =========                        =========                   =========
           Diluted                                         $   (0.69)                       $   (0.83)                  $   (1.76)
                                                           =========                        =========                   =========


         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                         (tabular amounts in thousands)

{a} To record the results of operations of MTL for the year ended December 31, 1997.

{b} To reflect (a) additional depreciation expense for vessels based on new fair values and estimated useful lives and (b) amortization of intangibles over periods from five to twenty years, arising from the acquisition of MTL's assets under the purchase method of accounting.

{c} To reflect the elimination of the amortization of negative goodwill associated with MTL's investment in a joint venture.

{d} To record the reduction in interest expense relating to interest savings associated with a decrease in borrowing rate of 1 percent (to a weighted average pro forma interest rate of 7.59%) resulting from refinancing under the new credit facility and to reflect a reduction in amortization of deferred financing costs associated with the new credit facility versus the old credit facility, partially offset by increased borrowings under MTL's new credit facility.

{e} To eliminate transaction costs of MTL associated with the Acquisition and other transactions described elsewhere in this Proxy Statement/Prospectus.

{f} To record the tax effect of the above pro forma adjustments, excluding the amortization of goodwill and the decrease in amortization of the negative goodwill associated with MTL's investment in a joint venture.

{g} To eliminate the loss associated with MTL's investment in two liquefied natural gas ("LNG") vessels, which consists principally of income taxes on the taxable earnings associated with MTL's investment in these leveraged leases, which were acquired in a prior business combination and for which deferred taxes were therefore not established. These investments were sold on April 28, 1998.

{h} To record the elimination of the results of operations of UBC and consolidated subsidiaries, the stock of which is to be distributed as a dividend to the shareholders of OMI, as further described in the pro forma statement of operations included elsewhere in this Proxy
     Statement/Prospectus, as follows:

     Pro forma income before cumulative effect of change in
        accounting principle of UBC                                    $11,135
     Less income taxes to be eliminated as a result of the
        Restructuring included in provision for income taxes             5,407
                                                                       -------
                                                                       $ 5,728
                                                                       =======

{i} Net income for the year ended December 31, 1997 does not include charges for the estimated fees and expenses to be paid to effect the Restructuring and compensation cost of restricted stock becoming vested prior to the distribution of UBC stock. These items will be included in net income in the period in which the Restructuring occurs.

(j) The pro forma statement of operations of New MTL for the year ended December 31, 1997 includes accounting allocations of OMI general and administrative expenses of approximately $11,500,000 as described in Note 4 to the consolidated financial statements of UBC included on page F-11 of this Proxy Statement/Prospectus. Included in such allocated costs are approximately $7,000,000 of costs which the management of MTL believes will not be incurred by New MTL in future years which include allocations of salaries and benefits of OMI personnel who will not be joining New MTL, rental of OMI office space in New York, and costs incurred in 1997 related to the Restructuring Proposals. See "The Restructuring Proposals--Agreements--The Distribution Agreement".

Dilution

OMI's book value of net tangible assets at December 31, 1997 was $208.7 million or $4.85 per share of OMI Common Stock. Without taking into account any changes in net tangible book value after December 31, 1997, other than to give effect to
(a) long-term debt to be assumed by UBC, (b) cash to be transferred to UBC in accordance with the Acquisition Agreement, (c) $9,000,000 of cash from the Capital Construction Fund to be transferred to UBC and (d) the issue by OMI of 19,251,000 shares of OMI Common Stock to acquire 100% of the Common Stock of MTL, the total of the pro forma net tangible book values at December 31, 1997 of each share of New OMI and New MTL would have been $4.80. This represents an immediate decrease in net tangible book value of $.05 per share to existing shareholders. The following table illustrates the per share dilution (in thousands, except per share information).

                                           OMI
                                         Domestic    OMI Foreign
                                         Business     Business      Consolidated
                                         --------    ------------   ------------

Net tangible assets at
  December 31, 1997...................... $1,937       $206,743      $208,680

Per Share of OMI Common Stock
  (based on 43,067,000 outstanding
  shares)................................   0.05           4.80          4.85

Net tangible assets of MTL acquired in
  exchange for 19,251,000 shares of
  OMI Common Stock.......................  1,792

Per share of New OMI (based on
  43,623,000 outstanding shares) and
  New MTL (based on 62,318,000
  outstanding shares)(1) common stock....   0.06           4.74          4.80

DILUTION  (ACCRETION).................... $(0.01)     $    0.06      $   0.05
                                          ======      =========      ========
----------
(1) Before giving effect to the Reverse Stock Split

Dividend Policies

     OMI's current policy is not to pay dividends, but to retain cash for use in its business. Any determination to pay dividends in the future by either New OMI or New MTL will be at the discretion of the respective Boards of Directors of New OMI and New MTL and will be dependent upon their respective results of operations, financial condition, capital restrictions, covenants and other factors deemed relevant by their respective Boards of Directors. The payment of dividends by both OMI and MTL is currently restricted by the terms of certain of OMI's and MTL's respective credit agreements.



NAME CHANGE PROPOSAL

     Stockholders will be asked to vote to amend OMI's Amended and Restated Certificate of Incorporation to change the name of OMI to "Marine Transport Corporation" effective only if the Acquisition and Distribution occur. Stockholders are being asked to vote so to amend OMI's Amended and Restated Certificate of Incorporation so that New MTL will be able to conduct business under the name "Marine Transport Corporation" and New OMI will be able to conduct its business under the name "OMI Corporation."

THE NUMBER OF DIRECTORS PROPOSAL

General

     OMI's Amended and Restated Certificate of Incorporation currently provides that the number of directors constituting the entire Board of Directors shall be five, seven or nine as fixed from time to time by not less than 66 2/3% of the entire Board of Directors.

     At the request of MTL's management the OMI Board has proposed the approval and adoption of an amendment to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) effective only following the Distribution and the Acquisition (the "Number of Directors Proposal"), whereby the number of directors constituting the entire Board of Directors of New MTL shall not be less than five nor more than fifteen, as fixed from time to time by the vote of not less than 66 2/3% of the entire Board of Directors of New MTL.

     Approval of the Number of Directors Proposal requires the affirmative vote of holders of 80% or more of the outstanding shares of OMI Common Stock.

Purpose of the Proposed Change in the Number of Directors

     The purpose of the proposed change in the number of directors is to permit the board of New MTL to fix the number of directors constituting the New MTL board at a number between five and fifteen (as opposed to five, seven or nine) to make the Amended and Restated Certificate of Incorporation of New MTL consistent with the By-laws of New MTL.

THE BOARD NOMINEES PROPOSAL

General

     Pursuant to the Acquisition Agreement, all of the current directors of OMI will resign such directorships effective upon the consummation of the Acquisition. At MTL management's request, the OMI Board recommends that the stockholders elect the following nine directors, divided into three classes of three directors per class. The terms of such directors shall become effective upon consummation of the Acquisition and the Distribution. Pursuant to the Acquisition Agreement, OMI has agreed that, subject to its fiduciary duties, the OMI Board of Directors shall make a recommendation that all holders of OMI Common Stock vote in favor of the Board Nominees Proposal, see "The Restructuring Proposals --The Acquisition Agreement -- Certain Covenants of OMI."

                                                Class and Year in
Name                               Age         Which Term Will Expire           Occupation
----                               ---         ----------------------           ----------
Stanley B. Rich                    74          Class I      (1999)              Independent Accountant
Mark L. Filanowski                 43          Class I      (1999)              Currently, Senior Vice President,
                                                                                MTL; Upon consummation of the
                                                                                Acquisition, Senior Vice
                                                                                President, New MTL
Jonathan Blank                     54          Class I      (1999)              Partner, Preston Gates  Ellis &
                                                                                Rouvelas Meeds
Paul B. Gridley                    45          Class II     (2000)              Currently, President and Vice
                                                                                Chairman, MTL; Upon consummation
                                                                                of the Acquisition, Consultant to
                                                                                MTL
Michael Klebanoff                  77          Class II     (2000)              Private Investor; upon
                                                                                consummation of the Distribution
                                                                                will be Director of New OMI
William M. Kearns, Jr.             62          Class II     (2000)              President, W.M.  Kearns & Co., Inc.
Jerome Shelby                      67          Class III    (2001)              Of Counsel, Cadwalader, Wickersham
                                                                                & Taft
Richard T. du Moulin               51          Class III    (2001)              Currently, Chairman and Chief
                                                                                Executive Officer, MTL; Upon
                                                                                consummation of the Acquisition,
                                                                                Chairman, President and Chief
                                                                                Executive Officer, New MTL



Elaine L. Chao                     45          Class III (2001)                 Distinguished Fellow, The Heritage
                                                                                Foundation, and Senior Editor,
                                                                                Policy Review, The Journal of
                                                                                American Citizenship

     The term of office of the Class I Directors shall expire at the annual meeting next ensuing; of the Class II Directors one year thereafter; of the Class III two years thereafter; and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire.

     For biographical information regarding the Board nominees see "New MTL -- Management of New MTL."

THE REVERSE STOCK SPLIT PROPOSAL

General

     At the request of MTL's management, the OMI Board has proposed to amend the Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse stock split (the "Reverse Stock Split") of OMI's Common Stock. The complete text of the amendment to the Certificate of Incorporation (the "Certificate of Amendment") for the Reverse Stock Split is set forth in Exhibit A to this Proxy Statement/Prospectus. If the Reverse Stock Split is approved by the requisite vote of OMI's stockholders after consummation of the Acquisition and the Distribution, and upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the Reverse Stock Split will be effective, and each certificate representing shares of OMI Common Stock outstanding immediately prior to the Reverse Stock Split (the "Old Shares") will be deemed automatically, without any action on the part of the stockholders, to represent 0.10 of the number of shares of Common Stock of New MTL after the Reverse Stock Split (the "New Shares"); provided, however, that no fractional New Shares will be issued as a result of the Reverse Stock Split. Fractional share interests will be sold by the Distribution Agent and the net proceeds (after deduction of brokerage fees) will be remitted to stockholders who would otherwise be entitled to the fractional shares. After the Reverse Stock Split becomes effective, stockholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in a letter of transmittal to be sent by New MTL. Upon such surrender, a certificate representing the New Shares will be issued and forwarded to the stockholders by the Distribution Agent, however, each certificate representing one Old Share will continue to be valid and represent a New Share equal to 0.10 Old Shares.

     Pursuant to the Acquisition Agreement, OMI has agreed that, subject to its fiduciary duties, the OMI Board of Directors shall make a recommendation that all holders of OMI Common Stock vote in favor of the Reverse Stock Split Proposal, see "The Restructuring Proposals --The Acquisition Agreement -- Certain Covenants of OMI." At the request of MTL's management the Board recommends that all holders of OMI Common Stock vote in favor of the Reverse Stock Split Proposal.

     The voting and other rights that presently characterize the OMI Common Stock will not be altered by the Reverse Stock Split.

     Stockholders should not submit any certificates until requested. No new stock certificate will be issued to a stockholder until he has surrendered his outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Distribution Agent.

Purpose Of The Proposed Reverse Stock Split

     MTL's management has advised the OMI Board that it believes the Reverse Stock Split is desirable for several reasons.

     Following the Acquisition, New MTL will have approximately 60 to 65 million of its 80 million authorized shares issued and outstanding. MTL's management has advised the OMI Board that it believes that the Reverse Stock Split may enhance the acceptability of the New MTL Common Stock with the financial community and investing public and thereby enhance its liquidity. MTL management believes the Reverse Stock Split will assist New MTL shares to meet certain qualifications of the Nasdaq National Market listing requirements related to the bid price of New MTL shares. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of those policies and practices pertain to the payment of broker's commissions and to time consuming procedures that function to make the handling of lower priced stock economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. If the Reverse Stock Split results in an increase in the market price of New MTL Common Stock, management believes that the negative effect of the above-referenced policies and practices of brokerage firms and the adverse impact of trading commissions on the market for New MTL Common Stock should improve.

     There can be, however, no assurance that any or all of the foregoing, as a result of the Reverse Stock Split, will occur, including, without limitation, that the market value per New Share of New MTL after the Reverse Stock Split will be ten times the market price per Old Share of OMI Common Stock (after giving effect to the Distribution, but without giving effect to the Acquisition) before the Reverse Stock Split, that such price will either exceed or remain in excess of the current market price, or that a broader market for New Shares will develop.

Effectiveness of The Reverse Stock Split

     Stockholders have no dissenters' rights under Delaware law with respect to the Reverse Stock Split.

     OMI has authorized capital stock of eighty million shares of Common Stock. As of March 31, 1998, the number of issued and outstanding Old Shares was 43,076,763. The following table illustrates the decrease in outstanding shares of OMI Common Stock assuming that OMI will issue 19,255,121 shares of OMI Common Stock to the MTL shareholders pursuant to the Acquisition Agreement and that no additional shares of OMI Common Stock are issued prior to the Reverse Stock Split:

                                    PRIOR TO                        AFTER
                                    PROPOSED                      PROPOSED
                               REVERSE STOCK SPLIT           REVERSE STOCK SPLIT
                               -------------------           -------------------

Shares of OMI Common
  Stock Outstanding                62,331,884                     6,233,188

     OMI Common Stock is currently registered under Section 12(b) of the Exchange Act and, as a result, OMI is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of OMI Common Stock (which will become New MTL Common Stock) under the Exchange Act except that New MTL Common Stock is expected to be registered under Section 12(g) of the Exchange Act. The OMI Common Stock is currently traded on the NYSE. Application has been made to list the New MTL Common Stock on the Nasdaq National Market.

Exchange of Stock Certificates

     As soon as practicable after the effective date for the Reverse Stock Split, New MTL will send a letter of transmittal to each holder of record of Old Shares outstanding on the effective date for the Reverse Stock Split. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such Old Shares to the Distribution Agent (ChaseMellon Shareholder Services LLC). Upon submission of a properly completed and executed letter of transmittal to the Distribution Agent, together with the certificate(s) representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares of New MTL Common Stock into which his Old Shares have been reclassified as a result of the Reverse Stock Split.

Federal Income Tax Consequences of The Reverse Stock Split

     OMI has disclosed the Reverse Stock Split to the IRS, but has not sought and will not seek an opinion of counsel or a ruling from IRS regarding the federal income tax consequences of the Reverse Stock Split. OMI, however, believes that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder's proportionate interest in the assets or earnings and profits of OMI, the Reverse Stock Split will have the following federal income tax effects:

     1. A stockholder will not recognize gain or loss on the exchange, except to the extent that cash is received by such stockholder in lieu of a fractional share interest. In the aggregate, the stockholder's basis in the New Shares will equal his basis in the Old Shares reduced by the portion of the basis of the Old Shares allocable to any fractional share interest.

     2. A stockholder will recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share interest of New Shares and the portion of the basis of the Old Shares allocable to such fractional share interest. Such gain or loss will constitute capital gain or loss if the Old Shares are held as capital assets, and will be long-term capital gain or loss if the holding period for such Old Shares is greater than twelve months on the effective date of the Reverse Stock Split.

     3. A stockholder's holding period for the New Shares will be the same as the holding period of the Old Shares exchanged therefor.

     4. The Reverse Stock Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code and OMI will not recognize any gain or loss as a result of the Reverse Stock Split.

THE REDUCTION OF AUTHORIZED SHARES PROPOSAL

General

     OMI's Amended and Restated Certificate of Incorporation currently authorizes the issuance of 80,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of March 31, 1998 OMI had outstanding 43,076,763 shares of Common Stock and no shares of Preferred Stock. If 19,255,121 (30.9% of outstanding OMI Common Stock) shares are issued to the MTL Shareholders pursuant to the Acquisition Agreement and the Reverse Stock Split is effected, OMI (which will then be New MTL) will have outstanding 6,233,188 shares of Common Stock and no shares of Preferred Stock.

     The OMI Board has proposed the approval and adoption of an amendment, effective only following, the Acquisition, the Distribution and the Reverse Stock Split to the Amended and Restated Certificate of Incorporation of OMI (which will then be New MTL) to reduce the total number of shares of stock which New MTL shall have authority to issue from 80,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 15,000,000 shares of Common Stock and 750,000 shares of Preferred Stock.

Purpose of the Proposed Reduction of Authorized Shares

     The purpose of the proposed reduction in authorized shares of the Common Stock and Preferred Stock is to reduce the annual franchise tax that New MTL will be required to pay to the State of Delaware. Based on the pro forma balance sheet of New MTL, the OMI Board estimates that New MTL's annual franchise tax without adoption of the proposed amendment will be approximately $179,800 and with adoption of the proposed amendment will be approximately $46,000.

THE INCENTIVE PROGRAMS PROPOSALS

General

     The OMI Corp. 1998 Stock Option Plan for Non-Employee Directors (the "1998 Directors Plan") was adopted by the OMI Board at the request of MTL's Compensation Committee on May 13, 1998, subject to stockholder approval and to be effective only following the Distribution and the Acquisition. The 1998 Directors Plan, a copy of which is attached as Exhibit B, will authorize OMI (which will be New MTL) to automatically grant options to purchase 7,500 shares of New MTL Common Stock automatically (after giving effect to the Reverse Stock Split) to each eligible non-employee director of New MTL on the Second Closing Date and to each subsequently elected or appointed eligible non-employee director of New MTL. Up to an aggregate of 100,000 shares of New MTL Common Stock (after giving effect to the Reverse Stock Split) have been reserved for issuance pursuant to the 1998 Directors Plan. If the Reverse Stock Split is not effected, appropriate adjustments will be made to the total number of shares of New MTL Common Stock authorized for issuance under the 1998 Directors Plan and the number of options automatically granted to each non-employee director. A similar plan, the 1995 Directors Plan, was adopted by the OMI Board on April 13, 1995 and approved by the stockholders on May 23, 1995. In conjunction with its adoption of the 1998 Directors Plan, the OMI Board, at the request of MTL's Compensation Committee, adopted a resolution that effectively terminates the ability of New MTL to issue options under the 1995 Directors Plan following the Second Closing Date.

     The OMI Corp. 1998 Incentive Equity Plan (the "1998 Incentive Plan") was adopted by the OMI Board at the request of MTL's Compensation Committee on May 13, 1998, subject to stockholder approval and to be effective only following the Distribution and the Acquisition. The 1998 Incentive Plan, a copy of which is attached as Exhibit C, will authorize OMI (which will be New MTL) to grant to its employees stock options, stock appreciation rights in tandem with such options, restricted stock or bonuses payable in stock for up to 550,000 shares of OMI Common Stock (after giving effect to the Reverse Stock Split). If the Reverse Stock Split is not effected, appropriate adjustments will be made to the total number of shares of New MTL Common Stock authorized for issuance under the 1998 Incentive Plan and the maximum number of shares to be awarded to any one employee. A similar plan for OMI employees, the 1995 Incentive Plan, was adopted by the OMI Board on April 13, 1995 and approved by the stockholders on May 23, 1995. In conjunction with its adoption of the 1998 Incentive Plan, the OMI Board, at the request of MTL's Compensation Committee, adopted a resolution that effectively terminates the ability of New MTL to issue options and grant awards under the 1995

Incentive Plan following the Second Closing Date. See "The Restructuring Proposals --The Incentive Programs Proposal -1998 Incentive Plan."

Purpose of the Proposed Change

     Following the Distribution and Acquisition, non-employee directors of New MTL may become eligible to participate in the 1995 Directors Plan and employees of New MTL may become eligible to participate in the 1995 Incentive Plan. It is expected that any unexercised options outstanding under the 1995 Directors Plan as of the Second Closing Date will be surrendered by the OMI directors and that 29,000 (after giving effect to the Reverse Split) shares of New MTL Common Stock will be available under the 1995 Directors Plan. Following the Reverse Stock Split, the number of shares of New MTL Common Stock expected to be authorized for award under the 1995 Incentive Plan as adjusted is 62,723.

     MTL's Compensation Committee has advised the OMI Board that it believes that the amount of shares reserved for options or awards under the 1995 Directors Plan and the 1995 Incentive Plan will be insufficient to provide equity incentives to eligible directors and employees of New MTL beyond 1999. In addition, MTL's Compensation Committee has advised the OMI Board that certain technical modifications would have to be made to the 1995 Directors Plan and the 1995 Incentive Plan for such plans to achieve their stated purposes for New MTL.

     With respect to the 1995 Directors Plan, such technical changes include:
(i) providing that an eligible non-employee director could in the past have been an employee of a subsidiary of New MTL, (ii) granting the New MTL Board Nominees who are non-employee directors of New MTL options on the Second Closing Date and basing the exercise price for such options on the average trading prices for New MTL Common Stock for the ten days following the Second Closing Date, as opposed to the ten trading days prior to the Second Closing Date, which MTL's Compensation Committee believes will not accurately reflect the current fair market value of New MTL stock, (iii) calculating the fair market value of New MTL Common Stock (for purposes of determining the exercise price of options) based on trading prices of New MTL stock on the Nasdaq National Market, in which it is anticipated New MTL Common Stock will be included, as opposed to the New York Stock Exchange, where OMI Common Stock is currently listed, (iv) permitting non-employee directors to resign after one year and extend the exercise period of any unexercised options as of such retirement date for one year following such date, as opposed to requiring six years of service before any director could retire and extend the exercise period of any unexercised options for three years following such retirement date, and (v) permitting the New MTL Board, among other things, to accelerate the exercise of outstanding options and terminate such options upon certain specified reorganization events, such as a merger or consolidation of New MTL.

     With respect to the 1995 Incentive Plan, such technical changes include:
(i) calculating the fair market value of New MTL Common Stock (for purposes of determining the exercise price of options) based on trading prices of New MTL stock on the Nasdaq National Market, in which it is anticipated New MTL Common Stock will be included, as opposed to the New York Stock Exchange, where OMI Common Stock is currently listed, and (ii) permitting the New MTL Board, among other things, to accelerate the exercise of outstanding options and terminate such options upon certain specified reorganization events, such as a merger or consolidation of New MTL.

     MTL's Compensation Committee requested that new plans, substantially similar to the 1995 Directors Plan and the 1995 Incentive Plan be proposed for approval by the OMI stockholders. MTL's Compensation Committee has advised the OMI Board that it believes that the proposed 1998 Directors Plan and 1998 Incentive Plan are necessary if New MTL is to attract and retain highly competent individuals upon whose judgment, initiative and leadership the success of New MTL will in a large measure depend.

Description of the 1998 Directors Plan

     The 1998 Directors Plan is set forth as Exhibit B to this Proxy Statement/Prospectus, and the description of the material terms of the 1998 Directors Plan contained herein is qualified in its entirety by reference to such exhibit. All references to the "Plan" in the remaining text of this subsection shall mean the 1998 Directors Plan.

     The purpose of the Plan is to provide New MTL's eligible directors with the incentive inherent in common stock ownership. If the Plan is approved by stockholders, no further awards will be made under the 1995 Directors Plan.

     Each director of New MTL is eligible to participate in the Plan, provided that such director, as of the date of granting of an option under the Plan, (i) is not an employee of New MTL or any of its subsidiaries or affiliates, and (ii) is otherwise not eligible to participate in any plan of New MTL or any of its subsidiaries or affiliates which entitles such director to acquire securities or derivative securities of New MTL. Under the Plan, each eligible director on the Second Closing Date, and each person who thereafter first becomes an eligible director of New MTL will automatically be awarded an option to purchase 7,500 shares of New MTL Common Stock on the Second Closing Date or the date of first election or appointment to the New MTL Board of such director, respectively. Options granted under the Plan are not transferable except by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. If the Reverse Stock Split is not effected, appropriate adjustments will be made to the total number of shares of New MTL Common Stock authorized for issuance under the Plan and the number of options automatically granted to each non-employee director.

     Options granted under the Plan are subject to the following restrictions on exercise. To the extent that an option is not exercised within its ten-year period of exercisability, it will expire as to any unexercised part. The total number of shares covered by an option granted under the Plan will become exercisable on the first anniversary of the grant of the option. An option will not be exercisable unless the grantee, at the time of exercise of the option, is, and has been at all times since the grant of the option, a director of New MTL. Each option granted under the Plan will terminate upon the termination, for any reason, of the grantee's directorship with New MTL, and no shares may thereafter be purchased under such option, except that (i) upon retirement as a director of New MTL after one year of service, each unexpired option held by the grantee shall, to the extent otherwise exercisable on such date, remain exercisable, in whole or in part, until the earlier of ten years from the date of grant or one year following such retirement, and (ii) upon termination of service as a director of New MTL by reason of death or disability each unexpired option held by the grantee will become immediately exercisable and will remain exercisable until the earlier of ten years from the date of grant or one year after such termination. Subject to the limitations that no option may be exercised after the expiration of ten years from its date of grant and the provisions described above regarding termination of service as a director, in case of certain changes in control of New MTL (as described in more detail in the Plan), all options of a grantee shall immediately become exercisable and remain exercisable for a period of one year after such event notwithstanding any limitation in any option agreement or in the Plan, unless a resolution of the New MTL Board specifically directs otherwise.

     The option exercise price per share with respect to that portion of the shares of New MTL Common Stock covered by each option granted pursuant to the Plan subsequent to the Second Closing Date which becomes exercisable on the first anniversary of the option's date of grant shall be the higher of: (i) the Fair Market Value (as defined below) of a share of the New MTL Common Stock on the date the option is granted or (ii) the average of the Fair Market Values of a share of the New MTL Common Stock for each of the ten days ending on the date the option is granted. The option exercise price per share with respect to that portion of the shares of New MTL Common Stock covered by each option granted pursuant to the Plan on the Second Closing Date which become exercisable on the first anniversary of the option shall be the average of the Fair Market Values of a share of the New MTL Common Stock for each of the ten days following the Second Closing Date.

     "Fair Market Value," on any date, means (i) if the New MTL Common Stock is listed on a securities exchange or is traded over the Nasdaq National Market System, the closing sales price of a share of New MTL Common Stock on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the New MTL Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market System, the mean between the bid and offered prices as quoted by the National Association of Securities Dealers through Nasdaq for such date, provided that if the New MTL Board determines that such fair market value is not properly reflected by such Nasdaq quotations, fair market value will be determined by such other method as the New MTL Board determines in good faith to be reasonable.

     Payment of the option price upon exercise of an option under the Plan may be made in cash, by delivery of New MTL Common Stock already owned by the optionee for at least six months, a combination of such cash and shares, or in accordance with a cashless exercise program under which shares of New MTL Common Stock may be issued directly to the optionee's broker or dealer upon receipt of the purchase price in cash from such broker or dealer. No optionee shall have any rights to dividends or other rights of a stockholder with respect to his or her shares subject to an option until the optionee has given written notice of exercise and has paid in full for such shares. Optionees are required to pay New MTL such amounts as it may request to satisfy any tax withholding obligations upon exercise of their options. Such tax withholding obligations may be satisfied in cash, shares of new MTL Common Stock or by withholding of stock otherwise deliverable to the optionee under procedures approved by the New MTL Board.

     An aggregate of 100,000 shares of New MTL Common Stock (subject to adjustment as described below and provided in the Plan) will be subject to the Plan, after giving effect to the Reverse Stock Split. Shares subject to options which terminate or expire unexercised will become available for future option grants.

     The Plan will be administered by the New MTL Board which will have the power to construe the Plan, determine all questions arising thereunder and to adopt and amend the Plan as it may deem desirable, provided, however, that except with respect to certain adjustments in relation to changes in the outstanding stock, as described below, the New MTL Board may not, without further approval of the stockholders of New MTL, increase the maximum number of shares of New MTL Common Stock as to which options may be granted under the Plan, increase the number of shares of New MTL Common Stock subject to an option, reduce the option exercise price as set forth in the Plan, extend the period during which options may be granted or exercised under the Plan or change the class of persons entitled to receive options under the Plan.

     In the event of certain changes to the outstanding New MTL Common Stock after the Second Closing Date such as stock dividends, reverse stock splits, subdivisions, recapitalizations, split-ups and the like, the New MTL Board shall appropriately adjust the number and class of shares available under the Plan and the number, class and price of shares subject to outstanding options to reflect such changes. In the event (i) New MTL is merged or consolidated with another corporation and New MTL is not the surviving corporation, or New MTL shall be the surviving corporation and there shall be any change in the New MTL Common Stock by reason of such merger or consolidation, or (ii) all or substantially all of the assets of New MTL are acquired by another corporation, or (iii) there is a reorganization or liquidation of New MTL (each such event being hereinafter referred to as a "Reorganization Event"), or (iv) the New MTL Board shall propose that New MTL enter into a Reorganization Event, then the New MTL Board may in its discretion take any or all of the following actions: (A) by written notice to the director holding an option (the "Optionee"), provide that the option shall be terminated unless exercised within thirty days (or such longer period as the New MTL Board shall determine in its discretion) after the date of such notice and (B) advance the dates upon which any or all outstanding options granted to an Optionee shall be exercisable. Whenever deemed appropriate by the New MTL Board, any action referred to in the foregoing clause (B) may be made conditional upon the consummation of the applicable Reorganization Event.

     The Plan will terminate upon the earlier of (a) the adoption of a Board resolution to terminate the Plan, (b) the date all shares of New MTL Common Stock subject to the Plan are purchased according to the Plan, or (c) ten years from the Second Closing Date.

     The following table sets forth the options that will be granted to the eligible non-employee directors of New MTL on the Second Closing Date if the Plan is approved by the stockholders and the Board Nominees Proposal becomes effective:

                               PLAN BENEFITS TABLE
              The 1998 Stock Option Plan for Non-Employee Directors

Grantee                                          Number of Options To Be Granted
-------                                          -------------------------------
Paul B. Gridley                                               7500
Jerome Shelby                                                 7500
William M. Kearns, Jr.                                        7500
Stanley B. Rich                                               7500
Michael Klebanoff                                             7500
Jonathan Blank                                                7500
Elaine L. Chao                                                7500
All non-employee
Directors as a Group                                        52,500

     Certain United States Federal Income Tax Consequences

     The following discussion applies primarily to non-employee directors who are citizens or resident aliens (as defined in the Code) of the United States whose tax home or abode (as defined in the Code) is in the United States. The following discussion is based on the Code and applicable regulations thereunder in effect on the date hereof. Any subsequent changes in the Code or such regulations may affect the accuracy of this discussion. In addition, the following discussion does not consider any state, local or foreign tax consequences or any circumstances that are unique to a particular Plan participant that may affect the accuracy or applicability of this discussion.

     The grant of an option under the Plan will not result in taxable income to the non-employee director or an income tax deduction to New MTL. The non-employee director recognizes ordinary income at the time the option is exercised in the amount by which the fair market value of the shares acquired exceeds the option price. New MTL is generally entitled to a corresponding ordinary income tax deduction at that time equal to the amount of such ordinary income that is reported by the non-employee director on his or her federal income tax return.

Description of the 1998 Incentive Plan

     The 1998 Incentive Plan is set forth as Exhibit C to this Proxy Statement/Prospectus, and the summary of the material terms of the 1998 Incentive Plan contained herein is qualified in its entirety by reference to such exhibit. All references to the "Plan" in the remaining text of this subsection shall mean the 1998 Incentive Plan.

     The purpose of the Plan is to provide New MTL's employees a continued proprietary interest in the business of New MTL. If the 1998 Incentive Plan is approved by stockholders no further awards will be made under the 1995 Incentive Plan.

     MTL's Compensation Committee will administer the Plan and determine the recipients of options and awards, their terms and conditions within the parameters of the Plan and the number of shares covered by each option or award.

     Key salaried employees, including officers (but excluding non-employee directors), are eligible to participate in the Plan on the terms and conditions of the Plan. Awards may be granted by New MTL's Compensation Committee and may include: (i) options to purchase shares of New MTL Common Stock in the form of incentive stock options, as defined in section 422 of the Code ("ISOs"), or non-qualified stock options; (ii) stock appreciation rights granted in tandem with such options ("SARs"); (iii) restricted stock awards; and (iv) bonuses payable in stock. Awards of options and SARs are not transferable except by will or the laws of descent and distribution. Restricted stock awards remain subject to the restrictions established by New MTL's Compensation Committee for the restriction period and may not be sold, transferred, pledged or otherwise encumbered during such period. Shares of such restricted stock will be forfeited and will revert to New MTL upon the recipient's termination of employment during the restriction period, except to the extent that New MTL's Compensation Committee finds that such forfeiture might not be in the best interest of New MTL.

     The option price per share of options granted under the Plan shall be determined by New MTL's Compensation Committee. However, the per share option price of an ISO shall not be less than 100% of the Fair Market Value (as described above under "Description of the 1998 Directors Plan") of a share of New MTL Common Stock at the time the ISO is granted. Each option shall be exercisable pursuant to the attainment of such performance goals and/or during and over such period ending not later than ten years from the date it was granted, as may be determined by New MTL's Compensation Committee and stated in the option award agreement. Payment of the option price upon exercise of an option may be made (i) in cash, (ii) by delivery of New MTL Common Stock already owned by the optionee for at least six months, (iii) a combination of such cash and shares, (iv) in accordance with a cashless exercise program as specified in the Plan, or (v) in such other manner as permitted by New MTL's Compensation Committee at the time of grant or thereafter. No optionee shall have any rights to dividends or other rights of a stockholder with respect to his or her shares subject to the option until the optionee has given written notice of exercise and paid in full for such shares.

     New MTL's Compensation Committee may, in its sole discretion, with respect to each option granted under the Plan, grant tandem stock appreciation rights, that is, the right to relinquish such option in whole or in part and to receive a payment (in cash, shares or a combination of both, as determined by New MTL's Compensation Committee) equal to the excess of the fair market value of the stock covered by the relinquished option (or part thereof) over the applicable option price.

     Awards of restricted stock under the Plan may be in addition to or in lieu of option grants. During the restriction period (which may be a restriction period that ends after certain period(s) of time and/or upon the attainment of certain performance objectives, as set by MTL's Compensation Committee) the recipient of restricted stock is not permitted to sell, transfer, pledge, or assign the shares, and upon the recipient's termination of employment during the restriction period, shares of restricted stock shall generally revert to New MTL. If provided by the New MTL Compensation Committee, shares of restricted stock may become free of restriction under certain circumstances such as retirement, death or disability of the recipient or the occurrence of a change of control or following any other termination of employment where

MTL's Compensation Committee determines that forfeiture might not be in the best interest of New MTL.

     In lieu of cash bonuses otherwise payable to eligible employees under New MTL's compensation practices, New MTL's Compensation Committee may determine that such bonuses shall be payable in New MTL Common Stock under the Plan.

     In the event of or in anticipation of a change of control of New MTL, as defined in an option or other award agreement under the Plan, New MTL's Compensation Committee may, to assure fair and equitable treatment of the participants in the Plan, (i) accelerate restriction periods for purposes of vesting any outstanding option or shares of restricted stock awarded pursuant to the Plan; (ii) offer to purchase any outstanding option or shares of restricted stock made pursuant to the Plan from the holder for its equivalent cash value; and (iii) make adjustments or modifications to outstanding options or restricted stock as New MTL's Compensation Committee deems appropriate to maintain and protect the rights and interests of participants in the Plan following such changes in control. In no event, however, may any option be exercised prior to the expiration of six months from the date of grant (unless otherwise provided in the option agreement pursuant to which such options were granted) or after ten years from the date of grant.

     An aggregate of 550,000 shares of New MTL Common Stock (subject to adjustment as described below and provided in the Plan) will be subject to the Plan, after giving effect to the Reverse Stock Split. Shares subject to options which terminate or expire unexercised will become available for future option grants. If the Reverse Stock Split is not effected, appropriate adjustments will be made to the total number of shares of Common Stock authorized for issuance under the Plan and the maximum number of shares to be awarded to any one employee.

     The New MTL Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation may be made which would, without the approval of the stockholders, (A) increase the total number of shares reserved for issuance under the Plan (unless such increase is a result of certain changes in the capital structure of New MTL), (B) decrease the option price of an option to less than 100% of the Fair Market Value of New MTL Common Stock on the date of granting of the option (unless such decrease is a result of certain changes in the capital structure of New MTL); (C) change the class of persons eligible to receive an award of restricted stock, options or bonuses payable in New MTL Common Stock; or (D) extend the duration of the Plan. MTL's Compensation Committee may amend the terms of any award of restricted stock or option already granted, retroactively or prospectively, but no such amendment shall impair the rights of any holder without his or her written consent.

     In the event of certain changes to the outstanding New MTL Common Stock after the Second Closing Date such as stock dividends, reverse stock splits, subdivisions, recapitalizations, split-ups and the like, the New MTL Board shall appropriately adjust the number and class of shares available under the Plan and the number, class and price of shares subject to outstanding options to reflect such changes. In the event (i) New MTL is merged or consolidated with another corporation and New MTL is not the surviving corporation, or New MTL shall be the surviving corporation and there shall be any change in the New MTL Common

Stock by reason of such merger or consolidation, or (ii) all or substantially all of the assets of New MTL are acquired by another corporation, or (iii) there is a reorganization or liquidation of New MTL (each such event being hereinafter referred to as a "Reorganization Event"), or (iv) the Board of Directors of New MTL shall propose that New MTL enter into a Reorganization Event, then the New MTL Board may in its discretion take any or all of the following actions: (A) by written notice to holders of options or restricted stock awards, provide that the options or awards shall be terminated unless exercised within thirty days (or such longer period as the New MTL Board shall determine in its discretion) after the date of such notice and (B) advance the dates upon which any or all outstanding options and restricted stock awards shall be exercisable. Whenever deemed appropriate by the New MTL Board, any action referred to in the foregoing clause (B) may be made conditional upon the consummation of the applicable Reorganization Event.

     The Plan will terminate upon the earlier of (a) the adoption of a resolution of the New MTL Board to terminate the Plan, (b) the date all shares of New MTL Common Stock subject to the Plan are purchased according to the Plan, or (c) ten years from the Second Closing Date.

     Certain United States Federal Income Tax Consequences

     The following discussion applies primarily to participating employees that are citizens or resident aliens (as defined in the Code) of the United States whose tax home or abode (as defined in the Code) is in the United States. The discussion is based on the Code and applicable regulations thereunder in effect on the date hereof. Any subsequent changes in the Code or such regulations may affect the accuracy of this discussion. In addition, this discussion does not consider any state, local or foreign tax consequences or any circumstances that are unique to a particular Plan participant that may affect the accuracy or applicability of this discussion. References to "New MTL" in this summary of tax consequences shall mean New MTL or any subsidiary of New MTL that employs the Plan participants as the case may be.

     Incentive Stock Options ("ISOs")

     (a) Neither the grant nor the exercise of an ISO will be treated as the receipt of taxable income by the employee or a deductible item by New MTL. The amount by which the fair market value of the shares issued upon exercise exceeds the option price will constitute an item of adjustment that must be taken into account in determining the employee's alternative minimum tax.

     (b) If the employee holds shares acquired by him or her upon the exercise of an ISO until the later of two years from the date of grant of the option and one year from such exercise and has been an employee of New MTL at all times from the date of grant of the ISO to the day three months before such exercise (or twelve months in the case of termination of employment due to disability), then any gain realized by the employee on a later sale or exchange of such shares will be a capital gain and any loss sustained will be a capital loss. New MTL will not be entitled to a tax deduction with respect to any such sale or exchange of ISO shares.

     (c) If the employee disposes of any shares acquired upon the exercise of an ISO during the two-year period from the date of grant of the option or the one-year period beginning on the day after such exercise (i.e., a "disqualifying disposition"), the employee will generally be obligated to report as ordinary income for the year in which the disposition occurred the amount by which the fair market value of such shares on the date of exercise of the option (or, as noted in clause (d) below, in the case of certain sales or exchanges of such shares for less than such fair market value, the amount realized upon such sale or exchange) exceeds the option price, and New MTL will be entitled to an income tax deduction equal to the amount of such ordinary income reported by the employee on his or her federal income tax return.

     (d) If an ISO holder who has acquired stock upon the exercise of an ISO makes a disqualifying disposition of any such stock, and the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized 'by the ISO holder, then the amount includable in the ISO holder's gross income, and the amount deductible by New MTL, will not exceed the excess (if any) of the amount realized on the sale or exchange over the tax basis of the stock.

     - Non-Qualified Stock Options ("NQSOs")

     In the case of an NQSO, the grant of the option will not result in taxable income to the option holder or an income tax deduction to New MTL. The NQSO holder generally recognizes ordinary income at the time the NQSO is exercised in the amount by which the fair market value of the shares acquired exceeds the option price. New MTL is generally entitled to a corresponding ordinary income tax deduction ,at that time equal to the amount of such ordinary income.

     - Stock Appreciation Rights ("SARs")

     The granting of SARs does not produce taxable income to participating employees or an income tax deduction for New MTL. The exercise of a SAR for cash is immediately taxable to the grantee and deductible by New MTL. The exercise of a SAR for shares of New MTL Common Stock is generally taxable and deductible in the same manner as the exercise of a NQSO.

     - Bonus Stock

     The grantee will generally realize ordinary income during his or her taxable year in which the shares of New MTL Common Stock are issued pursuant to the award of bonus stock in an amount equal to the fair market value of the shares of New MTL Common Stock at the date of issue.

     - Restricted Stock

     An employee generally will not recognize any taxable income upon the award of any restricted stock which is not vested. Dividends paid with respect to restricted stock prior to the vesting of such stock will be taxable as compensation income to the employee. Generally, an employee will recognize ordinary income upon the vesting of restricted stock in an amount equal to the fair market value of the shares of New MTL Common Stock on the date they become vested. However, pursuant to Section 83(b) of the Code, an employee may elect to recognize compensation income upon the award of restricted stock based on the fair market value of the shares of New MTL Common Stock subject to such award on the award date. If an employee makes such an election, dividends paid with respect to such restricted stock will not be treated as compensation, but rather as dividend income, and the employee will not recognize additional income when the restricted shares vest.

     New MTL will be entitled to an income tax deduction equal to the amount of ordinary income included by the employee on his or her federal income tax return for the year when the restricted stock vests (or year in which an applicable Code Section 83(b) election is made). New MTL will also be entitled to a compensation deduction for the dividends that are paid on restricted stock that has not yet vested (as described in the immediately preceding paragraph) when such dividends are reported by the employee on his or her federal income tax return.

     - Limitations on Company Deductions; Parachute Payments

     Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility by New MTL. This limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of New MTL or any one of the other four highest paid executive officers who are employed by New MTL on the last day of the taxable year. However, certain "performance-based compensation" the material terms of which are disclosed to and approved by stockholders is not subject to this limitation on deductibility. New MTL has structured the stock option and SAR portions of the Plan with the intention that compensation resulting therefrom would be such performance-based compensation and would be deductible. To qualify, New MTL is seeking stockholder approval of the Plan. It is not intended that compensation resulting from restricted stock awarded, or bonuses payable in stock under the Plan will be performance-based compensation within the meaning of Section 162(m) of the Code.

     Under certain circumstances, accelerated vesting or exercise of options or SARs, or the accelerated lapse of restrictions on restricted stock, in connection with a "change in control" of New MTL might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of
Section 280G of the Code. To the extent it is so considered, the optionee or grantee may be subject to an excise tax equal to 20% of the amount of the excess parachute payment and New MTL may be denied a tax deduction.

THE E&Y PROPOSAL

     At the request of MTL's management, the OMI Board has proposed the appointment, effective only following the Distribution and the Acquisition, of Ernst &Young LLP as auditors of OMI (which will then be New MTL) and various subsidiaries for the year ending December 31, 1998 (the "E&Y Proposal").

     E&Y are currently the auditors of MTL and MTL has requested that E&Y be appointed the auditors for New MTL.

     A representative of E&Y is expected to be present at the Annual Meeting to make a statement if he or she desires and to respond to appropriate questions.

                           INTERIM DIRECTORS PROPOSAL

     Pursuant to OMI's Amended and Restated Certificate of Incorporation, as amended, and By-Laws, the Board of Directors of OMI is divided into three classes as set forth in the following table. Each Class consists of three directors, however, four vacancies exist.(1) In view of the fact that the entire Board of Directors will resign pursuant to the Acquisition Agreement, the Board does not propose to fill the vacancies at this time. The directors in each class hold office for staggered terms of three years. The Class III directors, Craig
H. Stevenson, Jr. and Jack Goldstein whose present terms expire in 1998, are being proposed for reelection for new three year terms (expiring in 2001) at this Annual Meeting.

     Both nominees in Class III are willing to serve as directors, but if any nominee becomes unable to serve prior to the Annual Meeting, the persons named as Proxies have discretionary authority to vote for a substitute nominee named by OMI management, or OMI management may reduce the number of directors to be determined and elected.

     Following the Distribution and the Acquisition, if elected, the Nominees will resign and be succeeded by the persons elected to the Board of New MTL pursuant to the Board Nominees Proposal.

     The Board of Directors recommends a vote in favor of the election of the nominees for directors.

     The following table sets forth certain information regarding the members of and nominees for the Board of Directors:

                                        Class and Year in
First Name and                           Which Principal
Other Information               Age      Term Will Expire             Occupation            Became a Director
-----------------               ---      ----------------             ----------            -----------------

                       NOMINEES FOR ELECTION AT THE 1998 ANNUAL MEETING (TO HOLD OFFICE
                          UNTIL CONSUMMATION OF THE DISTRIBUTION AND THE ACQUISITION)

Craig H. Stevenson, Jr.          44       Class III 1998     President and Chief Executive       05/23/95
                                                             Officer of OMI Corp.

Jack Goldstein                   59       Class III 1998     Chairman of the Board of OMI        06/11/86
                                                             Corp.

                                                      96

                                        Class and Year in
First Name and                           Which Principal
Other Information               Age      Term Will Expire             Occupation            Became a Director
-----------------               ---      ----------------             ----------            -----------------

                           DIRECTORS WHOSE TERMS CONTINUE (UNTIL CONSUMMATION OF THE
                                      DISTRIBUTION AND THE ACQUISITION)

Robert Bugbee                    37        Class I 1999      Senior Vice President, OMI          05/07/98
                                                             Corp.

Constantine G. Caras             59       Class II 2000      Private Investor (formerly          11/16/83
                                                             Executive Vice President of
                                                             Ogden Corporation)

Michael Klebanoff(2)             77       Class II 2000      Chairman Emeritus of OMI Corp.      01/29/69

----------

1. On May 7, 1998, Steven D. Jellinek, Livio M. Borghese, and Emanuel L. Rouvelas and Marianne K. Smythe resigned in anticipation of the resignations contemplated by the Acquisition Agreement.

2. Mr. Klebanoff was a director of OMI during the time that OMI was a wholly-owned subsidiary of Ogden Corporation and before the distribution of OMI stock to the Ogden Corporation common stockholders.

ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     During 1997, there were six Board of Directors' meetings of OMI. Messrs. Stevenson and Goldstein, incumbent directors nominated for re-election, each attended at least five of the meetings of the Board. All other directors attended at least five of the meetings of the Board.

     During 1997 Steven D. Jellinek and Emanuel L. Rouvelas comprised the Audit Committee of OMI. The Audit Committee recommends to the Board the auditors to be appointed by OMI, reviews the results of each year's audit, evaluates any recommendations the auditors may propose with respect to OMI's internal controls and procedures and oversees the responses made to any such recommendations.

     During 1997 Livio M. Borghese, Constantine G. Caras and Marianne K. Smythe, comprised the Compensation Committee of OMI. The Compensation Committee reviews and determines the compensation of OMI's executives. In 1997, the Audit Committee met twice for the purpose of reviewing audit procedures and inquiring into financial, legal, and other matters, and the Compensation Committee met three times, which includes one telephonic meeting, for the purpose of reviewing overall compensation and employee benefit practices and programs. OMI does not have a nominating or similar committee.

     Jack Goldstein was appointed Chairman of the Board of Directors in 1995. Mr. Goldstein was President and Chief Executive Officer of OMI from April 1986 to December 1996. Prior thereto, Mr. Goldstein was Vice President of Overseas Shipholding Group, Inc.

     Craig H. Stevenson Jr. was appointed Chief Executive Officer of OMI in January 1997 and President of OMI in November 1995. He was elected Chief Operating Officer of OMI in November 1994 and Senior Vice President/Chartering of OMI in August 1993. For five years prior thereto, he was President of Ocean Specialty Tankers Corp., then a marketing manager for several of OMI's chemical tankers.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     See "Interim Directors Proposal -- Compensation Committee Interlocks and Insider Participation."

COMPENSATION OF DIRECTORS

     Directors who are also officers or employees of OMI do not receive any fees or remuneration for services as members of the Board of Directors or of any Committee thereof. Each non-employee director in 1997 was compensated $20,000 annually and $750 per board and committee meeting attended.

     Also, each non-employee director who first becomes an eligible director after May 23, 1995, receives a one-time grant of 30,000 shares of OMI Common Stock in accordance with, and subject to the terms of, the OMI Stock Option Plan for Non-Employee Directors.

EXECUTIVE COMPENSATION

     The Summary Compensation Table shows the compensation for the past three years of each of OMI's six most highly compensated executive officers including the Chief Executive Officer (the "named executive officers").

SUMMARY COMPENSATION TABLE

                                                                                                         Long-Term
                                                 Annual Compensation                                 Compensation Awards
                                                                   Other           Other        Restricted
Name and                                                           Annual         Annual     Stock/ Options/      All Other
Principal Position          Year     Salary        Bonus ($)    Compensation      Awards      SARs(#)(1)(2)      Compensation
                                       ($)           (5)            ($)            ($)                              ($)(3)
Jack Goldstein              1997     194,800       155,000           0             0              0                 20,988
Chairman of the Board       1996     391,400       0                 0             0              0                 18,500

                            1995     380,000       0                 0          0                 0                 34,549

Craig H. Stevenson, Jr.     1997     380,000       123,750                      459,375           50,000            32,985
President and Chief         1996     300,000       0                 0          0                 0                 18,714
Executive Officer           1995     265,000       0                 0          0                 0                 30,663

Vincent J. de Sostoa        1997     250,000       66,000                       0                 0                 21,553
 Sr. Vice President,        1996     231,750       0                 0          0                 0                 20,516
Chief Financial Officer     1995     225,000       0                 0          7,500             30,000            30,365
and Treasurer

Fredric S. London           1997     240,000       66,000                       0                 0                 20,930
Sr. Vice President,         1996     224,500       0                 0          0                 0                 19,718
General Counsel and         1995     218,000       0                 0          97,500            30,000            29,287
Secretary

Robert Bugbee               1997     250,000       66,000                       0                 0                 19,412
Sr. Vice                    1996     206,000       0                 0          0                 10,000            20,521
President/Commercial        1995     146,154       0                 0          97,500            60,000

Richard J. Halluska         1997     159,308       52,800                       0                 0                 161,703
Sr. Vice President/         1996     200,000       0                 0          0                 0                 19,718
Operations (4)              1995     145,577       0                 0          97,500            30,000            25,734

---------------

(1) The number and value of restricted stock holdings of each of the named executive officers on December 31, 1997 was 200,000 and $1,837,500 (Mr. Goldstein); 115,000 and $1,056,563 (Mr. Stevenson); 27,000 and $248,063
     (Mr. de Sostoa); and 15,000 and $137,813 (for each of Messrs. Bugbee, Halluska and London). The value of the restricted stock is determined by multiplying the total shares held by the closing price of OMI Common Stock on the New York Stock Exchange on December 31 of the year of award, which in 1997 was $9.1875. To the extent dividends are declared on OMI Common Stock, dividends will be paid to these holders of restricted stock with respect to their holdings; however, dividends paid in stock will be subject to the same restrictions as the restricted stock.

(2) Options and restricted stock awards granted under the OMI 1995 Incentive Equity Plan to the named executive officers. OMI did not grant any stock appreciation rights ("SARs") in calendar years 1995, 1996 or 1997.

(3) Includes (i) amounts contributed under the OMI Corp. Savings Plan and OMI Corp. Executive Savings Plan in 1997 for Mr. Goldstein at a value of $20,988, for Mr. Stevenson at a value of $32,271, for Mr. de Sostoa at a value of $19,537, for Mr. London at a value of $18,914, for Mr. Bugbee at a value of $19,916 and for Mr. Halluska at a value of $13,230 and (ii) amounts reflecting the cost of group-term life insurance coverage over $50,000 for Mr. Stevenson at a value of $714, for Mr. de Sostoa at a value of

     $2,016, for Mr. London at a value of $2,016, for Mr. Bugbee at a value of $396 and for Mr. Halluska at a value of $1,396.

(4) Mr. Halluska resigned from his position with OMI in the third quarter of 1997. Pursuant to a consulting agreement Mr. Halluska received an additional $147,077 in 1997, a base consulting fee of $218,000 in 1998 and a bonus of $170,000 in respect of 1997. Mr. Halluska will also receive as a base amount for consulting $50,000 in each of 1999 and 2000.

(5) Represents amounts paid out the relevant year. In 1998 bonuses have been paid out for the 1997 fiscal year in the following amounts $531,250 for Messrs. Goldstein, de Sostoa, London and Bugbee and $1,062,500 for Mr. Stevenson.

     Following the Distribution certain of the current directors and officers of OMI will become directors and officers of New OMI. The Board and the Compensation Committee of New OMI will establish its own compensation policies and plans. See "New OMI--Executive Compensation."

EMPLOYMENT CONTRACTS

     OMI has employment agreements with Messrs. Stevenson, de Sostoa, London and Bugbee and its Vice Presidents which provide for an annual base salary and a performance incentive bonus. The base salary is the amount paid in the previous year plus any raise granted by the OMI Board. Under the contracts, bonuses are paid at the discretion of the OMI Board. Each of these agreements also provide that if the employee (i) is terminated without cause, (ii) voluntarily terminates his employment within 90 days of a relocation or reduction in compensation or responsibilities, or (iii) is disabled, such employee will continue to receive base salary and other benefits until December 31, 1998 or twelve months from the date of termination of employment, whichever is later. In addition, in the event of a Change in Control (as defined in OMI's Separation Allowance Program) such employee is entitled to immediately receive a cash payment in an amount equal to the aggregate bonuses paid during the twelve month period ending on the date of the Change in Control, and if any such employee's employment is terminated without cause (other than for reasons of disability) within 2 years following such a Change in Control, OMI will pay such employee an amount equal to three times the sum of his then current base salary and his incentive bonus paid during the previous twelve months. OMI also has an employment agreement with Mr. Goldstein upon similar terms as above, except it is for a period ending December 31, 2001, with OMI having an option to terminate the agreement upon proper notice and one year's payment at year-end 1998 and
(ii) above is inapplicable. Pursuant to the Acquisition Agreement, OMI's employment agreements with the foregoing executives will be terminated effective on the Second Closing Date without further obligation to New MTL. Such executives will enter into new employment contracts with New OMI. See "New OMI--Executive Compensation."

     New MTL will enter into employment contracts with certain of MTL's current executive officers. See "New MTL-Description of Employment and Consulting Contracts."

OPTION GRANTS IN 1997

     OMI did not grant any stock options or stock appreciation rights ("SARs") during calendar year 1997.

AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END OPTIONS VALUES

     The following table shows the exercise of stock options or tandem SARs during fiscal year 1997 by each of the named executive officers and the fiscal year-end value of unexercised options and SARs.

     Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values

                                Number of
                                Securities
                                Underlying                        Number of Unexercised             Value of Unexercised
                               Options/SARs       Value        Options/SARs at Fiscal Year      In-the-Money Options/SARs at
                                Exercised        Realized              End (#)(1)                  Fiscal Year End ($)(2)
Name                               (#)             ($)        Exercisable    Unexercisable     Exercisable     Unexercisable
----                               ---             ---        -----------    -------------     -----------     -------------
Jack Goldstein                        0                 0       100,000           0              $406,250            $0
Craig H. Stevenson, Jr.               0                 0       100,000           0               290,150             0
Vincent J. de Sostoa                  0                 0        77,340           0               178,544             0
Fredric S. London                     0                 0       102,000           0               281,638             0
Robert L. Bugbee                      0                 0        70,000           0               226,925             0
Richard J. Halluska              35,500           156,888             0           0                     0             0
----------------------------------------------------------------------------------------------------------------------------

---------------

(1) Under OMI's stock option plans, options generally vest over periods of three to five years, are granted at an exercise price of not less than 100% of the fair market value of the stock subject to the option on the date of the grant of the option and are exercisable over a period of not more than ten years from the date of grant.

(2) Based on the closing price of OMI's common stock on the New York Stock Exchange on December 31, 1997 of $9.1875.

     Pursuant to the Acquisition Agreement OMI must use its best efforts to cause the holders of stock options pursuant to the 1995 Incentive Equity Plan which are expected to become employees of New OMI to surrender their stock options to OMI in exchange for stock options granted by New OMI. It is expected that each of the named executives will surrender all their unexercised stock options. New OMI will establish its own compensation policies, including its own stock option program.

REPORT ON SENIOR EXECUTIVE COMPENSATION BY THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

     OMI's senior executive compensation program is designed to ensure that OMI can attract and retain executives who will contribute to OMI's success by their ability, ingenuity and industry, and to enable these executives to participate in the long-term success and growth of OMI by giving them a proprietary interest in OMI. OMI's senior executive compensation program recognizes and encourages individual skills, commitment to corporate goals, and contributions to Company and shareholder interests.

COMPENSATION PHILOSOPHY

     OMI's senior executive compensation program, which governs compensation paid to senior executive officers (OMI's Chief Executive Officer and next four highest paid executive officers whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1997) as well as other senior executives, is designed to:

     o encourage senior executives to identify with the goals and objectives of OMI and to reward the achievement of those goals and objectives;

     o acknowledge individual contributions of executives in achieving corporate goals;

     o encourage executives to be creative and aggressive, within the bounds of sound reason, in working toward Company and shareholder objectives;

     o sufficiently relate compensation to performance to encourage highly focused attention to corporate goals, while at the same time incorporating recognition of the cyclical nature of the shipping industry;

     o provide an appropriate mix of short and long-term compensation to reward both current performance and future commitment to OMI; and

     o establish a working environment that encourages talent, rewards good judgment, and maintains a quality working environment.

     In the highly cyclical bulk shipping market, the knowledge and judgment of a company's senior executives are particularly critical to the success of the enterprise. A lost opportunity may not be presented again for many years. Therefore, OMI's senior executive compensation program takes into account not only the normal financial considerations, but also, through discussions with OMI's senior executives and through presentations at Board of Directors' meetings, an assessment of how well the executive has judged and reacted to the problems and opportunities presented to OMI in the course of market changes.

     OMI's senior executive compensation program, which is based on an assessment undertaken by an independent compensation consultant, includes base salary, bonus, stock options and grants of restricted stock. Total compensation considerations include factors such as earnings per share, cash flow, stock price, strategic decisions that will position OMI for future long-term success, continued efforts to improve the efficiency, quality and safety of shipping operations and efforts to develop and improve the business of OMI. No specific weights are assigned to any factors, except in connection with payment of bonuses as described below. The Compensation Committee makes a subjective judgment based on consideration of all factors.

ANNUAL COMPENSATION

     Base salaries of OMI's Chief Executive Officer and other named executive officers are listed in the Executive Compensation Table on page 98. Base salaries are reviewed annually by the Compensation Committee. Upward adjustments to base salaries are determined by an assessment of the base salaries included in employment contracts for the Chief Executive Officer and the other named executive officers, recent issues and difficulties addressed by the Chief Executive Officer and the other named executive officers, efforts expended to carry out job responsibilities, general pay practices of similar companies with similar job categories and internal equity considerations. OMI tries to maintain a competitive salary structure in comparison to the median salaries paid in the shipping industry in order to attract and retain the highly qualified individuals necessary to ensure OMI prospers and rewards shareholder confidence.

     OMI's Chief Executive Officer and senior executive officers are also eligible to receive annual bonuses. Bonuses, along with increases in base salaries, provide the short-term incentive portion of executive compensation at OMI. The Board of Directors approved a bonus plan which provides bonuses based exclusively on OMI's cash flow and stock price and upon the performance of the individual executive. In 1995 and 1996, no bonuses were paid due to the continuing losses of OMI. Bonuses reflecting the improved performance of OMI during 1996 were paid in March of 1997. At the end of 1997 and effective for 1998, raises of approximately 2.3% were given to the named executive officers, except for Mr. Bugbee who received a larger raise in connection with increased duties.

     OMI's compensation program also includes long-term compensation awards for OMI's Chief Executive Officer and senior executive officers. Long-term compensation awards granted from 1995 through 1997 are listed on page [97]. Options to purchase common stock can be granted to the Chief Executive Officer and the other named executive officers as part of OMI's effort to encourage and reward effective leadership and significant contributions to OMI's long-term growth and development. The long-term incentive portion of the senior executive compensation plan also creates further identity of interest between senior executives and shareholders. Stock options are considered annually for the Chief Executive Officer and the other named executive officers, based on financial, operational, and personal performance considerations, including, with respect to both individual awards and the total number awarded, OMI's cash position. There were no stock options granted in 1997 to the named executive officers. Options encourage long-term commitment to OMI by its Chief Executive Officer and the other named executive officers. Pursuant to OMI's 1990 Equity Incentive Plan and OMI's 1995 Incentive Equity Plan, the option price per share purchasable under a stock option is not permitted to be less than 100% of the fair market value of the stock, subject to the option, on the date of the grant of the option. Only an increase in the value of the stock will result in additional compensation, linking this portion of the compensation directly to the long-term success of OMI and the long-term interests of its shareholders.

     The long-term incentive portion of OMI's senior executive compensation program also includes annual consideration of the grant of restricted OMI common stock to senior executive officers. The grant of restricted stock provides an additional long-term incentive for the Chief Executive Officer and senior executive officers who provide outstanding leadership for OMI. Pursuant to OMI's 1995 Incentive Equity Plan, restricted stock grants can be given in combination with stock options or alone and are based on individual and Company performance. OMI's grants of restricted stock vest over periods of three to five years (except for outstanding awards of restricted stock granted to the Chairman of the Board and the Chief Executive Officer each of which vests over a ten-year period), providing an incentive for the officers to make a long-term personal investment in the growth and development of OMI. There was a grant of 50,000 shares of restricted stock to the Chief Executive Officer in 1997 and no other grants of restricted stock in 1997. There will be no further options granted nor restricted stock awarded under any existing plan other than the OMI's 1995 Incentive Equity Plan.

POLICY WITH RESPECT TO INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Code limits the tax deduction that a publicly held company can take with respect to the compensation of certain of its executive officers to the extent that such compensation exceeds $1 million in a taxable year, unless the compensation qualifies for any of several exceptions provided in the statute, including an exception for "qualified performance-based" compensation. Total compensation otherwise deductible for any of OMI's executive officers did not exceed the amount of $1 million in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997 the Compensation Committee comprised Messrs. Borghese and Caras and Ms. Smythe none of whom are or were officers of OMI or any of its subsidiaries.

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on OMI's Common Stock with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index for the five-year period ended December 31, 1997.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS AMONG OMI CORP., DOW JONES EQUITY MARKET INDEX AND DOW JONES MARINE TRANSPORTATION INDEX FISCAL YEAR ENDING DECEMBER 31

GRAPH REPRESENTATION OF DATA CHART BELOW

                    1992      1993      1994      1995       1996       1997

OMI CORP.           100       161        155      152         206       216

DOW JONES EQUITY    100       110        111      152         188       251
MARKET

DOW JONES MARINE    100       128        118      134         163       197
TRANSPORTATION
-------------

     The total return on OMI's Common Stock and each index assumes the value of each investment was $100 on December 31, 1992, and that all dividends were reinvested.



                             [GRAPH OF TABLE ABOVE]

                          THE INTERIM AUDITORS PROPOSAL

     The OMI Board has appointed Deloitte & Touche LLP ("D&T") as auditors of OMI and various subsidiaries for the year 1998. A representative of D&T who were also the auditors of OMI for 1997, is expected to be present at the meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

     The OMI Board recommends a vote in favor of ratification of the appointment of Deloitte & Touche LLP as auditors for 1998.

     Upon consummation of the Acquisition, D&T will resign as independent auditors of OMI (which will be New MTL) and will be succeeded by Ernst & Young LLP if the E&Y Proposal is approved. D&T will remain as auditors of New OMI following the Distribution.

                                       OMI

OMI CORP. SELECTED FINANCIAL DATA

     The following table sets forth certain historical financial information of OMI Corp. for each of the five years ended December 31, 1993 through December 31, 1997. The historical information of OMI for each of the five years ended December 31, 1993 through December 31, 1997 set forth below has been derived from the audited financial statements of OMI and the accompanying notes thereto incorporated by reference in this Proxy Statement/Prospectus.

     Such information should be read in conjunction with the financial statements and accompanying notes and "Mangement's Discussion and Analysis of Results of Operations" for the three years ended December 31, 1997.

SELECTED FINANCIAL DATA

                           OMI CORP. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------------------------------
                                                                     1997          1996          1995          1994          1993
                                                                  ---------     ---------     ---------     ---------     ---------
INCOME STATEMENT DATA:
  Net voyage revenues (1) ....................................    $  50,050     $  58,319     $  19,626     $  37,817     $  49,392
                                                                  =========     =========     =========     =========     =========
  Total revenues .............................................    $ 231,654     $ 233,883     $ 239,880     $ 266,796     $ 270,479
                                                                  ---------     ---------     ---------     ---------     ---------
  Operating expenses:
    Vessel and voyage ........................................      121,498       129,204       171,730       141,133       140,967
    Operating leases .........................................       52,865        38,055        41,233        82,407        75,421
    Depreciation and amortization ............................       28,944        30,448        34,734        37,770        35,441
    Provision for losses:
      Impaired value of vessels ..............................         --            --           8,707        14,798          --
      Lease obligation .......................................         --            --           6,687        19,800          --
    General and administrative .............................         23,998        16,438        15,303        18,972        16,748
                                                                  ---------     ---------     ---------     ---------     ---------
  Total operating expenses ...................................      227,305       214,145       278,394       314,880       268,577
                                                                  ---------     ---------     ---------     ---------     ---------
  Operating income (loss) ....................................        4,349        19,738       (38,514)      (48,084)        1,902
  Gain on disposal of assets-net .............................          870        11,153         5,480        10,222         4,401
  Provision for writedown of investments .....................         --            --            --           1,250         1,625
  Interest expense ...........................................       12,249        26,462        26,708        28,808        21,788
  Equity in operations of joint ventures .....................          737         2,482         5,528         5,402         5,544
  (Loss) income before extraordinary loss and
    cumulative effect of change in accounting principle ......       (2,970)        6,189       (31,896)      (37,865)       (8,747)
  Extraordinary loss-net of income tax benefit ................         --         (2,772)         --            --            --
  Cumulative effect of change in accounting
    principle-net of income tax provision ....................       13,797          --            --            --            --
  Net income (loss) ..........................................    $  10,827     $   3,417     $ (31,896)    $ (37,865)    $  (8,747)
                                                                  =========     =========     =========     =========     =========
===================================================================================================================================

BASIC EARNINGS (LOSS)-PER COMMON SHARE:
  (Loss) income before extraordinary loss and
    cumulative effect of change in accounting principle ......    $   (0.07)    $    0.19     $   (1.04)    $   (1.24)    $   (0.29)
  Net income (loss) ..........................................    $    0.25     $    0.10     $   (1.04)    $   (1.24)    $   (0.29)

DILUTED EARNINGS (LOSS)- PER COMMON SHARE:
  (Loss) income before extraordinary loss and
    cumulative effect of change in accounting principle ......    $   (0.07)    $    0.18     $   (1.04)    $   (1.24)    $   (0.29)
  Net income (loss) ..........................................    $    0.25     $    0.10     $   (1.04)    $   (1.24)    $   (0.29)

Weighted average shares outstanding ..........................       42,914        33,440        30,745        30,417        30,590
                                                                  =========     =========     =========     =========     =========
===================================================================================================================================

BALANCE SHEET DATA:
  Cash and cash equivalents ..................................    $  32,489     $  47,877     $  32,569     $  31,797     $  45,321
  Vessels and other property-net .............................      314,193       341,309       368,441       400,998       453,683
  Construction in progress ...................................       56,032        10,754          --            --            --
  Investments in, and advances to joint ventures .............       28,155        59,322        84,915        81,868        77,802
  Total assets ...............................................      518,587       552,282       565,486       605,132       671,516
  Total debt .................................................      162,916       237,148       283,866       272,139       297,627
  Total stockholders' equity .................................      221,023       207,578       145,415       179,896       220,026
===================================================================================================================================

 (1) Voyage revenues less vessel and voyage expenses and operating leases.

PRICE RANGE OF OMI COMMON STOCK

                  As of the date of this Proxy Statement/Prospectus, OMI Common Stock is listed and traded on the NYSE. It is expected that, prior to the Distribution Date, OMI Common Stock (which will become New MTL Common Stock) will commence trading on the Nasdaq National Market and no longer trade on the NYSE. The following table reflects the high and low sales prices per share of OMI Common Stock, as reported on NYSE for the periods indicated.

                                                         COMMON STOCK
                                                     ----------------------
                                                      HIGH             LOW
                                                      ----             ---
1996
     First Quarter                                    8 1/8           5 5/8
     Second Quarter                                   8 7/8           7 1/2
     Third Quarter                                    8 3/4           6 7/8
     Fourth Quarter                                   9 1/4           6 1/2

1997
     First Quarter                                   11 1/4           8 1/4
     Second Quarter                                  10 5/8           9
     Third Quarter                                   14 1/2           9 1/2
     Fourth Quarter                                  13 3/4           9 1/8


     On June 23, 1997, the last trading day before OMI Board announced its plans with respect to the Acquisition and the Distribution, the high and low sales prices for OMI Common Stock on the NYSE were $9 1/2 and $9, respectively. On May 13, 1998, the last trading day for which quotations were available at the time of the printing of this Proxy Statement/Prospectus, the closing price for OMI Common Stock on the NYSE was $10 1/8.

STOCKHOLDERS ARE URGED TO OBTAIN CURRENT TRADING PRICE INFORMATION BEFORE VOTING ON THE ACQUISITION.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

     Section 16(A) of the Exchange Act requires OMI's executive officers and directors and holders of more than 10% of OMI Common Stock (collectively, "reporting persons") to file reports of ownership and changes in ownership of OMI's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based upon a review of the copies of such reports furnished to OMI and written representations from the reporting persons other than executive officers and directors of OMI that no reports on Form 5 were required to be filed, OMI believes that all reports by such reporting persons were timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF OMI

     (a) The following table sets forth, as of May 1, 1998, certain information with respect to (i) each person known to OMI to be the beneficial owner of more than five percent (5%) of OMI's Common Stock, which is the only class of outstanding voting securities, (ii) each director, (iii) each of certain executive officers, (iv) the Board Nominees and (v) all directors and all executive officers as a Group:

Name and Address of                        Amount and Nature of          Percent
Beneficial Owner                         Beneficial Ownership (1)       of Class
-------------------                      ------------------------       --------
The Equitable Companies
  Incorporated
1290 Avenue of the Americas
New York, New York  10104                       10,647,900                24.7%

State Street Research and                        3,048,700                7.08%
Management Company
One Financial Center, 30th Floor
Boston, MA 02111-2690

The Prudential Insurance Company                 2,444,900                5.68
of America
751 Broad Street
Newark, NJ 07102-3777

Jack Goldstein                                     310,699(2)               *

Craig H. Stevenson, Jr.                            239,847(3)               *

Robert L. Bugbee                                    89,900(4)               *

Vincent J. de Sostoa                               147,502(5)               *

Richard J. Halluska                                 31,001(6)               *

Fredric S. London                                  176,871(7)               *

Livio M. Borghese                                  123,500(8)               *

Constantine G. Caras                                35,000(9)               *

Steven D. Jellinek                                  31,000(10)              *

Michael J. Klebanoff                               269,737                  *

Emanuel L. Rouvelas                                 35,000(11)              *

Marianne K. Smythe                                  30,000(12)              *

All directors and executive
     officers as a group (19 persons)            1,712,428                3.98%

---------------

*    Represents holdings of less than one percent.

 (1) Includes all shares with respect to which each person, executive officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. With respect to executive officers, includes shares that may be purchased under currently exercisable stock options granted pursuant to the OMI Incentive Stock Option Plan, OMI Non-Qualified Stock Option Plan, OMI 1990 Equity Incentive Plan, OMI 1995 Incentive Equity Plan and board resolution; restricted stock granted under the OMI 1990 Equity Incentive Plan, OMI 1995 Incentive Equity Plan and board resolution; and shares held under the OMI Corp. Savings Plan. With respect to non-employee directors, includes shares that may be purchased under currently exercisable stock options granted pursuant to the OMI 1995 Stock Option Plan for Non-Employee Directors.

 (2) Includes 12,500 shares owned jointly with Mr. Goldstein's spouse and options to purchase 100,000 shares.

 (3) Includes options to purchase 100,000 shares.

 (4) Includes options to purchase 70,000 shares.

 (5) Includes options to purchase 77,340 shares.

 (6) Includes 4,000 shares owned jointly with Mr. Halluska's spouse and options to purchase 10,000 shares. Mr. Halluska resigned as Senior Vice President in August, 1997.

 (7) Includes options to purchase 102,000 shares.

 (8) Includes options to purchase 20,000 shares. Mr. Borghese resigned as a director of OMI on May 7, 1998.

 (9) Includes 5,000 shares owned jointly with Mr. Caras' spouse and options to purchase 30,000 shares.

(10) Includes 1,000 shares owned jointly with Mr. Jellinek's spouse and options to purchase 30,000 shares. Mr. Jellinek resigned as a director of OMI on May 7, 1998.

(11) Includes 5,000 shares owned jointly with Mr. Rouvelas' spouse and options to purchase 30,000 shares. Mr. Rouvelas resigned as a director of OMI on May 7, 1998.

(12) Includes options to purchase 30,000 shares. Ms. Smythe resigned as a director of OMI on May 7, 1998.

        NEW OMI (FORMERLY KNOWN AS UNIVERSAL BULK CARRIERS, INC., "UBC")

DESCRIPTION OF BUSINESS OF NEW OMI

     New OMI was incorporated on January 9, 1998, in the Marshall Islands to become successor in interest to Universal Bulk Carriers, Inc. ("UBC"), a Liberian corporation which owns directly or indirectly all of the international assets of OMI. Prior to the Distribution UBC will be merged with New OMI with New OMI being the survivor. The term New OMI as used herein means UBC prior to the Distribution and New OMI following the Distribution.

     New OMI provides seaborne transportation services for crude oil and petroleum products in the international shipping markets. Its customers include major independent and state-owned oil companies, major oil traders, government entities and various other entities. New OMI owns directly or indirectly five crude oil tankers of approximately 140,000 - 160,000 dwt ("Suezmaxes"), ten tankers of approximately 30,000 dwt ("Handysize Carriers") one crude oil tanker of 85,000 dwt. ("Aframax") and three tankers of approximately 65,000 dwt ("Panamaxes"). New OMI has on order five new building Suezmaxes expected to be delivered to it in June, July and August of 1998, January 1999 and May 2000 and has options to purchase two additional Suezmaxes. In addition, New OMI has signed a memorandum of agreement to sell one of its Suezmaxes, the TANANA. New OMI also has on order two new building Handysize Carriers. Through ownership of joint venture companies, New OMI owns approximately 50% interests in one 320,000 dwt crude oil carrier, one Suezmax and one 73,000 dwt dry bulk carrier. New OMI also has on time charter four Suezmaxes.

Development of New OMI's Business Over the Last Five years

     In recent years, New OMI has focused its fleet into Suezmaxes and Handysize Carriers, disposing of vessels not fitting into that profile. Since 1993, New OMI has disposed of two crude oil tankers, one product carrier, one combination carrier and one liquified petroleum gas carrier which did not fit into its strategy. In addition five dry bulk carriers and one product carrier owned with joint venture partners have been disposed of. During the same period New OMI acquired joint venture partner's interests in two Suezmaxes and one Panamax, ordered the five new Suezmaxes and two Handysize Carriers referenced above and increased its number of Handysize Carriers from five to ten. New OMI also sold one of its Suezmaxes and time chartered the vessel back from the purchaser for a period of up to five years and has time chartered in three Suezmaxes for periods up to four years. At year end 1997, the average age of New OMI's fleet was 15.1 years.

     Over the last five years, New OMI has sought to increase the size of, and modernize its fleet. It consistently inspects Suezmaxes which are available for purchase and investigates other opportunities to improve its fleet directly and through ship brokers. New OMI anticipates completing an offering of New OMI stock (either by a public offering or by a private placement) within 12 months of the Restructuring, in order to have resources available to make appropriate acquisitions without excessive borrowing. At this time it has no specific acquisitions pending nor has it made any arrangements to raise capital.

     New OMI's Suezmax tankers principally trade from West Africa to the U.S. Atlantic coast and from the North Sea to the U.S. Atlantic coast. The product carrier fleet operates worldwide, with the majority now trading in the Caribbean to the U.S. Atlantic coast and the U.S. Gulf of Mexico. The Handysize Carriers are well suited to trade in the U.S. eastern seaboard due to vessel cargo size and dimensions.

     New OMI's movement toward concentrations in specific vessel categories reflects management's belief that large concentrated fleets create strategic advantages:

     First, the fleet will be more attractive to large customers by providing better scheduling opportunities through substitution, thus creating the potential to increase vessel utilization. Second, large and concentrated fleets create economies of scale to spread efficiently the overhead costs associated with environmental regulations and inspections. Third, operating expertise and efficiency are enhanced by concentration in certain vessel classes. Fourth, New OMI believes that large customers will prefer to deal with a limited number of large shipping companies with fleets that they have pre-vetted for quality, rather than smaller shipping companies characteristic of the fragmented international tanker market.

     Management believes that New OMI maintains an ability to participate in expected improvements in the international tanker market with its Suezmax tankers while reducing its downside risk through the traditionally more stable cash flows provided by product carriers. New OMI also believes that Suezmax tankers provide nearly the upside potential of larger vessels such as VLCCs (as defined below) with less of the downside risk, primarily because Suezmaxes have greater geographic flexibility than VLCCs. Product carriers have historically provided New OMI with relatively more stable cash flows, even in weak markets. However, weakness in the product carrier markets during the last portion of 1997 and early 1998, due to a mild winter and reduced Asian demand, has resulted in unusually low rates.

     For financial information related to New OMI see "New OMI Selected Financial Data" and "Financial Statements - Universal Bulk Carriers and Subsidiaries."

     On May 5, 1998, New OMI announced the formation of Alliance Chartering LLC, a Limited Liability Company which is jointly owned with Frontline Ltd., a major international shipping company. Alliance Chartering LLC will handle the chartering of New OMI's and Frontline Ltd.'s Suezmaxes. Management believes that the company, initially with 26 vessels and with 10 newbuildings on order, will provide to New OMI the strategic advantages enumerated above.

     In May 1998, New OMI signed a commitment letter, subject to completion of definitive documentation, for a revolving credit facility in the amount of $53.0 million. It is anticipated that the proceeds of this revolving credit facility will be used to partially finance the two newly constructed product tankers upon their respective delivery dates from the shipyard and to refinance two Panamax product tankers. The revolving credit facility will bear interest at LIBOR plus a margin ranging from 65 to 95 basis points which is computed based on the New OMI's funded debt to total capitalization ratio. However, there can be no assurance that a definitive agreement will be reached.

Nature of Business

     New OMI is primarily engaged in the business of owning and operating tankers in international markets. There are two aspects to vessel operation: (i) technical operation, which involves maintaining, crewing and insuring the vessel, and (ii) commercial operation, which involves arranging the business of the vessel. New OMI expects to be the technical and commercial operator of all its wholly-owned vessels. Technical and commercial operation of the jointly owned vessels will be allocated to New OMI or its joint venture partner based primarily on the experience of the each partner with the particular type and size of vessel.

     New OMI's vessels are available for charter on a voyage, time or bareboat basis. Under a voyage charter, the operator of a vessel agrees to provide the vessel for the transport of specific goods between specific ports in return for the payment of an agreed upon freight per ton of cargo or, alternatively, for a specified total amount. All operating costs are for the operator's account. A single voyage (generally two to ten weeks) charter is often referred to as a "spot market" charter. Vessels in the spot market may also spend time idle or laid up as they await business. A voyage charter involving more than one voyage with the same charterer is commonly known as a "consecutive voyage" charter.

     A time charter involves the placing of a vessel at the charterer's disposal for a set period of time during which the charterer may use the vessel in return for the payment by the charterer of a specified daily or monthly hire rate. In time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel and voyage costs such as fuel and port charges are paid by the charterer.

     Under a bareboat charter, the charterer takes possession of the vessel in return for a specified amount payable to the owner of the vessel. The bareboat charterer must provide its own crew, pay all operating and voyage expenses and is responsible for the operation and management of the vessel.

     Voyage, time and bareboat charters are available for varying periods, ranging from a single trip to a long-term arrangement approximating the useful life of the ship, to commercial firms (such as oil companies) and governmental agencies (both foreign and domestic) on a worldwide basis. In general, a long-term charter affords the vessel owner greater assurance that it will be able to cover its costs, including depreciation, interest, and operating costs. Operating the vessel in the spot market affords the owner greater speculative opportunity, which may result in high rates when ships are in high demand or low rates (possibly insufficient to cover costs) when ship availability exceeds demand. Ship charter rates are affected by world economics, international events, weather conditions, strikes, governmental policies, supply and demand, and many other factors beyond the control of New OMI.

     New OMI's operations are also affected by U.S. federal, state and foreign environmental protection laws and regulations, particularly the U.S. Port and Tanker Safety Act, the Act to Prevent Pollution from Ships, various volatile organic compound emission requirements, the BCH Code for chemical carriers, the IMO/USCG pollution regulations and various SOLAS amendments. Compliance with such laws' and regulations entails additional expense, including vessel modifications and changes in operating procedures.

     OPA 90 affects all vessel owners shipping oil or hazardous material to, from, or within the U.S. The law phases out the use of tankers having single hulls, effectively imposes on vessel owners and operators unlimited liability in the event of a catastrophic oil spill and establishes the Oil Spill Liability Trust Fund. OPA 90 requires that tankers over 5,000 gross tons calling at U.S. ports have double hulls if contracted after June 30, 1990, or delivered after

January 1, 1994. Furthermore, it calls for the elimination of all single hull vessels by the year 2010 on a phase-out schedule that is based on size and age, unless the tankers are retrofitted with double hulls. The law permits existing single hull tankers to operate until the year 2015 if they discharge at deep water ports, such as the Louisiana Offshore Oil Port ("LOOP"), or lighter more than 60 miles offshore. The International Maritime Organization ("IMO") has adopted a regulation that requires tankers 5,000 dwt and over, contracted after July 6, 1993, to have double hull, mid-deck or equivalent design. Existing single hull tankers will be phased out unless they are retrofitted with double hull, mid-deck or equivalent design no later than 30 years after delivery. Another IMO regulation mandates that existing single hull crude oil tankers larger than 20,000 dwt and product tankers over 30,000 dwt without segregated ballast tanks ("SBT") must convert to SBT operations using at least 30% of their wing tanks, or cargo tank bottom area, for this purpose by the age of 25 or be hydrostatically-balance loaded in the wing tanks to provide equivalent oil outflow abatement in the event of casualty. The U.S. has not accepted these IMO regulations, as the IMO regulations recognize, in addition to double hull, other designs as well as contain different phase out dates for existing single hull tankers which are in conflict with provisions of OPA 90. As a result, some vessels which are eligible to trade internationally, will be unable to carry cargo to or from the United States, except to LOOP or if lightered, and some vessels which may trade in the U.S. will be unable to trade elsewhere. Five of New OMI's Suezmaxes (including one jointly owned) were built in 1974 and 1975 and will be ineligible to trade into U.S. ports beginning in 1999.

     In the U.S., liability for an oil spill is governed not only by OPA 90, but also by the laws, rules and regulations established by every coastal and inland waterway state. Federal law does not preempt such state laws and provides that claims made by state governments and other affected parties are not subject to limitation of liability if the oil spill results from gross negligence, willful misconduct or violation of any federal operating or safety standard. One result of OPA 90 has been a greater prominence for independent owners with a reputation for high quality of technical management and well maintained physical assets. Another effect of the new law has been to increase costs for liability insurance for vessel owners trading to the U.S. While New OMI maintains insurance at levels it believes prudent, claims from a catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on New OMI.

     New OMI believes that compliance with applicable environmental and pollution laws and regulations has not had and is not expected to have a material adverse effect upon its competitive position; however the financial position, value and useful life of its vessels and results of operations may be affected as a result of OPA 90 and other environmental laws and regulations.

The International Tanker Market

     International seaborne oil and petroleum products transportation services are provided by two main types of operators: major oil company captive fleets (both private and state-owned) and independent shipowner fleets. Both types of operators transport oil under short-term contracts (including single-voyage "spot charters") and long-term time charters with oil companies, oil traders, petroleum product producers and government agencies. The oil companies own, or control through long-term time charters, approximately 29% of the current world tanker capacity, while independent companies own or control the balance of such capacity. The oil companies use their fleets not only to transport their own oil, but also to transport oil for third party charterers in direct competition with independent owners and operators in the tanker charter market. The seaborne oil transportation business is fragmented, with no owner owning as much as 3% of the world tanker fleet tonnage.

     A significant and ongoing shift toward quality in vessels and operations has been taking place in the tanker industry over the past several years as charterers and regulators increasingly focus on safety and protection of the environment. The oil transportation industry has historically been subject to regulation by national authorities and through international conventions; however, since 1990 there has been an increasing emphasis on environmental protection through legislation and regulations such as OPA 90 in the U.S., IMO protocols and Classification Society procedures demanding higher-quality tanker construction, maintenance, repair and operations. In addition, oil companies acting as charterers, terminal operators, shippers and receivers have become increasingly selective in their acceptance of tankers, inspecting and vetting both vessels and companies on a periodic basis. Although such changes raise the cost and potential liabilities of vessel owners and operators, they also raise the barriers to entry and accentuate the strengths of shipowners with quality fleets and operations. New OMI believes that the increasingly stringent regulatory environment and emphasis on quality relating to environmental protection will accelerate the obsolescence of older, poor-quality tankers and provide a competitive advantage to modern and well maintained older tankers with high-quality management.

     In order to benefit from economies of scale, tanker charterers will typically charter the largest possible vessel to transport oil or products, consistent with port and canal dimensional restrictions and optimal cargo lot sizes. The tanker fleet is generally divided into the following six major types of vessels, based on vessel carrying capacity: (i) Ultra Large Crude Carriers ("ULCCs") of approximately 300,000 dwt or more; (ii) Very Large Crude Carriers ("VLCCs") of approximately 200,000 to 300,000 dwt; (iii) Suezmaxes of approximately 120,000 to 160,000 dwt; (iv) Aframaxes of approximately 70,000 to 120,000 dwt; (v) Panamaxes of approximately 50,000 to 70,000 dwt; and (vi) small tankers of less than approximately 50,000 dwt. ULCCs and VLCCs typically transport crude oil in long-haul trades, such as from the Arabian Gulf to Rotterdam via the Cape of Good Hope. Aframax size vessels engage in both medium-and short-haul trades and carry crude oil or petroleum products. Panamax size tankers and smaller tankers mostly transport petroleum product in short-haul to medium-haul trades.

     Suezmax tankers, New OMI's main vessel class size, are capable of carrying
1.0 million barrel lots of crude oil. Such tankers are flexible and they engage in long-haul as well as in medium-haul crude oil trades, such as from West Africa or the North Sea to the U.S. East Coast. Due to demand for oil and to local port restrictions on vessel size, the United States is by far the largest Suezmax market. Suezmaxes can load cargo at virtually all major load areas in the world. VLCCs, though physically capable of loading in most areas, are generally too large to carry efficiently the cargoes offered. For example, in West Africa and the North Sea, where oil is sold in million barrel lots (which normally matches storage capacity), a VLCC requires two such lots, which would mean multiple charterers or additional stops for loading, which normally inhibits charterers from utilizing VLCCs in these areas. At year-end 1997, the Suezmax tanker fleet trading in the international markets totaled 233 vessels of approximately 33.0 million dwt, or approximately 12.4% of the world tanker fleet (excluding 28 vessels aggregating about 3.6 million dwt which were built specifically for the U.S. and Norwegian coastal trades and which most likely will not enter the international tanker trades). A survey of Suezmax tanker employment at year-end 1997 show that approximately two thirds of the Suezmax tanker fleet (excluding the U.S. and Norwegian coastal trades) was employed in the Atlantic/Mediterranean basin. It is expected that New OMI will be one of the largest operators of Suezmax tankers in the Atlantic basin.

     International demand for oil tanker tonnage has been increasing more quickly than available supply. From 1992 to 1997, ton-mile demand in the tanker market increased at a compound annual growth rate of approximately 2.2% while the tanker supply has grown at approximately 2.05%.

The International Product Carrier Market

     The product carrier market has doubled in size since the early 1980's. In addition, the product carrier market operates in a more stable rate environment than the crude oil market and has traditionally provided shipowners with a relatively more stable stream of revenues. The product carrier market is a segment of the overall tanker market which facilitates seaborne transportation of petroleum products such as gasoline, jet fuel, kerosene, naphtha and gas oil.

     The product carrier fleet is grouped as follows: Small product carriers of 10,000-25,000 dwt; Handysize Carriers of 25,000-35,000 dwt; Handymax of 35,000-50,000 dwt; Panamax of 50,000-70,000 dwt; and the larger product carriers trading in dedicated routes. The Handysize Carrier group, where New OMI's product fleet concentrates, totaled approximately 10.4 million dwt at year-end 1997, or 24.0% of the total product carrier fleet. The larger sizes include crude/product carriers which can switch more efficiently between petroleum products and crude oil.

TAX CONSEQUENCES UNDER MARSHALL ISLANDS LAW

     There will be no Marshall Islands tax imposed on the Distribution. Payment of dividends to non-Marshall Islands holders, and the transfer of the New OMI Common Stock by non-Marshall Islands holders is currently not subject to taxation in the Marshall Islands. No Marshall Islands withholding tax is currently required on payments of dividends to any non-Marshall Islands holder of New OMI Common Stock and gains derived by non-Marshall Islands holders from the sale or exchange of New OMI Common Stock is currently not subject to Marshall Islands capital gains tax. The Marshall Islands are not a party to any double taxation treaties.

COMPETITION

     New OMI competes with a large number of foreign fleets, none of whom have dominant positions in the tanker markets. The fleets include vessels owned by independent operators and major oil companies. In addition, many foreign fleets are government owned. Some competitors have greater financial resources than New OMI.

     Competition in the ocean shipping industry varies primarily according to the nature of the contractual relationships as well as with respect to the kind of commodity being shipped. Competition in virtually all bulk trades, including crude oil, petroleum products and dry bulk (mainly coal, grain and ore) is intense.

EMPLOYEES AND LABOR RELATIONS

     On December 31, 1997, New OMI and its subsidiaries had approximately 600 employees, of whom approximately 550 were seagoing employees.

     New OMI primarily uses hiring agents to crew its vessels, one of which recruits exclusively for New OMI. Although agents sign labor contracts with labor organizations in various foreign countries that represent seagoing personnel from these countries, New OMI is not a party to these contracts. Some senior shipboard positions on foreign flag vessels are filled directly by New OMI.

     New OMI considers its relationship with its employees, including its seagoing crews, to be satisfactory.

CORPORATE OFFICES

     New OMI expects to move its executive offices from OMI's offices in New York to Stamford, Connecticut at or about the time of the Distribution. The anticipated cost of the move from New York to Stamford is expected to be approximately $2,600,000. The annual rental expense for the Stamford office is expected to be approximately $750,000 per annum. As New OMI has been a subsidiary of OMI, OMI has been responsible for leases and has been the employer of all persons performing work related to New OMI. Prior to the Distribution, all OMI office employees performing work for New OMI will become employees of New OMI. It is expected that following the relocation to Stamford, New OMI will have approximately 60 office employees.

NEW OMI BOARD OF DIRECTORS AND MANAGEMENT

     New OMI's Board of Directors currently comprises Craig H. Stevenson, Jr., Vincent J. de Sostoa, Fredric S. London, Robert Bugbee and Kathleen C. Haines. Each of the foregoing directors became directors of New OMI on January 15, 1998 and their terms will expire upon the election and qualification of their respective successors set forth below on the Distribution Date.

     Set forth below is a list and a description of the persons anticipated to become directors and officers of New OMI on the Distribution Date:


Name                       Age       Position
----                       ---       --------
Jack Goldstein              58       Chairman of the Board of Directors

Craig H. Stevenson, Jr.     43       Chief Executive Officer and Director

Vincent J. de Sostoa        53       Senior Vice President, Treasurer and Chief Financial
                                      Officer

Frederic S. London          50       Senior Vice President, Secretary and General Counsel

Robert Bugbee               37       Director, Senior Vice President

Kathleen C. Haines          42       Vice President/Controller

Thomas M. Scott             41       Vice President

Stavros Skopelitis          50       Vice President

Constantine G. Caras        59       Director

Per Heidenreich             54       Director

James N. Hood               63       Director

Michael Klebanoff           77       Director

Edward Spiegel              59       Director

James D. Woods              66       Director

     JACK GOLDSTEIN will become Chairman of the Board of Directors of New OMI effective on the Distribution. Mr. Goldstein has been Chairman of the Board of Directors of OMI Corp. since October 1995. Prior thereto he was President and Chief Executive Officer of OMI Corp. Following the Distribution and the consummation of the Acquisition, Mr. Goldstein will resign from all positions with OMI Corp.

     CRAIG H. STEVENSON JR. was appointed President, Chief Executive Officer and Director of New OMI in 1998. Mr. Stevenson has been Chief Executive Officer of OMI Corp. since January 1997 and President of OMI Corp. since November 1995. He was elected Chief Operating Officer of OMI Corp. in November 1994 and Senior Vice President/Chartering of OMI Corp. in August 1993. For five years prior thereto, he was President of Ocean Specialty Tankers Corp., then a marketing manager for several of OMI Corp.'s chemical tankers. Following the Distribution and the consummation of the Acquisition, Mr. Stevenson will resign from his positions with OMI Corp.

     VINCENT DE SOSTOA was elected Director, Senior Vice President, Treasurer and Chief Financial Officer of New OMI in 1998. He has been Chief Financial Officer of OMI Corp. since 1994. For five years prior thereto, he was Senior Vice President/Finance of OMI Corp. Following the Distribution and the consummation of the Acquisition, Mr. de Sostoa will resign from his positions with OMI Corp. and as Director of New OMI.

     FREDRIC S. LONDON was elected Director, Senior Vice President, Secretary and General Counsel of New OMI in 1998. He has been Senior Vice President Secretary and General Counsel of OMI Corp. since December 1991. Prior thereto he was Vice President of OMI Corp. since in December 1988. Following the Distribution and the consummation of the Acquisition, Mr. London will resign from his positions with OMI Corp. and as Director of New OMI.

     ROBERT BUGBEE was elected Director and Senior Vice President of New OMI in 1998. He has been Senior Vice President of OMI Corp. since August 1995. Mr. Bugbee joined OMI Corp. in February 1995. Prior thereto, he was Head of Business Development at Gotaas-Larsen Shipping Corporation for more than three years. Following the Distribution and the consummation of the Acquisition, Mr. Bugbee will resign from his positions with OMI Corp.

     KATHLEEN C. HAINES was elected Director, Vice President and Controller of New OMI in 1998. She has been Vice President of OMI Corp. since January 1994. Ms. Haines was elected Assistant Vice President and Controller of OMI Corp. in December 1992. Prior thereto, she was Assistant Controller. Following the Distribution and the consummation of the Acquisition, Ms. Haines will resign from her positions with OMI Corp and as Director of New OMI.

     THOMAS M. SCOTT was elected Vice President of New OMI in 1998. He has been Vice President of OMI Corp. since February 1995. He was Ship Manager of OMI Corp. starting in September 1991 and was elected Assistant Vice President/Operations of OMI Corp. in 1993. Prior thereto he was Port Captain of International Maritime Carriers for one year and prior thereto Marine Superintendent for Marine Transport Lines, Inc. Following the Distribution and the consummation of the Acquisition, Mr. Scott will resign from his positions with OMI Corp.

     STAVROS SKOPELITIS was elected Vice President and Economist of New OMI in 1998. He has been Vice President and Economist of OMI Corp. since May 1996. He was elected Assistant Vice President and Economist of OMI Corp. in January 1994. Prior thereto he was Economist of OMI Corp., since 1987. Following the Distribution and the consummation of the Acquisition, Mr. Skopelitis will resign from his positions with OMI Corp.

     CONSTANTINE G. CARAS is a private investor. Mr. Caras has been a director of OMI Corp. since 1983. From 1990 until 1996, Mr. Caras was Executive President and a director of Ogden Corporation. Upon the consummation of the Acquisition Mr. Caras will resign as a director of OMI Corp.

     PER HEIDENREICH has been Chairman and Chief Executive Officer of Heidenreich Marine, Inc. since 1984. Prior thereto he was Executive Vice President of Stolt-Nielsen, Inc. and Director of Stolt Tankers and Terminals (Holding) Ltd.

     JAMES N. HOOD was President and Chief Executive Officer of Teekay Shipping Corporation from 1992 to 1998 and Director of Teekay Shipping Corporation from 1993 to 1998. In addition to his 23 years of shore service in various senior management positions, Captain Hood has served at sea for 19 years, including four years of command experience.

     MICHAEL KLEBANOFF is a private investor. He was President of the Company from 1969 to 1983 and was Chairman of the Board of OMI from 1983 until November 1995.

     EDWARD SPIEGEL was a general partner of Goldman Sachs from 1984 to 1995. Mr. Spiegel is a Chartered Financial Analyst and a member of the New York Society of Security Analysts. In 1998 Mr. Spiegel became a director of Genesis Direct, Inc.

     JAMES D. WOODS is Chairman Emeritus and Consultant to Baker Hughes Inc., one of the largest companies in the oil-services industry. From January 1989 until January of 1997 Mr. Woods was Chairman of the Board and Chief Executive Officer of Baker Hughes Inc.

     The term of office of each officer is until the first meeting of directors after the annual shareholders meeting next succeeding his or her election and until his or her successor is chosen and qualified.

     The New OMI Board will be divided into three classes with the term of one class or another expiring every year. Messrs. Bugbee, Heidenreich and Hood will be designated class I directors with a term expiring in 1999. Messrs. Spiegel, Stevenson and Woods will be designated class II directors with a term expiring in 2000. Messrs. Caras, Goldstein and Klebanoff will be designated class III directors with a term expiring in 2001.

     There is no family relationship by blood marriage or adoption (not more remote than first cousin) between any of the above individuals and any other executive officer.

NEW OMI EXECUTIVE COMPENSATION

     Currently New OMI is a wholly owned subsidiary of OMI. All directors and executive officers of the OMI group are employed by and receive their employment benefits from OMI. Consequently, prior to the Distribution, New OMI has not been paying any compensation to any person who will become a director or executive officer of New OMI.

     The individual compensation for each executive officer of New OMI will be determined by the Compensation Committee and the Board of Directors of New OMI once such bodies have been formed. Certain anticipated terms of the employment agreements to be entered into by New OMI with its Chairman of the Board, Chief Executive Officer and four most highly compensated executive officers are summarized below. It is contemplated that such employment contracts will provide for an annual base salary and bonus. Under such agreements, bonuses will be paid at the discretion of the Board of Directors of New OMI. Each such agreement will have a rolling two-year term. If New OMI terminates such an officer's employment for any reason other than for "cause" (as defined in the employment agreements) or death, or the officer voluntarily terminates his employment for certain reasons specified in his agreement, the officer will continue to receive his base salary and benefits for the remainder of the two-year term of the agreement. If such officer's employment with New OMI terminates within two years after a "change in control" of New OMI, as defined in the agreements, New OMI will be required to pay the officer a bonus equal to the total annual bonuses previously paid to the officer within the twelve months immediately preceding such change in control, and, additionally if such termination of employment occurs within two years before or after such a change in control under circumstances described in the preceding sentence (except for disability) New OMI will be required to pay the officer a cash lump-sum amount equal to three times the sum of his then-current base salary and such annual bonuses previously paid to the officer within such twelve-month period, reduced in the case of a termination occurring prior to such a change in control by any severance theretofore paid to the officer as described in the preceding sentence.

     OMI anticipates that the annual salary for the foregoing executives will be approximately as follows:

Name and                                                Annual
Principal Position                                 Salary 1998
--------------------------------------------------------------

Jack Goldstein                                         205,000
Chairman of the Board

Craig H. Stevenson, Jr.                                389,000
President & Chief Executive Officer

Vincent J. de Sostoa                                   256,000
Senior Vice President,
Chief Financial Officer

Fredric S. London                                      246,000
Secretary, General Counsel
Senior Vice President

Robert L. Bugbee                                       272,000
Senior Vice President

Henry Blaustein                                        240,000
Senior Vice President

NEW OMI LONG TERM COMPENSATION PLAN

     New OMI has not granted any options, restricted stock or other long-term compensation awards prior to the date hereof.

     Prior to the Distribution, it is anticipated that New OMI's Board of Directors will adopt the OMI Corporation 1998 Stock Option Plan (the "Option Plan"), which, subject to approval by its sole shareholder, OMI, and the occurrence of the Distribution on or before December 31, 1998, permits the Board of Directors or its Compensation Committee (the

"Committee") to grant compensatory options to purchase New OMI Common Stock to employees, including officers, and directors and consultants of New OMI (or any subsidiary of New OMI), and individuals who were employees or directors of OMI prior to the Distribution, on such terms and conditions, in accordance with the Option Plan, as the Committee may establish. It is expected that a total of 2,500,000 shares of New OMI Common Stock (as such number may be adjusted under the Option Plan for certain changes in the New OMI Common Stock) will be reserved for issuance upon the exercise of options under the Option Plan. The exercise price of all options granted under the Option Plan will be determined by the Committee at the time of grant and stated in the applicable option award agreement. Options granted under the Option Plan will generally be exercisable during the lifetime of the recipient only by such recipient and will not be transferable except by will or the laws of descent and distribution or to the designated beneficiary of a deceased recipient, unless determined otherwise by the Committee and set forth in the option award agreement. The maximum term of options granted under the Option Plan may not exceed 10 years. In addition, it is anticipated that New OMI's Board of Directors will also adopt a bonus/long-term incentive plan for its senior management, the terms of which have not yet been determined. It is expected that the plan will be approved by New OMI's Board prior to the Distribution, and will contain provisions reflecting awards to stock price performance.

     All of the options for OMI Common Stock held by directors and executive officers have previously vested. In each instance, the option holders will be offered an exchange of an option for one share of New OMI for each share of OMI on substantially the same terms as for existing options except that the option price will be reduced by $1.11 due to the option holder no longer receiving the benefit of OMI's value. In addition, New OMI expects to extend the exercise period of one resigning director who served for less than six years to the same period as for directors who served for six years. It is expected that all current directors and senior executive officers of OMI will surrender their employee or director stock options on the Second Closing Date without further obligation to New MTL.

     It is anticipated that New OMI will grant options for 30,000 shares to each of Mr. Goldstein and Mr. Klebanoff, neither of whom were granted options under the 1995 Equity Incentive Plan. The options will be treated as if granted at the same time as the options that the other directors and employees received under the 1995 Equity Incentive Plan and the 1995 Stock Option Plan for Non-Employee Directors. Mr. Klebanoff will also receive 7,500 options to acquire New MTL Common Stock if he is elected a director of New MTL. See "The Restructuring Proposals - The Incentive Programs Proposal - Description of 1995 Directors Plan."

CAPITAL STOCK TO BE REGISTERED

     The authorized capital stock of New OMI consist of 155,000,000 shares, of which 150,000,000 are shares of New OMI Common Stock, par value $0.50, and 5,000,000 are shares of Preferred Stock, par value $1.00. Based on the number of common stock of OMI Corp. outstanding on March 31, 1998 approximately 43,076,763 shares of New OMI Common Stock will be distributed to the OMI Corp. stockholders in the Distribution. All of the shares of New OMI Common Stock issued in connection with the Distribution will be validly issued, fully paid and non-assessable. Under Marshall Islands law and the Articles of Association of New OMI (the

"New OMI Articles") as in effect at the time of the Distribution, persons who are neither residents nor citizens of the Marshall Islands, may freely hold, vote and transfer New OMI Common Stock in the same manner as Marshall Islands residents.

     The following description of the material rights of holders of fully paid New OMI Common Stock is based on the New OMI Articles. Copies of the full text of the New OMI Articles and the By-laws of New OMI (the "New OMI By-laws"), are available without charge to any person to whom this Proxy Statement/Prospectus is delivered, upon written or oral request to: OMI, 90 Park Ave, New York, NY 10016; telephone (212) 297-2160; Attention Secretary.

Dividend Rights

     Pursuant to the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the "MI Corporations Act"), a corporation may declare and pay dividends in cash, stock, or other property on its outstanding shares, except if (i) the corporation is insolvent or would become insolvent as a result of the dividend distribution; or (ii) the declaration would be contrary to the articles of incorporation of the corporation; provided, that dividends may be declared out of surplus only, or if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

     Currently the rights to any dividends that may be declared by New OMI out of funds legally available therefor are vested in the New OMI Common Stock and the holders of New OMI Common Stock are entitled to receive such dividends pro rata. Pursuant to the New OMI Articles, however, the Board may from time to time issue one or more series of Preferred Stock which, among other things, will rank senior to New OMI Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of New OMI upon voluntary or involuntary liquidation, dissolution or winding up of New OMI.

     New OMI's current policy is not to pay dividends, but to retain cash for use in its business. Any determination to pay dividends by New OMI in the future will be at the discretion of the Board of Directors and will depend upon New OMI's results of operations, financial condition, capital restrictions, covenants and other factors deemed relevant by the Board of Directors. Currently, the payment of dividends is restricted by the terms of several of New OMI's credit agreements and it is anticipated that similar restrictions will be included in any new credit or financing agreements of New OMI.

Voting Rights

     Each holder of New OMI Common Stock is entitled to one vote for each share registered in such holder's name on the books of New OMI on all matters submitted to a vote of stockholders. The holders of New OMI Common Stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining New OMI Common Stock voting for the election of directors will not be able to elect any persons to the Board of Directors.

     Pursuant to the New OMI Articles, the Board of Directors may issue shares of one or more series of Preferred Stock with, among other things, voting rights as designated by the Board of Directors.

Preemptive Rights

     Holders of New OMI Common Stock have no preemptive, subscription, redemption or conversion rights and no liability to further calls or to assessment by New OMI. There are no sinking fund provisions relating to the New OMI Common Stock. Pursuant to the New OMI Articles, however, the Board of Directors may issue shares of one or more series of Preferred Stock with, among other things, redemption, conversion, sinking fund provisions and any other relative rights, preferences or limitations, not inconsistent with applicable law.

Liquidation Rights

     Currently the rights to receive payments out of the assets of New OMI upon voluntary or involuntary liquidation, dissolution, or winding up of New OMI are vested in the New OMI Common Stock and the holders of New OMI Common Stock are entitled to receive such payments pro rata. Pursuant to the New OMI Articles, however, the Board may from time to time issue one or more series of Preferred Stock which, among other things, will rank senior to New OMI Common Stock in respect of the right to receive payments out of the assets of New OMI upon such dissolution or winding up.

Transactions with Related Persons

     The New OMI Articles require a vote of not less than 80% of the voting stock of New OMI to approve a merger or consolidation, or a sale, lease, exchange, transfer of all or any substantial part of the assets of New OMI to any persons, entities and groups, and their affiliates and associates, holding directly or indirectly more than 10% of New OMI's voting stock, unless (i) such merger, consolidation, disposition or other transaction was approved by at least 66 2/3% of the directors of the Board of Directors who are "Continuing Directors" (as defined in the New OMI Articles) or (ii) in the case of a merger, consolidation or sale of assets, the cash or the fair market value or other consideration to be received by New OMI's common shareholders is at least equal to the highest price paid by such 10% shareholder for its shares of New OMI, and certain other conditions set forth in the New OMI Articles are met.

Transactions with Selling Shareholders

     The New OMI Articles require the affirmative vote by the Board followed by the affirmative vote by not less than a majority of the voting stock of New OMI before New OMI may purchase shares of New OMI Common Stock at a price known by New OMI to be above market price, from any person or entity who or which is the beneficial owner of 3% or more of the outstanding shares of New OMI Common Stock, if such shareholder has purchased any of such shares during the most recent two-year period, unless the purchase is made by New OMI as a result of an offer to purchase shares that is open to all shareholders.

Amendment of Certain Provisions of the Company Charter Documents

     Under the MI Corporations Act, a corporation's articles of association may, in general, be amended with the vote of a majority of all outstanding shares entitled to vote on the amendment at a meeting of shareholders or by written consent by all shareholders entitled to vote thereon, provided that the articles of association of a corporation may specify that a higher proportion of votes shall be necessary for certain actions, including amendments to the articles of association.

     The New OMI Articles provide that the affirmative vote of 80% of the outstanding shares entitled to vote is required to amend the provisions of the New OMI Articles relating to the number, election, term and removal of directors; the adoption, alteration or revocation of the New OMI By-laws; the calling of special meetings; and business transactions with interested shareholders.

     Under the MI Corporations Act, shareholders may adopt, amend and repeal the by-laws of a corporation unless the articles of association provide otherwise. The New OMI Articles provide that the Board of Directors by a vote of not less than 2/3 of the directors has exclusive authority to make, alter and repeal the New OMI By-laws and that the shareholders may not make, amend or repeal the New OMI By-laws.

No Restrictions on Repurchase

     There are no restrictions on the repurchase or redemption of shares by New OMI while there is any arrearage in the payment of dividends or sinking fund installments.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES

ITEM 2. SELECTED FINANCIAL DATA

     The selected consolidated financial data are derived from the financial statements of the Company as of and for the periods presented. Such information should be read in conjunction with the financial statements and accompanying notes for the three years ended December 31, 1997 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected unaudited pro forma financial data have been derived from, and should be read in conjunction with, the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere herein.

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------------------------------------
                                                              1997           1996            1995            1994            1993
                                                           ---------      ---------       ---------       ---------       ---------
                                                              (dollar and shares outstanding in thousands, except per share data)
INCOME STATEMENT DATA:
  Net voyage revenues (1) ...........................      $  55,393      $  39,355       $  26,537       $  33,863       $  31,723
                                                           =========      =========       =========       =========       =========
  Revenues ..........................................      $ 141,985      $ 111,292       $  91,819       $  94,580       $  72,966
                                                           ---------      ---------       ---------       ---------       ---------
  Operating expenses:
    Vessel and voyage ...............................         86,592         71,600          64,518          60,199          41,150
    Depreciation and amortization ...................         22,675         18,142          17,621          17,816          15,183
    General and administrative ......................         12,540          6,851           6,451           7,197           6,180
                                                           ---------      ---------       ---------       ---------       ---------

  Total operating expenses ..........................        121,807         96,593          88,590          85,212          62,513
                                                           ---------      ---------       ---------       ---------       ---------
  Operating income ..................................         20,178         14,699           3,229           9,368          10,453
  Gain (loss) on disposal of assets-net .............            885          4,078            (829)            166          (1,557)
  Provision for writedown of
    investments .....................................           --             --              --            (1,251)           --
  Interest expense ..................................         11,756         16,912          18,024          21,019          16,975
  Equity in operations of joint ventures ............            737          2,481           5,464           5,402           6,438
  Income before extraordinary loss and
    cumulative effect of change in accounting
    principle .......................................          6,859          5,356          (4,493)         (2,069)           (223)
  Extraordinary loss-net of tax benefit .............           --           (1,663)           --              --              --
  Cumulative effect of change in accounting
    principle-net of  tax provision .................         10,063           --              --              --              --
  Net income (loss) .................................      $  16,922      $   3,693       $  (4,493)      $  (2,069)      $    (223)
                                                           =========      =========       =========       =========       =========

PROFORMA  UNAUDITED FINANCIAL DATA:
  Income before cumulative effect of change in
    accounting principle .............................     $  11,135
                                                           =========
  Earnings per common share:
    Income before cumulative effect of change in
      accounting principle

    Basic ...........................................      $   0.26
    Diluted .........................................      $   0.26

 Weighted average shares outstanding ................        42,914
                                                           ========
BALANCE SHEET DATA:
  Total assets ......................................      $ 440,708      $ 439,463       $ 377,049       $ 377,512       $ 373,360
  Total debt ........................................         53,999        125,171          92,842          55,090          48,668
  Total stockholder's equity ........................        283,558        250,402         221,677         197,847         192,640

PROFORMA UNAUDITED FINANCIAL DATA:
  Total assets ......................................      $455,981
  Total debt ........................................       162,916
  Total stockholders' equity ........................       254,979

----------
(1) Voyage revenues less vessel and voyage expenses.

                      See accompanying consolidated financial statements

ITEM 15.  SUPPLEMENTARY DATA

                                          UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
                                            QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
                                                           (IN THOUSANDS)

                                              1997 Quarter Ended                              1996 Quarter Ended
                                     -------------------------------------          --------------------------------------
                                     March 31  June 30   Sept. 30  Dec. 31          March 31  June 30   Sept. 30  Dec. 31
                                     --------  -------   --------  -------          --------  -------   --------  --------
Revenues..........................   $33,830   $32,261   $34,421   $41,473          $27,413   $27,483   $26,913   $ 29,483
                                     -------   -------   -------   -------          -------   -------   -------   --------
Operating income .................     4,270     5,263     6,332     4,313            4,468     2,710     1,504      6,018

Extraordinary gain (loss), net
  of income tax benefit...........       --        --        --        --               217       --     (1,813)       (67)

Cumulative effect of change in
  accounting principle, net
  of income tax provision.........    10,063       --        --        --               --        --        --         --

Net income (loss).................   $17,819   $ 3,689   $(1,137)  $(3,449)         $ 2,802   $ 3,474   $  (563)  $ (2,021)
                                     =======   =======   =======   =======          =======   =======   =======   ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION

     The following presentation of management's discussion and analysis of Universal Bulk Carrier's, Inc. ("UBC" or the "Company") financial condition and results of operations should be read in conjunction with the consolidated financial statements, accompanying notes thereto and other financial information appearing elsewhere in this document.

     The information below and elsewhere in this document contains certain forward-looking statements which reflect the current view of the Company with respect to future events and financial performance. Wherever used, the words "expect", "plan", " anticipate" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties that could cause the actual results of the Company's results of operations to differ materially from historical results or current expectations. The Company does not publicly update its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

GENERAL

   Overview

     UBC is a wholly-owned subsidiary of OMI Corp. ("OMI" ) and is one of the largest, measured by deadweight tonnage ("dwt"), bulk shipping companies headquartered in the United States. UBC provides seaborne transportation services for crude oil, refined petroleum products and, to a much lesser extent, dry bulk cargoes (primarily iron ore, coal and grain) through a joint venture. The charter rates that the Company is able to obtain for its vessels are determined in highly competitive markets. The industry is cyclical, experiencing significant swings in profitability and asset values resulting from changes in the supply and demand for vessels.

     Net income for the year ended December 31, 1997 was $16.9 million compared to $3.7 million for the year ended December 31, 1996. Included in net income of $16.9 million for the year ended December 31, 1997 is income of $10.1 million, net of tax, from the cumulative effect of a change in accounting principle, $4.3 million in losses from the sale of joint venture vessels and gain on disposal of assets-net of $.9 million. Included in net income of $3.7 million for the year ended December 31, 1996 is an extraordinary loss of $1.7 million, net of tax, loss from the sale of a joint venture vessel of $.7 million and gain on disposal of assets-net of $4.1 million.

MARKET OVERVIEW

     The product carrier market is the market segment which transports refined petroleum products such as gasoline, jet fuel, kerosene, naphtha and gas oil. Average freight rates in this market improved in 1997 over 1996. However, rates reached a high level early in the year but receded gradually after that. The fall was the result of higher refinery throughput in industrialized countries as well as reduced growth in oil product imports in the Pacific region due to refinery capacity additions in the area and financial crises in Southeast Asia and Korea. Product tanker rates were at low levels early in 1998 as a result of the continued Asian financial problems and a very mild winter in the U.S. and Europe. Historically, earnings from the product tanker fleet have been less volatile than earnings in the crude oil market.

     The improvement in tanker freight rates which began in mid-1995 continued through 1997 with average rates increasing for all tanker size groups. The rate gains in the last few years have been the result of high oil demand growth which together with a modest increase in supply of tankers have created a better tanker supply/demand balance. Average freight rates for Suezmaxes and Very Large Crude Carriers early in 1998 were higher than the rates prevailing in the same period a year ago, but lower for Aframax tankers. Tanker freight rates are expected to improve further due to the general strength of the world economy and the expected continued increase in oil demand growth, notwithstanding the financial crises in Southeast Asia and Korea, the large proportion of old tanker tonnage relative to the orderbook and the continued focus of governments and charterers on safe, well maintained tonnage.

The following chart illustrates the fluctuation of daily TCE rates for product carriers and Suezmax tankers and volatility of both markets from 1990 to the first quarter 1998 (TCE's, or time charter equivalent rates equate spot market rates with time charter rates by deducting voyage expenses from voyage revenues):

                                    [GRAPH]

                            AVERAGE RATES FOR TANKERS


                          1990    1991   1992  1993   1994   1995   1996   1997   1998
                          ----    ----   ----  ----   ----   ----   ----   ----   ----
                                               $000/DAY
Product ............... $15,300  14,200 8,400 11,900 12,000 13,500 13,000 14,100  7,400
Crude ................. $18,300  22,600 9,100 14,600 13,300 16,100 19,400 23,700 26,800


     Product rates represent Caribbean/U.S. Atlantic Coast Voyage for mid-1980s built vessels. Crude rates represent West Africa/ U. S. Atlantic Coast Voyage for mid-1970s built vessels.

                                           Source : Fearnleys, Oslo

Management of OMI has implemented several strategies in order to position the Company to take advantage of market conditions:

     o    Shifted its focus to its international fleet.

               In the past, OMI's operations were a combination of U.S. flag and foreign flag operations. However, on September 16, 1997, OMI agreed, as a final step to owning a purely international fleet, to acquire Marine Transport Lines, Inc.("MTL"), a privately owned company specializing in U.S. marine and transportation services, principally to the energy and chemical industries.

               In connection with the acquisition of MTL, OMI plans to spin off as a tax free distribution to shareholders, the entity holding and operating its foreign assets ("New OMI"). New OMI will retain the OMI name and will be managed by OMI's current management. The transaction is subject to a number of conditions, any of which may be waived by OMI, including the receipt by OMI of a favorable private letter ruling from the Internal Revenue Service ("IRS") and OMI shareholder approval. A favorable ruling was received from the IRS in April 1998, and the transaction is expected to be completed in June 1998.

     o Developed large and concentrated fleets of handysize product carriers and Suezmax tankers.

               The Company currently operates a wholly-owned foreign flag fleet consisting of thirteen product carriers and six crude oil tankers (five Suezmaxes and one Aframax). Additionally, the fleet's results include two crude oil carriers and one drybulk carrier owned approximately 50 percent with joint venture partners and four chartered-in tankers.

               The Company's Suezmax fleet is one of the largest independent fleets in the world. The Company has targeted the Suezmax market segment due to the flexibility of the Suezmax tankers to engage in long-haul and short-haul trades, as well as the growth potential in the crude oil market. To take advantage of the upward freight rate trend in the crude tanker market, the Company is building five double-hulled Suezmax tankers, with an option for two more; four for a cost of approximately $54 million per vessel and one for approximately $50 million. Three of these new vessels will be delivered mid-1998, one in the first quarter of 1999 and one in the second quarter of 2000. In addition, OMI placed an order for two 35,000 dwt. product carriers, for a cost of approximately $30 million per vessel for delivery in the second half of 1999.

     o    Reduced its reliance on joint ventures which own vessels.

               During December 1996, Wilomi, Inc. ("Wilomi") acquired its partner's 51 percent interest in Wilomi, which became a wholly-owned subsidiary of UBC. Similarly, in December 1997, Mosaic Alliance Corporation ("Mosaic") acquired the 50.1 percent interest in Mosaic not owned by UBC and became a wholly-owned subsidiary of UBC. The Company is currently evaluating its position in its other ventures.

     o    Reduced leverage of the Company.

               During 1997, corporate debt was reduced by a net of $74 million. This net decrease in average debt outstanding, along with reduced interest rates, resulted in a reduction in interest expense from $16.9 million in 1996 to $11.8 million in 1997. Interest expense historically has been a significant factor in the Company's financial performance.

RESULTS OF OPERATIONS

     Results of operations of UBC include operating activities of the Company's vessels. The discussion that follows explains the Company's operating results in terms of net voyage revenues, which equals voyage revenues minus vessel and voyage and operating lease expenses, because fluctuations in voyage revenues and expenses occur based on the nature of a charter. The Company's vessels currently operate, or have operated in prior years, on time, bareboat or voyage ("spot") charters. Each type of charter denotes a method by which revenues are recorded and expenses are allocated. Under a time charter, revenue is measured based on a daily or monthly rate and the charterer assumes certain operating expenses, such as fuel and port charges. Under a bareboat charter, the charterer assumes all operating expenses; as a result, the revenue rate is likely to be lower than a time charter. Under a voyage charter, revenue is calculated based on the amount of cargo carried, nearly all expenses are for the ship owner's account and the length of the charter is one voyage. Revenues therefore may be higher in the spot market, as the owner is responsible for most of the costs of the voyage. Other factors affecting net voyage revenue for voyage charters are waiting time between cargoes, port costs and bunker prices.

     Vessel expenses included in net voyage revenues discussed above include operating expenses for items such as crew payroll/benefits/travel, stores, maintenance and repair, drydock, insurance and other miscellaneous vessel expenses. These expenses are a function of the fleet size, utilization levels for certain expenses and requirements under laws, by charterers and Company standards. Insurance expense varies with the overall insurance market conditions as well as the insured's loss record, level of insurance and desired coverage.

VOYAGE REVENUES LESS VESSEL AND VOYAGE EXPENSES

     Net voyage revenues of $55.4 million for the year ended December 31, 1997 increased by a net of $16.0 million from $39.4 million for the same period in 1996. Net voyage revenues of $39.4 million for the year ended December 31, 1996 increased by a net $12.9 million from $26.5 million for the same period in 1995. Net voyage revenues for the years ended 1997, 1996 and 1995 are as follows by the market segments in which UBC primarily operates.

                                          FOR THE YEARS ENDED DECEMBER 31,
                                         ----------------------------------
      (IN  THOUSANDS)                       1997        1996         1995
---------------------------------------------------------------------------
VOYAGE REVENUES:
  Product Carrier Fleet..............    $    67.9    $   54.9     $   47.1
  Crude Oil Tanker Fleet.............         72.7        49.9         37.7
  All Other..........................          1.4         6.2          6.2
                                         ---------    --------     --------
     Total...........................    $   142.0    $  111.0     $   91.0
                                         =========    ========     ========
VESSEL AND VOYAGE EXPENSES:
  Product Carrier Fleet..............    $    35.3    $   31.7     $   23.0
  Crude Oil Tanker Fleet.............         50.4        37.6         35.9
  All Other..........................          0.9         2.3          5.6
                                         ---------    --------     --------
     Total...........................    $    86.6    $   71.6     $   64.5
                                         =========    ========     ========
NET VOYAGE REVENUES:
  Product Carrier Fleet..............    $    32.6    $   23.2     $   24.1
  Crude Oil Tanker Fleet.............         22.3        12.3          1.8
  All Other..........................          0.5         3.9          0.6
                                         ---------    --------     --------
     Total...........................    $    55.4    $   39.4     $   26.5
                                         =========    ========     ========


YEAR ENDED DECEMBER 31, 1997 VERSUS DECEMBER 31, 1996

     Decreases in other net voyage revenue of $3.4 million primarily relate to the sale of the LPG carrier which was disposed of in March 1997. Other changes are discussed as follows according to the two foreign market segments in which UBC primarily operates.

PRODUCT CARRIER FLEET

     The product carrier fleet consisted of thirteen vessels (ten handysize and three panamaxes) at December 31, 1997 as compared to ten vessels (seven handysize and three panamaxes) at December 31, 1996. The Company maintained a mix of approximately half its product carriers on time charters in both years.

     Net voyage revenues increased by $9.4 million for the year ended December 31, 1997 compared to the same period in 1996. This increase includes the results of two product carriers acquired in 1996 and one vessel, purchased in April 1997, which contributed an additional $6.5 million to net voyage revenues during the twelve months ended 1997. Additionally, one vessel contributed an additional $1.2 million in 1997 due to 37 offhire/drydock days in 1996 and two vessels contributed an additional aggregate of $1.7 million resulting from revenue generated from a new marketing pool formed by a 50 percent owned joint venture which primarily trades in the far east. With respect to the remaining vessels, net voyage revenues, in the aggregate, remained relatively unchanged during 1997 compared to 1996.

CRUDE TANKER FLEET

     In the year ending December 31,1997, the crude fleet consisted of six wholly-owned vessels ( Five Suezmaxes and one Aframax)and four chartered-in Suezmaxes; eight are currently operating in the spot market and two vessels are operating on time charters. One vessel which had been on a long-term time charter was redelivered in the fourth quarter of 1997. In 1996, OMI owned seven vessels and chartered-in one vessel, with four of these vessels operating in the spot market. The Company maintains the majority of its crude oil tankers in the spot market.

     Net voyage revenues generated by the crude tanker fleet increased by $10.0 million in 1997 compared to 1996 primarily for two reasons; first, by $9.9 million due to the acquisition of the ALTA and the TANANA, (two Suezmax tankers in which the Company acquired its partner's interest on December 30, 1996) and second, due to improved rates resulting from better market conditions in 1997. In addition, in order to maximize profits on voyages, the Company attempts to triangulate voyages for the newer ships, that is, lessen the amount of the ballast leg (the part of the voyage where no cargo is carried), in order to increase the utilization of the vessel.

OTHER OPERATING EXPENSES

     The Company's operating expenses, other than vessel and voyage expenses consist of depreciation and amortization and general and administrative expenses. For the year ended December 31, 1997, these expenses increased $10.2 million to $35.2 million, from $25.0 million for the same period in 1996. General and administrative expenses increased $5.7 million primarily due to increases in allocations of salary expense which included accruals for bonuses aggregating approximately $2.0 million, relocation of the Company's corporate headquarters to Stamford, Connecticut in the second quarter of 1998 of approximately $2.6 million and expenses allocated to the anticipated spin off and formation of the company which will merge with UBC and be spun off to OMI's shareholders (New OMI) of approximately $.8 million. Other general and administrative expenses allocated increased approximately $0.3 million. The increase in depreciation expense of $4.5 million relates to the two crude oil tankers ALTA and TANANA acquired in 1996 and three product carriers purchased in 1996 and 1997.

OTHER INCOME (EXPENSE)

     Other income (expense) consists of gain on disposal of assets-net, interest expense and interest income. Net other expense decreased by $2.3 million for the year ended December 31, 1997 compared to the same period in 1996. Interest expense decreased by a net of $5.2 million due to the following; reduction in the average mortgage debt in 1997 compared to 1996, payment of debt from proceeds of vessel sales and proceeds from the public offering of stock in the fourth quarter 1996, increased capitalized interest on four vessels under construction for twelve months 1997 compared to two vessels for one month in 1996 and lower average interest rates on corporate debt refinanced in July 1996 and April 1997. Decreases in Net other expense were offset in part by decreases in the gain on disposal of assets-net of $3.2 million for the year ended December 31, 1997. This decrease resulted primarily from the gain on sale of a crude oil carrier of $3.6 million in 1996 offset in part by the gain on sale of the LPG carrier of approximately $1.0 in the first quarter of 1997.

PROVISION (BENEFIT) FOR INCOME TAXES

     The income tax provision of $5.4 million (excluding the income tax provision for the cumulative effect of the change in accounting principle) for the year ended December 31, 1997 varied from statutory rates primarily because deferred taxes are not recorded for equity in operations of joint ventures, net of dividends declared, other than Amazon Transport, Inc. ("Amazon") and White Sea Holdings, Ltd. ("White Sea") as management considers such earnings to be invested for an indefinite period.

EQUITY IN OPERATIONS OF JOINT VENTURES

     Equity in operations of joint ventures decreased by $1.7 million to $.7 in the year ended 1997 compared to $2.5 million for the same period in 1996. The decrease in equity was primarily attributable to the loss on sale of a vessel owned by Mosaic of approximately $10.5 million (UBC's portion of the loss was approximately $5.2 million) in the third quarter of 1997 offset in part by the gain on the sale of a vessel of $1.9 million (UBC's portion of the gain was approximately $0.9 million) in the second quarter of 1997. In accordance with the Company's plan to decrease its participation in joint ventures, on December 10, 1997, Mosaic acquired the majority shareholder's interest in the venture for cash of $32.3 million and 50.1 percent of stock in its subsidiary Kanejoy Corporation, with a book value of $3.5 million, and Mosaic became a 100 percent owned subsidiary of UBC.

     On December 30, 1996, the interest in Wilomi owned by a partner was acquired by the venture, and Wilomi became a 100 percent owned subsidiary of OMI with its earnings consolidated in OMI's results. The decrease in equity in operations of joint ventures attributable to Wilomi was $1.3 million for the year ended December 31, 1997.

     Increases in equity in operations of joint ventures offsetting the aforementioned decreases relate to Amazon, a 49 percent owned joint venture which operates one crude oil tanker, the SETTEBELLO. The equity in earnings for Amazon increased by $3.1 million in 1997 as compared to the same period in 1996. The SETTEBELLO was in drydock for 92 days in 1996 which resulted in both a lack of earnings and additional drydock expense. Also, equity increased by $1.7 million from WHITE SEA as a result 66 offhire days in 1996 related to drydocking of the vessel.

BALANCE SHEET

     Effective January 1, 1997, the Company changed its method of accounting for special survey and drydock expenses from the accrual method to the prepaid method. Special survey and drydock expenses had been accrued and charged to operating expenses over the vessel's survey cycle, which was generally a two to three year period. Under the prepaid method, the Company capitalizes its drydocking costs and amortizes them over the period through the next drydocking. Management believes the prepaid method better matches costs with revenues, and minimizes any significant changes in estimates associated with the accrual method. The cumulative effect of the change in accounting principle as of January 1, 1997 on the Company's balance sheet increased total assets by $8.3 million, decreased total liabilities by $1.8 million and increased total stockholders' equity by $10.1 million.

     In 1997 the Company sold and leased back the ALTA for approximately $40 million. The gain on sale of the vessel of approximately $15.8 million has been deferred and will be credited to income as an adjustment to lease expense over the term of the leases. At December 31, 1997, the balance of the deferred gain was $13.8 million.

YEAR ENDED DECEMBER 31, 1996 VERSUS DECEMBER 31, 1995

VOYAGE REVENUES LESS VESSEL AND VOYAGE EXPENSES

     Net voyage revenues of $39.4 million for the year ended December 31, 1996 increased $12.9 million, or 79 percent as compared to net voyage revenues of $26.5 million for the year ended December 31, 1995. The increase of $12.9 million in net voyage revenue is primarily due to more favorable freight rates and conditions in the crude oil market and a stable product tanker market. At December 31, 1996, the Company's wholly-owned foreign fleet consisted of seven crude oil tankers, 12 product carriers and one LPG carrier which was sold in March 1997.

     In 1996, net voyage revenues earned by the crude oil tanker fleet increased by approximately $10.5 million. The higher revenues were due to a combination of better freight rates and fewer offhire days in 1996 compared to 1995. During 1996, one vessel was in drydock for 75 days, as compared to 1995 when four vessels were in drydock for a total of 220 days. In addition, vessel and voyage expenses decreased $7.6 million primarily because of the sale of the PROMISE in June of 1996.

OTHER INCOME (EXPENSE)

     The net decrease of $6.9 million or 39 percent in net other expense for the year ended December 31, 1996 compared to the same period in 1995 was primarily due to the increase in gain on disposal of assets of $4.9 million ($3.6 million from the sale of the PROMISE). The increase was also attributed to the decrease in interest expense of $1.1 million related to the decrease in the interest expense allocated to UBC primarily on unsecured debt repaid by OMI during 1996.

PROVISION (BENEFIT) FOR INCOME TAXES.

     The income tax provision of $0.9 million and benefit of $4.7 million for the years ended December 31, 1996 and 1995, respectively, varied from statutory rates primarily because deferred taxes are not recorded for equity in operations of joint ventures, net of dividends declared, other than Amazon and White Sea as management considers such earnings to be invested for an indefinite period.

EQUITY IN OPERATIONS OF JOINT VENTURES

     Equity in operation of joint ventures of $2.5 million decreased $3.0 million for the year ended December 31, 1996 from $5.5 million for 1995. The net decreases were primarily attributable to four joint ventures. One 49.9 percent joint venture, Geraldton Navigation Company Inc. ("Geraldton") had a gain in the first half of 1995 from the sale of a vessel. OMI's portion of this 1995 gain was approximately $1.0 million. The SETTEBELLO, owned by Amazon was offhire due to drydocking an aggregate of 87 days and also incurred expenses when the vessel was upgraded in 1996. In 1996 income earned by Mosaic was $3.7 million less than that earned in 1995 as the joint venture had two ships in 1996 as compared with four in 1995. In addition, Mosaic was affected by weak conditions in the dry bulk market.

     In accordance with the Company's plan to decrease its participation in joint ventures, on December 30, 1996, the interest in Wilomi owned by an affiliate of Anders Wilhelmsen & Co. of Oslo, Norway ("Wilhelmsen") was reacquired by the venture for net assets with a book value of $46.4 million consisting of a vessel, a vessel under construction, cash and other assets, net of long-term debt of $27.3 million and certain other liabilities and Wilomi became a 100 percent owned subsidiary of UBC. The excess of the carrying value of net assets transferred to Wilhelmsen over the book value of its equity interest in the venture, in the amount of $17.3 million, was charged to capital surplus.

EXTRAORDINARY LOSS

     In 1996, the Company recorded an extraordinary loss of $1.7 million (net of tax) in connection with the repurchase of $130 million aggregate principal amount of its Senior Notes.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS

     Cash and cash equivalents of $30.6 million at December 31, 1997 increased $14.5 million from cash and cash equivalents of $16.1 million at December 31, 1996. The Company's working capital of $28.5 million increased $10.9 million from working capital of $17.6 million at December 31, 1996. Current assets increased $7.9 million primarily due to the increase in cash and cash equivalents (explained below) offset by a decrease of $9.9 million for a vessel held for sale at December 31, 1996. Current liabilities decreased $2.9 million primarily due to the decrease in current maturities of long-term debt, which was refinanced (See Financing Facilities), and accrued liabilities offset by increases in accounts payable and deferred gain on sale of vessels. Net cash provided by operating activities increased $0.5 million to $19.7 million for the year ended December 31, 1997 compared to the year ended December 31, 1996.

     Cash used by financing activities was $20.6 million in 1997 compared to $37.4 million for the year ended 1996. Payments on long-term debt of $24.7 million were made in 1997. Of this amount, $16.9 million was used to prepay debt.

     The Company operates in a capital-intensive industry and augments cash generated by operating activities with debt and sales of vessels that no longer fit the Company's strategy. Cash provided by investing activities was $15.7 million in 1997 compared to $8.3 million in the year ended December 31, 1996. Net proceeds of $39 million were received in the first half of 1997 from the sale of the ALTA. Cash increased $32.3 million in December 1997 when the Company consolidated Mosaic. Proceeds of $11 million were received from the sale of the LPG carrier in March 1997 were used to pay a portion of the purchase price of the SEVERN for $18.7 million in April. UBC also paid $43.1 million in scheduled construction in progress payments on four of its new building vessels and approximately $2.0 million in capital expenditures for improvements on various vessels.

FINANCING FACILITIES

     Since November 1993, OMI's practice has generally been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, mortgage debt of OMI and its related interest expense have been allocated to UBC and its subsidiaries based upon the value of the vessel collateralizing the debt as explained below. Interest relating to unsecured debt has been allocated to UBC and its subsidiaries based on the value of encumbered vessels available to collateralize such debt had it been secured debt. OMI's interest rate on unsecured debt was
10.25 percent from November 1993 through July 1996, at which time OMI completed a cash tender offer for the debt and recognized an extraordinary loss for the early extinguishment of debt. The portion of the loss, net of taxes that has been allocated to UBC is $1.7 million. Total pre-tax interest expense allocated to UBC in 1996 and 1995 was $5.3 million and $8.6 million, respectively. There were no interest allocations in 1997 on unsecured debt. UBC has also been allocated tax benefits totaling approximately 35 percent of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to UBC for financial reporting on a historical basis, UBC has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense and the after tax allocated general and administrative expenses have been included as Net intercompany transactions in stockholder's equity. Although, management believes that the historical allocation of corporate debt and interest expense is reasonable, it is not necessarily indicative of the Company's debt or results of operations had the Company been on a stand alone basis for the years presented.

     During the first quarter of 1997, OMI negotiated a new bank credit facility (the "Credit Facility") with certain of its existing lenders. The obligations under the Credit Facility will be assumed by UBC at the time of the Distribution. The Credit Facility provides for a line of credit in the amount of $133.0 million (not to exceed 70 percent of the fair market value of the vessels securing the loan). On April 1, 1997, OMI drew down $101.1 million which was used to repay $44.7 million outstanding under a previous credit agreement, $45.0 million outstanding under lines of credit ($35.0 million of UBC debt) and a UBC ship mortgage of $11.4 million. The Credit Facility is secured by eleven vessels with a book value aggregating $181.1 million at December 31, 1997. The notes under the Credit Facility bear interest at LIBOR plus a margin ranging from 60-95 basis points which is computed based on OMI's funded debt to equity ratio and interest coverage ratio. The agreement, which expires in March 2002, provides for nine semi-annual reductions in the amount which can be outstanding; the first five are $5.5 million, the next four are $8.9 million and the balance is due at maturity. As long as the available balance of the credit facility exceeds the outstanding loan balance and the collateral tests are met, current amortization is not required. In the event any vessels collateralizing the agreement are sold, the Credit Facility shall be reduced by up to 100 percent of the sales proceeds; however, the Company is permitted to substitute another vessel as collateral. The Credit Facility contains financial covenants with respect to cash, interest rate coverage, net worth and funded debt to equity. At December 31, 1997, the Company is in compliance with all of its financial covenants.

     During October 1997, the Company signed agreements with lenders for two new revolving credit facilities in the amounts of $50.0 million and $75.0 million. These revolving credit facilities are to be used to finance, on an interim basis, the acquisition of vessels and will be secured by such vessels. Amounts drawn on the revolving credit facilities are to be repaid no later than six months after drawdown. The revolving credit facilities will bear interest at LIBOR plus a margin ranging from 55 to 80 basis points which is computed based on the Company's funded debt to total capitalization ratio and interest coverage ratio. The new revolving credit facilities contain the same financial covenants as the facilities described above.

     At December 31, 1997, vessels with a net book value of $249.1 million (including the $181.l million mentioned above) had been pledged as collateral on long-term debt issues.


     Certain of the loan agreements of the Company's subsidiaries contain restrictive covenants requiring minimum levels of cash or cash equivalents, working capital and net worth, maintenance of specified financial ratios and collateral values, and restrict the ability of the Company's subsidiaries to pay dividends to the Company. These loan agreements also contain various provisions restricting the right of OMI and/or its subsidiaries to make certain investments, to place additional liens on the property of certain of OMI's subsidiaries, to incur additional long-term debt, to make certain payments, to merge or to undergo a similar corporate reorganization, and to enter into transactions with affiliated companies.

     The Company believes that the actions it has taken in the last year to improve its liquidity and financial position will give the Company greater flexibility to fund its vessel acquisition program and finance its other cash needs.

COMMITMENTS

     On February 3, 1998, the Company entered into an agreement for the sale of the TANANA for $45.5 million. The vessel will be delivered to its new owners in August 1998.

     The Company and its joint venture partners have committed to fund any working capital deficiencies that may be incurred by their joint venture investments. At December 31, 1997, no such deficiencies have been funded. In 1997, UBC and its partners advanced $.8 million in the form of non-interest bearing loans to cover operating expenses of a newly formed venture, UBC's portion of the loan was $.4 million.

AGREEMENTS

As part of the Distribution, UBC will be party to certain agreements, including the following:

     DISTRIBUTION AGREEMENT -- The Distribution Agreement provides for, with certain exceptions, assumptions of liabilities and cross-indemnities designed principally to place (a) financial responsibility for the liabilities of OMI (which will become the New MTL) and its subsidiaries other than UBC (New OMI) with New MTL; and (b) financial responsibilities of UBC and its subsidiaries with UBC. UBC will, however, assume the obligations of OMI with respect to OMI's
10.25 percent Senior Notes due November 1, 2003 in exchange for a note from New MTL in the amount of $6.4 million, which is equivalent in value to the principal amount of 10.25 percent Senior Notes currently outstanding. The Distribution Agreement also will provide that each of New MTL and New OMI will indemnify the other in the event of certain liabilities arising under the Federal securities laws. Each of New MTL and New OMI will have sole responsibility for claims arising out of its respective activities after the Distribution.

     The Distribution Agreement will also provide that, except as otherwise set forth therein or in any other agreement, all costs or expenses incurred on or prior to the Distribution Date in connection with the Distribution will be charged to and paid by the party incurring such costs or expenses. Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

     As part of the Distribution Agreement, UBC (New OMI) has, subject to certain exceptions, provided indemnity to OMI (New MTL) for all taxes attributable to the Distribution and to certain corporate restructuring transactions preceding the Distribution.

     TAX COOPERATION AGREEMENT -- Prior to the Distribution, OMI and UBC (New
OMI) will enter into a Tax Cooperation Agreement which sets forth each party's rights and obligations with respect to Federal, state, local and foreign taxes for periods prior and after the Distribution and related matters such as the filing of tax returns and the conducts of audits and to other proceedings. In general, the Tax Cooperation Agreement will provide that New OMI will be liable for taxes and be entitled to refunds for each period covered by any such return which are attributable to New OMI and its subsidiaries and that New MTL will be liable for and be entitled to refunds for each period covered by such return which are not attributable to New OMI or New OMI's subsidiaries. Though valid as between the parties thereto, the Tax Cooperation Agreement is not binding on the IRS and does not alter either party's tax liability to the IRS.

     DIVIDENDS -- Any determination to pay dividends in the future by UBC (New
OMI) will be at the discretion of the board of directors and will be dependent upon its respective results of operations, financial condition, capital restrictions, covenants and other factors deemed relevant by the board of directors.

     Currently, the payment of dividends by OMI is restricted by the credit agreements which will be assumed by UBC after the spin off.

EFFECTS OF INFLATION

     The Company does not consider inflation to be a significant risk to the cost of doing business in the current or foreseeable future. Inflation has moderate impact on operating expenses, drydocking expenses and corporate overhead.

YEAR 2000

     The "Year 2000 issue" arises from the fact that many computer hardware and software systems use only two digits to represent the year. As a result, these systems may not calculate dates beyond 1999, which may result in system failures. The Company has taken steps to ensure that its systems will be year 2000 compliant. The Company has been in the process over the last year in upgrading its hardware and software systems for business reasons other than Year 2000 compliance. Therefore, the Company believes, after conversion to the new systems, the Year 2000 issue will not pose significant operational problems for its computer systems. However, the Year 2000 readiness of the Company's customers, suppliers and business partners may vary.

NEW OMI CAPITALIZATION

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES

                            Pro Forma Capitalization


         The following table sets forth, at December 31, 1997, the capitalization of Universal Bulk Carriers, Inc. and the pro forma capitalization after giving effect to (a) the assumption of certain OMI indebtedness by UBC,
(b) the forgiveness by UBC of net intercompany account balances, (c) other transactions in contemplation of the Distribution, and (d) the Distribution. This information should be read in conjunction with the historical and pro forma consolidated financial statements and the related notes thereto of Universal Bulk Carriers, Inc. included elsewhere herein. The pro forma information set forth below may not reflect the capitalization of Universal Bulk Carriers, Inc. in the future or as it would have been had Universal Bulk Carriers, Inc. been a separate, independent company at December 31, 1997.

                                                 At December 31, 1997
                                       -----------------------------------------
                                       Historical     Adjustments      Pro Forma
                                       ----------     -----------      ---------
                                                     (In thousands)
Current Portion of Long-Term Debt ...  $   5,575       $ 11,000 (a)     $ 16,575
                                       ---------       --------         --------
Long-Term Debt ......................     48,424         97,917 (a)      146,341
                                       ---------       --------         --------
Stockholders' equity
     Common stock ...................        110                             110
     Capital surplus ................    264,485        (25,527)(b)      238,958
Cumulative translation adjustment ...      4,912                           4,912
Net intercompany transactions .......     39,503        (39,503)(b)         --
Retained earnings (deficit) .........    (25,452)        36,451 (c)       10,999
                                       ---------       --------         --------

     Total Stockholders' Equity .....    283,558        (28,579)         254,979
                                       ---------       --------         --------
          Total Capitalization ......  $ 337,557       $ 80,338         $417,895
                                       =========       ========         ========

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES

                            Pro Forma Capitalization
                     (All tabular amounts are in thousands)

                                                                                     CURRENT        LONG-TERM
                                                                     TOTAL           PORTION         PORTION
                                                                    ---------        -------         --------
(a)  OMI long-term debt to be assumed by UBC:
         10.25% Senior notes due 2003.......................         $  6,827                        $  6,827

         7% Convertible note due 2004.......................            3,000                           3,000

         Credit agreement (deemed applicable
         to product tankers owned by UBC):
              Current portion...............................           11,000        $11,000
              Long-term portion.............................           88,090                          88,090
                                                                     --------        -------         --------
                                                                     $108,917        $11,000         $ 97,917
                                                                     ========        =======         ========

(b)  Forgiveness of intercompany account balances against capital surplus as follows:

        Payable to OMI - net...............................         $  65,030

        Net intercompany transactions......................           (39,503)
                                                                    ---------
        Net charge to capital surplus......................         $  25,527
                                                                    =========

(c) Management estimates that the distribution of UBC shares to shareholders of OMI will result in federal income taxes becoming currently payable by OMI of approximately $4,000,000 representing Federal income taxes on previously excluded foreign ("Subpart F") income and on the distribution of shares to non-U.S. shareholders. As management believes that New OMI will not be subject to any additional income taxes, including taxes applicable to future operations as a Marshall Islands corporation, $36,451,000 of the remaining balance of deferred income taxes will be credited to income
     (retained earnings) determined as follows:

         Deferred income taxes payable of UBC prior to
              distribution..................................        $  45,451

         Income taxes payable...............................           (4,000)
                                                                    ---------
                                                                       41,451

         To be credited to income...........................          (36,451)
                                                                    ---------
         Balance............................................        $   5,000
                                                                    =========

NEW OMI PRO FORMA FINANCIAL STATEMENTS

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             (which will become NEW OMI following the Distribution)

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated financial statements of Universal Bulk Carriers, Inc. and Subsidiaries, which will become New OMI following the Distribution, presented below consist of a pro forma balance sheet as of December 31, 1997 and pro forma statement of operations for the year ended December 31, 1997. The pro forma balance sheet was prepared to give effect to the Distribution as if it had occurred on December 31, 1997 and the pro forma statement of operations was prepared to give effect to the Distribution as if it had occurred on January 1, 1997. The unaudited pro forma balance sheet does not purport to represent what New OMI's financial position actually would have been had the Distribution occurred on the date indicated or to project financial position of any future date. The unaudited pro forma statement of operations does not purport to represent what the operations actually would have been or to project its operating results for any future period. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that OMI believes are reasonable. The unaudited pro forma statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Universal Bulk Carriers and Subsidiaries" and the historical consolidated financial statements of Universal Bulk Carriers, Inc. and Subsidiaries and the notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

                                          UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
                                           UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                                        DECEMBER 31, 1997
                                                      (dollars in thousands)

                                                                               Pro Forma Adjustments
                                                                            ---------------------------
                                                             Historical       Debit              Credit          Pro Forma
                                                             ---------      ---------           --------         ---------
ASSETS
Current Assets                                               $  49,520      $   7,601 (c)       $  1,199 (a)     $  55,922
Vessels and Construction in Progress - Net                     343,028          1,199 (a)                          344,227

Investments In, and Advances to Joint Ventures                  27,810                                              27,810
Prepaid Drydock Expense                                          5,080                                               5,080
Other Assets and Deferred Charges                               15,270            845 (b)                           22,942
                                                                                6,443 (b)
                                                                                  384 (b)
                                                             ---------      ---------           --------         ---------
Total Assets                                                 $ 440,708      $  16,472           $  1,199         $ 455,981
                                                             =========      =========           ========         =========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
     Accounts Payable and Accrued Liabilities                $  12,336                          $    106 (d)     $  12,442
     Income Taxes Payable                                          -                               4,000 (e)         4,000
     Deferred Gain on Sale of Vessel                             3,151                                               3,151
     Current Portion of Long-Term Debt                           5,575                            11,000 (b)        16,575
                                                             ---------      ---------           --------         ---------
     Total Current Liabilities                                  21,062           -                15,106            36,168
                                                             ---------      ---------           --------         ---------
Advance Time Charter Revenues & Other Liabilities                2,828                                               2,828
Long-Term Debt                                                  48,424                            97,917 (b)       146,341
Deferred Gain on Sale of Vessel                                 10,665                                              10,665
Deferred Income Taxes                                           45,480      $      29 (d)                            5,000
                                                                               40,451 (e)
Payable to Parent - Net                                         28,691        101,245 (b)         65,030 (f)           -
                                                                                   77 (d)          7,601 (c)

Stockholder's Equity:
     Common stock, no par value; 500 shares
       authorized; 115 shares issued and outstanding               110                                                 110
     Capital Surplus                                           264,485         25,527 (f)                          238,958
     Retained Earnings (Deficit)                               (25,452)                           36,451 (e)        10,999
     Cumulative Translation Adjustment                           4,912                                               4,912
     Net Intercompany Transactions                              39,503         39,503 (f)                              -
                                                             ---------      ---------           --------         ---------
     Total Stockholder's Equity                                283,558         65,030             36,451           254,979
                                                             ---------      ---------           --------         ---------
Total Liabilities and Stockholder's Equity                   $ 440,708      $ 206,832           $222,105         $ 455,981
                                                             =========      =========           ========         =========

                                  UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
                               NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                          (tabular amounts in thousands)

{a} Sale to UBC by OMI for cash of certain leasehold improvements, furniture and fixtures, and equipment at net book value of $1,199,000.

{b}   OMI long-term debt to be assumed by UBC:                                             Current    Long-Term
                                                                                 Total     Portion     Portion
                                                                                --------   --------   ----------
      7 Percent Convertible Note Due 2004                                        $3,000                 $3,000
      Credit Agreement (Deemed applicable to
        product tankers owned by UBC):
      Current  Portion of Long-Term Debt                                          11,000    $11,000
      Long-Term Portion                                                           88,090                 88,090
      Unamortized Financing Costs                                                   (845)
                                                                                --------
           Net - Charged to Payable to Parent - net                             $101,245
                                                                                ========

      10.25 Percent Senior Notes Due 2003
        to be assumed by UBC                                                      $6,827                  6,827
      Note receivable from New MTL in exchange
        for assumption of Senior Notes Due 2003                                    6,443
                                                                                --------
      Difference                                                                    $384
                                                                                ========    -------     -------
                                                                                            $11,000     $97,917
                                                                                            =======     =======
{c}   To transfer cash to UBC from OMI per the Acquisition Agreement.

{d}   Assumption by UBC of obligation to employees under the deferred compensation plan:

      Deferred Compensation Payable                                                 $106
      Deferred Income Taxes                                                          (29)
                                                                                --------
      Payable to Parent - Net                                                   $    (77)
                                                                                ========

{e} Management estimates that the distribution of UBC shares to shareholders of OMI will result in Federal income taxes becoming currently payable by OMI of approximately $4,000,000 representing Federal income taxes on previously excluded foreign ("Subpart F") income and on the distribution of shares to non-US shareholders. As management believes that New OMI will not be subject to any additional income taxes, including taxes applicable to future operations as a Marshall Islands corporation, $36,451,000 of the remaining balance of deferred income taxes will be credited to income.
      This is shown as follows:

      Deferred income taxes payable of UBC prior to distribution                $(45,451)
      Income taxes payable                                                         4,000
                                                                                --------
                                                                                 (41,451)
      To be credited to income                                                    36,451
                                                                                --------
      Balance                                                                   $ (5,000)
                                                                                ========


                                                       144




{f}   To record the forgiveness of net intercompany account balances against capital surplus as follows:
      Payable to Parent - Net                                                   $65,030
      Net Intercompany Transactions                                             (39,503)
                                                                                -------
      Balance - to be debited to Capital Surplus                                $25,527
                                                                                =======

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (dollars in thousands)


                                                               Pro Forma Adjustments (f)
                                                               -------------------------
                                                    Actual       Debit          Credit     Pro Forma
                                                  --------      -------        ------       ---------
Revenues                                          $141,985                                  $ 141,985
                                                  --------      -------        ------       ---------
Operating Expenses:
 Vessel and Voyage                                  86,592                                     86,592
 Depreciation and Amortization                      22,675          881 (a)                    23,556
 General and Administrative                         12,540                                     12,540
                                                  --------      -------        ------       ---------
Total Operating Expenses                           121,807          881           -           122,688
                                                  --------      -------        ------       ---------
Operating Income                                    20,178          881           -            19,297
                                                  --------      -------        ------       ---------
Other Income (Expense):
 Gain on Disposal of Assets                            885                                        885
 Interest Expense                                  (11,756)         910 (b)                   (12,666)
 Interest Income                                     2,222                        660 (c)       2,882
                                                  --------      -------        ------       ---------
  Net Other Income (Expense)                        (8,649)         910           660          (8,899)
                                                  --------      -------        ------       ---------
Income Before Income Taxes, Equity in Operations
 of Joint Ventures, and Cumulative
 Effect of Change in Accounting Principle           11,529        1,791           660          10,398
Provision for Income Taxes                           5,407                      5,407 (d)         -
                                                  --------      -------        ------       ---------
Income Before Equity in Operations of
 Joint Ventures and Cumulative Effect
 of Change in Accounting Principle                   6,122        1,791         6,067          10,398
Equity (Loss) in Operations of Joint Ventures          737                                        737
                                                  --------      -------        ------       ---------
Income Before Cumulative Effect of Change
 in Accounting Principle                          $  6,859      $ 1,791        $6,067       $  11,135
                                                  ========      =======        ======       =========

Income Before Cumulative Effect
 of Change in Accounting Principle Per Share:
  Basic                                                                                         $0.26
                                                                                            =========
  Diluted                                                                                       $0.26
                                                                                            =========

Weighted Average Number of Common
 Shares Outstanding                                                                            42,914 (e)
                                                                                            =========


                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                         (tabular amounts in thousands)

  (a) To record amortization and depreciation on leasehold improvements, furniture and fixtures to be transferred to UBC.

  (b) To record interest expense on long-term debt to be assumed by UBC in excess of applicable amounts allocated under method described in Note 4 to financial statements of UBC:

       Interest expense on $108,917,000 of
         long-term debt assumed by UBC              $  9,087
       Less: applicable allocated interest             8,177
                                                    --------
                                                    $    910
                                                    ========

  (c) To record interest income at 10.25 percent on notes receivable from New MTL to be provided in exchange for assumption of obligation under Senior Notes Due 2003.

  (d) To eliminate Federal income taxes as New OMI is expected to be exempt from U.S. Federal and state income taxes.

  (e) To record the proposed issuance as a divided distribution of OMI stockholders of one share of New OMI stock for each share of OMI stock outstanding during 1997.

  (f) Net income for the year ended December 31, 1997 does not include the credit to income of deferred income taxes that are believed to no longer be payable. This item will be included in net income in the period in which the Restructuring occurs.

DESCRIPTION OF NEW OMI PROPERTY

     The following table sets forth certain information as of April 15, 1998 with respect to New OMI's vessels, 19 of which are wholly-owned by New OMI, 3 of which are jointly owned and 4 of which are chartered-in crude tankers. The vessels which are not operated by a joint venture partner or by an independent manager or operator will be operated by New OMI. All of the owned vessels are currently employed in the spot market, except for the COLORADO and ELBE which are time chartered under time charters which all expire during the period of September through December of 1998. One of the chartered in Suezmaxes is on a time charter which expires in May 1999.


                                                                           Year             Metric Deadweight
Name of Vessel                      Type of Vessel                         Built (1)        Tonnage
--------------                      --------------                         ---------        -------
SETTEBELLO (2)                      Crude Oil Tanker (ULCC)                1986            322,446
WHITE SEA (3)                       Crude Oil Tanker (Suezmax)             1975            155,702
CAIRO SEA                           Crude Oil Tanker (Suezmax)             1975            154,719
TRINIDAD SEA                        Crude Oil Tanker (Suezmax)             1974            154,605
CZANTORIA                           Crude Oil Tanker (Suezmax)             1975            146,104
SOKOLICA                            Crude Oil Tanker (Suezmax)             1975            145,649
TANANA(4)                           Crude Oil Tanker (Suezmax)             1992            141,720
COLORADO                            Crude Oil Tanker (Aframax)             1980             86,648
ELBE                                Product Carrier  (Panamax)             1984             66,800
NILE                                Product Carrier  (Panamax)             1981             65,755
VOLGA                               Product Carrier  (Panamax)             1981             65,689
LIMAR                               Product Carrier  (Handysize)           1988             29,999
SHANNON                             Product Carrier  (Handysize)           1991             29,999
TRENT                               Product Carrier  (Handysize)           1991             29,998
DANUBE                              Product Carrier  (Handysize)           1990             29,998
TIBER                               Product Carrier  (Handysize)           1989             29,998
SEVERN                              Product Carrier  (Handysize)           1988             29,998
PAGODA                              Product Carrier  (Handysize)           1988             29,996
ALMA                                Product Carrier  (Handysize)           1988             29,994
PAULINA                             Product Carrier  (Handysize)           1984             29,993
PATRICIA                            Product Carrier  (Handysize)           1984             29,993
MARITIME OMI(5)                     Dry Bulk Carrier (Panamax)             1994             72,800
                                                                                         ---------
Total Owned Fleet                   22 Vessels                                           1,878,603
Chartered-in Crude Tankers (6)      4 Vessels                                              601,091
                                                                                         ---------
Total Operating Fleet:              26 Vessels                                           2,479,694
----------------------------------------------                                           =========

(1) Weighted average age (based on carrying capacity) of New OMI's owned fleet (including jointly owned) at year-end 1997 is 15.1 years old.

(2)  Joint ownership with Bergesen d.y., A/S, Oslo, Norway.

(3)  Joint ownership with affiliates of Anders Wilhemsen & Co., Oslo, Norway.

(4) New OMI has entered into a contract dated February 3, 1998 to sell the vessel.

(5) Joint ownership with an affiliate of International Marine Carriers Limited ("IMC"), Hong Kong and chartered into a pool operated by IMC.

(6)  Time chartered in under charters the last of which expires in 2002.

LEGAL PROCEEDINGS

     New OMI is currently a defendant in an arbitration commenced on November 13, 1997 in London under the British Arbitration Act of 1996 by Promise Tankers, Inc., buyers of New OMI's VLCC Promise, arising from alleged defects in the vessel sold at delivery. The claims exceed $7,000,000 and encompasses damages for repairs to the vessel, lost revenues, interest and costs. An adverse decision could have a material adverse effect on New OMI.

     New OMI and its subsidiaries are not parties to any other material pending legal proceedings, other than ordinary routine litigation incidental to the business of New OMI.

RESTRICTIONS ON IMPORT AND EXPORT OF CAPITAL

     There are currently no restrictions under Marshall Islands law on the import or export of capital or affecting the remittance of dividends or other payments to non-Marshall Islands holders of New OMI Common Stock. Neither Marshall Islands law, the New OMI Articles nor the New OMI By-laws currently imposes any restrictions or limitations on the rights of non-Marshall Islands holders of New OMI Common Stock to hold or exercise voting rights attaching to the New OMI Common Stock.

CERTAIN CHANGE IN CONTROL EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF NEW OMI

     The New OMI Articles and the New OMI By-laws (collectively, the "New OMI Charter Documents") contain certain provisions that could make the acquisition of New OMI by means of a tender offer, a proxy contest or otherwise more difficult. Some of them replicate or are comparable to existing provisions of the Amended and Restated Certificate of Incorporation of OMI and the By-Laws of OMI (collectively, the "OMI Charter Documents"), but others differ from what is provided in the OMI Charter Documents in their impact upon a potential change in control. See "New OMI -- Certain Significant Differences between the Law and Charter Documents Governing New OMI and New MTL." The description of such provisions below is intended as a summary of the material terms. Copies of the full text of the New OMI Charter Documents are available without charge to any person to whom this Proxy Statement/Prospectus is delivered, upon written or oral request: OMI, 90 Park Ave, New York, NY 10016; telephone (212) 297-2160; Attention; Secretary.

Number of Directors; Removal

     The New OMI Articles provide that the number of directors will be fixed by the vote of not less than 66 2/3% of the entire New OMI Board but must consist of not less than five nor more than fifteen directors. The New OMI Articles further provide that the New OMI Board shall be divided into three classes, with the term of office of one class or another expiring every year. The New OMI Articles provide that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of New OMI entitled to vote generally in the election of directors ("New OMI Voting Stock").

Special Meetings

     Pursuant to Marshall Islands law, shareholders may not take action without a meeting of shareholders unless all shareholders entitled to vote on such action consent in writing to such action (see "New OMI -- Certain Significant Differences between the Law and Charter Documents Governing New OMI and New MTL"). Furthermore, the New OMI Articles provide that special meetings of shareholders can be called only by the New OMI Board, provided that, if an annual meeting is not held within 90 days from the date designated therefor, or if no date has been designated for a period of thirteen months after its last annual meeting, holders of not less than 10% of the shares entitled to vote in an election of directors may demand the call of a special meeting in lieu of the annual meeting.

     By prohibiting shareholder action without a shareholders meeting unless all shareholders entitled to vote on such action consent in writing to such action, Marshall Islands law may have the effect of delaying a stockholder consideration until the next annual meeting. By exclusively permitting the New OMI Board to call special meetings, the New OMI Articles prevent a shareholder from calling a special meeting to force shareholder consideration of a proposal over the opposition of the New OMI Board.

Preferred Stock

     The New OMI Articles authorize the New OMI Board to establish one or more series of OMI Preferred Stock and to determine, with respect to any such series, the terms and rights of such series, including voting, dividend and liquidation rights.

     The provisions authorizing the New OMI Board to issue series of New OMI Preferred Stock with such terms as it may designate will provide New OMI with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Although the New OMI Board has no present intention of issuing New OMI Preferred Stock, it could issue a series of New OMI Preferred Stock that could, depending on its terms, impede the completion of a hostile takeover attempt.

Transactions with Interested Stockholders

     The New OMI Articles require a vote of not less than 80% of the voting stock of New OMI to approve a merger or consolidation, or a sale, lease, exchange, transfer of all or any substantial part of the assets of New OMI to certain other persons, entities and groups, and their affiliates and associates, holding directly or indirectly more than 10% of New OMI's voting stock, unless
(i) such merger, consolidation, disposition or other transaction was approved by at least 66 2/3% of the directors of the New OMI Board who are "Continuing Directors" (as defined in the New OMI Articles) or (ii) in the case of a merger, consolidation or sale of assets, the cash or the fair market value or other consideration to be received by New OMI's common shareholders is at least equal to the highest price paid by such 10% shareholder for its shares of New OMI, and certain other conditions are met.

Transactions with Selling Shareholders

     The New OMI Articles require the affirmative vote by the New OMI Board followed by the affirmative vote by not less than a majority of the voting stock of New OMI before New OMI may purchase shares of New OMI Common Stock at a price known by New OMI to be above market price, from any person or entity who or which is the beneficial owner of 10% or more of the outstanding shares of New OMI Common Stock, if such shareholder has purchased any of such shares during the most recent two-year period, unless the purchase is made by New OMI as a result of an offer to purchase shares that is open to all shareholders.

Amendment of Certain Provisions of the New OMI Charter Documents

     Under Marshall Islands law, a corporation's articles of association may, in general, be amended with the vote of a majority of all outstanding shares entitled to vote on the amendment at a meeting of shareholders or by written consent by all shareholders entitled to vote thereon, provided that the articles of association of a corporation may specify that a higher proportion of votes shall be necessary for certain actions, including amendments to the articles of association.

     The New OMI Articles provide that the affirmative vote of 80% of the outstanding shares entitled to vote is required to amend the provisions of the New OMI Articles relating to the number, election, term and removal of directors; the adoption, alteration or revocation of the New OMI By-Laws; the calling of special meetings; and business transactions with interested shareholders.

     Under Marshall Islands law shareholders may adopt, amend and repeal the by-laws unless the articles of association provide otherwise. The New OMI Articles provide that the New OMI Board by a vote of not less than 2/3 of the directors has exclusive authority to make, alter and repeal the New OMI By-laws and that the shareholders may not make, amend or repeal the New OMI By-laws.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF NEW OMI

     Marshall Islands law provides that with respect to legal actions against a person by reason of the fact that such person is or was a director or officer of a corporation, such corporation (i) must indemnify such person for expenses of litigation when such person is successful on the merits; (ii) may indemnify such person for expenses, judgments, fines and amounts paid in settlement of litigation (other than in an action by or in right of the corporation), even if such person is not successful on the merits, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, had no reason to believe that conduct was unlawful); and (iii) may indemnify such person for the expenses of a suit by or in the interest of the corporation, even if such person is not successful on the merits, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification may be made if such person has been found to be liable of negligence or misconduct in the performance of his duties to the corporation unless the court in which such action was brought determines that, despite the finding of liability, such person is fairly and reasonably entitled to indemnity for such expenses. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. The New OMI Articles and By-laws limit personal liability of directors and officers to the fullest extent permitted by Marshall Islands law.

     Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers or persons controlling New OMI pursuant to the foregoing provisions, New OMI has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and therefore unenforceable.

CERTAIN SIGNIFICANT DIFFERENCES BETWEEN THE LAW AND CHARTER DOCUMENTS GOVERNING OMI AND NEW OMI

     The incorporation of New OMI under the laws of the Republic of the Marshall Islands results in certain changes in the rights of OMI shareholders due to certain differences between the MI Corporations Act, under which New OMI is incorporated, and the Delaware General Corporation Law ("DGCL"), under which OMI is incorporated. While it would be difficult in this Proxy Statement/Prospectus to detail all the differences between the two statutes and the two charters, the purpose of this summary is to set forth the material differences affecting the rights of OMI shareholders. The summary is subject to, and qualified in its entirety by, reference to the provisions contained in the MI Corporations Act and the DGCL.

Authorized Capital Stock

     The authorized capital stock of New OMI will consist of 155,000,000 shares, of which 150,000,000 shall be registered shares of Common Stock, par value $0.50, and 5,000,000 shall be shares of Preferred Stock, par value $1.00. Assuming the reduction of Authorized Shares Proposal is approved, the authorized capital stock of OMI will consist of 15,000,000 shares of Common Stock and 750,000 shares of Preferred Stock.

Dissenter's Appraisal Rights

     Under the MI Corporations Act, in situations involving any plan of merger, consolidation, sale of all or substantially all the property and assets of the corporation to which a shareholder dissents, such shareholder can, upon following certain procedures enumerated in the statute, tender his shares and receive from the corporation the "fair value" therefor ("Appraisal Rights"). Appraisal rights are also permitted under the MI Corporations Act in a situation where a holder of affected shares does not consent in writing to an amendment of the articles of incorporation, if such amendment (a) alters or abolishes any preferential right of any outstanding shares having preferences, (b) creates, alters or abolishes any provision or right in respect of the redemption of any outstanding shares, (c) alters or abolishes any preemptive rights of such holder to acquire shares or other securities, or (d) excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

     Under the DGCL, such appraisal rights are provided only for certain mergers or consolidations. Such appraisal rights do not exist in the case of a merger or consolidation if the voting class of stock is either (a) listed on a national securities exchange or on an interdealer quotation system by the National Association of Securities Dealers, Inc. (such as NASDAQ) or (b) is held of record by more than 2,000 holders, unless shareholders are to receive non-stock consideration for their shares (except for cash tendered in lieu of fractional shares). In addition, no appraisal rights are available under the DGCL for any shares of stock of a constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation.

Shareholder Voting on Certain Transactions

     The MI Corporations Act requires that certain corporate transactions be approved by an affirmative vote of the holders of a majority or, in other cases, by two-thirds or more of a corporation's outstanding shares entitled to vote thereon. The DGCL differs with respect to such corporate transactions as outlined below. For specific requirements under the New OMI Articles see "New OMI - Certain Change In Control Effects of Certain Provisions of the
Certificate of Incorporation and By-laws of New OMI."

     Mergers and Consolidations

     Under the MI Corporations Act, corporate mergers and consolidations require an authorization by a majority of the outstanding shares entitled to vote thereon of each constituent corporation participating in such merger or consolidation.

     Under the DGCL, such transactions also require an authorization by a majority vote of the shareholders entitled to vote thereon. In addition, the DGCL does not require a vote of the shareholders of the surviving corporation in a merger when: (a) no amendment of its certificate of incorporation is effected;
(b) each share of its stock prior to the merger is to be an identical outstanding or treasury share of the surviving corporation; and (c) the merger results in no more than a 20% increase in the amount of outstanding shares of common stock.

     Dissolution Without Judicial Proceedings

     Unless otherwise provided by its articles of incorporation (the New OMI Articles do not contain a provision regarding dissolution), the MI Corporations Act requires the authorization at a meeting of shareholders by the vote of the holders of two-thirds of all outstanding shares entitled to vote on the dissolution. Whenever all the shareholders entitled to vote on a proposal to dissolve consent in writing to a dissolution, no meeting of shareholders is required.

     Under the DGCL, the authorization of shareholders holding a majority of the outstanding shares is required for a dissolution.

     Corporate Action by Shareholders' Written Consent Without a Meeting

     Under the MI Corporations Act, action may be taken by shareholders without a meeting only with the unanimous written consent of all shareholders entitled to vote thereon. The New OMI Articles allow for action to be taken by shareholders without a meeting as provided in the MI Corporations Act.

     Under the DGCL, shareholders may take corporate action without a meeting by written consent of the number of shareholders necessary to authorize the proposed corporate action being taken, unless the certificate of incorporation expressly provides otherwise. The Articles of Incorporation of OMI provide that no action required to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is expressly denied.

     Annual Meeting of Shareholders

     Under the MI Corporations Act, if there is a failure to hold the annual meeting for a period of 90 days after the date designated therefor, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, holders of no less than 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting specifying the time thereof, which shall not be less than two nor more than three months from the date of such call.

     Under the DGCL, if there is a failure to hold the annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any shareholder or director of the corporation.

     Guarantee Authorized by Shareholders

     Under the MI Corporations Act, a guarantee may be given by a corporation, even though not in furtherance of its corporate purposes, when authorized at a meeting of shareholders by vote of the holders of two-thirds of all outstanding shares entitled to vote thereon. The DGCL does not contain a similar provision.

Board of Directors

     Classification of the Board of Directors

     The MI Corporations Act permits a classified (or "staggered") board of directors with as many as four classes. Each class must be as nearly equal in number as possible and no class can have fewer than one director. The DGCL allows a classified board of directors with up to three classes and does not require that the classes be nearly equal in number.

     The New OMI Articles provide for the Board of Directors to be divided into three classes, with the term of office of one or another of such classes expiring each year. OMI's Articles of Incorporation provide for the Board of Directors to be divided into three classes as nearly equal in number as the total number of Directors constituting the Board permits.

     Loans to Directors

     Under the MI Corporations Act, loans by the corporation to a director are prohibited unless authorized by a majority vote of shareholders (excluding the votes of the borrower-director). Under the DGCL, loans to directors by the corporation are permitted without shareholder approval if the board reasonably determines that the loan will benefit the corporation.

Capital Stock

     Consideration for the Purchase of Shares

     The MI Corporations Act provides that neither obligations for future payments nor future services may constitute permitted consideration or partial consideration for shares of the corporation by a subscriber. Shares of stock may not be issued until the full amount of the consideration therefor has been paid. Under the DGCL, shares of stock may be issued and will be deemed to be fully paid and non-assessable if the corporation receives consideration (whether in the form of cash, services rendered, personal property, real property or leases of real property, or a combination thereof) for the full subscription price or for an amount no less than the par value of such shares if the corporation receives a binding obligation of the subscriber to pay the balance of the subscription price.

     Redeemable Shares

     The MI Corporations Act generally permits redemption of shares of common stock only at the option of the corporation. The DGCL permits redeemable shares to be the subject of redemption, in accordance with the terms of such class of stock, by the corporation at its option or by holders at their option, provided that at the time of such redemption the corporation has outstanding shares of at least one class or series with full voting powers that is not subject to redemption.

     Rights and Options to Purchase Shares

     The MI Corporations Act provides for majority shareholder approval of the issuance to directors, officers or employees of rights or options to purchase shares of the corporation, while the DGCL permits the issuance of such rights or options by authorization of the board of directors without shareholder approval.

Business Combination Statutes

     Section 203 of DGCL, restricts certain "business combinations" (as defined in the DGCL) between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the Delaware corporation's outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an interested stockholder. The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors of the Delaware corporation approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Delaware corporation outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors of the Delaware corporation and authorized at an annual or special meeting of the Delaware corporation's stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     The MI Corporations Act does not contain specific provisions on business combinations between domestic corporations and interested shareholders. The New OMI Articles, however, require a vote of not less than 80% of the voting stock of New OMI to approve a merger or consolidation, or a sale, lease, exchange, transfer of all or any substantial part of the assets of New OMI to certain interested persons, entities and groups, and their affiliates and associates, holding directly or indirectly more than 10% of New OMI's voting stock, unless
(i) such merger, consolidation, disposition or other transaction was approved by at least 66 2/3% of the directors of the New OMI Board who are "Continuing Directors" (as defined in the New OMI Articles) or (ii) in the case of a merger, consolidation or sale of assets, the cash or the fair market value or other consideration to be received by New OMI's common shareholders is at least equal to the highest price paid by such 10% shareholder for its shares of New OMI, and certain other conditions are met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEW OMI

     The following table sets forth certain information regarding the anticipated beneficial ownership of New OMI Common Stock as of the Distribution Date (following the Distribution) with respect to (i) each person anticipated to be the beneficial owner of more than five percent (5%) of New OMI's Common Stock, which is the only class of outstanding voting securities, immediately following the Distribution, (ii) each of the persons who are expected to serve as directors of New OMI, (iii) each of certain executive officers and (iv) all directors and all executive officers as a Group. The table is based on the assumption that there will be 43,632,318 shares of OMI Common Stock outstanding on the Distribution Record Date (following the First Closing under the Acquisition Agreement):

Name and Address of                                      Amount and Nature of                       Percent
Beneficial Owner                                       Beneficial Ownership (1)                    of Class
-------------------                                    ------------------------                    --------
The Equitable Companies  Incorporated
1290 Avenue of the Americas
New York, New York  10104                                     10,647,900                             24.4%

State Street Research and                                      3,048,700                             6.98%
Management Company
One Financial Center, 30th Floor
Boston, MA 02111-2690

The Prudential Insurance Company                               2,444,900                             5.60
of America
751 Broad Street
Newark, NJ 07102-3777

Jack Goldstein                                                   340,699(2)                            *

Craig H. Stevenson, Jr.                                          239,847(3)                            *

Robert L. Bugbee                                                  89,900(4)                            *

Vincent J. de Sostoa                                             147,502(5)                            *

Fredric S. London                                                176,871(6)                            *

Henry Blaustein                                                   45,000(7)                            *

Constantine G. Caras                                              35,000(8)                            *

Per Heidenreich                                                        0                               *

Michael J. Klebanoff                                             299,737(9)                            *

James N. Hood                                                          0                               *

Edward Spiegel                                                    71,500(10)                           *

James Woods                                                        2,000                               *
                                                               ---------                             ----
All directors and executive
officers as a group (18 persons)                               1,555,297                             3.56%

---------------

*    Represents holdings of less than one percent.

 (1) Includes all shares with respect to which each person, executive officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. With respect to executive officers and directors, includes shares that may be purchased under anticipated stock options expected to be granted in connection with the Acquisition and Distribution, see "New OMI--New OMI Long Term Compensation Plan."

 (2) Includes 12,500 shares owned jointly with Mr. Goldstein's spouse and options to purchase 130,000 shares.

 (3) Includes options to purchase 100,000 shares.

 (4) Includes options to purchase 70,000 shares.

 (5) Includes options to purchase 77,340 shares.

 (6) Includes options to purchase 102,000 shares.

 (7) Includes options to purchase 30,000 shares.

 (8) Includes 5,000 shares owned jointly with Mr. Caras' spouse and options to purchase 30,000 shares.

 (9) Includes options to purchase 30,000 shares.

(10) Includes 14,000 shares owned by Mr. Spiegel's children, 5,000 shares held in a foundation and 10,000 shares held in Mr. Spiegel's Individual Retirement Account.

     Based on the holdings of OMI Common Stock at May 13, 1998, New OMI estimates that upon the Distribution, approximately 95.7% of the New OMI Common Stock will be held in the United States by 3,798 record holders.

                                       MTL

BUSINESS OF MTL

Overview

     Marine Transport Lines, Inc. ("MTL") is a diversified ship owner and operator. MTL owns seven ships (in whole or in part) and manages an additional fifteen ships for other owners. MTL operates its owned vessels either for (i) its own account through the arrangement of long-term contracts of affreightment ("COA's") or contracts for the carriage of cargo in the spot market, or (ii) the account of others through long-term charters to its customers. MTL also manages ships for other owners, including major industrial customers (primarily U.S. based) and the U.S. government. MTL's operating fleet consists of fifteen U.S. flag vessels and seven foreign flag vessels ranging in size from approximately 4,000 deadweight tons ("dwt") to approximately 191,000 dwt.

     MTL traces its history, through predecessors, to 1816. Since its formation as a Delaware corporation in 1941, MTL has been the parent company of various foreign and domestic subsidiaries through which it conducts its shipping operations. Following its spin-off from GATX Corporation in 1983, MTL's common stock was publicly traded until November 1989 when it was acquired in a leveraged buyout transaction (the "1989 Transaction") by a company controlled by certain members of MTL's current management. Since the 1989 Transaction, MTL has been and continues to be a highly leveraged company which, from time to time, has experienced periods of inadequate liquidity. See "MTL -- Management's Discussion and Analysis of Financial Condition and Results of Operations of MTL" and "Risk Factors - Risk Factors Related to New MTL - Highly Leveraged Company."

     The principal executive offices of MTL are located at 1200 Harbor Boulevard, Weehawken, NJ 07087 and the telephone number of MTL is (201) 330-0200.

     MTL concentrates its efforts in two business lines: industrial shipping and ship management. The following table sets forth the vessels owned and managed by MTL, as well as certain additional information regarding such vessels, as of April 29, 1998.

                  MTL FLEET
                  ---------

                                                                         CONTRACT                          YEAR
VESSEL NAME                         CARGO TYPE          FLAG             STATUS (b)        SIZE (d)        BUILT
-----------                         ----------          ----             ----------        -------         ------
Owned Vessels:

MARINE CHEMIST                      Chemical Parcel     United States    Affreightment     35,491 dwt       1970
                                                                         and Spot
MBC-1 (Barge)                       Chemical Parcel     United States    Affreightment     4,000 dwt.       1973
                                                                         and Spot
MBC-2 (Barge)                       Chemical Parcel     United States    Affreightment     4,000 dwt.       1973
                                                                         and Spot
MARINE DUVAL (a)(f)                 Molten Sulphur      United States    Charter           25,131 dwt.      1970
AMELINA (a)                         Ammonia Carrier     Liberia          Charter           13,000 cm.       1964
SAVONETTA                           Ammonia Carrier     Liberia          Charter           13,000 cm.       1964
CALINA (a)                          Ammonia Carrier     Liberia          Charter           19,300 cm.       1967

Vessels Operated for Other Owners:

CHEMICAL PIONEER (c)                Chemical Parcel     United States    Management        36,526 dwt.      1983
B.T.  ALASKA (h)                    Crude               United States    Management        191,120 dwt.     1978
KENTUCKY                            Crude               Panama           Management        81,281 dwt.      1980
WEST VIRGINIA                       Crude               Panama           Management        81,281 dwt.      1981
HARBEL CUTLASS                      Latex/General       Liberia          Management        11,734 dwt.      1980
HARBEL TAPPER                       Latex/General       Liberia          Management        11,682 dwt.      1981
CAPE DECISION(e)                    Roll-on/Roll-off    United States    Management        166,019 sq ft.   1973
CAPE DIAMOND(e)                     Roll-on/Roll-off    United States    Management        166,019 sq ft.   1972
CAPE DOMINGO(e)                     Roll-on/Roll-off    United States    Management        166,019 sq ft.   1973
CAPE DOUGLAS(e)                     Roll-on/Roll-off    United States    Management        166,019 sq ft.   1973
CAPE DUCATO (e)                     Roll-on/Roll-off    United States    Management        166,019 sq ft.   1972
CAPE EDMONT (e)                     Roll-on/Roll-off    United States    Management        149,987 sq ft.   1971
CAPE HENRY (e)                      Roll-on/Roll-off    United States    Management        220,592 sq ft.   1979
CAPE HORN (e)                       Roll-on/Roll-off    United States    Management        220,592 sq ft.   1979
CAPE HUDSON (e)                     Roll-on/Roll-off    United States    Management        220,592 sq ft.   1979

Other Shipping Investments:
MARINE RELIANCE (g)                  Car Carrier        Marshall         Charter           4,000 cars       1987
-----------------------------                             Islands

(a)  Vessel residual value at end of charter term shared with charterer.

(b) Describes type of contract between MTL and its customers for carriage of cargo, use or operation of vessel.

(c) MTL operates this vessel for the owner and provides commercial management for open parcel space.

(d) dwt. - deadweight in metric tons; cm. - cubic meters of cargo capacity; sq ft. - square feet cargo deck space.

(e) Operated under a five year contract, terminating June 30, 1998, with the U.S. Maritime Administration.

(f) This vessel is constructed of a cargo forebody built in 1970 and a stern steam/electric power plant built in 1944.

(g) The MARINE RELIANCE is subject to a time charter between the owner of the vessel, Marine Reliance Corporation, and Marine Car Carriers, Inc. (M.I.) ("MCCI") and between MCCI and a third party. MCCI holds no title or residual right to the vessel but does collect the difference between the two time charters (approximately $100,000 per year) for its participation in the charters. MTL has undertaken to use due diligence to ensure performance by MCCI of its time charters and performs such functions under a Supervisory Agreement.

(h) The management of this vessel arises from a bareboat charter in and a time charter out, with all operating costs paid by the time charterer.

     MTL is currently negotiating a transaction (the "Occidental Transaction") with Stolt-Nielson S.A. ("Stolt") and Occidental Chemical Corporation ("Occidental") pursuant to which MTL would acquire the beneficial interests in and rights to use two integrated catamaran tug/barge vessels, each with a capacity 41,250 dwt (the "Occidental Vessels") and then time charter the Occidental Vessels to an entity 75% owned by MTL and 25% owned by Stolt. Each of the Occidental Vessels is leased by affiliates of Occidental from separate trustees, and the transaction would be effected through an acquisition by the purchaser of the trust certificates evidencing ownership of the trust estates and would also include an assignment to the purchaser of the current bareboat charters for the vessels. The transaction would also include an assignment to the purchaser of two operating-differential subsidy ("ODS") contracts, one in respect of each vessel, which are intended to provide funds from the U.S. Government to pay certain of the costs of operating the vessels under the U.S. Flag. The ODS contracts are expected to expire in 2001. The consideration for obtaining the interests in the Occidental Vessels, the assignment and assumption of the bareboat charters and the assignment of the ODS contracts, is expected to be approximately $23.5 million and will consist primarily of assumption of the existing debt on the vessels. It is expected that consummation of the Occidental Transaction will be subject to the satisfaction of several conditions, including MTL, Stolt and Occidental board approval, approval of MARAD and approval of the current owner of the trust certificates. There can be no assurance that MTL and Stolt will be able to negotiate satisfactory definitive agreements for the Occidental Transaction or that the transaction will ever be consummated.

     On April 28, 1998, MTL sold its interests in two liquefied natural gas ("LNG") vessels, LNG ARIES and LNG AQUARIUS. MTL's interest in LNG AQUARIUS was sold by MTL's subsidiary, Marine LNG I, Inc. to Citicorp MT Aquarius Ship, Inc. for $9,775,000 and MTL's interest in LNG ARIES was sold by MTL's subsidiary, Marine LNG II, Inc. to Citicorp MT Aries Ship, Inc. for $9,225,000. Each purchaser is a subsidiary of Citicorp. As a part of the transaction, MTL also issued a guaranty of the obligations of its subsidiary companies arising under the purchase agreements. MTL's equity interest in the vessels entitled MTL to approximately 26% of (a) certain charter hire payments and (b) residual interests in the vessels upon their redelivery at the end of their current bareboat charters. MTL intends to distribute the proceeds of the sale of the LNG interests (after taking into account accrued income taxes) to the MTL stockholders, pro rata, immediately prior to the First Closing Date.


Industrial Shipping

     Overview. MTL serves the industrial shipping private carriage market with a fleet of owned and/or operated vessels purpose-built for the trades in which they are employed, which trades include chemical parcels and petroleum products, molten sulphur and anhydrous ammonia. MTL provides ocean shipping services for commercial customers such as Union Carbide, Freeport Sulphur, Shell Oil, PPG Industries, ARCO Products, Allied-Signal, Exxon Chemicals and Hydro Agri. Some of MTL's vessels are employed pursuant to long-term contracts which, absent notice, continue indefinitely. See "Risk Factors - Risk Factors Related to New MTL - Dependence on Contracts." In a number of cases MTL has entered into long-term COAs providing for a base amount of cargo to be shipped on an annual schedule of voyages. The balance of a ship's capacity is then contracted on a spot basis with fill-out cargo. MTL also operates four of its owned vessels under charters to third-party customers, who pay all direct costs of operation including maintenance, crewing, fuel and insurance.

     Bulk shipping (liquid and dry) private carriage is distinguished from other forms of ocean transportation (such as container, cruise ships or other vessels in liner service or common carriage) by the types of vessels employed, the trades in which the vessels operate and the manner in which freight rates are determined. Bulk vessels are generally not bound to specific ports or schedules and, therefore, can respond to market demands by moving between trades and geographical areas. Shipping between United States coastal ports, including the movement of Alaskan oil and cargoes to and from Puerto Rico, is reserved, pursuant to Section 27 of the Merchant Marine Act of 1920 (the "Jones Act"), to U.S. flag vessels which are at least 75%-owned by U.S. citizens, crewed by U.S. seafarers, built in the United States and constructed and operated without subsidies. U.S. flag vessels also receive preference for carrying U.S. government-sponsored and U.S. military shipments worldwide, including oil for the strategic petroleum reserve.

     Domestic Chemical Parcel Market. MTL's primary U.S. coastwise trade is the private carriage of chemical and petroleum products parcels, a market which requires specialized vessels in dedicated trades. The vessels MARINE CHEMIST, MBC-1 and MBC-2, all three of which are wholly owned by MTL, and the CHEMICAL PIONEER, which is operated and commercially managed by MTL, are used in this trade and MTL management believes they are among the most sophisticated vessels in this trade because of their flexible parcel configuration.

     MTL's chemical parcel vessels are compartmentalized, highly specialized vessels, able to transport multiple grades of product simultaneously. Transportation is between chemical plants, refineries and terminals where the products are either manufactured or distributed to end users. A chemical parcel tanker can be differentiated from an oil tanker by its cargo system configuration, contract base, trade route and vessel sophistication. Profitable employment of oil tankers (crude oil and refined product carriers) has historically been dependent upon freight rates and charterers can usually select from many available and interchangeable ships and operators. The U.S. product tanker market is highly seasonal, with peak rates and values generally occurring during winter months. The chemical parcel market is less seasonal, but dependent on industrial activity. A chemical tanker, as a specialized vessel, must develop an efficient trade pattern that minimizes port turnaround time, minimizes deviation from its primary trade pattern when loading fill-out cargo, maximizes utilization of the parcel tanker configuration and other vessel design characteristics. Although most chemical tankers can trade in the petroleum products market to obtain fill-out cargo, product tankers are unable to compete with parcel chemical tankers in the carriage of specialized chemical products because of the required special vessel characteristics (for example, cargo tank linings and size, previous cargo carried and loading and discharge capabilities). Customer requirements are very service intensive and specialized, so close shipping company/customer relationships must be established.

     The Occidental Vessels are U.S. flag vessels which participate in the international chemical market. MTL management believes that the acquisition of the Occidental Vessels, if consummated, will position MTL to expand its service of customers in the chemical parcel market. There can be no assurance, however, that the Occidental Transaction will ever be consummated.

     Molten Sulphur. Although it is not generally considered a specialty chemical, molten sulphur requires special treatment when carried in bulk on a vessel. Molten sulphur is a basic feedstock for the fertilizer industry. The traditional source of molten sulphur is underground mines utilizing the "Frasch" method of extraction. However, today's demand for low sulphur fuels, combined with more stringent environmental requirements, has forced oil refineries and natural gas producers to recover sulphur from the refining process, yielding increasing amounts of "recovered sulphur."

     The two basic sulphur sources, Frasch and recovered, provide cargo transportation requirements for specialized vessels such as MTL's MARINE DUVAL. The sulphur sourced from the U.S. and transported by vessel to other U.S. ports requires the use of Jones Act vessels such as the MARINE DUVAL. The shipping of sulphur from Mexico and Venezuela, the closest foreign producers utilizing bulk marine transportation, does not require U.S. flag vessels. The MARINE DUVAL transports molten sulphur in the U.S. Gulf for Freeport-McMoran pursuant to a long-term time charter and was specially designed for this trade. Upon termination of the charter for the MARINE DUVAL, MTL's customer has the right to receive 50% of the sale proceeds or 50% of the market value of the vessel at termination in the event the vessel continues to be traded by MTL.

     Anhydrous Ammonia. MTL participates in this market through ownership of three liquid petroleum gas (LPG) ships (AMELINA, CALINA, and SAVONETTA) which were converted for the carriage of ammonia and are time chartered to Hydro Agri Ammonia, Inc. ("Hydro"). These vessels have been dedicated to the ammonia trade since they were built and delivered. The ships trade worldwide within Hydro's fleet of approximately fifteen LPG vessels. Because of its toxic nature, ammonia requires special care in its handling. Ammonia's primary industrial use is in the manufacture of fertilizer. Under the charter arrangements with Hydro, MTL receives a management fee for its services and charter hire for the use of the vessel. All costs of the ships' operation are reimbursed to MTL by Hydro. MTL has received notice from Hydro of Hydro's intent to terminate the charter for the SAVONETTA effective June 30, 1998. Hydro has no interest in the residual value of the SAVONETTA and, upon termination, MTL will scrap the vessel. The SAVONETTA charter provides MTL with approximately $558,000 of operating profit per year. MTL believes the scrap value of the ship, built in 1964, is approximately $1.3 million.

     In the case of the AMELINA, upon termination of the charter, Hydro, is entitled to receive a residual value equivalent to the then-current scrap value of the vessel determined as if the ship is re-delivered in Wilmington, North Carolina, historically a significantly lower value than if the vessel was delivered for scrap in the Far East. In the case of the CALINA, Hydro has an equitable interest in one-half of the vessel and upon termination of the charter has an option to take title to the vessel upon payment of one-half of the then-market value of the vessel, or to waive its interest in the vessel upon payment by MTL of one-half of the vessel's scrap value

(determined as if the ship is re-delivered in Wilmington, North Carolina) and upon such payment may trade or scrap the vessel for its own account. There can be no assurance, however, that MTL would be able to fully mitigate the adverse effect of any contract termination by Hydro.

     AMELINA, CALINA and SAVONETTA are among the oldest ammonia carriers in the world and it is possible that a decline in the worldwide ammonia market could lead Hydro to cancel the remaining charters.

Ship Management

     MTL's ship management services include crewing (both U.S. and other national crews), supervision of maintenance and repair (including the supervision of periodic vessel drydockings and major repairs), insurance, accounting, compliance with health, safety and environmental regulations and voyage administration. The current customers of MTL's ship management services include: BP Oil Shipping Company, USA, Union Carbide, Ashland Oil, Firestone and the U.S. government. In addition to being a profitable component of MTL's operations, quality ship management allows MTL to enhance its expertise within specialty market sectors and provide a wider array of services to existing and potential industrial and international tanker market customers. The ship management component of MTL's business includes management and operation of nine roll-on/roll-off vessels in the U.S. Maritime Administration ("MARAD") Ready Reserve Fleet. The fees paid to MTL for its management services are generally fixed on a long-term basis and typically include yearly escalation provisions which, at a minimum, normally reflect increases for inflation from the prior year. Subject to narrowly drawn exceptions, MTL's ship management customers generally indemnify MTL for all costs and liabilities associated with a vessel accident.

     MTL's contract to manage the nine roll-on/roll-off vessels for MARAD expires in accordance with its terms on June 30, 1998. MTL has submitted a proposal to renew its contract for the management of these vessels, and/or others owned by the U.S. government, when the existing contract terminates. There is no assurance MTL will be successful in its efforts to renew the contract or obtain a similar one. MTL's MARAD contracts accounted for 14.38%, 18.36% and 22.94% respectively, of MTL's total revenues for the years 1995, 1996 and 1997.

Competition

     The bulk shipping industry is highly fragmented and competitive. MTL competes in its domestic chemical trade with other owners of U.S. flag vessels. MTL's ship management business competes with both U.S.-based and internationally-based ship managers for U.S. and international flag management contracts, respectively. MTL also competes with respect to the transport of bulk materials and chemicals with railroads and pipelines.

     Ocean transportation services for bulk products are provided mainly by independently owned fleets and proprietary fleets of commodity producers. Competition for cargo is intense and depends on price, location, size, age, condition and acceptability of vessel and operators to potential charterers. Competitive advantage is gained by control of specialized vessels/or special trades, the ability to substitute vessel capacity and the ability to use base cargo to generate operational efficiencies.

     In the U.S. domestic markets, MTL controls approximately 15% of the U.S. flag chemical parcel capacity. While the U.S. flag fleet is smaller and its ownership more concentrated than the international fleet, competition can be as intense as in the international shipping markets. MTL's specialized vessels compete with other U.S. ships, railroads, pipelines and, indirectly, with imports on international flag ships. The international chemical market includes three major operators who control about one half of the fleet capacity. Ownership of the remainder of the market capacity is fragmented.

     Prevailing rates for charters of particular types of ships are subject to fluctuations depending on conditions in United States and international bulk shipping markets and other factors. MTL endeavors to minimize the effects of periods of weakness in its markets by pursuing a chartering policy that favors long-term COAs, thereby avoiding, to some extent, the sharp rate fluctuations characteristic of the spot or voyage markets. At the present time, MTL has contracts for substantially all of MTL's available chemical vessel capacity, except for one of MTL's barge units which relies principally on the spot market for cargo.

     While price plays a major role in the customer's chartering decision, quality of service, safety and financial strength also play an important role, especially in those cases where a charter intends to make a long-term commitment in the industrial trades.

Regulation

     MTL's operations are subject to a variety of federal, state and foreign environmental laws, including OPA 90 and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") which impose liability for discharges of hazardous substances including chemicals which are carried aboard MTL's vessels. MTL currently maintains up to $750 million of insurance coverage for liability for environmental damage, pollution, spillage or leakage of oil for each of its vessels carrying persistent oil. The insurance coverage for all other vessels is maintained at $500 million. In those cases where MTL operates a vessel for a third party owner, MTL is, subject to narrowly drawn exceptions, the beneficiary of an indemnity from the third party owner which covers liability arising from the operation of the vessel by MTL. Liability beyond the coverage of its insurance policies or indemnities could have a material adverse effect on the business, financial condition and results of operations of MTL. See "Risk Factors - Factors Applicable to New OMI and New OMI - Governmental Regulation."

Facilities

     MTL's principal facilities are located at 1200 Harbor Boulevard, Weehawken, New Jersey where MTL leases approximately 20,000 square feet of office space which it uses as its company headquarters.

Employees

     MTL employs approximately: (a) 70 individuals in its corporate headquarters; (b) 500 individuals, on a rotational basis, aboard its United States flag vessels; and (c) 200 individuals aboard its foreign flag vessels.

Legal Proceedings

     MTL, along with several other vessel owners and operators of U.S. flag vessels, has been named as a defendant in more than 6,000 personal injury law suits filed in the United States District Court for the Northern District of Ohio in Cleveland, Ohio. The lawsuits were filed by a single law firm which claims to represent American seafarers, who have allegedly become ill or have developed deleterious physical conditions as a result of alleged exposure to asbestos during their seagoing careers aboard various U.S. flag merchant and government-owned vessels at various times since the 1940's. The suits are, for the most part, being defended by a single maritime law firm designated by liability underwriters on behalf of the various shipowner defendants. In total, approximately 20,000 individual claims have been filed. Pursuant to a multi district litigation order the claims were referred to the United States District Court in Philadelphia for pre-trial discovery and handling. The U.S. District Court in Philadelphia has "administratively dismissed" such claims pending restoration upon filing of further documentary support by the individual plaintiffs. A small number of these cases have been restored, but it is impossible to predict how many of the administratively dismissed claims will be restored. The costs of defense are being shared on a pro rata basis by the various defendants in the litigation. The cases raise many unresolved issues, including claims by the defendants for indemnity and/or contribution from the asbestos producers and manufacturers who are also parties to the litigation. In addition, certain issues need to be resolved concerning the liability insurance protection covering the various shipowner defendants, including the liability of various insurers covering the shipowners for the insurance years in question, and the nature and extent of deductibles applicable to each claim or group of claims in a given time frame or insurance period. A substantial number of the claims against MTL are covered by appropriate liability insurance for the periods in question. MTL believes that the pending litigation as well as other suits of a similar nature pending in other jurisdictions will not have a material adverse effect on MTL.

     By letter dated May 23, 1995, from The Fuji Bank, Limited ("Fuji"), Marine Car Carriers, Inc. ("MCC"), a company in which MTL has an indirect 100% interest, was advised of an assessment by the IRS against Fuji based upon its utilization of the investment tax credit (the "ITC") for the MARINE RELIANCE, a vessel formerly owned by a subsidiary of Fuji named Fuji Marine Corporation ("Fuji Marine") and bareboat chartered by MCC. Fuji has advised MCC that the potential liability from the IRS assessment is, depending upon how the ITC was utilized by Fuji but including interest to December 31, 1997, between $4.5 million and $5 million. In accordance with the bareboat charter between MCC and Fuji Marine, MCC may be required to indemnify Fuji for any amounts it may be required to pay the IRS on the basis of the assessment. In concert with Fuji, MCC is contesting the amounts sought by the IRS. Under a guaranty issued by MTL in favor of Fuji, MTL may be liable for any amounts which may be payable by MCC to Fuji on the basis of the assessment made by the IRS. All attempts to date by Fuji and its counsel to reach agreement with the IRS that its assessment against Fuji is incorrect have been unsuccessful. On or about September 24, 1997, in response to a request from the IRS, it was decided by Fuji and MTL that Fuji would execute a Form 872 which extended to June 30, 1998 the time by which the IRS must issue a formal assessment to preserve its claim against Fuji.

     By letter dated February 23, 1995, the Department of Labor, Pension and Welfare Benefits Administration ("DOL"): (a) advised MTL that the Marine Transport Lines, Inc. Profit Sharing Plan is under review by DOL (the proper name of the plan under review by DOL is the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan); and (b) requested copies of numerous documents concerning that plan. MTL has provided DOL with most of the documents which it requested and, except for the issuance of a subpoena by DOL to Fidelity Institutional Retirement Services Company, is aware of no other developments in this investigation since it commenced.

     MTL is also party to various other legal actions incident to its normal commercial operations. MTL intends to defend these actions vigorously and believes that it is unlikely that any such actions will, in the aggregate, have a material adverse effect on the results of operations or financial condition of MTL.

SELECTED FINANCIAL DATA OF  MTL

     The selected financial data of MTL presented below has been derived from and should be read in conjunction with the consolidated financial statements of MTL and notes thereto, other MTL financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations of MTL" included elsewhere in this Proxy Statement/Prospectus. The summary consolidated financial data for each of the five years in the period ended December 31, 1997 are derived from the consolidated financial statements of MTL which have been audited by Ernst & Young, LLP independent auditors.

     MTL's historical financial statements reflect MTL's equity interest in two liquified natural gas ("LNG") vessels, LNG ARIES and LNG AQUARIUS. On April 28, 1998, MTL sold its interest in the LNG vessels.


                                                                 FISCAL YEAR ENDED DECEMBER 31,
                                                          1993      1994      1995       1996      1997
                                                        -------   -------   --------   -------   --------
STATEMENT OF OPERATIONS DATA:                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Voyage, charter and other operating revenues ........   $53,297   $49,714    $39,149   $30,637    $30,432
Operating Expenses:
   Voyage and charter ...............................    37,302    39,318     24,274    18,240     18,500
   Loss on impairment ...............................         0         0        726       404          0
   Depreciation and Amortization ....................     3,853     3,942      1,597     1,496      1,567
   Amortization of vessel dry-docking costs .........         0     1,342      2,316     1,864      1,178
   General and administrative .......................     7,460     8,363      7,588     7,486      7,348
                                                        -------   -------   --------   -------   --------
Income (loss) from vessel operations ................     4,682    (3,251)     2,648     1,147      1,839
Interest expense ....................................    (2,506)   (2,110)    (1,883)   (1,685)    (1,530)
Interest income .....................................       251       147         63        43         44
Equity in income (loss) from joint venture ..........       377        31        831     1,292      1,417
(Loss) on sale of investment ........................         0         0          0         0          0
Gain on sale of 50% subsidiary ......................         0         0          0         0          0
Gain on sale of vessel ..............................     1,428       244          0        61          0
Write-down of vessel held for sale ..................         0    (1,320)         0         0          0
Charter-party cost reimbursement ....................         0         0     (1,083)        0          0
Other income ........................................      (376)      228        174      (525)    (1,536)
                                                        -------   -------   --------   -------   --------
Income (loss) before foreign  currency gain
   (loss) and income taxes ..........................     3,856    (6,031)       750       333        234
Foreign currency gain (loss) ........................       246      (129)         0         0          0
                                                        -------   -------   --------   -------   --------
   Income (loss) before income taxes ................     4,102    (6,160)       750       333        234
Income tax expense (credit) .........................     1,948      (455)       811       709        751
Income (loss) before  cumulative  effect of
   accounting charges and extraordinary item ........     2,154    (5,705)       (61)     (376)      (517)
Cumulative effect of accounting changes .............         0     4,530          0       116          0
Extraordinary  item  (net of  deferred  tax effect) .     1,192       567          0      (321)         0
                                                        -------   -------   --------   -------   --------
Net income (loss) ...................................    $3,346     $(608)      $(61)    $(581)     $(517)
                                                        =======   =======   ========   =======   ========
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents
   Unrestricted .....................................    $7,402    $1,411       $690      $289       $408
   Restricted as collateral .........................     1,591       267        728       454        752
                                                        -------   -------   --------   -------   --------
       Total cash and cash equivalents ..............     8,993     1,678      1,418       743      1,150
Total assets ........................................    48,895    40,814     34,619    28,621     28,200
Total debt ..........................................    23,023    20,679     18,585    16,890     16,757
Total stockholders' equity (deficiency) .............     1,258       650        589         8       (509)
OTHER FINANCIAL DATA:
EBITDA(1) ...........................................    10,210     1,087      6,483     5,274      4,485
PER SHARE DATA-BASIC AND DILUTED:
Income (loss) before cumulative effect of
   accounting changes and extraordinary
   item: ............................................      0.53     (1.41)     (0.02)    (0.09)     (0.13)
Net income (loss) ...................................      0.83     (0.15)     (0.02)    (0.14)     (0.13)
Weighted average shares outstanding (000) ...........     4,050     4,050      4,050     4,050      4,078


(1) EBITDA represents net income from operations before interest expense, income tax expense, depreciation expense, amortization expense, gains or losses arising from foreign currency translation and disposal of assets, EBITDA is included because such data is used by certain investors to measure the company's financial performance.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MTL

     The following presentation of management's discussion and analysis of MTL's financial condition and results of operations should be read in conjunction with MTL's consolidated historical financial statements and the related notes thereto and the other information included elsewhere in this Proxy Statement/Prospectus.

     MTL's historical financial statements reflect MTL's equity interest in two LNG vessels, LNG ARIES and LNG AQUARIUS. On April 28, 1998, MTL sold its interest in the LNG vessels.

General

     As a diversified ship owner and operator, MTL provides ocean transportation of bulk commodities in industrial markets, and ship management services to third party vessel owners, including the U.S. government. A substantial portion of MTL's operating income is derived from long-term contracts and charters for its vessels with major industrial customers, most of whom MTL has served for many years.

     Revenues. MTL's revenues are divided between stable sources, such as management agreements and long-term contracts, and other sources which can provide earnings improvements during periods of expansion in the U.S. domestic chemical market. MTL seeks to maximize the profitability of its chemical carrying vessels by entering into long-term contracts of affreightment (COA's) which provide for a minimum and maximum amount of cargo to be shipped on an annual basis on a specified vessel at an agreed cost per ton. After a base load of cargo for a certain vessel has been arranged through one or more COA's, it is possible for MTL to book additional COA's or spot market cargoes to utilize more fully a vessel's cargo carrying capacity. This helps establish MTL in a given trade pattern. Fill-out cargoes and back-haul cargoes (which employ the vessel on return trips to the load port when it otherwise would sail empty) can enhance the profitability of trading results. The availability of fill-out and spot cargoes, and the rates that MTL may charge to carry them, are highly sensitive to economic conditions.

     MTL's chemical vessel revenues are sensitive to economic conditions worldwide, in the United States generally and the petrochemical industries specifically. During economic downturns, cargo volumes generally decrease and freight rates for fill-in spot cargo generally decrease as the supply of available transportation exceeds demand. With its large existing contract base covering all of its chemical vessels except MBC-2, MTL is not currently dependent upon the spot market for significant revenues. See "Risk Factors - Risk Factors Related to New OMI and New MTL - Certain Financial and Industry Considerations."

     Revenues from MTL's ship management contracts are generally stable from year to year, subject to annual escalation features at, or approximating, the inflation rate. Most of MTL's management contracts with its commercial customers renew automatically each year unless terminated. The five-year management contracts for the nine U.S. government ships operated by MTL expire in accordance with their terms on June 30, 1998 and MTL has received notice from one of its customers that the customer intends to terminate its charter of an ammonia carrier effective June 30, 1998. MTL has submitted a bid for new five-year contracts on the U.S.

government ships although there can be no assurance that MTL will be the winning bidder. See "Risk Factors - Risk Factors Related to New MTL - Dependence on Contracts."

     Expenses. Operating expenses for MTL's owned vessels, which trade under COA's or other contractual cargo arrangements, consist generally of voyage expenses (such as bunker fuel, port charges and agent's disbursements) and other operating costs (such as maintenance and repair, insurance, crewing, subsistence, spares and stores). In the case of MTL's cost pass-through charters and all ship management contracts, MTL's customers fully reimburse MTL for all vessel expenses. MTL's operating revenues reflect only the fees charged for ship management services; operating costs paid by third party customers are not included in the consolidated financial statements of MTL. Administrative overhead and other general expenses for the entire MTL fleet are the responsibility of MTL.

     The costs of vessel repair and maintenance have increased more than general inflation over the past several years. Shipyard capacity worldwide has consolidated and demand for repair of ships, largely as a result of new regulatory requirements and a higher age profile of the worldwide fleet, has increased.

     Operational expenses in general have also increased in recent years in other categories, particularly costs related to environmental regulation. MTL expects increased environmental regulations and attendant compliance costs in the industry to continue to increase at rates substantially higher than the cost of living. MTL has adopted stringent cost controls in areas not impacting quality of operations and fleet maintenance, and has achieved significant improvements in productivity of both ship-based and shore personnel through quality training, investments in automation, improved communications technology and joint planning exercises with contract customers.

     Liquidity and Capital Resources. Since MTL was acquired by certain members of its current management in 1989, MTL has been and continues to be highly leveraged and has periodically experienced liquidity shortfalls. See "Risk Factors - Risk Factors Related to New MTL - Highly Leveraged Company." Management has responded to MTL's liquidity problems by reducing administrative costs (primarily through attrition), investing in productivity improvements and reducing MTL's acquisition and vessel debt from approximately $141 million in November 1989 to approximately $16.7 million as of December 31, 1997. The reduction in MTL's acquisition and vessel debt has been accomplished primarily by selling assets. MTL's material asset sales and certain other transactions over the last five years are described briefly below:

     o In March 1995, MTL formed a joint venture (Marine Car Carriers, Inc. (M.I.) ("MCCI")) to purchase the pure car carrier MARINE RELIANCE which a subsidiary of MTL had previously: (a) bareboat chartered from a financial institution and (b) time chartered to Nissan Motor Car Carrier Company Limited ("Nissan"). MTL is presently an indirect 50% shareowner in MCCI. In June 1997, the MARINE RELIANCE was sold by MCCI for $18.9 million and time chartered from the new owner to MCCI and subchartered to Nissan at a small profit to MCCI

          (approximately $100,000 per year). Approximately $8 million of the cash realized on the sale by the joint venture was used by MCCI to pay mortgage debt on the vessel. The balance of the sale proceeds and accumulated earnings have been invested in short-term securities, including a loan to MTL in the principal amount of $750,000, which, together with accrued interest at the rate of 8% per annum, is due on March 7, 1998.

     o In January 1997, MTL sold the molten sulphur carrier MARINE FLORIDIAN for scrap for approximately $1 million. Proceeds from the sale were used for working capital purposes.

     o In January 1996, MTL sold the dry bulk carrier MARINE PRINCESS for scrap for approximately $1.6 million. Proceeds from the sale were used to reduce MTL's long-term debt.

     o In January 1993, MTL sold its remaining 50% interest in Rowbotham Tankships for approximately $16.5 million. The proceeds were used to reduce long-term debt and as consideration to restructure certain other debt.

     MTL management believes that MTL has the ability to generate adequate amounts of cash to meet MTL's cash needs, both on a long-term and short-term basis. MTL's primary source of liquidity is a $1,000,000 revolving credit facility with Den norske Bank which MTL regularly draws upon to meet working capital needs. As of December 31, 1997, a total of $200,000 was outstanding under the revolving credit facility. Amounts outstanding under the revolving credit facility bear interest at the prime rate plus 1%. All amounts outstanding under the revolving credit facility are due on the later of July 31, 1999 or five years after the Acquisition is consummated, provided the Acquisition is consummated. See "MTL -- New MTL Business of New MTL Financing."

     By November 2000, MARINE CHEMIST, a vessel owned by MTL, must be refitted with a double hull or be remeasured in order to continue in its current trade. It is likely that a refitting of the MARINE CHEMIST with a double hull would result in a material increase in the demands on MTL's liquidity. Remeasurement of the MARINE CHEMIST, although requiring a lower capital expenditure, is likely to result in reduced revenues for the vessel which could adversely affect MTL's liquidity. MTL has applied to the U.S. Coast Guard for approval of remeasurement and is studying the costs and benefits of refitting the vessel with a double hull.

     Inflation and changing prices do not have a significant direct impact on MTL's financial position or results of operations. COA's generally have annual rate escalations and fuel escalation provisions for changes in the market price for bunkers. Ship management contracts provide for full reimbursement of all operating expenses for managed vessels and contain an escalation clause for increases in the applicable vessel management fee based on a cost of living index.

Year 2000 Issues.

     MTL is developing plans to address Year 2000 issues posed by its computer operating systems, including operating systems aboard its vessels. MTL believes the Year 2000 issue will not significantly impact its operations. MTL is working with its major customers to address these issues, but Year 2000 compliance by all customers, suppliers and other computer users may vary.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO DECEMBER 31, 1996

     Voyage, Charter and Other Revenues. Voyage, charter and other revenues decreased 0.67%, to $30.4 million for the year ended December 31, 1997, compared with the year ended December 31, 1996. The primary reason for the $1.5 million decrease in revenues was the discontinued operation and scrapping of the MARINE FLORIDIAN. Other variances, which had a net effect of increasing revenues for the year ended December 31, 1997 compared to the comparable period in 1996 were: lower revenue on the chemical barge units of $0.4 million primarily due to offhire time associated with overhaul work; commission revenue of $0.2 million on the sale of the MARINE RELIANCE (which sale has been accounted for as a sale/leaseback transaction), higher revenues of $0.4 million on the MARINE CHEMIST and higher revenues of $1.3 million on government management business due to a more favorable vessel operating status.

     Voyage and Charter Expenses. Voyage and charter expenses for the year ended December 31, 1997 increased by 1.4% to $18.5 million compared with the year ended December 31, 1996, primarily resulting from: higher maintenance and repairs costs of $1.0 million incurred during the MARINE CHEMIST overhaul period in 1997; higher maintenance, repair and overhaul charges of $500,000 on the chemical barges in 1997; and higher operating expenses of $ 1.2 million in government management business associated with the change in vessel operating status. These higher expenses were partially offset by no expenditures on the MARINE FLORIDIAN due to her scrapping in 1997, while voyage and vessel expenses were incurred for the MARINE FLORIDIAN during the same period in 1996.

     Depreciation and Amortization Expenses. Depreciation and amortization expenses decreased by $0.6 million or 18.3% in the year ended December 31, 1977 as compared to the year ended December 31, 1996. This reduction was primarily attributable to a change in the amortization period of the MARINE CHEMIST deferred dry-dock charges and the recording of an asset impairment on MBC-2. The value of MBC-2 was reduced in accordance with FASB No. 121.

     Administrative and General Expenses. Administrative and general expenses for the year ended December 31, 1997 decreased 1.8% to $7.3 million compared with the year ended December 31, 1996. The decrease was primarily due to lower legal, accounting and investment fees.

     Other Income (Expense). Other income (expense) consist of gain on disposal of assets-net, provision for writedown of investments, interest expense, interest income and miscellaneous non-operating income and expense items. A net increase of $0.1 million or 8% in net other income was realized for the year ended December 31, 1997 compared to the year ended December 31, 1996. The increase is the result of lower interest charges following a refinancing in July 1996, lower deferred financing charges in 1997, offset by the effects of recording gain on the disposal of the MARINE FLORIDIAN in the amount of $0.4 million in 1996.

     Equity in Income from Joint Venture. The Company's equity in net income of joint venture companies increased by $0.1 million for the year ended December 31, 1997 compared with the year ended December 31, 1996. This was primarily due to a commission earned on the sale of the sale of the MARINE RELIANCE.

     Income Taxes. The income tax provision of $0.8 million and $0.7 million for the years ended December 31, 1997 and 1996, respectively, varied from statutory rates primarily because deferred taxes were not established on the Company's LNG investment in leverage leases and deferred taxes are not recorded for equity in operations of joint ventures as management considers such earnings to be reinvested for an indefinite period.

     Extraordinary item. The Company refinanced its debt on July 23, 1996 resulting in the write-off of deferred financing charges from its prior financing package. The remaining deferred charges were written off resulting in an after tax expense of $0.3 million.

     Change in accounting method. In 1996 the company agreed with its joint venture partners to change the method of accounting for dry-docking costs of its unconsolidated affiliate from the accrual to the deferred method. This is consistent with the method utilized by the Company for all of its vessels, and it is also the predominate method utilized in this industry. This change resulted in an after tax income adjustment of $0.1 million for the year ended December 31, 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

     Voyage, Charter and Other Revenues. Voyage, charter and other revenues decreased 21.7% to $30.6 million for the year ended December 31, 1996 compared with the year ended December 31, 1995. The primary reasons for the decrease in revenues were the termination of operations and sale for scrap of the MARINE FLORIDIAN and MARINE PRINCESS, and the purchase of the MARINE RELIANCE by the offshore joint venture company Marine Car Carriers, Inc. (M.I.). These decreases were partially offset by higher revenues on the MARINE CHEMIST and MTL's chemical barges.

     Voyage and Charter Expenses. Voyage and charter expenses for the year ended December 31, 1996 decreased by 24.9% to $18.2 million compared with the year ended December 31, 1995, primarily as a result of termination of operation of the MARINE FLORIDIAN and MARINE PRINCESS prior to sale of the vessels for scrap and the change in accounting for the operation of the vessel MARINE RELIANCE due to the contribution of MTL's interests associated with the vessel to a joint venture company which is 50% owned by MTL; the joint venture investment has been accounted for on the equity method of accounting beginning March 20, 1995. These lower expenses were partly offset by higher expenses incurred in operation of the MARINE CHEMIST and chemical barges resulting from increased activity.

     Provision for Losses. MTL periodically reviews the book value of its vessels and its ability to recover the remaining book value of the vessels using undiscounted cash flows over the remaining life of each vessel. During the 1996 review, MTL determined the carrying value of one of its two chemical barges exceeded its forecast estimated undiscounted future net cash flow from operations. An impairment loss of $0.4 million, measured by the excess of the vessels' carrying value over its estimated discounted cash flow, was recognized as a separate component of operating expenses in the Consolidated Statements of Operations in the year ended December 31, 1996.

     Depreciation and Amortization Expenses. Depreciation and amortization expenses decreased by 14.1% to $3.4 million in the year ended December 31, 1996 compared with the year ended December 31, 1995 because of the lower drydock amortization charges due to the termination of operation and sale for scrap of the MARINE FLORIDIAN and lower drydock amortization on the MARINE CHEMIST.

     General and Administrative Expenses. Administrative and general expenses for the year ended December 31, 1996 decreased $0.1 million compared with the year ended December 31, 1995, primarily due to staff reductions.

     Income from Vessel Operations. As a result of the factors discussed above, income from vessel operations decreased by $1.5 million for the year ended December 31, 1996 compared with the year ended December 31, 1995.

     Other Income (Expense). The net decrease of $0.6 million in net other expense for the year ended December 31, 1996 compared to the year ended December 31, 1995 is a result of recognition in 1995 of a liability, totaling $1.1 million, associated with the loss of a barge formerly bareboat chartered by MTL 1995, together with lower interest charges in 1996 following a refinancing of MTL's long-term debt, and a gain on the disposal of the MARINE FLORIDIAN of $0.1 million, offset by increased deferred financing expenses that were incurred in connection with the refinancing during 1996.

     Equity in Income from Joint Venture. MTL's equity in net income of joint venture companies increased by $0.5 million in the year ended December 31, 1996 compared with the year ended December 31, 1995. This was primarily due to a full year of operations of the joint venture in 1996 compared to nine months in 1995.

     Income Taxes. The income tax provisions of $0.7 million and $0.8 million for the years ended December 31, 1996 and 1995, respectively, varied from statutory rates primarily because deferred taxes have not been established on MTL's investment in leverage leases for two LNG vessels acquired in a prior business combination and on MTL's equity in operations of joint ventures. Management considers the equity in operations of the joint ventures to be reinvested for an indefinite period.

     Extraordinary item. MTL refinanced its debt on July 30, 1996 resulting in the write-off of deferred financing charges from its prior financing package. The remaining deferred charges were written off during the year ended December 31, 1996 resulting in an after tax expense of $0.3 million.

     Change in Accounting Method. MTL agreed with its joint venture partners to change the method of accounting for dry-docking costs of its unconsolidated affiliate from the accrual to the deferred method. This is consistent with the method utilized by MTL for all of its vessels. This change resulted in an after tax income adjustment of $0.1 million.

MTL COMMON STOCK

     MTL is a privately held company and there is no established market, public or private, for MTL's Common Stock. As of March 31, 1998, there were 4,152,019 shares (including shares held in trust for the benefit of employees under MTL's incentive bonus plan) of MTL Common Stock outstanding held by 18 record holders. Following the Acquisition, all outstanding shares of MTL Common Stock will be owned by New MTL (formerly OMI). MTL has never paid a dividend on its common stock.

     There has not been any established public trading market for New OMI Common Stock or New MTL Common Stock.

DESCRIPTION OF MTL CAPITAL STOCK

     MTL's Certificate of Incorporation (the "MTL Certificate of Incorporation") currently authorizes the issuance of a total of 5,000,000 shares of common stock, par value $.0l per share.

Qualifications for Ownership and Transfer of Shares

     The By-Laws of MTL provide that the outstanding MTL Common Stock must at all times be owned by citizens of the United States to the extent required for the MTL Board of Directors reasonably to assure the preservation of the MTL's status as a United States citizen within the provisions of the Shipping Act of 1916 and related laws, rules and regulations (the "Shipping Act") applicable to the MTL. Because certain MTL vessels are engaged in the United States coastwise trade, the Shipping Act requires at least 75% of the outstanding MTL Common Stock to be owned by United States citizens, as defined by the Shipping Act. The MTL Board of Directors has determined that until further action by the Board or a material change in the nature of the MTL's business activities, at least 75% of the outstanding MTL Common Stock must be owned by persons who are citizens of the United States.

     Shares of MTL Common Stock owned of record or beneficially by foreign citizens are represented by Foreign Share Certificates which are freely transferable both to United States and foreign citizens. Shares of MTL Common Stock owned of record and beneficially by United States citizens are represented by Domestic Share Certificates and may be transferred to United States citizens at any time. Such shares may be transferred to foreign citizens only if at the time the certificate is presented to MTL for transfer, the transfer will not reduce shareholdings of United States citizens below the permissible percentage of the total outstanding shares, as determined by the MTL Board of Directors. Any purported transfer in violation of this limitation to foreign citizens of either shares or a beneficial interest in shares represented by Domestic Share
Certificates: (a) will be ineffective for all purposes (including transfer of voting rights); (b) will not be transferred on the books of the MTL; and (c) may be regarded by the MTL, whether or not the share certificate was validly issued, as having been invalidly issued. Subject to the above limitation, upon surrender of any share certificate for transfer, the transferee will receive Domestic

Share Certificates or Foreign Share Certificates, as the case may be, for shares of the series appropriate to such person.

     In the case of transferees that are corporations, partnerships, associations or trusts, the transferee will be deemed a citizen of the United States if the following conditions are satisfied: (1) at least 75% of the shares or interest and voting power in the transferee is vested in United States citizens, free from any trust or fiduciary obligation in favor of any non-United States citizen; (2) there is no contract or understanding by which more than 25% of the voting power in the transferee may be exercised directly or indirectly on behalf of a non-United States citizen; (3) control of more than 25% of the interests in the transferee is not by any other means conferred on or permitted to be exercised by non-United States citizens; (4) in the case of a corporation or association, the president or other chief executive officer and the chairman of the MTL Board of Directors (or any officer authorized to act in his absence) are citizens of the United States, no more of than a minority of such corporation's directors necessary to constitute a quorum are non-United States citizens, and the corporation is organized under the laws of the United States or a State; (5) in the case of a partnership or association, each general partner or member, as the case may be, is a United States citizen, at least 75% of the interests are owned by United States citizens free of any trust or fiduciary obligation in favor of a non-citizen and the partnership or association is organized under the laws of the United States or a State; and (6) in the case of a trust, the trustee and each beneficiary with an enforceable interest in the trust is a United States citizen.

     As of December 31, 1997, approximately 75% of the outstanding shares of MTL were represented by Domestic Share Certificates.

     The MTL Board of Directors is authorized to establish procedures for the transfer of shares to enforce the limitations referred to above. Procedures established by the MTL Board of Directors require each transferee to complete and file with MTL an application for each transfer of the shares. Such application calls for information about the transferee's citizenship and the citizenship of any person who may have a beneficial interest in the shares to be acquired by the transferee.

Voting Rights

     Each holder of MTL Common Stock is entitled to one vote for each share registered in such holder's name on the books of MTL on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of MTL Common Stock do not have cumulative voting rights.

Dividend Rights

     Holders of MTL Common Stock are entitled to such dividends as the MTL Board of Directors may declare out of funds legally available therefor.

Liquidation Rights and Other Provisions

     Subject to the prior rights of creditors, the holders of MTL Common Stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. There are no preemptive or conversion rights or redemption or sinking provisions in respect of the MTL Common Stock.

                                     NEW MTL

DESCRIPTION OF BUSINESS

General

     New MTL will be a U.S.-based supplier of marine transportation services, operating one of the largest U.S.-based fleets of ocean going vessels. MTL and OMI management believe that the combination of MTL's existing business with that of the domestic shipping business of OMI will achieve certain economies of scale, provide an opportunity to use wider financial markets to support growth of the new company, and create a more substantial business base that may reduce the risks inherent in the U.S. and international shipping environment. See "Risk Factors -- Risk Factors Relating to New OMI and New MTL" and "Risk Factors -- Risk Factors Relating to New MTL." New MTL's business focus will be on growth of its industrial shipping and ship management.

     MTL's management believes that U.S. domestic shipping is an integral element of the "logistics chain" which also includes international shipping and the movement of customer cargo within international and domestic production and distribution processes. MTL management believes that OMI's domestic shipping business, especially its lightering operation, which will be combined with MTL's existing business under New MTL, complements this business concept as do the OMI vessels, OMI COLUMBIA, PATRIOT, ROVER and COURIER.

     MTL's management believes that quality ship management service will be an important element in any growth of New MTL's industrial shipping services. Ship management involves safe and efficient custody and movement of delicate customer cargo, as well as care for crew members, the vessel and the environment. New MTL will be an operator of approximately 35 vessels. With its International Safety Management (ISM) certification complete, New MTL will be able to provide services to support U.S. and international shipping expansion for commercial and U.S. government customers.

     New MTL will endeavor to expand its services with existing customers and add new quality-conscious customers and partners, particularly in its chemical, oil and ship management sectors. New MTL's management intends to augment New MTL's growth through strategic acquisitions. The Occidental Transaction, for example, if consummated, will further position New MTL to expand its service of customers in the chemical parcel market. There can be no assurance, however, that the Occidental Transaction will ever be consummated and the ability of New MTL to consummate strategic acquisitions will be dependent on financial, business and other general economic factors affecting New MTL, many of which will be beyond the control of New MTL. There can be no assurance that New MTL will be able to consummate any acquisition on satisfactory terms.

     The following table sets forth the vessels that will be owned and managed by New MTL as well as certain additional information regarding such vessels.

                                  NEW MTL FLEET
                                  -------------


                                                                         CONTRACT                            YEAR
VESSEL NAME                         CARGO TYPE          FLAG             STATUS (B)        SIZE (D)          BUILT
-----------                         ----------          ----             ----------        --------          -----
Owned Vessels:

MARINE CHEMIST                      Chemical Parcel     United States    Affreightment     35,491 dwt.      1970
                                                                         and Spot
MBC-1 (Barge)                       Chemical Parcel     United States    Affreightment     4,000 dwt.       1973
                                                                         and Spot
MBC-2 (Barge)                       Chemical Parcel     United States    Affreightment     4,000 dwt.       1973
                                                                         and Spot
MARINE DUVAL (a)(f)                 Molten Sulphur      United States    Charter           25,131 dwt.      1970
AMELINA (a)                         Ammonia Carrier     Liberia          Charter           13,000 cm.       1964
SAVONETTA                           Ammonia Carrier     Liberia          Charter           13,000 cm.       1964
CALINA (a)                          Ammonia Carrier     Liberia          Charter           19,300 cm.       1967
PATRIOT                             Product Carrier     United States    Laid up           35,662 dwt.      1976
COURIER                             Product Carrier     United States    Laid up           35,662 dwt.      1977
ROVER                               Product Carrier     United States    Laid up           35,662 dwt.      1977

Vessels Operated for Other Owners:

CHEMICAL PIONEER (c)                Chemical Parcel     United States    Management        36,526 dwt.      1983
B.T.  ALASKA (h)                    Crude               United States    Management        191,120 dwt.     1978
KENTUCKY                            Crude               Panama           Management        81,281 dwt.      1980
OMI COLUMBIA                        Crude               United States    Management        138,698 dwt.     1974
WEST VIRGINIA                       Crude               Panama           Management        81,281 dwt.      1981
HARBEL CUTLASS                      Latex/General       Liberia          Management        11,734 dwt.      1980
HARBEL TAPPER                       Latex/General       Liberia          Management        11,682 dwt.      1981

Vessels Operated for MARAD:

Eighteen vessels operated for MARAD (e)
Vessels Chartered-In (i):

NEW ARGOSY                           Crude Oil          Norway           Affreightment
                                                                         and Spot          88782 dwt.       1987
JAHRE PRINCE                         Crude Oil          Liberia          Affreightment
                                                                         and Spot          94941 dwt.       1986
STENA COMMANDER                      Crude Oil          Liberia          Affreightment
                                                                         and Spot          96758 dwt.       1989
RICH DUKE                            Crude Oil          Bahamas          Affreightment
                                                                         and Spot          81279 dwt.       1986

Other Shipping Investments:
MARINE RELIANCE (g)                  Car Carrier        Marshall         Charter           4,000 cars       1987
                                                        Islands

-----------------------------

(a) Vessel residual value at end of charter term shared with charterer.
(b) Describes type of contract between MTL and its customers for carriage of cargo, use or operation of vessel.
(c) MTL operates this vessel for the owner and provides commercial management for open parcel space.
(d) dwt. - deadweight in metric tons; cm. - cubic meters of cargo capacity;
    sq ft. - square feet cargo deck space.
(e) Operated under a five year contract, terminating June 30, 1998, with the U.S. Maritime Administration.
(f) This vessel is constructed of a cargo forebody built in 1970 and a stern steam/electric power plant built in 1944.
(g) The MARINE RELIANCE is subject to a time charter between the owner of the vessel, Marine Reliance Corporation, and Marine Car Carriers, Inc. (M.I.) ("MCCI") and between MCCI and a third party.
(h) The management of this vessel arises from a bareboat charter in and a time charter out, with all operating costs paid by the time charterer.

(i) These vessels are chartered-in by OMI Petrolink and are used in the lightering business. Charter terms range from one to three years.
    MCCI holds no title or residual right to the vessel but does collect the difference between the two time charters (approximately $100,000 per year) for its participation in the charters. MTL has undertaken to use due diligence to ensure performance by MCCI of its time charters and performs such functions under a Supervisory Agreement.


Financing

     On January 21, 1998, MTL accepted and agreed to a commitment from Den norske Bank ("DnB") pursuant to which DnB has committed to provide financing to New MTL, subject to the satisfaction or waiver of certain conditions described below. New MTL will have two financing facilities with DnB. The first facility (the "Existing Facility") will consist of MTL's existing term loan in the amount of $12,613,000 and existing revolving credit facility of $1,000,000 advanced or made available pursuant to MTL's existing credit agreement with DnB dated as of July 23, 1996. The second facility (the "New Facility") will consist of a new term loan in the amount of $9,387,000 and a new revolving credit facility in the amount of $2,000,000. The maturity date for the Existing Facility and the New Facility will be five years following consummation of the Acquisition. The borrower under both facilities will be MTL. New MTL and each vessel-owning subsidiary of New MTL (the "Guarantors") will provide or continue to provide a guarantee.

     The proceeds of the new term loan will be used to, among other things, (i) refinance 100% of MTL's existing subordinated indebtedness in the aggregate amount of $2,890,000 plus interest accrued through the Closing Date to Harrowston Corporation and the Wolfson Descendants' 1983 Trust, and (ii) pay transaction expenses, financing fees and other expenses payable in connection with the transactions contemplated by the Acquisition Agreement. Proceeds from the new revolving credit facility and the existing revolving credit facility will be available for general corporate purposes.

     The definitive loan documentation for the financing facilities will contain customary requirements for New MTL, MTL and each of the other Guarantors, including, without limitation, (i) maintenance of specified levels of unrestricted cash, (ii) maintenance of positive working capital, (iii) minimum vessel collateral values, (iv) debt service coverage ratios and (v) restrictions on the payment of dividends. The financing facilities will also require that New MTL maintain certain material charters and management contracts. Events of default under the facilities will include change of control of New MTL, default by New MTL, the Guarantors or any wholly-owned subsidiary of any thereof on any other financial obligation in excess of $250,000 as well as breach of the agreements described above. The facilities will also limit New MTL's ability to incur additional indebtedness to a maximum of $20 million, subject to satisfaction of certain conditions.

     DnB's commitment to provide the new financing is contingent upon (i) New MTL delivering a balance sheet to DnB on the closing date of the financing demonstrating unrestricted cash and cash equivalents of $2,000,000, (ii) appraisals of New MTL's vessels evidencing compliance with the minimum vessel collateral value requirements described above, and (iii) no material adverse change in New MTL having occurred.

Management

     The following table sets forth the name, age and position of each of the persons who will be directors and/or executive officers of New MTL if the Acquisition Proposal is approved and adopted.


              NAME                AGE             POSITION IN NEW MTL

     Richard T. du Moulin         51      Chairman of the Board, President and
                                          Chief Executive Officer
     Mark L. Filanowski           43      Senior Vice President, Chief Financial
                                          Officer and Director
     Paul B. Gridley              45      Director
     Jerome Shelby                67      Director (1)
     William M. Kearns, Jr.       62      Director (1)
     Stanley B. Rich              74      Director (2)
     Michael Klebanoff            76      Director (2)
     Jonathan Blank               54      Director (2)
     Elaine L. Chao               45      Director
     Peter N. Popov               46      Vice President, Secretary and General
                                          Counsel
     Jeffrey M. Miller            47      Vice President, Marketing

(1) To be elected a member of the New MTL compensation committee.
(2) To be elected a member of the New MTL audit committee.

     Richard T. du Moulin. Mr. du Moulin will become Chairman of the Board, President and Chief Executive Officer of New MTL. Mr. du Moulin has been Chairman and Chief Executive Officer of MTL since November 1989. Prior to joining MTL, Mr. du Moulin was employed at OMI, where he held the position of Chief Operating Officer and was a member of the Board of Directors. Mr. du Moulin served three years as a U.S. Navy officer and thereafter continued to serve on the Fales Advisory Committee to the Superintendent of the U.S. Naval Academy. Mr. du Moulin received an engineering degree from Dartmouth College and an M.B.A. from the Harvard Business School. He is presently Chairman of the International Association of Independent Tanker Owners (INTERTANKO), Chairman of the North American Regional Council for the American Bureau of Shipping and is on the Board of Seamens Church Institute of New York. Mr. du Moulin has been selected as a nominee for director of New MTL pursuant to the Acquisition Agreement.

     Mark L. Filanowski. Mr. Filanowski will become Senior Vice President, Chief Financial Officer and a director of New MTL. Mr. Filanowski has been Senior Vice President of MTL since November 1989, serving as MTL's head of operations and ship management since 1994 and as chief financial officer from 1989 to 1994 and since March, 1998. From 1984 to 1988, Mr. Filanowski served as Vice President and Controller of Armtek Corporation, and from 1976 to 1984 he served as Audit and Tax Manager for Ernst & Young. Mr. Filanowski is a director of Shoreline Mutual (Bermuda), Ltd., a mutual insurance company that provides guarantees to the U.S. Coast Guard for its members, including MTL, to enable them to be issued Certificates of Financial Responsibility under OPA 90. Mr. Filanowski received a B.S. in Accounting from the University of Connecticut and an M.B.A. from New York University. Mr. Filanowski is also a certified public accountant. Mr. Filanowski has been selected as a nominee for director of New MTL pursuant to the Acquisition Agreement.

     Paul B. Gridley. Mr. Gridley will become a director of New MTL, and will become a consultant to New MTL pursuant to the consulting agreement described under "New MTL -- Employment and Consulting Agreements." Mr. Gridley has been President and Vice Chairman of MTL since November 1989. Prior to that time, Mr. Gridley was employed as a Senior Vice President of Shearson Lehman Hutton, Inc. in the Investment Banking Division where he was responsible for ship financing. Mr. Gridley received a B.A. from Princeton University and an M.B.A. from the Wharton School, University of Pennsylvania. Mr. Gridley has been selected as a nominee for director of New MTL pursuant to the Acquisition Agreement.

     Jerome Shelby. Mr. Shelby will become a director of New MTL. Mr. Shelby has been of counsel to the law firm of Cadwalader, Wickersham & Taft since 1993, where Mr. Shelby was a partner from 1963 through 1992. Cadwalader, Wickersham & Taft has acted as counsel to MTL and certain of the MTL shareholders in connection with transactions contemplated by the Acquisition Agreement and has from time to time provided other legal services to the Company since 1958. Mr. Shelby has been an advisor to MTL's board of directors since 1993 and from 1989 to 1993 was a member of MTL's Board of Directors. He is also a director of Astro Tankers Limited, an oil tanker owner. Mr. Shelby received an A.B. from New York University and an L.L.B. from Harvard Law School. Mr. Shelby has been selected as a nominee for director of New MTL pursuant to the Acquisition Agreement.

     William M. Kearns, Jr. Mr. Kearns will become a director of New MTL. Mr. Kearns formed W.M. Kearns & Co., Inc., a private investment company, where he has served as President since July 1994. From 1969 to June 1994, Mr. Kearns was a Managing Director of Lehman Brothers and its predecessor firms. Mr. Kearns has been an advisor to MTL's board of directors since 1993 and from 1989 to 1993 was a member of MTL's Board of Directors. Mr. Kearns is a director of Selective Insurance Group, Inc., Kuhlman Corporation, and Malibu Entertainment Worldwide and a trustee of EQ Advisors Trust (The Equitable Life Assurance Society of the United States). Mr. Kearns received an A.B. degree from the University of Maine and an M.A. degree from New York University. Mr. Kearns has been selected as a nominee for director of New MTL pursuant to the Acquisition Agreement.

     Stanley B. Rich. Mr. Rich will become a director of New MTL. Mr. Rich has been a practicing accountant for over 50 years. Mr. Rich has been an advisor to MTL's board of directors since 1993 and from 1989 to 1993 was a member of MTL's Board of Directors. Mr. Rich is a retired director of Fleet Bank. Mr. Rich received an A.B. degree from Yale University and an M.B.A. from the Harvard Business School. Mr. Rich has been selected as a nominee for director of New MTL pursuant to the Acquisition Agreement.

     Michael Klebanoff. Mr. Klebanoff will become a director of New MTL. Mr. Klebanoff is a private investor who founded the predecessor of OMI. From 1983 to 1995, Mr. Klebanoff was Chairman of the Board of OMI, and from 1969 to 1983 he was President of OMI.

     Jonathan Blank. Mr. Blank will become director of New MTL. Mr. Blank is a partner of the law firm Preston Gates Ellis & Rouvelas Meeds. Mr. Blank has experience in maritime issues, especially those affecting U.S. flag vessels. Mr. Blank received a J.D. from Harvard Law School.

     Elaine L. Chao. Ms. Chao will become a director of New MTL. Ms. Chao has been a Distinguished Fellow at The Heritage Foundation since August 1996 where she is also Senior Editor of Policy Review, The Journal of American Citizenship. From 1992 to 1996, Ms. Chao was president and chief executive officer of United Way America. Prior to joining United Way America, she was director of the Peace Corps and prior thereto was deputy secretary of the U.S. Department of Transportation. In 1988 and 1989, Ms. Chao was the chairman of the Federal Maritime Commission. From 1986 to 1989, she served as deputy administrator of the Maritime Administration. Ms. Chao is a director of Dole Food Co., Inc., Vencor, Inc., Protective Life Corp. and NASD, Inc. Ms. Chao received her MBA from Harvard Business School and an undergraduate degree from Mount Holyoke College.

     Peter N. Popov. Mr. Popov will become Vice President, Secretary and General Counsel of New MTL. Mr. Popov has been Vice President and Secretary of MTL since September 1985. Since January 1993, Mr. Popov has also served as General Counsel to MTL. Prior to 1985, Mr. Popov was associated with the law firm of Haight, Gardner, Poor & Havens. Mr. Popov received degrees from Tufts University and Georgetown Law School.

     Jeffrey M. Miller. Captain Miller will become Vice President - Marketing of New MTL. Captain Miller has been Vice President - Marketing of MTL since 1995. From 1985 to 1995, Captain Miller held several positions within MTL's marketing and fleet operations departments, and prior to 1985 he was a master on MTL's vessels. Captain Miller is a graduate of the United States Merchant Marine Academy and served in the Merchant Marine from 1976 to 1984.

DIRECTORS COMPENSATION

     Each member of the board of directors of New MTL who is not an employee of New MTL will receive an annual retainer of $15,000 and a fee of $1,500 per board (or committee) meeting attended.

     Non-employee directors will also be eligible to participate in the 1998 Non-Employee Director Plan if such plan is approved by OMI stockholders as contemplated by this Proxy Statement/Prospectus. Under such plan, upon becoming a director, each nominee will automatically be granted options to acquire 7,500 shares of New MTL Common Stock. Such options will be exercisable on the first anniversary of the date of grant. For New MTL's initial directors, the exercise price with respect to that portion of the options exercisable on the first anniversary of the date of grant will be the average of the fair market values of the New MTL Common Stock for each of the ten days following the Second Closing Date (the "Initial Exercise

Price"). See "The Restructuring Proposals - The Incentive Programs Proposals - Description of 1998 Directors Plan."

EXECUTIVE COMPENSATION

     Except as described under "New MTL -- Employment and Consulting Contracts," compensation for the executive and other officers of New MTL will be determined by the compensation committee of the Board of Directors of New MTL following consummation of the Acquisition. Compensation packages for such executive and other officers of New MTL will consist of annual base salary, annual bonus awards and stock compensation awards and will be designed to attract and retain key executive officers and be competitive with New MTL's competitors of comparable size. In determining the compensation package to award to an employee, New MTL will examine a number of factors, including the managerial and leadership skills and qualities possessed by the officer, the financial performance of New MTL and its subsidiaries and related business matters. Bonus awards will be based on specified performance measures, such as profit objective performance, return on equity and individual performance.

     It is anticipated that officers of New MTL will be entitled to participate in such retirement plans and life, dental and health insurance and other plans as may be established generally by New MTL for its full-time employees.

EMPLOYMENT AND CONSULTING CONTRACTS

     In connection with consummation of the Acquisition, the existing employment agreements between MTL and Messrs. du Moulin, Gridley, Filanowski and Popov will be terminated, all claims thereunder will be released and new agreements will be entered into by such persons with New MTL.

     Messrs. du Moulin, Filanowski, Popov and Miller (each an "Executive" and collectively, the "Executives") will enter into employment agreements with New MTL (the "New MTL Employment Agreements"). Pursuant to the New MTL Employment Agreements, Messrs. du Moulin, Filanowski, Popov and Miller will receive base salaries of $295,000, $225,000, $175,000 and $135,000 per year, respectively.
The Executives will be eligible for discretionary incentive bonuses approved by the compensation committee of New MTL's board of directors.

     The agreements with each Executive will be for one-year terms commencing upon consummation of the Acquisition and may be renewed for consecutive one year periods. If the agreements with Messrs. du Moulin and Filanowski are not renewed at the end of any term thereof or if New MTL terminates any such Executive without cause, New MTL will be required to pay the Executive an amount equal to 150% of the base salary then in effect for the affected Executive. The agreement with Mr. Popov will provide that if such agreement is not renewed at the end of any term thereof or if New MTL terminates Mr. Popov without cause, New MTL will be required to pay Mr. Popov an amount equal to the base salary in effect for Mr. Popov. The agreements with the Executives other than Messrs. du Moulin, Filanowski and Popov will provide that if such agreements are not renewed at the end of any term thereof or New MTL terminates the Executive without cause, New MTL will be required to pay the Executive an amount equal to one-half of the base salary then in effect for the Executive. Under the New MTL Employment Agreements, each Executive will be paid, subject to the limitations of Section 28OG of the Code, 300% of compensation then in effect upon the occurrence of a change of control of New MTL resulting from a hostile takeover.

     Mr. Gridley will enter into a consulting agreement with New MTL pursuant to which for two years following consummation of the Acquisition, Mr. Gridley will perform consulting services for New MTL and will be paid $189,000 per year.

     Pursuant to the Acquisition Agreement, New MTL will also assume the existing consulting agreement between OMI and F. Anthony Naccarato, a former Vice President of OMI (the "Naccarato Agreement") and the existing employment agreement between OMI and William A.G. Hogg, a Vice President of OMI (the "Hogg Agreement").

     Under the terms of the Naccarato Agreement, OMI (which will be New MTL) agreed to pay Mr. Naccarato $92,500 per annum for the performance of certain consulting services. The Naccarato Agreement expires on December 31, 2000 unless otherwise terminated earlier pursuant to the terms of the Consulting Agreement.

     Under the terms of the Hogg Agreement, OMI (which will be New MTL) has agreed to employ Mr. Hogg as President or Senior Vice President of OMI Ship Management, Inc. for the period commencing on the Second Closing Date and terminating on the third anniversary thereof, subject to an automatic one-year extension unless either party gives written notice of termination no later than the second anniversary of the Second Closing Date. As compensation for such employment, New MTL will pay Mr. Hogg the following base salary: (i) for the first year immediately following the Second Closing Date, a salary of $110,000;
(ii) for the second year, $115,000; (iii) for the third year, $120,000; and (iv) for the fourth year, if any, $125,000. In addition to the foregoing base salary, Mr. Hogg shall be entitled to receive (i) bonuses at the discretion of New MTL's Compensation Committee Board of Directors and (ii) grants of restricted stock, stock options and other stock awards at the discretion of the New MTL's Compensation Committee and/or other stock and cash awards granted pursuant to any other long term incentive plans implemented by New MTL.

     New MTL also intends to negotiate mutually satisfactory employment agreements with two senior officers of OMI Petrolink, Peter Barton and Robert Carson.

1998 INCENTIVE EQUITY PLAN

     Officers of New MTL will be eligible to participate in the 1998 Incentive Equity Plan if such plan is approved by OMI stockholders as contemplated by this Proxy Statement/Prospectus. Under this plan, forms of various stock-based incentive compensation may be granted to executive officers and other key employees of New MTL. The plan is designed to align the interests of executive officers with those of the stockholders of New MTL. The Compensation Committee of New MTL's Board of Directors may make recommendations that awards under the plan be granted to key executives who are in a position to make a substantial contribution to the long-term success of New MTL. See "The Restructuring Proposals - The Incentive Programs Proposals - Description of 1998 Incentive Plan."

INCENTIVE BONUS PROGRAM

     Employees of New MTL, who were formerly employed by MTL, will be eligible to continue to participate in the Marine Transport Lines, Inc. Incentive Bonus Program (the "Program"), under which they may become entitled to deferred compensation measured with reference to the value of shares of Common Stock of New MTL (which are issued as consideration under the Acquisition Agreement for shares of MTL). The deferred compensation may be paid in cash or in the form of shares of New MTL Common Stock, at the option of New MTL. MTL created a trust (of the type commonly referred to as a "rabbi trust") in order to assist MTL in accumulating funds needed to satisfy its existing obligations under the Program. This trust will hold approximately 53,613 shares of New MTL Common Stock (after giving effect to the Acquisition and the reverse stock split).

PRINCIPAL STOCKHOLDERS

     The following sets forth certain information concerning the ownership of the common stock of New MTL as of March 31, 1998 on a pro forma basis after giving effect to the Distribution, the Acquisition and the Reverse Stock Split by (i) each director and executive officer of New MTL, (ii) all directors and executive officers of New MTL as a group and (iii) each person who would be the beneficial owner of more than five percent of the shares of New MTL Common Stock.

                             NEW MTL COMMON STOCK(1)


                                          NUMBER               APPROXIMATE
NAME OF  STOCKHOLDER                    OF SHARES(2)         PERCENT OF CLASS

Richard T. du Moulin                     673,163(3)               10.80%

Paul B. Gridley                          363,384(5)                5.83%
Mark L. Filanowski                       263,064(4)                4.22%
Jerome Shelby                             69,563                   1.12%
William M. Kearns, Jr.                    17,389(6)                   *
Stanley Rich                               3,710                      *

Michael Klebanoff                         26,973                      *

Jonathan Blank                               350                      *

Elaine L. Chao                                 0                      *

Peter N. Popov                             7,884                      *

Jeffrey M. Miller                          6,493                      *

Richard T. du Moulin and                  47,535                      *
Mark L. Filanowski as
trustees (the "Trustees")
under the Trust Agreement
dated September 12, 1997
between MTL and the
Trustees(7)

All directors and                      1,220,187                  19.58%
executive officers as a
group(8)

Harrowston Corporation                   463,753                   7.44%
Suite 3820, P.O. Box 753
181 Bay Street
Toronto, Ontario M5J
273 Canada

The Equitable Companies                1,064,790                  17.07%
  Incorporated
1290 Avenue of the
Americas
New York, New York
10104

* Represents less than 1%



(1) Assumes that (i) immediately prior to the Second Closing, OMI has issued and outstanding, on a fully-diluted basis, 43,076,763 shares of common stock, which is the number of shares of OMI Common Stock that was outstanding as of March 31, 1998, (ii) there is no purchase price adjustment under the Acquisition Agreement and current MTL stockholders are issued 19,255,121 shares of OMI common stock in the aggregate (31% of the fully diluted shares of OMI common stock outstanding as of the Second Closing after giving effect to issuance of the shares to the MTL stockholders) pursuant to the Acquisition Agreement, and (iii) 6,233,188 shares of New MTL Common Stock are outstanding.

(2) Includes all shares with respect to which each person, executive officer or director, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(3) Includes shares held directly and 6,678 shares held of record by Steamboat Road Holdings, Inc., ("Steamboat"), a holding company of which Mr. du Moulin is a shareholder, officer and director, 66,753 shares held of record by Larchmont Partners, L.P. ("Larchmont"), a limited partnership of which Steamboat is the general partner, and 47,535 shares held of record by Richard T. du Moulin and Mark L. Filanowski as trustees under the Trust Agreement dated September 12, 1997 between MTL and the Trustees (the "Trust").

(4) Includes shares held directly and 6,678 shares held of record by Steamboat in which Mr. Filanowski is a shareholder, officer and director, 66,753 shares held of record by Larchmont and 47,535 shares held of record by Richard T. du Moulin and Mark L. Filanowski as trustees under the Trust Agreement dated September 12, 1997 between MTL and the Trustees.

(5) Includes shares held directly and 6,678 shares held of record by Steamboat in which Mr. Gridley is a shareholder, officer and director and 66,753 shares held of record by Larchmont.

(6) Includes shares held of record by Larchmont in which Mr. Kearns has a 26.05% limited partnership interest.

(7) The referenced trust was created by MTL in September 1997 in order to assist MTL in accumulating funds needed to satisfy its existing obligations under the MTL Incentive Bonus Program.

(8) Includes 6,678 shares held of record by Steamboat, 66,753 shares held of record by Larchmont, and 47,535 shares held of record by Richard T.
     du Moulin and Mark L. Filanowski as trustees under the Trust.

                            VALIDITY OF COMMON STOCK

     The validity of the New OMI Common Stock will be passed upon for New OMI by Dennis J. Reeder, Esq.

                                     EXPERTS

     The consolidated financial statements of UBC and its subsidiaries as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this Proxy Statement/Prospectus and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Amazon Transport Inc. for the year ended December 31, 1995 and the financial statement for White Sea Holdings Ltd. as of December 31, 1996 and 1997 and for the years then ended, included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this Proxy Statement/Prospectus and are included in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Amazon Transport Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus, have been audited by Arthur Andersen & Co., independent auditors, as stated in their report appearing in this Proxy Statement/Prospectus and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Mosaic Alliance Corporation as of December 31, 1996 and for each of the two years then ended, included in this Proxy Statement/Prospectus, have been audited by Coopers & Lybrand, independent auditors, as stated in their report appearing in this Proxy Statement/Prospectus and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

                                  OTHER MATTERS

     OMI has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to matters which are not determined or known at the date hereof.

     Copies of OMI's Annual Report on Form 10-K, excluding exhibits, are available to any stockholder, at no charge, by writing to: Corporate Relations Department, OMI Corp., 90 Park Avenue, New York, New York 10016-1302.

                              SHAREHOLDER PROPOSALS

     Any proposals of stockholders to be presented at OMI's next Annual Meeting must be received at OMI's principal executive offices, 90 Park Avenue, New York, New York 10016-1302, Attention: Secretary, not later than December 5, 1998, for inclusion in OMI's proxy statement and form of proxy relating to that Annual Meeting.

     OMI's Annual Report to Stockholders for the fiscal year ended December 31, 1997 has been mailed to Stockholders.

                                By Order of the Board of Directors


                                /s/ FREDRIC S. LONDON
                                FREDRIC S. LONDON, ESQ.
                                Secretary

New York, NY
May 15, 1998

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents each of which was filed by OMI with the Commission under the Exchange Act are incorporated herein by reference: (i) OMI's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) the amendment to OMI's Annual Report on Form 10-KA for the year ended December 31, 1997; (iii) OMI's quarterly reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iv) OMI's report on Form 8-K filed on May 11, 1998. OMI's Commission file number for each of the foregoing documents is 1-10164.

     All documents filed by OMI and New OMI subsequent to the date hereof and prior to the date of the Distribution, in each case pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO OMI AND NEW OMI THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:
OMI, 90 PARK AVENUE, NEW YORK, NY 10016; TELEPHONE: (212) 297-2160; ATTENTION:
SECRETARY.

     IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY MAY 29, 1998.

                         INDEX TO FINANCIAL STATEMENTS


UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES:

                                                                          Page
                                                                          ----

Independent Auditors' Report ..........................................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996 ..........   F-3
Consolidated Statements of Operations for the three years ended
  December 31, 1997 ...................................................   F-5
Consolidated Statements of Stockholder's Equity for the three
  years ended December 31, 1997 .......................................   F-6
Consolidated Statements of Cash Flows for the three years ended
  December 31, 1997 ...................................................   F-7
Notes to Consolidated Financial Statements ............................   F-8

FINANCIAL STATEMENTS OF SIGNIFICANT INVESTEES OF UNIVERSAL BULK
 CARRIERS, INC. AND SUBSIDIARIES:

AMAZON TRANSPORT, INC.

Reports of Independent Auditors:
  Deloitte & Touche LLP ...............................................   F-23
  Arthur Andersen & Co. ...............................................   F-24
Balance Sheets as of December 31, 1997 and 1996 .......................   F-25
Statements of Operations for the three years ended December 31, 1997 ..   F-26
Statements of Cash Flows for the three years ended December 31, 1997 ..   F-27
Notes to Financial Statements .........................................   F-28

WHITE SEA HOLDINGS LTD.

Independent Auditors' Report  .........................................   F-30
Balance Sheets as of December 31, 1997 and 1996 .......................   F-31
Statements of Income and Retained Earnings for the years ended
 December 31, 1997, 1996 and 1995 .....................................   F-32
Statements of Cash Flows for the years ended December 31, 1997, 1996
 and 1995 .............................................................   F-33
Notes to Financial Statements .........................................   F-34

MOSAIC ALLIANCE CORPORATION

Report of the Auditors ................................................   F-37
Consolidated Balance Sheet as of December 31, 1996 ....................   F-38
Consolidated Statements of Operations and Retained Earnings for the
 years ended December 31, 1996 and December 31, 1995 ..................   F-39
Consolidated Statements of Cash Flows for the years ended
 December 31, 1996 ....................................................   F-40
Notes to Consolidated Financial Statements ............................   F-41

MARINE TRANSPORT LINES, INC. AND SUBSIDIARIES:

Report of Independent Auditors ........................................   F-46
Consolidated Balance Sheets as of December 31, 1997 and 1996 ..........   F-47
Consolidated Statements of Operations and Accumulated Deficit for the
 years ended December 31, 1997, 1996 and 1995 .........................   F-48
Consolidated Statements of Cash Flows for the years ended
 December 31, 1997, 1996 and 1995 .....................................   F-49
Notes to Consolidated Financial Statements ............................   F-51

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Universal Bulk Carriers, Inc.

     We have audited the accompanying consolidated balance sheets of Universal Bulk Carriers, Inc. and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Mosaic Alliance Corporation, the Company's investment in which is accounted for by use of the equity method. The Company's equity of $38,750,000 in Mosaic Alliance Corporation's net assets at December 31, 1996 and of $1,799,000 and $3,712,000 in that company's net income for the two years in the period ended December 31, 1996 are included in the accompanying financial statements. The financial statements of Mosaic Alliance Corporation were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such company, is based solely on the report of such other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As disclosed in Note 13 to the consolidated financial statements, the companies changed their method of accounting for special survey and drydock expenses from the accrual to the prepaid method.

DELOITTE & TOUCHE LLP
New York, New York

March 9, 1998 (April 2, 1998 as to Note 2)

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                DECEMBER 31,
                                                            -------------------
                                                               1997       1996
                                                            --------   --------
CURRENT ASSETS:
Cash, including cash equivalents of:
  1997-$25,900, 1996-$6,500 (Notes 1, 7) ................   $ 30,608   $ 16,056
Advances to masters .....................................        499      1,135
Receivables:
   Traffic ..............................................      8,151      6,345
   Other ................................................      2,957      4,995
Prepaid drydock expense (Notes 1, 13) ...................      1,615       --
Other prepaid expenses and other current assets (Note 13)      5,690      3,171
Vessels held for sale (Note 10) .........................       --        9,940
                                                            --------   --------
  Total current assets ..................................     49,520     41,642
                                                            --------   --------

VESSELS, CONSTRUCTION IN PROGRESS AND OTHER PROPERTY
  (Note 1):
 Vessels (Notes 1, 5, 9, 10) ............................    425,209    436,594
 Construction in progress (Notes 1, 12) .................     56,032     10,754
 Other property .........................................        435       --
                                                            --------   --------
Total vessels, construction in progress and
  other property ........................................    481,676    447,348
 Less accumulated depreciation ..........................    138,648    125,221
                                                            --------   --------
Vessels, construction in progress and
   other property-net ...................................    343,028    322,127
                                                            --------   --------

RECEIVABLE FROM PARENT-NET (NOTE 4) .....................       --        1,062
INVESTMENTS IN, AND ADVANCES TO JOINT VENTURES (NOTE 5) .     27,810     59,407
PREPAID DRYDOCK EXPENSE (NOTES 1, 13) ...................      5,080       --
OTHER ASSETS AND DEFERRED CHARGES .......................     15,270     15,225
                                                            --------   --------
TOTAL ...................................................   $440,708   $439,463
                                                            ========   ========

                 See notes to consolidated financial statements.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS, EXCEPT SHARES)

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                              DECEMBER 31,
                                                        -----------------------
                                                           1997          1996
                                                        ---------     ---------
CURRENT LIABILITIES:
 Accounts payable ..................................    $   1,512     $   1,145
 Accrued liabilities:
  Voyage and vessel (Note 13) ......................        7,230        11,768
  Interest .........................................          287           877
  Other ............................................        3,307           312
 Deferred gain on sale of vessel (Note 9) ..........        3,151          --
 Current portion of long-term debt (Notes 6, 7) ....        5,575         9,892
                                                        ---------     ---------
  Total current liabilities ........................       21,062        23,994
                                                        ---------     ---------

DUE TO AFFILIATES ..................................         --           1,117
ADVANCE TIME CHARTER REVENUES AND OTHER
 LIABILITIES (Note 13) .............................        2,828         6,296
LONG-TERM DEBT (Notes 6, 7) ........................       48,424       115,279
DEFERRED GAIN ON SALE OF VESSEL (NOTE 9) ...........       10,665          --
DEFERRED INCOME TAXES (NOTE 8) .....................       45,480        42,375
PAYABLE TO PARENT-NET (NOTE 4) .....................       28,691          --
COMMITMENTS AND CONTINGENCIES (NOTE 12)
STOCKHOLDER'S EQUITY:
 Common stock, no par value; 500 shares
  authorized; 115 shares issued and outstanding ....          110           110
 Capital surplus (Notes 1, 4, 5) ...................      264,485       259,608
 Deficit (Notes 1, 2) ..............................      (25,452)      (42,374)
 Cumulative translation adjustment..................        4,912         4,912
 Net intercompany transactions (Notes 1, 4) ........       39,503        28,146
                                                        ---------     ---------
   Total stockholder's equity ......................      283,558       250,402
                                                        ---------     ---------
 TOTAL .............................................    $ 440,708     $ 439,463
                                                        =========     =========

                 See notes to consolidated financial statements.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------------------------
                                                                                  1997                  1996                 1995
                                                                               ---------             ---------             --------

REVENUES (Note 1) .................................................            $ 141,985             $ 111,292             $ 91,819
                                                                               ---------             ---------             --------
OPERATING EXPENSES:
 Vessel and voyage (Note 1) .......................................               86,592                71,600               64,518
 Depreciation and amortization (Note 1) ...........................               22,675                18,142               17,621
 General and administrative (Note 1) ..............................               12,540                 6,851                6,451
                                                                               ---------             ---------             --------
Total operating expenses ..........................................              121,807                96,593               88,590
                                                                               ---------             ---------             --------
OPERATING  INCOME .................................................               20,178                14,699                3,229
                                                                               ---------             ---------             --------
 OTHER INCOME (EXPENSE):
 Gain (loss) on disposal of assets-net (Note 10) ..................                  885                 4,078                 (829)
 Interest expense .................................................              (11,756)              (16,912)             (18,024)
 Interest income ..................................................                2,222                 1,886                  969
                                                                               ---------             ---------             --------
  Net other expense ...............................................               (8,649)              (10,948)             (17,884)
                                                                               ---------             ---------             --------
Income (loss)  before income taxes, equity in operations of
 joint ventures, extraordinary loss and cumulative effect
 of change in accounting principle ................................               11,529                 3,751              (14,655)
Provision (benefit) for income taxes (Note 8) .....................                5,407                   876               (4,698)
                                                                               ---------             ---------             --------
Income (loss) before equity in operations of joint ventures, extraordinary loss and cumulative effect of change in accounting
 principle ........................................................                6,122                 2,875               (9,957)
Equity in operations of joint ventures (Note 5) ...................                  737                 2,481                5,464
                                                                               ---------             ---------             --------
Income (loss) before extraordinary loss and cumulative effect of
 change in accounting principle ...................................                6,859                 5,356               (4,493)
Extraordinary loss, net of tax benefit (Note 4) ...................                 --                  (1,663)                --
Cumulative effect of change in accounting principle, net of
 income tax provision (Note 13) ...................................               10,063                  --                   --
                                                                               ---------             ---------             --------
NET INCOME (LOSS) (Notes 1 and 13) ................................            $  16,922             $   3,693             $ (4,493)
                                                                               =========             =========             ========

                 See notes to consolidated financial statements.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                                                                                                             TOTAL
                                                        COMMON STOCK                  RETAINED        NET      CUMULATIVE    STOCK-
                                                    --------------------    CAPITAL   EARNINGS   INTERCOMPANY  TRANSLATION  HOLDER'S
                                                     SHARES      AMOUNT     SURPLUS   (DEFICIT)  TRANSACTIONS  ADJUSTMENT   EQUITY
                                                    --------    --------    --------   --------  ------------  ----------  --------


Balance at January 1, 1995 ........................      115    $    110    $152,202   $ 33,017       $ 7,606      $4,912  $197,847

Net loss ..........................................                                      (4,493)                             (4,493)

Capital contribution of subsidiary Rio
  Grande Transport, Inc. from Parent (Note 1)  ....                           17,990                                         17,990

  Other ...........................................                              852                                            852

Net intercompany transactions .....................                                                     9,481                 9,481
                                                    --------    --------    --------   --------       -------      ------  --------
Balance at December 31, 1995 ......................      115         110     171,044     28,524        17,087       4,912   221,677

Net income ........................................                                       3,693                               3,693

Transfer of subsidiaries from Parent (Note 3)......                           95,953    (74,591)                             21,362

Capital contribution from Parent ..................                           10,683                                         10,683

Retirement of partner's equity interest in
  joint venture (Note 5) ..........................                          (18,072)                                       (18,072)

Net intercompany transactions .....................                                                    11,059                11,059
                                                    --------    --------    --------   --------       -------      ------  --------
Balance at December 31, 1996 ......................      115         110     259,608    (42,374)       28,146       4,912   250,402

Net income ........................................                                      16,922                              16,922

Capital contribution of intercompany
  account balance with subsidiary .................                            4,100                                          4,100

Retirement of partner's equity interest in
  joint venture (Note 5) ..........................                              777                                            777

Net intercompany transactions .....................                                                    11,357                11,357

                                                    --------    --------    --------   --------       -------      ------  --------
Balance at December 31, 1997 ......................      115    $    110    $264,485   $(25,452)      $39,503      $4,912  $283,558
                                                    ========    ========    ========   ========       =======      ======  ========

                 See notes to consolidated financial statements.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                                       --------------------------------------------
                                                                                          1997              1996              1995
                                                                                       --------          --------          --------

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
 Net  income (loss)...........................................................         $ 16,922          $  3,693          $ (4,493)
 Adjustments to reconcile net income (loss) to net
  cash (used) provided  by operating activities:
  Extraordinary loss, net of  tax ............................................              --              1,663               --
  Cumulative effect of change in accounting principle, net of tax.............          (10,063)              --                --
  Decrease in deferred income taxes...........................................           (2,314)           (1,011)           (3,948)
  Depreciation and amortization...............................................           22,675            18,142            17,621
  (Gain) loss on disposal of assets--net......................................             (885)           (4,078)              829
  Net intercompany transactions...............................................           11,357             9,396             9,481
  Provision for writedown of investments......................................               --                --               579
  Amortization of deferred gain on sale of vessel.............................           (1,940)               --               --
  Equity in operations of joint ventures over
    dividends received........................................................               (2)           (2,114)           (4,925)
Changes in assets and liabilities:
  (Increase) decrease in receivables and other current assets.................           (1,442)           (2,295)            7,785
  Increase (decrease) in accounts payable and
    accrued liabilities.......................................................            2,508            (5,438)           (3,767)
  Payable to parent-net.......................................................          (16,687)            8,549           (10,467)
  Advances (from) to joint ventures--net......................................             (254)           (6,170)            3,650
  Decrease (increase) in other assets and deferred charges....................            1,002            (2,265)              264
  Increase (decrease) in advance time charter revenues
    and other liabilities.....................................................           (1,220)            1,166              (700)
  Other assets and liabilities--net...........................................               --               (93)              225
                                                                                       --------          --------          --------
   Net cash provided by operating activities..................................           19,657            19,145            12,134
                                                                                       --------          --------          --------
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES:
 Proceeds from disposition of vessels and other property......................           38,977            15,045             8,763
 Proceeds from sale of securities.............................................              --              1,080               --
 Additions to vessels and other property......................................          (55,285)          (12,602)           (1,652)
 Dividends received from joint venture........................................               --               --                --
 Cash acquired in retirement of partner's equity interest
    in a joint venture........................................................           32,301             4,813               --
 Investment in joint venture..................................................             (343)               --               --
                                                                                       --------          --------          --------
   Net cash provided by investing activities..................................           15,650             8,336             7,111
                                                                                       --------          --------          --------
CASH FLOWS (USED) PROVIDED BY FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt.....................................              --              3,000            44,856
 Payments on long-term debt...................................................          (24,732)          (22,571)           (7,104)
 Payment to parent relating to notes..........................................              --            (11,000)              --
 Capital contribution from OMI ...............................................            4,100            10,683              --
 Dividends paid (Note 4)......................................................              --            (17,500)          (43,500)
 Payments for debt issue costs................................................             (123)              --                --
                                                                                       --------          --------          --------
    Net cash used by financing activities.....................................          (20,755)          (37,388)           (5,748)
                                                                                       --------          --------          --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................           14,552            (9,907)           13,497

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR................................           16,056            25,963            12,466
                                                                                       --------          --------          --------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................................         $ 30,608          $ 16,056          $ 25,963
                                                                                       ========          ========          ========

                 See notes to consolidated financial statements.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS--Universal Bulk Carriers, Inc. ("UBC" or the "Company"), a wholly-owned subsidiary of OMI Corp. ("OMI" or "Parent"), is a bulk shipping company which provides seaborne transportation services, primarily of crude oil and petroleum products, in the international shipping market.

     BASIS OF PRESENTATION--The accompanying consolidated financial statements reflect the results of operations, financial position, changes in stockholder's equity and cash flows of UBC and subsidiaries.

     The financial statements have been prepared using the historical basis in the assets and liabilities and the historical results of operations directly attributable to UBC and all intercompany accounts and transactions between UBC and its subsidiaries have been eliminated. The consolidated financial statements include an allocation of certain assets, liabilities and general corporate expenses from OMI. In the opinion of management, general corporate administrative expenses have been allocated to UBC on a reasonable and consistent basis using management's estimate of services provided by OMI. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had UBC been operating as a separate, stand-alone entity during the periods presented.

     The financial information included herein does not necessarily reflect the consolidated results of operations, financial position, changes in stockholder's equity and cash flows of UBC in the future or on a historical basis had UBC been a separate stand-alone entity for the years presented.

     PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include all subsidiaries which are more than 50 percent owned by UBC. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Investments in joint ventures, in which the Company's interest is 50 percent or less and where it is deemed that the Company's ownership gives it significant influence over operating and financial policies, are accounted for by the equity method.

     ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OPERATING REVENUES AND EXPENSES--Voyage revenues and expenses are recognized on the percentage of completion method of accounting based on voyage costs incurred to date as compared to estimated total voyage costs. Estimated losses on voyages are provided for in full at the time such losses become evident.

     Effective January 1, 1997, special survey and drydock expenses are accounted for using the prepaid method. Under the prepaid method, expenses are capitalized and amortized over the survey cycle, which is generally a two to three year period. Prior to 1997, special survey and drydock expenses were accrued and charged to operating expenses over the survey cycle, which is generally a two to three year period. The accruals of such expenses were based on management's best estimates of future costs and the expected length of the survey cycle. However, the ultimate liability may have been more or less than such estimates (see Note 13).

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)


     VESSELS AND OTHER PROPERTY--Vessels and other property are recorded at cost. Depreciation for financial reporting purposes is provided principally on the straight-line method based on the estimated useful lives of the assets up to the assets' estimated salvage value. The useful lives of the vessels range from 20 to 25 years. Salvage value is based upon a vessel's lightweight tonnage multiplied by a scrap rate.

     Interest costs incurred during the construction of vessels (until the vessel is substantially complete and ready for its intended use) are capitalized. Interest capitalized was $2,207,000 in 1997 and $71,000 in 1996 (see Note 12). No interest was capitalized in 1995.

     Expenditures for maintenance, repairs and minor renewals are expensed. Major replacements and renewals are capitalized. In the event that facts and circumstances indicate that the carrying amount of a vessel may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the vessel are compared to the vessel's carrying value to determine if a writedown to fair value or discounted cash flow is required.

     GOODWILL--Goodwill, included in Other Assets and Deferred Charges, recognized in business combinations accounted for as purchases, of $16,966,000 before accumulated amortization of $5,203,000 and $4,519,000 at December 31, 1997 and 1996, respectively, is being amortized over 25 years. The carrying value of goodwill is reviewed periodically based on the estimated future undiscounted cash flows of the entity acquired over the remaining amortization period in order to ensure that the carrying value of goodwill has not been impaired.

     FEDERAL INCOME TAXES--OMI Corp. files a consolidated federal income tax return which includes all eligible United States subsidiary companies, including the Company and its subsidiaries. The provision (benefit) for income taxes reflects an allocation of current and deferred federal income taxes on the Company's consolidated income at OMI's effective tax rate.

     Deferred federal income taxes are allocated for temporary differences in the basis of assets and liabilities for tax and financial accounting purposes. Temporary differences of the company which gave rise to the deferred taxes are primarily related to vessels reserved for drydocking, and bad debt reserves.

     UBC has not made any payments to OMI Corp. for income taxes.

     CASH FLOWS--Cash equivalents represent liquid investments which mature within 90 days. The carrying amount approximates fair value.

     On December 4, 1995, OMI contributed shares of a subsidiary, with a book value of $17,990,000 to UBC.

     NEWLY ISSUED ACCOUNTING STANDARDS--In 1997, Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", was issued. SFAS 130 will be adopted in fiscal 1998.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)


NOTE 2--PROPOSED DISTRIBUTION

     OMI intends to merge UBC into a Marshall Islands Corporation ("New OMI") and then to distribute ("spin off") all the outstanding shares of New OMI (representing the foreign business of OMI) to its shareholders. New OMI will retain the OMI name and be managed by OMI's current management. The distribution is subject to certain conditions, any of which may be waived by OMI, including receipt of a favorable ruling from the Internal Revenue Service ("IRS") that the distribution will be tax free for OMI shareholders and OMI shareholder approval. A favorable ruling was received from the IRS in April 1998, and the transaction is expected to be completed in June 1998.

NOTE 3--TRANSFER OF SUBSIDIARIES

     On December 31, 1997, OMI Corp. transferred 100 percent of the outstanding shares of two subsidiaries with a net book value of $36,586,000 to UBC. These subsidiaries own two foreign flag vessels which were acquired in 1996, the SHANNON and the ELBE, with an aggregate book value of $39,279,000. Prior to the acquisitions of these vessels, these subsidiaries owned, operated and later disposed of U.S. flag vessels. The aggregate accumulated deficit applicable to activities other than the operation of the SHANNON and ELBE was $74,591,000 and was recorded as a charge to retained earnings in 1996.

     UBC has accounted for the transfers of these subsidiaries as a combination of interests under common control and has included in income the results of operations of these subsidiaries since the dates they acquired the SHANNON and the ELBE. Aggregate net income of these two subsidiaries amounted to $1,905,000 and $584,000 in 1997 and 1996, respectively. Results of operations of these subsidiaries for periods prior to their acquisition of the SHANNON and ELBE have not been included in UBC's consolidated statements of operations because their activities related to operations of U.S. flag vessels and citizenship restrictions prohibited ownership of the vessels or greater than 25 percent of the stock of their owners by entities not citizens of the U.S. as detailed in applicable laws.

NOTE 4--RELATED PARTY TRANSACTIONS

     Receivable from parent-net and payable to parent-net represent interest bearing and non-interest bearing notes and non-interest bearing advances. Net intercompany transactions represent allocations for income taxes, interest expense on unsecured corporate debt and allocation of general corporate expenses.

     Since November 1993, OMI's practice has generally been to incur indebtedness for its consolidated group at the parent company level or at a limited number of subsidiaries, rather than at the operating company level, and to centrally manage various cash functions. Consequently, mortgage debt of OMI and its related interest expense have been allocated to UBC and its subsidiaries based upon the value of the vessel collateralizing the debt as explained below. Interest relating to unsecured debt has been allocated to UBC and its subsidiaries based on the value of encumbered vessels available to collateralize such debt had it been secured debt. OMI's interest rate on unsecured debt was
10.25 percent from November 1993 through July 1996, at which time OMI completed a cash tender offer for the debt and recognized an extraordinary loss for the early extinguishment of debt. The portion of the loss, net of taxes that has been allocated to UBC is $1,663,000. Total pre-tax interest expense allocated to UBC in 1996 and 1995 was $5,344,000 and $8,469,000, respectively. There were no interest allocations in 1997 on

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)


NOTE 4--RELATED PARTY TRANSACTIONS (Continued)

unsecured debt. UBC has also been allocated tax benefits totaling approximately 35 percent of the allocated pre-tax interest expense. Although interest expense, and the related tax effects, have been allocated to UBC for financial reporting on a historical basis, UBC has not been billed for these amounts. The changes in allocated corporate debt and the after-tax allocated interest expense and the after tax allocated general and administrative expenses have been included as Net intercompany transactions in stockholder's equity. Although, management believes that the historical allocation of corporate debt and interest expense is reasonable, it is not necessarily indicative of the Company's debt or results of operations had the Company been on a stand alone basis for the years presented.

     During the first quarter of 1997, OMI negotiated a new bank credit facility (the "Credit Facility") with certain of its existing lenders. The obligations under the Credit Facility will be assumed by UBC at the time of the Distribution as described in Note 15. The Credit Facility provides for a line of credit in the amount of $133,000,000 (not to exceed 70 percent of the fair market value of the vessels securing the loan). On April 1, 1997, OMI drew down $101,090,000 which was used to repay $44,650,000 outstanding under a previous credit agreement, $45,000,000 outstanding under lines of credit ($35,000,000 of UBC debt) and a UBC ship mortgage of $11,440,000. The Credit Facility is secured by eleven vessels with a book value aggregating $181,098,000 at December 31, 1997. The notes under the Credit Facility bear interest at LIBOR plus a margin ranging from 60-95 basis points which is computed based on OMI's funded debt to equity ratio and interest coverage ratio. The agreement, which expires in March 2002, provides for nine semi-annual reductions in the amount which can be outstanding; the first five are $5,500,000, the next four are $8,875,000 and the balance is due at maturity. As long as the available balance of the credit facility exceeds the outstanding loan balance and the collateral tests are met, current amortization is not required. In the event any vessels collateralizing the agreement are sold, the Credit Facility shall be reduced by up to 100 percent of the sales proceeds; however, the Company is permitted to substitute another vessel as collateral. The Credit Facility contains financial covenants with respect to cash, interest rate coverage, net worth and funded debt to equity.

     General and administrative expenses include an allocation of corporate administrative services provided by OMI. The Company is charged a fixed amount per month per vessel for vessel management and accounting activities and is charged 1.25 percent of revenues earned by each vessel for commercial management. General corporate activities, such as salaries (other than those included in the aforementioned fees), legal, accounting, communications and other administrative expenses were allocated based on the services provided to the Company. Rent expense was allocated based on the number of employees included in the corporate allocation. Management believes the methods for allocating general and administrative expenses are reasonable.

     In 1991, UBC declared an $80,000,000 dividend payable to OMI and issued a demand note bearing interest at a rate of seven percent per annum. Payments under this note of $17,500,000 in 1996 and $43,500,000 in 1995 are shown as dividends paid in the consolidated statements of cash flows. The balance of the note at December 31, 1997 was $1,354,000.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 5--INVESTMENTS IN JOINT VENTURES

     The operating results of the joint ventures have been included in the accompanying consolidated financial statements on the basis of ownership as follows:

                                                                     PERCENT OF
                                                                     OWNERSHIP
                                                                     ----------

Amazon Transport, Inc. ("Amazon") ...............................      49.0
Gainwell Investments Ltd. .......................................      25.0
Geraldton Navigation Company Inc. ("Geraldton") .................      49.9
Grandteam Ship Management Ltd. ..................................      50.0(1)
Kanejoy Corporation ("Kanejoy") .................................      49.9
Mosaic Alliance Corporation ("Mosaic") ..........................      49.9(2)
OMI-Heidmar Shipping Ltd. .......................................      50.0
Vanomi Management, Inc. .........................................      50.0(1)
White Sea Holdings Ltd. ("White Sea") ...........................      49.0
Wilomi, Inc. ("Wilomi") .........................................      49.0(3)


(1) The Company transferred its joint venture interest to its partner on January 9, 1997.

(2)  Partner's interest acquired on December 10, 1997.

(3)  Partner's interest retired on December 30, 1996.


     On December 30, 1996, the interest in Wilomi owned by an affiliate of Anders Wilhelmsen & Co. of Oslo, Norway ("Wilhelmsen") was reacquired by the venture for net assets with a book value of $46,449,000, consisting of one vessel under construction, cash and other assets, net of long-term debt of $27,340,000 and certain other liabilities, and Wilomi became a 100 percent owned subsidiary of UBC. The excess of the carrying value of net assets transferred to Wilhelmsen over the book value of its equity interest in the venture in the amount of $17,295,000 was charged to capital surplus.

     In September 1997, Mosaic sold a vessel to one of its joint venture partners (the majority shareholder) at a loss, of which UBC's proportionate share was $5,244,000. On December 10, 1997, Mosaic acquired that shareholder's interest in the venture for cash of $32,332,000 and 50.1 percent of the stock in its subsidiary (Kanejoy) with a proportionate book value of $3,501,535, and Mosaic became a 100 percent owned subsidiary of UBC.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)


NOTE 5--INVESTMENTS IN JOINT VENTURES (Continued)

     Summarized combined financial information pertaining to all affiliated companies accounted for by the equity method is as follows:

                                                For the Years Ended December 31,
                                                --------------------------------
                                                   1997        1996        1995
                                                 --------    --------    -------
Results of operations:

 Revenues ....................................   $ 41,804    $ 61,386    $66,598
 Operating income ............................     10,762      11,045     18,611
 (Loss) gain on disposal of assets-net .......     (8,765)       (254)     1,791
 Cumulative effect of change in accounting
   principle .................................      1,196        --         --
 Net income ..................................      2,502       3,839     10,792



                                                              December 31,
                                                        ------------------------
                                                          1997            1996
                                                        --------        --------
Net Assets:
 Current assets ................................        $ 21,757        $ 35,916
 Vessels and other property-net ................          75,382         129,235
 Other assets ..................................           3,091           3,329
                                                        --------        --------
Total assets ...................................         100,230         168,480
                                                        --------        --------
Less:
 Current liabilities ...........................        $  9,184          11,765
 Long-term debt ................................          37,159          39,213
 Other liabilities .............................             191             227
                                                        --------        --------
Total liabilities ..............................          46,534          51,205
                                                        --------        --------
Shareholders' and partners' equity .............        $ 53,696        $117,275
                                                        ========        ========

     During 1997, 1996 and 1995 UBC received dividends from White Sea of $735,000, $368,000 and $539,000, respectively.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 6--LONG-TERM DEBT AND CREDIT ARRANGEMENTS

     Long-term debt payable to banks consists of the following:

                                                                 DECEMBER 31,
                                                             -------------------
                                                               1997       1996
                                                             -------    --------

 Mortgage notes at variable rates above the London
   Interbank Offering Rate ("LIBOR") in varying
   installments to 2005(1) ..............................    $53,999    $ 90,171
 Loans under bank credit agreements at a margin plus
   variable rates of LIBOR(2) (Note 4) ..................       --        35,000
                                                             -------    --------
Total ...................................................     53,999     125,171
Less current portion of long-term debt ..................      5,575       9,892
                                                             -------    --------
Long-term debt ..........................................    $48,424    $115,279
                                                             =======    ========

(1) Rates at December 31, 1997 were 6.6437 percent to 7.2123 percent (including margins).

(2) Rates at December 31, 1996 were 6.5875 percent to 6.9375 percent (including margins).

     Aggregate maturities during the next five years from December 31, 1997 were $5,575,000, $5,898,000, $6,250,000, $6,646,000 and $9,029,000.

     During the years ended December 31, 1997, 1996 and 1995 interest paid totaled approximately $6,605,000, $7,100,000, and $4,920,000, respectively.

     Certain of the loan agreements of the Company contain restrictive covenants requiring minimum levels of cash or cash equivalents, working capital and net worth, maintenance of specified financial ratios and collateral values, and restrict the ability of the Company to pay dividends. These loan agreements also contain various provisions restricting the right of UBC and/or its subsidiaries to make certain investments, to place additional liens on the property of certain of UBC's subsidiaries, to incur additional long-term debt, to make certain payments, to merge or to undergo a similar corporate reorganization, and to enter into transactions with affiliated companies.

     During October 1997, the Company signed agreements with lenders for two new revolving credit facilities in the amounts of $50,000,000 and $75,000,000. These revolving credit facilities are to be used to finance, on an interim basis, the acquisition of vessels and will be secured by such vessels. Amounts drawn on the revolving credit facilities are to be repaid no later than six months after drawdown. The revolving credit facilities will bear interest at LIBOR plus a margin ranging from 55 to 80 basis points which is computed based on the Company's funded debt to total capitalization ratio and interest coverage ratio. The new revolving credit facilities contain the same financial covenants as the facilities described above.

     At December 31, 1997, vessels with a net book value of $249,134,000 (including the $181,098,000 mentioned in Note 4) have been pledged as collateral on long-term debt issues.

     UBC has entered into interest rate swap agreements to manage interest costs and the risk associated with changing interest rates. The Company had outstanding three interest rate swap agreements with commercial banks at December 31,1997 and four at December 31, 1996. These agreements effectively change the Company's interest rate exposure on floating rate loans to fixed rates

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 6--LONG-TERM DEBT AND CREDIT ARRANGEMENTS (Continued)

ranging from 6.91 percent to 8.475 percent. The differential to be paid or received is recognized as an adjustment to interest expense over the lives of the agreements. The swap agreements have various maturity dates from February 1998 to June 1999. The changes in the notional principal amounts are as follows:


                                                             DECEMBER 31,
                                                        ---------------------
                                                          1997          1996
                                                        --------      -------

Notional principal amount, beginning of period ....     $ 52,700      $32,700
Reductions of notional amounts ....................      (20,000)        --
Maturity/termination of swaps .....................         --           --
New swap agreements ...............................         --         20,000(1)
                                                        --------      -------
Notional principal amount, end of period ..........     $ 32,700      $52,700
                                                        ========      =======

(1)  Swap acquired as part of the Wilomi transaction (see Note 5).


     Interest expense pertaining to interest rate swaps for the three years ended December 31, 1997, 1996 and 1995 was $765,000, $799,000, and $786,000
respectively.

     The Company is exposed to credit loss in the event of non-performance by other parties to the interest rate swap agreements. However, UBC does not anticipate non-performance by the counter-parties. The Company has granted the counter-party to two swap agreements a second priority mortgage on one of its vessels as security.

NOTE 7--FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments are as follows:

                                                      DECEMBER 31,
                                         ---------------------------------------
                                                1997                 1996
                                         ---------------------------------------
                                         CARRYING    FAIR    CARRYING     FAIR
                                          VALUE     VALUE      VALUE      VALUE
                                         -------   -------   --------   --------

Cash and cash equivalents ............   $30,608   $30,608   $ 16,056   $ 16,056
Total debt ...........................    53,999    53,999    125,171    125,171
Unrecognized financial instruments:
 Interest rate swaps in a net
  payable position ...................               1,058                 1,576


     The fair value of long-term debt is estimated based on current rates offered to the Company for similar debt of the same remaining maturities. The fair value of interest rate swaps (used for purposes other than trading) is the estimated amount the Company would receive or pay to terminate swap agreements at the reporting date, taking into account current interest rates and the current credit-worthiness of the swap counter-parties.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 8--INCOME TAXES

     A summary of the components of the provision (benefit) for income taxes excluding the cumulative effect of change in accounting principle and the extraordinary loss is as follows:

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                -------------------------------
                                                  1997        1996        1995
                                                -------     -------     -------

Current provision (benefit) ................    $ 7,721     $ 1,887     $  (750)
Deferred tax benefit .......................     (2,314)     (1,011)     (3,948)
                                                -------     -------     -------
Provision (benefit) for income taxes .......    $ 5,407     $   876     $(4,698)
                                                =======     =======     =======


     The provision (benefit) for income taxes on income (loss) varies from the statutory rates due to the following:

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                -------------------------------
                                                  1997        1996        1995
                                                -------     -------     -------

Provision (benefit) at statutory rate ........   $4,293     $ 2,180     $(3,217)
Equity in earnings of joint ventures (other
 than Amazon/White Sea) net of dividends
 declared ....................................    1,114      (1,148)     (1,876)
Other ........................................     --          (156)        395
                                                -------     -------     -------
Provision (benefit) for income taxes .........   $5,407     $   876     $(4,698)
                                                =======     =======     =======

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 8--INCOME TAXES (Continued)

     The components of deferred income taxes relate to the tax effects allocated for temporary differences as follows:

                                                               DECEMBER 31,
                                                          ---------------------
                                                            1997         1996
                                                          --------     --------

Deferred tax liabilities:
 Difference between book and tax basis in assets .....    $ 36,418     $ 38,683
 Previously excluded foreign income ..................       8,105        8,105
 Prepaid drydock costs ...............................       2,344         --
                                                          --------     --------
Total deferred tax liabilities .......................      46,867       46,788
                                                          --------     --------
Deferred tax assets:
 Unrealized losses on investments ....................      (1,019)      (1,019)
 Reserve for drydocking ..............................        --         (1,946)
 Deferred foreign deficits ...........................        (117)        (574)
 Difference between book and tax basis
  of investments in Amazon/White Sea .................         488         (626)
 Other ...............................................        (739)        (248)
                                                          --------     --------
   Total deferred tax assets .........................      (1,387)      (4,413)
                                                          --------     --------
Deferred income taxes ................................    $ 45,480     $ 42,375
                                                          ========     ========

     The Company has not provided deferred income taxes on its equity in the undistributed earnings of foreign corporate joint ventures accounted for under the equity method other than those of Amazon and White Sea because these earnings are considered by management to be invested in the business for an indefinite period. If the earnings were not considered indefinitely invested, approximately $6,502,000 of additional deferred tax liabilities would have been required at December 31, 1997.

     In connection with the restructuring described in Note 2, OMI estimates that the distribution of the net assets and operations of the foreign business to shareholders of OMI will result in Federal income taxes becoming currently payable by OMI of approximately $4,000,000 representing Federal income taxes on previously excluded foreign ("Subpart F") income and on the distribution of shares to non U.S. shareholders. As management believes that New OMI will not be subject to any additional income taxes, including taxes applicable to future operations of this foreign business as a Marshall Islands Corporation, deferred income taxes applicable to such operations of approximately $37,000,000 will be credited to income.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 9--OPERATING LEASES

     Total rental expense amounted to $8,877,000 and $4,592,000 and for the years ended December 31, 1997 and 1996, respectively. There was no rental expense for the year ended December 31,1995. Leases are primarily for vessels.

     The future minimum rental payments required by year, under operating leases subsequent to December 31, 1997, are as follows:

      1998 ............................................           $26,207
      1999 ............................................            16,913
      2000 ............................................            17,667
      2001 ............................................            14,582
      2002 ............................................             3,640
                                                                  -------
          Total .......................................           $79,009(1)
                                                                  =======

(1) Minimum future rental payments for later years are not included above due to the Company's option to continue the leases at such dates.


     In May 1997, the Company sold the ALTA (a crude oil carrier) for approximately $39,900,000 and leased back the vessel for five years. The gain on the sale of approximately $15,700,000 has been deferred and is being credited to income as an adjustment to lease expense over the term of the lease. The lessor has the option to cancel the lease after two years with the payment of a $1,000,000 termination fee.

     Time charters to third parties of the Company's owned vessels are accounted for as operating leases. Minimum future revenues to be received subsequent to December 31, 1997 on these time charters are $18,472,000 in 1998. Minimum future revenues for later years are not included due to the charterers' options to continue the leases at such dates.

NOTE 10--DISPOSAL OF ASSETS

     In December 1996, UBC sold its Liquid Petroleum Gas Carrier, which was delivered on March 12, 1997, for a gain of approximately $1,000,000. The net book value of the vessel was included in vessels held for sale at December 31, 1996.

     On February 3, 1998 the Company entered into an agreement for the sale of the TANANA for $45,000,000. The vessel will be delivered to the new owners in August 1998.

     Gain (loss) on disposal of assets-net consists of the following:

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                  1997       1996         1995
                                                 -----     -------      -------

Gain (loss) on sale of vessel/equipment .....    $ 885     $ 3,620      $(1,430)
Disposal of joint venture interests .........      --         --            670
Gain (loss) on sale of securities ...........      --          489          (52)
Other .......................................      --          (31)         (17)
                                                 -----     -------      -------
Total .......................................    $ 885     $ 4,078      $  (829)
                                                 =====     =======      =======

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 11--FINANCIAL INFORMATION RELATING TO SEGMENTS

     The Company organizes its business principally into two segments. These segments and their respective operations are as follows:

     Product Carrier Fleet - includes vessels that normally carry refined petroleum products such as gasoline, naphtha and kerosene.

     Crude Oil Tanker Fleet - includes vessels that normally carry crude oil and "dirty" products.

     The following is a summary of the operations by major operating segments for the years ended December 31, 1997, 1996, and 1995:

                                              FOR THE YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                               1997         1996         1995
                                            ---------    ---------    ---------
REVENUES:
  Product Carrier Fleet .................   $  67,919       54,950    $  47,149
  Crude Oil Tanker Fleet ................      72,678       49,985       37,662
  Other .................................       1,388        6,357        7,008
                                            ---------    ---------    ---------
     Total ..............................   $ 141,985    $ 111,292    $  91,819
                                            =========    =========    =========
OPERATING INCOME (LOSS):
  Product Carrier Fleet .................   $  16,447    $  10,358    $  12,026
  Crude Oil Tanker Fleet ................      12,409        4,842       (6,169)
                                            ---------    ---------    ---------
                                               28,856       15,200        5,857
  General and administrative expense not
    allocated to vessels ................      (7,931)      (2,671)      (2,744)
  Other .................................        (747)       2,170          116
                                            ---------    ---------    ---------
     Total ..............................   $  20,178    $  14,699    $   3,229
                                            =========    =========    =========
IDENTIFIABLE ASSETS:
  Product Carrier Fleet .................   $ 201,126    $ 211,285    $ 176,115
  Crude Oil Tanker Fleet ................     164,344      129,460       65,504
                                            ---------    ---------    ---------
                                              365,470      340,745      241,619
  Investments in, and advances to joint
    ventures ............................      27,810       59,407       84,794
  Cash ..................................      31,140       12,226       25,360
  Goodwill ..............................      11,763       12,447       13,131
  Other .................................       4,525       14,638       12,145
                                            ---------    ---------    ---------
     Total ..............................   $ 440,708    $ 439,463    $ 377,049
                                            =========    =========    =========
CAPITAL EXPENDITURES:
  Product Carrier Fleet .................   $   9,241    $  26,274    $  19,208
  Crude Oil Tanker Fleet (1) ............      45,620       11,634          433
  Other .................................         424           70         --
                                            ---------    ---------    ---------
     Total ..............................   $  55,285    $  37,978    $  19,641
                                            =========    =========    =========
DEPRECIATION AND AMORTIZATION:
  Product Carrier Fleet .................   $  13,597    $  10,509    $   9,923
  Crude Oil Tanker Fleet ................       8,179        6,155        6,119
  Other .................................         899        1,478        1,579
                                            ---------    ---------    ---------
     Total ..............................   $  22,675    $  18,142    $  17,621
                                            =========    =========    =========
INTEREST EXPENSE:
  Product Carrier Fleet .................   $   7,742    $   8,177    $   3,523
  Crude Oil Tanker Fleet ................       2,008        1,422        1,422
                                            ---------    ---------    ---------
                                                9,750        9,599        4,945
  Intercompany borrowings ...............       1,241          915        3,822
  Allocation from OMI ...................        --          5,344        8,471
  Other .................................         765        1,054          786
                                            ---------    ---------    ---------
     Total ..............................   $  11,756    $  16,912    $  18,024
                                            =========    =========    =========

(1) Includes progress payments and capitalized interest aggregating $45,289,000 in 1997 and $10,755,000 in 1996 for new buildings. No progress payments were made or interest capitalized in 1995.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 11--FINANCIAL INFORMATION RELATING TO SEGMENTS (Continued)

     Interest expense principally consists of interest on mortgage notes and loans under bank credit agreements, and interest allocated by OMI as described in Note 4. Only interest expense on mortgage notes and interest expense under OMI credit agreements allocated by OMI which was applicable to UBC vessels pledged as collateral to these credit agreements has been allocated to the Company's two segments.

     General and administrative expense includes costs allocated by OMI deemed applicable to individual vessels and also costs applicable to general corporate activities as described in Note 4. Only the allocated costs deemed applicable to individual vessels has been allocated to the Company's two segments.

NOTE 12--COMMITMENTS AND CONTINGENCIES

     UBC and certain subsidiaries are defendants in various actions arising from shipping operations. Except as provided below, such actions are covered by insurance or, in the opinion of management, are of such nature that the ultimate liability, if any, would not have a material adverse effect on the consolidated financial statements.

     The Company is currently a defendant in an arbitration arising from alleged defects in a vessel sold to a third party. The claims exceeds $7,000,000 and encompasses damages for repairs to the vessel, lost revenues, interest and costs. The Company believes the claim to be without merit. However, an adverse decision could have a material adverse effect on the Company.

     The Company is constructing five doubled-hulled Suezmax tankers, with an option for two more; four for a cost of approximately $54,000,000 per vessel and one for approximately $50,000,000. Three of these vessels will be delivered mid-1998, one in the first quarter of 1999 and one in the second quarter of 2000. On February 26, 1998, the Company contracted with the same shipyard for the construction of two 35,000 deadweight ton product carriers at a cost of approximately $30,000,000 per vessel. The product carriers, which are time chartered out for two years, are to be delivered in the second half of 1999.

NOTE 13--ACCOUNTING CHANGE FOR SPECIAL SURVEY AND DRYDOCK EXPENSES

     Effective January 1, 1997, the Company changed its method of accounting for special survey and drydock expenses from the accrual method to the prepaid method. Special survey and drydock expenses had been accrued and charged to operating expenses over the vessel's survey cycle, which is generally a two to three year period. Under the prepaid method, survey and drydock expenses are capitalized and amortized over the two to three year period until the next cycle. Management believes the prepaid method better matches costs with revenues and minimizes any significant change in estimates associated with the accrual method. The cumulative effect of this accounting change is shown separately in the consolidated statement of operations and resulted in income of $10,063,000 (net of income taxes of $5,419,000).

     The cumulative effect of this change in accounting principle as of January 1, 1997 on the Company's balance sheet was to increase total assets by $8,272,000, decrease total liabilities by $1,791,000 and increase total stockholder's equity by $10,063,000.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 13--ACCOUNTING CHANGE FOR SPECIAL SURVEY AND DRYDOCK EXPENSES (Continued)

     The financial statements for the years ended December 31, 1996 and 1995 are presented using the accrual method of accounting. Pro forma amounts for these periods assuming the prepaid method had been retroactively applied are summarized as follows:

                                                For the Years Ended December 31,
                                                --------------------------------
                                                     1996          1995
                                                   --------      --------

Income (loss) before extraordinary loss ........   $  5,718      $ (5,220)
                                                   ========      ========

Net income (loss) ..............................   $  4,055      $ (5,220)
                                                   ========      ========

NOTE 14--EMPLOYEE BENEFITS

     Immediately prior to the acquisition of MTL and the spin off of UBC, OMI Corp. will transfer to UBC the employment of all employees who will be offered employment with UBC. OMI Corp. currently has a 401(K) Plan (the "Plan") which is available to full-time employees who meet the Plan's eligibility requirements. The Plan will be amended prior to the spin off to terminate the sponsorship by OMI and substitute UBC as Plan sponsor effective as of the spin off.

NOTE 15--AGREEMENTS

     As part of the distribution explained in Note 2, UBC will be party to certain agreements, including the following:

     DISTRIBUTION AGREEMENT--The Distribution Agreement provides for, with certain exceptions, assumptions of liabilities and cross-indemnities designed principally to place (a) financial responsibility for the liabilities of OMI (which will become the New MTL) and its subsidiaries other than UBC (New OMI) with New MTL; and (b) financial responsibilities of UBC and its subsidiaries with UBC. UBC will, however, assume the obligations of OMI with respect to OMI's
10.25 percent Senior Notes due November 1, 2003 in exchange for a note from New MTL in the amount of $6,443,000, which is equivalent to the principal amount of
10.25 percent Senior Notes currently outstanding. The Distribution Agreement also will provide that each of New MTL and New OMI will indemnify the other in the event of certain liabilities arising under the Federal securities laws. Each of New MTL and New OMI will have sole responsibility for claims arising out of its respective activities after the Distribution.

     The Distribution Agreement will also provide that, except as otherwise set forth therein or in any other agreement, all costs or expenses incurred on or prior to the Distribution Date in connection with the Distribution will be charged to and paid by the party incurring such costs or expenses. Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

     As part of the Distribution Agreement, New OMI has, subject to certain exceptions, provided indemnity to OMI for all taxes attributable to the Distribution and to certain corporate restructuring transactions preceding the Distribution.

     TAX COOPERATION AGREEMENT--Prior to the Distribution, OMI and UBC (New
OMI) will enter into a Tax Cooperation Agreement which sets forth each party's rights and obligations with respect to Federal, state, local and foreign taxes for periods prior and after the Distribution and related matters such as the filing of tax returns and the conducts of audits and to other proceedings. In general, the Tax Cooperation Agreement will provide that New OMI will be liable for taxes and be entitled to refunds for each period covered by any such return which are attributable to New OMI and its subsidiaries and that New MTL will be liable for and be entitled to refunds for each period covered by such return which are not attributable to New OMI or New OMI's subsidiaries. Though valid as between the parties thereto, the Tax Cooperation Agreement is not binding on the IRS and does not alter either party's tax liability to the IRS.

                 UNIVERSAL BULK CARRIERS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                     (ALL TABULAR AMOUNTS ARE IN THOUSANDS)

     DIVIDENDS--Any determination to pay dividends in the future by UBC (New
OMI) will be at the discretion of the board of directors and will be dependent upon its results of operations, financial condition, capital restrictions, covenants and other factors deemed relevant by the board of directors.

     Currently, the payment of dividends by OMI is restricted by the credit agreements which will be assumed by UBC after the spin off.

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Amazon Transport, Inc.:

We have audited the accompanying statement of operations and statement of cash flows of Amazon Transport, Inc. for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP


New York, New York
February 28, 1996

REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

To the Stockholders of Amazon Transport, Inc.:


We have audited the accompanying balance sheets of Amazon Transport, Inc. as of December 31, 1997 and 1996 and the related statements of operations and statements of cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazon Transport Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the two years ended December 31, 1997 in conformity with generally accepted accounting principles.


         Arthur Andersen & Co.
         --------------------------------------------------------
         Morten Drake State Authorized Public Accountant (Norway)


Oslo, Norway February 23, 1998

                             AMAZON TRANSPORT, INC.
                                 BALANCE SHEETS

                                                         DECEMBER 31,
                                                 ------------------------------
                                                     1997              1996
                                                 -----------       ------------

ASSETS

Currents Assets
Cash and cash equivalents ................       $ 3,786,565       $  2,382,368

Accounts receivable ......................         2,158,842            881,835
Bunkers ..................................           491,848            618,453
                                                 -----------       ------------
Total currents assets ....................         6,437,255          3,882,656
                                                 -----------       ------------

Long term assets

Vessel - net of accumulated
  depreciation ...........................        14,028,230         14,648,956
                                                 -----------       ------------
Total long term assets ...................        14,028,230         14,648,956
                                                 -----------       ------------
Total assets .............................       $20,465,485       $ 18,531,612
                                                 ===========       ============

LIABILITIES AND EQUITY

Current Liabilities

Payable to shareholders ..................       $        --       $  3,000,000
Accounts payable .........................         2,991,260          1,485,939
                                                 -----------       ------------
Total current liabilities ................         2,991,260          4,485,939
                                                 -----------       ------------
Total liabilities ........................         2,991,260          4,485,939
                                                 -----------       ------------

EQUITY

Share capital ............................               900                900

Accumulated result 1/1 ...................        14,044,773         16,950,101
Net income (loss) ........................         3,428,552         (2,905,328)
                                                 -----------       ------------
Total equity .............................        17,474,225         14,045,673
                                                 -----------       ------------
Total liabilities and equity .............       $20,465,485       $ 18,531,612
                                                 ===========       ============

                             AMAZON TRANSPORT, INC.
                            STATEMENTS OF OPERATIONS

                                          FOR THE YEARS ENDED DECEMBER 31,
                                   --------------------------------------------
                                        1997            1996            1995
                                   ------------    ------------    ------------

OPERATING INCOME AND COSTS

Gross freight ..................   $ 15,692,654    $ 10,841,157    $ 10,248,009
Voyage related costs ...........     (6,584,317)     (5,121,885)     (5,284,785)
                                   ------------    ------------    ------------
Net voyage revenue .............      9,108,337       5,719,272       4,963,224

Crew wages and social security .     (1,462,583)     (1,832,746)     (1,103,596)
Other operating costs ..........     (3,794,536)     (6,342,667)     (4,571,021)
                                   ------------    ------------    ------------
Profit before depreciation .....      3,851,218      (2,456,141)       (711,393)

Depreciation ...................       (620,726)       (620,726)       (620,619)
                                   ------------    ------------    ------------
Operating result ...............      3,230,492      (3,076,867)     (1,332,012)
                                   ------------    ------------    ------------
FINANCIAL INCOME AND COSTS:

Interest received ..............        200,267         174,453         119,588
Net gain (loss) on foreign
  exchange .......................         (311)         (1,648)             --
Other financial costs ..........         (1,896)         (1,266)             --
                                   ------------    ------------    ------------
Net financial items ............        198,060         171,539         119,588
                                   ------------    ------------    ------------
Net income (loss) ..............   $  3,428,552    $ (2,905,328)   $ (1,212,424)
                                   ============    ============    ============

                                            AMAZON TRANSPORT, INC.
                                           STATEMENTS OF CASH FLOWS

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                               -----------------------------------------------------
                                                                   1997                1996                 1995
                                                               -----------          -----------          -----------

CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES

Net income (loss) ........................................     $ 3,428,552          $(2,905,328)         $(1,212,424)

Depreciation .............................................         620,726              620,726              620,619

Change in short term assets ..............................      (1,150,402)            (479,882)            (178,013)

Change in short term liabilities .........................       1,505,321              944,225            2,367,932
                                                               -----------          -----------          -----------
Net cash provided (used) by operating
  activities .............................................       4,404,197           (1,820,259)           1,598,114
                                                               -----------          -----------          -----------
CASH FLOW USED BY FINANCING ACTIVITIES
Repayment of loan to shareholders ........................      (3,000,000)                  --                   --
                                                               -----------          -----------          -----------
CASH FLOW USED BY INVESTING ACTIVITIES
Additions to vessel ......................................              --                   --              (17,265)
                                                               -----------          -----------          -----------
Net increase (decrease) in cash and cash
  equivalents ............................................       1,404,197           (1,820,259)           1,580,849

Cash and cash equivalents beginning of year ..............       2,382,368            4,202,627            2,621,778
                                                               -----------          -----------          -----------
Cash and cash equivalents end of year ....................     $ 3,786,565          $ 2,382,368          $ 4,202,627
                                                               ===========          ===========          ===========

AMAZON TRANSPORT, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE THREE YEARS ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------

1.   COMPANY

     Amazon Transport, Inc. (the "Company" or "Amazon") is jointly owned by a subsidiary of Universal Bulk Carriers, Inc. ("UBC"), a wholly-owned subsidiary of OMI Corp. ("OMI"), and Bergesen d.y. A/S ("Bergesen") with interests of 49 and 51 percent, respectively. The Company began operating as a joint venture on December 3, 1988 for the purpose of owning and chartering commercial vessels. The Company owns and operates one vessel, the Settebello, for all years presented.

2.   SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Operating Revenues and Expenses - Voyage revenues and expenses are recognized on the percentage of completion method of accounting based on voyage costs incurred to date to estimated total voyage costs. Estimated losses are provided in full at the time such losses become evident.

     Special survey and drydock expenses are accrued and charged to operating expenses over the survey cycle, which is generally a three year period. The accruals of such expenses are based on management's best estimates of future cost and the expected length of the survey cycle. However, the ultimate liability may be more or less than such estimates.

     Vessel - The vessel is recorded at cost. Depreciation is provided on the straight-line method based on the estimated 25 year useful life of the vessel up to the estimated salvage value. Salvage value is based upon the vessel's light weight tonnage multiplied by a scrap rate.

     Expenditures for maintenance, repairs and minor renewals are expensed. Major replacements and renewals are capitalized.

     In the event that facts and circumstances indicate that the carrying amount of the vessel may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the vessel are compared to the vessel's carrying value to determine if a writedown to fair value or discounted cash flow is required.

     Federal Income Taxes - No provision has been made for Federal income taxes. The income of the Company is not generally subject to tax as a result of various provisions of the Internal Revenue Code. Additionally, the country in which the Company is incorporated exempts shipping and maritime operations from taxation.


     Cash Flows - Cash equivalents represent liquid investments which mature within 90 days. The carrying amount approximates fair value. The Company paid no interest in 1997, 1996 or 1995.

3.   RELATED PARTY TRANSACTIONS

     The Company has entered into management service agreements with Bergesen, who act as technical and commercial managers of the Settebello. The Company paid Bergesen management fees of $256,204 for the year ended December 31, 1997 and $250,000 for the year ended December 31, 1996.

     For the year ended December 31, 1995, the Company had management service agreements with UBC who acted as technical manager and Bergesen who acted as commercial manager. The Company paid UBC and Bergesen $85,001 and $125,001, respectively, for the year ended December 31, 1995.

     During 1997 the Company paid back the loan to the shareholders of $3,000,000.

INDEPENDENT AUDITORS' REPORT

To the Stockholders of White Sea Holdings Ltd.:

     We have audited the accompanying balance sheets of White Sea Holdings Ltd. as of December 31, 1997 and 1996 and the related statements of income and retained earnings and of cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As described in Note 2 to the financial statements, effective January 1, 1997, the Company changed its method of accounting for special survey and drydock expenses from the accrual method to the prepaid method. Also, as described in Note 2 to the financial statements, effective January 1, 1995, the Company changed its method of accounting for voyage revenues and expenses from the discharge date of one voyage to the discharge date of the subsequent voyage to the load date of one voyage to the load date of the subsequent voyage.



DELOITTE & TOUCHE LLP


New York, New York
March 6, 1998

                             WHITE SEA HOLDINGS LTD.
                                 BALANCE SHEETS
                          (IN THOUSANDS, EXCEPT SHARES)

                                                             December 31,
                                                         -------------------
                                                           1997        1996
                                                         -------     -------
ASSETS:

CURRENT ASSETS:
  Cash and cash equivalents (Note 2)...................  $ 2,856     $   561
  Advances to masters..................................       38         106
  Receivables:
    Traffic............................................      583          83
    Other..............................................      225         219
  Prepaid expenses and other current assets............      336         643
                                                         -------     -------
       Total current assets............................    4,038       1,612
                                                         -------     -------
VESSEL AT COST:
  Vessel (Note 2)......................................    7,389       7,382
  Less accumulated depreciation........................    1,759       1,317
                                                         -------     -------
  Vessel--net..........................................    5,630       6,065
                                                         -------     -------
PREPAID DRYDOCK EXPENSE (Note 5).......................      645          --
                                                         -------     -------
TOTAL ASSETS...........................................  $10,313     $ 7,677
                                                         =======     =======

LIABILITIES AND STOCKHOLDERS EQUITY:

CURRENT LIABILITIES:
  Accounts payable.....................................  $   146     $    77
  Accrued expenses.....................................      508         778
  Payable to affiliates (Note 3).......................      364       1,240
  Accrued interest.....................................        3          32
  Current portion of long-term debt (Note 4)...........      500         500
                                                         -------     -------
      Total current liabilities........................    1,521       2,627
                                                         -------     -------
ADVANCE TIME CHARTER REVENUES AND OTHER
  LIABILITIES..........................................      191         227
LONG-TERM DEBT (Note 4)................................      500       1,000

STOCKHOLDERS' EQUITY:
  Common stock-no par value; 500 shares authorized
    and outstanding....................................        1           1
  Capital surplus......................................    2,499       2,499
  Retained earnings (Note 6)...........................    5,601       1,323
                                                         -------     -------
      Total stockholders' equity.......................    8,101       3,823
                                                         -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $10,313     $ 7,677
                                                         =======     =======

                       See notes to financial statements.

                             WHITE SEA HOLDINGS LTD.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)


                                                           For The Years Ended December 31,
                                                           ------------------------------
                                                             1997       1996        1995
                                                           -------     ------     -------
VOYAGE REVENUES (Note 2).................................. $12,552     $8,503     $ 8,936
                                                           -------     ------     -------
OPERATING EXPENSES:
  Vessel and voyage (Note 2)..............................   7,375      6,887       6,935
  Depreciation (Note 2)...................................     442        331         325
  General and administrative..............................      94         99          86
                                                           -------     ------     -------
       Total operating expenses...........................   7,911      7,317       7,346
                                                           -------     ------     -------
INCOME BEFORE NET INTEREST EXPENSE AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE................   4,641      1,186       1,590

NET INTEREST EXPENSE:
  Interest expense........................................     158        214         190
  Interest income.........................................     (99)       (66)        (63)
                                                           -------     ------     -------
       Net interest expense...............................      59        148         127
                                                           -------     ------     -------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE....................................   4,582      1,038       1,463

CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE (Notes 2, 5).......................   1,196         --       (140)
                                                           -------     ------     -------
NET INCOME................................................   5,778      1,038       1,323
RETAINED EARNINGS, BEGINNING OF YEAR......................   1,323      1,035         812
DIVIDENDS PAID (Note 6)...................................  (1,500)      (750)     (1,100)
                                                           -------     ------     -------
RETAINED EARNINGS, END OF YEAR............................ $ 5,601     $1,323     $ 1,035
                                                           =======     ======     =======

                       See notes to financial statements.

                             WHITE SEA HOLDINGS LTD.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                For The Years Ended December 31,
                                                               ----------------------------------
                                                                 1997         1996         1995
                                                               -------      -------       -------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
  Net income ...............................................   $ 5,778      $ 1,038       $ 1,323
  Adjustments to reconcile net income to net cash flows
   provided by operating activities:
    Depreciation ...........................................       442          331           325
    Cumulative effect of change in accounting principle ....    (1,196)        --             140
  Change in assets and liabilities:
    Receivables and advances to masters ....................      (438)          48         1,136
    Prepaid expenses and other current assets ..............       307         (210)          169
    Accounts payable and accrued liabilities ...............      (229)      (1,141)          820
    Payable to affiliates ..................................      (877)         419          (123)
    Prepaid drydock expense ................................       520         --
    Advanced time charter revenues and other liabilities ...        (5)         238          (425)
                                                               -------      -------       -------
       Net cash provided by operating activities ...........     4,302          723         3,365
                                                               -------      -------       -------
CASH FLOWS USED BY INVESTING ACTIVITIES:
  Additions to vessel ......................................        (7)        (421)         --
                                                               -------      -------       -------
       Net cash used by investing activities ...............        (7)        (421)         --
                                                               -------      -------       -------
CASH FLOWS USED BY FINANCING ACTIVITIES:
  Dividends paid ...........................................    (1,500)        (750)       (1,100)
  Payments on long-term debt ...............................      (500)        (500)       (1,000)
                                                               -------      -------       -------
      Net cash used by financing activities ................    (2,000)      (1,250)       (2,100)
                                                               -------      -------       -------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS .........................................     2,295         (948)        1,265
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...............       561        1,509           244
                                                               -------      -------       -------
CASH AND CASH EQUIVALENTS, END OF YEAR .....................   $ 2,856      $   561       $ 1,509
                                                               =======      =======       =======

                       See notes to financial statements.

                             WHITE SEA HOLDINGS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE THREE YEARS ENDED DECEMBER 31,1997

1. COMPANY

     White Sea Holdings Ltd. (the "Company") is jointly owned by a subsidiary of Universal Bulk Carriers, Inc. ("UBC"), a wholly-owned subsidiary of OMI Corp. ("OMI"), and an affiliate of Anders Wilhelmsen & Co. A/S ("Wilhelmsen"), Norway, with interests of 49 and 51 percent, respectively. The Company began operating as a joint venture on February 5, 1993 for the purpose of owning and chartering commercial vessels. The Company owns and operates one crude oil carrier, the White Sea.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OPERATING REVENUES AND EXPENSES - Voyage revenues and expenses are recognized on the percentage of completion method of accounting based on voyage costs incurred to date to estimated total voyage costs. Estimated losses are provided in full at the time such losses become evident.

     Effective January 1, 1997, special survey and drydock expenses are accounted for using the prepaid method. Under the prepaid method expenses are capitalized and amortized over the survey cycle, which is generally a two to three year period. Prior to 1997, special survey and drydock expenses were accrued and charged to operating expenses over the survey cycle, which is generally a two to three year period. The accruals of such expenses were based on management's best estimates of future costs and the expected length of the survey cycle. However, the ultimate liability may have been more or less than such estimates (see Note 5).

     Prior to 1995, the Company had accounted for voyage revenues and expenses from the discharge date of one voyage to the discharge date of the subsequent voyage. Effective January 1, 1995, the Company changed its method to account for voyages from the load date of one voyage to the load date of the subsequent voyage. This change in accounting method provided for a better matching of revenues and expenses when the vessel switches between time charters and voyage charters.

     VESSEL - The vessel is recorded at cost. Depreciation is provided on the straight-line method based on the estimated 25 year useful life of the vessel up to the estimated salvage value. Salvage value is based upon the vessel's lightweight tonnage multiplied by a scrap rate.

     Expenditures for maintenance, repairs and minor renewals are expensed. Major replacements and renewals are capitalized.

                             WHITE SEA HOLDINGS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In the event that facts and circumstances indicate that the carrying amount of the vessel may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the vessel are compared to the vessel's carrying value to determine if a writedown to fair value or discounted cash flow is required.

     FEDERAL INCOME TAXES - No provision has been made for Federal income taxes. The income of the Company is not generally subject to tax as a result of various provisions of the Internal Revenue Code. Additionally, the country in which the Company is incorporated exempts shipping and maritime operations from taxation.

     CASH FLOWS - Cash equivalents represent liquid investments which mature within 90 days. The carrying amount approximates fair value. The Company paid $181,948, $143,611 and $209,571 in interest during 1997, 1996 and 1995, respectively.

3. RELATED PARTY TRANSACTIONS

     The Company has entered into management service agreements with OMI, who acts as both technical and commercial manager of the White Sea. The Company paid OMI management fees of $78,000 for each of the years ended December 31, 1997 and 1996.

     The following table summarizes the balance due to affiliated companies at December 31:

                                               1997              1996
                                              -----            ------
       OMI .................................. $ 345              $217
       UBC ..................................     5               150
       Wilomi, Inc.* ........................    14               873
                                              -----            ------
                                              $ 364            $1,240
                                              =====            ======

      * Jointly owned by UBC and Wilhelmsen until December 30, 1996 when Wilomi, Inc. acquired the shares owned by Wilhelmsen, resulting in Wilomi, Inc. becoming a wholly-owned subsidiary of UBC.

4. LONG-TERM DEBT

     At December 31, 1997 the Company had $1,000,000 outstanding on a mortgage note secured by the vessel at a rate of 7.375 percent payable in semi-annual installments to March 19,1999. The fair value of long-term debt at December 31, 1997 approximates its carrying value. The debt of the Company is guaranteed by OMI and affiliates of Wilhelmsen.

     Aggregate annual maturities are $500,000 during each of the next two years, 1998 and 1999.

                             WHITE SEA HOLDINGS LTD.
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONCLUDED)

NOTE 5 - ACCOUNTING CHANGE FOR SPECIAL SURVEY AND DRYDOCK EXPENSES

     Effective January 1, 1997, the Company changed its method of accounting for special survey and drydock expenses from the accrual method to the prepaid method. Special survey and drydock expenses had been accrued and charged to operating expenses over the vessel's survey cycle, which is generally a two to three year period. Under the prepaid method, survey and drydock expenses are capitalized and amortized over the period until the next survey cycle. Management believes the prepaid method better matches costs with revenues, and minimizes any significant changes in estimates associated with the accrual method. The cumulative effect of this accounting change is shown separately in the consolidated statement of operations and resulted in income of $1,196,000.

     The cumulative effect of this change in accounting principle as of January 1, 1997 on the Company's balance sheet was to increase total assets by $1,166,000, decrease total liabilities by $30,000 and increase total stockholders' equity by $1,196,000.

     The years ended December 31, 1996 and 1995 were previously presented using the accrual method of accounting. The pro forma amounts for net income for the years ended December 31, 1996 and 1995 assuming the prepaid method had been retroactively applied was $1,101,000 and $1,634,000, respectively.

6. DIVIDENDS

     During 1997, 1996 and 1995 the Company declared and paid dividends of $1,500,000, $750,000 and $1,100,000, respectively.

REPORT OF THE AUDITORS

TO THE MEMBERS OF MOSAIC ALLIANCE CORPORATION
(Incorporated in the Republic of Liberia with limited liability)

We have audited the accompanying consolidated balance sheet of Mosaic Alliance Corporation as of 31 December 1996 and the related statements of operations and retained earnings and cash flows for each of the two years then ended. These financial statements are the responsibility of the company's directors. Our responsibility is to express an independent opinion on these financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements give a true and fair view of the financial position of the group as of 31 December 1996, and of the results of its operations and its cash flows for each of the two years then ended in accordance with International Accounting Standards.

Coopers & Lybrand

Certified Public Accountants
Hong Kong
10 December 1997

                          MOSAIC ALLIANCE CORPORATION
                 CONSOLIDATED BALANCE SHEET - 31 DECEMBER 1996


                                                             Note         US$
                                                             ----         ---

EMPLOYMENT OF CAPITAL

Vessels                                                      5        50,992,640
Deferred charges                                             6           537,979

Current assets

    Due from affiliated companies                            7           105,177
    Loan to an affiliated company                            8         5,664,489
    Accounts receivable and prepayments                                1,542,055
    Investments                                                        3,195,006
    Cash and bank balances                                            16,610,114
                                                                      ----------
                                                                      27,116,841
                                                                      ----------

CURRENT LIABILITIES

    Due to affiliated companies                              7            28,459
    Accounts payable and accrued charges                                 657,504
    Taxation                                                 4(a)          1,796
                                                                      ----------
                                                                         687,759
                                                                      ----------
NET CURRENT ASSETS                                                    26,429,082
                                                                      ----------
                                                                      77,959,701
                                                                      ==========
CAPITAL EMPLOYED

Share capital                                                9               500
Paid in surplus                                                       45,519,020
Reserve on consolidation                                                  10,000
Retained profits                                                      32,429,586
                                                                      ----------
Total capital and reserves                                            77,959,106
Deferred taxation                                            4(b)            595
                                                                      ----------
                                                                      77,959,701
                                                                      ==========

                See accompanying notes to financial statements.

                          MOSAIC ALLIANCE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND RETAINED EARNINGS
               YEARS ENDED 31 DECEMBER 1996 AND 31 DECEMBER 1995


                                                        1996            1995
                                        Note            US$             US$
                                        ----         ----------      ----------

INCOME
      Charter and voyage revenue                     11,813,274      19,503,793

      Interest income                                 1,565,357         930,802

      Gain (loss) on disposal
        of investments                                  203,469        (196,613)

      Dividend income                                    34,743              --

      Other Income                                      974,805       1,202,344
                                                     ----------      ----------
                                                     14,591,648      21,440,326
                                                     ----------      ----------
EXPENSES

      Vessel and voyage expenses                      3,170,262       5,932,959
      Loss on disposal of vessels                       490,351              --
      Amortization of deferred
        drydocking and survey repair expenses         1,246,341         600,999
      Depreciation                                    3,117,009       4,198,297
      General and administration                      1,483,776         865,895
      Interest expenses                               1,374,128       2,567,170
                                                     ----------      ----------
                                                     10,881,867      14,165,320
                                                     ----------      ----------
PROFIT BEFORE TAXATION                                3,709,781       7,275,006

TAXATION                                4(a)              2,391              --
                                                     ----------      ----------
PROFIT AFTER TAXATION                                 3,707,390       7,275,006

RETAINED EARNINGS BROUGHT FORWARD                    28,722,196      21,447,190
                                                     ----------      ----------
RETAINED EARNINGS CARRIED FORWARD                    32,429,586      28,722,196
                                                     ==========      ==========

                See accompanying notes to financial statements.

                          MOSAIC ALLIANCE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               YEARS ENDED 31 DECEMBER 1996 AND 31 DECEMBER 1995


                                                          1996           1995
                                               Note       US$            US$
                                               ----   ----------     ----------

NET CASH INFLOW FROM OPERATING ACTIVITIES      11      5,364,815     12,384,056
                                                      ----------     ----------
RETURNS ON INVESTMENTS AND SERVICING OF
     FINANCE

     Dividend income                                      34,743             --
     Interest received                                 1,536,357        930,802
     Interest paid                                    (1,374,128)    (2,567,170)
                                                      ----------     ----------
NET CASH INFLOW/(OUTFLOW) FROM RETURNS ON
     INVESTMENTS AND SERVICING OF FINANCE                196,972     (1,636,368)
                                                      ----------     ----------
INVESTING ACTIVITIES

     Purchase of fixed assets                         (1,873,497)      (243,472)
     Sale of vessels                                  29,103,016             --
     Purchase of unquoted investments                         --       (149,749)
     Sale of quoted investments                               --      4,742,009
     Sale of unquoted investments                        353,218      3,784,344
     Payments for drydocking and
       survey repair expenses                           (713,867)    (1,671,452)
                                                      ----------     ----------
NET CASH INFLOW FROM INVESTING ACTIVITIES             26,868,870      6,461,680
                                                      ----------     ----------
NET CASH INFLOW BEFORE FINANCING                      32,430,657     17,209,368

FINANCING ACTIVITIES

     Repayment of bank loans                   12    (30,905,500)    (6,428,900)
                                                      ----------     ----------

INCREASE IN CASH AND BANK BALANCES                     1,525,157     10,780,468

CASH AND BANK BALANCES AT THE
  BEGINNING OF THE YEAR                               15,084,957      4,304,489
                                                      ----------     ----------
CASH AND BANK BALANCES AT THE END OF
  THE YEAR                                            16,610,114     15,084,957
                                                      ==========     ==========

                See accompanying notes to financial statements.

                          MOSAIC ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)  BASIS OF CONSOLIDATION

The consolidated accounts include the accounts of the company and all it subsidiaries. All significant transactions between and among the company and its subsidiaries are eliminated on consolidation. At the balance sheet date, the company wholly owned the following subsidiaries:-



        Company                 Country of Incorporation     Description of Shares Held
------------------------------  ------------------------  ------------------------------
Sheffield Navigation Co., Inc.   Republic of Panama       Common stock of US $1 each
Bunbury Navigation Co., Inc.     Republic of Panama       Common stock of US $1 each
Romeo Navigation Co., Inc.       Republic of Panama       Common stock of US $1 each
Avac Limited                     Republic of Liberia      Common stock without par value
Mackenzie Navigation Co.
  Pte. Limited                   Singapore                Common stock of S$1 each
FLT Limited                      Republic of Liberia      Common stock without par value
Tulsa Navigation Co.
  Pte. Limited                   Singapore                Common stock of S$1 each
Kanemore Corporation             British Virgin Islands   Common stock of US$1 each
Kanesin (Singapore) Pte          Singapore                Common stock of S$1 each
  Limited
Kanejoy Corporation              British Virgin Islands   Common stock of US $1 each


(B)  DRYDOCKING AND SURVEY REPAIRS

Drydocking and survey repairs expenses are capitalized in the year in which they are incurred and amortized over the future drydocking and survey cycle.

(C)  VESSELS

Vessels are depreciated on the straight-line method over their estimated useful lives of twenty to twenty-five years to their estimated residual values. Major expenditures for renewals, which are expected to extend useful lives or reduce future operating expenses are capitalized.

Gains or losses on disposal of vessels represent the difference between the net sales proceeds and the carrying amount of the vessels, and are recognized in the profit and loss account.

(D)  TAXATION

The charge for taxation is based on the result for the year as adjusted for items which are non-assessable or disallowable. Timing differences arise from the recognition for tax purposes of certain items of income and expense in a different accounting period from that in which they are recognized in the accounts. The tax effect of timing differences, computed under the liability method, is recognized in the accounts to the extent it is probable a liability or an asset will crystallize in the foreseeable future.

                          MOSAIC ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

(E)   FOREIGN CURRENCY TRANSLATION

The books and records of the company are maintained in United States dollars and the consolidated accounts have been expressed in that currency. Foreign currency transactions during the year are translated into United States dollars at the rates of exchange ruling at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are incorporated into the accounts by translating foreign currencies into United States dollars at the rates of exchange ruling at the balance sheet date. Exchange differences arising are included in operating results.

(F)   DEFERRED FINANCING CHARGES

These are upfront facility and arrangement fees paid to bankers in relation to bank loans raised. Deferred financing charges are capitalized and amortized over the period of the loans on a straight-line basis.

(G)   INVESTMENTS

(i) Unquoted investments are held as long term investments and are stated at cost. Provision is made to the extent that the directors consider significant permanent diminution in value has taken place.

(ii) Quoted investments held for trading purposes are stated at the lower of cost and market value on an individual basis.

(iii) Realized gains or losses on the sale of investments are recognized in net income on the specific identification basis.

(H)   REVENUE RECOGNITION

(i)   Charter and voyage revenue is recognized as revenue on an accrual basis.

(ii)  Sale of investments is recognized as revenue on a trade date basis.

(iii) Interest income is recognized as revenue on a time proportion basis.

2.    PRINCIPLE ACTIVITIES

The principal activity of the company is investment holding. The principal activities of its subsidiaries are shipowning and ship operating, securities investment and trading.

                          MOSAIC ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   REVENUE

The amounts of each significant category of revenue recognized during the year are as follows:-

                                                    1996                 1995
                                                    US$                  US$
                                                 ----------          ----------

Charter and voyage revenue                       11,813,274          19,503,793
Revenue from the sale of investments              2,888,862           8,526,353
Interest income                                   1,565,357             930,802

4.   TAXATION

(a) The amount of taxation in the consolidated profit and loss account represents:-

                                                    1996                 1995
                                                    US$                  US$
                                                 ----------          ----------

     - current                                        1,796                  --
     - deferred                                         595                  --
                                                 ----------          ----------
                                                      2,391                  --
                                                 ==========          ==========

     Taxation represents taxation on the assessable profits of a subsidiary which is calculated at the rate applicable in the jurisdiction where it operates.

(b) Deferred taxation represents the tax effect of timing differences of accelerated depreciation allowances.

5.   VESSELS

                                                                         US$
                                                                     ----------

COST
     Brought forward                                                 99,711,367
     Additions                                                        1,873,497
     Disposals                                                      (39,447,279)
                                                                     ----------
     Carried forward                                                 62,137,585
                                                                     ----------
ACCUMULATED DEPRECIATION
     Brought forward                                                 17,881,848
     Charge for the year                                              3,117,009
     Disposals                                                       (9,853,912)
                                                                     ----------
     Carried forward                                                 11,144,945
                                                                     ----------
NET BOOK VALUE AT 31 DECEMBER 1996                                   50,992,640
                                                                     ==========

                          MOSAIC ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   DEFERRED CHARGES

                                                                         US$
                                                                      ---------

Deferred financing charges

     Balance brought forward                                            205,108
     Transfer to profit and loss account                               (205,108)
                                                                      ---------
     Balance carried forward                                                 --
                                                                      ---------
Deferred drydocking and survey repairs expenses
     Balance brought forward                                          1,070,453
     Incurred during the year                                           713,867
     Amortization during the year                                    (1,246,341)
                                                                      ---------
     Balance carried forward                                            537,979
                                                                      ---------
                                                                        537,979
                                                                      =========

7.   DUE FROM AND TO AFFILIATED COMPANIES

The amounts due from and to affiliated companies are interest free, unsecured and have no fixed terms of repayment.

8.   LOANS TO AFFILIATED COMPANIES

                                                                           US$
                                                                      ---------

Interest bearing at 5.5%                                                419,563
Interest bearing at 7%                                                5,244,926
                                                                      ---------
                                                                      5,664,489
                                                                      =========

     The loans to affiliated companies are unsecured and repayable on demand.

9.   SHARE CAPITAL

                                                                            US$
                                                                      ---------

Authorized, issued and fully paid 500 common stock of no par value          500
                                                                      =========

                          MOSAIC ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  RELATED PARTY TRANSACTIONS

During the year:-

(a) The group paid management fees totaling US$599,202 (1995:US$698,838) to affiliated companies for management services rendered.

(b) The company disposed of an investment in the listed securities of a shareholder of the company at a cost of US$1,736,339 to its shareholder (1995: consideration of US$1,709,694 and a loss of US$259,318 was made).

(c) The company received interest income of US$197,478 (1995: US$234,322) from affiliated companies during the year.

(d) The group disposed of a vessel at a consideration of US$17,001,813 to an affiliated company.

11. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                          1996           1995
                                                          US$            US$
                                                       ---------     ----------

Operating profit for the year                          3,709,781      7,275,006
Dividend income                                          (34,743)            --
Interest received                                     (1,536,357)      (930,802)
Interest paid                                          1,374,128      2,567,170
Depreciation                                           3,117,009      4,198,297
Loss on disposal of vessels                              490,351             --
Amortization of deferred drydocking and
  survey repairs expenses                              1,246,341        600,999
(Gain)/loss on disposal of investments                  (203,469)       196,613
Increase in short term investments                    (1,458,667)    (1,736,339)
Decrease in deferred financing charges                   205,108         41,298
(Increase)/decrease in amounts due from
  affiliated companies                                  (148,566)        29,836
Decrease in accounts receivable
  and prepayments                                        457,748        737,718
Increase in loan to affiliated companies                (984,526)            --
Decrease in amounts due to affiliated companies          (12,111)      (243,267)
Decrease in accounts payable and accrued charges        (857,212)      (352,473)
                                                       ---------     ----------

Net cash inflow from operating activities              5,364,815     12,384,056
                                                       =========     ==========


12. ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR

                                                                  Bank Loans
                                                                     US$
                                                                ------------
     Balance at 31 December 1995 ...........................     30,905,500
     Repayment during the year .............................    (30,905,500)


13. POST BALANCE SHEET DATE EVENTS

     (a) In June 1997, the group disposed of a vessel to a third party at a consideration of US$19,433,000.

     (b) In September 1997, the group disposed of a vessel to an affiliated company at a consideration of US$22,591,000.

                         Report of Independent Auditors

To the Board of Directors
Marine Transport Lines, Inc.

We have audited the accompanying consolidated balance sheets of Marine Transport Lines, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and accumulated deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marine Transport Lines, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, in 1996, the unconsolidated affiliate in which the Company has a 50% interest changed its method of accounting for vessel dry-dock costs.



                                        ERNST & YOUNG LLP

New York, New York
February 23, 1998, except for Note 13
  as to which the date is March 25, 1998.

                  Marine Transport Lines, Inc. and Subsidiaries

                           Consolidated Balance Sheets
                 (In Thousands, except share and per share data)

                                                                                                     DECEMBER 31
                                                                                                1997               1996
                                                                                             ---------------------------
ASSETS
Current assets:
  Cash and cash equivalents:
    Unrestricted                                                                             $    408             $  289
    Restricted as collateral                                                                      752                454
  Accounts receivable, less allowance for doubtful accounts of $89 and $81                      5,649              4,843
  Prepaid expenses and other current assets                                                       749                554
  Assets held for sale                                                                           --                1,010
                                                                                             ---------------------------
Total current assets                                                                            7,558              7,150

Vessels, net of accumulated depreciation of $18,342 and $16,912                                 8,260              9,690
Vessel dry-docking costs                                                                        1,789              1,881
Computers, furniture, and leasehold improvements, net of accumulated
  depreciation and amortization of $503 and $366                                                  521                640
Investment in unconsolidated affiliate                                                          3,656              2,239
Net investment in leveraged leases                                                              6,294              6,290
Other assets                                                                                      122                731
                                                                                             ---------------------------
Total assets                                                                                 $ 28,200            $28,621
                                                                                             ===========================

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable                                                                           $  3,046            $ 3,681
  Accrued expenses                                                                              4,429              3,581
  Income taxes payable                                                                            724                806
  Current portion of long-term debt                                                             1,000              1,000
                                                                                             ---------------------------
Total current liabilities                                                                       9,199              9,068

Deferred income taxes                                                                           2,063              2,580
Debt                                                                                           15,007             15,890
Due to unconsolidated affiliate                                                                   750               --
Unearned income                                                                                 1,170                328
Other liabilities                                                                                 520                747
                                                                                             ---------------------------
Total liabilities                                                                              28,709             28,613
                                                                                             ---------------------------

SHAREHOLDERS' (DEFICIT) EQUITY
Common stock, par value $.01, authorized--5,000,000 shares--issued--4,049,519 shares in 1997 and 1996 (after deducting shares in treasury
  of 129,500 in 1997 and 27,000 in 1996)                                                           41                 41
Additional capital                                                                              4,006              4,006
Accumulated deficit                                                                            (4,556)            (4,039)
                                                                                              ----------------------------
Total shareholders' (deficit) equity                                                             (509)                 8
                                                                                              ----------------------------
Total liabilities and shareholders' (deficit) equity                                          $28,200            $28,621
                                                                                              ============================


See notes to consolidated financial statements

                  Marine Transport Lines, Inc. and Subsidiaries

          Consolidated Statements of Operations and Accumulated Deficit
                (In, Thousands, except share and per share data)

                                                                                  YEAR ENDED DECEMBER 31
                                                                             1997           1996           1995
                                                                       ----------------------------------------
Voyage, charter and other operating revenues                              $30,432        $30,637        $39,149

Operating expenses:
  Voyage and charter                                                       18,500         18,240         24,274
  Loss on impairment                                                         --              404            726
  Depreciation and amortization                                             1,567          1,496          1,597
  Amortization of vessel dry-docking costs                                  1,178          1,864          2,316
  Administrative and general                                                7,348          7,486          7,588
                                                                       ----------------------------------------
                                                                           28,593         29,490         36,501
                                                                       ----------------------------------------
Income from vessel operations                                               1,839          1,147          2,648
Equity in income of unconsolidated affiliate                                1,417          1,292            831
Gain on sale of vessel                                                       --               61           --
Charter-party cost reimbursement                                             --             --           (1,083)
Interest expense                                                           (1,530)        (1,685)        (1,883)
Interest income                                                                44             43             63
Other income and (expense), net                                            (1,536)          (525)           174
                                                                       ----------------------------------------
Income before provision for income taxes, extraordinary
  item, and cumulative effect of change in method of
  accounting for dry-docking costs                                            234            333            750
Provision for income taxes                                                    751            709            811
                                                                       ----------------------------------------
Loss before extraordinary item and cumulative effect of a
  change in method of accounting for dry-docking costs of
  unconsolidated affiliate                                                   (517)          (376)           (61)
Extraordinary item--bank financing costs, net of tax benefit of $173         --             (321)          --
Cumulative effect of a change in method of accounting for
  dry-docking costs of unconsolidated affiliate                              --              116           --
                                                                       ----------------------------------------
Net loss                                                                     (517)          (581)           (61)
Accumulated deficit at beginning of year                                   (4,039)        (3,458)        (3,397)
                                                                       ----------------------------------------
Accumulated deficit at end of year                                        $(4,556)       $(4,039)       $(3,458)
                                                                       ========================================
Loss per common share:
  Loss before extraordinary item and cumulative effect of a
    change in method of accounting for dry-docking costs                  $  (.13)       $  (.09)       $  (.02)
  Extraordinary item                                                         --             (.08)          --
  Cumulative effect of a change in method of accounting for
    dry-docking costs                                                        --              .03           --
                                                                       ----------------------------------------

  Net loss                                                                $  (.13)       $  (.14)       $  (.02)
                                                                       ========================================

  Weighted average number of shares outstanding                         4,077,601      4,049,519      4,049,519
                                                                       ========================================


See notes to consolidated financial statements

                  Marine Transport Lines, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                                                       YEAR ENDED DECEMBER 31
                                                                                                     1997       1996       1995
                                                                                                   --------------------------------
                                                                                                           (In Thousands)

OPERATING ACTIVITIES

Net loss                                                                                           $  (517)   $  (581)   $   (61)
Adjustments to reconcile net loss to net cash
 (used in) provided by operating activities:
   Cumulative effect of change in method of accounting
     for dry-docking costs of unconsolidated affiliate                                                --         (116)      --
   Extraordinary item--bank financing costs, net of taxes                                             --          321       --
   Loss on impairment of vessel                                                                       --          404        726
   Depreciation and amortization                                                                     2,188      1,285      1,597
   Amortization of dry-docking costs                                                                 1,178      1,864      2,316
   Deferred income taxes                                                                              (517)    (1,108)      (584)
   Provision for (recovery of) doubtful accounts                                                         8        (12)       114
   Equity in earnings of unconsolidated affiliates,
     net of distributions                                                                           (1,417)    (1,292)      (831)
   Income from leveraged lease                                                                          (4)      --         --
   Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable                                                       (814)     1,236      2,720
     (Increase) decrease in prepaid expenses and other assets                                         (195)      (307)     1,177
     Decrease in accounts payable                                                                     (635)    (1,198)    (2,227)
     Increase (decrease) in accrued expenses                                                           848     (1,370)       234
     Increase (decrease) in income taxes payable                                                       (82)        33      1,595
     Increase (decrease) in unearned income                                                            842       (506)      --
     Decrease in other liabilities                                                                    (238)       514     (2,236)
                                                                                                   --------------------------------
Net cash (used in) provided by operating activities                                                    645       (833)     4,540

                  Marine Transport Lines, Inc. and Subsidiaries


                                                                              YEAR ENDED DECEMBER 31
                                                                           1997        1996        1995
                                                                       ---------------------------------
                                                                                  (In Thousands)
INVESTING ACTIVITIES
Additions to vessels, computers, furniture, and
  leasehold improvements                                               $    (19)   $   (284)   $    (22)
Additions to vessel dry-docking costs                                    (1,086)       (542)     (2,684)
Net proceeds from sale of vessels                                         1,010       2,766         --
                                                                       ---------------------------------
Net cash provided by (used in) investing activities                         (95)      1,940      (2,706)

FINANCING ACTIVITIES
Proceeds from debt                                                         --        17,753         --
Proceeds of debt from unconsolidated affiliate                              750        --           --
Payment of debt                                                            (883)    (19,535)     (2,094)
(Increase) decrease in cash and cash equivalents restricted
  as collateral                                                            (298)        274        (461)
                                                                       ---------------------------------
Net cash used in financing activities                                      (431)     (1,508)     (2,555)
                                                                       ---------------------------------
Increase (decrease) in unrestricted cash and cash
  equivalents                                                               119        (401)       (721)
Unrestricted cash and cash equivalents at
  beginning of year                                                         289         690       1,411
                                                                       ---------------------------------
Unrestricted cash and cash equivalents at end of year                  $    408    $    289    $    690
                                                                       =================================


See notes to consolidated financial statements

                  Marine Transport Lines, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1997

1. DESCRIPTION OF BUSINESS

Marine Transport Lines, Inc. and subsidiaries (the "Company") owns, charters and leases a fleet of oceangoing vessels which it operates in domestic and international markets. The Company also manages vessels for other ship owners. Major customers include large oil and chemical companies. The vessels operate under contracts of affreightment, long and short-term charters, and in the spot market.

At December 31, 1997, the Company's owned vessels consisted of five tankers (3 LPG, 1 sulphur, 1 chemical) and two chemical barges. The three LPG tankers and the sulphur tanker have been chartered out on a long-term basis and provide for pass-through of all operating costs to the charterer. The chemical tanker and the barges operated under contracts of affreightment supplemented by the spot market and accounted for approximately 51% of the Company's revenues for the year ended December 31, 1997. The Company currently anticipates that the chemical tanker and the barges will be substantially employed during 1998. However, should any of these vessels become unavailable for an extended period of time, there could be a significant impact on the Company's results of operations or cash flows. The Company has the ability, within limits, to defer maintenance and certain other costs should such a situation arise.

2. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Marine Transport Lines, Inc. ("MTL") and its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. Investments in subsidiaries and partnerships for which the Company owns less than a majority interest are accounted for using the equity method.

RECLASSIFICATIONS TO PRIOR YEAR FINANCIAL STATEMENTS

Certain prior year balances have been reclassified to conform to the current year presentation.

                  Marine Transport Lines, Inc. and Subsidiaries

CASH EQUIVALENTS

The Company considers all highly-liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

VESSELS

Vessels are recorded at cost and depreciated on the straight-line method over their estimated remaining useful lives to estimated residual values. Major expenditures, which are expected to extend useful lives or reduce future operating expenses, are capitalized.

VESSEL REPAIR AND DRY-DOCKING COSTS

Vessel dry-docking costs relating to hull and machinery special surveys necessary to meet standards established by the U.S. Coast Guard and the American Bureau of Shipping are deferred and amortized using the straight-line method. Dry-docking inspections are required every two to three years for insurance and regulatory purposes. The Company amortizes the cost over the period to the next identified dry-docking date. Normal vessel repairs and maintenance costs are charged to expense when incurred.

COMPUTERS, FURNITURE, AND LEASEHOLD IMPROVEMENTS

Computers and furniture are recorded at cost and depreciated on the straight-line method over their estimated useful lives. Leasehold improvements are recorded at cost and are amortized on the straight-line method over the shorter of their estimated useful lives or lease term.

REVENUE AND EXPENSE RECOGNITION

Voyage and charter revenues and expenses are recognized ratably over the duration of the voyages and the lives of the charters. Estimated losses are provided at the time such losses become evident.

                  Marine Transport Lines, Inc. and Subsidiaries

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

EARNINGS PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share. All earnings per share amounts have been presented in conformity with FAS 128 requirements.

ASSET IMPAIRMENT

In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", which requires impairment losses to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company adopted Statement No. 121 effective January 1, 1995. During 1995, the Company recorded impairment losses on two vessels aggregating approximately $726,000. Both vessels were later sold. During 1996, the Company recorded an impairment loss on another vessel for $404,000. No impairment losses were recorded for the year ended December 31, 1997.

3. INVESTMENT IN UNCONSOLIDATED AFFILIATE

The Company has a 50% interest in Marine Car Carriers Inc., M.I. ("MCCI") which it accounts for according to the equity method. On June 4, 1997, MCCI sold its only vessel, the MARINE RELIANCE, for $18,900,000. The net gain, after approximately $525,000 in commissions and expenses, was approximately $5,380,000. Under the terms of the sale

                  Marine Transport Lines, Inc. and Subsidiaries agreement, MCCI had the option to lease back the vessel for a four year period. MCCI exercised the option on June 21, 1997. Accordingly, for purposes of recording its net investment in MCCI, the Company has deferred the gain on the sale-leaseback transaction and is amortizing it over four years.

A summary of certain financial information of MCCI as of and for the years ended December 31, 1997, 1996, and 1995 is as follows:


                                                     1997                1996                   1995
                                                 -------------------------------------------------------
                                                                    (In Thousands)

Charter revenues                                   $ 6,227             $  6,431              $  4,945
Voyage expenses and operating costs                  5,275                3,697                 3,010
                                                 -------------------------------------------------------
Income from vessel operations                          952                2,734                 1,935
Interest and other expenses                            328                 (567)                 (603)
Amortization of gain on sale-leaseback of
 vessel                                                785                 --                    --
Cumulative effect of a change in method of
 accounting for dry-docking costs                     --                    233                  --
                                                 -------------------------------------------------------
Net income                                         $ 2,065             $  2,400              $  1,332
                                                 =======================================================

Current assets, primarily cash                     $10,988             $  4,875              $  3,000
Vessels                                               --                 13,557                14,888
Notes due from shareholders                          4,851                 --                    --
                                                 -------------------------------------------------------
Total assets                                       $15,839             $ 18,432              $ 17,888
                                                 =======================================================

Current liabilities                                $   443             $  2,440              $  2,480
Long-term debt                                        --                  7,258                 9,072
Deferred gain on sale-leaseback of vessel            4,595                 --                    --
Shareholders' equity                                10,801                8,734                 6,336
                                                 -------------------------------------------------------
                                                   $15,839             $ 18,432              $ 17,888
                                                 =======================================================

                  Marine Transport Lines, Inc. and Subsidiaries

At January 1, 1997, the Company was carrying negative goodwill of approximately $2,127,000 which was recorded as an offset to the carrying value of the investment in MCCI. Prior to the sale of the MARINE RELIANCE, the negative goodwill was being amortized over 12 years, the estimated life of the vessel. Because of the sale-leaseback of the vessel, the amortization period for negative goodwill was changed to four years so as to coincide with the life of the lease. Amortization of negative goodwill for the year ended December 31, 1997 was approximately $384,000 which was recorded as an increase in the equity in income of unconsolidated affiliate. For the years ended December 31, 1996 and 1995, amortization of negative goodwill was approximately $208,000 and $165,000, respectively.

During the year ended December 31, 1996, MCCI changed its method of accounting for the cost of vessel dry-dockings from the accrual method to the deferral method. The effect of the change in 1996 was to increase equity in income of unconsolidated affiliate by approximately $116,000 ($.03 per share). The pro forma effect of the change in accounting principle on amounts previously reported for 1995 had the new method been in effect would have been an increase in earnings before extraordinary item and cumulative effect of a change in method of accounting for dry-docking costs of approximately $116,000 ($.03 per share).

On March 7, 1997, the Company borrowed $750,000 from MCCI under an Unsecured Promissory Note, which bears interest at 8%. Interest is accrued and paid quarterly. The amount of the borrowing is due on March 7, 1998.

During the years ended December 31, 1997, 1996 and 1995, the Company received approximately $227,000, $595,000 and $461,000, respectively, in management fees from MCCI. During 1997, the Company received a commission of $189,000 for services rendered in connection with the sale of the MARINE RELIANCE. In addition, during 1995, the Company received approximately $250,000 in other income from MCCI.

                  Marine Transport Lines, Inc. and Subsidiaries

4. DEBT

Debt consists of the following:

                                                     DECEMBER 31
                                                 1997           1996
                                               ----------------------
                                                   (In Thousands)

       Term loan                               $12,613        $13,613
       Revolving credit facility                   200            300
       Subordinated promissory note              3,194          2,977
                                               ----------------------
       Total debt                               16,007         16,890
       Less current portion                      1,000          1,000
                                               ----------------------
       Long-term portion                       $15,007        $15,890
                                               ======================

The term loan accrues interest at a floating rate based on LIBOR (5.825% at December 31, 1997). The revolving credit facility accrues interest at a floating rate based on the bank's prime lending rate (8.5% at December 31, 1997). The Company pays annual commitment fees equal to 1-1/2% of the unused portion of the facility. At December 31, 1997, the unused portion equaled $800,000. The subordinated promissory note bears interest at 7%, which is compounded quarterly. The note and all accrued interest is due in full on June 30, 1999.

On January 28, 1998, the Company renegotiated the terms of the term loan and revolving credit facility whereby the term loan is payable in seven quarterly installments of $250,000 beginning January 31, 1998 with a final payment of $11,113,000 due July 31, 1999. Amounts outstanding under the revolving credit facility are due in full on July 31, 1999.

Among other things, the Company's debt obligations restrict the Company's ability to pay or declare dividends and provide for accelerated repayment if certain financial ratios and minimum cash balances are not maintained. In addition, the Company's vessels are pledged to secure the outstanding term loan and revolving loan. As of December 31, 1997, the Company was in compliance with all the covenants included in the Term Loan, Revolving Credit Facility, and Subordinated Promissory Notes.

The fair value of the Company's outstanding debt obligations, which principally accrue interest at variable rates and are relatively short in duration, approximated their carrying value at December 31, 1997.

                  Marine Transport Lines, Inc. and Subsidiaries

At December 31, 1997, scheduled debt maturities, which reflect the renegotiated terms described above, are as follows (in thousands):

                1998                      $ 1,000
                1999                       15,007
                                          -------
                                          $16,007
                                          =======

During the years ended December 31, 1997, 1996 and 1995, the Company paid interest of approximately $1,990,000, $1,707,000 and $1,630,000, respectively.

5. LEASES

LEVERAGED LEASES

The Company has an equity interest of approximately 26% in two vessels which are under long-term charters and are accounted for as leveraged leases. The components of the Company's net investment in these leases at December 31, 1997, are:

                                                                DECEMBER 31
                                                              1997        1996
                                                          ----------------------
                                                               (In Thousands)

Minimum lease payments receivable (net of principal and
 interest on nonrecourse debt)                               $ 2,251    $ 2,251
Estimated residual value of leased vessels                     4,763      4,763
Unearned income                                                 (720)      (724)
                                                          ----------------------
Net investment in leveraged leases                           $ 6,294    $ 6,290
                                                          ======================

Minimum lease payments receivable (net of principal and interest on nonrecourse debt) on leveraged leases as of December 31, 1997 are (in thousands):

                       1998           $   154
                       1999               636
                       2000             1,423
                       2001                38
                                     --------
                                      $ 2,251
                                     ========

                  Marine Transport Lines, Inc. and Subsidiaries

OPERATING LEASES

Certain vessels are chartered out according to noncancelable agreements accounted for as operating leases. The minimum future revenues to be received subsequent to December 31, 1997 on the charter-outs are as follows (in thousands):

              1998                                 $   684
              1999                                     684
              2000                                     684
              2001                                     570
                                                  ---------
                                                   $ 2,622
                                                  =========

One vessel is chartered in according to a noncancelable operating agreement accounted for as an operating lease. Minimum future payments to be made subsequent to December 31, 1997 on the charter-in and a noncancelable office lease are as follows (in thousands):

              1998                                 $   349
              1999                                     380
              2000                                     396
              2001                                     396
              Thereafter                               923
                                                  ---------
                                                   $ 2,444
                                                  =========

The office lease also requires the Company to make additional payments based on various escalation clauses relating to increases in maintenance costs or changes in the consumer price index. Charter and rental expense amounted to approximately $2,244,000, $2,370,000 and $2,353,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                  Marine Transport Lines, Inc. and Subsidiaries

6. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

The provision for income taxes, excluding amounts related to extraordinary items and the cumulative effect of changes in accounting methods, differs from amounts computed at U.S. federal statutory rates primarily as a result of the following:


                                                                             YEAR ENDED DECEMBER 31
                                                                          1997        1996        1995
                                                                         ------------------------------
                                                                                 (In Thousands)

Federal income tax provision expected at the statutory rate              $  82       $ 113       $ 255
Equity in earnings of foreign unconsolidated affiliate                    (224)       (408)       (156)
Taxable income on vessels subject to leverage leases                       967         925         933
Other                                                                      (74)         79        (221)
                                                                         ------------------------------
                                                                         $ 751        $709        $811
                                                                         ==============================

Significant components of the Company's deferred tax liabilities and assets as of December 31, 1997 and 1996 are as follows:

                                                          DECEMBER 31
                                                      1997          1996
                                                    ----------------------
                                                        (In Thousands)

   Deferred tax liabilities:
    Book over tax basis in vessels                  $ 1,678        $ 2,276
    Capitalized vessel dry-docking costs                608            640
                                                    ----------------------
   Total deferred tax liabilities                     2,286          2,916
                                                    ----------------------
   Deferred tax assets:
    Reserves                                             30            336
    Other long-term liability                           193             --
                                                    ----------------------
   Total deferred tax assets                            223            336
                                                    ----------------------
   Net deferred tax liabilities                     $ 2,063        $ 2,580
                                                    ======================

                  Marine Transport Lines, Inc. and Subsidiaries

Significant components of the provision for income taxes, excluding amounts related to extraordinary items, and the cumulative effect of changes in accounting methods, are as follows:

                                                    DECEMBER 31
                                        1997            1996              1995
                                      ------------------------------------------
                                                  (In Thousands)

Current                               $ 1,268          $ 1,817          $ 1,395
Deferred                                 (517)          (1,108)            (584)
                                      ------------------------------------------
                                      $   751          $   709          $   811
                                      ==========================================


Income taxes paid during the years ended December 31, 1997, 1996 and 1995 were approximately $565,000, $1,689,000 and $490,000, respectively.

7. SHAREHOLDERS' DEFICIT

The Company has reserved the right to issue up to 400,000 shares of Common Stock for the establishment of stock option, stock appreciation rights and restricted stock plans for employees.

In December 1993, the Company initiated a stock appreciation rights plan whereby the Company may grant stock appreciation rights ("SARS") to officers and other employees. In September 1997, the plan was revised and renamed the Marine Transport Lines, Inc. Incentive Bonus Program (the "Plan"). A total of 150,000 bonus shares have been authorized for issuance under the Plan. The bonus shares vest during the third through fifth year following issuance except that any outstanding bonus shares will vest immediately upon certain defined events, including a change in control of the Company. The holder is entitled to redeem the bonus shares in exchange for cash or an in-kind payment equivalent to the increase, if any, in the book value of the Company's issued and outstanding stock between the date the bonus shares are issued and the date the bonus shares are exercised. At December 31, 1997, 102,500 bonus shares have been awarded and are outstanding under the Plan. On September 22, 1997, the Company contributed 102,500 shares of its common stock to a revocable trust established to make any payments pursuant to the Plan. These shares are reflected as treasury shares in the Company's consolidated balance sheet as of December 31, 1997.

                  Marine Transport Lines, Inc. and Subsidiaries

8. PENSION PLANS

The Company's Salaried Employees Retirement Income Plan (the "Plan") for salaried employees is a defined contribution individual account plan. The Plan permits employees to contribute a specified percentage of their salary under
Section 401(k) of the Internal Revenue Code. The Plan also allows additional voluntary employee contributions to an individual's account on an after tax basis. The Company's minimum annual contribution is 3% of eligible employee wages with additional discretionary employer contributions as decided by the Company's Board of Directors. The Company's expense for the Plan for 1997, 1996 and 1995 was approximately $120,000 each year.

Pursuant to collective bargaining agreements with labor unions representing seagoing personnel, contributions are also made to various defined benefit and defined contribution pension and welfare plans, including some multi-employer plans, in accordance with their terms. Pension expense for all plans covered by collective bargaining agreements for the years ended December 31, 1997, 1996 and 1995 was approximately $249,000, $349,000 and $490,000, respectively.

Also, pursuant to a collective bargaining agreement with a labor union representing seagoing personnel, the Company administers a defined contribution individual account plan. The plan permits employees to contribute a specified percentage of their salary under Section 401(k) of the Internal Revenue Code. The Company does not contribute to this plan.

9. COMMITMENTS AND CONTINGENCIES

Pursuant to a prior charter agreement between a subsidiary of MTL and a subsidiary of a bank (the "Bank"), MTL has indemnified the Bank for certain investment tax credits previously utilized by the Bank. These investment tax credits are the basis for a claim by the Internal Revenue Service ("IRS") against the Bank amounting to approximately $4,000,000 to $5,000,000, including interest and penalties. MTL and the Bank are contesting the IRS claim. During September 1997, the Bank agreed to an extension until June 30, 1998 of the time by which the IRS must issue a written decision on this matter. Management believes that the resolution of the issue will not have a material adverse effect on the operations or financial condition of the Company.

                  Marine Transport Lines, Inc. and Subsidiaries

The Company is a party to a number of other litigation and arbitration proceedings. It is management's view that, considering all the factors including, in part, indemnification arrangements regarding particular matters by its former parent company, as well as insurance, that the net liability, in the event of an adverse determination with respect to the specified matters, assuming timely receipt of indemnification proceeds, would not have a materially adverse effect on the operations or financial position of the Company.

10. MAJOR CUSTOMERS

During 1997, two customers each accounted for approximately 22% of the Company's consolidated revenues. In 1996, two customers accounted for approximately 21%, and 16%, respectively, of the Company's consolidated revenues. The loss of a major customer could have an adverse effect on the Company's financial condition and results of operations until new charters are obtained.

11. OTHER ITEMS

In 1995, the Company agreed to reimburse the bareboat charterer of a barge, with which it has a continuing long-standing business relationship, for certain insurance costs incurred through the year 2000 in connection with the sinking of that barge in a prior period. At the time of the sinking, the barge was subject to a bareboat charter with the Company and was managed by the Company. The total estimated payments through the year 2000 of approximately $1,255,000 have been discounted to approximately $1,083,000 using an interest rate of 10%. At December 31, 1997 and 1996, approximately $271,000 and $731,000, respectively, was remaining in other liabilities relating to the insurance costs to be reimbursed.

12. OMI CORP. ACQUISITION

During 1997, the Company reached an agreement to be acquired by OMI Corp. ("OMI"), a publicly owned bulk shipping company which operates in both international and U.S. shipping markets. The agreement contemplates the acquisition by OMI of all the common stock of the Company, which will encompass all of the assets and liabilities of the Company, except for its minority interest in two vessels subject to leveraged leases.

                  Marine Transport Lines, Inc. and Subsidiaries

             Notes to Consolidated Financial Statements (concluded)

12. OMI CORP. ACQUISITION (CONTINUED)

In connection with OMI's acquisition of the Company, OMI will spin-off its foreign assets ("Foreign OMI"). Foreign OMI will retain the OMI name and will be managed by OMI's current management. The portion of OMI which remains after the spin-off of OMI's foreign assets ("Domestic OMI") will include MTL's assets, will use the MTL name and will be managed by MTL's current management. MTL shareholders will receive OMI shares in exchange for their MTL shares. In contemplation of the transaction with OMI, MTL will redeem certain of its shares for $2.5 million. Upon completion of the acquisition and spin-off (the "transaction"), holders of OMI shares prior to the transaction will own approximately two-thirds of the outstanding shares of Domestic OMI, as well as substantially all outstanding shares of Foreign OMI. Former MTL shareholders will hold approximately one-third of the outstanding shares of Domestic OMI.

The transaction is subject to a number of conditions, including receipt by OMI of a favorable private letter ruling from the Internal Revenue Service, and OMI shareholder approval. The Company's financial statements to be filed by OMI with the Securities and Exchange Commission with respect to this transaction.

13. SUBSEQUENT EVENT

In March 1998, the Company reached an agreement in principle with an unrelated party for the sale of its interest in the two vessels accounted for as leveraged leases. The net proceeds from the sale are expected to approximate $18,810,000, and will result in an after-tax gain of approximately $8,135,400. The Company anticipates that it will distribute the net proceeds to its shareholders, subject to the requirements of applicable state laws.

In March 1998, the note of $750,000 payable to MCCI was extended for one year to March 7, 1999.

                                                                       Exhibit A

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                    OMI CORP.

             ------------------------------------------------------

                     PURSUANT TO SECTION 242 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

             ------------------------------------------------------




     OMI Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on July 26, 1990 and amendments to the Certificate of Incorporation were subsequently duly filed and recorded (the Restated Certificate of Incorporation together with such amendments shall be hereinafter referred to as the "Restated Certificate of Incorporation").

     2. ARTICLE FIRST of the Restated Certificate of Incorporation is amended to read in full as follows:

        "FIRST: The name of the corporation is Marine Transport Corporation."

     3. The first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation is amended to read in full as follows:

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is fifteen million seven hundred fifty thousand (15,750,000) of which stock seven hundred fifty thousand (750,000) shares of the par value of one dollar ($1.00) each, amounting in the aggregate to seven hundred fifty thousand dollars ($750,000), shall be Preferred Stock, and of which fifteen million (15,000,000) shares of the par value of fifty cents ($.50) each, amounting in the aggregate to seven million five hundred thousand dollars ($7,500,000), shall be Common Stock.

     4. Upon the effectiveness of the foregoing amendment to Article FOURTH of the Restated Certificate of Incorporation, each share of Common Stock of the Corporation, having a par value of fifty cents ($.50) per share, issued and outstanding, or held in the treasury of the Corporation, immediately prior to the effectiveness of such amendment, shall be changed into and become 0.10 fully paid and nonassessable shares of Common Stock having a par value of fifty cents ($.50) per share. No fractional interests resulting from such conversion shall be issued, but in lieu thereof, the Corporation will pay cash for each currently issued and outstanding share of Common Stock, par value one cent ($.01) per share, representing such fractional interest.

     5. Section (a) of ARTICLE SIXTH of the Restated Certificate of Incorporation is amended to read in full as follows:

          SIXTH: (a) The number of directors constituting the entire Board of Directors shall be not less than five nor more than fifteen, as fixed from time to time by the vote of not less than 66 2/3% of the entire Board of Directors, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director in office at that time, and provided further, that the number of directors constituting the entire Board of Directors shall be eight until otherwise fixed by the vote of not less than 66 2/3% of the entire Board of

     Directors. The phrase "66 2/3% of the entire Board of Directors" as used in this Restated Certificate of Incorporation shall be deemed to refer to 66 2/3% of the number of directors constituting the Board of Directors as provided in this Section (a) of this Article Sixth, without regard to any vacancies then existing.

     6. The aforesaid amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be signed by its President and attested by its Secretary this ____ day of __________, 1998.



                                          OMI CORP.

                                          By: _________________________________
                                                        [INSERT NAME]
                                                          President

[Corporate Seal]

Attest:

By: ________________________________
              [INSERT NAME]
                Secretary

                                                                       Exhibit B

                                    OMI CORP.
                             1998 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                        --------------------------------

     1. Purpose of the Plan. The purpose of the OMI Corp. 1998 Stock Option Plan for Non-Employee Directors (the "Plan") is to aid OMI Corp. (the "Company") in securing for the Company and its stockholders the benefits of having experienced and highly qualified persons who are not and have never been employees of the Company or any of its Subsidiaries or affiliates become and remain members of the Board of Directors (the "Board") of the Company and to provide to such persons the benefits of the incentive inherent in common stock ownership.

     2. Stock Subject to Plan. The stock which may be issued and sold under the Plan shall be the Common Stock (par value $0.50 per share) of the Company, of a total number not exceeding 100,000 shares, subject to adjustment as provided in
Section 9. The stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company. Each stock option granted pursuant to the Plan is referred to herein as an "Option." In the event that Options granted under the Plan shall terminate or expire without being exercised in whole or in part, new Options may be granted covering the shares not purchased under such lapsed Options.

     3. Eligibility. Each member of the Board shall be eligible to receive Options in accordance with the terms of the Plan, provided he or she, as of the date of a granting of an Option, (i) is not an employee of the Company or any of its Subsidiaries or affiliates and (ii) is otherwise not eligible for selection to participate in any plan of the Company or any of its Subsidiaries or affiliates that entitles the participant therein to acquire securities or derivative securities of the Company. Each member of the Board who receives an option hereunder is referred to herein as an "Optionee." As used in the Plan, "Subsidiary" means any corporation in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of all classes of such corporation's stock.

     4. Option Grants. (a) Subject to the maximum number of shares which may be purchased pursuant to the exercise of Options, as set forth in Section 2 (as such number may be adjusted pursuant to the provisions of Section 9), and to the approval of the Plan by the stockholders of the Company, an Option to purchase, in the manner and subject to the terms and conditions hereinafter provided, 7,500 shares of the Common Stock of the Company shall be and hereby is granted, without further action by the Board, as of the close of business on the Second Closing Date (as such term is defined in the Acquisition Agreement dated as of September 15, 1997 among the Company, Universal Bulk Carriers, Inc., Marine Transport Lines, Inc. ("MTL") and certain shareholders of MTL), to each person who is serving as an eligible director of the Company on such date.

     (b) Each person who subsequent to the Second Closing Date, first becomes an eligible director of the Company shall (i) on the date of the Annual or Special Meeting of Stockholders of the Company at which he or she is first elected to the Board by vote of the stockholders, or (ii) on the date of appointment to the Board with respect to a director appointed to the Board by the Board to fill a vacancy on the Board, however occurring, whether by the death, resignation or removal of any director, any increase in the number of directors comprising the Board, or otherwise, shall, by reason of such election or appointment and without further action by the Board, be granted as of the close of business on said date an Option to purchase, in the manner and subject to the terms and conditions herein provided and to the extent such number of shares remain available for such purpose hereunder, 7,500 shares of the Common Stock of the Company. In the event that the number of shares available for grants under the Plan is insufficient to make all grants hereby specified on the applicable date, then all those who become entitled to a grant on such date shall share ratably in the number of shares then available for grant under the Plan.

     (c) It is understood that the Board may, at any time and from time to time after the granting of an Option hereunder, specify such additional terms, conditions and restrictions with respect to such Option as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws, including, but not limited to, terms, restrictions and conditions for compliance with federal and state securities laws and methods of withholding or providing for the payment of required taxes.

     5. General Terms and Conditions of Options. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

     (a) The Option exercise price with respect to that portion of the shares of Common Stock covered by each Option granted pursuant to Section 4(b) which become exercisable on the first anniversary date of the grant of the Option (the "Initial Exercise Price for Section 4(b) Options") shall be the higher of: (i) the Fair Market Value (as defined below) of the Common Stock on the date the Option is granted or (ii) the average of the Fair Market Values of the Common Stock for each of the 10 days ending on the date the Option is granted. The Option exercise price with respect to that portion of the shares of Common Stock covered by each Option granted pursuant to Section 4(a) which become exercisable on the first anniversary date of the Option (the "Initial Exercise Price for Section 4(a) Options") shall be the average of the Fair Market Values of the Common Stock for each of the 10 days following the Second Closing Date.

     Fair Market Value on any date, means (i) if the Common Stock is listed on a securities exchange or is traded over the Nasdaq National Market System, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market System, the mean between the bid and offered prices as quoted by the National

Association of Securities Dealers through Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, fair market value will be determined by such other method as the Board determines in good faith to be reasonable.

     (b) Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement. The Option Agreement shall not be a precondition to the granting of Options; however, no person shall have any rights under any Option granted under the Plan unless and until the Optionee to whom such Option shall have been granted shall have executed and delivered to the Company an Option Agreement. A fully executed original of the Option Agreement shall be provided to both the Company and the Optionee.

     (c) All Options shall be nonstatutory stock options not intended to qualify as stock options entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     (d) Options shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by the Optionee.

     (e) Each Option shall be subject to the following restrictions on exercise:

          (i) The Option is not immediately exercisable. Except in the event of the Optionee's death, an Option shall not be exercisable, in whole or in part, prior to the expiration of one (1) year from the date of grant or after the expiration of ten years from the date the Option was granted. To the extent that an Option is not exercised within the ten-year period of exercisability, it shall expire as to the then unexercised part.

          (ii) Subject to Sections 5(e)(i), 6 and 7, the total number of shares of Common Stock covered by the Option (as such number may be adjusted pursuant to the provisions of Section 9) shall become exercisable on the first anniversary date of the grant of the Option.

          (iii) An Option shall not be exercisable with respect to a fractional share or with respect to the lesser of fifty (50) shares or the full number of shares then subject to the Option.

          (iv) Except as provided in Section 6, an Option shall not be exercisable in whole or in part unless the Optionee, at the time the Optionee exercises the Option, is, and has been at all times since the date of grant of the Option, a director of the Company.

          (v) An Option may only be exercised by delivery of written notice of the exercise to the Company specifying the number of shares to be purchased and by making payment in full for the shares of Common Stock being acquired thereunder at the time of exercise (including applicable withholding taxes, if any); unless the Option Agreement shall otherwise provide, such payment shall be made

               (A) in United States dollars by check or bank draft, or

               (B) by tendering to the Company Common Stock shares already owned for at least six (6) months by the person exercising the Option, which may include shares received as the result of a prior exercise of an Option, and having a Fair Market Value equal to the cash exercise price applicable to such Option, or

               (C) by a combination of United States dollars and Common Stock shares as aforesaid, or

               (D) in accordance with a cashless exercise program under which, if so instructed by the Optionee, shares of Common Stock may be issued directly to the Optionee's broker or dealer upon receipt of the purchase price for such shares in cash from the broker or dealer.

          (vi) If at any time the Board shall determine, in its discretion, that the listing, registration or qualification of shares upon any national securities exchange or the Nasdaq National Market or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares hereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board in the exercise of its reasonable judgment.

     6. Termination of Service. An Option shall terminate upon the termination, for any reason, of the Optionee's directorship with the Company, and no shares may thereafter be purchased under such Option except as follows:

     (a) Upon retirement as a director of the Company after one (1) year of service, each unexpired Option held by the Optionee shall, to the extent otherwise exercisable on such date, remain exercisable, in whole or in part, for a period of one (1) year following such retirement.

     (b) Upon termination of service as a director of the Company by reason of death or disability each unexpired Option held by the Optionee, or in the case of death, the Optionee's executors, administrators, heirs or distributees, as the case may be, shall become immediately exercisable and shall remain exercisable, in whole or in part, for a period of one (1) year after such termination. Disability shall mean an inability as determined by the Board to perform duties and services as a director of the Company by reason of a medically determinable physical or mental impairment, supported by medical evidence, which can be expected to last for a continuous period of not less than six (6) months.

     In the event any Option is exercised by the executors, administrators, heirs or distributees of the estate of a deceased Optionee, the Company shall be under no obligation to issue Common Stock thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representative of the deceased Optionee's estate or the proper legatees or distributees thereof.

     In no event, however, may an Option be exercised (i) prior to the expiration of six (6) months from the date of grant, or (ii) after ten (10) years from the date it was granted.

     7. Change in Control. (a) Notwithstanding other provisions of the Plan, but subject to Section 6 and 7(c), in the event of a change in control of the Company, (i) all of the Optionee's then outstanding Options shall immediately become exercisable, unless directed otherwise by a resolution adopted by the Board prior to and specifically relating to the occurrence of such change in control, and (ii) each Optionee shall have the right within one (1) year after such event to exercise the Option in full notwithstanding any limitation or restriction in any Option Agreement or in the Plan.

     (b) For purposes of this Section 7, a "change in control" shall mean a change in control with respect to the Company, occurring on or after the Second Closing Date, that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the Second Closing Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any "person" (as defined in Section 3(9) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of 20% or more of the securities of the Company which are entitled to vote. Notwithstanding anything aforesaid to the contrary, a change in control with respect to the Company shall be deemed to have occurred if individuals who constitute the Board on the Second Closing Date, cease for any reason to constitute at least a majority of the Board.

     (c) In no event, however, may any Option be exercised (i) prior to the expiration of six (6) months from the date of grant, or (ii) after ten (10) years from the date it was granted.

     8. Purchase for Investment. (a) Except as hereafter provided, the holder of an Option shall, upon any exercise thereof, execute and deliver to the Company a written statement, in form satisfactory to the Company, in which such holder represents and warrants that such holder is purchasing or acquiring the shares acquired thereunder for such holder's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any of such shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the holder shall, prior to any offer for sale or sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto. The foregoing restriction shall not apply to (a) issuances by the Company so long as the shares being issued are registered under the Securities Act and a prospectus in respect thereof is current or (b) reofferings of shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities Act) if the shares being reoffered are registered under the Securities Act and a prospectus in respect thereof is current.

     (b) The Company may endorse such legend or legends upon the certificates for shares issued upon exercise of an Option granted hereunder and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as, in its discretion, it determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act.

     9. Adjustment in the Event of Change in Stock; Reorganization. (a) In the event of changes in the outstanding Common Stock of the Company after the Second Closing Date by reason of stock dividend, reverse split, subdivision, recapitalization, split-up, combination or exchange of shares, reorganization or liquidation, extraordinary dividend payable in cash or property, and the like, the aggregate number and class of shares available under the Plan, and the number, class and the price of shares of Common Stock subject to outstanding Options shall be appropriately adjusted by the Board, whose determination shall be conclusive.

     (b) In the event (i) the Company is merged or consolidated with another corporation and the company is not the surviving corporation, or the Company shall be the surviving corporation and there shall be any change in the Common Stock of the Company by reason of such merger or consolidation, or (ii) all or substantially all of the assets of the Company are acquired by another corporation, or (iii) there is a reorganization or liquidation of the Company (each such event being hereinafter referred to as a "Reorganization Event"), or
(iv) the Board shall propose that the Company enter into a Reorganization Event, then the Board (acting solely through members of the Board who were members of the Board prior to the occurrence of the Reorganization Event) may in its discretion take any or all of the following actions:

               (A) by written notice to Optionee, provide that the Option shall be terminated unless exercised within thirty days (or such longer period as the Board shall determine in its discretion) after the date of such notice; and

               (B) advance the dates upon which any or all outstanding Options granted to Optionee shall be exercisable.

               Whenever deemed appropriate by the Board, any action referred to in this Section 9(b) may be made conditional upon the consummation of the applicable Reorganization Event.

     (c) Any adjustments or other action pursuant to this Section 9 shall be made by the Board and the Board's determination as to what adjustments shall be made or actions taken, and the extent thereof, shall be final and binding.

     10. Administration. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of all Option Agreements. The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except as may expressly be provided by statute.

     11. Miscellaneous Provisions. (a) Except as expressly provided for in the Plan, no director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any eligible director any right to be retained in the service of the Company as a director or otherwise.

     (b) An Optionee's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of an Optionee's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

     (c) It shall be a condition to the obligation of the Company to issue shares of Common Stock upon exercise of an Option that the Optionee (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount, in cash and/or Common Stock, as may be requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state, local or foreign income or other taxes; provided, however, that such withholding obligation may be met by the withholding of Common Stock otherwise deliverable to the Optionee in accordance with such procedures as may be adopted by the Board; provided, further, however, the amount of Common Stock so withheld shall not exceed the minimum required withholding obligation. If the amount requested is not paid, the Company may refuse to issue the shares of Common Stock.

     (d) The expenses of the Plan shall be borne by the Company.

     (e) The Plan shall be unfunded. Neither the Company nor the Board shall be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan and issuance of shares upon exercise of Options shall be subordinate to the claims of the Company's general creditors. Proceeds from the sale of shares pursuant to Options however shall constitute general funds of the Company. Neither the Company, a Subsidiary or the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

     (f) By accepting any Option or other benefit under the Plan, each Optionee and each person claiming under or through such person shall be conclusively deemed to have indicated his acceptance and ratification, and consent to, any action taken under the Plan by the Company or the Board.

     (g) An Optionee shall have no voting rights or other rights of stockholders with respect to shares which are subject to an Option, nor shall cash dividends accrue or be payable with respect to any such shares.

     (h) The Plan shall be governed by and construed in accordance with the laws of the State of New York.

     (i) No fractional shares shall be issued upon the exercise of an Option. If a fractional share shall become subject to an Option by reason of a stock dividend or otherwise, the Optionee shall not be entitled to exercise the Option with respect to such fractional share.

     12. Amendment or Discontinuance. Except as provided in this Section 12, the Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable including, but not limited to amendments necessary to qualify for any exemption or to comply with applicable law or regulations. Except as provided in Section 9 above, the Board may not, without further approval by the stockholders of the Company, increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan, increase the number of shares subject to an Option, reduce the Option exercise price described in Section 5(a), extend the period during which Options may be granted or exercised under the Plan or change the class of persons eligible to receive Options under the Plan, it being the intent to include in this sentence any amendment that would have the effect of materially increasing the benefits accruing to Optionees under the Plan. The Plan provisions affecting the amount of Common Stock to be awarded eligible directors, the timing of those awards or the determination of those eligible to receive such awards may not be amended more than once every six months, other than as may be required in order to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; provided however, to the extent that, in the opinion of counsel to the Company, stockholder approval of an amendment to the Plan is not required under the Exchange Act (including the rules and regulations promulgated thereunder), in order for the Options under the Plan to continue to be exempt from the operation of Section 16(b) of the Exchange Act, such amendment may be made by the Board acting alone. No amendment of the Plan shall materially and adversely affect any right of any Optionee with respect to any Option theretofore granted without such Optionee's written consent.

     13. Limits of Liability. (a) Any liability of the Company to any participant with respect to an Option award shall be based solely upon contractual obligations, if any, created by the Plan and the Option Agreement.

     (b) Neither the Company nor or any member of the Board, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

     14. Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:

     (a) upon the adoption of a resolution of the Board terminating the Plan;

     (b) the date all shares of Common Stock subject to the Plan are purchased according to the Plan's provisions; or

     (c) ten years from the Second Closing Date.

No such termination of this Plan shall affect the rights of any Optionee hereunder and all Options previously granted hereunder shall continue in force and in operation after termination of the Plan, except as they may be otherwise terminated in accordance with the terms of the Plan.

                                                                       Exhibit C

                                    OMI CORP.
                           1998 INCENTIVE EQUITY PLAN
                           --------------------------

     1. Purpose. The purpose of the OMI Corp. 1998 Incentive Equity Plan (the "Plan") is to maintain the ability of OMI Corp. (the "Company") and its subsidiaries to attract and retain highly qualified and experienced employees and to give such employees a continued proprietary interest in the success of the Company and its subsidiaries. Pursuant to the Plan, such employees will be offered the opportunity to acquire common stock through the grant of options, stock appreciation rights in tandem with such options, the award of restricted stock under the Plan, bonuses payable in stock or a combination thereof. Unless the context clearly indicates otherwise, references herein to "option" or "options" shall include any tandem stock appreciation right that may be granted in connection with such option or options in accordance with Paragraph 6(f) hereof.

     As used herein, the term "subsidiary" shall mean any present or future corporation which is or would be a "subsidiary corporation" of the Company as the term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). References to the "Exchange Act" are to the Securities Exchange Act of 1934, as it may be amended from time to time.

     2. Administration of the Plan. The Plan shall be administered by a compensation committee (the "Committee") as appointed from time to time by the Board of Directors of the Company (the "Board"), which Committee shall consist of not less than three (3) members of the Board. No member of the Committee shall be eligible to be granted options or awarded restricted stock or bonuses payable in stock under the Plan. No member of the Board shall be appointed to the Committee who has been granted an option or awarded restricted stock or bonuses payable in stock under the Plan within one year prior to appointment. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

     In administering the Plan, the Committee may adopt rules and regulations for carrying out the Plan. The interpretation and decision with regard to any question arising under the Plan made by the Committee shall be final and conclusive on all employees of the Company and its subsidiaries participating or eligible to participate in the Plan. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee shall determine the employees to whom, and the time or times at which, grants or awards shall be made and the number of shares to be included in the grants or awards. Within the limitations of the Plan, the number of shares for which options will be granted from time to time and the periods for which the options will be outstanding will be determined by the Committee.

     Each option or stock or other awards granted pursuant to the Plan shall be evidenced by an Option Agreement or Award Agreement (the "Agreement"). The Agreement shall not be a precondition to the granting of options or stock or other awards; however, no person shall have any rights under any option or stock or other awards granted under the Plan unless and until the person to whom such option or stock or other award shall have been granted shall have executed and delivered to the Company an Agreement. The Committee shall prescribe the form of all Agreements. A fully executed original of the Agreement shall be provided to both the Company and the recipient of the grant or award.

     3. Shares of Stock Subject to the Plan. The total number of shares that may be optioned or awarded under the Plan is 550,000 shares of the $0.50 par value common stock of the Company (the "Common Stock") except that said number of shares shall be adjusted as provided in Paragraph 13. No employee shall receive, over the term of the Plan, awards of restricted stock for more than 97,500 shares of Common Stock or awards in the form of options, whether incentive stock options or options other than incentive stock options, to purchase more than 97,500 shares of Common Stock. Any shares subject to an option which for any reason expires or is terminated unexercised and any restricted stock which is forfeited may again be optioned or awarded under the Plan. Shares subject to the Plan may be either authorized and unissued shares or issued shares acquired by the Company or its subsidiaries.

     4. Eligibility. Key salaried employees, including officers, of the Company and its subsidiaries (but excluding non-employee directors) are eligible to be granted options and awarded restricted stock under the Plan and to have their bonuses payable in stock. The employees who shall receive awards or options under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, which may be based upon information furnished to the Committee by the Company's management, and the Committee shall determine, in its sole discretion, the number of shares to be covered by the award or awards and by the option or options granted to each such employee selected. Such key salaried employees who are selected to participate in the Plan shall be referred to collectively herein as "Participants."

     5. Duration of the Plan. No award or option may be granted under the Plan more than ten years from the date the Plan is adopted by the Board or the date the Plan receives shareholder approval, whichever is earlier, but awards or options theretofore granted may extend beyond that date.

     6. Terms and Conditions of Stock Options. All options granted under this Plan shall be either incentive stock options, as defined in Section 422 of the Code, or options other than incentive stock options. Each such option shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine.

          (a) The option price per share shall be determined by the Committee. However, subject to Paragraph 6(k), the option price of incentive stock options shall not be less than 100% of the fair market value of a share of Common Stock at the time the option is granted. For purposes of the Plan, the fair market value on any date, means (i) if the Common Stock is listed on a securities exchange or is traded over the Nasdaq National Market System, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq National Market System, the mean between the bid and offered prices as quoted by the National Association of Securities Dealers through Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, fair market value will be determined by such other method as the Committee determines in good faith to be reasonable

          (b) Each option shall be exercisable pursuant to the attainment of such performance goals and/or during and over such period ending not later than ten years from the date it was granted, as may be determined by the Committee and stated in the Agreement. In no event may an option be exercised more than 10 years from the date the option was granted.

          (c) Unless otherwise provided in the Agreement, no option shall be exercisable within six months from the date of the granting of the option. An option shall not be exercisable with respect to a fractional share of Common Stock or with respect to the lesser of fifty (50) shares or the full number of shares then subject to the option. No fractional shares of Common Stock shall be issued upon the exercise of an option. If a fractional share of Common Stock shall become subject to an option by reason of a stock dividend or otherwise, the optionee shall not be entitled to exercise the option with respect to such fractional share.

          (d) Each Option Agreement shall state whether the option(s) evidenced thereby will or will not be treated as incentive stock option(s).

          (e) Each option may be exercised by giving written notice to the Company specifying the number of shares to be purchased, which shall be accompanied by payment in full including, if required by applicable law, taxes, if any. Payment, except as provided in the Agreement, shall be

               (A) in United States dollars by check or bank draft, or

               (B) by tendering to the Company Common Stock shares already owned for at least six months by the person exercising the option, which may include shares received as the result of a prior exercise of an option, and having a fair market value, as determined in accordance with Paragraph 6(a), on the date on which the option is exercised equal to the cash exercise price applicable to such option, or

               (C) by a combination of United States dollars and Common Stock shares as aforesaid, or

               (D) in accordance with a cashless exercise program established by the Committee in its sole discretion under which either (A) if so instructed by the optionee, shares may be issued directly to the optionee's broker or dealer upon receipt of the purchase price in cash from the broker or dealer, or (B) shares may be issued by the Company to an optionee's broker or dealer in consideration of such broker's or dealer's irrevocable commitment to pay to the Company that portion of the proceeds from the sale of such shares that is equal to the exercise price of the option(s) relating to such shares, or

               (E) in such other manner as permitted by the Committee at the time of grant or thereafter.

          No optionee shall have any rights to dividends or other rights of a shareholder with respect to shares of Common Stock subject to his or her option until he or she has given written notice of exercise of his or her option and paid in full for such shares.

          (f) Notwithstanding the foregoing, the Committee may, in its sole discretion, grant to a grantee of an option the right (hereinafter referred to as a "stock appreciation right") to elect, in the manner described below, in lieu of exercising his or her option for all or a portion of the shares of Common Stock covered by such option, to relinquish his or her option with respect to any or all of such shares and to receive from the Company a payment having a value equal to the amount by which (a) the fair market value, as determined in accordance with Paragraph 6(a), of a share of Common Stock on the date of such election, multiplied by the number of shares as to which the grantee shall have made such election, exceeds (b) the total exercise price for that number of shares of Common Stock under the terms of such option; provided, however, that to the extent that a stock appreciation right is exercised by a Participant who is or may be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the ten-day election period described in Rule 16b-3(e) of the Exchange Act, the amount described in Paragraph 6(f)(a) next above shall be equal to the highest fair market value of the shares of Common Stock during such ten-day election period. A stock appreciation right shall be exercisable at the time the tandem option is exercisable, and the "expiration date" for the stock appreciation right shall be the expiration date for the tandem option. A grantee who makes such an election shall receive payment in the sole discretion of the Committee (i) in cash equal to such excess; or (ii) in the nearest whole number of shares of Common Stock of the Company having an aggregate fair market value, as determined in accordance with Paragraph 6(a), which is not greater than the cash amount calculated in (i) above; or (iii) a combination of (i) and (ii) above. A stock appreciation right may be exercised only when the amount described in (a) above exceeds the amount described in (b) above. An election to exercise stock appreciation rights shall be deemed to have been made on the day written notice of such election, addressed to the Committee, is received at the Company's offices. An option or any portion thereof with respect to which a grantee has elected to exercise the stock appreciation rights described above shall be surrendered to the Company and such option shall thereafter remain exercisable according to its terms only with respect to the number of shares as to which it would otherwise be exercisable, less the number of shares with respect to which stock appreciation rights have been exercised. The grant of a stock appreciation right shall be evidenced by such form of Agreement as the Committee may prescribe. The Agreement evidencing stock appreciation rights shall be personal and will provide that the stock appreciation rights will not be transferable by the grantee otherwise than by will or the laws of descent and distribution and that they will be exercisable, during the lifetime of the grantee, only by him or her.

          (g) Except as provided in the Agreement, an option may be exercised only if at all times during the period beginning with the date of the granting of the option and ending on the date of such exercise, the grantee was an employee of either the Company or of a subsidiary of the Company or of another corporation referred to in Section 421(a)(2) of the Code. The Agreement shall provide whether, and if so, to what extent, an option may be exercised after termination of continuous employment, but any such exercise shall in no event be later than the termination date of the option. If the grantee should die, or become permanently disabled as determined by the Committee in accordance with the Agreement, at any time when the option, or any portion thereof, shall be exercisable by him or her, the option will be exercisable within a period provided for in the Agreement, by the optionee or person or persons to whom his or her rights under the option shall have passed by will or by the laws of descent and distribution, but in no event at a date later than the termination of the option. The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it.

          (h) The option by its terms shall be personal and shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution as provided in Paragraph 6(g) above. During the lifetime of an optionee, the option shall be exercisable only by the optionee. In the event any option is exercised by the executors, administrators, heirs or distributees of the estate of a deceased optionee as provided in Paragraph 6(g) above, the Company shall be under no obligation to issue Common Stock thereunder unless and until the Company is satisfied that the person or persons exercising the option are the duly appointed legal representative of the deceased optionee's estate or the proper legatees or distributees thereof.

          (i) Notwithstanding any intent to grant incentive stock options, an option granted will not be considered an incentive stock option to the extent that it together with any earlier incentive stock options permits the exercise for the first time in any calendar year of more than $100,000 in fair market value of Common Stock (determined in accordance with Paragraph 6(a) at the time of grant).

          (j) The Committee may, but need not, require such consideration from an optionee at the time of granting an option as it shall determine, either in lieu of, or in addition to, the limitations on exercisability provided in Paragraph 6(e).

          (k) No incentive stock option shall be granted to an employee who owns or would own immediately before the grant of such option, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company. This restriction does not apply if, at the time such incentive stock option is granted, the option price is at least 110% of the fair market value of one share of Common Stock, as determined in accordance with Paragraph 6(a), on the date of grant and the incentive stock option by its terms is not exercisable after the expiration of five years from the date of grant.

          (l) An option and any Common Stock received upon the exercise of an option shall be subject to such other transfer restrictions and/or legending requirements that are specified in the Agreement.

     7. Terms and Conditions of Restricted Stock Awards. All awards of restricted stock under the Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine.

          (a) Awards of restricted stock may be in addition to or in lieu of option grants.

          (b) During a period set by, and/or until the attainment of particular performance goals based upon criteria established by, the Committee at the time of each award of restricted stock (the "restriction period") as specified in the Agreement, the recipient shall not be permitted to sell, transfer, pledge, or otherwise encumber the shares of restricted stock; except that such shares may be used, if the Agreement permits, to pay the option price of any option granted under the Plan provided an equal number of shares delivered to the recipient shall carry the same restrictions as the shares so used.

          (c) If so provided in the Agreement, shares of restricted stock shall become free of all restrictions if (i) the recipient dies, (ii) the recipient's employment terminates by reason of permanent disability, as determined by the Committee, (iii) the recipient retires under specific circumstances set forth in the Agreement, or (iv) there is a "change in control" of the Company (as defined in the Agreement). The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it. If the Committee determines that any such recipient is not permanently disabled, the restricted stock held by such recipient shall be forfeited and revert to the Company.

          (d) Unless and to the extent otherwise provided in the Agreement in accordance with Paragraph 7(c) hereof, shares of restricted stock shall be forfeited and revert to the Company upon the recipient's termination of employment during the restriction period, except to the extent the Committee, in its sole discretion, finds that such forfeiture might not be in the best interest of the Company and, therefore, waives all or part of the application of this provision to the restricted stock held by such recipient.

          (e) Stock certificates for restricted stock shall be registered in the name of the recipient but shall be appropriately legended and returned to the Company by the recipient, together with a stock power, endorsed in blank by the recipient. The recipient shall be entitled to vote shares of restricted stock and shall be entitled to all dividends paid thereon, except that dividends paid in Common Stock or other property shall also be subject to the same restrictions.

          (f) Restricted stock shall become free of the foregoing restrictions upon expiration of the applicable restriction period and the Company shall then deliver Common Stock certificates evidencing such stock to the recipient.

          (g) Restricted stock and any Common Stock received upon the expiration of the restriction period shall be subject to such other transfer restrictions and/or legending requirements that are specified in the Agreement.

     8. Bonuses Payable in Stock. In lieu of cash bonuses otherwise payable under the Company's or applicable subsidiary's compensation practices to employees eligible to participate in the Plan, the Committee, in its sole discretion, may determine that such bonuses shall be payable in Common Stock or partly in Common Stock and partly in cash. Such bonuses shall be in consideration of services previously performed and as an incentive toward future services and shall consist of shares of Common Stock subject to such terms as the Committee may determine in its sole discretion. The number of shares of Common Stock payable in lieu of a bonus otherwise payable shall be determined by dividing such amount by the fair market value of one share of Common Stock on the date the bonus is payable, with fair market value determined as of such date in accordance with Paragraph 6(a).

     9. Change in Control.

          (a) In the event of a change in control of the Company, as defined by the Committee in the Agreement, the Committee may, in its sole discretion, provide that any of the following applicable actions be taken as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

               (i) accelerate restriction periods for purposes of vesting in, or realizing gain from, any outstanding option or shares of restricted stock awarded pursuant to this Plan;

               (ii) offer to purchase any outstanding option or shares of restricted stock made pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the change in control; or

               (iii) make adjustments or modifications to outstanding options or with respect to restricted stock as the Committee deems appropriate to maintain and protect the rights and interests of the Participants following such change in control.

     Any such action approved by the Committee shall be conclusive and binding on the Company, its subsidiaries and all Participants.

          (b) In no event, however, may (i) any option be exercised prior to the expiration of six (6) months from the date of grant (unless otherwise provided for in the Agreement), or (ii) any option be exercised after ten
     (10) years from the date it was granted.

     10. Transfer, Leave of Absence. For the purpose of the Plan: (a) a transfer of an employee from the Company to a subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one subsidiary or affiliate of the Company to another, and (b) a leave of absence, duly authorized in writing by the Company or a subsidiary or affiliate of the Company, shall not be deemed a termination of employment.

     11. Rights of Employees.

          (a) No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and the Agreement.

          (b) Nothing contained in the Plan or Agreement shall be deemed to give any employee the right to be retained in the service of the Company or its subsidiaries.

     12. Tax Withholding Obligations.

          (a) If required by applicable law, the payment of taxes, upon the exercise of an option pursuant to Paragraph 6(e) or a stock appreciation right pursuant to Paragraph 6(f), shall be in cash at the time of exercise or on the applicable tax date under Section 83 of the Code, if later; provided, however, tax withholding obligations may be met by the withholding of Common Stock otherwise deliverable to the optionee pursuant to procedures approved by the Committee; provided, further, however, the amount of Common Stock so withheld shall not exceed the minimum required withholding obligation.

          (b) If required by applicable law, recipients of restricted stock, pursuant to Paragraph 7, shall be required to pay taxes to the Company upon the expiration of restriction periods or such earlier dates as elected pursuant to Section 83 of the Code; provided, however, tax withholding obligations may be met by the withholding of Common Stock otherwise deliverable to the recipient pursuant to procedures approved by the Committee. If tax withholding is required by applicable law, in no event shall Common Stock be delivered to any awardee until he has paid to the Company in cash the amount of such tax required to be withheld by the Company or has elected to have his withholding obligations met by the withholding of Common Stock in accordance with the procedures approved by the Committee or otherwise entered into an agreement satisfactory to the Company providing for payment of withholding tax.

          (c) The Company shall first withhold from any cash bonus described in Paragraph 8, an amount of cash sufficient to meet its tax withholding obligations before the amount of Common Stock paid in accordance with Paragraph 8 is determined.

     13. Changes in Capital; Reoganization. (a) Upon changes in the outstanding Common Stock after the Second Closing Date by reason of a stock dividend, stock split, reverse split, subdivision, recapitalization, an extraordinary dividend payable in cash or property, combination or exchange of shares, separation, reorganization or liquidation, and the like, the aggregate number and class of shares available under the Plan as to which stock options and restricted stock may be awarded, the number and class of shares under (i) each option and the option price per share and (ii) each award of restricted stock shall, in each case, be correspondingly adjusted by the Committee, such adjustments to be made in the case of outstanding options without change in the total price applicable to such options.

     (b) In the event (i) the Company is merged or consolidated with another corporation and the company is not the surviving corporation, or the Company shall be the surviving corporation and there shall be any change in the Common Stock of the Company by reason of such merger or consolidation, or (ii) all or substantially all of the assets of the Company are acquired by another corporation, or (iii) there is a reorganization or liquidation of the Company (each such event being hereinafter referred to as a "Reorganization Event"), or
(iv) the Board of Directors of the Company shall propose that the Company enter into a Reorganization Event, then the Board (acting solely through members of the Board who were members of the Board prior to the occurrence of the Reorganization Event) may in its discretion take any or all of the following actions:

               (A) by written notice to the holders of stock options or restricted stock awards, provide that the stock options or restricted stock awards shall be terminated unless exercised within thirty days (or such longer period as the Board shall determine in its discretion) after the date of such notice; and

               (B) advance the dates upon which any or all outstanding stock options and restricted stock awards granted shall be exercisable.

          Whenever deemed appropriate by the Board, any action referred to in this Section 13(b) may be made conditional upon the consummation of the applicable Reorganization Event.

     (c) Any adjustments or other action pursuant to this Section 13 shall be made by the Board and the Board's determination as to what adjustments shall be made or actions taken, and the extent thereof, shall be final and binding.

     14. Miscellaneous Provisions.

          (a) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares or the payment of cash upon exercise of any option or stock appreciation right under the Plan. Proceeds from the sale of shares of Common Stock pursuant to options granted under this Plan shall constitute general funds of the Company. The expenses of the Plan shall be borne by the Company.

          (b) It is understood that the Committee may, at any time and from time to time after the granting of an option or the award of restricted stock or bonuses payable in Common Stock hereunder, specify such additional terms, conditions and restrictions with respect to such option or stock as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws, including, but not limited to, terms, restrictions and conditions for compliance with federal and state securities laws and methods of withholding or providing for the payment of required taxes.

          (c) If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of shares of Common Stock upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Common Stock hereunder, no option may be exercised or restricted stock or stock bonus may be transferred in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

          (d) By accepting any benefit under the Plan, each Participant and each person claiming under or through such Participant shall be conclusively deemed to have indicated his acceptance and ratification, and consent to, any action taken under the Plan by the Committee, the Company or the Board.

          (e) The Plan shall be governed by and construed in accordance with the laws of the State of New York.

     15. Limits of Liability.

          (a) Any liability of the Company or a subsidiary of the Company to any Participant with respect to any option or award shall be based solely upon contractual obligations created by the Plan and the Agreement.

          (b) Neither the Company nor a subsidiary of the Company, nor any member of the Committee or the Board, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

     16. Amendments and Termination. The Board may, at any time, amend, alter or discontinue the Plan; provided, however, no amendment, alteration or discontinuation shall be made which, without the approval of the shareholders, would:

          (a) except as is provided in Paragraph 13, increase the maximum number of shares of Common Stock reserved for the purpose of the Plan;

          (b) except as is provided in Paragraph 13, decrease the option price of an option to less than 100% of the fair market value, as determined in accordance with Paragraph 6(a), of a share of Common Stock on the date of the granting of the option;

          (c) change the class of persons eligible to receive an award of restricted stock, options or bonuses payable in Common Stock under the Plan; or

          (d) extend the duration of the Plan.

     The Committee may amend the terms of any award of restricted stock or option theretofore granted, retroactively or prospectively, but no such amendment shall impair the rights of any holder without his or her written consent.

     17. Duration. The Plan shall be adopted by the Board as of the date on which it is approved by a majority of the Company's stockholders, which approval must occur within the period ending twelve months after the date the Plan is adopted. The Plan shall terminate upon the earliest of the following dates or events to occur:

          (a) the adoption of a resolution of the Board, terminating the Plan;
     or

          (b) the date all shares of Common Stock subject to the Plan are purchased according to the Plan's provisions; or

          (c) ten years from the Second Closing Date.

                              |   LETTERHEAD OF  |
                              | SMITH BARNEY INC.|
                                                                       Exhibit D

September 15, 1997

The Board of Directors
OMI Corp.
90 Park Avenue
New York, New York 10016

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to OMI Corp. ("OMI") of the consideration to be paid by OMI pursuant to the terms and subject to the conditions set forth in the Acquisition Agreement, dated as of September 15, 1997 (the "Acquisition Agreement"), by and among OMI, Universal Bulk Carriers, Inc., a wholly owned subsidiary of OMI ("UBC"), Marine Transport Lines, Inc. ("MTL"), and the shareholders of MTL (the "MTL Shareholders"). As more fully described in the Acquisition Agreement, OMI will purchase from MTL Shareholders, in two separate closings, an aggregate of 4,049,519 shares of the common stock, no par value, of MTL (the "MTL Common Stock"), constituting all of the outstanding capital stock of MTL, in exchange for shares of the common stock, par value $0.50 per share, of OMI (the "OMI Common Stock" and, such purchase, the "Stock Purchase"). The Acquisition Agreement provides that, in connection with the first closing (the "First Closing Date"), OMI will transfer to MTL Shareholders that number of shares of OMI Common Stock having an aggregate value of $5.0 million, determined by dividing $5.0 million by the average of the daily closing prices of the OMI Common Stock on the New York Stock Exchange for the five consecutive trading days commencing one trading day prior to the First Closing Date (the "Initial Consideration") and (ii) in connection with the second closing (the "Second Closing Date"), OMI will transfer to MTL Shareholders that number of shares of OMI Common Stock equal to, after giving effect to the issuance of such shares, 30% of the then outstanding shares of OMI Common Stock (the "Additional Consideration" and, together with the Initial Consideration, the "Consideration"), subject to adjustment as more fully specified in the Acquisition Agreement. As more fully described in a Distribution Agreement to be entered into between OMI and UBC in connection with the transactions contemplated by the Stock Purchase, prior to the First Closing Date, OMI will effect a corporate restructuring pursuant to which OMI's domestic and foreign shipping businesses and related assets and liabilities will be separated (the "Corporate Restructuring") and, prior to the Second Closing Date, OMI will transfer to UBC all of OMI's foreign shipping business and related assets and liabilities and distribute as a dividend to OMI stockholders all of the outstanding shares of the common stock of UBC (the "Spin-Off").

In arriving at our opinion, we reviewed the Acquisition Agreement and certain related documents and held discussions with certain senior officers, directors and other representatives and advisors of OMI and certain senior officers and other representatives of MTL concerning the businesses, operations and prospects of OMI and MTL. We examined certain publicly available business and financial information relating to OMI, certain available business and financial information relating to MTL as well as certain financial forecasts and other information and data for OMI and MTL which were provided to or otherwise discussed with us by the respective managements of OMI and MTL, including

The Board of Directors
OMI Corp.
September 15, 1997
Page 2

information relating to certain strategic implications and operational benefits anticipated to result from the Stock Purchase. We reviewed the financial terms of the Stock Purchase as set forth in the Acquisition Agreement in relation to, among other things: current and historical market prices and trading volumes of OMI Common Stock; the historical and projected earnings and other operating data of OMI and MTL; and the capitalization and financial condition of OMI and MTL. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Stock Purchase and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of OMI and MTL. We also evaluated the potential pro forma financial impact of the Stock Purchase on OMI. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we were advised by the managements of OMI and MTL that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of OMI and MTL as to the expected future financial performance of OMI and MTL and the strategic implications and operational benefits anticipated to result from the Stock Purchase. We have assumed, with your consent, that the Stock Purchase will qualify as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that the Corporate Restructuring and Spin-Off will be effected in accordance with the terms contemplated thereby and, to the extent relevant to our analysis, have evaluated OMI after giving effect to such transactions. We are not expressing any opinion as to what the value of OMI Common Stock actually will be issued to MTL Shareholders pursuant to the Stock Purchase or the prices at which OMI Common Stock will trade subsequent to the Stock Purchase. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of OMI or MTL nor have we made any physical inspection of the properties or assets of OMI or MTL. We were not asked to consider, and our opinion does not address, the relative merits of the Stock Purchase as compared to any alternative business strategies that might exist for OMI or the effect of any other transaction in which OMI might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to OMI in connection with the Stock Purchase and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Stock Purchase. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of OMI for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to OMI unrelated to the proposed Stock Purchase, for which services we have received

The Board of Directors
OMI Corp.
September 15, 1997
Page 3

compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with OMI and MTL.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of OMI in its evaluation of the proposed Stock Purchase, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Stock Purchase. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid by OMI in the Stock Purchase is fair, from a financial point of view, to OMI.

Very truly yours,

SMITH BARNEY INC.

                                                                       Exhibit E

================================================================================


                             DISTRIBUTION AGREEMENT

                                     between

                                    OMI CORP.

                                       and

                          UNIVERSAL BULK CARRIERS, INC.

                          Dated as of _______ __, 199_


================================================================================

                                            TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
ARTICLE I.
                                               DEFINITIONS
         SECTION 1.01.  General......................................................................  2
         SECTION 1.02.  References................................................................... 26

ARTICLE II.

                                     PRE-DISTRIBUTION TRANSACTIONS;
                                            CERTAIN COVENANTS........................................ 27
         SECTION 2.01.  Corporate Restructuring Transactions......................................... 27
         SECTION 2.02.  Pre-Distribution Stock Dividends to Domestic Company......................... 27
         SECTION 2.03.  Consents..................................................................... 27
         SECTION 2.04.  Ancillary Agreements......................................................... 28

ARTICLE III.

                                            THE DISTRIBUTION......................................... 29
         SECTION 3.01.  Domestic Company Action Prior to the Distribution............................ 29
         SECTION 3.02.  The Distribution............................................................. 30
         SECTION 3.03.  Fractional Shares............................................................ 30

ARTICLE IV.

                                     CONDITIONS TO THE DISTRIBUTION.................................. 32
         SECTION 4.01.  Conditions Precedent to the Distribution..................................... 32
         SECTION 4.02.  No Constraint................................................................ 35
         SECTION 4.03.  Deferral of Distribution Date................................................ 35
         SECTION 4.04.  Public Notice of Deferred Distribution Date.................................. 36

ARTICLE V.

                                                COVENANTS............................................ 36
         SECTION 5.01.  Further Assurances........................................................... 36
         SECTION 5.02.  OMI Name..................................................................... 37
         SECTION 5.03.  Assumption and Satisfaction of Liabilities................................... 38
         SECTION 5.04.  No Representations or Warranties; Consents................................... 38
         SECTION 5.05.  Removal of Certain Guarantees................................................ 41
         SECTION 5.06.  Public Announcements......................................................... 43


                                                 (i)

                                                                                                    Page
                                                                                                    ----
         SECTION 5.07.  Intercompany Agreements...................................................... 43
         SECTION 5.08.  Tax Matters.................................................................. 44
         SECTION 5.09.  OMI Corp. Savings Plan....................................................... 44

ARTICLE VI.

                                          ACCESS TO INFORMATION...................................... 46
         SECTION 6.01.  Provision, Transfer and Delivery of Applicable
                               Corporate Records..................................................... 46
         SECTION 6.02.  Access to Information........................................................ 47
         SECTION 6.03.  Reimbursement................................................................ 48
         SECTION 6.04.  Confidentiality.............................................................. 49
         SECTION 6.05.  Witness Services............................................................. 50
         SECTION 6.06.  Retention of Records......................................................... 51
         SECTION 6.07.  Privileged Matters........................................................... 52

ARTICLE VII.

                                             INDEMNIFICATION......................................... 54
         SECTION 7.01.  Indemnification by Domestic Company.......................................... 54
         SECTION 7.02.  Indemnification by International Company..................................... 55
         SECTION 7.03.  Limitations on Indemnification Obligations................................... 55
         SECTION 7.04.  Procedures for Indemnification............................................... 57
         SECTION 7.05.  Indemnification Payments..................................................... 62
         SECTION 7.06.  Other Adjustments............................................................ 62
         SECTION 7.07.  Obligations Absolute......................................................... 63
         SECTION 7.08.  Survival of Indemnities...................................................... 64
         SECTION 7.09.  Remedies Cumulative.......................................................... 64
         SECTION 7.10.  Cooperation of the Parties With Respect to
                               Indemnifiable Loss.................................................... 64
         SECTION 7.11.  Contribution................................................................. 67
         SECTION 7.12.  No Indemnities for Tax Liabilities........................................... 67

ARTICLE VIII.

                                              MISCELLANEOUS.......................................... 68
         SECTION 8.01.  Complete Agreement; Construction............................................. 68
         SECTION 8.02.  Ancillary Agreements......................................................... 68
         SECTION 8.03.  Counterparts................................................................. 68
         SECTION 8.04.  Survival of Agreements....................................................... 68
         SECTION 8.05.  Responsibility for Expenses.................................................. 68
         SECTION 8.06.  Notices...................................................................... 69
         SECTION 8.07.  Waivers...................................................................... 70
         SECTION 8.08.  Amendments................................................................... 70


                                                 (ii)

                                                                                                    Page
                                                                                                    ----
         SECTION 8.09.  Successors and Assigns....................................................... 71
         SECTION 8.10.  Termination.................................................................. 71
         SECTION 8.11.  Third Party Beneficiaries.................................................... 71
         SECTION 8.12.  Attorney Fees................................................................ 73
         SECTION 8.13.  Title and Headings........................................................... 73
         SECTION 8.14.  Exhibits and Schedules....................................................... 73
         SECTION 8.15.  Specific Performance......................................................... 73
         SECTION 8.16.  Governing Law................................................................ 74
         SECTION 8.17.  Severability................................................................. 74
         SECTION 8.18.  Subsidiaries................................................................. 75


SCHEDULES

SCHEDULE 1           Shareholders
SCHEDULE 2           Corporate Restructuring Transactions
SCHEDULE 3           Domestic Company Employees
SCHEDULE 4           Consents
SCHEDULE 5           Liabilities of International Company that Domestic
                       Company Guarantees
SCHEDULE 5.08        Approved Actions
SCHEDULE 6           Liabilities of Domestic Company that International
                       Company Guarantees
SCHEDULE 7           Intercompany Agreements
SCHEDULE 8           Spare Parts [To Come]


EXHIBITS

EXHIBIT A            Domestic Business Pro Forma Balance Sheet [To Come]
EXHIBIT B            Domestic Subsidiaries
EXHIBIT C            International Business Pro Forma Balance Sheet [To Come]
EXHIBIT D            International Subsidiaries
EXHIBIT E            Tax Cooperation Agreement


                                      (iii)

                             DISTRIBUTION AGREEMENT

                  THIS DISTRIBUTION AGREEMENT is made and entered into as of this ______ day of ________, 199_ by and between OMI Corp., a Delaware corporation ("Domestic Company"), and Universal Bulk Carriers, Inc., a [__________________________________________________________________] company
("International Company").

                                 R E C I T A L S

                  WHEREAS, the Domestic Company, Universal Bulk Carriers, Inc., a [_________________] company, Marine Transport Lines, Inc., a Delaware corporation ("MTL"), and each of the Persons set forth on Schedule I attached hereto (each a "Shareholder" and collectively the "Shareholders") have entered into an Acquisition Agreement, dated as of ________ __, 1997 (as amended from time to time, the "Acquisition Agreement"), providing for the acquisition by Domestic Company of all the outstanding shares of common stock of MTL (the "Acquisition"), upon the terms and subject to the conditions set forth in the Acquisition Agreement;

                  WHEREAS, the Board of Directors of Domestic Company has deemed it appropriate and advisable, and as contemplated by the Acquisition Agreement, to:

                  (a) separate and divide the existing businesses of Domestic Company so that (i) the domestic shipping business shall be owned directly and indirectly by Domestic Company, and (ii) the foreign shipping business shall be owned directly and indirectly by International Company; and

                  (b) distribute, following such separation and division and immediately prior to the Second Closing Date, as a dividend to the holders of shares of common stock, $0.50 par value per share, of Domestic Company (the "Domestic Common Stock") all of the outstanding shares of common stock, [$.01] par value, of International Company (the "International Common Stock");

                  WHEREAS, each of Domestic Company and International Company has determined that it is necessary and desirable to set forth the principal corporate actions required to effect such separation, division and distributions and to set forth other agreements that will govern certain other matters prior to and following such separation, division and distributions.

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I.

                                   DEFINITIONS

                  SECTION 1.01. General. Unless otherwise defined herein or unless the context otherwise requires, the following terms will have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Acquisition Agreement" has the meaning ascribed to such term in the recitals to this Agreement.

         "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration tribunal.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise.

         For purposes of this Agreement, any member of the Domestic Group shall not be deemed an Affiliate of the International Company and any member of the International Group shall not be deemed an Affiliate of the Domestic Company.

         "Agent" means The Chase Manhattan Bank, or such other trust company or bank designated by Domestic Company, who shall act as agent for the holders of Domestic Common Stock in connection with the Distribution.

         "Agreement" means this Distribution Agreement by and among Domestic Company and International Company, including any amendments hereto and each Schedule and Exhibit attached hereto.

         "Ancillary Agreements" means, subject to Section 2.04, all of the written agreements, instruments, understandings, assignments or other arrangements (other than this greement or the Acquisition Agreement) entered into by the parties hereto or any other member of their respective Group in connection with the Corporate Restructuring Transactions, the

Distribution and the other transactions contemplated hereby or thereby, including the Tax Cooperation Agreement.

         "Approved Actions" means the actions set forth on Schedule 5.08.

         "Books and Records" means all books, records, manuals, agreements and other materials (in any form or medium), including, without limitation, all mortgages, licenses, indentures, contracts, financial data, customer lists, marketing materials and studies, advertising materials, price lists, correspondence, distribution lists, supplier lists, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blue prints, research and development files, records, data and laboratory books, accounts records, sales order files, litigation files, computer files, microfiche, tape recordings and photographs.

         "Business Day" means any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor law.

         "Commission" means the United States Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

         "Consents" has the meaning ascribed to such term in SECTION 2.03 hereof.

         "Corporate Restructuring Transactions" means, collectively, the transactions set forth in Schedule 2 hereto and such other distributions, transfers, conveyances, contributions, assignments and other transactions that are required to be accomplished, effected or consummated by any of Domestic Company or International Company or any of their respective

Subsidiaries and Affiliates in order to separate and divide, in a series of transactions that, to the extent intended to qualify for tax-free transactions under the Code, shall qualify for tax-free treatment under the Code, the existing businesses of Domestic Company so that:

                     (i) the Domestic Assets, Domestic Liabilities and Domestic Business shall be owned, directly and indirectly, by Domestic Company;

                    (ii) the International Assets, International Liabilities and International Business shall be owned, directly and indirectly, by International Company; and

                   (iii) the Domestic Closing Balance Sheet shall be in all material respects identical to the Domestic Pro-Forma Closing Balance Sheet.

and in regard to any other matters, such changes as the Shareholders' Representative has consented to in writing in advance, such consent not to be unreasonably withheld; provided, however, that if any of the proposed changes to the Corporate Restructuring Transactions would have the effect of (i) changing the definition or division of Domestic Assets, Domestic Liabilities (or any of the other definitions referenced therein) or Domestic Business, (ii) changing the definition or division of International Assets, International Liabilities (or any of the other definitions referenced therein) or International Business,
(iii) changing the scope or extent of the indemnities provided in Article VII of this Agreement, or (iv) changing Sections 8.05, 8.11 and/or 8.16 of this Agreement, no such change shall be made without the prior written consent of the Shareholders' Representative, such consent not to be unreasonably withheld. No such change shall be made to the Corporate Restructuring Transactions if such change would create any liability or obligation on the part of any of the Shareholders (as such term is defined in the Acquisition Agreement.)

         "DGCL" means the Delaware General Corporation Law, as amended.

         "Distribution" means the distribution on the Distribution Date as a dividend to holders of record of shares of Domestic Common Stock as of the Distribution Record Date, of all of the outstanding International Common Shares owned by Domestic Company on the basis provided in SECTION 3.02 hereof.

         "Distribution Date" means such date as may hereafter be determined by Domestic Company's Board of Directors as the date on which the Distribution shall be effected.

         "Distribution Record Date" means the close of business on the date determined by the Board of Directors of Domestic Company for the purpose of determining the holders of record of Domestic Common Stock entitled to participate in the Distribution which date shall be after the Shareholders acquire shares of Domestic Common Stock on the First Closing Date (as defined in the Acquisition Agreement).

         "Domestic Assets" means, collectively, all of the following rights and assets that are owned by Domestic Company and/or any of its Subsidiaries as of the close of business on the Distribution Date:

                  (i) the capital stock of the Domestic Subsidiaries (including 100% of Petrolink) and the assets of the Domestic Subsidiaries;

                  (ii) all of the assets (including cash of at least $2,000,000 (or $2,800,000 if MTL elects cash in lieu of having Domestic Company dry-dock the ROVER pursuant to Section 10.1 of the Acquisition Agreement as well as cash in an amount equal to the fair market value of the furniture and fixtures owned by Acquiror and currently located at 90 Park Avenue, as appraised by an independent third-party appraiser) included on the Acquiror's Final Closing Balance Sheet (as defined in the Acquisition Agreement) that are owned by Domestic Company or any of its Subsidiaries as of the close of business on the Distribution Date, which shall include:

                           (1) the charter, option and management contracts in
                  respect of the OMI COLUMBIA,

                           (2) the COURIER,

                           (3) the PATRIOT,

                           (4) the ROVER,

                           (5) a capital construction fund containing the
                  following assets:

                                    (a) a promissory Note issued by Argosy
                           Ventures Ltd. to OMI Challenger Transport, Inc. having a face amount of $7,200,000;

                                    (b) approximately $300,000 cash;

                                    (c) 51,000 convertible preferred shares of
                           Santander Overseas Bank Series D (having a market value on August 29, 1997 of $25.250 per share);

                                    (d) 31,128 convertible preferred shares of
                           U.S. West Financing (having a market value on August 29, 1997 of $25.370 per share); and

                                    (e) 37,000 shares of convertible preferred
                           stock of Royal Bank of Scotland Series C (having a fair market value August 29, 1997 of $26.250 per share); and

                           (6) all of the assets and rights under or relating to
                  Acquiror Multiemployer Plans, the OMI Corp. Separation Allowance Program, the OMI Corp. 1995 Incentive Equity Plan, the OMI Corp. 1995 Stock Option Plan for Non-Employee Directors, the OMI Corp. 1990 Equity Incentive Plan, the OMI Corp. Non- qualified Stock Option Plan, and the OMI Corp. Incentive Stock Option Plan,

                           (iii) the spare parts listed on Schedule 8, and

                           (iv) any other asset acquired by Domestic Company or
                  any of its Subsidiaries, the acquisition of which is not prohibited by the terms of the Acquisition Agreement, after the date of the Domestic Business Pro Forma Balance Sheet to the close of business on the Distribution Date and that is of a nature or type that would have resulted in such asset being included as an asset on the Domestic Business Pro
                  Forma Balance Sheet had it been acquired on or prior to the date of the Domestic Business Pro Forma Balance Sheet, determined on a basis consistent with the determination of the assets included on the Domestic Business Pro Forma Balance Sheet.

         "Domestic Business" means the businesses that are or were conducted by the Domestic Company, other than the International Business, and the businesses that are or were conducted by the Domestic Subsidiaries or any of the other members of the Domestic Group.

         "Domestic Business Pro Forma Balance Sheet" means the Pro Forma Consolidated Balance Sheet for Domestic Company and the Domestic Subsidiaries, prepared in accordance with GAAP, as of December 31, 1997 attached hereto as EXHIBIT A.

         "Domestic Closing Balance Sheet" means the Acquiror's Closing Date Balance Sheet as defined in the Acquisition Agreement.

         "Domestic Common Stock" has the meaning ascribed to such term in the recitals to this Agreement.

         "Domestic Company" has the meaning ascribed to such term in the first paragraph of this Agreement.

         "Domestic Corporate Records" has the meaning ascribed to such term in
SECTION 6.01(a) hereof.

         "Domestic Group" means Domestic Company, the Domestic Subsidiaries and the corporations, partnerships, joint ventures, investments and other entities that represent equity investments made by Domestic Company or any of the Domestic Subsidiaries following consummation of the Corporate Restructuring Transactions and the Distribution which investments are not prohibited by the terms of the Acquisition Agreement.

         "Domestic Holders" means the holders of record of Domestic Common Stock as of the Distribution Record Date.

                  "Domestic Indemnitees" means:

                  (i) Domestic Company, the Domestic Subsidiaries and each Affiliate thereof (and their respective permitted successors and permitted assigns) after giving effect to the Corporate Restructuring Transactions, the Distribution and the Acquisition; and

                  (ii) each of the respective past, present and future directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of such directors, officers, employees and agents.

         "Domestic Liabilities" means, collectively, all of the Liabilities of Domestic Company and the Domestic Subsidiaries and each of the other members of the Domestic Group in each case to the extent that such Liabilities (i) directly or indirectly, arise or arose out of, by reason of, or otherwise in connection with, the Domestic Assets or the Domestic Business and (ii) remain after giving effect to the Corporate Restructuring Transactions and the Distribution, including, without limitation:

                  (i) all of the Liabilities included on the Acquiror's Final Closing Balance Sheet;

                  (ii) Securities Liabilities, without regard to whether such Securities Liabilities directly or indirectly, arise or arose out of, by reason of, or otherwise in connection with, the Domestic Business or Domestic Assets (other than Information Statement Liabilities);


                  (iii) Liabilities of the Domestic Company arising out of or relating to any Action or Third Party Claim by a Governmental Authority or any other Person that is based on, any alleged breach of a fiduciary duty by the Board of Directors of Domestic Company or any member thereof or any stockholder derivative suit or other similar Actions; or

                  (iv) all Liabilities of OMI Hudson Transport Inc. with respect to the ownership and operation of the U.S. flag vessels, OMI HUDSON and OMI DYNACHEM and all Liabilities of OMI Missouri Transport Inc. with respect to the ownership and operation of the U.S. flag vessels, OMI MISSOURI and OMI SACRAMENTO;

                  (v) Liabilities of the International Company, its agents, officers, directors, Affiliates and any successor thereto arising from an Approved Action (that is not a Permitted Action) taken by the Domestic Company or a Domestic Subsidiary that causes (A) the Spin-off to fail to qualify as a transaction that is tax-free pursuant to
         Section 355 and/or Section 368(a) to the extent described in the Ruling Request or (B) any of the Corporate Restructuring Transactions which is intended to qualify as a tax-free transaction under Section 332, 351, 355 or 368 to fail to so qualify;

                  (vi) all Taxes, other than Special Taxes, attributable to the Domestic Assets or the Domestic Business (excluding, without limitation, Taxes arising under subpart F of the Code) whether arising prior to or after the date of the signing of the Acquisition Agreement; and

                  (vii) all Liabilities attributable to Acquiror Multiemployer Plans (as defined in the Acquisition Agreement), Liabilities for benefits under (but not the administration of) the OMI Corp. Separation Allowance Program, and Liabilities for the OMI Corp. 1995 Incentive Equity Plan, the OMI Corp. 1995 Stock Option Plan for Non-Employee Directors, the OMI Corp. 1990 Equity Incentive Plan, the OMI Corp. Non-qualified Stock Option Plan, and the OMI Corp. Incentive Stock Option Plan, whether arising prior to or after the date of the signing of the Acquisition Agreement.

provided, however, that Domestic Liabilities shall expressly exclude any and all Liabilities of the Domestic Company, the Domestic Subsidiaries and each of the other members of the Domestic Group for or relating to or arising from:

                  (i) Information Statement Liabilities;

                  (ii) the employment of any office management or office personnel who are or were employed by Domestic Company, the Domestic Subsidiaries, any member of the Domestic Group, the International Company, the International Subsidiaries or members of the International Group at any time after 11:59 pm, December 31, 1996, (other than the individuals listed on Schedule 3 hereto who work for the Domestic Company, any of the Domestic Subsidiaries, or any of the other members of the Domestic Group following the Distribution Date and who do not voluntarily leave such Company within four months after the Distribution Date), including, without limitation, Liabilities for severance and Liabilities under the OMI Corp. Separation Allowance Program or any employment contract to which such individual is a party, or Liabilities for any bonus (other than the stock related plans listed in clause (vii) above), pension, retirement or insurance arrangement, as long as any such Liability does not result from or relate to any action or omission to act of the Domestic Company, the Domestic Subsidiaries or any other member of the Domestic Group or any of their respective directors, officers or employees after the Second Closing Date which is not expressly required or contemplated by this Agreement or the Acquisition Agreement;

                  (iii) any Liability arising out of or relating to the Klebanoff/Unger Retiree Medical Benefits;

                  (iv) all Liabilities relating to OMI Corp.'s lease of premises on Park Avenue (New York City);

                  (v) the Liabilities of OMI Hudson Transport Inc. with respect to the ownership and operation of the SHANNON and the Liabilities of OMI Missouri Transport Inc. with respect to the ownership of the ELBE; and

                  (vi) any guarantees or other similar, undertakings or obligations in respect of International Assets or the International Businesses;

                  (vii) any liability arising out of or relating to any action taken or omitted with respect to the administration of the OMI Corp. Separation Allowance Program.

                  "Domestic Records" has the meaning ascribed to such term in
         SECTION 6.01(b) hereof.

                  "Domestic Subsidiaries" means the Subsidiaries of Domestic Company set forth in EXHIBIT B hereto.

         "Environmental Laws" means any and all applicable U.S. federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990, 42 U.S.C. 9601, et seq.), whether now or hereafter in existence, relating to the environment, natural resources or human health and safety or endangered or threatened species of fish, wildlife and plants or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, vessel response plans, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the Commission thereunder.

         "Exchange File Material" means the Registration Statement, as amended at the time it was declared effective under the Exchange Act, the related Information Statement or any amendment or supplement thereto, the related letter of transmittal, any related stockholder communication, any other exhibits to any of the foregoing and any amendment or supplement thereto, in each case including all information incorporated by reference therein.

         "GAAP" means United States generally accepted accounting principles and practices, as in effect on the date of this Agreement, as promulgated by the Financial Accounting Standards Board and its predecessors.

         "Governmental Authority" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Group" means (i) with respect to Domestic Company, the Domestic Group and (ii) with respect to International Company, the International Group.

         "Indemnifiable Losses" means, with respect to any Person, any and all losses, liabilities, penalties, claims, fines, damages, amounts paid in settlement, demands, judgments, assessments, costs and expenses (including, without limitation, reasonable attorneys' fees, investigation expenses and any and all other out-of-pocket expenses, but excluding any punitive or consequential damages to the extent prohibited by law) or other Liabilities whatsoever that are assessed, imposed, awarded against, incurred or accrued by such Person

         "Indemnifying Party" has the meaning ascribed to such term in SECTION 7.03(a) hereof.

         "Indemnitee" has the meaning ascribed to such term in SECTION 7.03(a) hereof.

         "Information Statement" means the information statement or registration statement relating to International Business and the transactions contemplated hereby to be distributed to holders of Domestic Common Stock pursuant to the terms of this Agreement.

         "Information Statement Liabilities" means all Liabilities for violations or alleged violations that directly or indirectly arise or arose out of, by reason of, or otherwise was in connection with (A) the Information Statement or (B) the Proxy Statement; provided, however, Information Statement Liabilities shall not include such Liabilities to the extent that such Liabilities arise or arose out of, by reason of, or otherwise was in connection with the information provided in writing for inclusion in the Proxy Statement by MTL or its shareholders, officers, directors, employees, agents or representatives.

         "International Assets" means, collectively, all the rights and assets owned by Domestic Company or any of its Subsidiaries as of the close of business on the Distribution Date other than the Domestic Assets, including, without limitation:

                  (i) the capital stock of the International Subsidiaries and the assets of the International Subsidiaries;

                  (ii) all of the assets included on the International Business Pro Forma

         Balance Sheet that are owned by Domestic Company or any of its Subsidiaries as of the close of business on the Distribution Date;

                  (iii) all of the assets, claims and rights related to the sale of OMI Environmental Ventures, Inc.; and

                  (iv) any other asset acquired by Domestic Company or any of its Subsidiaries from the date of the International Business Pro Forma Balance Sheet to the close of business on the Distribution Date and that is of a nature or type that would have resulted in such asset being included as an asset on the International Business Pro Forma Balance Sheet had it been acquired on or prior to the date of the International Business Pro Forma Balance Sheet, determined on a basis consistent with the determination of the assets included on the International Business Pro Forma Balance Sheet; and

                  (v) all of the assets and rights under or relating to the Acquiror Employee Benefit Plans (as defined in the Acquisition Agreement) (whether or not any such assets are held in trust, and including any insurance arrangements or other contracts or agreements, and any rights or claims thereunder), other than the Acquiror Multiemployer Plans, the OMI Corp. Separation Allowance Program, the OMI Corp. 1995 Incentive Equity Plan, the OMI Corp. 1995 Stock Option Plan for Non-Employee Directors, the OMI Corp. 1990 Equity Incentive Plan, the OMI Corp. Non-qualified Stock Option Plan, and the OMI Corp. Incentive Stock Option Plan.

         "International Business" means the businesses (other than the Domestic Business) that are or were conducted by:

                  (i) the International Company, the International Subsidiaries or any of the other members of the International Group;

                  (ii) any other division, Subsidiary or investment of Domestic Company, or any Domestic Subsidiary, or International Company or any International Subsidiary, or any of the other members of Domestic Group or any of the other members of the International Group managed or operated or in existence as of the date of this Agreement or any prior time, unless such other division, Subsidiary or investment is expressly included in the Domestic Business immediately after giving effect to the Corporate Restructuring Transactions; and

                  (iii) any business entity acquired or established by or for Domestic Company, International Company or any of the International Subsidiaries between the date of this Agreement and the close of business on the Distribution Date that is engaged in, or intends to engage in, any business that is of a type or nature that would have resulted in such business being included either as a Subsidiary or an asset of International Company on the International Business Pro Forma Balance Sheet had it been acquired or established on or prior to the date of the International Business Pro Forma Balance Sheet, determined on a basis consistent with the determination of the Subsidiaries and assets included on the International Business Pro Forma Balance Sheet.

         "International Business Pro Forma Balance Sheet" means the Pro Forma Consolidated Balance Sheet for International Company and the International Subsidiaries (prepared in accordance with GAAP) as of December 31, 1997 attached hereto as EXHIBIT C.

         "International Common Shares" means the Shares of International Common Stock owned by Domestic Company after giving effect to the stock dividend provided for in SECTION 2.02 hereof.


         "International Common Stock" has the meaning ascribed to such term in the recitals to this Agreement.

         "International Company" has the meaning ascribed to such term in the first paragraph of this Agreement.

         "International Group" means International Company, the International Subsidiaries and the corporations, partnerships, joint ventures, investments and other entities that represent equity investments made by International Company or any of the International Subsidiaries following the consummation of the Corporate Restructuring Transactions and the Distribution.

         "International Indemnitees" means:

                  (i) International Company, the International Subsidiaries and each Affiliate thereof (and their respective permitted successors and permitted assigns) after giving effect to the Corporate Restructuring Transactions, the Distribution and the Acquisition; and

                  (ii) each of the respective past, present and future directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such directors, officers, employees and agents.

                  "International Liabilities" means, collectively, all of the Liabilities of

Domestic Company, the Domestic Subsidiaries, and each of the other members of the Domestic Group, International Company, the International Subsidiaries and each of the other members of the International Group in each case to the extent that such Liabilities (i) directly or indirectly, arise or arose out of, by reason of, or otherwise in connection with, the International Assets or the International Businesses and (ii) remain after giving effect to the Corporate Restructuring Transactions and the Distribution, including, without limitation:

                  (i) all of the Liabilities included on the International Business Pro Forma Balance Sheet;

                  (ii) Information Statement Liabilities;

                  (iii) all Liabilities of OMI Hudson Transport Inc. with respect to the ownership and operation of the SHANNON and all Liabilities of OMI Missouri Transport Inc. with respect to the ownership and operation of the ELBE; and all other Liabilities of any corporation incorporated in the United States to the extent such Liabilities arise or arise out of, by reason of, or otherwise were in connection with the ownership or operation of an International Asset or International Business or any vessel not registered under the U.S. flag;

                  (iv) all Taxes attributable to the International Assets or the International Business (including, without limitation, any Taxes arising under subpart F of the Code) whether arising prior to or after the date of the signing of the Acquisition Agreement;

                  (v) Special Taxes;

                  (vi) all Liabilities (including with respect to administration) attributable to

         Acquiror Employee Benefit Plans (as defined in the Acquisition Agreement), other than such Liabilities as constitute Domestic Liabilities;

                  (vii) All Liability relating to OMI Corp.'s lease of premises on Park Avenue (New York City);

                  (viii) Liabilities of the Domestic Company, the Domestic Subsidiaries and each of the other members of the Domestic Group for or relating to any guarantees or other similar undertakings or obligations in respect of International Assets or the International Businesses; and

                  (ix) the employment of any office management or office personnel who are or were employed by Domestic Company, the Domestic Subsidiaries, any member of the Domestic Group, the International Company, the International Subsidiaries or members of the International Group at any time after 11:59 pm, December 31, 1996, (other than the individuals listed on Schedule 3 hereto who work for the Domestic Company, any of the Domestic Subsidiaries, or any of the other members of the Domestic Group following the Distribution Date and who do not voluntarily leave such Company within four months after the Distribution Date), including, without limitation, Liabilities for severance and Liabilities under the OMI Corp. Separation Allowance Program or any employment contract to which such individual is a party, or Liabilities for any bonus (other than the stock related plans listed in clause (vii) of the definition of "Domestic Liabilities"), pension, retirement or insurance arrangement, as long as any such Liability does not result from or relate to any action or omission to act of the Domestic Company, the Domestic Subsidiaries or any other member of the Domestic Group or any of their respective directors, officers or employees after the Second Closing Date which is not expressly required or contemplated by this Agreement or the Acquisition Agreement;

provided, however, the International Liabilities shall expressly exclude all liabilities of the International Company, International Subsidiaries and each of the other members of the International Group for or relating to Securities Liabilities (other than Information Statement Liabilities) and/or Liabilities arising out of or relating to any action or Third Party Claim by a Governmental Authority or any other person that is based on, any alleged breach of fiduciary duty by the Board of Directors of Domestic Company or any member thereof, or any stockholder derivative suit or other similar Actions.

         "Insurance Proceeds" means, with respect to any insured party, those monies, net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured, which are either:

                  (i) received by an insured from an insurance carrier; or

                  (ii) paid by an insurance carrier on behalf of an insured.

         "International Records" has the meaning ascribed to such term in
SECTION 6.01(b) hereof.

         "International Subsidiaries" means the Subsidiaries set forth in EXHIBIT D hereto.

         "IRS Ruling Letter" has the meaning ascribed to such term in Section 4.01(d).

         "Law" means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United

States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

         "Liabilities" means, other than Liabilities resulting from Taxes, any and all debts, liabilities (including, without limitation, liabilities arising out of the Distribution), obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys' fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

         "MTL" shall have the meaning set forth in the recitals to this Agreement.

         "NYSE" means the New York Stock Exchange.

         "OMI Trademarks and Tradenames" means all trademarks, service marks, and tradenames containing "OMI" or variations thereof, along with their respective applications and registrations wherever used or registered, including "OMI Petrolink".

         "Permitted Actions" means (a) any action described in Section 6(a) (ii) or (iii) of the Tax Cooperation Agreement; (b) the reflagging of one or more of the following ships: the Courier, the Patriot and the Rover; (c) the issuance and any redemption, exchange, transfer or other disposition of the Company Class B stock (if such stock is issued); (d) any redemption or other purchase by MTL of MTL Common Stock for cash to the extent permitted by the Acquisition Agreement; and (e) any action required by law, provided that no alternative action could reasonably avoid such required action.

         "Person" means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity, or any government, or any agency or political subdivision thereof.

         "Privilege" has the meaning ascribed to such term in SECTION 6.07(a) hereof.

         "Privileged Information" has the meaning ascribed to such term in
SECTION 6.07(a) hereof.

         "Proxy Statement" has the meaning ascribed to such term in the Acquisition Agreement.

         "Registration Statement" means the Registration Statement filed with the Commission by the International Company pursuant to the requirements of
Section 12 of the Exchange Act and the rules and regulations promulgated thereunder in order to register the International Common Stock under Section 12(b) of the Exchange Act.

         "Second Closing Date" has the meaning ascribed to such term in the Acquisition Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission thereunder.

         "Securities Liabilities" means any and all Liabilities arising out of or relating in whole or in part to any Action, any Third Party Claim by any Governmental Authority or any other Person that is based on any violations or alleged violations of the Securities Act, or Exchange Act, or any other securities or other similar Law including state "Blue Sky" laws.

         "Service" means the United States Internal Revenue Service or any other Federal agency at the time administering the Code.

         "Shareholders' Representative" means a committee comprising Messrs. Shelby, du Moulin and Sutin.

         "Special Taxes" means, other than Taxes resulting from actions taken by Domestic Company or any of its Subsidiaries without the participation of the International Company or any of its Subsidiaries that are not Permitted Actions,
(i) all Taxes attributable to the Corporate Restructuring Steps and the Distribution (including Taxes imposed by reason of ss.367 or ss.1248 of the Code) and (ii) all Taxes attributable to the OMI Columbia lease transaction.

         "Subsidiary" means, with respect to any Person:

                  (i) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of a contingency) is at the time, directly or indirectly, owned or controlled by such Person or by such Person and one or more of its Subsidiaries; or

                  (ii) any non-corporate entity in which such Person or such Person and one or more Subsidiaries of such Person either (a) directly or indirectly, at the date of determination thereof, has at least majority ownership interest, or (b) at the date of determination is a general partner or an entity performing similar functions (e.g., manager of a limited liability company or a trustee of a trust).

         "Tax" or "Taxes" has the meaning ascribed thereto in the Acquisition Agreement.

         "Tax Cooperation Agreement" means the Tax Cooperation Agreement between Domestic Company and International Company which agreement shall be entered into on or prior to the Distribution Date in the form attached hereto as EXHIBIT E.

         "Termination Date" means the date on which this Agreement is terminated pursuant to and in accordance with the provisions of Section 8.10 of this Agreement.

         "Third Party Claim" has the meaning as defined in SECTION 7.04(a) hereof.

         SECTION 1.02. References. References to an "EXHIBIT" or to a "SCHEDULE" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "SECTION" are, unless otherwise specified, to one of the Sections of this Agreement.

                                   ARTICLE II.

                         PRE-DISTRIBUTION TRANSACTIONS;

                                CERTAIN COVENANTS

         SECTION 2.01. Corporate Restructuring Transactions. On or prior to the Distribution Date (but in all events prior to the Distribution) each of Domestic Company and International Company shall, and shall cause each of their respective Subsidiaries to, as applicable, take all action or actions as is necessary to cause, effect and consummate the Corporate Restructuring Transactions.

         SECTION 2.02. Pre-Distribution Stock Dividends to Domestic Company. On or prior to the Distribution Date (but in all events prior to the Distribution) International Company shall issue to Domestic Company, as a stock dividend, the number of shares of International Common Stock as is required to effect the Distribution, as certified by the Agent. In connection therewith, Domestic Company shall deliver to International Company for cancellation the share certificate (or certificates) currently held by it representing all International Common Stock, and International Company shall issue a new certificate (or certificates) to Domestic Company representing the total number of International Common Shares to be owned by Domestic Company after giving effect to such stock dividend.

         SECTION 2.03. Consents. The parties hereto shall use their commercially reasonable best efforts to obtain any third-party/governmental authority consents or approvals that are required to consummate the Corporate Restructuring Transactions, the Distribution and the other transactions contemplated herein (the "Consents") which consents are set forth on Schedule 4.

         SECTION 2.04. Ancillary Agreements. Prior to the Distribution Date, each of Domestic Company and International Company and/or such other members of their respective Groups may enter into (a) the Ancillary Agreements and (b) any other agreements in respect of the Corporate Restructuring Transactions and the Distribution as are reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby; provided, however, that to the extent that any such agreement is not attached to the Acquisition Agreement at the time it is executed or to the extent that any of the proposed changes to any Ancillary Agreements attached to the Acquisition Agreement would have the effect of (i) changing the definition or division of Domestic Assets, Domestic Liabilities (or any of the other definitions referenced therein) or Domestic Business, (ii) changing the definition or division of International Assets, International Liabilities (or any of the other definitions referenced therein) or International Business, (iii) changing the scope or extent of the indemnities provided in Article VII of this Agreement, or (iv) changing Sections 5.05, 5.10, 8.05, 8.11 and/or 8.16 of this Agreement, no such agreement will be executed and no such change shall be made without the prior written consent of the Shareholders' Representative, such consent not to be unreasonably withheld. No Ancillary Agreement shall be executed or changed if such execution or change would create any liability or obligation on the part of any of the Shareholders (as such term is defined in the Acquisition Agreement).

                                  ARTICLE III.

                                THE DISTRIBUTION

         SECTION 3.01. Domestic Company Action Prior to the Distribution. Subject to the terms and conditions set forth herein, Domestic Company shall take, or cause to be taken, the following acts or actions in connection with, and to otherwise effect in accordance with the terms of this Agreement, the Distribution.

                  (a) Declaration of Distribution and Establishment of Distribution Date. The Board of Directors of Domestic Company shall, in its sole discretion and subject to and in accordance with the applicable rules of the NYSE and provisions of the DGCL, declare the Distribution and establish the Distribution Record Date, the Distribution Date, the date on which International Common Shares and any cash in lieu of fractional shares shall be mailed to the Domestic Holders and all appropriate procedures in connection with the Distribution to the extent not provided for herein; provided, however, that no such action shall create any obligation pursuant to this Agreement on the part of Domestic Company to effect the Distribution or in any way limit Domestic Company's power of termination as set forth in SECTION 8.10 hereof or alter the consequences of any such termination from those specified in such Section.

                  (b) Notice to NYSE. Domestic Company shall, to the extent possible, give the NYSE not less than ten days advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

                  (c) Mailing of Information Statement. Domestic Company shall, as soon as practicable after the Registration Statement shall have been declared effective under the Exchange Act, cause the Information Statement to be mailed to the Domestic Holders.

                  SECTION 3.02. The Distribution.

                  (a) Duties and Obligations of Domestic Company. Subject to the conditions contained herein, on the Distribution Date but effective immediately following the close of business on the Distribution Date, Domestic Company shall:

                           (i) deliver to the Agent the share certificates
                  representing the International Common Shares issued to Domestic Company by International Company pursuant to SECTION
                  2.02 hereof, endorsed by Domestic Company in blank, for the benefit of the Domestic Holders; and

                           (ii) instruct the Agent to distribute, as soon as
                  practicable following consummation of the Distribution, to the Domestic Holders one share of International Common Stock for every one share of Domestic Common Stock.

                  (b) Duties and Responsibilities of International Company. International Company shall provide, or cause to be provided, to the Agent sufficient certificates representing International Common Stock in such denominations as the Agent may request in order to effect the Distribution. All shares of International Common Stock issued pursuant to the Distribution will be validly issued, fully paid and nonassessable and free of any preemptive (or similar) rights.

                  SECTION 3.03. Fractional Shares.

                  (a) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip evidencing a fractional share of International Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Domestic Holder would otherwise be entitled will not entitle such Domestic Holder to vote or to any rights of a stockholder of International Company. In lieu of any such fractional shares, each Domestic Holder who, but for the provisions of this SECTION 3.03, would be entitled to receive a fractional share interest of International Common Stock pursuant to the Distribution shall be paid cash, without any interest thereon, as hereinafter provided. International Company shall instruct the Agent to determine the number of whole shares and fractional shares of International Common Stock allocable to each Domestic Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of Domestic Holders who otherwise would be entitled to receive fractional share interests and to distribute to each such Domestic Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amount required for federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by International Company.

                  (b) Unclaimed Stock or Cash. Any International Common Stock or cash in lieu of fractional shares and dividends or distributions with respect to International Common Stock that remain unclaimed by any Domestic Holder 180 days after the Distribution Date shall be returned to International Company and any such Domestic Holders shall look only to International Company for the International Common Stock, cash, if any, in lieu of fractional share interests and any such dividends or distributions to which they are entitled, subject in each case to applicable escheat or other abandoned property laws.

                  (c) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to SECTION 3.03(a), the beneficial owner of shares of Domestic

         Common Stock held of record in the name of a nominee will be treated as the holder of record of such shares.

                                   ARTICLE IV.
                         CONDITIONS TO THE DISTRIBUTION


         SECTION 4.01. Conditions Precedent to the Distribution. The obligation of Domestic Company to cause the Distribution to be consummated shall be subject, at the option of Domestic Company, to the fulfillment or waiver, on or prior to the Distribution Date, of each of the following conditions.

                  (a) Tax Cooperation Agreement. Domestic Company and International Company shall have executed and delivered the Tax Cooperation Agreement in the form attached hereto as Exhibit E and such agreement shall be in full force and effect.

                  (b) Effective Date of Registration Statement. The Registration Statement shall have been declared effective by order of the Commission and no stop order shall have been entered, and no proceeding for that purpose shall have been initiated or threatened by the Commission with respect thereto.

                  (c) NYSE Listing. The International Common Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (d) Tax Ruling. Domestic Company shall have received rulings from the Internal Revenue Service (the "IRS Ruling Letter") reasonably acceptable to Domestic Company, which rulings shall be in full force and effect as of the

         Distribution Date, to the effect that the Distribution as contemplated hereunder will be tax-free for federal income tax purposes under Sections 355(a) and/or 355(c)(1) and 361(c)(1) of the Code. The IRS Ruling Letter shall be deemed reasonably acceptable for purposes of this condition notwithstanding that the Domestic Company, the International Company or any of their respective Affiliates incurs, as a result of the Distribution or any of the Corporate Restructuring Transactions, (i) Federal Income Taxes pursuant to Sections 367 and 1248 (as provided in any Tax regulations or Tax law enacted, proposed or promulgated as of the date of the Acquisition Agreement) and (ii) in addition to such Taxes in clause (i) Federal Income Taxes that do not exceed $500,000.

                  (e) Pre-Distribution Transactions. Each of the transactions and other matters contemplated by ARTICLE II and SECTION 3.01 hereof (including, without limitation, each of the distributions, transfers, conveyances, contributions, assignments or other transactions included in, or otherwise necessary to consummate, the Corporate Restructuring Transactions) shall have been fully effected, consummated and accomplished.

                  (f) Covenants. The covenants contained in ARTICLE V of this Agreement that are required to be performed on or before the Distribution Date shall have been fully performed.

                  (g) No Prohibitions. Consummation of the transactions contemplated hereby shall not be prohibited by Law and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Distribution, or any transaction contemplated by this Agreement, it being understood that the parties hereto hereby agree to use their commercially reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible.

                  (h) Consents. Domestic Company and International Company and the other members of their respective Groups shall have obtained all Consents and such Consents shall be in full force and effect.

                  (i) HSR Act. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the transactions contemplated under the Acquisition Agreement shall have expired or been terminated.

         SECTION 4.02. No Constraint. Notwithstanding the provisions of SECTION
4.01 above (but subject to Domestic Company's obligations under the Acquisition Agreement), the fulfillment or waiver of any or all of the conditions precedent to the Distribution set forth therein shall not:

                  (i) create any obligation on the part of Domestic Company or any other party hereto to effect the Distribution;

                  (ii) in any way limit Domestic Company's right and power under
         SECTION 8.11 hereof to terminate this Agreement and the process leading to the Distribution and to abandon the Distribution; or

                  (iii) alter the consequences of any such termination under
         SECTION 8.10 hereof from those specified in such Section.

         SECTION 4.03. Deferral of Distribution Date. If the Distribution Date shall have been established by the Board of Directors of Domestic Company but all the conditions precedent to the Distribution set forth in this Agreement have not theretofore been fulfilled or waived, or Domestic Company does not reasonably anticipate that they will be fulfilled or waived, on or prior to the date established as the Distribution Date, Domestic Company may, by resolution of its Board of Directors (or a committee thereof, so authorized), defer the Distribution Date to a later date.

         SECTION 4.04. Public Notice of Deferred Distribution Date. If the Board of Directors (or a committee thereof, so authorized) of Domestic Company shall defer the Distribution Date in accordance with SECTION 4.03 above and public announcement of the prior Distribution Date has theretofore been made, Domestic Company shall promptly thereafter issue, in accordance with the advice of legal counsel, a public announcement with respect to such deferment and shall, with the advice of legal counsel, take such other actions as may be deemed necessary or desirable with respect to the dissemination of such information.

                                   ARTICLE V.

                                    COVENANTS

         SECTION 5.01. Further Assurances. Each of Domestic Company and International Company shall use all reasonable efforts to:

                  (a) take or cause to be taken all actions, and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Law and agreements or otherwise to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals from, enter into any amendatory agreements with and make any applications, registrations or filings with, any third Person or any Governmental Authority necessary or desirable in order to consummate the transactions contemplated hereby or to carry out the purposes of this Agreement; and

                  (b) execute and deliver such further instruments and documents and take such other actions as the other party may reasonably request in order to consummate the transactions contemplated hereby and effectuate the purposes of this Agreement.

         SECTION 5.02. OMI Name. Domestic Company shall, and shall cause each of the other members of its Group over which it has legal or effective direct or indirect control to, at its own expense:

                  (a) Within 30 days following the Distribution Date, change the corporate name of each Domestic ship-owning Subsidiary to delete therefrom the word "OMI" or any other word that is confusingly similar to the word "OMI";

                  (b) Within one year following the Distribution Date, change the corporate name of OMI Petrolink and OMI Ship Management to delete therefrom the word "OMI"; and

                  (c) With respect to Domestic Company, within one year following the Distribution Date, remove any and all references to the OMI Trademark and Tradenames from any and all signs, displays or other identification or advertising material. After the conclusion of such period, Domestic Company and each other member of its Group over which it has legal or effective direct or indirect control shall not use or display any of the OMI Trademarks and Tradenames without the prior written consent of International Company, which consent may be withheld for any reason or no reason whatsoever. After the Distribution Date, no party hereto shall represent or permit to be represented to any third Person that it or any member of its Group has a business affiliation with any other party hereto or any member of such other party's Group, except as expressly permitted by any of the Ancillary Agreements.

         SECTION 5.03. Assumption and Satisfaction of Liabilities. From and after the Distribution Date:

                  (a) Domestic Company shall, and shall cause each of the other members of the Domestic Group over which it has legal or effective direct or indirect control to, assume, pay, perform and discharge all Domestic Liabilities in accordance with their terms, when determinable, and otherwise as determined in accordance with the practice of the parties prior to the Distribution; and

                  (b) International Company shall, and shall cause each of the other members of the International Group over which it has legal or effective direct or indirect control to, assume, pay, perform and discharge all International Liabilities in accordance with their terms, when determinable, and otherwise as determined in accordance with the practice of the parties prior to the Distribution; except for liabilities for Taxes which will be discharged pursuant to the Tax Cooperation Agreement.

         SECTION 5.04. No Representations or Warranties; Consents.

                  (a) General. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement making any representation or warranty whatever, including, without limitation, any representation or warranty:

                           (i) as to the value or freedom from encumbrance of,
                  or any other matter concerning, any assets of such party; or

                           (ii) as to the legal sufficiency to convey title to
                  any asset as of the execution, delivery and filing of this Agreement or any Ancillary Agreement.

                  (b) Disclaimer of Merchantability or Fitness of Assets. Each party hereto further understands and agrees that there are no warranties, express or implied, as to the merchantability or fitness of any of the assets either transferred to or retained by the Domestic Group or the International Group, as the case may be, pursuant to Corporate Restructuring Transactions and the other terms and provisions of this Agreement, or any Ancillary Agreement, and all such assets which are so transferred will be transferred on an "AS IS, WHERE IS" basis, and the party to which any such assets are transferred hereunder, or which retains assets hereunder, shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that the title of such party or any other member of its respective Group to any such assets shall be other than good and marketable and free from encumbrances.

                  (c) Acknowledgement of Disclosure and Waiver. International Company acknowledges, for itself and on behalf of each other member of its respective Group, that:

                           (i) Domestic Company and the other members of the
                  Domestic Group have disclosed, and International Company has knowledge of, all matters pertaining to the assets and properties to be conveyed to International Company or any member of their respective Group pursuant to the Corporate Restructuring Transactions or otherwise pursuant to the other terms of this Agreement to the same extent that Domestic Company and the other members of the Domestic Group have knowledge of such matters; and

                           (ii) such knowledge constitutes notice and disclosure
                  of such matters.

         International Company waives, to the fullest extent permitted by law, for itself and for each other member of its Group, any and all claims or causes of action which any of them may have arising out of such matters.

                  (d) No Representations or Warranties Regarding Consents. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or any Ancillary Agreement or in any other agreement or document contemplated by this Agreement or any Ancillary Agreement or otherwise, representing or warranting to the other in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable Laws. Each of the parties hereto further agrees and understands that the party to which any assets are transferred as contemplated by the Corporate Restructuring Transactions or the other provisions of this Agreement shall bear the economic and legal risk that any necessary consents or approvals are not obtained, that any necessary amendatory agreements are not executed and delivered or that any requirements of Laws are not complied with.

                  (e) Covenant to Use Reasonable Efforts to Obtain Consents. Notwithstanding the provisions of SECTION 5.04(d) above, each of the parties hereto shall (and shall cause each other member of its respective Group over which it has direct or indirect legal or effective control to) use commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement and shall take all such further reasonable actions as shall be reasonably necessary to preserve for each of the Domestic Group and the International Group, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and Liabilities contemplated by this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

         SECTION 5.05. Removal of Certain Guarantees.

                  (a) Removal of Domestic Group as Guarantor of International Liabilities. Except as otherwise contemplated in the Corporate Restructuring Transactions or otherwise specified in any Ancillary Agreement, each of Domestic Company and International Company shall use its commercially reasonable best efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, Domestic Company and any other member of the Domestic Group removed as a guarantor of, or obligor under or for, and released from any Liability for any obligation of the International Company, International Subsidiaries or any other member of the International Group for which the Domestic Company or any other member of the Domestic Group is a guarantor or obligor, including, without limitation, the liabilities set forth on Schedule 5. If at or prior to the Distribution Date, Domestic Company and International Company have not had Domestic Company and any other member of the Domestic Group removed as a guarantor of, or obligor under or for, all obligations of the International Company, International Subsidiaries and any other member of the International Group for which the Domestic Company or any other member of the Domestic Group is a guarantor or obligor, International Company will, at Domestic Company's election, provide an indemnity or guaranty to Domestic Company with respect to such obligation or commercially reasonable terms.

                  (b) Removal of International Group as Guarantor of Domestic Liabilities. Except as otherwise contemplated in the Corporate Restructuring Transactions or otherwise specified in any Ancillary Agreement, each of Domestic Company and International Company shall use its commercially reasonable best efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, International Company and any other member of the International Group removed as a guarantor of, or obligor under or for, any obligation of the Domestic Company, Domestic Subsidiaries or any other member of the Domestic Group for which the International Company or any other member of the International Group is a guarantor or obligor, including, without limitation, the liabilities set forth on
         Schedule 6.

         SECTION 5.06. Public Announcements. Each party hereto shall consult with the other before issuing any press release or otherwise issuing any other similar written public statement with respect to this Agreement or the Distribution and shall not issue any such press release or make any such public statement without the prior consent of each other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of any other party, issue such press release or other similar written public statement as may be required by law or any listing agreement with a national securities exchange to which any party hereto (or any member of such party's Group) is a party if it has used all reasonable efforts to consult with such other party and to obtain such party's consent but has been unable to do so in a timely manner.

         SECTION 5.07. Intercompany Agreements. Effective as of the consummation of the Distribution, each of Domestic Company and International Company shall (and shall cause each other member of its respective Group over which it has legal or effective direct or indirect control to) terminate each and every agreement between it and any member of the other Group other than this Agreement and any of the Ancillary Agreements including, without limitation, the agreements set forth on Schedule 7; provided, however, that such termination shall not have any effect whatsoever on any of its rights and/or obligations that accrued or were incurred prior to the Distribution Date.

         SECTION 5.08. Tax Matters. Each of Domestic Company and International Company shall use its reasonable best efforts to cause the Distribution to qualify as a tax-free distribution under Code Section 355 and/or Section 368(a).

         SECTION 5.09. OMI Corp. Savings Plan. International Company agrees to cooperate and make reasonable best efforts to cause the trust under the OMI Corp. Savings Plan to transfer, on a date or dates following the Second Closing Date mutually agreed to between International Company and the sponsor of the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan (the "MTL Sponsor"), assets attributable to the account balances under the OMI Corp. Savings Plan of each participant in such plan who is listed on Schedule 3 to the trust under the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan; provided, however, that such transfer shall take place only upon International Company's and the MTL Sponsor's reasonable satisfaction that such transfer would not cause the OMI Corp. Savings Plan or the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan to violate any applicable requirements of the Code and/or the Employee Retirement Income Security Act of 1974, as amended and provided, further that any assets other than cash may be transferred only if reasonably acceptable to the MTL Sponsor.

         SECTION 5.10. Debt Adjustment. International Company and Domestic

Company will use their commercially reasonable best efforts to cause, prior to the Distribution Date, International Company to be substituted for Domestic Company, and Domestic Company to be released from all Liability under the Indenture dated as of November 1, 1993 between Domestic Company and The Chase Manhattan Bank, as Trustee (successor to Chemical Bank), as amended (the "Indenture"). If International Company and Domestic Company have not obtained a complete release of Domestic Company from its obligations under the Indenture prior to the Distribution Date, International Company will, at Domestic Company's election, provide an indemnity or guaranty to Domestic Company with respect to any remaining obligations of the Domestic Company under the Indenture. If International Company has assumed by supplemental indenture the repayment obligation with respect to the outstanding 10 1/4% Senior Notes due November 1, 2003, and, if necessary, the other obligations contained in the Indenture, as amended, then, Domestic Company shall deliver a note to International Company in the amount of $6,443,000 (the "Note"). Assuming the Distribution occurs before May 1, 1998, the Note will be repayable in 12 payments made semi-annually as follows: the first payment will be equal to the sum of $175,000 and accrued interest due on the Notes issued pursuant to the Indentures (the "Senior Notes") from the Distribution Date to the date of the next payment due on the Senior Notes. Thereafter, on each payment date (other than the 12th), Domestic Company will pay International Company $525,000. There will be a balloon payment due of $4,868,000 on the 12th payment date. The Note will be secured by a first mortgage on three of OMI Petrolink Corp.'s work boats and any proceeds (net of costs of the transaction and estimated tax) from the sale thereof. Additionally, if the Domestic Company completes a debt (excluding bank borrowings) or equity offering, the proceeds from such offering (net of transaction costs) shall be used to repay the Note in full along with (i) accrued interest due on the Senior Notes to the date of prepayment and (ii) an amount equal to $6,827,000 minus the principal repaid as part of the semi-annual payments on the Note ($175,000). The definitive documentation relating to the agreements set forth in this Section 5.10 shall be on commercially reasonable terms.

                                   ARTICLE VI.

                              ACCESS TO INFORMATION

         SECTION 6.01. Provision, Transfer and Delivery of Applicable Corporate Records.

                  (a) Provision, Transfer and Delivery of International Records. Domestic Company shall (and shall cause each other member of its Group over which it has legal or effective direct or indirect control to) arrange as soon as practicable following the Distribution Date for the delivery (at International Company's cost) to International Company of
         (i) the original Books and Records in its possession or control that relate primarily to the International Business or are necessary to operate the International Business (collectively, the "International Records"), provided Domestic Company shall be permitted to retain copies of such records, and (ii) copies of the Books and Records in its possession or control that consist of the corporate minutes of the Board of Directors (or committees thereof) of Domestic Company or otherwise relate to the business, administrative and management operations of Domestic Company as the parent holding company of the Domestic Business and International

         Business (collectively, the "Domestic Corporate Records") except to the extent such items are already in the possession of any member of the International Group. The International Records shall be the property of International Company, and the Domestic Corporate Records shall be the property of Domestic Company but in each case shall be available to each of Domestic Company and International Company for review and duplication, at their cost, pursuant to the terms of this Agreement.

                  (b) Provision, Transfer and Delivery of Domestic Records. International Company shall (and shall cause each other member of its Group over which it has legal or effective direct or indirect control
         to) arrange as soon as practicable following the Distribution Date for the delivery (at Domestic Company's cost) to Domestic Company of the Books and Records in its possession that relate primarily to the Domestic Business or are necessary to operate the Domestic Business (collectively, the "Domestic Records"), except to the extent such items are already in the possession of any member of the Domestic Group. The Domestic Records shall be the property of Domestic Company, but shall be available to International Company for review and duplication, at their cost, pursuant to the terms of this Agreement.

         SECTION 6.02. Access to Information.

                  (a) Access to Books and Records. Unless otherwise contemplated by SECTION 6.06 hereof, from and after the Distribution Date, each of Domestic Company and International Company shall (and shall cause each of the other members of its Group over which it has legal or effective direct or indirect control to) afford to each other party and its authorized accountants, counsel and other designated representatives reasonable access and duplicating rights (all such duplicating costs to be borne by the requesting party) during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, Books and Records and other data and information of such party and each other member of such party's Group relating to operations prior to the Distribution insofar as such access is reasonably required by the other requesting party for the conduct of the requesting party's business (but not for competitive purposes).

                  (b) Provision of Post-Distribution Commission Filings. For a period of one year following the Distribution Date, each of Domestic Company and International Company shall (and shall cause each of the other members of its Group over which it has legal or effective direct or indirect control to) provide to the other, promptly following such time at which such documents are filed with the Commission, all documents (other than documents or portions thereof for which confidential treatment has been granted or a request for confidential treatment is pending) filed by it and by each other member of such party's Group with the Commission pursuant to the Securities Act or the periodic and interim reporting requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

         SECTION 6.03. Reimbursement; Other Matters. Except to the extent otherwise contemplated hereby or by any Ancillary Agreement, a party providing Books and Records or access to information to any other party (or such party's representatives) under this ARTICLE VI shall be entitled to receive from such other party, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Books and Records or access to information.

         SECTION 6.04. Confidentiality.

                  (a) General Restriction on Disclosure. Neither of Domestic Company or International Company shall (and shall not permit any other member of its Group over which it has legal or effective direct or indirect control to) use or permit the use of (without the prior written consent of the other) and shall hold, and shall cause its consultants, advisors and other representatives and any other member of its Group (over which it has legal or effective direct or indirect control) to hold, in strict confidence, all information concerning each other party hereto and the other members of such other party's Group in its possession, custody or control to the extent such information either

                           (i) relates to the period up to the Distribution
                  Date,

                           (ii) relates to any Ancillary Agreement, or

                           (iii) is obtained in the course of performing
                  services for the other party pursuant to any Ancillary Agreement,

and each party hereto shall not (and shall cause each other member of its Group over which it has legal or effective direct or indirect control not to) otherwise release or disclose such information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, without the prior written consent of the other affected party or parties, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

                  (b) Compelled Disclosure. To the extent that a party hereto is compelled by judicial or administrative process to disclose such information under circumstances in which any evidentiary privilege would be available, such party agrees to assert such privilege in good faith prior to making such disclosure. Each of the parties shall consult with each relevant other party in connection with any such judicial or administrative process, including, without limitation, in determining whether any privilege is available, and shall not object to each such relevant party and its counsel participating in any hearing or other proceeding (including, without limitation, any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege.

                  (c) Exceptions to Confidential Treatment. Anything herein to the contrary notwithstanding, no party hereto shall be prohibited from using or permitting the use of, or required to hold in confidence, any information to the extent that (i) such information has been or is in the public domain through no fault of such party, (ii) such information is, after the Distribution Date, lawfully acquired from other sources by such party, or (iii) this Agreement, any Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information by such party.

         SECTION 6.05. Witness Services. At all times from and after the Distribution Date, each of Domestic Company and International Company shall use its commercially reasonable best efforts to make available to each other party hereto, upon reasonable written request, the officers, directors, employees and agents of each member of its Group for fact finding, consultation or interviews and as witnesses to the extent that:

                  (a) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party or any member of its Group may from time to time be involved; and

                  (b) there is no conflict in the Action between the requesting party or any member of its Group and the party to which a request is made pursuant to this SECTION 6.05 or any member of such party's Group. Except as otherwise agreed by the parties, a party providing witness services to any other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (but not salary expenses) and direct and indirect costs of employees who participate in fact finding, consultation or interviews or are witnesses, as are actually and reasonably incurred in providing such fact finding, consulting, interviews or witness services by the party providing such services.

         SECTION 6.06. Retention of Records. Except when a longer period is required by Law or is specifically provided for herein or in any Ancillary Agreement, each party hereto shall cause the members of its Group over which it has legal or effective direct or indirect control, to retain, for a period of at least seven years following the Distribution Date, all material information (including, without limitation, all material Books and Records) relating to such Group and its operations prior to the Distribution Date. Notwithstanding the foregoing, any party hereto may offer in writing to deliver to the other parties all or a portion of such information as it relates to members of the offering party's Group and, if such offer is accepted in writing within 90 days after receipt thereof, the offering party shall promptly arrange for the delivery of such information (or copies thereof) to each accepting party (at the expense of such accepting party). If such offer is not so accepted, the offered information may be destroyed or otherwise disposed of by the offering party at any time thereafter in accordance with such party's program of document maintenance and retention.

         SECTION 6.07. Privileged Matters.

                  (a) Privileged Information. Each of the parties hereto shall, and shall cause the members of its Group over which it has legal or effective direct or indirect control to, use its commercially reasonable best efforts to maintain, preserve, protect and assert all privileges including, without limitation, all privileges arising under or relating to the attorney-client relationship (including, without limitation, the attorney-client and attorney work product privileges) that relate directly or indirectly to any member of any other Group for any period prior to the Distribution Date ("Privilege" or "Privileges"). Each of the parties hereto shall use its reasonable efforts not to waive, or permit any member of its Group over which it has legal or effective direct or indirect control to waive, any such Privilege that could be asserted under applicable Law without the prior written consent of the other parties. With respect to each party, the rights and obligations created by this SECTION 6.07 shall apply to all information as to which a member of any Group did assert or, but for the Distribution, would have been entitled to assert the protection of a Privilege ("Privileged Information") including, but not limited to, any and all information that either:

                           (i) was generated or received prior to the
                  Distribution Date but which, after the Distribution, is in the possession of a member of another Group; or

                           (ii) is generated or received after the Distribution
                  Date but refers to or relates to Privileged Information that was generated or received prior to the Distribution Date.

                  (b) Production of Privileged Information. Upon receipt by a party or any member of its Group of any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information, or if a party or any member of its Group obtains knowledge that any current or former employee of such party or any member of its Group has received any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other parties of the existence of the request and shall provide the other parties a reasonable opportunity to review the information and to assert any rights it may have under this SECTION 6.07 or otherwise to prevent the production or disclosure of Privileged Information. No party will, or will permit any member of its Group over which it has direct or indirect legal or effective control to, produce or disclose any information arguably covered by a Privilege under this SECTION 6.07 unless:

                           (i) each other party has provided its express written
                  consent to such production or disclosure; or

                           (ii) a court of competent jurisdiction has entered an
                  order which is not then appealable or a final, nonappealable order finding that the information is not entitled to protection under any applicable privilege.

                  (c) No Waiver. The parties hereto understand and agree that the transfer of any Books and Records or other information between any members of the Domestic Group or the International Group shall be made in reliance on the agreements of Domestic Company and International Company, as set forth in SECTION 6.04 and SECTION 6.07 hereof, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The Books and Records being transferred pursuant to SECTION 6.01 hereof, the access to information being granted pursuant to SECTION 6.02 hereof, the agreement to provide witnesses and individuals pursuant to SECTION 6.05 hereof and the transfer of Privileged Information to either party pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section or otherwise.

                                  ARTICLE VII.

                                 INDEMNIFICATION

         SECTION 7.01. Indemnification by Domestic Company. Domestic Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the International Indemnitees from and against any and all Indemnifiable Losses of the International Indemnitees, arising out of, by reason of or otherwise in connection with either (i) the Domestic Liabilities, or (ii) the breach by Domestic Company of any provision of this Agreement or any Ancillary Agreement.

         SECTION 7.02. Indemnification by International Company. International Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the Domestic Indemnitees from and against any and all Indemnifiable Losses of the Domestic Indemnitees arising out of, by reason of or otherwise in connection with either (i) the International Liabilities (including, without limitation, Special Taxes), or (ii) the breach by International Company of any provision of this Agreement or any Ancillary Agreement.

         SECTION 7.03. Limitations on Indemnification Obligations.

                  (a) Reductions for Insurance Proceeds and Other Recoveries. The amount that any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnitee") pursuant to
         SECTION 7.01 or SECTION 7.02 above, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for such insurance or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or
         (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such Insurance Proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

                  (b) Foreign Currency Adjustments. All indemnification payments hereunder shall be in U.S. Dollars. In the event that any Indemnifiable Loss shall be denominated in a currency other than U.S. Dollars, the amount of such payment shall be translated into U.S. Dollars using the foreign exchange rate for such currency determined in accordance with the following rules:

                           (i) with respect to any Indemnifiable Losses arising
                  from the payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the foreign exchange rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

                           (ii) with respect to any Indemnifiable Losses covered
                  by insurance, the foreign exchange rate for such currency shall be the foreign exchange rate employed by the insurance company providing such insurance in settling such Indemnifiable Losses with the Indemnifying Party; and

                           (iii) with respect to any Indemnifiable Losses not
                  covered by either clause (i) or (ii) above, the foreign exchange rate for such currency shall be determined as of the date that payment with respect to such Indemnifiable Losses shall be made by the Indemnitee.

         SECTION 7.04. Procedures for Indemnification. Except as otherwise specifically provided in any Ancillary Agreement, including, without limitation, the Tax Cooperation Agreement:

                  (a) Notice of Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a member of the Domestic Group or International Group (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the Indemnitee's right to indemnification hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 15 Business Days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                  (b) Legal Defense of Third Party Claims. If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense of the Third Party Claim (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Notwithstanding the foregoing:

                           (i) the Indemnifying Party shall not be entitled to
                  assume the defense of any Third Party Claim (and shall be liable to the Indemnitee for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks as its primary claim for relief an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages; provided, however, that if such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages;

                           (ii) an Indemnifying Party shall not be entitled to
                  assume the defense of any Third Party Claim (and shall be liable to the Indemnitee for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if, in the Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such Third Party Claim; and

                           (iii) if at any time after assuming the defense of a
                  Third Party Claim an Indemnifying Party shall fail to prosecute or withdraw from the defense of such Third Party Claim, the Indemnitee shall be entitled to resume the defense thereof and the Indemnifying Party shall be liable to the Indemnitee for the reasonable fees and expenses of counsel incurred by the Indemnitee in such defense.

                  (c) Settlement of Third Party Claims. Except as otherwise provided below in this SECTION 7.04(c), or as otherwise specifically provided in any Ancillary Agreement, including, without limitation, the Tax Cooperation Agreement, if the

         Indemnifying Party has assumed the defense of any Third Party Claim, then

                           (i) in no event will the Indemnitee admit any
                  liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party, and

                           (ii) the Indemnitee will agree to any settlement,
                  compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge.

         If the Indemnifying Party has not assumed the defense of a Third Party Claim then in no event shall the Indemnitee settle, compromise or discharge such Third Party Claim without providing prior written notice to the Indemnifying Party, which shall have the option within 15 Business Days following receipt of such notice to:

                           (i) approve and agree to pay the settlement,

                           (ii) approve the amount of the settlement, reserving
                  the right to contest the Indemnitee's right to indemnity pursuant to this Agreement,

                           (iii) disapprove the settlement and assume in writing
                  all past and future responsibility for such Third Party Claim (including all of Indemnitee's prior expenditures in connection therewith), or

                           (iv) disapprove the settlement and continue to
                  refrain from participation in the defense of such Third Party Claim.

         In the event the Indemnifying Party does not respond to such written notice from the Indemnitee within such 15 business-day period, the Indemnifying Party shall be deemed to have elected option (i).

                  (d) Other Claims. Any claim on account of an Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 Business Days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15 business-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15 business-day period or rejects such claim in whole or in part, such

         Indemnitee shall be free to pursue such remedies as may be available to such party under applicable Law or under this Agreement.

         SECTION 7.05. Indemnification Payments. Indemnification required by this ARTICLE VII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

         SECTION 7.06. Other Adjustments.

                  (a) Adjustments for Taxes. The amount of any Indemnifiable Loss shall be (i) increased to take account of any net Tax cost actually incurred by the Indemnitee arising from any payments received from the Indemnifying Party (grossed up for such increase); and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss. In computing the amount of such Tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnifiable Loss or the incurrence or payment of any Indemnifiable Loss.

                  (b) Reductions for Subsequent Recoveries or Other Events. In addition to any adjustments required pursuant to SECTION 7.03 hereof or
         SECTION 7.06(a) above, if the amount of any Indemnifiable Losses shall, at any time subsequent to any indemnification payment made by the Indemnifying Party pursuant to this ARTICLE VII, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

                  SECTION 7.07. Obligations Absolute. The foregoing contractual obligations of indemnification set forth in this ARTICLE VII shall:

                  (i) also apply to any and all Third Party Claims that allege that any Indemnitee is independently, directly, vicariously or jointly and severally liable to such third party;

                  (ii) to the extent permitted by applicable law, apply even if the Indemnitee is negligent or otherwise culpable or at fault, whether or not such liability arises under any doctrine of strict liability; and

                  (iii) be in addition to any liability or obligation that an Indemnifying Party may have other than pursuant to this Agreement.

         SECTION 7.08. Survival of Indemnities. The obligations of Domestic Company and International Company under this ARTICLE VII shall survive indefinitely the sale or other transfer by any of them of any assets or businesses or the assignment by any of them of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such assets, businesses or Liabilities.

         SECTION 7.09. Remedies Cumulative. The remedies provided in this
ARTICLE VII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         SECTION 7.10. Cooperation of the Parties With Respect to Indemnifiable Loss.

                  (a) Identification of Party in Interest. Any party to this Agreement that has responsibility for an Indemnifiable Loss shall identify itself as the true party in interest with respect to such Indemnifiable Loss and shall use its commercially reasonable efforts to obtain the dismissal of any other party to this Agreement from any related Indemnifiable Loss.

                  (b) Disputes Regarding Responsibility for Indemnifiable Loss. If there is uncertainty or disagreement concerning which party to this Agreement has responsibility for any Indemnifiable Loss, the following procedure shall be followed in an effort to reach agreement concerning responsibility for such Indemnifiable Loss:

                           (i) The parties in disagreement over the
                  responsibility for an Indemnifiable Loss shall exchange brief written statements setting forth their position concerning which party has responsibility for the Indemnifiable Loss in accordance with the provisions of this ARTICLE VII. These statements shall be exchanged within 5 days of a party putting another party on written notice that the other party is or may be responsible for the Indemnifiable Loss.

                           (ii) If within 5 days of the exchange of the written
                  statement of each party's position agreement is not reached on responsibility for the Indemnifiable Loss, the General Counsel or other appropriate officer for each of the parties in disagreement over responsibility for the Indemnifiable Loss shall speak either by telephone or in person to attempt to reach agreement on responsibility for the Indemnifiable Loss.

                  (c) Effect of Failure to Follow Procedure. Failure to follow the procedure set forth in clause (b) above shall not affect the rights and responsibilities of the parties as established by the other provisions of this ARTICLE VII.

                  (d) Arbitration. The parties agree that, should any dispute, disagreement or controversy arise between them concerning the allocation of legal responsibility as between Domestic Company and International Company for any and all obligations attributable to the Domestic Business, the Domestic Assets, the International Business or the International Assets, such dispute, disagreement or controversy shall be referred to arbitration in the City of New York pursuant to the laws relating to arbitration there in force, before a panel of three Arbitrators, consisting of one arbitrator to be appointed by one party, one by the other party and one arbitrator by the two so chosen. The decision of any two of the three arbitrators on any dispute or disputes shall be final. Until such time as the arbitrators finally close the hearings either party shall have the right by written notice served on the arbitrators and on an officer of the other party to specify further disputes or differences for hearing and determination. The arbitrators may grant any relief which they or a majority of them deem just and equitable and within the scope of this Agreement, including, but not limited to, specific performance. Except as specifically provided herein the arbitration shall be conducted in accordance with the rules of the American Arbitration Association in New York. Awards pursuant to this clause may include costs, including reasonable attorney's fees, and judgment may be entered upon any award made hereunder in any

         Court having jurisdiction pursuant to Section 8.16.

                  (e) Exchange of Information. In connection with the handling of current or future Actions or Third Party Claims, the parties may determine that it is in their mutual interest to exchange privileged or confidential information. If so, the parties agree to discuss whether it is in their mutual interest to enter into a joint defense agreement or information exchange agreement to maintain the confidentiality of their communications and to permit them to maintain the confidentiality of proprietary information or information that is otherwise confidential or subject to an applicable privilege, including but not limited to the attorney-client, work product, executive, deliberative process, or self-evaluation privileges.

         SECTION 7.11. Contribution. To the extent that any indemnification provided for under SECTION 7.01 or SECTION 7.02 is unavailable to an Indemnified Party or is insufficient in respect of any of the Indemnifiable Losses of such Indemnified Party then the Indemnifying Party under such Section, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other hand from the transaction or other matter which resulted in the Indemnifiable Losses or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the action, inaction, statements or omissions that resulted in such Indemnifiable Losses as well as any other relevant equitable considerations.

         SECTION 7.12. No Indemnities for Tax Liabilities. Except as provided in Sections 7.01 and 7.02 and the Tax Cooperation Agreement, the parties agree that neither party shall have an obligation to indemnify the other for Taxes. To the extent that the provisions of the Tax Cooperation Agreement conflict with the provisions of this Agreement, the provisions of the Tax Cooperation Agreement shall apply.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

         SECTION 8.01. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         SECTION 8.02. Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         SECTION 8.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.04. Survival of Agreements. Except as otherwise expressly provided herein, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         SECTION 8.05. Responsibility for Expenses.

                  (a) Expenses Incurred on or Prior to Distribution Date. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Information Statement and the Distribution, and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Domestic Company prior to the First Closing Date (as defined in the Acquisition Agreement); provided, however, that International Company shall be solely responsible and liable for any expenses, fees, or other costs that it separately and directly incurs in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Agreements. Any such expenses not paid or accrued prior to the First Closing Date shall be the responsibility of the International Company.

                  (b) Expenses Incurred or Accrued After Distribution Date. Subject to the provisions of SECTION 8.05(c) below and except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses first incurred or accrued after the Distribution Date. Any such expenses not paid or accrued prior to the Distribution Date shall be the responsibility of the

         International Company.

         SECTION 8.06. Notices. All notices and other communications to a party hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to such party (and will be deemed given on the date on which the notice is received by such party) at the address for such party set forth below (or at such other address for the party as the party shall, from time to time, specify by like notice to the other parties):

If to Domestic Company, at:                 ______________________________

                                            ______________________________

                                            Telecopier:

                                            Attention: Corporate Secretary


If to International Company, at:            ______________________________

                                            ______________________________

                                            Telecopier:

                                            Attention: Corporate Secretary

         Prior to the Distribution Date a copy of all notices shall be sent in the manner above provided to Marine Transport Lines Inc., at:

                                            1200 Harbour Boulevard
                                            Weehawken NJ  07087-0901
                                            Attention:  Peter N. Popov, Esq.
                                            Fax:  201-330-9645

         SECTION 8.07. Waivers. The failure of any party hereto to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

         SECTION 8.08. Amendments. Subject to the terms of SECTION 8.10 hereof, this Agreement may not be modified or amended except by (i) an agreement in writing signed by the parties hereto and (ii) in the manner provided in the Acquisition Agreement.

         SECTION 8.09. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

         SECTION 8.10. Termination. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the First Closing Date by and in the sole discretion of Domestic Company without the approval of International Company or the stockholders of Domestic Company. In the event of such termination, no party shall have any liability of any kind under this Agreement to any other party or any other person. After the First Closing Date and before the Second Closing Date, this Agreement may not be terminated except by an agreement in writing signed by all of the parties hereto and MTL. After the Second Closing Date, this Agreement may not be terminated except by an agreement signed by all of the parties hereto; provided, however, that ARTICLE VIII shall not be terminated or amended after the Distribution in respect of the third party beneficiaries thereto without the consent of such persons.

         SECTION 8.11. Third Party Beneficiaries. Except as provided in ARTICLE VII hereof (relating to Indemnitees) and this Section 8.11, this Agreement is solely for the benefit of the parties hereto, the members of their respective Groups and Affiliates, after giv-ing effect to the Distribution, and should not be deemed to confer upon third parties (other than MTL and the Shareholders' Representative pursuant to Sections 2.04, 8.08 and 8.10 and the definition of Corporate Restructuring Transactions herein) any remedy, claim, liability, right of reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Notwithstanding anything to the contrary in the immediately preceding sentence, Shareholders (as defined in the Acquisition Agreement) who held not less than 30% of common stock of MTL of the shares reflected on Exhibit A to the Acquisition Agreement acting as a group may, at their own expense, initiate a lawsuit or take other legal action to enforce the indemnity provision of Section
7.02 hereof; provided that (A) prior thereto such Shareholders shall have made a written demand on the board of directors of Domestic Company (with a copy sent to the board of directors of the International Company) asking that the board take such action and setting forth the basis of their claim and (B) the board of directors has not taken defined affirmative steps within a commercially reasonable period of time following delivery of the written demand, which steps the board in the exercise of its reasonable business judgement determines are appropriate under the circumstances and provided, further that any recovery or other award or settlement realized by the Shareholders shall be solely for the benefit of the Domestic Company and its stockholders; provided, however, that such Shareholders shall be entitled to reimbursement from the Domestic Company of reasonable attorney fees and expenses but in no event in an amount to exceed the amount recovered by the Domestic Corporation from such award or settlement in such suit. To the extent that the Shareholders are not satisfied with the actions of the board of directors of the Domestic Company, following conclusion or cessation of the board of directors' actions, the Shareholders holding such shares may, at their own expense, initiate a separate law suit or take other legal action to enforce the indemnity provision of Section 7.02 hereof; provided that any additional recovery or other award or settlement realized by the Shareholders shall be solely for the benefit of the Domestic Company and its stockholders; provided, however, that the Shareholders shall be entitled to reimbursement from the Domestic Company of their reasonable attorney fees and expenses but in no event in an amount to exceed the amount recovered by the Domestic Corporation from such award or settlement in such suit.

         SECTION 8.12. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties hereto for and against all out-of-pocket expenses, including, without limitation, reasonable legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled hereunder or otherwise.

         SECTION 8.13. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         SECTION 8.14. Exhibits and Schedules. The Exhibits and Schedules attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         SECTION 8.15. Specific Performance. Each of the parties hereto acknowledges that there is no adequate remedy at law for the failure by such parties to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages. Accordingly, each of the parties hereto agrees that their agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

         SECTION 8.16. Governing Law. ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS HERETO SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF NEW YORK, HEREBY APPOINTS [THE CORPORATION TRUST COMPANY,] AS SUCH PARTY'S AGENT IN THE STATE OF NEW YORK FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF NEW YORK.

         SECTION 8.17. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 8.18. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the Distribution Date.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    OMI CORP.

                                    By____________________________________
                                      Name:
                                      Title:



                                    UNIVERSAL BULK CARRIERS, INC.

                                    By____________________________________
                                      Name:
                                      Title:

                                                                       Exhibit F

                            TAX COOPERATION AGREEMENT

                                     between

                                    OMI Corp.

                                       and

                   Universal Bulk Carriers (Marshall Islands)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
TAX COOPERATION AGREEMENT...................................................  1

RECITALS ...................................................................  1

Section 1. Definition of Terms..............................................  1

Section 2. Preparation and Filing of Tax Returns
                  and Payments with Respect to Taxes........................  5
         2.01  Preparation of Tax Returns Relating to
                  Foreign Income Taxes and Other
                  Non-U.S. Taxes............................................  5
         2.02  Preparation of Tax Returns Relating to
                  Federal Income Taxes, State Income
                  Taxes, and Other Non-Foreign Taxes........................  6
         2.03  Filing of Certain Pre-Distribution Period
                  Tax Returns...............................................  6
         2.04  Approval of Certain Tax Returns..............................  6
         2.05  Preparation and Filing of Post-Distribution
                  Period Tax Returns........................................  7
         2.06  Modifying Tax Position.......................................  7
         2.07  Reporting of Transaction Tax Items...........................  7
         2.08  Right to Review Tax Returns..................................  8
         2.09  Payment of Taxes.............................................  8

Section 3. Assistance and Cooperation.......................................  9
         3.01  General......................................................  9
         3.02  Tax Information Package...................................... 10
         3.03  Retention of Tax Records..................................... 10
         3.04  Access to Tax Records........................................ 10

Section 4. Liability for Taxes.............................................. 10
         4.01  General...................................................... 10
         4.02  Tax Obligations Arising Under a
                  Pre-Distribution Tax Sharing Agreement.................... 11
         4.03  Transfer Taxes............................................... 11

Section 5. Tax Contests..................................................... 12
         5.01  General...................................................... 12
         5.02  Tax Contest Management....................................... 12

Section 6. Subsequent Actions............................................... 13
           (a)  Actions Taken After the Spin-off ........................... 13
           (b)  Amendments and Supplements to the Ruling
                Request..................................................... 13

Section 7.  Survival of Obligations......................................... 14

Section 8.  Disagreements................................................... 14

Section 9.  Expenses........................................................ 14

Section 10.  Miscellaneous Provisions....................................... 14
         10.01  Addresses and Notices....................................... 14
         10.02  Binding Effect.............................................. 15
         10.03  Waiver...................................................... 15
         10.04  Invalidity of Provisions.................................... 16
         10.05  Interest on Late Payments................................... 16
         10.06  Integration................................................. 16
         10.07  Construction................................................ 16
         10.08  Counterparts................................................ 16
         10.09  Governing Law............................................... 16
         10.10  Amendments.................................................. 16

                            TAX COOPERATION AGREEMENT

     This Agreement is entered into as of ________, 199_, by and between OMI Corp., a Delaware corporation ("OMI"), and Universal Bulk Carriers (Marshall Islands) a Marshall Islands corporation ("UBC") and a direct, wholly-owned subsidiary of OMI. OMI and UBC are sometimes collectively referred to herein as the "Companies." Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

     WHEREAS, OMI will acquire all of the outstanding shares of Class A common stock of Marine Transport Lines ("MTL"), a Delaware corporation, in exchange for OMI common stock (the "Acquisition"), as contemplated by the Acquisition Agreement by and among OMI, MTL and the shareholders of MTL, dated as of September __, 1997 (the "Acquisition Agreement");

     WHEREAS, pursuant to the Distribution Agreement between OMI and UBC dated as of _______, 199_ (the "Distribution Agreement"), OMI will distribute all of the outstanding shares of UBC to OMI shareholders in a transaction intended to qualify as tax-free distribution under Section 355 of the Code (as defined below);

     WHEREAS, OMI, MTL and the shareholders of MTL intend the Acquisition to be a reorganization within the meaning of Section 368(a) of the Code; and

     WHEREAS, the Companies desire to provide for and agree upon the responsibility for the preparation and filing of Tax Returns and other rights and obligations relating to Taxes with respect to taxable periods before and after the Distribution;

     NOW THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

     Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

     "Accounting Firm" shall have the meaning provided in Section 8.

     "Acquisition" shall have the meaning set forth in the Recitals.

     "Acquisition Agreement" shall have the meaning set forth in the Recitals.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, any member of the OMI Group shall not be treated as an Affiliate of any member of the UBC Group and any member of the UBC Group shall not be treated as an Affiliate of any member of the OMI Group.

     "Agreement" shall mean this Tax Cooperation Agreement.

     "Approved Actions" shall be the actions set forth on Schedule A hereto.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

     "Companies" means OMI and UBC, collectively, and "Company" means either OMI or UBC.

     "Corporate Restructuring Transactions" shall have the same meaning as in the Distribution Agreement.

     "Dispose" (and, with correlative meaning, "Disposition") shall mean pay, discharge, settle or otherwise dispose.

     "Distribution" means the distribution to OMI shareholders on the Distribution Date of all of the outstanding stock of UBC pursuant to the Distribution Agreement.

     "Distribution Agreement" shall have the meaning set forth in the Recitals.

     "Distribution Date" means the date of the Distribution.

     "Domestic Business" shall have the same meaning as in the Distribution Agreement.

     "Due Date" shall mean, with respect to any Tax Return or payment, the date on which such Tax Return is due to be filed with or such payment is due to be made to the appropriate Tax Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing and payment.

     "Federal Income Tax" means any Tax imposed by Subtitle A or F of the Code.

     "Final Determination" shall mean (1) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (2) the execution of a closing agreement or its equivalent between the particular taxpayer and the relevant Tax Authority.

     "Foreign Business" shall have the same meaning as "International Business" in the Distribution Agreement.

     "Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

     "Group" means the OMI Group, or the UBC Group, as the context requires.

     "Income Tax" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

     "IRS" means the Internal Revenue Service.

     "IRS Ruling Letter" shall have the meaning set forth in Distribution Agreement.

     "OMI" means OMI Corp., a Delaware corporation, and any successor.

     "OMI Group" means OMI and its Affiliates as determined immediately after the Distribution.

     "Person" means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity.

     "Post-Distribution Period" means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, that portion of such Straddle Period beginning the day immediately following the Distribution Date.

     "Pre-Distribution Period" means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, that portion of such Straddle Period ending on and including the Distribution Date.

     "Prohibited Action" shall have the meaning provided in Section 6.

     "Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

     "Ruling Request" means the letter filed by OMI with the IRS requesting rulings from the Internal Revenue Service regarding certain Federal Income Tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such letter) and any amendment or supplement to such letter.

     "Special Taxes" shall have the same meaning as in the Distribution
Agreement.

     "State Income Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

     "Straddle Period" means any Tax Period that begins on or before and ends after the Distribution Date.

     "Tax" or "Taxes" shall have the same meaning as in the Acquisition
Agreement.

     "Tax Authority" means, with respect to any Tax, the IRS and any other state, local or foreign governmental authority responsible for the administration and/or collection of Taxes.

     "Tax Contest" shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

     "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

     "Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

     "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

     "Tax Records" means Tax Returns, workpapers, documents, records, accounting data and any other information (including computer data) necessary for (i) the preparation and filing of all Tax Returns and the determination of all Taxes of the OMI Group or the UBC Group, (ii) responding to or defending any Tax Claim by a Tax Authority relating to such Tax Returns and such Taxes, or (iii) compliance with the terms of or any record retention agreement with any Tax Authority.

     "Tax Return" means any report, claim for refund, information, return, schedule, estimate or other similar statement, declaration, filing or document filed or required by any Tax Authority to be filed with respect to Taxes, including any attachments, exhibits, schedules or other materials relating to or submitted with any of the foregoing, any amendments or supplements to any of the foregoing, and requests for extensions of time to file any item described in this paragraph.

     "Transactions" means the transactions contemplated by the Distribution Agreement (including the Corporate Restructuring Transactions, as defined in such agreement) and by the Acquisition Agreement.

     "Transfer Taxes" means all stamp, transfer, documentary, sales, use, registration and other similar Taxes and fees.

     "UBC" means Universal Bulk Carriers, Marshall Islands, a Marshall Islands corporation, and any successor.

     "UBC Group" means UBC and its Affiliates as determined immediately after the Distribution.

     Section 2. Preparation and Filing of Tax Returns and Payments with Respect to Taxes.

     2.01 Preparation of Tax Returns Relating to Foreign Income Taxes and Other Non-U.S. Taxes. UBC, with the cooperation of OMI and any member of the OMI Group (as provided for in Section 3 hereof), shall prepare (or cause to be prepared) all Tax Returns relating to Foreign Income Taxes and all other non-U.S. Tax Returns with respect to any member of the OMI Group and any member of the UBC Group for any Pre-Distribution Period and any Straddle Period and with respect to any member of the UBC Group for any Post-Distribution Period, provided, however, that if a Tax Return described in this Section 2.01 relates solely to the Domestic Business and OMI (or a member of the OMI Group) has the sole liability for Taxes reflected on such Tax Return pursuant to this Agreement and the Distribution Agreement, then OMI shall prepare (or cause to be prepared) such Tax Return.

     2.02 Preparation of Tax Returns Relating to Federal Income Taxes, State Income Taxes, and Other Non-Foreign Taxes. OMI, with the cooperation of UBC and any member of the UBC Group (as provided for in Section 3 hereof), shall prepare (or cause to be prepared) all Tax Returns relating to Federal Income Taxes, State Income Taxes and other U.S. federal, state or local Taxes with respect to any member of the OMI Group and any member of the UBC Group for any Pre-Distribution Period and any Straddle Period and with respect to any member of the OMI Group for any Post-Distribution Period, provided, however, that if a Tax Return described in this Section 2.02 relates solely to the International Business and UBC (or a member of the UBC Group) has the sole liability for Taxes reflected on such Tax Return pursuant to this Agreement and the Distribution Agreement, then UBC shall prepare (or cause to be prepared) such Tax Return.

     2.03 Filing of Certain Pre-Distribution Period Tax Returns. At least 10 days before the Due Date of any Tax Return which a member of one Group (the "Preparer") is
                                       F-6
required to prepare (or cause to be prepared) pursuant to section 2.01 or 2.02 hereof and a member of the other Group (the "Filer") is required to file, the Preparer shall deliver to the Filer such Tax Return. The Filer shall timely file (or cause to be filed) any such Tax Return as prepared by the Preparer with the appropriate Tax Authority.

     2.04 Approval of Certain Tax Returns. With respect to any Tax Return required to be prepared and filed by UBC or any Affiliate of UBC with respect to which OMI may be liable for any Tax shown to be due thereon pursuant to this Agreement or the Distribution Agreement, at least 20 days prior to the Due Date thereof, UBC shall deliver such Tax Return (or cause such Tax Return to be delivered) to OMI for this review, together with a statement showing in reasonable detail UBC's calculation of any Taxes attributable to the Domestic Business (excluding Special Taxes). UBC shall file such Tax Return, with OMI's prior written consent, which shall not be unreasonably withheld or delayed.

     With respect to any Tax Return required to be prepared and filed by OMI or any Affiliate of OMI with respect to which UBC may be liable for any Tax shown to be due thereon pursuant to this Agreement or the Distribution Agreement, at least 20 days prior to the Due Date thereof, OMI shall deliver such Tax Return (or cause such Tax Return to be delivered) to UBC for its review, together with a statement showing in reasonable detail OMI's calculation of any Taxes attributable to the Foreign Business and any Special Taxes. OMI shall file such Tax Return, with UBC's prior written consent, which shall not be unreasonably withheld or delayed.

     2.05 Preparation and Filing of Post-Distribution Period Tax Returns. Except as set forth in this Section 2, with respect to Post-Distribution Periods, UBC shall not have any responsibility for preparing (or causing to be prepared) and timely filing (or causing to be timely filed) any Tax Return with respect to any member of the OMI Group, and OMI shall not have any responsibility for preparing (or causing to be prepared) and timely filing (or causing to be filed) any Tax Return with respect to any member of the UBC Group.

     2.06 Modifying Tax Position. Except as otherwise provided in Section 2.07, with respect to a Tax Return prepared and filed by a member of one Group (the "Filer"), if a member of the other Group (the "Payor") is required to pay amounts to the Filer with respect to such Tax Return, and the Payor identifies a position that has a reasonable basis and that would reduce the amount required to be paid by the Payor, the Filer shall, upon the written request of the Payor, adopt such position on such Tax Return if (a) such position does not increase the amount of Taxes owed by the Filer or (b) the Payor pays to the Filer the amount of increased Taxes (including, without limitation, a gross-up for Taxes on such Taxes and the value of any Tax Items lost or used) owed by the Filer (due to taking such position).

     2.07 Reporting of Transaction Tax Items. Each Tax Return described in this
Section 2 shall be consistent with the rulings obtained in the IRS Ruling Letter and, to the extent not inconsistent with such rulings, with the Acquisition Agreement and the Distribution Agreement.

     2.08 Right to Review Tax Returns. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers (including workpapers prepared by external tax preparers such as accountants and attorneys) available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, or (iii) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Companies shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return.

     2.09 Payment of Taxes.

     (a) (i) For all Taxes with respect to which OMI or any member of the OMI Group is required to file Tax Returns pursuant to Section 2.02 and 2.03 hereof, except as otherwise provided below in 2.09(a)(ii), UBC shall pay OMI the amount of such Taxes relating to the Foreign Business and any Special Taxes (including, without limitation, any Federal Income Taxes arising under Subpart F of the
Code) at least 5 business days prior to the Due Date of the Tax Return reporting such Taxes.

     (ii) If UBC (or a member of the UBC Group) is required to make a payment pursuant to Section 2.09(a)(i) hereof in respect of Federal Income Taxes reported on a consolidated

United States federal income Tax Return that includes OMI and relates to tax year 1997 or a Straddle Period, then the amount of such payment shall be determined by OMI and shall take into account Tax Items of the Domestic Business in a manner consistent with the rules of Treas. Reg. ss. 1.1502- 76(b) without regard to any ratable allocations under Treas. Reg. ss. 1.1502-76(b)(2)(ii) or
(iii), provided, however, that for purposes of this Section 2.09(a)(ii), with respect to a Straddle Period, the amount of any Tax Items of the Domestic Business that are losses or deductions shall not exceed the lesser of: (A) the amount of losses or deductions of the Domestic Business as of the close of the Distribution Date, and (B) the amount of losses and deductions of the Domestic Business as of the end of the tax year that includes the Straddle Period.

     (b) For all Taxes with respect to which UBC or any member of the UBC Group is required to file Tax Returns pursuant to Sections 2.01 and 2.03 hereof, OMI shall pay UBC the amount of such Taxes relating to the Domestic Business (which shall not include any Special Taxes and any Federal Income Taxes arising under Subpart F of the Code) at least 5 business days prior to the Due Date of the Tax Return reporting such Taxes.

     (c) OMI and UBC, as the case may be, shall each remit or cause to be remitted in a timely manner to the appropriate Tax Authority all Taxes due in respect of any Tax for which it is required to file a Tax Return pursuant to
Section 2 hereof.

     Section 3. Assistance and Cooperation.

     3.01 General. After the Distribution Date, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with matters relating to Taxes of the Companies and their Affiliates including (i) the preparation and filing of any Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such information and documents shall include, without limitation, records, returns, schedules, documents, work papers or other relevant materials. Each of the Companies shall also make available to each other, as reasonably requested and on a mutually convenient basis, (A) the Tax Records described in Section 3.03 and 3.04, and (B) personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) to provide such assistance as might be reasonably required. Any information or documents provided under this Section shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any communications with a Tax Authority or any administrative or judicial proceedings relating to Taxes or any Tax Return. Specifically UBC shall also make available to OMI, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) who have knowledge of the Tax matters of OMI and are therefore able to assist in the preparing, maintaining, and interpreting of information and documents relevant to OMI's Taxes for the taxable year ending December 31, 1997.

     3.02 Tax Information Package. UBC shall prepare (or cause to be prepared) a Tax information package which includes all relevant materials, information, data, work papers and similar documents and records with respect to Taxes relating to any Pre-Distribution Period for which OMI has the obligation to prepare a Tax Return pursuant to Section 2.02 hereof. UBC shall deliver such Tax information package to OMI no later than 90 days after the Distribution Date.

     3.03 Retention of Tax Records. UBC shall preserve and keep all Tax Records until the later of (i) the expiration of any applicable statutes of limitation (giving effect to any applicable extensions or waivers), and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, UBC wishes to dispose of any Tax Records, UBC may dispose of such records upon 180 days prior notice to OMI. Such notice shall include a detailed list of the Tax Records to be disposed of. OMI or any of its Affiliates shall have the opportunity, at its cost and expense, to copy or remove, within such 180-day period, all or any part of such Tax Records.

         3.04 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation, review or audit of Tax Returns, Tax litigation and claims, and the resolution of items under this Agreement.

     Section 4. Liability for Taxes.

     4.01 General. (a) Except as expressly set forth in this Agreement, the Distribution Agreement shall govern the indemnification obligations with respect to Taxes between the OMI Group and the UBC Group.

     (b) To the extent that a party (the "Indemnifying Party") is required to make an indemnification payment to another party (the "Indemnitee") pursuant to
Section 7.01 or 7.02 of the Distribution Agreement or Section 2.09 or 4.03 hereof, the Indemnifying Party shall pay the Indemnitee no later than 5 business days prior to the Due Date of the relevant Tax Return or 5 business days after the Indemnifying Party receives the Indemnitee's calculations of the Indemnifying Party's indemnification obligation hereunder, whichever occurs last, the amount of such indemnification obligation.

     (c) All indemnification payments made pursuant to this Agreement and the Distribution Agreement shall be treated as occurring immediately before the Distribution, and no member of the OMI Group and the UBC Group and none of the subsidiaries (as defined in Section 3.14 of the Acquisition Agreement) of any such member shall take any position inconsistent with such treatment before any Tax Authority, except to the extent that a Final Determination with respect to the recipient party causes any such payment to not be so treated.

     (d) Except as otherwise expressly provided in Section 2.09(a)(ii), all indemnification payments relating to the liability for Taxes of the OMI Group and the UBC Group under this Agreement and the Distribution Agreement shall be determined on a pre-Tax basis, i.e., without regard to the Tax consequences to the indemnified party of making a payment that is indemnified by another party under this Agreement or of receiving a payment under this Agreement as indemnification therefor.

     4.02 Tax Obligations Arising Under a Pre-Distribution Tax Sharing Agreement. Except as set forth in this

Agreement, any and all existing Tax sharing agreements and practices regarding Taxes and their payment, allocation, or sharing between any member of the UBC Group and any member of the OMI Group or its subsidiaries (as defined in Section
3.14 of the Acquisition Agreement) shall be terminated with respect to the UBC Group as of the Distribution Date and no remaining liabilities thereunder shall exist thereafter.

     4.03 Transfer Taxes. UBC shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) with the appropriate Tax Authority all Tax Returns with respect to Transfer Taxes imposed with respect to the Corporate Restructuring Transactions, the Distribution and the Acquisition. UBC shall pay (or cause to be paid) all Transfer Taxes attributable to the Corporate Restructuring Transactions and the Distribution. UBC, on the one hand, and OMI, on the other hand, shall share equally the liability for all Transfer Taxes attributable to the Acquisition. Notwithstanding anything in this Section 4.03 to the contrary, if any member of the OMI Group is required to file a Tax Return in respect of Transfer Taxes, then UBC shall deliver to OMI the prepared Tax Return together with amount of Taxes shown to be due on such Tax Return and for which UBC is liable at least 5 days prior to the Due Date thereof and OMI shall timely file (or cause to be timely filed) with the appropriate Tax Authority such Tax Return as prepared by UBC and remit to such Tax Authority the amount of Transfer Taxes shown to be due on such Tax Return.

     The parties hereto shall use reasonable best efforts to reduce any transfer, sales or other similar Taxes that may be incurred with respect to the transactions contemplated by the Distribution Agreement and the Acquisition Agreement.

     Section 5. Tax Contests.

     5.01 General. UBC shall have sole control over all Tax Contests with respect to any Tax Items for which UBC may be liable pursuant to this Agreement or the Distribution Agreement, and OMI shall have sole control over all Tax Contests with respect to any Tax Items for which OMI may be liable pursuant to this Agreement or the Distribution Agreement. The party controlling a Tax Contest shall have the sole right to contest, litigate and Dispose of such Tax Contest and to employ counsel of its choice at its sole expense; provided, however, that the other party may participate in (but not control) the defense of any such Tax
                                      F-12

Contest at its own expense. If pursuant to this Section 5.01, a Tax Contest presents issues for which both parties may be liable pursuant to this Agreement or the Distribution Agreement or an issue which affects both the Domestic Business and the Foreign Business, the party controlling such Tax Contest shall not litigate or Dispose of such Tax Contest without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

     5.02 Tax Contest Management. UBC or OMI, as the case may be, shall promptly notify the other party in writing of any Tax Contest that may reasonably be likely to result in liability of the other party under this Agreement or the Distribution Agreement. With respect to any such Tax Contest, the party not controlling such Tax Contest shall (i) not make any submission to any Tax Authority without offering the other party the opportunity to review and approve it, (ii) not take any action or make (or purport to make) any representations in connection with such Tax Contest with respect to issues affecting the other party's indemnity hereunder, (iii) keep the other party informed as to any information that it receives regarding the progress of such Tax Contest, (iv) provide the other party with any information that it receives regarding the nature and amounts of any proposed Disposition of the Tax Contest, (v) permit the other party to participate in all conferences, meetings or proceedings with any Tax Authority in which the indemnified party is or may be a subject, and
(vi) permit the other party to participate in all court appearances in which the indemnified party is or may be a subject.

     Section 6. Subsequent Actions.

     (a) Actions Taken After the Spin-Off. Notwithstanding anything to the contrary in the Acquisition Agreement or the Distribution Agreement, except for an action permitted by clause (i), (ii), or (iii) of this Section 6(a), none of OMI, UBC and any of their respective Affiliates shall take any action that (A) is inconsistent with (x) the Tax treatment of the Transactions set forth in the IRS Ruling Letter or (y) a factual statement or a representation set forth in the Ruling Request (as amended by any supplement) or (B) causes a Corporate Restructuring Transaction for which a ruling is not requested from the IRS and which is intended to qualify as a tax-free transaction under Section 332, 351, 355 or 368 of the Code to fail to so qualify.

     (i) Approved Actions. OMI and its Affiliates are expressly permitted to take any Approved Action.

     (ii) Subsequent Approved Actions. Each Company and its Affiliates are expressly permitted to take an action if the other Company has given its prior written consent, which consent shall not be unreasonably withheld or delayed unless the action at issue is described by Section 6(a)(A)(y).

     (iii) Actions Permitted by a Ruling of a Tax Authority. A Company or any of its Affiliates may apply for and obtain a ruling with respect to any action from the IRS (or any other applicable Tax Authority) subject to the provisions of
Section 6(b). If such ruling is reasonably satisfactory to the other Company, the Company or any of its Affiliates is expressly permitted to take such action.

     (b) Amendments and Supplements to the Ruling Request. Except as otherwise provided in this Section 6(b), each Company covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the Ruling Request without the consent of the other Company, which consent shall not be unreasonably withheld or delayed. With respect to a proposed action, if one Company or any of such Company's Affiliates (the "Requesting Party") desires to apply for a ruling from the IRS (or any other applicable Tax Authority) in accordance with Section 6(a)(iii), such Requesting Party shall not submit such request for a ruling if the other Company (the "Requested Party") determines in good faith that the filing of such request is likely to have a material adverse effect upon such Requested Party, provided, however, that if the Requested Party makes such determination, the Requesting Party may dispute such determination, and at the joint expense of both Companies (shared equally), the Companies shall engage a nationally recognized law firm reasonably acceptable to both Companies to make a final determination as to whether the filing of such a ruling request is likely to have a material adverse effect upon the Requested Party.

     Section 7. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

     Section 8. Disagreements. If, after good faith negotiations, the parties cannot resolve any disagreement on the application of this Agreement to any matter, then any agreed-upon amount shall be paid to the appropriate party, and the dispute shall be resolved within 15 days thereafter by a "Big Six" accounting firm acceptable to both of the parties (the "Accounting Firm"). Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. The fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral to and decision by the Accounting Firm shall be shared equally by the parties. Following the decision of the Accounting Firm, each of OMI and UBC shall take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns and prompt payment of any amounts in dispute plus interest at the rate specified under Section 6621(a)(2) of the Code.

     Section 9. Expenses. Except as provided in Section 8, each Company and its Affiliates shall bear their respective expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

     Section 10. Miscellaneous Provisions.

     10.01 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

     If to OMI:        Director, Taxes
                       OMI Corp.
                       90 Park Avenue
                       New York, NY 10016

     with a copy to:   Skadden, Arps, Slate,
                       Meagher & Flom LLP
                       919 Third Avenue
                       New York, NY 10022
                       Attn: Katherine M. Bristor
     and a copy to:    Marine Transport Lines, Inc.
                       1200 Harbor Blvd. C-901
                       Weehawken, NJ 07087-0901
                       Attn: General Counsel

     If to UBC:        Director, Taxes
                       Universal Bulk Carriers
                       (Marshall Islands)
                       [Address to come]

     with a copy to:   White & Case
                       1155 Avenue of the Americas
                       New York, NY 10036
                       Attn:  Paul C. Rooney, Jr.

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

     10.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

     10.04 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

     10.05 Interest on Late Payments. Any payment required by this Agreement which is not made on or before the date required to be made hereunder shall bear interest after such date at the rate specified in Section 6621(a)(2) of the Code.

     10.06 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution

Agreement or any other agreements relating to the transactions contemplated in furtherance of the Distribution Agreement, the provisions of this Agreement shall control.

     10.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

     10.08 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [the State of Delaware] applicable to contracts executed in and to be performed in that State.

     10.10 Amendments. This Agreement may not be amended except by an agreement in writing, signed by the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.


                                                OMI CORP.


                                                By:  __________________________

                                                Title: ________________________



                                                UNIVERSAL BULK CARRIERS
                                                  (MARSHALL ISLANDS)


                                                By:  __________________________

                                                Title: ________________________

                                   Schedule A

                                Approved Actions

 o Any acquisition of assets or stock from entities that are not a part of OMI's consolidated group for cash, stock and/or debt.

 o Any sale, exchange or other disposition of one or more of the assets of OMI in the ordinary course of operating any of the businesses conducted directly or indirectly by OMI or MTL, provided that the sale of a ship generally will be treated as a disposition in the ordinary course of business, and provided further, that the sale, exchange or other disposition of the U.S. Flag business, the Lightering Services business or the Ship Management business (as each term is defined in the Ruling Request), in its entirety, shall not constitute an Approved Action.

 o Any sale, exchange or other disposition of one or more of the assets (including, without limitation, stock of a subsidiary) or any business of MTL.

 o Any issuance of new shares of OMI, provided that, in the aggregate, such shares and the shares issued in the Acquisition would not constitute 50% or more of the equity of OMI if such issuances and the Acquisition had occurred simultaneously (i.e., at the time of the Acquisition).

 o Any redemption, exchange, transfer or other disposition of MTL Class B stock (if such stock is issued), except to the extent limited by the immediately preceding paragraph.

 o Any sale, exchange or other disposition of stock of OMI or UBC by any Shareholder except for sales, exchanges or other dispositions actually planned or intended at the time of the First Closing or the Second Closing (as those terms are defined in the Acquisition Agreement).

 o    Any borrowing or issuance of new debt by OMI.

 o The reflagging of one or more of the following ships: the Courier, the Patriot and the Rover.

 o Any action required or expressly permitted by the Acquisition Agreement, the Distribution Agreement, the Tax Cooperation Agreement, the Escrow Agreement and any ancillary agreement executed among any of OMI, UBC and MTL (including, without limitation, the preparation or filing of any supplemental request for rulings or any additional information in accordance with the provisions of Section 6 of the Tax Cooperation Agreement).

 o Any action taken in the ordinary course of operating any of the businesses conducted directly or indirectly by OMI or MTL (including, without limitation, negotiating, entering into or terminating contracts, hiring and terminating employees and independent contractors, licenses, leases, charters, and employment agreements).

 o Any action required by law, provided that no alternative action could reasonably avoid such required action.

 o Any action taken by MTL, OMI or any subsidiary of MTL or OMI after the second anniversary of the Second Closing (as defined in the Acquisition Agreement) unless actually planned before such date.

                                                                     Exhibit G

================================================================================


                              ACQUISITION AGREEMENT


                         Dated as of September 15, 1997


                                  By and Among


                                   OMI CORP.,


                         UNIVERSAL BULK CARRIERS, INC.,


                          MARINE TRANSPORT LINES, INC.


                                       and


               THE PERSONS SET FORTH ON EXHIBIT A ATTACHED HERETO


================================================================================

                                TABLE OF CONTENTS


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                                                                           ----



ARTICLE I  DEFINITIONS......................................................  2
         ss.1.1   Definitions...............................................  2
         ss.1.2   Principles of Construction................................ 14

ARTICLE II  ACQUISITION OF STOCK............................................ 14
         ss.2     Acquisition of Stock...................................... 14
         ss.2.2   Consideration and Adjustments............................. 15
         ss.2.3   Closing................................................... 26

ARTICLE III  REPRESENTATIONS OF THE COMPANY................................. 27
         ss.3     Representations of the Company............................ 27
         ss.3.1   Existence and Good Standing............................... 27
         ss.3.2   Capital Stock............................................. 27
         ss.3.3   Authorization and Validity of this Agreement.............. 27
         ss.3.4   Subsidiaries and Investments.............................. 28
         ss.3.5   Financial Statements; No Material Changes................. 30
         ss.3.6   Books and Records......................................... 31
         ss.3.7   Title to Properties; Encumbrances......................... 31
         ss.3.8   Real Property............................................. 32
         ss.3.9   Intellectual Property..................................... 32
         ss.3.10  Leases.................................................... 33
         ss.3.11  Material Contracts........................................ 34
         ss.3.12  Consents and Approvals; No Violations..................... 36
         ss.3.13  Litigation................................................ 36
         ss.3.14  Taxes..................................................... 37
         ss.3.15  Insurance................................................. 40
         ss.3.16  Compliance with Laws...................................... 40
         ss.3.17  Employment Relations...................................... 41
         ss.3.18  Company Employee Benefit Plans............................ 42
         ss.3.19  Interests in Customers, Suppliers, etc.................... 54
         ss.3.20  Environmental Matters and Claims.......................... 55
         ss.3.21  Compensation of Employees................................. 57
         ss.3.22  Conduct of Business....................................... 57
         ss.3.23  Restrictive Documents..................................... 57

                                      (i)

                                                                           Page
                                                                           ----
         ss.3.24  No Changes Since Company Balance Sheet Date............... 58
         ss.3.25  Condition of Assets....................................... 59
         ss.3.26  Limitation of Warranties.................................. 59
         ss.3.27  Broker's or Finder's Fees................................. 60
         ss.3.28  Disclosure................................................ 60
         ss.3.29  Copies of Documents....................................... 61

ARTICLE IV  REPRESENTATIONS OF THE SHAREHOLDERS............................. 61
         ss.4     Representations of the Shareholders....................... 61
         ss.4.1   Ownership of Stock........................................ 61
         ss.4.2   Authorization and Validity of Agreement................... 62
         ss.4.3   Restrictive Documents..................................... 62
         ss.4.4   Acquisition for Investment................................ 63
         ss.4.5   Limitation of Warranties.................................. 64
         ss.4.6   Broker's or Finder's Fees................................. 65

ARTICLE V  REPRESENTATIONS OF THE ACQUIROR.................................. 65
         ss.5     Representations of the Acquiror........................... 65
         ss.5.1   Capital Stock............................................. 65
         ss.5.2   Existence and Good Standing; Power and Authority.......... 66
         ss.5.3   Subsidiaries and Investments.............................. 67
         ss.5.4   Consents and Approvals; No Violations..................... 69
         ss.5.5   Restrictive Documents..................................... 69
         ss.5.6   Books and Records......................................... 70
         ss.5.7   Financial Statements; No Material Changes................. 70
         ss.5.8   Title to Properties; Encumbrances......................... 72
         ss.5.9   Real Property............................................. 72
         ss.5.10  Intellectual Property..................................... 73
         ss.5.11  Leases and Ship Charters.................................. 73
         ss.5.12  Material Contracts........................................ 74
         ss.5.13  Litigation................................................ 76
         ss.5.14  Taxes..................................................... 76
         ss.5.15  Insurance................................................. 79
         ss.5.16  Acquisition for Investment................................ 80
         ss.5.17  Compliance with Laws...................................... 80
         ss.5.18  Employment Relations...................................... 81
         ss.5.19  Acquiror Employee Benefit Plans........................... 81
         ss.5.20  Interests in Customers, Suppliers, etc.................... 94
         ss.5.21  Environmental Matters and Claims.......................... 94
         ss.5.22  Compensation of Employees................................. 95
         ss.5.23  Conduct of Business....................................... 96
         ss.5.24  No Changes Since Domestic Businesses Balance Sheet Date... 96

                                      (ii)

                                                                           Page
                                                                           ----
         ss.5.25  No Defaults............................................... 98
         ss.5.26  Condition of Assets....................................... 98
         ss.5.27  Limitation of Warranties.................................. 98
         ss.5.28  SEC Filings............................................... 98
         ss.5.29  Copies of Documents.......................................100
         ss.5.30  Disclosure................................................100
         ss.5.31  Broker's or Finder's Fees.................................100

ARTICLE VI  COVENANTS OF THE PARTIES........................................100
         ss.6.1   Conduct of Business of the Company........................100
         ss.6.2   Conduct of Business of Acquiror...........................103
         ss.6.3   Access to Information; Confidentiality....................105
         ss.6.4   Directors' and Officers' Indemnification and Insurance....106
         ss.6.5   Notification of Certain Matters...........................113
         ss.6.6   Tax Matters...............................................114
         ss.6.7   Proxy Statement...........................................115
         ss.6.8   Stockholders' Special Meeting.............................118
         ss.6.9   Further Action............................................119
         ss.6.10  Removal of Guarantees/Cancellation of Debt................120
         ss.6.11  Corporate Restructuring Transactions; Spin-Off............121
         ss.6.12  [Intentionally Left Blank]................................121
         ss.6.13  Antitrust Matters.........................................122
         ss.6.14  Antitakeover Statutes.....................................122
         ss.6.15  Covenants Relating to Company Employee Benefit Plans......123
         ss.6.16  Participation  of Acquiror and Domestic Business
                  Employees in Company Employee
                  Benefit Plans.............................................123
         ss.6.17  Acquiror Stock Options....................................125
         ss.6.18  New Credit Facility Commitment............................125
         ss.6.19  Redemption of Common Stock................................126
         ss.6.20  Audited Consolidated Financial Statements.................126
         ss.6.21  Monthly Financial Statements..............................126
         ss.6.22  Stock Exchanges...........................................127
         ss.6.23  Permitted Dispositions....................................127
         ss.6.24  Certain Modifications to this Agreement...................127
         ss.6.25  Standstill................................................128
         ss.6.26  Schedules.................................................129
         ss.6.27  Restriction on Transfer...................................129
         ss.6.28  Purchase of Acquiror Shares...............................131
         ss.6.29  Expenses..................................................131
         ss.6.30  Private Letter Ruling.....................................132
         ss.6.31  Reverse Stock Split.......................................132
         ss.6.32  Non-Recourse..............................................132

                                      (iii)

                                                                           Page
                                                                           ----

ARTICLE VII  CONDITIONS PRECEDENT...........................................133
         ss.7.1   Conditions to Obligations of Each Party to Effect the
                   Acquisition..............................................133
         ss.7.2   Additional Conditions to Obligations of the Acquiror......138
         ss.7.3   Additional Conditions to Obligations of the Shareholders..141

ARTICLE VIII  TERMINATION...................................................145
         ss.8.1   Grounds for Termination...................................145
         ss.8.2   Effect of Termination.....................................147
         ss.8.3   Waiver....................................................147

ARTICLE IX  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION....................148
         ss.9.1   Survival of Representations...............................148
         ss.9.2   Indemnification...........................................148
         ss.9.3   Limitations on Indemnification Obligations................150
         ss.9.4   Indemnification Procedure.................................152
         ss.9.5   Indemnification Payments..................................156
         ss.9.6   Other Adjustments.........................................157
         ss.9.7   Obligations Absolute......................................157
         ss.9.8   Remedies Cumulative.......................................158

ARTICLE X  MISCELLANEOUS....................................................158
         ss.10.1  ROVER.....................................................158
         ss.10.2  Governing Law.............................................158
         ss.10.3  Captions..................................................159
         ss.10.4  Publicity.................................................159
         ss.10.5  Notices...................................................159
         ss.10.6  Parties in Interest.......................................160
         ss.10.7  Counterparts..............................................160
         ss.10.8  Entire Agreement..........................................160
         ss.10.9  Amendments................................................160
         ss.10.10  Severability.............................................161
         ss.10.11  Third Party Beneficiaries................................161
         ss.10.12  Jurisdiction.............................................161

                                      (iv)

SCHEDULES
- ---------
Schedule       3.2              Options
Schedule       3.3(b)           Governmental Consents
Schedule       3.4(a)           Subsidiaries
Schedule       3.4(b)           List of Jurisdictions
Schedule       3.4(c)           Subsidiary Capitalization
Schedule       3.5(a)           Changes Since Company's
                                  Balance Sheet Date
Schedule       3.6              Books and Records
Schedule       3.7              Title to Properties; Encumbrances
Schedule       3.9              Intellectual Property
Schedule       3.10             Leases and Ship Charters
Schedule       3.11             Material Contracts
Schedule       3.11A            Audits of MARAD Contracts
Schedule       3.12             Required Filings and Consents
Schedule       3.13             Litigation
Schedule       3.14             Taxes
Schedule       3.14(c)(v)       Tax Sharing Agreements
Schedule       3.15             Insurance
Schedule       3.17             Employment Relations
Schedule       3.18             Company Employee Benefit Plans
Schedule       3.19             Interests in Customers, Suppliers, etc.
Schedule       3.20             Environmental Matters
Schedule       3.23             Restrictive Documents
Schedule       3.24             Changes Since Balance Sheet Date
Schedule       5.1              Options
Schedule       5.2(b)           Governmental Consents
Schedule       5.3(a)           Subsidiaries
Schedule       5.3(b)           Qualification as a Foreign Corporation
Schedule       5.3(c)           Subsidiary Capitalization
Schedule       5.4              Filings and Consents
Schedule       5.5              Restrictive Documents
Schedule       5.8              Title to Properties; Encumbrances
Schedule       5.9              Real Property
Schedule       5.10             Intellectual Property
Schedule       5.11             Leases and Ship Charters
Schedule       5.12             Material Contracts
Schedule       5.12A            Audits of MARAD Contract
Schedule       5.13             Litigation
Schedule       5.14             Other Tax Matters
Schedule       5.14(c)(v)       Tax Sharing Agreements

Schedule       5.15             Insurance
Schedule       5.19             Acquiror Employee Benefit Plans
Schedule       5.20             Interests in Customers, Suppliers, etc.
Schedule       5.21             Environmental Matters
Schedule       5.24             Changes Since Domestic Businesses Balance
                                  Sheet Date
Schedule       6.1(c)           Company Executives
Schedule       6.6              Approved Actions
Schedule       6.16             Certain Acquiror Employees

EXHIBITS
- --------
Exhibit A
                  Shareholders
Exhibit B
                  Escrow Agreement
Exhibit C
                  Company Pro Forma Closing Balance Sheet
Exhibit D
                  Distribution Agreement
Exhibit E
                  "comfort letter" [To Come]
Exhibit F
                  Company Financial Statements
Exhibit G
                  Domestic Businesses Individual Financial Statements
Exhibit H
                  Domestic Businesses Unaudited Consolidated Financial
                           Statements
Exhibit I
                  Acquiror's Pro Forma Closing Balance Sheet
Exhibit J
                  Proposed Form of Amendment to Company's Certificate
                           of Incorporation [To Come]
Exhibit K
                  Confidentiality Agreements
Exhibit L
                  Ruling Request Representations
Exhibit M
                  Management Agreements
Exhibit N
                  Tax Cooperation Agreement
Exhibit O-1
                  Opinion of Cadwalader, Wickersham & Taft [To Come]

Exhibit O-2
                  Opinion of Cadwalader, Wickersham & Taft (First
                           Closing Date) [To come]
Exhibit P
                  Opinion of Cadwalader, Wickersham & Taft--10b5
                           [To Come]
Exhibit Q
                  Opinion of Skadden, Arps, Meagher & Flom LLP
                           [To Come]
Exhibit R
                  Company and Acquiror Vessels
Exhibit S-1A
                  Opinion of White & Case [To Come]
Exhibit S-1B
                  Opinion of White & Case (First Closing Date)
                           [To Come]
Exhibit S-2A
                  Opinion of Fredric S. London, Esq. [To Come]
Exhibit S-2B               Opinion of Fredric S. London, Esq.
                           (First Closing Date) [To Come]
Exhibit T
                  Resigning Members of Acquiror's Board
Exhibit U
                  Employment Agreements to be Terminated
Exhibit V
                  New Nominees for Acquiror Board

                              ACQUISITION AGREEMENT
                              ---------------------

     ACQUISITION AGREEMENT dated as of September 15, 1997 by and among OMI CORP., a Delaware corporation (the "ACQUIROR"), UNIVERSAL BULK CARRIERS INC., a Liberian corporation ("UBC"), MARINE TRANSPORT LINES, INC., a Delaware corporation (the "COMPANY"), and each of the Persons set forth on EXHIBIT A
                                                                       ---------
attached hereto (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS").


                              W I T N E S S E T H :
                              ---------------------


     WHEREAS, the Acquiror contemplates a plan of distribution which will be consummated prior to the Second Closing Date and pursuant to which prior to the Second Closing Date, (a) Acquiror and its Subsidiaries will through various intercompany transfers and distributions restructure, divide and separate their existing foreign and domestic shipping businesses so that all of the assets, liabilities and operations of the foreign shipping business will be owned directly and indirectly by UBC and (b) all of the shares of capital stock of UBC will be distributed on a pro rata basis to the stockholders of Acquiror (the "SPIN-OFF");

     WHEREAS, each Shareholder owns the number of shares of Common Stock set forth opposite such Shareholder's name on EXHIBIT A attached hereto, such shares of the Shareholders being all of the outstanding shares of the capital stock of the Company and which may be converted into Class A Common Stock as contemplated by Section 6.1;

     WHEREAS, the Shareholders desire to transfer, and the Acquiror desires to acquire, the Stock pursuant to this Agreement (the "ACQUISITION");

     WHEREAS, for federal income tax purposes it is intended that (a) the Spin-Off will qualify as a tax-free distribution within the meaning of Section 355 and/or Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and (b) the Acquisition will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

     WHEREAS, it is the intention of the parties hereto that, upon consummation of the acquisition and transfer of the Stock pursuant to this Agreement, the Acquiror shall own all of the outstanding shares of capital stock of the Company.

     NOW, THEREFORE, in consideration of the Premises and of the mutual and dependent promises, representations, warranties and covenants herein contained, the parties agree as follows:


ARTICLE I.

                                   DEFINITIONS
                                   -----------

     ss.1.1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "ACCOUNTING PRINCIPLES" means the following: (i) GAAP, PROVIDED that if any term used herein or in any of the financial statements or balance sheets contemplated hereby has a different meaning than the meaning of such term in accordance with GAAP, then such different meaning shall apply; (ii) with respect to the calculation of levels of accounts, unless otherwise provided herein, no change in accounting principles shall be made from those used in preparing the Company Financial Statements or Acquiror's Pro Forma Closing Balance Sheet other than those changes expressly permitted by this Agreement, as applicable, including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves, or levels of accruals other than as a result of objective changes in underlying facts, circumstances or events; and (iii) for purposes of the preceding clauses, "CHANGES IN ACCOUNTING PRINCIPLES" includes all changes in accounting principles, policies, practices, procedures, or methodologies with respect to financial statements, their classifications, or their display, as well as changes in practices, methods, conventions, or assumptions utilized in making accounting estimates.

     "ACQUISITION" has the meaning specified in the third Whereas clause of this Agreement.

     "ACQUIROR" has the meaning specified in the preamble to this Agreement.

     "ACQUIROR CLAIM" has the meaning specified in Section 6.4.

     "ACQUIROR EMPLOYEE BENEFIT PLANS" has the meaning specified in Section 5.19

     "ACQUIROR INDEMNIFIED PARTIES" has the meaning specified in Section 6.4.

     "ACQUIROR MULTIEMPLOYER PLANS" has the meaning specified in Section 5.19.

     "ACQUIROR SHARES" means shares of common stock, par value $.50 per share, of the Acquiror.

     "ACQUIROR'S CLOSING BALANCE SHEET" has the meaning specified in Section 2.2(d).

     "ACQUIROR'S PRO FORMA CLOSING  BALANCE SHEET" has the meaning  specified in
Section 5.7(b).

     "ACQUIROR SECURITIES FILINGS" has the meaning specified in Section 5.28.

     "ADDITIONAL SHORT-FALL AMOUNT" has the meaning specified in Section 2.2(h).

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A

Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise.

     "AGREEMENT" means this Agreement, as amended, modified or supplemented from time to time.

     "APPROVED ACTIONS" means the actions set forth on Schedule 6.6 hereto.

     "BOARD NOMINEES" has the meaning specified in Section 6.7.

     "BONUS PAYMENTS" means bonus payments that may be made to those executives of the Company listed on Schedule 6.1(c) who are eligible to receive such bonus payments, which payments may be up to 50% of the annual salary of such executives (including that portion of annual salary for the period in 1998 prior to the Second Closing Date) as determined by the Company's compensation committee composed of non-employees but which shall not in the aggregate exceed $500,000 for all executives listed on Schedule 6.1(c) hereto.

     "BUSINESS DAY" means any day other than a Saturday, Sunday, or a day on which banking institutions in New York City remain closed.

     "CLAIM" has the meaning specified in Section 9.4.

     "CLOSING PRICE" has the meaning specified in Section 2.2(a).

     "COBRA" has the meaning specified in Section 3.18.

     "CODE" has the meaning specified in the fourth Whereas clause of this Agreement.

     "COMMON STOCK" means the common stock of the Company, no par value per share.

     "COMPANY" has the meaning specified in the preamble to this Agreement.

     "COMPANY BALANCE SHEET DATE" has the meaning specified in Section 3.5.

     "COMPANY EMPLOYEE BENEFIT PLANS" has the meaning specified in Section 3.18.

     "COMPANY FINANCIAL STATEMENTS" has the meaning specified in Section 3.5.

     "COMPANY PERMITTED ENCUMBRANCES" has the meaning specified in Section 3.7.

     "COMPANY  PRO FORMA  CLOSING  BALANCE  SHEET" has the meaning  specified in
Section 3.5.

     "COMPANY'S CLOSING BALANCE SHEET" has the meaning specified in Section 2.2(d).

     "COMPANY SINGLE-EMPLOYER PLANS" has the meaning specified in Section 3.18.

     "COMPANY'S  PRELIMINARY CLOSING BALANCE SHEET" has the meaning specified in
Section 2.2(c).

     "CONDITION" has the meaning specified in Section 3.5.

     "CONSIDERATION" has the meaning specified in Section 2.2.

     "CORPORATE RESTRUCTURING TRANSACTIONS" has the meaning specified in the Distribution Agreement.

     "DGCL" means the Delaware General Corporation Law.

     "DISTRIBUTION AGREEMENT" means the Distribution Agreement by and among UBC and the Acquiror in the form attached hereto as EXHIBIT D but with only such changes or supplements as may be necessary for the Acquiror to receive reasonably acceptable rulings from the IRS (as set forth in Section 7.1(v)), and in regard to any other matters, such changes as the Shareholders' Representative has consented to in writing in advance, such consent not to be unreasonably withheld; PROVIDED, HOWEVER, that if any of the proposed changes or supplements to the Distribution Agreement would have the effect of (i) changing the definition or division of Domestic Assets,

Domestic Liabilities (or any of the other definitions referenced therein) or Domestic Business, (ii) changing the definition or division of International Assets, International Liabilities (or any of the other definitions referenced therein) or International Business, (iii) changing the scope or extent of the indemnities provided in Article VII of the Distribution Agreement, or (iv) changing Sections 5.05, 5.10, 8.05, 8.11 and/or 8.16 of the Distribution Agreement, no such change shall be made without the prior written consent of the Shareholders' Representative, such consent not to be unreasonably withheld. No change or supplement shall be made to the Distribution Agreement if such change or supplement would give rise to any obligation or liability on the part of any of the Shareholders.

     "DNB" means Den Norske Bank ASA.

     "DOMESTIC BUSINESSES" means OMI Corp., as constituted following the Corporate Restructuring Transactions and the Spin-Off, which entity shall include:

     (i)  100% of OMI Petrolink Corp.,

     (ii) OMI Ship Management, Inc.,

     (iii)the charter, option and management contracts in respect of the OMI COLUMBIA,

     (iv) the COURIER,

     (v)  the PATRIOT,

     (vi) the ROVER,

     (vii) a capital construction fund containing the following assets:

          (a) a promissory Note from Argosy Ventures Ltd. to OMI Challenger Transport, Inc. having a face amount of $7,200,000;

          (b)  approximately $300,000;

          (c) 51,000 convertible preferred shares of Santander Overseas Bank Series D (having a market value on August 29, 1997 of $25.250 per share);

          (d) 31,128 convertible preferred shares of U.S. West Financing (having a market value on August 29, 1997 of $25.370 per share); and

          (e) 37,000 shares of convertible preferred stock of Royal Bank of Scotland Series C (having a fair market value on August 29, 1997 of $26.250 per share).

          (viii) the assets (including cash of at least $2,000,000 as well as cash in an amount equal to the fair market value of certain of the furniture and fixtures owned by Acquiror and currently located at 90 Park Avenue, as appraised by an independent third-party appraiser), liabilities, revenue, expenses, contract obligations related to or in connection with the foregoing, as set forth on the Domestic Businesses Unaudited Consolidated Financial Statements, including the notes and exceptions thereto.

     "DOMESTIC BUSINESSES AUDITED CONSOLIDATED FINANCIAL STATEMENTS" means the consolidated balance sheet of the Domestic Businesses as of December 31, 1996 and the related consolidated statements of income and retained earnings and cash flows prepared in accordance with GAAP, audited by Deloitte & Touche in accordance with statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

     "DOMESTIC  BUSINESSES  BALANCE  SHEET  DATE" has the meaning  specified  in
Section 5.7.


     "DOMESTIC BUSINESSES' PERMITTED  ENCUMBRANCES" has the meaning specified in
Section 5.8.

     "DOMESTIC BUSINESSES UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS" has the meaning specified in Section 5.7.

     "ENCUMBRANCES" has the meaning specified in Section 3.7. "Enterprise Value" means $49,000,000.

     "ENVIRONMENTAL APPROVALS" has the meaning specified in Section 3.20.

     "ENVIRONMENTAL CLAIM" has the meaning specified in Section 3.20.

     "ENVIRONMENTAL LAWS" has the meaning specified in Section 3.20.

     "ERISA" has the meaning specified in Section 3.18.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCESS AMOUNT" has the meaning specified in Section 2.2(h).

     "FIRST CLOSING DATE" has the meaning specified in Section 2.3.

     "FOREIGN BUSINESSES" means all businesses of the Acquiror which are not Domestic Businesses.

     "GAAP"  means  United  States  generally  accepted  accounting   principles
consistently applied throughout the periods indicated.

     "GOVERNMENTAL AUTHORITY" means any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local having jurisdiction over the matter or matters in question.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEMNIFIABLE LOSSES" means, with respect to any Person, any and all losses, liabilities, penalties, claims, fines, damages, amounts paid in settlement, demands, judgments, assessments, costs and expenses (including, without limitation, reasonable attorneys' fees, investigation expenses and any and all other out-of-pocket expenses, but excluding any punitive or consequential damages to the extent prohibited by law) or other Liabilities whatsoever that are assessed, imposed, awarded against, incurred or accrued by such Person.

     "INDEMNITEE" has the meaning specified in Section 9.3.

     "INDEMNIFYING PARTY" has the meaning specified in Section 9.3.

     "INTELLECTUAL PROPERTY" has the meaning specified in Section 3.9.

     "IRS" has the meaning specified in Section 3.18.

     "IRS RULING LETTER" has the meaning specified in Section 7.1(a)(v).

     "KNOWLEDGE" of any party shall be deemed to mean actual knowledge of an officer of such party with the title of Vice President or higher or other officer who in the ordinary course of his duties is required to deal with the matter at issue, or in the reasonable exercise of the duties of such officer reason to know.

     "MARAD" has the meaning specified in Section 3.11.

     "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect on the Condition of a Person and its Subsidiaries taken as a whole or (b) a material impairment of the ability of such person to perform any of its obligations hereunder.

     "MATERIALS OF ENVIRONMENTAL CONCERN" has the meaning specified in Section 3.20.

     "NEW CREDIT FACILITY" means the credit facility provided by Den Norske Bank, or other bank reasonably acceptable to the Acquiror, consisting of a long-term loan of at least

$21,000,000 and a line of credit of at least $3,000,000 to the Acquiror which will be available to draw upon on the Second Closing Date.

     "NEW CREDIT FACILITY COMMITMENT" means a firm commitment in the form of a commitment letter reasonably satisfactory to the Acquiror obtained by the Company from Den Norske Bank or other bank reasonably acceptable to the Acquiror to provide a credit facility to the Acquiror consisting of a long-term loan of at least $21,000,000 and a line of credit of at least $3,000,000 which will be available to draw upon on the Second Closing Date.

     "NON-MANAGEMENT STOCK" means Stock held by persons other than Richard T. du Moulin, Paul B. Gridley, Mark L. Filanowski, Peter N. Popov, Esq., Thomas E. Murphy, Thomas McIntyre, Jeffrey Miller and Nicholas Orfanidis.

     "NYSE" has the meaning specified in Section 6.22.

     "PBGC" has the meaning specified in Section 3.18.

     "PER SHARE VALUE" means the quotient obtained by dividing the Enterprise Value by a number of Acquiror Shares derived as follows: Number of Acquiror
Shares=A+B+((3/7)(A+B)), where A is the number of Acquiror Shares issued and outstanding as of the close of business on the Business Day next preceding the First Closing Date and B is the number of Acquiror Shares issued to the Shareholders on the First Closing Date).

     "PERMITTED  ACTIONS" means (a) any action described in Section 6(a) (ii) or
(iii) of the Tax Cooperation Agreement; (b) the reflagging of one or more of the following ships; the COURIER, the PATRIOT and ROVER; (c) the issuance and any redemption, exchange, transfer or other disposition of the Company Class B stock (if such stock is issued); (d) any redemption or other purchase by MTL or MTL Common Stock for cash to the extent permitted by the Acquisition

Agreement; and (e) any action required by law, PROVIDED that no alternative action could reasonably avoid such required action.

     "PERSON" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or entity or any government or political subdivision or any agency, department or instrumentality thereof.

     "PRO RATA INTEREST" means, with respect to any Shareholder, the percentage set forth opposite such Shareholders name on Exhibit A.

     "PROXY STATEMENT" has the meaning specified in Section 6.7.

     "RESPECTIVE REPRESENTATIVES" has the meaning specified in Section 6.3.

     "RETURNS" has the meaning specified in Section 3.14.

     "RULING REQUEST" means the letter filed by the Acquiror with the IRS requesting rulings from the IRS regarding certain Federal income tax consequences of the Spin-Off (including all attachments, exhibits, and other materials submitted with such letter) and any amendments or supplements to such letter.

     "SEC" means the Securities and Exchange Commission or any governmental agencies substituted therefor.

     "SECOND CLOSING DATE" means the Business Day after the Spin-Off occurs. "Securities Act" has the meaning specified in Section 4.4.

     "SHAREHOLDER" has the meaning specified in the preamble to this Agreement.

     "SHAREHOLDERS' REPRESENTATIVE" means a committee comprising Messrs. Shelby, du Moulin and Sutin.

     "SHORT-FALL AMOUNT" has the meaning specified in Section 2.2(b).

     "SPIN-OFF" has the meaning specified in the first Whereas clause of this Agreement.

     "SPREAD" has the meaning specified in Section 2.2(c).

     "STOCK" means (i) the shares of Common Stock set forth on Exhibit A hereto or (ii) all of the issued and outstanding MTL Class A Common Stock held by the Shareholders, if the Company redesignates, changes and converts the Common Stock into MTL Class A Common Stock and issues Class B Common Stock.

     "STOCK ISSUANCE" has the meaning specified in Section 6.8.

     "STOCKHOLDERS' SPECIAL MEETING" has the meaning specified in Section 6.8.

     "SUBSIDIARY" means, (a) with respect to any Person:

          (i) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of a contingency) is at the time, directly or indirectly, owned or controlled by such Person or by such Person and one or more of its Subsidiaries; or

          (ii) any non-corporate entity in which such Person or such Person and one or more Subsidiaries of such Person either (a) directly or indirectly, at the date of determination thereof, has at least majority ownership interest, or (b) at the date of determination is a general partner or an entity performing similar functions (E.G., manager of a Limited Liability Company or a trustee of a trust);

     and (b) with respect to the Company, Marine Car Carriers, Inc. (M.I.).

     "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

     "THIRD PARTY CLAIM" has the meaning specified in Section 9.4(b).

     "UBC" has the meaning specified in the preamble to this Agreement.

     "U.S. SUBSIDIARIES" shall mean the Subsidiaries of the Acquiror together with each of UBC and any of its Subsidiaries that have at any time engaged in whole or in part in the Domestic Business.

     "WORKING CAPITAL" means current assets minus current liabilities as set forth on a consolidated balance sheet prepared in accordance with the Accounting Principles; PROVIDED, HOWEVER, that for purposes of Sections 2.2 and 7.2(h) Working Capital (i) shall not include any proceeds from any amounts borrowed long-term by the Company to refinance existing debt or otherwise, (ii) shall include the proceeds from the sale of the MARINE RELIANCE, net of Taxes, as if transferred to the Company from its subsidiary, Marine Car Carriers, Inc., (iii) subject to the limitation in Section 2.2(c)(iii), shall not be reduced by (x) any legal or accounting fees paid or accrued by the Company in connection with the transactions contemplated hereby, up to a maximum of $850,000, (y) use of current assets to reduce Long-term debt in excess of the amount reflected on the Company's Pro Forma Closing Balance Sheet and (z) any amount payable under Section 6.29(c) to First Stanford or DNB and (iv) shall be reduced in each case to the extent not already reflected in the respective balance sheet by (x) any amount payable as a Bonus Payment or bonus payment, permitted by Section 6.2, after the Second Closing Date, (y) any legal or accounting fees paid or accrued by the Company in connection with the transactions contemplated hereby in excess of $850,000 and (z) the amount paid pursuant to any redemption permitted by Section 6.1(h) and cash fees paid by the Company to First Stanford and DNB pursuant to the Consulting Agreement.


     ss. 1.2 PRINCIPLES OF  CONSTRUCTION.  References to Domestic  Businesses in
Article V shall mean the Domestic Businesses with those assets and liabilities presented on the Acquiror's Pro Forma Closing Balance Sheet.

                                   ARTICLE II

                              ACQUISITION OF STOCK
                              --------------------

     ss. 2.1 ACQUISITION OF STOCK. (a) Subject to the terms and conditions set forth in this Agreement, the Acquiror shall acquire from each Shareholder on the First Closing Date and Second Closing Date, and each Shareholder, severally and not jointly, shall assign, transfer and deliver to the Acquiror on each such Closing Date, the number of shares of Stock set forth opposite the name of such Shareholder on EXHIBIT A attached hereto on the respective Closing Date. The foregoing obligation of each Shareholder shall be binding upon such Shareholder's estate, personal representatives, heirs, successors and assigns. The certificates representing the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Shareholders transferring the same to the Acquiror, with signature guaranteed by a domestic commercial bank or trust company, with all necessary transfer tax and other revenue stamps, acquired at the Shareholders' expense, affixed and cancelled. Each Shareholder, severally and not jointly, agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Stock owned by such Shareholder or with respect to the stock power accompanying any such certificates.

     (b) ESCROW. No later than 15 days following the date hereof, each of the Shareholders (other than the Harrowston Corporation and the Wolfson Descendants' 1983 Trust) shall deliver certificates representing the Stock owned by such Shareholders to The Chase Manhattan Bank as Escrow Agent in accordance with the provisions of the Escrow Agreement dated as of the date hereof and attached hereto as EXHIBIT B.

     ss. 2.2 CONSIDERATION AND ADJUSTMENTS. In consideration for the transfer by the Shareholders of the Stock to the Acquiror, the Acquiror shall deliver to each Shareholder on the respective Closing Dates such Shareholder's Pro Rata Interest of the following (collectively, the "CONSIDERATION"):

     (a) FIRST CLOSING DATE. On the First Closing Date, the number of Acquiror Shares (before giving effect to the Spin-Off) with a value of $5.0 million; such number of shares to be determined by dividing $5.0 million by the average of the daily closing prices for Acquiror Shares for the previous ten consecutive Trading Days commencing on the fifth Trading Day before the First Closing Date (such average price, the "CLOSING PRICE"). The closing price for each day shall be the last sales price regular way or, in the case no sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as officially quoted in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange. For purposes of this clause, the term "TRADING DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than a day on which securities are not traded on the New York Stock Exchange. No fractional shares shall be issued and no payments in lieu of fractions shall be made.

     (b) SECOND CLOSING DATE. (i) On the Second Closing Date, the number of Acquiror Shares which, after giving effect to the issuance thereof, is equal to 30% of the then issued and outstanding shares of the Acquiror's common stock (giving full effect to all options issued and outstanding as of the Second
Closing Date) less (x) a hold-back of the number of Acquiror Shares having a total value based on the Per Share Value equal to $1,000,000 (which shares shall be deposited with the Escrow Agent by Acquiror on the Second Closing Date and shall be held by the Escrow Agent pursuant to the Escrow Agreement pending resolution of the post-closing balance sheet adjustment contemplated by subparagraph (h)(ii) below) and (y) the number of Acquiror Shares calculated as provided in subparagraph (b)(ii) and (z) the number of Acquiror Shares having a total value, based on the Per Share Value, equal to $250,000, which shares shall be delivered by the Acquiror to First Stanford Corp. ("FIRST STANFORD") to pay fees for services rendered to the Company in connection with the Acquisition under that certain letter agreement dated February 28, 1996 among the Company, First Stanford and DNB (for purposes of this Section, the "CONSULTING AGREEMENT"); PROVIDED,

HOWEVER, that the Acquiror shall deliver such fewer Acquiror Shares as First Stanford may be entitled under the Consulting Agreement in which case the Acquiror shall deliver any such shares that are not used to settle fees payable under the Consulting Agreement promptly to the Shareholders according to their Pro Rata Interests; but PROVIDED FURTHER, that the Acquiror shall have no liability to either First Stanford or DNB for payment of fees for services rendered to the Company under the Consulting Agreement, other than delivery of Acquiror Shares as provided above. No fractional shares shall be issued and no payments in lieu of fractions shall be made unless Acquiror effectuates a reverse stock split.

          (ii) If the Working Capital shown on the Company's Preliminary Closing Balance Sheet is less than $359,000 (such difference, if any, the "SHORT-FALL AMOUNT") and the Short-fall Amount is not greater than $1 million, then the number of Acquiror Shares delivered on the Second Closing Date shall be reduced by the number of Acquiror Shares having a total value based on the Per Share Value equal to the Short-fall Amount.

     (c) COMPANY'S PRELIMINARY CLOSING BALANCE SHEET. (i) Within seven (7) Business Days after receipt of the notice of the First Closing Date from the Acquiror delivered pursuant to Section 2.3 hereof, the Company shall deliver to the Acquiror and the Escrow Agent a balance sheet of the Company dated as of the date of the Company's prior fiscal month close, unless such balance sheet would be delivered before the seventh Business Day of the month, in which case within five (5) Business Days after receipt of the notice of the First Closing Date from the Acquiror contemplated in Section 2.3 hereof, the Company shall deliver to the Acquiror and the

Escrow Agent a balance sheet of the Company dated as of the date of the Company's second preceding fiscal month close (in either case, the "COMPANY'S PRELIMINARY CLOSING BALANCE SHEET") and a computation of Working Capital using amounts derived therefrom accompanied by a certificate from the chief financial officer of the Company certifying that the Company's Preliminary Closing Balance Sheet fairly presents the Consolidated financial condition of the Company and its Subsidiaries as of the date thereof and that it has been prepared in accordance with the Accounting Principles, except for the calculation of Working Capital which the chief financial officer shall certify has been calculated in accordance with the definition of Working Capital herein. The Company's Preliminary Closing Balance Sheet shall also be accompanied by a "COMFORT LETTER" from Ernst & Young substantially in the form attached hereto as Exhibit
E. The Company's Preliminary Closing Balance Sheet shall be the basis on which the parties will close the transactions contemplated by this Agreement, and will be subject to adjustment as provided below.

     (ii) If the Short-fall Amount shown on the Company's Preliminary Closing Balance Sheet is greater than $1,000,000 and the Company increases its Working Capital prior to the First Closing Date, in a manner reasonably satisfactory to the Acquiror and consistent with the terms of this Agreement, to reduce the Short-fall Amount (determined on a pro forma basis after giving effect to such increase) to less than $1,000,000, the Company shall have the right to adjust the Company's Preliminary Closing Balance Sheet to reflect such increase, which balance sheet shall be deemed to be the Company's Preliminary Closing Balance Sheet for purposes of determining the Short-fall Amount and the reduction in the number of Acquiror Shares to be delivered hereunder.

     (iii) If the total number of Acquiror  Shares to be  delivered  pursuant to
Section 2.2(a), (b) and (h) (assuming for the purposes hereof that the Company's Preliminary Closing Balance Sheet and Final Closing Balance Sheet are the same) after giving effect to their issuance, would exceed 40% of the issued and outstanding shares of the Acquiror's common stock (such excess, the "SPREAD"), the Acquiror shall permit the Company, before delivery of the Stock to the Acquiror on the First Closing Date, to make a pro rata distribution of cash to the Shareholders (in redemption of a portion of their Stock) in an amount equal to the total value, based on the Per Share Value, of the aggregate number of Acquiror Shares constituting the Spread less the legal or accounting fees not in excess of $850,000 paid or accrued by the Company in connection with the transactions contemplated hereby. If the Company makes such a distribution, EXHIBIT A shall be deemed amended to give effect to the redemption, and the Company shall reduce Working Capital on the Company's Closing Balance Sheet by an amount equal to any cash so distributed to the extent not already reduced.

     (d) REVIEW OF CLOSING BALANCE SHEETS. (i) No later than thirty days following the Second Closing Date, the Company shall prepare and deliver to UBC and the Escrow Agent a balance sheet of the Company dated as of the Second Closing Date (the "COMPANY'S CLOSING BALANCE SHEET") and a computation of Working Capital using amounts derived therefrom. The Company's Closing Balance Sheet shall be accompanied by a certificate from the chief financial office of the Company certifying that the Company's Closing Balance Sheet fairly presents the Condition of the Company and its Subsidiaries as of the Second Closing Date and that it has been prepared in accordance with the Accounting Principles, except for the calculation of Working Capital which the chief financial officer shall certify has been calculated in accordance with the definition of Working Capital herein. The Company's Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by UBC unless UBC shall have notified the Company, the Shareholders' Representative and the Escrow Agent in writing of any objections thereto within thirty (30) days after the receipt by UBC thereof, which notice shall specify in reasonable detail each item on the Company's Closing Balance Sheet that UBC disputes and a summary of the reasons for such dispute. The Company shall allow UBC and any agent of UBC, upon reasonable advance notice to the Company, access to all books and records, accountants' work papers, personnel and all other documents necessary in connection with its review of the Company's Closing Balance Sheet, during normal working hours at the Company's principal places of business or at any location where such materials are located, and UBC and any agent of UBC shall have the right, at its cost, to make copies of any such materials. In addition, the Company shall authorize and instruct its accountants to cooperate with and provide all assistance reasonably deemed necessary by UBC and UBC's accountants in connection with the review of the Company's Closing Balance Sheet. UBC's accountants shall be entitled to carry out such additional inquiries as they reasonably consider appropriate in connection with the Company's Closing Balance Sheet, including access to the work papers, if any, prepared by the Company's accountants with respect thereto and detailed books and records relating to the business. The Shareholders' Representative shall also have access to UBC's accountants' work papers with respect to the Company's Closing Balance Sheet, if any.

     (ii) No later than thirty days following the Second Closing Date, UBC shall prepare and deliver to the Company a balance sheet of the Domestic Businesses dated as of the Second Closing Date (the "ACQUIROR'S CLOSING BALANCE SHEET") prepared in accordance with the

Accounting Principles. The Acquiror's Closing Balance Sheet shall be accompanied by a certificate from the chief financial officer of UBC stating that the Acquiror's Closing Balance Sheet (A) has been prepared in accordance with the
Accounting Principles, (B) fairly presents the Condition of the Domestic Businesses as of the Second Closing Date, (C) is substantially equivalent to the Acquiror's Pro Forma Closing Balance Sheet, including cash of at least
$2,000,000 as well as cash in an amount equal to the fair market value of certain of the furniture and fixtures owned by the Acquiror and currently located at 90 Park Avenue, as appraised by an independent third-party appraiser and working capital of at least $4,527,000, and (D) includes all Domestic Assets and Domestic Liabilities (as defined in the Distribution Agreement) as determined in accordance with GAAP. The Acquiror's Closing Balance Sheet shall also be accompanied by a "COMFORT LETTER" from Deloitte & Touche certifying that the Acquiror's Closing Balance Sheet fairly presents the Condition of the Domestic Businesses as of the date thereof, has been prepared in accordance with the Accounting Principles, and is substantially equivalent to the Acquiror's Pro Forma Closing Balance Sheet including cash of at least $2,000,000 as well as cash in an amount equal to the fair market value of certain of the furniture and fixtures owned by the Acquiror and currently located at 90 Park Avenue, as appraised by an independent third-party appraiser. The Acquiror's Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by the Company and Shareholders unless the Shareholders' Representative shall have notified UBC in writing of any objections thereto within thirty (30) days after the receipt thereof by the Shareholders' Representative which notice shall specify in reasonable detail each item on the Acquiror's Closing Balance Sheet that the Shareholders' Representative disputes and a summary of the reasons for such dispute. UBC shall allow the

Shareholders' Representative and any agent of the Shareholders' Representative, upon reasonable advance notice to UBC, access to all books and records, accountants' work papers, personnel and all other documents necessary in connection with its review of the Acquiror's Closing Balance Sheet, during normal working hours at the UBC's principal places of business or at any location where such materials are located, and the Shareholders' Representative and any agent of the Shareholders' Representative shall have the right, at its cost, to make copies of any such materials. In addition, UBC shall authorize and instruct its accountants to cooperate with and provide all assistance reasonably deemed necessary by the Shareholders' Representative and the Shareholders' Representative's accountants in connection with the review of the Acquiror's Closing Balance Sheet. The Shareholders' Representative's accountants shall be entitled to carry out such additional inquiries as they reasonably consider appropriate in connection with the Acquiror's Closing Balance Sheet, including access to the work papers, if any, prepared by the UBC's accountants with respect thereto and detailed books and records relating to the business. UBC shall also have access to the Shareholders' Representative's accountants' work papers with respect to the Acquiror's Closing Balance Sheet, if any.

     (e) DISPUTES. Disputes between (i) UBC and the Shareholders' Representative relating to the Company's Closing Balance Sheet or (ii) the Shareholders' Representative and UBC relating to the Acquiror's Closing Balance Sheet that are not resolved by them within thirty (30) days after receipt by the respective parties of the relevant notices referred to in Paragraph 2.2(d) may be referred thereafter for decision at the request of the Shareholders' Representative or UBC as the case may be to Coopers & Lybrand LLP or such other independent accounting firm acceptable to the Shareholders' Representative and UBC (such firm being referred to herein as the "AUDITOR"). The Auditor shall review only items in dispute. Upon a request to refer a matter to the Auditor, the Shareholders' Representative and the UBC shall use their best efforts to agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence) within thirty (30) days following such request. If the Shareholders' Representative and UBC are unable to agree upon procedures at the end of such thirty (30) day period, the Auditor shall establish such procedures giving due regard to the intention of the Shareholders' Representative and UBC to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either the Shareholders' Representative or UBC. The Shareholders' Representative and UBC shall then submit evidence in support of its position on each item in dispute as well as the procedures to be followed by the Auditor, and the Auditor shall decide the dispute in accordance therewith. In reaching a decision on each item in dispute, the Auditor's decision is expressly limited to the selection of either the Shareholders' Representative's or UBC's position on each such disputed item. The Auditor's decision on any matter referred to it shall be final and binding on the parties. The fee of the Auditor shall be borne by the Company and the Acquiror in proportion to the net dollar value of the items resolved in the other party's favor. By way of example, suppose UBC asserts that the Company's Closing Balance Sheet should reflect a $500,000 downward adjustment in Working Capital
(attributable to various disputed items), the Company asserts that the Acquiror's Closing Balance Sheet should reflect a $500,000 downward adjustment in working capital (also attributable to various disputed items) and the Auditor decides that there should be a $250,000 downward adjustment in Working Capital and a $350,000 downward adjustment in the Acquiror's working capital. If the Auditor's fees are

$85,000,   the  fees  would  be  borne  as  follows:   Company--   (($250,000  +
$150,000)/$1,000,000)   x   $85,000   =   $34,000;   Acquiror--   (($250,000   +
$350,000)/$1,000,000) x $85,000 = $51,000.

     (f) FINAL CLOSING BALANCE SHEETS. (i) The Company's Closing Balance Sheet shall become final and binding upon the parties upon the earliest of (x) the failure by UBC to object thereto within the period permitted with respect thereto, (y) the agreement between UBC and the Company with respect thereto or
(z) the decision by the Auditor with respect to any disputes under Paragraph 2.2(e). The Company's Closing Balance Sheet, when final and binding in accordance with the immediately preceding sentence, is referred to herein as the "COMPANY'S FINAL CLOSING BALANCE SHEET."

     (ii) The Acquiror's Closing Balance Sheet shall become final and binding upon the parties upon the earliest of (x) the failure by the Shareholders' Representative to object thereto within the period permitted with respect thereto, (y) the agreement between the Shareholders' Representative and UBC with respect thereto or (z) the decision by the Auditor with respect to any disputes under Paragraph 2.2(e). The Acquiror's Closing Balance Sheet, when final and binding in accordance with the immediately preceding sentence, is referred to herein as the "ACQUIROR'S FINAL CLOSING BALANCE SHEET."

     (g) AMOUNTS NOT IN DISPUTE. Notwithstanding anything to the contrary contained in this Paragraph 2.2, pending resolution of all disputed items with respect to the Company's Closing Balance Sheet, the number of Acquiror Shares held in escrow having a total value based on the Per Share Value equal to the amount of Consideration that is not in dispute shall be released promptly from the escrow to the Shareholders. The number of Acquiror Shares having a total value based on the Per Share Value equal to the amount of Consideration that is disputed shall be released promptly upon resolution of any dispute with respect to such amounts or portions.

     (h) ADJUSTMENTS. (i) If the Working Capital shown on the Company's Final Closing Balance Sheet is less than $359,000 minus the Short-fall Amount (such difference between (x) $359,000 minus the Short-fall Amount and (y) the Working Capital shown on the Company's Final Closing Balance Sheet, the "ADDITIONAL SHORT-FALL AMOUNT"), then the number of shares deliverable out of Escrow upon resolution of any disputes shall be reduced by the number of Acquiror Shares having a total value based on the Per Share Value equal to the Additional Short-fall Amount.


     (ii) If the Working Capital shown on the Company Final Closing Balance Sheet exceeds $1,409,000 (such excess, the "EXCESS AMOUNT") then the number of shares deliverable upon the resolution of any disputes shall be increased by the number of Acquiror Shares having a total value based on the Per Share Value equal to the Excess Amount plus any Short-fall Amount. In such event, Acquiror shall issue and deliver such number of additional Acquiror Shares to the Shareholders as promptly as practicable following resolution of the adjustment contemplated by this subparagraph; PROVIDED, HOWEVER, that the total number of Acquiror Shares issued to the Shareholders, after giving effect to their issuance, shall not exceed 44% of the issued and outstanding shares of the Acquiror's common stock.

     (iii) If the cash shown on the Acquiror's Final Closing Balance Sheet is less than the sum of $2,000,000 plus the fair market value of certain of the furniture and fixtures currently located at 90 Park Avenue and/or the working capital shown on the Acquiror's Final Closing Balance Sheet is less than $4,527,000, then, upon resolution of any disputes, UBC shall within five (5) Business Days transfer to the Acquiror cash to make up any cash deficit and/or cash and/or other current assets to make up any working capital deficit.

     (i) RECAPITALIZATION, ETC. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of the Acquiror's capital stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, reverse split-up, sale of assets, distribution to stockholders or any other change in the Acquiror's capital structure appropriate adjustments shall be made in the amounts and percentage (including the definition of Per Share Value) specified in this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties under this Agreement.

     ss. 2.3 CLOSING. The portion of the Acquisition referred to in Section 2.2(a) shall take place at 10:00 A.M. at the offices of White & Case, 1155 Avenue of the Americas, New York, New York 10036 on a date set forth in a notice from the Acquiror to the Company, Escrow Agent and the Shareholders' Representative which shall be a date (i) not less than ten (10) Business Days and not more than 30 Business Days after the date of such notice, (ii) after all conditions to the Spin-Off shall have been satisfied and (iii) within the first ten days of the calendar month (but in any event prior to the Spin-Off), or at such other time and date (not later than July 31, 1998) as the parties hereto shall agree in writing, (such date, the "FIRST CLOSING DATE"). The portion of the Acquisition referred to in Section 2.2(b) shall take place at 10:00 A.M. at such offices of White & Case on the Second Closing Date.

                                   ARTICLE III

                         REPRESENTATIONS OF THE COMPANY
                         ------------------------------

     ss. 3. REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to the Acquiror that as of the date hereof:

     ss. 3.1 EXISTENCE AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification or license necessary, except where the failure to be so duly qualified, licensed or in good standing could not reasonably be expected to have a Material Adverse Effect on the Company.

     ss. 3.2 CAPITAL STOCK. The Company has an authorized capitalization consisting of 5,000,000 shares of Common Stock, .01 par value, of which 4,152,019 shares are issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company.

     ss. 3.3 AUTHORIZATION AND VALIDITY OF THIS AGREEMENT. (a) The Company has the requisite corporate right, power, legal capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company or action by the stockholders of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company. This Agreement has been duly executed and delivered by the Company and, assuming due execution of this Agreement by the Acquiror and each Shareholder, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     (b) Except as set forth on SCHEDULE 3.3(B), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to the Company in connection with the execution and delivery of, and the consummation by the Company of the transactions contemplated by this Agreement, or to permit the Company to continue, without material change, the business activities of the Company as currently conducted and as proposed to be conducted, except for the filing of the appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

     ss. 3.4 Subsidiaries and Investments. (a) Set forth in Schedule 3.4(a) attached hereto is a list of each corporation in which the Company owns, directly or indirectly, any equity security. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is applicable under relevant law) under the laws of the jurisdiction of its organization (which is set forth on SCHEDULE 3.4(A)), and has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted.

     (b) Set forth on SCHEDULE 3.4(B) is a list of jurisdictions in which each Subsidiary of the Company is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned or leased by each such Subsidiary, or the nature of the business conducted by each such Subsidiary, makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect.

     (c) Each  Subsidiary  of the  Company has the  capitalization  set forth on
Schedule 3.4(c). The outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued, are (to the extent such concepts are relevant under applicable law) fully paid and nonassessable, and, except as set forth in SCHEDULE 3.4(C), are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, restrictions and claims of every kind. Except as set forth on SCHEDULE 3.4(C), no shares of capital stock of any such Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims, agreements, obligations, calls, commitments, conversion rights, rights of exchange or other commitments of any character, contingent or otherwise, providing for the purchase, issuance, sale or transfer of any shares of the capital stock of any such Subsidiary.

     (d) Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity, except as set forth on SCHEDULE 3.4(A).

     ss. 3.5 FINANCIAL STATEMENTS; NO MATERIAL CHANGES. (a) The consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1996, 1995 and 1994, and the related consolidated statements of income and retained earnings and cash flows for the years or periods then ended, audited by Ernst & Young LLP in accordance with statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants (attached hereto as EXHIBIT F collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements, including the footnotes thereto, except as indicated therein, have been prepared in accordance with the Accounting Principles. The Company Financial Statements fairly present the financial condition of the Company and its Subsidiaries at the respective dates thereof and the related statements of income and retained earnings and cash flows fairly present the results of the operations of the Company and its Subsidiaries and the changes in their financial position for the respective periods indicated. Since December 31, 1996 (the "COMPANY BALANCE SHEET DATE"), and except as set forth on SCHEDULE 3.5(A), there has been no (i) change that has or could reasonably be expected to have a Material Adverse Effect on the assets or liabilities, or in the business or financial condition, or in the results of operations (the "Condition") of the Company or its Subsidiaries and no fact or condition exists or is contemplated or threatened with respect to the Company or its Subsidiaries which could reasonably be expected to cause such a change in the future (except for the possible termination or non-renewal of existing MARAD Contracts) or (ii) material damage, destruction or loss to any asset or property, tangible or intangible, of the Company which materially affects the ability of the Company to conduct its business.

     (b) The Company has delivered to the Acquiror a PRO FORMA balance sheet in the form of EXHIBIT C hereto (the "COMPANY PRO FORMA CLOSING BALANCE SHEET"). The Company's PRO FORMA Closing Balance Sheet represents the Company's reasonable best estimate on the date hereof of the Condition of the Company as of the Second Closing Date. The Company Pro Forma Closing Balance Sheet has been prepared in accordance with the Accounting Principles. Any computation of Working Capital using amounts derived from the Company Pro Forma Closing Balance Sheet will be calculated in accordance with the definition of Working Capital.

     ss. 3.6 BOOKS AND RECORDS. The respective minute books of the Company and its Subsidiaries, as previously made available to the Acquiror and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective stockholders and Boards of Directors of the Company and each Subsidiary. Except as set forth on Schedule 3.6, neither the Company nor any Subsidiary has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary.

     ss. 3.7 Title to Properties;  Encumbrances. Except as set forth on Schedule
3.7 attached hereto and except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, the Company and each Subsidiary has good and marketable title to or a valid and subsisting leasehold interest in its material properties and assets (real and personal, tangible and intangible), including, without limitation, the properties and assets reflected in the Company Financial Statements, subject to no encumbrance, lien, charge or other restriction of any kind or character and in the case of chartered in vessels, mortgages or other liens against the vessel ("ENCUMBRANCES"), except for (i) Encumbrances reflected in the

Company Financial Statements, (ii) Encumbrances for current Taxes, not yet due and delinquent, (iii) Encumbrances arising by operation of law, (iv) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Encumbrances arising in the ordinary course of business securing obligations including maritime liens or other statutory rights in rem arising in the ordinary course of owning and operating vessels and incurred in the ordinary course of business that (a) are not overdue for a period of more than 45 days and (b) either individually or when aggregated with all other Encumbrances described in this Section 3.7 outstanding on any date of determination, do not materially affect the use or value of the property to which they relate and (v) Encumbrances described on
SCHEDULE 3.7 attached hereto (liens described in clauses (i), (ii), (iii), (iv) and (v) above are hereinafter sometimes referred to as "COMPANY PERMITTED ENCUMBRANCES").

     ss. 3.8 REAL PROPERTY. The Company owns no real property.

     ss. 3.9 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 3.9, the operation of the business of the Company and its Subsidiaries as currently conducted requires no rights under Intellectual Property (as hereinafter defined) and within the six year period immediately prior to the date of this Agreement, the business of the Company and its Subsidiaries made use of no Intellectual Property rights. "INTELLECTUAL PROPERTY" means domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, trade dress, registered and unregistered copyrights, computer programs, data bases, material trade secrets and proprietary information including, without limitation, any proprietary know-how, formulae, computer software (including source and object code listings and algorithms), procedures, processes, technology, innovations, inventions, manufacturing drawings or information, engineering draw-ings or information, product designs, product patterns, and other intangible property rights of the Company and its Subsidiaries.

     ss. 3.10 LEASES AND SHIP CHARTERS. SCHEDULE 3.10 attached hereto contains an accurate and complete list of all leases and ship charters (including, but not limited to, capital leases) to which the Company or any Subsidiary is a party (as lessee or lessor) and which require an annual rental payment aggregating at least $10,000. Each lease and ship charter set forth on SCHEDULE
3.10 (or to the Knowledge of the Company required to be set forth on SCHEDULE 3.10) is in full force and effect; all rents and additional rents due to date on each such lease and ship charter have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease or ship charter and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default by the Company or any of its Subsidiaries or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the Company or any of its Subsidiaries or give rise to a right of termination by a party (other than the Company or any of its Subsidiaries) under such lease or ship charter. Neither the Company nor any Subsidiary has violated any of the terms or conditions under any such lease or ship charter in any material respect, and, to the Knowledge of the Company, all of the covenants to be performed by any other party under any such lease or ship charter have been performed in all material respects. The property leased by the Company or any Subsidiary is in a state of good maintenance and repair and is adequate and suit-able for the purposes for which it is presently being used. Each of the vessels chartered or owned by the Company or any of its Subsidiaries is in class.

     ss. 3.11 MATERIAL CONTRACTS. Except as set forth on SCHEDULE 3.11 attached hereto, neither the Company nor any Subsidiary has or is bound by (a) any agreement, contract or commitment (other than purchase orders or like commitments in the ordinary course of business) that involves the performance of services or the delivery of goods and/or materials by it of an amount or value in excess of $25,000, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) any agreement, contract or commitment relating to capital expenditures, (d) any loan (other than accounts receivable arising in the ordinary course of business consistent with past practice) or advance to (other than travel and entertainment advances to employees made in the ordinary course of business consistent with past practice), or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice), (f) any employment, consulting or any other similar type contract,
(g) any agreement, contract or commitment limiting the ability of the Company or any Subsidiary to engage in any line of business or to compete with any Person,
(h) any agreement, contract or commitment not entered into in the ordinary course of business consistent with past practice which involves estimated total payments of $25,000 or more and is not cancelable without penalty within 30 days or (i) any agreement, contract or commitment which is expected to have a Material Adverse Effect on the Company. Each contract, commitment or agreement set forth on Schedule 3.11 (or required to be set forth on Schedule 3.11) is in full force and effect and there exists no default or event of default by the Company or any of its Subsidiaries or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any of its Subsidiaries or give rise to a right of termination by a party (other than the Company or any of its Subsidiaries) thereunder. Neither the Company nor any Subsidiary has violated any of the material terms or conditions of any contract, commitment or agreement set forth on SCHEDULE 3.11 (or required to be set forth on SCHEDULE 3.11) in any material respect, and, to the Knowledge of the Company, except as set forth on
SCHEDULE 3.11, all of the material covenants to be performed by any other party thereto have been fully performed. SCHEDULE 3.11A hereto sets forth the results of the audits or examinations of the Company under the current and immediately preceding United States Department of Transportation, Maritime Administration ("MARAD") contracts. Except as set forth on SCHEDULE 3.11A, no past or present actions, conditions, events or circumstances presently exist or to the Knowledge of the Company is threatened, which could (i) result in a financial finding relating to any such contract or (ii) disqualify the Company from future awards of MARAD contracts, except for MARAD's current policy restricting the number of vessels that any one company can manage to 12.

     ss. 3.12 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by the Company and the Shareholders and the consummation of the transactions contemplated hereby by the Company (a) will not violate or contravene any provision of the Articles of Incorporation or By-laws of the Company or its Subsidiaries, (b) will not violate or con-travene any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of its Subsidiaries is bound or by which any of its respective properties or assets are bound subject to receipt of the consents set forth on SCHEDULES 3.3(B) AND 3.12, (c) except as set forth on
SCHEDULE 3.12, will not require any filing with, or permit, consent or approval of, or the giving of any notice to any other Person and (d) except as set forth on SCHEDULE 3.12, will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries or any of their respective properties or assets may be bound.

     ss.3.13 LITIGATION. Except as set forth on SCHEDULE 3.13, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the Knowledge of the Company any investigation by) any Governmental Authority, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their properties or rights which could have a Material Adverse Effect on the Company or any of its Subsidiaries; and to the Knowledge of the Company no valid basis for any such action, proceeding or investigation. Except as set forth on SCHEDULE 3.13, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect.

ss. 3.14 TAXES.

     (a) TAX RETURNS. Except as otherwise disclosed to an officer of the Acquiror, the Company has timely filed or caused to be timely filed with the appropriate taxing authorities all material returns, statements, forms and reports for Taxes ("RETURNS") that are required to be filed by, or with respect to, the Company or any of its Subsidiaries on or prior to the First Closing Date. The Returns have accurately reflected in all material respects all liability for Taxes of the Company and each of its Subsidiaries for the periods covered thereby.

     (b) PAYMENT OF TAXES. Except as otherwise disclosed to an officer of the Acquiror, all material Taxes and Tax liabilities of the Company or any of its Subsidiaries for all taxable years or periods that end on or before the date hereof have been timely paid or accrued and adequately disclosed to the Acquiror and fully provided for on the books and records of the Company and its Subsidiaries in accordance with the Accounting Principles. The U.S. Federal income tax liability of the Company and its Subsidiaries has been finally determined (or the statute of limitations has closed) for all years to and including the year ended December 31, 1992.

     (c) OTHER TAX MATTERS. (i) Schedule 3.14 attached hereto sets forth (A) each taxable year or other taxable period of the Company or any of its Subsidiaries for which an audit or other examination of Taxes by the appropriate Tax authorities of any nation, state or locality is currently in progress (or, to the Knowledge of the Company, scheduled as of the date hereof to be conducted) together with the names of the respective Tax authorities conducting (or, to the Knowledge of the Company, scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to U.S. Federal income taxes of the Company or any of its Subsidiaries has been finally completed and the disposition of such audit or examination, (C) the taxable years or other taxable periods of the Company or any of its Subsidiaries which, to the Knowledge of the Company, will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any such statute of limitations for applicable Taxes to be extended, (D) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the Company or any of its Subsidiaries, which have been proposed or assessed by any taxing authority and have not been paid and (E) a list of all notices which, to the Knowledge of the Company, have been received by the Company or any of its Subsidiaries from any taxing authority relating to any issue which could affect the Tax liability of the Company or any of its Subsidiaries, which issue has not been finally determined and which, if determined adversely to the Company or any of its Subsidiaries, could result in a Tax liability.

     (ii) Neither the Company nor any of its Subsidiaries has been included in and could reasonably be expected after the date hereof to have any liability for Taxes from any "CONSOLIDATED," "UNITARY" or "COMBINED" Return with any group other than the one that includes the Company provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

     (iii) All Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable other than those Taxes the failure of which to withhold, collect or timely pay over would not have a Material Adverse Effect on the Company.

     (iv) Neither the Company nor any of its Subsidiaries is a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897(c)(2) of the Code.

     (v) Except as set forth on SCHEDULE 3.14(C), there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company, any of its Subsidiaries, or any predecessor or Affiliate thereof and any other party (including the Shareholders and any predecessors or Affiliates thereof) under which the Acquiror or the Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or its Subsidiaries.

     (vi) No indebtedness of the Company or any of its Subsidiaries consists of "CORPORATE ACQUISITION INDEBTEDNESS" within the meaning of Section 279 of the Code.

     (vii) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

     (viii) No election under Section 341(f) of the Code has been made to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

     (ix) As a result of the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be obligated to make any payment that would constitute an "EXCESS PARACHUTE PAYMENT" as defined in
Section 280G of the Code.

     Solely for purposes of this section and section 5.14, "MATERIAL" shall mean an amount of Taxes (including interest and penalties), or an action giving rise to an amount of such Taxes, that when aggregated with all other (i) Taxes that could arise from not having filed any required Return, (ii) Taxes not accurately reflected on a Return and (iii) Taxes not timely paid or accrued and adequately disclosed to Acquiror, does not exceed $100,000.


     ss. 3.15 INSURANCE. Set forth on Schedule 3.15 attached hereto is a complete list of insurance policies or binders which the Company and its Subsidiaries maintain with respect to their businesses, properties or employees. Such policies or binders are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies or binders, with respect to their amounts and types of coverage, are in the opinion of management adequate to insure against risks to which the Company, its Subsidiaries and their property and assets are normally exposed in the operation of their respective businesses and otherwise consistent with industry standards. Since the Company Balance Sheet Date, except as disclosed on Schedule 3.15 there has not been any material adverse change in the Company's or any Subsidiary's relationship with its insurers or in the premiums payable pursuant to such policies.

     ss. 3.16 COMPLIANCE WITH LAWS. Each of the Company and its Subsidiaries is in compliance with all applicable laws, statutes, ordinances, regulations, orders, judgments and decrees of any government or political subdivision thereof, whether federal, state or local and whether domestic or foreign, or any agency or instrumentality thereof, or any court or arbitrator, and has not received any notice that any violation of the foregoing is being or may be alleged except where such failure to comply or violations would not have a Material Adverse Effect on the Company.

     ss. 3.17  EMPLOYMENT  RELATIONS.  (a) Except as set forth on Schedule 3.17,
(i) each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board;
(iii) there is no labor strike, material dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any of its Subsidiaries; (iv) no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) no grievance which could reasonably be expected to have a Material Adverse Effect upon the Company exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted other than routine grievance procedures and routine claims for benefits under benefit plans; (vi) except as set forth on SCHEDULE 3.17, no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; and (vii) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years.

     (b) There has not been any material adverse change in relations with employees of the Company or any of its Subsidiaries as a result of any announcement of the transactions contemplated by this Agreement.

     ss. 3.18 Company Employee Benefit Plans. (a) Set forth on Schedule 3.18 attached hereto is an accurate and complete list of all domestic and foreign (i) "EMPLOYEE BENEFIT PLANS," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974,
as amended, or any successor law, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, stock appreciation rights, incentive, equity participation, profit-sharing, savings, pension, retirement, deferred compensation, medical, health, sickness, life, disability, accident, severance, salary continuation, accrued leave, vacation, fringe benefit, sick pay, sick leave, cafeteria or flexible spending, dependent care, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments, obligations, practices, and/or funds (whether or not insured) and "VOLUNTARY EMPLOYEES' BENEFICIARY ASSOCIATIONS" (for purposes of this Section, "COMPANY VEBAS") under Section 501(c)(9) of the Code; and (iii) employment, consulting, termination, severance and change in control contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, obligations, contracts, agreements, practices, and/or funds (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that are or have been established, maintained, sponsored, adopted, followed, participated in or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any obligation or liability (including, for this purpose and for the purpose of all of the representations in this Section 3.18, any indirect, contingent, potential or secondary liability) is borne by the Company or any of its current or previous Subsidiaries or affiliates (including, for this purpose and for the purpose of all of the representations in this Section 3.18, any predecessors to the Company or to any such Subsidiaries or affiliates and all employers (whether or not incorporated) that would be treated together with the Company and/or any of its Subsidiaries as a single employer (i) within the meaning of Section 414 of the Code or (ii) as a result of the Company, any Subsidiary or affiliate being or having been a general partner of any such employer) since September 2, 1974 ("COMPANY EMPLOYEE BENEFIT PLANS"); and such list identifies as such all Company Employee Benefit Plans that are: (A) "SINGLE-EMPLOYER PLANS" (within the meaning of Section 4001(a)(15) of ERISA) covered by Title IV of ERISA ("COMPANY SINGLE-EMPLOYER PLANS"); (B) "MULTIEMPLOYER PLANS" (within the meaning of
Section 4001(a)(3) of ERISA) ("COMPANY MULTIEMPLOYER PLANS"); (C) "PENSION PLANS" (within the meaning of Section 3(2) of ERISA) that are intended to be qualified under Section 401(a) of the Code other than Company Single-Employer Plans and Company Multiemployer Plans (all Company Employee Benefit Plans identified in (A), (B), and (C) above collectively referred to as "COMPANY QUALIFIED PLANS"); (D) "PENSION PLANS" (within the meaning of Section 3(2) of ERISA) or deferred compensation plans or arrangements that are not intended to be qualified under Section 401(a) of the Code, separately identifying such plans and arrangements with respect to which assets are allocated to or held in a "RABBI TRUST" or similar funding vehicle and such plans and arrangements with respect to which assets are not so allocated or held; (E) "WELFARE PLANS" (within the meaning of Section 3(1) of ERISA) ("COMPANY WELFARE PLANS"), separately identifying such plans that are insured and such plans that are self-insured; and (F) Company VEBAs.

     (b)(i) Except as set forth on SCHEDULE 3.18, each Company Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all such laws. All filings required by ERISA and the Code as to each Company Employee Benefit Plan have been timely filed, and all reports, notices and disclosures to participants and beneficiaries under each Company Employee Benefit Plan which is not a Company Multiemployer Plan required by either ERISA or the Code have been timely and appropriately distributed or otherwise provided.

     (ii) No complete or partial termination of any Company Employee Benefit Plan has occurred or is expected to occur. No proceedings have been instituted to terminate or appoint a trustee to administer any Company Single-Employer Plan or Company Multiemployer Plan, and no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer any such plan.

     (iii) Except as required to maintain the tax-qualified status of any Company Qualified Plan under Section 401(a) of the Code, or in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any express or implied commitment, obligation, intention or understanding, whether formal or informal and whether legally binding or not, to create, modify, amend, terminate or adopt any Company Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Company Qualified Plan under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Employee Benefit Plan, and the Company and its Subsidiaries may terminate or cease contributions to any Company Employee Benefit Plan without incurring any material liability.

     (iv) To the Knowledge of the Company, no event has occurred and no condition or circumstance exists that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Company Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof other than such increases as may be the result of salary increases or workforce changes occurring in the ordinary course of business.

     (v) No Company Employee Benefit Plan is a "MULTIPLE EMPLOYER PLAN" within the meaning of the Code or ERISA.

     (c) Except as set forth on SCHEDULE 3.18: (i) No Company Employee Benefit Plan (excluding Company Multiemployer Plans) subject to Section 412 of the Code or Section 302 of ERISA and, to the Knowledge of the Company, no Company Multiemployer Plan, has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA, respectively, or has applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period, under Section 412 of the Code or Section 303 or 304 of ERISA, and no such waiver or extension is contemplated, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Company Employee Benefit Plan. Except for payments of premiums to the Pension Benefit Guaranty Corporation, or any successor thereto (the "PBGC"), neither the Company nor any of its Subsidiaries has incurred any liability to the PBGC in connection with any Company Employee Benefit Plan covering any active, retired or former employees or directors of the Company or any of its Subsidiaries, including, without limitation, any liability under Section 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Company Employee Benefit Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that could reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against the Acquiror by the PBGC. The Company and its Subsidiaries have paid all amounts due to the PBGC pursuant to Section 4007 of ERISA.

     (i) Neither the Company nor any of its Subsidiaries has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 or 4204 of ERISA to any Company Multiemployer Plan, and to the Knowledge of the Company no event has occurred and no condition or circumstance has existed, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Company Multiemployer Plan which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice from any Company Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such plan intends to terminate or has terminated.

     (ii) Neither the Company nor any of its Subsidiaries maintains any Company Welfare Plan which is a "GROUP HEALTH PLAN" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA") and any applicable similar state law and neither the Company, any of its Subsidiaries is or may be subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction, as a result of such administration and operation.

     (iii) No Company Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) provides for post-employment or retiree welfare benefits (including, without limitation, health and/or life insurance benefits but excluding any such benefits provided to comply with COBRA or any applicable state law requiring continuation of welfare benefits), and neither the Company nor any of its Subsidiaries is obligated to provide any such benefits to any retired or former employees or active employees following any such employee's retirement or other termination of service.

     (iv) No Company Welfare Plan has provided any "DISQUALIFIED BENEFIT" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could reasonably be expected to be imposed.

     (v) Neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any Company Employee Benefit Plan described in Clause
(D) of subsection (a), above.

     (vi) Neither the Company nor any of its Subsidiaries has incurred any liability to the Internal Revenue Service (including, to the extent relevant, the United States Department of the Treasury), or any successor agency (the "IRS"), with respect to any Company Employee Benefit Plan which liability has not been satisfied, including, without limitation, any liability imposed under Chapter 43 of the Code, and, to the Knowledge of the Company, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such liability.

         (vii) No asset of the Company or any of its Subsidiaries is subject to any lien arising under ERISA or the Code on account of any Company Employee Benefit Plan, and no event has occurred and no condition or circumstance has existed that could give rise to any such lien. Neither the Company nor any of its Subsidiaries has been required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such requirement to provide any such security.

     (viii)  There  are  no  actions,  suits,  proceedings,   hearings,  audits,
investigations or claims pending, or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Employee Benefit Plan, or any fiduciary or sponsor of any such plan, with respect to its duties under such plan, or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims arising in the ordinary course). There is no dispute pending between the Company and/or its Subsidiaries and any Company Multiemployer Plan concerning payment of contributions or withdrawal liability payments. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Company Employee Benefit Plan, in any case with respect to any Company Employee Benefit Plan. No Company Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental entity or agency.

     (d)(i) Except as set forth on SCHEDULE 3.18: Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Company Employee Benefit Plan or any agreement relating to any Company Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid, including all contributions and premiums thereunder, as of the last day of the most recent fiscal year of such Company Employee Benefit Plan ended prior to the date hereof. All contributions, premiums and payments paid or accrued with respect to any Company Employee Benefit Plan have been fully deducted for income tax purposes (to the extent deductible) and no such deduction has been challenged or disallowed by any governmental entity, and, to the Knowledge of the Company, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such challenge or disallowance. No amount, or any asset, with respect to any Company Employee Benefit Plan is or may be subject to tax as unrelated business taxable income under the Code. The Company and its Subsidiaries have made adequate provisions in their financial records and statements, in accordance with generally accepted United States accounting principles applied on a consistent basis and prior practices of the Company or such Subsidiary, for all obligations and liabilities under all Company Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any Company Employee Benefit Plan or related agreements.

     (ii) Benefits under all Company Employee Benefit Plans are as represented and subsequent to the date as of which documents have been provided no such benefits have been increased and neither the Company nor any Subsidiary of the Company has entered into, adopted, created or amended (except as required to maintain the tax-qualified status of any Company Qualified Plan under Section 401(a) of the Code or as otherwise required by law) any Company Employee Benefit Plan.

         (iii) From and after the Closing Date, if and to the extent the Acquiror and/or any of its Subsidiaries and/or affiliates assumes or succeeds to any obligation under any Company

Employee Benefit Plan, the Acquiror and any such Subsidiaries and affiliates will receive for purposes of satisfying such respective obligations the full benefit of any funds, trusts, accruals or reserves in connection with any such Company Employee Benefit Plan.

     (e)(i) As of the date of this Agreement, the current value of the accumulated benefit obligations (whether or not vested and based upon an acceptable funding method under ERISA and the Code and actuarial assumptions which are individually and in the aggregate reasonable in all respects and which have been furnished to and relied upon by the Acquiror) under each Company Single-Employer Plan did not exceed the current fair value of the assets of each such Company Single-Employer Plan allocable to such accrued benefits, and since the Company Balance Sheet Date, there has been: (A) no material adverse change in the financial condition of any Company Single-Employer Plan, (B) no change in the actuarial assumptions with respect to any Company Single-Employer Plan and
(C) no increase in benefits under any Company Single-Employer Plan as a result of plan amendments, written interpretations or announcements (whether written or not), change in applicable law or otherwise, which individually or in the aggregate, would result in the current value of any Company Single-Employer Plan's accrued benefits exceeding the current value of all such Company Single-Employer Plan's assets.

         (ii) As of the date of this Agreement, using actuarial assumptions and computation methods consistent with Subpart 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Company and its Subsidiaries to all Company Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Company Multiemployer Plan ended prior to the date hereof, based on union information, would not exceed $1.5 million. To the Knowledge of the Company there has been no material change in the financial condition of any Company Multiemployer Plan, in any such actuarial assumption or computation method or in the benefits under any Company Multiemployer Plan as a result of collective bargaining or otherwise since the close of each such fiscal year which, individually or in the aggregate, would materially increase such liability.

     (f) Except as set forth on SCHEDULE 3.18: (i) Each Company Qualified Plan has been qualified under Section 401(a) of the Code during the period from its adoption to date and has been determined to be so qualified by the IRS. (ii) Each trust established in connection with any Company Qualified Plan has been during the period from its creation to date exempt from Federal income taxation under Section 501(a) of the Code and has been determined to be so exempt by the IRS. (iii) Each Company VEBA has qualified during the period from its creation to date as a voluntary employees' beneficiary association under Section 501(c)(9) of the Code and has been determined by the IRS to be exempt from Federal income tax. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination, approval or exemption or that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan or the exempt status of any such trust or Company VEBA.

     (g) Except as set forth on SCHEDULE 3.18: (i) No "REPORTABLE EVENT" (as such term is defined in Section 4043 of ERISA) has occurred or is expected to occur with respect to any Company Single Employer Plan.

         (ii) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the Knowledge of the Company, other persons who partic-
ipate in the operation of any Company Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Company Employee Benefit Plan or breached any fiduciary responsibilities or obligations under Title I of ERISA or other applicable law that could reasonably be expected to subject the Company or its Subsidiaries to a tax, penalty or liability under ERISA or the Code (including, without limitation, with respect to any transaction in violation of Section 406 of ERISA or any "PROHIBITED TRANSACTION," within the meaning of Section 4975 of the Code) or that would otherwise result in liability on the part of the Company or its Subsidiaries.

     (h) Except as set forth on SCHEDULE 3.18: (i) The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Company Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Company or any of its Subsidiaries. (ii) No Company Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

         (i) The Company has made available, delivered or caused to be delivered to the Acquiror (or its counsel) true, correct and complete copies of all material documents in connection with each Company Employee Benefit Plan (excluding Company Multiemployer Plans unless specifically provided for below), including, without limitation (where applicable): (i) all Company Employee Benefit Plans as in effect on the date hereof, together with all amendments
and
written interpretations with respect thereto, including, in the case of any Company Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, material communications and other summaries and descriptions furnished to participants and beneficiaries; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained, and any outstanding request for such a determination, with respect to each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) of the Code and each Company VEBA; (v) the annual report on IRS Form 5500-series for each of the last three years for each Company Employee Benefit Plan required to file such form, including all schedules thereto; (vi) the most recent PBGC Form 1 for each Company Employee Benefit Plan required to file such form; (vii) the most recent IRS Form 990 for each Company VEBA; (viii) the most recent reports submitted by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Company Employee Benefit Plan, including, without limitation, the most recently prepared actuarial valuation report for each Company Employee Benefit Plan covered by Title IV of ERISA; (ix) a letter or notice from the trustee or administrator of each Company Multiemployer Plan setting forth the estimated withdrawal liability which would be imposed on the Company and/or its Subsidiaries in the event of a complete withdrawal from each such plan as of the close of the most recent fiscal year of each such plan ended prior to the date hereof; (x) the most recently prepared financial statements and related opinions of independent accountants; (xi) all collective bargaining agreements pursuant to which contributions are or have been made or obligations incurred (including for pension, profit-sharing and/or welfare benefits) by the Company and/or any of its Subsidiaries; (xii) the most recent registration statements filed with respect to any Company Employee Benefit Plan; (xiii) standard notifications to employees of their rights under COBRA; and (xiv) all legally binding contracts, agreements, obligations, promises or undertakings (whether written or oral and whether express or implied) relating to each Company Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements.

     ss. 3.19  INTERESTS IN CUSTOMERS,  SUPPLIERS,  ETC.  Except as set forth on
Schedule 3.19 attached hereto, neither the Shareholders nor any officer or director of the Company or any of its Subsidiaries possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of 1934 of 2% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.19.

     ss. 3.20 ENVIRONMENTAL  MATTERS AND CLAIMS. Except as set forth in Schedule
3.20 (i) the Company, each of its Subsidiaries and their Affiliates are in substantial compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("MATERIALS OF ENVIRONMENTAL CONCERN"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("ENVIRONMENTAL LAWS") except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries; (ii) the Company, each of its Subsidiaries and their Affiliates, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("ENVIRONMENTAL APPROVALS") and are in compliance with all Environmental Approvals required to operate their business as then being conducted except where the failure to have all such Environmental Approvals or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries; (iii) to the Knowledge of the Company, none of the Company, any Subsidiary nor any Affiliate thereof has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or Governmental Authority, alleging potential liability for, or a requirement to incur, material investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("ENVIRONMENTAL CLAIM") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Company, its Subsidiaries and Affiliates in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) to the Knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in the future; and (a) except as heretofore disclosed in writing to the Acquiror there is no Environmental Claim pending or threatened against the Company, any Subsidiary or any Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that to the Knowledge of the Company, could form the basis of any Environmental Claim against such persons the adverse disposition of which may result in a Material Adverse Effect.

     ss. 3.21 COMPENSATION OF EMPLOYEES. The Company has, prior to the execution of this Agreement, delivered to the Acquiror an accurate and complete list for calendar year 1996 showing the names of all persons employed by the Company or any Subsidiary who received more than $60,000 in 1996 cash compensation
(including, without limitation, salary, commission and bonus) or who are reasonably expected to receive more than $60,000 in 1997 cash compensation (including, without limitation, salary, commission and bonus) and who are expected to be employed by the Company or any Subsidiary on the Second Closing Date. Such list sets forth the present salary or hourly wage, total in 1996 and expected 1997 and 1998 cash compensation (including, without limitation, salary, commission and bonus) and fringe benefits, of each such person.

     ss. 3.22 CONDUCT OF BUSINESS. Except as expressly contemplated by this Agreement and the schedules hereto, since December 31, 1996, the Company has taken no action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Dates, would constitute a breach of the Company's agreements set forth in Section 6.1.

     ss. 3.23 RESTRICTIVE DOCUMENTS. Except as set forth on Schedule 3.23, none of the Company, any of its Subsidiaries or any Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, ship charter, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which (a) has a Material Adverse Effect on the Company, or which might reasonably be expected to have a Material Adverse Effect on the Company, (b) would prevent the continued operation of the Company's or any Subsidiary's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated, (c) would restrict the ability of the Company or any Subsidiary to acquire any property or (d) would prevent consummation by the Company of the transactions contemplated by this Agreement.

     ss. 3.24 NO CHANGES SINCE COMPANY BALANCE SHEET DATE. Since the Company Balance Sheet Date, except as set forth on SCHEDULE 3.24 attached hereto, disclosed in the Company Pro Forma Closing Balance Sheet or otherwise permitted by this Agreement, neither the Company nor any of its Subsidiaries has (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business consistent with past practice, (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Company Permitted Encumbrances), (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business consistent with past practice, or made any acquisition of all or any part of the properties, capital stock or business of any other Person, (d) sold, transferred or otherwise disposed of any vessel, (e) made any capital expenditures or commitments therefor which in the aggregate total more than $500,000, (f) declared or paid any dividend or made any distribution on any shares of its capital stock, (g) redeemed, purchased or otherwise acquired any shares of its capital stock, (h) granted or issued any option, warrant or other right to purchase or acquire any shares of its capital stock, (i) made any bonus or profit sharing distribution or payment of any kind, except in the ordinary course of business consistent with past practice, (j) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business consistent with past practice, or made any loan to any Person (other than accounts receivable arising in the ordinary course of business consistent with past practice), (k) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice, none of which individually or in the aggregate is material to the Company or its Subsidiaries,
(l) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, except in the ordinary course of business consistent with past practice, (m) cancelled, waived or settled any material claims or rights, (n) made any change in any method, principle or practice of accounting or auditing, (o) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business consistent with past practice or (p) materially amended or terminated any material contract or agreement or entered into any material contract or agreement.

     To the Knowledge of the Company, no fact or condition exists or is threatened which is expected to cause any change described in the immediately preceding paragraph and none of the Shareholders, the Company and its Subsidiaries have agreed, whether or not in writing, to do any of the foregoing.

     ss. 3.25 CONDITION OF ASSETS. The assets and properties utilized in and material to the conduct of the Company's business (other than ships), whether owned or leased, are in the aggregate in good operating condition and repair and are suitable for the purposes for which they are presently being used. All ships which are owned, leased or operated by the Company or any of its Subsidiaries are in class.

     ss. 3.26 LIMITATION OF WARRANTIES. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has not relied upon any representation, warranty, statement, advice, document, projection or other information of any type provided by the Acquiror or its directors, officers, employees or agents (whether during the Company's due diligence process or otherwise) or the Shareholders other than the representations and warranties of the Acquiror and Shareholders (including Schedules relating thereto) expressly set forth in this Agreement. The Company acknowledges and agrees that, except for the representations and warranties of the Acquiror expressly set forth in this Agreement (including the schedules relating thereto), neither the Acquiror nor any of its directors, officers, employees or agents, nor the Shareholders has made, or is making, any representation or warranty, written or oral, to the Company concerning the Acquiror or its business, operations, prospects, financial statements, financial condition or results of operations or any other matter whatsoever.

     ss. 3.27 BROKER'S OR FINDER'S FEES. Other than the fees of First Stanford Corp. and Den Norske Bank arising under that certain letter agreement dated February 28, 1996, no agent, broker, person or firm acting on behalf of the Company or the Shareholders, is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

     ss. 3.28 DISCLOSURE. The Company does not have any Knowledge that any current material customer or supplier of the Company or its Subsidiaries intend to cease doing business with the Company or its Subsidiaries (whether or not as a result of the transactions contemplated by this Agreement) or materially decrease the amount of business that such Person is presently doing with the
Company or its Subsidiaries, except that MARAD currently has a policy restricting the number of vessels that any one company can manage to 12.

     ss. 3.29 COPIES OF DOCUMENTS. The Company has caused to be made available for inspection and copying by the Acquiror and its advisers complete and correct copies of all documents referred to in this Article III or in any Schedule attached hereto.

                                   ARTICLE IV

                       REPRESENTATIONS OF THE SHAREHOLDERS
                       -----------------------------------

     ss. 4. REPRESENTATIONS OF THE SHAREHOLDERS. Each Shareholder severally as to itself, and not jointly, represents and warrants to the Acquiror that as of the date hereof:

     ss. 4.1 Ownership of Stock. Such Shareholder is the lawful owner of the number of shares of Stock listed opposite his or its name in EXHIBIT A attached hereto, free and clear of all liens, encumbrances, restrictions and claims of every kind except as provided in (i) the Amended and Restated Stockholders' Agreement dated as of July 31, 1996 among the Company and certain stockholders of the Company as the same may be amended by the agreement among selling stockholders referred to in SCHEDULE 3.11 (the "SHAREHOLDERS AGREEMENT"), (ii) the option agreement dated as of July 31, 1996 among the Company and Harrowston Corporation and the Wolfson Descendants' 1983 Trust as the same may be amended by the agreement among selling stockholders referred to in SCHEDULE 3.11 (the "OPTION AGREEMENT") (iii) the provisions of the Company's Restated Certificate of Incorporation and By-laws which restrict the transfer of the stock to "ALIENS" (as such term is defined in the Company's Bylaws (the "RESTRICTIVE CHARTER AND BYLAW PROVISIONS") which restrictions except the Restrictive Charter and Bylaw Provision will terminate on or before the Second Closing Date. Such Shareholder has the full legal right, power and authority to enter into this Agreement and to assign, transfer and convey the shares of Stock so owned by such Shareholder pursuant to this Agreement, and the delivery to the Acquiror of the Stock pursuant to the provisions of this Agreement will transfer to the Acquiror good title thereto, free and clear of all Encumbrances.

     ss. 4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Such Shareholder has requisite power and authority to execute and deliver this Agreement, to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated to be performed by such Shareholder hereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due execution of this Agreement by the Acquiror, the Company and the other Share-
holders party to this Agreement, is a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     ss. 4.3 RESTRICTIVE DOCUMENTS. Such Shareholder is not subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character which, in any such case, would prevent consummation by such Shareholder of the transactions contemplated by this Agreement except (i) the Shareholders Agreement, (ii) the Option Agreement, (iii) the Restrictive Charter and Bylaw Provisions, (iv) the HSR Act and (v) statutory provisions pertaining to citizenship requirements for ownership of vessels documented under the laws of the United States of America (Sec. 2 of the Shipping Act of 1916, 46 U.S.C. ss.802 and 46 U.S.C. Chapter 121/Documentation of Vessels) and (vi) the Letter Agreement dated November 16, 1989 among First City Securities, Inc., Intrepid Shipping USA, Inc., Richard T. du Moulin, Paul B. Gridley, Mark Filanowski and the Company, but only to the extent that the transaction contemplated by this Agreement would constitute a "MARITIME INVESTMENT" for purposes of such Letter Agreement, which restriction will terminate on or before the Second Closing Date. This representation assumes buyer is a citizen of the United States for purposes of statutory provisions pertaining to citizenship requirements for ownership of vessels documented under the laws of the United States of America (Sec. 2 of the Shipping Act of 1916, 46 U.S.C. ss. 802 and 46 U.S.C. Chapter 121/ Documentation of Vessels).

ss. 4.4
ACQUISITION FOR INVESTMENT. (a) Each Shareholder represents and warrants, severally and not jointly and solely as to itself, that: (i) such Shareholder is acquiring the Acquiror Shares for investment for such Shareholder's own account and not with a view to, or for the resale in connection with, the distribution or other disposition thereof in violation of the Securities Act, PROVIDED, HOWEVER, that the disposition of each Shareholder's property shall at all times remain within the sole control of such Shareholder; (ii) such Shareholder has either (A) preexisting personal or business relationships with the Company, or any of its respective officers, directors or any of its respective Affiliates or
(B) knowledge and experience in financial and business matters such that such Shareholder is capable of evaluating the merits and risks relating to the acquisition of Acquiror Shares under this Agreement, or such Shareholder has been advised by a representative possessing such knowledge and experience who is unaffiliated with and who is not compensated, directly or indirectly, by the Acquiror; (iii) such Shareholder has been given an opportunity which such Shareholder deems adequate to obtain information and documents relating to the Acquiror and to ask questions of and receive answers from representatives of the Acquiror concerning such Shareholder's investment in the Acquiror Shares; (iv) such Shareholder's financial condition is such that such Shareholder can afford to bear the economic risk of holding the Acquiror Shares for an indefinite period of time; such Shareholder has adequate means of providing for such Shareholder's current needs and contingencies and has no need for such Shareholder's investment in the Acquiror Shares to be liquid; and (v) such Shareholder can afford to suffer a complete loss of such Shareholder's investment in the Acquiror Shares.

     (b) Each Shareholder further acknowledges that such Shareholder has been advised by the Acquiror that: (i) the Acquiror Shares have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the securities laws of any states and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and such laws; (ii) the Acquiror Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and such law pursuant to registration or exemption therefrom;
(iii) a restrictive legend shall be placed on the certificates representing the Acquiror Shares; (iv) a notation shall be made in the appropriate records of the Acquiror indicating that the Acquiror Shares are subject to restrictions on transfer; and (v) the shares of common stock of UBC which the Shareholders will receive in the Spin-Off will not be "RESTRICTED SECURITIES" within the meaning Securities Act Rule 144(a)(3).

     ss. 4.5 LIMITATION OF WARRANTIES. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Shareholder has not relied upon any representation, warranty, statement, advice, document, projection or other information of any type provided by the Acquiror or its directors, officers, employees or agents (whether during such Shareholder's due diligence process or otherwise) other than the representations and warranties of the Acquiror (including Schedules relating thereto) expressly set forth in this Agreement. Each Shareholder acknowledges and agrees that, except for the representations and warranties of the Acquiror expressly set forth in this Agreement (including the schedules relating thereto), neither the Acquiror nor any of its directors, officers, employees or agents, has made, or is making, any representation or warranty, written or oral, to such Shareholder concerning the Acquiror or its or their business, operations, prospects, financial statements, financial condition or results of operations or any other matter whatsoever.

     ss. 4.6 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of such Shareholder is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE V

                         REPRESENTATIONS OF THE ACQUIROR
                         -------------------------------

     ss. 5. REPRESENTATIONS OF THE ACQUIROR. The Acquiror represents and warrants to the Company and the Shareholders that as of the date hereof:

     ss. 51 CAPITAL STOCK. (a) The Acquiror has an authorized capitalization consisting of 80,000,000 shares of common stock, par value $.50 per share, of which on the date hereof 43,008,593 shares of common stock are issued and outstanding, and 5,000,000 shares of Preferred Stock, par value $1.00 per share, none of which are issued or outstanding. All outstanding shares of capital stock of the Acquiror have been duly authorized and validly issued and are fully paid and nonassessable. Except for the options to purchase Common Stock set forth on
Schedule 5.1 attached hereto, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Acquiror.

     (b) The Acquiror Shares have been duly authorized and will be, when issued and paid for in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable.

     ss. 5.2 EXISTENCE AND GOOD STANDING; POWER AND AUTHORITY. (a) The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Acquiror has the requisite corporate right, power, legal capacity and authority to own, lease and operate its Domestic Businesses, enter into, execute and deliver this Agreement and perform its obligations hereunder. The U.S. Subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the U.S. Subsidiaries or the nature of the business conducted by the U.S. Subsidiaries makes such qualification or license necessary, except where the failure to be so duly qualified, licensed or in good standing could not reasonably be expected to have a Material Adverse Effect on the Domestic Businesses. The execution, delivery and performance of this Agreement by the Acquiror and the performance of its obligations hereunder have been duly authorized and approved by its Board of Directors and, except for approval by the Acquiror's stockholders, no other corporate action on the part of the Acquiror or action by the stockholders of the Acquiror is necessary to authorize the execution, delivery and performance of this Agreement by the Acquiror. This Agreement has been duly executed and delivered by the Acquiror and, assuming the due execution of this Agreement by the Company and by each Shareholder, is a valid and binding obligation of the Acquiror enforceable against the Acquiror in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     (b) Except as set forth on SCHEDULE 5.2(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to the Acquiror in connection with the execution and delivery of, and the consummation by the Acquiror or its domestic businesses of the transactions contemplated by this Agreement or to permit the Acquiror to continue, without material change, the Domestic Businesses as currently conducted and as proposed to be conducted, except for (i) the filing of the appropriate documents with the relevant authorities of other states in which the Acquiror is qualified to do business, (ii) filings with the SEC, the New York Stock Exchange and appropriate state securities authorities in respect of the Spin-Off and Acquisition and (iii) filings under the HSR Act.

     ss. 5.3 SUBSIDIARIES AND INVESTMENTS. (a) Set forth in SCHEDULE 5.3(a) attached hereto is a list of each corporation in which the Acquiror owns, directly or indirectly, any equity security. Each U.S. Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant under applicable law) under the laws of the jurisdiction of its organization (which is set forth on Schedule 5.3(a)), and has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted.

     (b) Set forth on SCHEDULE 5.3(b) is a list of jurisdictions in which each U.S. Subsidiary is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the character or location of the properties owned or leased by each U.S. Subsidiary, or the nature of the business conducted by each U.S. Subsidiary, makes such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect.

     (c) Each U.S. Subsidiary has the capitalization set forth on Schedule 5.3(c). The outstanding shares of capital stock of each U.S. Subsidiary have been duly authorized and validly issued, are (to the extent such concepts are applicable under relevant law) fully paid and nonassessable, and, except as set forth in Schedule 5.3(c), are owned, of record and beneficially, by the Acquiror, free and clear of all liens, encumbrances, restrictions and claims of every kind. No shares of capital stock of any U.S. Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims, agreements, obligations, calls, commitments, conversion rights, rights of exchange or other commitments of any character, contingent or otherwise, providing for the purchase, issuance, sale or transfer of any shares of the capital stock of any U.S. Subsidiary.

     (d) None of the Domestic Businesses or any U.S. Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity, except as set forth on Schedule 5.3(a).

     ss. 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by the Acquiror and the consummation of the transactions contemplated hereby (a) will not violate or contravene any provision of the Articles of Incorporation or By-laws of the Acquiror or its U.S. Subsidiaries,
(b) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which the Acquiror or its U.S. Subsidiaries are bound or by which any of its respective properties or assets are bound (c) except as set forth on SCHEDULE 5.4 will not require any filing with, permit, consent or approval of, or the giving of any notice to any other Person, and (d) as soon as consents or waivers from the lenders listed on SCHEDULE 5.4 are obtained, which consents and waivers the Acquiror reasonably believes will be obtained prior to the First Closing Date, will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Domestic Businesses under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which any of the Domestic Businesses is a party, or by which any of the Domestic Businesses or any of their respective properties or assets may be bound.

ss. 5.5 RESTRICTIVE DOCUMENTS. Except as set forth in Schedule 5.5, neither the Acquiror nor any of its U.S. Subsidiaries is subject to, or a party to, any charter, by-law, mortgage, lien, lease, ship charter, license, permit, agreement, contract, instrument, order, law, rule, ordinance, regulation, judgment or decree, or any other restriction of any kind or character which (a) has a Material Adverse Effect, or which might reasonably be expected to have a Material Adverse Effect on the Domestic Businesses, (b) would restrict the ability of the Domestic Businesses to acquire any property or (c) would prevent consummation by it of the transactions contemplated by this Agreement or the Spin-Off.

     ss. 5.6 BOOKS AND RECORDS. The minute books of the Acquiror, as previously made available to the Company and Shareholders' Representative and their representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective stockholders and Boards of Directors of the Acquiror. The Acquiror does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of one of the Domestic Businesses.

     ss. 5.7 FINANCIAL STATEMENTS; NO MATERIAL CHANGES. (a) The Acquiror has heretofore furnished the Company and Shareholders' Representative with (i) the individual financial statements for the Domestic Businesses for the years ended 1993-1996 and for the five months ended May 31, 1997 attached hereto as EXHIBIT G and (ii) the consolidated balance sheets of the Domestic Businesses as of December 31, 1996 and 1995, and the related consolidated statements of income and retained earnings for the years or periods then ended, prepared by management of the Acquiror attached hereto as Exhibit H (such consolidated financial statements of the Domestic Businesses are hereinafter referred to as the "DOMESTIC BUSINESSES UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS"). The Domestic Businesses Unaudited Consolidated Financial Statements, except as indicated therein, have been prepared in accordance with GAAP consistently followed throughout the periods indicated. Except as indicated in the notes thereto, the Domestic Businesses Unaudited Consolidated Financial Statements fairly present the financial condition of the Domestic Businesses as a unified group at the respective dates thereof and, the related statements of income and retained earnings and cash flows fairly present the results of the operations of the Domestic Businesses and the changes in its financial position for the respective periods indicated. Since December 31, 1996 (the "DOMESTIC BUSINESSES BALANCE SHEET DATE"), except as permitted by the terms of this Agreement or the Distribution Agreement, there has been no (i) change that has or could reasonably be expected to have a Material Adverse

Effect on the Domestic Businesses and no fact or condition exists or is contemplated or is threatened that could reasonably be expected to cause such a change in the future except as set forth in Section 7.3(a) and except for the possible termination or non-renewal of existing MARAD contracts or (ii) material damage, destruction or loss to any asset or property, tangible or intangible, of the Domestic Businesses which materially affects the ability of the Domestic Businesses to conduct their respective businesses.

     (b) The Acquiror has delivered to the Company a PRO FORMA balance sheet in the form of EXHIBIT I hereto which gives effect to the Spin-Off (the "ACQUIROR'S PRO FORMA CLOSING BALANCE Sheet"). The Acquiror's PRO FORMA Closing Balance Sheet represents the Acquiror's reasonable best estimate on the date hereof of the Condition of the Domestic Businesses as of the Second Closing Date. The Acquiror's Pro Forma Closing Balance Sheet has been prepared on a basis consistent with the Domestic Businesses Unaudited Consolidated Financial Statements.

     ss. 5.8 TITLE TO PROPERTIES;  ENCUMBRANCES. Except as set forth on SCHEDULE
5.8 attached hereto and except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, each of the Domestic Businesses has good and marketable title to or a valid and subsisting leasehold interest in its respective material properties and assets (real and personal, tangible and intangible), including, without limitation, the properties and assets reflected in the Acquiror's Pro Forma Closing Balance Sheet, subject to no Encumbrances, except for (i) Encumbrances reflected in the Domestic Business Unaudited Consolidated Financial Statements, (ii) Encumbrances for current Taxes, not yet due and delinquent, (iii) Encumbrances arising by operation of law, (iv) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar Encumbrances arising in the ordinary course of business securing obligations including maritime liens or other statutory rights in rem arising in the ordinary course of owning and operating vessels and incurred in the ordinary course of business that (a) are not overdue for a period of more than 45 days and (b) either individually or when aggregated with all other Encumbrances described in this
Section 5.8 outstanding on any date of determination, do not materially affect the use or value of the property to which they relate and (v) Encumbrances described on Schedule 5.8 attached hereto (liens described in clauses (i), (ii), (iii), (iv) and (v) above are hereinafter sometimes referred to as "DOMESTIC BUSINESSES' PERMITTED ENCUMBRANCES"). Assuming adequate cash, the assets set forth on the Acquiror's Pro Forma Closing Balance Sheet constitute all of the assets necessary to conduct the Domestic Businesses as presently conducted.

     ss. 5.9 REAL PROPERTY. SCHEDULE 5.9 attached hereto contains an accurate and complete list of all real property owned in whole or in part by the Domestic Businesses and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. Each of the Domestic Businesses has good and marketable title in fee simple to all the real property owned by it, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Domestic Businesses' Permitted Encumbrances. All of the buildings, structures and appurtenances situated on the real property owned in whole or in part by the Domestic Businesses are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, each of the Domestic Businesses has adequate rights of ingress and egress for operation of such business in the ordinary course. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceeding is pending or, to the best knowledge, information and belief of the Acquiror, threatened which would preclude or impair the use of any such property by the Domestic Businesses for the purposes for which it is currently used.


     ss. 5.10 INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 5.10, the operation of the businesses of the Domestic Businesses as currently conducted requires no rights under Intellectual Property and within the six year period immediately prior to the date of this Agreement, the businesses of the Domestic Businesses made use of no Intellectual Property.

     ss. 5.11 LEASES AND SHIP CHARTERS. SCHEDULE 5.11 attached hereto contains an accurate and complete list of all leases and ship charters (including, but not limited to, capital leases) relating to the Domestic Businesses (as lessee or lessor) and which require an annual rental payment aggregating at least $10,000. Each lease and ship charter set forth on Schedule 5.11 (or to the Knowledge of the Acquiror required to be set forth on Schedule 5.11) is in full force and effect; all rents and additional rents due to date on each such lease and ship charter have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease or ship charter and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default by any of the Domestic Businesses or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the Domestic Businesses or give rise to a right of termination by a party (other than the Domestic Businesses) under such lease or ship charter. None of the Domestic Businesses has violated any of the terms or conditions under any such lease or ship charter in any material respect, and, to the Knowledge of the Acquiror, all of the covenants to be performed by any other party under any such lease or ship charter have been performed in all material respects. The property leased by each of the Domestic Businesses is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used. Each of the vessels chartered or owned by the Domestic Businesses is in class.

     ss. 5.12 MATERIAL CONTRACTS. Except as set forth on SCHEDULE 5.12 attached hereto, none of the Domestic Businesses has or is bound by (a) any agreement, contract or commitment (other than purchase orders or like commitments in the ordinary course of business) that involves the performance of services or the delivery of goods and/or materials by it of an amount or value in excess of $25,000, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) any agreement, contract or commitment relating to capital expenditures, (d) any loan (other than accounts receivable arising in the ordinary course of business consistent with past practice) or advance to (other than travel and entertainment advances to employees made in the ordinary course of business consistent with past practice), or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice), (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the ability of any of the Domestic Businesses to engage in any line of business or to compete with any Person, (h) any agreement, contract or commitment not entered into in the ordinary course of business consistent with past practice which involves estimated total payments of $25,000 or more and is not cancelable without penalty within 30 days or (i) any agreement, contract or commitment which is expected to have Material Adverse Effect on the Domestic Businesses. Each contract, commitment or agreement set forth on SCHEDULE 5.12 (or required to be set forth on SCHEDULE 5.12) is in full force and effect and there exists no default or event of default by any of the Domestic Businesses or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by such Domestic Business or give rise to a right of termination by a party (other than the Domestic Businesses) thereunder. None of the Domestic Businesses has violated any of the material terms or conditions of any contract, commitment or agreement to which such Domestic Business is bound set forth on
SCHEDULE 5.12 (or required to be set forth on SCHEDULE 5.12) in any material respect, and, to the Knowledge of the Acquiror, all of the material covenants to be performed by any other party thereto have been fully performed. Schedule 5.12A hereto sets forth the results of the audits or examinations of the Acquiror under the current and immediately preceding MARAD contracts. No past or present actions, conditions, events or circumstances presently exist or to the Knowledge of Acquiror is threatened, which could (i) result in a financial finding relating to any such contract or (ii) disqualify Acquiror from future awards of MARAD contracts, except for MARAD's current policy restricting the number of vessels that any one company can manage to 12.

     ss. 5.13 LITIGATION. Except as set forth on Schedule 5.13, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the Knowledge of the Acquiror any investigation by) any Governmental Authority pending, or, to the Knowledge of the Acquiror, threatened, against or affecting any of the Domestic Businesses or any of their properties or rights which could have a Material Adverse Effect on the Domestic Businesses and the Acquiror knows of no valid basis for any such action, proceeding or investigation. Except as set forth on Schedule 5.13, none of the Domestic Businesses is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect.

     ss. 5.14 TAXES. (a) Tax Returns. Except as otherwise disclosed to an officer of the Company, the Acquiror has timely filed or caused to be timely filed with the appropriate taxing authorities all Returns that are required to be filed by, or with respect to, the Acquiror or any of its U.S. Subsidiaries on or prior to the First Closing Date. The Returns have accurately reflected in all material respects all liability for Taxes of the Acquiror and each of its U.S. Subsidiaries for the periods covered thereby.

     (b) PAYMENT OF TAXES. Except as otherwise disclosed to an officer of the Company, all material Taxes and Tax liabilities of the Acquiror or any of its U.S. Subsidiaries for all taxable years or periods that end on or before the date hereof have been timely paid or accrued and adequately disclosed to the Company and fully provided for on the books and records of the Acquiror and its U.S. Subsidiaries in accordance with the Accounting Principles. The U.S. Federal income tax liability of the Acquiror and its U.S. Subsidiaries has been finally determined

(or the statute of limitations has closed) for all years to and including the year ended December 31, 1993.

     (c) OTHER TAX MATTERS. (i) SCHEDULE 5.14 attached hereto sets forth (A) each taxable year or other taxable period of the Acquiror or any of its U.S. Subsidiaries for which an audit or other examination of Taxes by the appropriate Tax authorities of any nation, state or locality is currently in progress (or, to the Knowledge of the Acquiror, scheduled as of the date hereof to be conducted) together with the names of the respective Tax authorities conducting (or, to the Knowledge of the Acquiror, scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to U.S. Federal income taxes of the Acquiror or any of its U.S. Subsidiaries has been finally completed and the disposition of such audit or examination, (C) the taxable years or other taxable periods of the Acquiror or any of its U.S. Subsidiaries to the Knowledge of the Acquiror which will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any such statute of limitations for applicable Taxes to be extended, (D) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the Acquiror or any of its U.S. Subsidiaries, which have been proposed or assessed by any taxing authority and have not been paid and (E) a list of all notices which, to the Knowledge of the Acquiror, received by the Acquiror or any of its U.S. Subsidiaries from any taxing authority relating to any issue which could affect the Tax liability of the Acquiror or any of its U.S. Subsidiaries, which issue has not been finally determined and which, if determined adversely to the Acquiror or any of its U.S. Subsidiaries, could result in a Tax liability.

     (ii) Neither the Acquiror nor any of its U.S. Subsidiaries has been included in and could reasonably be expected to have any liability for Taxes from any "CONSOLIDATED," "UNITARY" or "combined" Return with any group other than the one that includes the Acquiror provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

     (iii) All Taxes which the Acquiror or any of its U.S. Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable other than those Taxes the failure of which to withhold, collect or timely pay over would not have a Material Adverse Effect on the Acquiror or any of its U.S. Subsidiaries.

     (iv) Neither the Acquiror nor any of its U.S. Subsidiaries is a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897(c)(2) of the Code.

     (v) Except as set forth on SCHEDULE 5.14(C)(V), there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Acquiror, any of its U.S. Subsidiaries, or any predecessor or Affiliate thereof and any other party under which the Company or the Acquiror or any of its U.S. Subsidiaries could be liable for any Taxes of any party other than the Acquiror or any of its U.S. Subsidiaries.

     (vi) No indebtedness of the Acquiror or any of its U.S. Subsidiaries consists of "CORPORATE ACQUISITION INDEBTEDNESS" within the meaning of Section 279 of the Code.

     (vii) Neither the Acquiror nor any of its U.S. Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

     (viii) No election under Section 341(f) of the Code has been made to treat the Acquiror or any of its U.S. Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

     (ix) As a result of the transactions contemplated by this Agreement or the Distribution Agreement, neither the Acquiror nor any of its U.S. Subsidiaries will be obligated to make any payment that would constitute an "EXCESS PARACHUTE PAYMENT" as defined in Section 280G of the Code.

     ss, 5.15 INSURANCE. Set forth on Schedule 5.15 attached hereto is a complete list of insurance policies or binders which each of the Domestic Businesses maintains with respect to its businesses, properties or employees. Such policies or binders are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies or binders, with respect to their amounts and types of coverage, are in the opinion of management adequate to insure against risks to which the Domestic Businesses and their property and assets are normally exposed in the operation of their respective businesses and otherwise consistent with industry standards. Since the Domestic Businesses Balance Sheet Date, there has not been any material adverse change in the Domestic Businesses relationship with their respective insurers or in the premiums payable pursuant to such policies with respect to the Domestic Businesses.

     ss. 5.16 ACQUISITION FOR INVESTMENT. The Acquiror will acquire the Stock for its own account for investment and not with a view toward any resale, distribution or other disposition thereof; PROVIDED, HOWEVER, that the disposition of the Acquiror's property shall at all times remain within the sole control of the Acquiror. The Acquiror understands that
(a) the Stock has not been registered under the Securities Act, or the securities laws of any states and is being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and such laws, (b) the Stock is subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and such laws pursuant to registration or exemption therefrom and (c) the Stock is not transferable, and that there is no market into which the Acquiror could sell the Stock.

     ss. 5.17 COMPLIANCE WITH LAWS. Each of the Domestic Businesses is in compliance with all applicable laws, statutes, ordinances, regulations, orders, judgments and decrees of any government or political subdivision thereof, whether federal, state or local and whether domestic or foreign, or any agency or instrumentality thereof, or any court or arbitrator, and has not received any notice that any violation of the foregoing is being or may be alleged except where such failure to comply or violation would not have a Material Adverse Effect.

     ss. 5.18 EMPLOYMENT RELATIONS. (a) (i) Each of the Domestic Businesses is in compliance in all material respects with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against any of the Domestic Businesses is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving any of the Domestic Businesses; (iv) no representation question exists respecting the employees of the any of the Domestic Businesses; (v) no grievance which could reasonably be expected to have a Material Adverse Effect upon the Domestic

Businesses or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by any of the Domestic Businesses; and
(vii) none of the Domestic Businesses has experienced any material labor difficulty during the last three years.

     (b) There has not been any material adverse change in relations with employees of the Domestic Businesses as a result of any announcement of the transactions contemplated by this Agreement.


     ss. 5.19 ACQUIROR EMPLOYEE BENEFIT PLANS. (a) Set forth in SCHEDULE 5.19 attached hereto is an accurate and complete list of all domestic and foreign (i) "EMPLOYEE BENEFIT PLANS," within the meaning of Section 3(3) of ERISA; (ii) bonus, stock option, stock purchase, restricted stock, stock appreciation rights, incentive, equity participation, profit-sharing, savings, pension, retirement, deferred compensation, medical, health, sickness, life, disability, accident, severance, salary continuation, accrued leave, vacation, fringe benefit, sick pay, sick leave, cafeteria or flexible spending, dependent care, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments, obligations, practices, and/or funds (whether or not insured) and "VOLUNTARY EMPLOYEES' BENEFICIARY ASSOCIATIONS" ("ACQUIROR VEBAS") under Section 501(c)(9) of the Code; and (iii) employment, consulting, termination, severance and change in control contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, obligations, contracts, agreements, practices, and/or funds (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that are or have been established, maintained,  sponsored,  adopted,
followed, participated in or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any obligation or liability (including, for this purpose and for the purpose of all of the representations in this Section 5.19, any indirect, contingent, potential or secondary liability) is borne by the Acquiror or any of its current or previous Subsidiaries or affiliates (including, for this purpose and for the purpose of all of the representations in this Section 5.19, any predecessors to the Acquiror or to any such Subsidiaries or affiliates and all employers (whether or not incorporated) that would be treated together with the Acquiror and/or any of its Subsidiaries as a single employer (i) within the meaning of
Section 414 of the Code or (ii) as a result of the Acquiror, any Subsidiary or affiliate being or having been a general partner of any such employer) since September 2, 1974 ("ACQUIROR EMPLOYEE BENEFIT PLANS"); and such list identifies as such all Acquiror Employee Benefit Plans that are: (A) "SINGLE-EMPLOYER PLANS" (within the meaning of Section 4001(a)(15) of ERISA) covered by Title IV of ERISA ("ACQUIROR SINGLE-EMPLOYER PLANS"); (B) "MULTIEMPLOYER PLANS" (within the meaning of Section 4001(a)(3) of ERISA) ("ACQUIROR MULTIEMPLOYER Plans");
(C) "PENSION PLANS" (within the meaning of Section 3(2) of ERISA) that are intended to be qualified under Section 401(a) of the Code other than Acquiror Single-Employer Plans and Acquiror Multiemployer Plans (all Acquiror Employee Benefit Plans identified in (A), (B), and (C) above collectively referred to as "ACQUIROR QUALIFIED PLANS"); (D) "PENSION PLANS" (within the meaning of Section 3(2) of ERISA) or deferred compensation plans or arrangements that are not intended to be qualified under Section 401(a) of the Code, separately identifying such plans and arrangements with respect to which assets are allocated to or held in a "RABBI TRUST" or similar funding vehicle and such plans and arrangements with respect to which assets are not so allocated or held; (E) "WELFARE PLANS" (within the meaning of Section 3(1) of ERISA) ("ACQUIROR WELFARE PLANS"), separately identifying such plans that are insured and such plans that are self-insured; and (F) Acquiror VEBAs.

     (b)(i) Except as set forth in SCHEDULE 5.19, each Acquiror Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all such laws. Except as set forth on SCHEDULE 5.19, all filings required by ERISA and the Code as to each Acquiror Employee Benefit Plan have been timely filed, and all reports, notices and disclosures to participants and beneficiaries under each Acquiror Employee Benefit Plan which is not an Acquiror Multiemployer Plan required by either ERISA or the Code have been timely and appropriately distributed or otherwise provided.

     (ii) Except in connection with the transactions contemplated by this Agreement, (and as set forth on SCHEDULE 5.19) no complete or partial termination of any Acquiror Employee Benefit Plan has occurred or is expected to occur. No proceedings have been instituted to terminate or appoint a trustee to administer any Acquiror Single-Employer Plan or Acquiror Multiemployer Plan, and no event has occurred or circumstance exists that may constitute grounds under
Section 4042 of ERISA for the termination of, or appointment of a trustee to administer any such plan.

     (iii) Except as required to maintain the tax-qualified status of any Acquiror Qualified Plan under Section 401(a) of the Code, or in connection with the transactions contemplated by this Agreement, neither the Acquiror nor any of its Subsidiaries has any express or implied commitment, obligation, intention or understanding, whether formal or informal and whether legally binding or not, to create, modify, amend, terminate or adopt any Acquiror Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Acquiror Qualified Plan under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Acquiror Employee Benefit Plan, and the Acquiror and its Subsidiaries may terminate or cease contributions to any Acquiror Employee Benefit Plan without incurring any material liability.

     (iv) To the Knowledge of the Acquiror, no event has occurred and no condition or circumstance exists that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Acquiror Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof other than such increases as may be the result of salary increases or workforce changes occurring in the ordinary course of business.

     (v) No Acquiror Employee Benefit Plan is a "MULTIPLE EMPLOYER PLAN" within the meaning of the Code or ERISA.

     (c)(i) No Acquiror Employee Benefit Plan (excluding Acquiror Multiemployer Plans) subject to Section 412 of the Code or Section 302 of ERISA and, to the Knowledge of the Acquiror, no Acquiror Multiemployer Plan, has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA, respectively, or has applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period, under Section 412 of the Code or Section 303 or 304 of ERISA, and no such waiver or extension is contemplated, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Acquiror Employee Benefit Plan. Except for payments of premiums to the PBGC, neither the Acquiror nor any of its Subsidiaries has incurred any liability to the PBGC in connection with any Acquiror Employee Benefit Plan covering any active, retired or former employees or directors of the Acquiror or any of its Subsidiaries, including, without limitation, any liability under Section 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Acquiror Employee Benefit Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that could reasonably be expected to give rise to any liability of the Acquiror or any of its Subsidiaries to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against the Company by the PBGC. The Acquiror and its Subsidiaries have paid all amounts due to the PBGC pursuant to Section 4007 of ERISA.

     (ii) Neither the Acquiror nor any of its Subsidiaries has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 or 4204 of ERISA to any Acquiror Multiemployer Plan, and to the Knowledge of the Acquiror no event has occurred and no condition or circumstance has existed, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Acquiror Multiemployer Plan which could reasonably be expected to result in any liability of the Acquiror or any of its Subsidiaries. Neither the Acquiror nor any of its Subsidiaries has received notice from any Acquiror Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such plan intends to terminate or has terminated.

     (iii) Neither the Acquiror nor any of its Subsidiaries maintains any Acquiror Welfare Plan which is a "GROUP HEALTH PLAN" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of COBRA and any applicable similar state law and neither the Acquiror nor any of its Subsidiaries is or may be subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction, as a result of such administration and operation.

     (iv) Except as set forth on SCHEDULE 5.19, no Acquiror Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) provides for post-employment or retiree welfare benefits (including, without limitation, health and/or life insurance benefits but excluding any such benefits provided to comply with COBRA or any applicable state law requiring continuation of welfare benefits), and neither the Acquiror nor any of its Subsidiaries is obligated to provide any such benefits to any retired or former employees or active employees following any such employee's retirement or other termination of service.

     (v) No Acquiror Welfare Plan has provided any "DISQUALIFIED BENEFIT" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could reasonably be expected to be imposed.

     (vi) Except as set forth on SCHEDULE 5.19, neither the Acquiror nor any of its Subsidiaries has any unfunded liabilities pursuant to any Acquiror Employee Benefit Plan described in Clause (D) of Subsection (a), above.

     (vii) Neither the Acquiror nor any of its Subsidiaries has incurred any liability to the IRS, with respect to any Acquiror Employee Benefit Plan which liability has not been satisfied, including, without limitation, any liability imposed under Chapter 43 of the Code, and, to the Knowledge of the Acquiror, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such liability.

     (viii) No asset of the Acquiror or any of its Subsidiaries is subject to any lien arising under ERISA or the Code on account of any Acquiror Employee Benefit Plan, and no event has occurred and no condition or circumstance has existed that could give rise to any such lien. Neither the Acquiror nor any of its Subsidiaries has been required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such requirement to provide any such security.

     (ix) There are no actions, suits, proceedings, hearings, audits, investigations or claims pending, or, to the Knowledge the Acquiror, threatened, anticipated or expected to be asserted with respect to any Acquiror Employee Benefit Plan, or any fiduciary or sponsor of any such plan, with respect to its duties under such plan, or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims arising in the ordinary course). There is no dispute pending between the Acquiror and/or its Subsidiaries and any Acquiror Multiemployer Plan concerning payment of contributions or withdrawal liability payments. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Acquiror or any of its Subsidiaries or any fiduciary of any Acquiror Employee Benefit Plan, in any case with respect to any Acquiror Employee Benefit Plan. No Acquiror Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental entity or agency.

     (d)(i) Full payment has been timely made of all amounts which the Acquiror or any of its Subsidiaries is required, under applicable law or under any Acquiror Employee Benefit Plan or any agreement relating to any Acquiror Employee Benefit Plan to which the Acquiror or any of its Subsidiaries is a party, to have paid, including all contributions and premiums thereunder, as of the last day of the most recent fiscal year of such Acquiror Employee Benefit Plan ended prior to the date hereof. All contributions, premiums and payments paid or accrued with respect to any Acquiror Employee Benefit Plan have been fully deducted for income tax purposes (to the extent deductible) and no such deduction has been challenged or disallowed by any governmental entity, and, to the Knowledge of the Acquiror, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such challenge or disallowance. No amount, or any asset, with respect to any Acquiror Employee Benefit Plan is or may be subject to tax as unrelated business taxable income under the Code. The Acquiror and its Subsidiaries have made adequate provisions in their financial records and statements, in accordance with GAAP for all obligations and liabilities under all Acquiror Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any Acquiror Employee Benefit Plan or related agreements.

     (ii) Benefits under all Acquiror Employee Benefit Plans are as represented and subsequent to the date as of which documents have been provided no such benefits have been increased and, except as set forth on SCHEDULE 5.19, neither the Acquiror nor any Subsidiary of the

Acquiror has entered into, adopted, created or amended (except as required to maintain the tax-qualified status of any Acquiror Qualified Plan under Section 401(a) of the Code or as otherwise required by law) any Acquiror Employee Benefit Plan.

     (iii) From and after the Closing Date, if and to the extent the Company and/or any of its Subsidiaries and/or affiliates assumes or succeeds to any obligation under any Acquiror Employee Benefit Plan, the Company and any such Subsidiaries and affiliates will receive for purposes of satisfying such respective obligations the full benefit of any funds, trusts, accruals or reserves in connection with any such Acquiror Employee Benefit Plan.

     (e)(i) As of the date of this Agreement, the current value of the accumulated benefit obligations (whether or not vested and based upon an acceptable funding method under ERISA and the Code and actuarial assumptions which are individually and in the aggregate reasonable in all respects and which have been furnished to and relied upon by the Company) under each Acquiror Single-Employer Plan did not exceed the current fair value of the assets of each such Acquiror Single-Employer Plan allocable to such accrued benefits, and since the Domestic Businesses Balance Sheet Date, there has been: (A) no material adverse change in the financial condition of any Acquiror Single-Employer Plan,
(B)  no  change  in the  actuarial  assumptions  with  respect  to any  Acquiror
Single-Employer Plan and (C) no increase in benefits under any Acquiror Single-Employer Plan as a result of plan amendments, written interpretations or announcements (whether written or not), change in applicable law or otherwise, which individually or in the aggregate, would result in the current value of any Acquiror Single-Employer Plan's accrued benefits exceeding the current value of all such Acquiror Single-Employer Plan's assets.

     (ii) As of the date of this Agreement, using actuarial assumptions and computation methods consistent with Subpart 1 of Subtitle E of Title IV of ERISA, the aggregate liabilities of the Acquiror and its Subsidiaries to all Acquiror Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each Acquiror Multiemployer Plan ended prior to the date hereof, based on union information would not exceed $50,000. To Knowledge of the Acquiror there has been no material change in the financial condition of any Acquiror Multiemployer Plan, in any such actuarial assumption or computation method or in the benefits under any Acquiror Multiemployer Plan as a result of collective bargaining or otherwise since the close of each such fiscal year which, individually or in the aggregate, would materially increase such liability.

     (f) Each Acquiror Qualified Plan has been qualified under Section 401(a) of the Code during the period from its adoption to date and has been determined to be so qualified by the IRS. Each trust established in connection with any Acquiror Qualified Plan has been during the period from its creation to date exempt from Federal income taxation under Section 501(a) of the Code and has been determined to be so exempt by the IRS. Each Acquiror VEBA has qualified during the period from its creation to date as a voluntary employees' beneficiary association under Section 501(c)(9) of the Code and has been determined by the IRS to be exempt from Federal income tax. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination, approval or exemption or that could reasonably be expected to adversely affect the qualified status of any such Acquiror Employee Benefit Plan or the exempt status of any such trust or Acquiror VEBA.

     (g)(i) No "REPORTABLE EVENT" (as such term is defined in Section 4043 of ERISA) has occurred or is expected to occur with respect to any Acquiror Single Employer Plan.

     (ii) Neither the Acquiror nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the Knowledge of the Acquiror, other persons who participate in the operation of any Acquiror Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Acquiror Employee Benefit Plan or breached any fiduciary responsibilities or obligations under Title I of ERISA or other applicable law that could reasonably be expected to subject the Acquiror or its Subsidiaries to a tax, penalty or liability under ERISA or the Code (including, without limitation, with respect to any transaction in violation of Section 406 of ERISA or any "PROHIBITED TRANSACTION," within the meaning of Section 4975 of the Code) or that would otherwise result in liability on the part of the Acquiror or its Subsidiaries.

         (h) Except as set forth on SCHEDULE 5.19: (i) The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Acquiror Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Acquiror or any of its Subsidiaries. (ii) No Acquiror Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

     (i) The Acquiror delivered or caused to be delivered to the Company (or its counsel) true, correct and complete copies of all material documents in connection with each Acquiror Employee Benefit Plan (excluding Acquiror Multiemployer Plans unless specifically provided for below), including, without limitation (where applicable): (i) all Acquiror Employee Benefit Plans as in effect on the date hereof, together with all amendments and written interpretations with respect thereto, including, in the case of any Acquiror Employee Benefit Plan not set forth in writing, a written description thereof;
(ii) all current summary plan descriptions, summaries of material modifications, material communications and other summaries and descriptions furnished to participants and beneficiaries; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained, and any outstanding request for such a determination, with respect to each Acquiror Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) of the Code and each Acquiror VEBA; (v) the annual report on IRS Form 5500-series for each of the last three years for each Acquiror Employee Benefit Plan required to file such form, including all schedules thereto; (vi) the most recent PBGC Form 1 for each Acquiror Employee Benefit Plan required to file such form; (vii) the most recent IRS Form 990 for each Acquiror VEBA; (viii) the most recent reports submitted by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Acquiror Employee Benefit Plan, including, without limitation, the most recently prepared actuarial valuation report for each Acquiror Employee Benefit Plan covered by Title IV of ERISA; (ix) a letter or notice from the trustee or administrator of each Acquiror Multiemployer Plan setting forth the estimated withdrawal liability which would be imposed on the Acquiror and/or its Subsidiaries in the event of a complete withdrawal from each such plan as of the close of the most recent fiscal year of each such plan ended prior to the date hereof; (x) the most recently prepared financial statements and related opinions of independent accountants; (xi) all collective bargaining agreements pursuant to which contributions are or have been made or obligations incurred (including for pension, profit-sharing and/or welfare benefits) by the Acquiror and/or any of its Subsidiaries; (xii) the most recent registration statements filed with respect to any Acquiror Employee Benefit Plan; (xiii) standard notifications to employees of their rights under COBRA; and (xiv) all legally binding contracts, agreements, obligations, promises or undertakings (whether written or oral and whether express or implied) relating to each Acquiror Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements.

     ss. 5.20  INTERESTS IN CUSTOMERS,  SUPPLIERS,  ETC.  Except as set forth on
Schedule 5.20 attached hereto, no officer or director of the Domestic Businesses possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Domestic Businesses. Ownership of securities of a company whose securities are registered under the Exchange Act of 2% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.20.

ss. 5.21 ENVIRONMENTAL MATTERS
AND CLAIMS. (a) Except as set forth in SCHEDULE 5.21 (i) the Domestic Businesses are in substantial compliance with all applicable Environmental Laws, including, without limitation, laws, regulations, conventions and agreements relating to (1) Materials of Environmental Concern, or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect on the Domestic Businesses; (ii) the Domestic Businesses, have all Environmental Approvals and are in compliance with all Environmental Approvals required to operate their business as then being conducted except where the failure to have all such Environmental Approvals or be in compliance could not reasonably be expected to have a Material Adverse Effect on the Domestic Businesses; (iii) To the Knowledge of the Acquiror none of the Domestic Businesses has received any notice of any Environmental Claim (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by any of the Domestic Businesses in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) to the Knowledge of the Acquiror, there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Company there is no Environmental Claim pending or threatened against any of the Domestic Businesses and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that to the Knowledge of the Acquiror, could form the basis of any Environmental Claim against such persons the adverse disposition of which may result in a Material Adverse Effect on the Domestic Businesses.

     ss. 5.22 COMPENSATION OF EMPLOYEES. The Acquiror has, prior to the execution of this Agreement, delivered to the Company an accurate and complete list for calendar year 1996 showing the names of all persons employed by the
Domestic Businesses or who are expected to be employed by the Domestic Businesses following the Spin-Off who received more than $50,000 in 1996 cash compensation (including, without limitation, salary, commission and bonus) or who are reasonably expected to receive more than $50,000 in 1997 cash compensation (including, without limitation, salary, commission and bonus). Such list sets forth the present salary or hourly wage, total in 1996 and expected 1997 and 1998 cash compensation (including, without limitation, salary, commission and bonus) and fringe benefits, of each such person.

     ss. 5.23 CONDUCT OF BUSINESS. Except as expressly contemplated by this Agreement and the schedules hereto or the Distribution Agreement, since December 31, 1996, the Acquiror has taken no action with respect to its Domestic Businesses and has caused its Domestic Businesses not to take any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Dates, would constitute a breach of the Acquiror's agreements set forth in Section 6.2.

     ss. 5.24 NO CHANGES SINCE DOMESTIC BUSINESSES BALANCE SHEET DATE. Since the Domestic Businesses Balance Sheet Date, except as permitted by the terms of this Agreement or the Distribution Agreement and except as set forth in SCHEDULE 5.24 attached hereto, neither the Acquiror nor any U.S. Subsidiary has without the written consent of the Company (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise with respect to its Domestic Businesses), except in the ordinary course of business consistent with past practice, (b) permitted any of its assets used in the Domestic Businesses to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Encumbrances), (c) sold, transferred or otherwise disposed of any assets used in the Domestic Businesses except in the ordinary course of business consistent with past practice, or made any acquisition of all or any part of the properties, capital stock or business of any other Person for the Domestic Businesses, (d) sold, transferred or otherwise disposed of any vessel used in the Domestic Businesses, (e) made any capital expenditure or commitment therefor which in the aggregate total more than $500,000 other than the purchase by Petrolink of an additional workboat, (f) declared or paid any dividend or made any distribution on any shares of its capital stock, (g) redeemed, purchased or otherwise acquired any shares of its capital stock, (h) granted or issued any option, warrant or other right to purchase or acquire any shares of its capital stock, (i) made any bonus or profit sharing distribution or payment of any kind, except in the ordinary course of business consistent with past practice, (j) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business consistent with past practice, or made any loan to any Person (other than accounts receivable arising in the ordinary course of business consistent with past practice), (k) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice, none of which individually or in the aggregate is material to the Domestic Businesses, (l) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, except in the ordinary course of business consistent with past practice, (m) cancelled, waived or settled any material claims or rights, (n) made any change in any method, principle or practice of accounting or auditing except for changes in allocating general and administrative expenses and interest expense on all debt and deferred taxes and the change from accruing dry-dock expenses to pre-paying them, (o) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business consistent with past practice or
(p) materially amended or terminated any material contract or agreement or entered into any material contract or agreement.

     To the Knowledge of the Acquiror, no fact or condition exists or is threatened which is expected to cause any change described in the immediately preceding paragraph and none of the Acquiror or any of the Domestic Businesses have agreed, whether or not in writing, to do any of the foregoing.

     ss. 5.25 NO DEFAULTS. None of the Domestic Businesses is in default in respect of the terms or conditions of any indebtedness.

     ss. 5.26 CONDITION OF ASSETS. The assets and properties utilized in and material to the conduct of the Domestic Businesses (other than ships), whether owned or leased, are in the aggregate in good operating condition and repair and are suitable for the purposes for which they are presently being used. All ships which are owned, leased or operated by the Domestic Businesses are in class and, other than the ROVER, are eligible to trade in U.S. waters.

     ss. 5.27 LIMITATION OF WARRANTIES. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Acquiror has not relied upon any representation, warranty, statement, advice, document, projection or other information of any type provided by the Company or its directors, officers, employees or agents (whether during the Acquiror's due diligence process or otherwise) or the Shareholders other than the representations and warranties of the Company and Shareholders (including Schedules relating thereto) expressly set forth in this Agreement. The Acquiror acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in this Agreement (including the schedules relating thereto), neither the Company nor any of its directors, officers, employees or agents, nor the Shareholders has made, or is making, any representation or warranty, written or oral, to the Acquiror concerning the Company or the Shareholders or its or their business, operations, prospects, financial statements, financial condition or results of operations or any other matter whatsoever.

     ss. 5.28 SEC FILINGS. Acquiror has made available to the Company and the Shareholders' Representative correct and complete copies of (i) its Annual Reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of Acquiror since January 1, 1994, as filed with the SEC, and (iii) all other reports filed pursuant to the Exchange Act (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Acquiror with the SEC since January 1, 1994 and all registration statements filed by Acquiror with the SEC since January 1, 1995 (the reports and statements set forth in clauses (i), (ii) and (iii), above, are referred to collectively as the "ACQUIROR SECURITIES FILINGS"). The Acquiror Securities Filings complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and Acquiror has received no notice of violation with respect thereto from the SEC. As of the date hereof there are no claims, actions, proceedings or investigations pending or, to the best knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries, or any properties or rights of Acquiror or any of its Subsidiaries, before any court, administrative, governmental or regulatory authority or body which is or will be required to be described in any Acquiror Securities Filing that is not so described. Since January 1, 1994, other than the Acquiror Securities Filings, Acquiror has not been required to file any report or other document with the SEC pursuant to the requirements of the Exchange Act which has not been timely filed with the SEC. Any documents filed by Acquiror with the SEC after the date hereof, that would have constituted Acquiror Securities Filings if filed prior to the date hereof, shall be provided to the Company; and each such document, shall constitute Acquiror Securities Filings for purposes hereof.

     ss. 5.29 COPIES OF DOCUMENTS. The Acquiror has caused to be made available for inspection and copying by the Company and the Shareholders and their advisers, complete and correct copies of all documents referred to in this
Article V or in any Schedule attached hereto.

ss. 5.30 DISCLOSURE. The Acquiror does not have any Knowledge that any current material customer or supplier of the Domestic Businesses intend to cease doing business with the Domestic Businesses (whether or not as a result of the transactions contemplated by this Agreement) or materially decrease the amount of business that such Person is presently doing with the Domestic Businesses, except that MARAD currently has a policy restricting the number of vessels that any one company can manage to 12.

ss. 5.31  BROKER'S OR FINDER'S  FEES.
Other than Smith Barney, Inc., no agent, broker, person or firm acting on behalf of the Acquiror is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES
                            ------------------------

     ss.6.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement to the Second Closing Date, the Company and each of its Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and use their commercially reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with them. Notwithstanding the immediately preceding sentence, prior to the Second Closing Date, except as may be first approved in writing by the Acquiror or as is otherwise permitted or required by this Agreement, the Company and each of its Subsidiaries shall (a) refrain from amending or modifying the Company's and each of its Subsidiaries' respective Articles of Incorporation and/or By-Laws (or equivalent governing documents) except as provided in clause (g) below, (b) refrain from increasing beyond the levels in effect on the date of this Agreement the compensation payable or to become payable by the Company and each of its Subsidiaries to any officer, employee or agent being paid or who would be paid $60,000 per year or more on the Company Balance Sheet Date, except for increases which are determined by the Company or its Subsidiaries at year-end to be in the best interests of the Company and are made in the ordinary course of business and are consistent with past practice, (c) except for (i) year-end bonuses to employees, other than the executives listed on SCHEDULE 6.1(C) hereto, in the ordinary course of business consistent with past practice of the Company and each of its Subsidiaries and
(ii) Bonus Payments to those Company's executives listed on SCHEDULE 6.1(C) hereto, refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued (all such permitted Bonus Payments and bonus payments in respect of 1997 and that portion of 1998 prior to the Second Closing Date shall have been declared and, if not paid, accrued and reflected as a reduction on the Company's Preliminary Closing Balance Sheet), (d) refrain from entering into any contract or commitment except contracts in the ordinary course of business consistent with past practice, (e) refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of the Company or any such Subsidiary without notifying Acquiror of any such change, (f) refrain from taking any of the actions of the type referred to in Section 3.24 (except as expressly permitted thereby), (g) refrain from issuing or selling any shares of capital stock or any other securities or issuing any securities convertible into, or option, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of its capital stock or any other securities, or making any other changes in its capital structure, except that the Company may amend its Certificate of Incorporation to authorize classes of common stock having the rights set forth in the proposed form of amendment to the Company's Certificate of Incorporation attached hereto as Exhibit J and may issue pro rata to each of the Shareholders, Class B Common Stock upon the terms and having the rights set forth in such proposed form of amendment, (h) refrain from declaring, setting aside, making or paying any distribution in redemption of stock or a dividend, payable in cash, stock, property or otherwise, with respect to any class of the capital stock of the Company, except Class B Common Stock and for a distribution in cash not in excess of $2,500,000 (less any cash fees paid by the Company to First Stanford and DNB pursuant to the Consulting Agreement) plus any amounts distributed pursuant to Section 2.2(c)(iii) in redemption of Common Stock immediately preceding the Acquisition and, in the event that the Class B Common Stock has not been distributed, except for the possible distribution of the stock of or interests in or assets of Marine LNG I, Inc. and/or Marine LNG II, Inc. or proceeds from the sale of such stock or assets and (i) refrain from agreeing in writing to do any of the foregoing. During the period from the date of this Agreement to the Second Closing Date, the Company shall confer on a regular and frequent basis with one or more designated representatives of the Acquiror to report material operational matters and to report the general status of ongoing operations. The Company and each of its Subsidiaries shall notify the Acquiror of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of the Company and each of its Subsidiaries, and keep the Acquiror fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

     ss. 6.2 CONDUCT OF BUSINESS OF ACQUIROR. Except as may be necessary in the reasonable judgment of the Acquiror to carry out the Spin-Off, during the period from the date of this Agreement to the Second Closing Date, the Acquiror and each of its U.S. Subsidiaries shall conduct their Domestic Businesses only according to their ordinary and usual course of business consistent with past practice and use their commercially reasonable best efforts to preserve intact their Domestic Business organizations, keep available the services of their officers and employees and maintain satisfactory relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with them in respect of their Domestic Businesses. Notwithstanding the immediately preceding sentence, prior to and including the Second Closing Date, except as may be first approved in writing by the Shareholders' Representative or as is otherwise permitted or required by this Agreement and except as may be necessary in the reasonable judgment of the Acquiror to carry out the Spin-Off, the Acquiror and each U.S. Subsidiary shall (a) refrain from amending or modifying the Acquiror's and each of its U.S. Subsidiaries Articles of Incorporation and/or By-Laws (or equivalent governing documents) from their respective forms on the date of this Agreement, (b) maintain at all times a sufficient amount of authorized but unissued common stock to consummate the transactions contemplated hereby, (c) refrain from issuing or selling any shares of the Acquiror's Preferred Stock, par value $1.00 per share, or issuing any securities convertible into, or option, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of the Acquiror's Preferred Stock, (d) refrain from increasing beyond the levels in effect on the date of this Agreement the compensation payable or to become payable by the Acquiror or any of its U.S. Subsidiaries to any officer, employee or agent of the Domestic Businesses being paid or who would be paid $60,000 per year or more on the Domestic Businesses Balance Sheet Date, except for increases which are determined by the Acquiror or its U.S. Subsidiaries at year-end to be in the best interests of the Acquiror and are made in the ordinary course of business and are consistent with past practice, (e) refrain from entering into any contract or commitment, including charters in respect of COURIER, PATRIOT or ROVER in excess of three months, charters out in excess three months of any of OMI Petrolink Corp.'s vessels and charters in of additional vessels by OMI Petrolink Corp. in excess of three months, except contracts in the ordinary course of business consistent with past practice, (f) cause the Domestic Businesses to refrain from taking any of the actions of the type referred to in Section 5.24 (except as expressly permitted thereby), (g) refrain from agreeing in writing to do any of the foregoing.

     During the period from the date of this Agreement to the Second Closing Date, Acquiror shall confer on a regular and frequent basis with the Company to report operational matters in respect of its domestic operations and to report the general status of ongoing domestic operations. The Acquiror shall notify the Company of any unexpected emergency or other change in the normal course of the business of the Domestic Businesses or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of the Domestic Businesses, and keep the Company fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith. Acquiror shall also provide the Company with advance written notice of any proposed changes to the Distribution Agreement, Corporate Restructuring Transactions (as defined in the Distribution Agreement) or Ancillary Agreements (as defined in the Distribution Agreement) whether or not such proposed changes require the consent of the Shareholders' Representative.

     ss. 6.3 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Between the date of this Agreement and the Second Closing Date, and except as may otherwise be required by applicable law, each of the Company and the Acquiror shall (and shall cause its Subsidiaries and officers, directors, employees, auditors and agents to) afford the officers, employees and agents of the other party (the "RESPECTIVE REPRESENTATIVES") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information as may be reasonably requested for purposes of consummating the transactions contemplated hereby and conducting a due diligence review to ensure that the Corporate Restructuring Transactions are consummated on the terms and with the effect contemplated by the Distribution Agreement, in each case to the extent that such access and disclosure would not:

          (i) violate the terms of any agreement to which the disclosing party or any of its Affiliates is bound or any applicable law or regulation; or

          (ii) impair any attorney-client privilege of the disclosing party. Notwithstanding the foregoing, the Acquiror shall not be required (and shall not be required to cause its Subsidiaries and officers, directors, employees, auditors and agents) to provide the access, data and information described in the preceding sentence with respect to the Foreign Businesses unless the Company has a reasonable interest in obtaining such access, data or information in connection with the Acquisition or the Spin-Off.

     (b) All information obtained by the Company, the Acquiror or their Respective Representatives pursuant to Section 6.3(a) hereof shall be kept confidential by such Persons in accordance with the confidentiality agreements, dated March 3, 1997 and February 7, 1997, executed by the Company and the Acquiror attached as Exhibit K.

     (c) The Foreign Businesses (and their respective direct and indirect Subsidiaries and Affiliates) shall be deemed third party beneficiaries of this
Section 6.3 and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this Section 6.3.

     ss. 6.4 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) For a period of five years or the applicable statute of limitations, whichever is longer, after the Second Closing Date, the Acquiror shall not cause or permit any amendment, repeal or other modification of the provisions of

          (i) Article VII, Section 7.4 of the by-laws of the Acquiror, or

          (ii) Article Thirteenth of the certificate of incorporation of the Acquiror, in either case in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Second Closing Date were directors, officers or employees of the Acquiror or any of its Subsidiaries or Affiliates or who are otherwise entitled to indemnification pursuant to such provisions in respect of actions or omissions occurring at or prior to the Second Closing Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by the DGCL or applicable federal law, and then only to the extent of such applicable requirements of the DGCL or federal law.

     (b) From and after the Second Closing Date, the Acquiror shall indemnify, defend and hold harmless each Person who is now or has been at any time prior to the First Closing Date an officer, director or employee of the Acquiror or any of its Subsidiaries (collectively, the "ACQUIROR INDEMNIFIED PARTIES") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "ACQUIROR CLAIM"), based in whole or in part on the fact that such Person is or was a director, officer or employee of the Acquiror or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Second Closing Date (including, without limitation, the transactions contemplated by this Agreement), whether or not such Claim was asserted prior to, at or after the Second Closing Date, in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such Claim to each Acquiror Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Acquiror Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required by Section 145(e) of the DGCL).

     (c) Without limiting the generality of the foregoing, in the event any Claim is brought against any Acquiror Indemnified Party (for events arising before the Second Closing Date):

          (i) the Acquiror Indemnified Party may retain counsel satisfactory to him with the consent of the Acquiror which consent may not be unreasonably withheld or delayed;

          (ii) the Acquiror shall pay all reasonable fees and expenses of such counsel for the Acquiror Indemnified Party promptly as statements therefor are received; and

          (iii) the Acquiror will use all reasonable efforts to assist in the vigorous defense of any such matter.

     Any Acquiror Indemnified Party wishing to claim  indemnification under this
Section 6.4, upon learning of any such Claim, shall notify the Acquiror (but any failure so to notify shall not relieve the Acquiror from any liability which it may have under this Section 6.4, except to the extent such failure materially prejudices such party), and shall deliver to the Acquiror, any undertaking required by Section 145(e) of the DGCL. The Acquiror Indemnified Parties as a group may retain only one law firm to represent them with respect to each such Claim unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Acquiror Indemnified Parties.

     (d) (i) LEGAL DEFENSE OF ACQUIROR CLAIMS. If an Acquiror Claim is made against an Acquiror Indemnified Party, the Acquiror shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Acquiror, which counsel shall be reasonably satisfactory to the Acquiror Indemnified Party. Should the Acquiror so elect to assume the defense of an Acquiror Claim the Acquiror shall pursuant to subparagraph (c)(ii) continue to be liable to the Acquiror Indemnified Party for legal or other expenses subsequently incurred by the Acquiror Indemnified Party in connection with the defense thereof. If the Acquiror assumes such defense, the Acquiror Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at the Acquiror's expense, separate from the counsel employed by the Acquiror, it being understood that the Acquiror shall control such defense. If the Acquiror so elects to assume the defense of any Acquiror, all of the Acquiror Indemnified Parties shall cooperate with the Acquiror in the defense or prosecution thereof. Notwithstanding the foregoing:

          A. the Acquiror shall not be entitled to assume the defense of any Acquiror Indemnified Party (and shall be liable to the Acquiror Indemnified Party for the reasonable fees and expenses of counsel incurred by the Acquiror Indemnified Party in defending such Acquiror Claim) if the
     Acquiror Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Acquiror Indemnified Party which the Acquiror Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages; PROVIDED,

     HOWEVER, that if such equitable relief or other relief portion of the Acquiror Claim can be so separated from that for money damages, the Acquiror shall be entitled to assume the defense of the portion relating to money damages;

          B. The Acquiror shall not be entitled to assume the defense of any Acquiror Claim (and shall be liable to the Acquiror Indemnified Party for the reasonable fees and expenses of counsel incurred by the Acquiror Indemnified Party in defending such Acquiror Claim) if, in the Acquiror Indemnified Party's reasonable judgment, a conflict of interest between such Acquiror Indemnified Party and the Acquiror exists in respect of such Acquiror Claim; and

          C. if at any time after assuming the defense of an Acquiror Claim the Acquiror shall fail to prosecute or withdraw from the defense of such Acquiror Claim, the Acquiror Indemnified Party shall be entitled to resume the defense thereof and the Acquiror shall be liable to the Acquiror Indemnified Party for the reasonable fees and expenses of counsel incurred by the Acquiror Indemnified Party in such defense.

     (ii) SETTLEMENT OF ACQUIROR CLAIMS. Except as otherwise provided below in this Section 6.4(d)(ii), if the Acquiror has assumed the defense of any Acquiror Claim, then

          A. in no event will the Acquiror Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any Acquiror Claim without the Acquiror's prior written consent; PROVIDED, HOWEVER, that the Acquiror Indemnified Party shall have the right to settle, compromise or discharge such Acquiror Claim without the consent of the Acquiror if the Acquiror Indemnified Party releases the Acquiror from its indemnification obligation hereunder with respect to such Acquiror

     Claim and such settlement, compromise or discharge would not otherwise adversely affect the Acquiror, and

          B. the Acquiror Indemnified Party will agree to any settlement, compromise or discharge of an Acquiror Claim that the Acquiror may recommend and that by its terms obligates the Acquiror to pay the full amount of the liability in connection with such Acquiror Claim and releases the Acquiror Indemnified Party completely in connection with such Acquiror Claim and that would not otherwise adversely affect the Acquiror Indemnified Party.

     PROVIDED, HOWEVER, that the Acquiror Indemnified Party may refuse to agree to any such settlement, compromise or discharge if the Acquiror Indemnified Party agrees that the Acquiror's indemnification obligation with respect to such Acquiror Claim shall not exceed the amount that would be required to be paid by or on behalf of the Acquiror in connection with such settlement, compromise or discharge.

     If the Acquiror has not assumed the defense of an Acquiror Claim then in no event shall the Acquiror Indemnified Party settle, compromise or discharge such Acquiror Claim without providing prior written notice to the Acquiror, which shall have the option within 15 Business Days following receipt of such notice to:

          A. approve and agree to pay the settlement,

          B. approve the amount of the settlement, reserving the right to contest the Acquiror Indemnified Party's right to indemnity pursuant to this Agreement,

          C. disapprove the settlement and assume in writing all past and future
     responsibility   for  such  Acquiror  Claim   (including  all  of  Acquiror
     Indemnified Party's prior expenditures in connection therewith), or

          D. disapprove the settlement and continue to refrain from participation in the defense of such Acquiror Claim. In the event the Acquiror does not respond to such written notice from the Acquiror Indemnified Party within such 15 business-day period, the Acquiror shall be deemed to have elected option A.

     (e) (i) MAINTENANCE OF D&O POLICIES. Acquiror shall use its commercially reasonable best efforts to obtain and pre-pay before the First Closing Date five years of premiums for a policy or policies of directors' and officers' liability insurance ("D&O POLICIES") covering the directors and officers of the Acquiror and having terms reasonably similar to the policies maintained by the Acquiror on the date hereof (true and correct copies of which have been delivered to the Company) with respect to acts and omissions occurring prior to the Second Closing Date. If Acquiror obtains and prepays for the D&O Policies before the First Closing Date, Acquiror shall issue a promissory note to UBC having a face amount equal to the lesser of (x) the amount Acquiror pre-paid for the D&O Policies and (y) $500,000, a term of five years and bearing interest at 8% per annum, payable semi-annually in equal installments.

     (ii) COOPERATION. The Acquiror shall cooperate with the directors and officers in the defense and settlement of any claim made against them based upon or arising out of any actual or alleged wrongful act (as such term may be defined in the applicable D&O Policies or Replacement D&O Policy) occurring at or prior to the Second Closing Date. The Acquiror shall provide any reasonable assistance or information that may be required by a director or officer in connection with any such claim. The Acquiror shall not cause any action or inaction that could reasonably be expected to jeopardize or otherwise impair the rights or ability of the directors or officers to recover loss amounts due under the D&O Policies.

     (f) The Acquiror shall not take any action that could reasonably be expected to jeopardize or otherwise interfere with the ability of any of the Acquiror Indemnified Parties to collect any proceeds payable under any of the D&O Policies.

     (g) This Section 6.4 (and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this Section 6.4) is intended to be for the benefit of, and shall be enforceable, by the Acquiror Indemnified Parties, their heirs and personal representatives and shall be binding on the Acquiror and each of their respective successors and assigns.

     ss. 6.5 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Second Closing Date, the Company and the Acquiror and the Shareholders shall give prompt notice to the other parties upon becoming aware of:

          (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would likely cause:

               (A) any of its representations or warranties contained in this Agreement to be untrue or inaccurate, or

               (B) any of its covenants, conditions or agreements contained in this Agreement not to be complied with or satisfied; and

          (ii) its failure to comply with or satisfy any of its covenants, conditions or agreements to be complied with or satisfied by it at or prior to the Second Closing Date;

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and, provided no owner of Non-Management Stock shall have any obligation to give notice of events relating to the conditions contained in this Agreement.

     ss. 6.6 TAX MATTERS. (a) Each of the Acquiror, on the one hand, and the Company and its Subsidiaries, on the other hand, shall use its commercially reasonable best efforts to cause the Spin-Off to qualify as a tax free distribution under Code Section 355 and/or Section 368(a). Neither the Acquiror, on the one hand, nor the Company and its Subsidiaries, on the other hand, shall take any action other than an Approved Action that (i) is inconsistent with (A) the Tax treatment of the Transactions set forth in the IRS Ruling Letter or (B) a factual statement or representation set forth in the Ruling Request (as amended by any supplement) or (ii) causes a Corporate Restructuring Transaction for which a ruling is not requested from the IRS and which is intended to qualify as a tax-free transaction under Section 332, 351, 355 or 368, to fail to so qualify.

     (b) In furtherance of Section 6.6(a) above, the Acquiror shall make the representations set forth in EXHIBIT L attached hereto, and such other representations as are reasonably necessary to ensure the tax-free treatment of the Spin-Off and related transactions described in Section 6.6(a) above, and shall take actions that are reasonably necessary to assure the continuing accuracy of such representations.

     (c) In furtherance of Section 6.6(a) above, none of the Shareholders, shall take any actions other than Approved Actions, either before or after the First Closing Date, inconsistent with the representations set forth in EXHIBIT L attached hereto. In addition, (i) the Company and each of its Subsidiaries shall make such further representations as shall be necessary in the reasonable judgment of the Acquiror to ensure the tax-free treatment of the Spin-Off and (ii) each of the Shareholders shall make such further representations as shall be (A) reasonable and (B) necessary in the reasonable judgment of the Acquiror to ensure the tax-free treatment of the Spin-Off; PROVIDED, HOWEVER, that if the Shareholders are asked to make or confirm representations which have an adverse effect on the value or timing of the Consideration to be received, the Shareholders will be given the opportunity to review and consent to such requested representations, such consent not to be unreasonably withheld. Notwithstanding anything to the contrary contained in this Agreement, none of the holders of Non-Management Stock shall have any liability or obligation to the Acquiror, the Company or any other Person by reason of such holders' of Non-Management Stock failure to comply with any of the provisions of this Section 6.6(c), it being agreed by the Company that (i) any liability arising out of the owners' of Non-Management Stock failure to comply with the provisions of this Section 6.6(a) shall be borne by the Company and not the owners of Non-Management Stock and (ii) any such failure to comply shall be considered an action of the Company for purposes of the Distribution Agreement.

     (d) UBC (and its respective direct and indirect Subsidiaries and Affiliates) shall be deemed a third party beneficiary of this Section 6.6 and all other provisions of this Agreement necessary or appropriate for purposes of enforcing this Section 6.6.

     ss. 6.7 PROXY STATEMENT. (a) As soon as practicable following the date hereof, the Acquiror shall prepare and file, or cause to be prepared and filed, with the SEC a proxy statement (the "PROXY STATEMENT") and other proxy solicitation materials relating to the Stockholders' Special Meeting (as defined in Section 6.8 hereof). The Company and its counsel shall be afforded an adequate opportunity to review and comment upon the Proxy Statement before it is filed with the SEC. Each of the Acquiror and the Company shall furnish or cause to be furnished to the other party all information concerning itself and its Subsidiaries (including any audited or PRO FORMA financial information) as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Acquiror shall take, and cause its Subsidiaries to take such actions as may be required to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by responding promptly to, any SEC comments with respect thereto. The Company shall, and cause its Subsidiaries to, take all reasonable action that may be necessary to assist Acquiror in causing the Proxy Statement to be cleared by the SEC, including consulting with Acquiror. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Acquiror shall mail the Proxy Statement to its stockholders, and the Proxy Statement shall include the recommendation of the board of directors of the Acquiror that Acquiror's stockholders vote in favor of adoption and approval of this Agreement, the Acquisition, and the Stock Issuance (as defined in Section 6.8 hereof) and the board nominees as provided in Section 7.3(g) (the "BOARD NOMINEES").

     (b) The Acquiror covenants that the Proxy Statement (other than the information supplied in writing to the Acquiror by the Company for inclusion in the Proxy Statement) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at any of:

          (i) the time the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Acquiror;

          (ii) the time of each of the Stockholders' Special Meeting; and

          (iii) the Second Closing Date.

     (c) The Company covenants that the financial information supplied or to be supplied by the Company or its representatives in writing for inclusion in the Proxy Statement shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial information, as permitted by the rules of the SEC) and shall fairly present the financial information reflected therein as of the dates thereof or for the periods then ended. If at any time prior to the Second Closing Date any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company or any of its Subsidiaries that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform the Acquiror in writing.

     (d) The Company covenants that the information supplied in writing by or on behalf of the Company for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, at

          (i) the time the Proxy Statement is first mailed to the stockholders of the Acquiror;

          (ii) the time of the Stockholders' Special Meeting; and

          (iii) the Second Closing Date.

     (e) The Acquiror covenants that the financial information included or incorporated by reference in the Proxy Statement, other than the financial information supplied to the Acquiror by the Company for inclusion in the Proxy Statement, shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial information, as permitted by the rules of the SEC) and shall fairly present (subject, in the case of unaudited financial information, to normal, recurring audit adjustments) the financial information reflected therein as of the dates thereof or for the periods then ended. The Acquiror covenants that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder or the Securities Act and the rules and regulations thereunder, as applicable, except that no representation is herein made by the Acquiror with respect to statements made in the Proxy Statement based on information supplied by the Company or any of its representatives in writing for inclusion in the Proxy Statement. If at any time prior to the Second Closing Date any event or circumstance relating to the Acquiror or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Acquiror or any of its Subsidiaries which should be set forth in an amendment or a supplement to the Proxy Statement, the Acquiror shall promptly inform the Company and file the appropriate amendment with the SEC.

     ss. 6.8 STOCKHOLDERS' SPECIAL MEETING. The Acquiror, acting through its Board of Directors, shall, in accordance with its Amended and Restated Certificate of Incorporation and By-laws and applicable law, take all action necessary to convene a meeting of its stockholders

(the "STOCKHOLDERS' SPECIAL Meeting") as promptly as practicable (it being intended that the Stockholders' Special Meeting shall be scheduled to occur near or as soon as practicable after the receipt of the IRS Ruling Letter) for the purpose of voting upon the approval of the issuance of Acquiror Shares in connection with the Acquisition as contemplated in this Agreement (the "STOCK ISSUANCE"), the approval of the Board Nominees and for the purpose of voting upon such other matters in respect of the Certificate of Incorporation of the Acquiror as the Company shall reasonably request. Subject to its fiduciary duties under applicable law, the Board of Directors of the Acquiror shall make the recommendation (and shall include such recommendation in the Proxy Statement) that all holders of Acquiror common stock vote in favor of the Stock Issuance and the Board Nominees, and the Board of Directors of the Acquiror shall use its commercially reasonable best efforts to cause to be solicited proxies from holders of Acquiror common stock to be voted at the Stockholders' Special Meeting in favor of the Stock Issuance and the Board Nominees and to take all other actions necessary or advisable to secure the vote or consent of stockholders of the Acquiror required to effect the Acquisition.

     ss. 6.9 FURTHER ACTION. (a) Upon the terms and subject to the provisions of this Agreement, each of the parties hereto (other than the owners of Non-Management Stock) shall use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations promptly to consummate and make effective the transactions contemplated hereby, including the Spin-Off (subject, however, to the vote of the stockholders of the Acquiror), including, without limitation, using its commercially reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of

Governmental Authorities and parties to contracts with the Acquiror and, to the extent required, the Company and their respective Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement. Each party hereto shall promptly consult with each other party with respect to, and provide to each other party all such non-confidential information or documentation which shall be reasonably requested with respect to, all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. In case at any time after the Second Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement (other than the owners of Non-Management Stock) shall use their reasonable best efforts to take all such action.

     (b) Each party shall use its reasonable best efforts to not take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     (c) Owners of Non-Management Stock shall use their commercially reasonable best efforts to take all appropriate action as is necessary to perform their obligations hereunder.

     ss. 6.10 REMOVAL OF GUARANTEES/CANCELLATION OF DEBT. (a) The Acquiror shall use its commercially reasonable best efforts to have, on or prior to the Second Closing Date, Domestic Company and any other member of the Domestic Group removed as a guarantor of, or obligor under or for, any obligation of the International Company, International Subsidiaries or any other member of the International Group which the Domestic Company or any other member of the Domestic Group is a guarantor of, or obligor under or for (as each such term is defined in the Distribution Agreement).

     (b) The Acquiror shall use its commercially reasonable best effort to terminate, effective as of the Second Closing Date, each and every agreement between Domestic Group and International Group other than the Distribution Agreement and any of the Ancillary Agreements (as each such term is defined in the Distribution Agreement).

     (c) The Acquiror shall use its commercially reasonable best efforts to cause UBC to be substituted for the Acquiror, and the Acquiror released, from all liability under the Indenture dated as of November 1, 1993 between Acquiror and The Chase Manhattan Bank, as Trustee (successor to Chemical Bank), as amended.

     (d) As soon as practicable after the date hereof, the Acquiror and the Company will meet with representatives of Citicorp North America Inc., and Citibank, N.A., as necessary, to discuss waiver of the Acquiror's financial covenants in the guaranty of OMI Challenger Transport, Inc.'s charter obligations and the negative covenant regarding change of control, effective as of the Second Closing Date, under the Credit Agreement, dated as of January 29, 1997 among Argosy Ventures Ltd, the Banks named therein, Citicorp North America Inc., and OMI Challenger Transport, Inc. and OMI Corp.

     ss. 6.11 CORPORATE RESTRUCTURING TRANSACTIONS; SPIN-OFF. The Acquiror shall use its commercially reasonable best efforts to effect the Corporate Restructuring Transactions and the Spin-Off (as each such term is defined in the Distribution Agreement).

     ss. 6.12 [Intentionally Left Blank]

     ss. 6.13 ANTITRUST MATTERS. (a) The Acquiror and the Company shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, as promptly as practicable but in any event within 60 Business Days of the date of this Agreement, the notifi-cation and report form required for the transactions contemplated hereby and shall promptly provide any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act, which notification, report and supplemental information shall comply in all material respects with the requirements of the HSR Act.

     (b) Although the parties do not believe that the Acquisition has any antitrust implications, the Acquiror shall use all reasonable efforts to resolve antitrust objections, if any, that may be asserted with respect to the transactions contemplated hereby by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other federal or state agency.

     ss. 6.14 ANTITAKEOVER STATUTES. If any "FAIR PRICE," "MORATORIUM," "CONTROL SHARE ACQUISITION" or other similar antitakeover statute or regulation enacted under state or federal laws ("TAKEOVER STATUTE") is or may become applicable to the transactions contemplated hereby, each of the parties (other than the Shareholders) hereto and the members of its board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no party hereto shall be required to take any action if there is a substantial risk that the subject action would be held to constitute a breach of the fiduciary duties of the board of directors of the subject party, as determined by the subject board of directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be the subject party's regularly engaged independent counsel).

     ss. 6.15 COVENANTS RELATING TO COMPANY EMPLOYEE BENEFIT PLANS. During the period from the date of this Agreement to the Second Closing Date, the Company shall take the actions with respect to certain Company Employee Benefit Plans that are described in a letter agreement relating to such matters between the Acquiror and the Company, dated of even date herewith.

     ss.6.16 Participation of Acquiror and Domestic Business Employees in Company Employee Benefit VI.16 Participation of Acquiror and Domestic Business Employees in Company Employee Benefit Plans. Effective no later than the Second Closing Date, those employees of the Acquiror and the Domestic Businesses listed on Schedule 6.16 shall be entitled to participate in all Company Employee Benefit Plans on the terms and conditions applicable to similarly situated employees of the Company, or in employee benefit plans otherwise maintained by the Company the terms and conditions of which are individually substantially equivalent to similar Company Employee Benefit Plans. All service of any such employee of the Acquiror and the Domestic Businesses with the Acquiror, the
Domestic Businesses, and/or their Subsidiaries or Affiliates (or any predecessors of any thereof) shall be treated as service with the Company and/or its Subsidiaries or Affiliates, as applicable, for all purposes under the Company Employee Benefit Plans or such other employee benefit plans. With respect to participation of such employees of the Acquiror and the Domestic Businesses and their dependents in the Company Employee Benefit Plans or such other employee benefit plans, which are "WELFARE PLANS," the Company and its Subsidiaries and Affiliates, other than the Shareholders, shall, or shall cause the applicable Company Employee Benefit Plan or other plan to, (a) waive any waiting periods or affiliation periods and any pre-existing condition and actively-at-work exclusions (or similar limitations on participation) which would otherwise apply to such employees or their dependents, (b) waive any evidence of insurability requirements and (c) provide that all claims, expenses and premiums of such employees and their dependents during any plan year within which they commence participation in the Company Employee Benefit Plans or other plan shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under such plans; PROVIDED, HOWEVER, that neither the Company and its Subsidiaries and Affiliates nor any such Employee Benefit Plan or other plan shall be obligated to effect the actions described in the preceding clause if: (i) such action cannot be effected without the consent of any third party (whether to a policy amendment or otherwise) and such consent is not obtained after the exercise of reasonable diligence by the Company to obtain such consent, (ii) such actions are contrary to the terms of any collective bargaining agreement or union welfare plan, or (iii) the cost of such actions would be prohibitive under the circumstances. The Company agrees to cooperate and take all actions reasonably necessary to cause the trust under the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan to accept, on a date or dates following the Second Closing Date mutually agreed to between the Company and the then sponsor of the OMI Corp. Savings Plan, a transfer from the trust under the OMI Corp. Savings Plan of assets attributable to the account balances under the OMI Corp. Savings Plan of each participant in such plan who is an employee of the Acquiror and/or the Domestic Businesses following the Second Closing Date and who becomes a participant in the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan, which amounts shall be credited to the accounts respectively established for such participants under the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan; PROVIDED that any assets other than cash may be transferred only if reasonably acceptable to the trustee of the Marine Transport Lines, Inc. Salaried Employees Retirement

Income Plan. The Company further agrees to make such reasonable amendments as may be required to the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan, prior to such asset transfer, so that such transfer will not cause either the OMI Corp. Savings Plan or the Marine Transport Lines, Inc. Salaried Employees Retirement Income Plan to violate any applicable requirements of the Code and/or ERISA. Notwithstanding the preceding sentence, the Company shall have no obligation to make any amendment that would adversely affect the Company's ability to rely upon the current IRS determination letter of the Marine Transport Lines, Inc., Salaried Employees Retirement Income Plan.

     ss. 6.17 ACQUIROR STOCK OPTIONS. The Acquiror shall use its best efforts to obtain, prior to the First Closing Date, from each holder of then outstanding employee stock options to purchase Acquiror Shares or stock appreciation rights who is, or is expected to become, an employee of UBC or a Subsidiary of UBC such holder's agreement to surrender his or her stock options to the Acquiror in exchange for employee stock options granted by UBC to purchase capital stock of UBC, effective immediately prior to the First Closing Date.

     ss. 6.18 NEW CREDIT FACILITY COMMITMENT. (a) The Company shall use its commercially reasonable best efforts to obtain the New Credit Facility Commitment and negotiate a definitive agreement providing for the New Credit Facility.

     (b) The Company shall use its commercially reasonable best efforts to obtain (i) an extension of the maturity date of the loan provided under its existing Term Loan and Revolving Credit Facility Agreement dated as of July 23, 1996 between the Company and Den Norske Bank ASA until after the Second Closing Date and (ii) agreement to extend payment of principal and interest and other amounts outstanding thereunder until after the Second Closing and refinance such principal and interest and other amounts under the New Credit Facility.

     ss. 6.19 REDEMPTION OF COMMON STOCK. The Company shall use its commercially reasonable best efforts to redeem (i) $2.5 million of Common Stock (less any cash fees paid to First Stanford and DNB pursuant to the Consulting Agreement) prior to the First Closing Date and (ii) such additional shares of Common Stock in accordance with Section 2.2(c)(iii).

     ss. 6.20 AUDITED CONSOLIDATED FINANCIAL STATEMENTS. As soon as they are prepared, the Acquiror shall deliver to the Company and the Shareholders' Representative a copy of the Domestic Businesses Audited Consolidated Financial Statements.

     ss. 6.21 MONTHLY FINANCIAL STATEMENTS. (i) Within 15 Business Days of the end of each month following the date hereof (other than the month in which the First Closing occurs), the Company shall prepare and deliver to the Acquiror and Shareholders' Representative (a) an unaudited, consolidated balance sheet of the Company and its Subsidiaries and unaudited consolidating balance sheets of the Company and its Subsidiaries as of the end of the immediately preceding month; and (b) an unaudited, consolidated income statement of the Company and its Subsidiaries and individual consolidating income statements reflecting the results of operations for the period ending as of the end of the immediately preceding month. These monthly financial statements shall be prepared in accordance with the Accounting Principles.

     (ii) Within 15 Business Days of the end of each month following the date hereof (other than the month in which the First Closing occurs), the Acquiror shall prepare and deliver to the Company individual financial statements for the Domestic Businesses as of the end of the immediately preceding month. These monthly financial statements shall be prepared in accordance with the Accounting Principles.

     ss. 6.22 STOCK EXCHANGES. The Acquiror will cooperate fully with the Company to delist the Acquiror Shares from the New York Stock Exchange ("NYSE") and the Stockholm Stock Exchange and list the Acquiror Shares following the Second Closing Date on the NASDAQ Exchange or such other national securities exchange as the Company, Acquiror and Shareholders' Representative shall agree.

     ss. 6.23 PERMITTED DISPOSITIONS. Prior to the Second Closing Date, the Shareholders or the Company may, distribute or otherwise cause the disposition of all or part of the stock or assets and associated liabilities of Marine LNG I, Inc. and/or Marine LNG II, Inc. The Company will set aside or cause to be set aside adequate reserves to pay for any tax liability of the Company or its Subsidiaries incurred (at any time before or after the Second Closing Date) as a result of such distribution or disposition.

     ss. 6.24 Certain Modifications to this Agreement. In the event of a disposition described in Section 6.23 of this Agreement, the parties hereto will use their commercially reasonable best efforts to restructure the Acquisition, including as a merger of the Company into the Acquiror or a newly formed Subsidiary of the Acquiror; PROVIDED that any restructuring shall not in the reasonable judgment of the Acquiror adversely affect the Spin-Off or the likelihood of a favorable ruling in respect thereof. If the Acquisition is so restructured, this Agreement and, if necessary, the Ruling Request, shall be amended in a manner consistent with any such restructuring, subject to the consent of all parties hereto.

     ss. 6.25 STANDSTILL. Acquiror agrees that for the period commencing on the date of this Agreement and terminating on the first to occur of the Second Closing Date or December 31, 1998, neither it nor any of its Affiliates nor any of their representatives, officers, directors, agents or stockholders will entertain, accept or discuss directly or indirectly, any offer or proposal regarding a possible sale, merger or other business combination or transaction involving the Domestic Businesses or any interest therein or portion thereof (a "POTENTIAL SALE"), with any party other than the Company and the Shareholders or provide any information to any other party in connection therewith or enter into any agreement or understanding requiring Acquiror to abandon, terminate or fail to consummate the transactions contemplated hereby. Acquiror agrees to (i) immediately notify the Company and the Shareholders if Acquiror or any of its Affiliates receives any indications of interest, requests for information or offers in respect of a Potential Sale, (ii) communicate to the Company and the Shareholders in reasonable detail the terms of any such indication, request or proposal, and (iii) provide the Company and the Shareholders with copies of all written communications relating to any such indication, request or proposal. Acquiror hereby represents that neither it nor any of its Affiliates is a party to or bound by any agreement with respect to a Potential Sale other than this Agreement. The provisions of this Section 6.25 shall survive any termination of this Agreement other than (A) a termination by the Acquiror pursuant to Section 8.1(iii), (B) a termination by mutual agreement of Acquiror and the Shareholders' Representative, (C) a termination by any party pursuant to Section 8.1(ii), (D) a termination by the holders of a majority of the Non-Management Stock pursuant to Section 8.1(v) or (E) a termination by the Shareholders' Representative pursuant to Section 8.1(vi).

     ss. 6.26 SCHEDULES. From the date hereof through the Second Closing Date, each party (other than the Shareholders) shall supplement or amend the Schedules and Exhibits being delivered by it concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; PROVIDED, HOWEVER, that for the purpose of the rights and obligations of the parties, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by the parties or to preclude the other parties from seeking a remedy in damages for losses incurred as a result of such supplemented or amended disclosure. Each party's obligation to amend or supplement the Schedules and Exhibits hereto shall terminate on the Second Closing Date.

     ss. 6.27 RESTRICTION ON TRANSFER. (a) Each of the Shareholders acknowledges and agrees that the Acquiror Shares to be issued to each of the Shareholders pursuant to Section 2.2 will constitute "RESTRICTED SECURITIES" within the meaning of Rule 144 promulgated by the SEC under the Securities Act ("RULE 144") and have not been approved or disapproved by the SEC or any state securities commission of any State of the United States.

     (b) Each of the Shareholders acknowledges and agrees that the following restrictive legend will be imprinted on the certificates evidencing the Acquiror Shares issued to the Shareholders pursuant to Section 2.2 and that each of the Shareholders will hold such Acquiror Shares subject to the conditions stated therein:

     The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and such shares may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act to the extent supported by an opinion of counsel who is reasonably acceptable to the issuer or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

     (c) Each of the Shareholders acknowledges and agrees that the Acquiror shall not be required to effect any transfer of any of the Acquiror Shares issued to the Shareholders pursuant to Section 2.2 to the extent such transfer would be in violation of the Securities Act, and the Acquiror may require an opinion of counsel reasonably satisfactory to the Acquiror to the effect that any proposed transfer is exempt from, or is not subject to, the registration requirements of the Securities Act.

     (d) The Acquiror shall cause any restrictive legend imprinted on the certificates evidencing the Acquiror Shares issued to the Shareholders pursuant to Section 2.2 to be removed at such time as all conditions to transfer of restricted securities under Rule 144, as applicable to such shares and the registered holder of such shares, are satisfied. The Acquiror may require an opinion of counsel reasonably satisfactory to the Acquiror to support the removal of such restrictive legend.

     ss. 6.28 PURCHASE OF ACQUIROR SHARES. During the twenty consecutive Trading Days prior to the First Closing Date, Acquiror shall not, and shall cause its Affiliates not to, purchase or otherwise acquire any Acquiror Shares.

     VI.29 Expenses. (a) Except as provided in this Section 6.29, the parties shall pay their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors. The Company shall reflect all expenses payable by it relating to the transactions contemplated by this Agreement on the Company's Preliminary Closing Balance Sheet. The Acquiror shall reflect all expenses payable by it relating to the transactions contemplated by this Agreement on the Acquiror's Closing Balance Sheet (except for those expenses to be paid by UBC).

     (b) Acquiror shall be responsible for all costs and expenses relating to the Spin-off, including, without limitation, (i) the fees and expenses of its counsel and accountants and (ii) the fees and expenses of Smith Barney Inc. up to $350,000 ("FOR PURPOSES OF THIS SECTION, SPIN-OFF Expenses"). Acquiror shall cause all Spin-off Expenses to be paid on or prior to the First Closing Date. The fees and expenses of Smith Barney Inc. in excess of $350,000 but not to exceed $750,000 shall also be the responsibility of Acquiror and shall be paid by Acquiror on the Second Closing Date out of the proceeds of the New Credit Facility.

     (c) The fees and expenses of First Stanford Corp. and Den Norske Bank arising under that certain letter agreement dated February 28, 1996 shall be the responsibility of the Company and shall be paid or provision for payment shall be made by the Company, on or before the Second Closing Date.

     ss. 6.30 PRIVATE LETTER RULING. Prior to or promptly following the execution of this Agreement, Acquiror shall cause to be filed with the IRS a private letter ruling request in the form approved by the Company prior to the date hereof and shall take all commercially reasonable action to obtain such rulings from the IRS. After submission of such request to the IRS, the Acquiror shall, and shall cause its counsel to report to the Company all developments (including information requests from the IRS and supplemental responses to the IRS) in respect of the ruling request. Without limiting the foregoing, the Acquiror shall and shall cause its counsel to (i) promptly inform the Company of any and all contacts (written or oral) made by the IRS with the Acquiror or its counsel and (ii) consult with the Company regarding any contact (written or oral) to be made by the Acquiror with the IRS. The Acquiror or its counsel shall provide the Company with a copy of any written document provided by the IRS to Acquiror. The Acquiror or its counsel shall provide the Company with any written document proposed to be submitted to the IRS and shall provide the Company with a reasonable time to review and comment on such document. Comments by the Company on such documents shall be reasonably considered for inclusion in the documents, but the Acquiror shall be under no obligation to include such comments.

     ss. 6.31 REVERSE STOCK SPLIT. Acquiror shall include a proposal in its Proxy Statement which will seek approval for a reverse split of its outstanding common stock immediately after the Spin-Off. The Proxy Statement shall include the recommendation of the board of directors of the Acquiror in favor of adoption and approval of this proposal.

     ss. 6.32 NON-RECOURSE. It is expressly understood and agreed by the parties hereto that the representations, undertakings and agreements made in this Agreement on the part of the Company have been made, and were intended to be made, solely as representations, undertakings and agreements by the Company and none of the representations, undertakings or agreement made by the Company hereunder was made, or was intended to be made, as a personal representation, undertaking or agreement on the part of any Shareholder, and no personal or individual liability is assumed by, nor shall any recourse at any time be asserted or enforced against, any such Shareholder in connection with the representations, undertakings and agreements by the Company, all of which recourse (whether in common law, in equity, by statute or otherwise) is hereby forever waived and released. In addition, no Shareholder shall have any liability or obligation under or with respect to this Agreement except as expressly set forth in Article II, Article IV, and Sections 6.5, 6.6(c) (other than the owners of Non-Management Stock), 6.9, 6.24, 6.27, 6.29, 7.1(a)(iv), 7.1(b)(iii), 7.2(b)
(as to such  Shareholder),  7.2(d),  8.2, 9.1, 9.2(b),  9.3, 9.4, 9.5, 9.6, 9.7,
10.4, 10.5, 10.6, and 10.12 hereto, all of which obligations shall be several and not joint.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT
                              --------------------

     ss. 7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE  ACQUISITION.
(a) The respective obligations of each party hereto to effect the First Closing herein shall be subject to the satisfaction, at or prior to the First Closing Date, of the following conditions, any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (i) STOCKHOLDER APPROVAL. This Agreement and the Acquisition and the Board Nominees shall have been approved and adopted by the requisite vote of the stockholders of the Acquiror in accordance with the Amended and Restated Certificate of Incorporation of the Acquiror and the DGCL.

     (ii) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

     (iii) OTHER APPROVALS. All authorizations, consents, orders and approvals of, and declarations or filings with, and expirations of waiting periods imposed by, any Governmental Authority or other Person which if not obtained or filed would have a Material Adverse Effect on the Acquiror or a Material Adverse Effect on the Company or a Material Adverse Effect on their respective abilities to consummate the transactions contemplated hereby, including the Spin-Off, shall have been obtained or filed, as applicable, and shall be in full force and effect.

     (iv) NO ORDER. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Spin-Off, Acquisition or any transaction contemplated by this Agreement; it being understood that the parties hereto hereby agree to use their commercially reasonable best efforts to cause any such decree, judgment, injunction or other order applicable to such parties to be vacated or lifted as promptly as possible.

     (v) TAX RULING. The Acquiror shall have received rulings from the Internal Revenue Service (the "IRS RULING LETTER") in response to the request therefor submitted by the Acquiror, reasonably acceptable to the Acquiror, which rulings shall be in full force and effect as of the Distribution Date to the effect that the Distribution as contemplated hereunder will be tax-free for federal income tax purposes under Sections 355(c)(1) and/or 361(c) and 355(a) of the Code. The rulings shall be deemed reasonably acceptable for purposes of this condition notwithstanding that the Domestic Company, the International Company or any of their respective Affiliates (as each capitalized term is defined in the Distribution Agreement) incurs, as a result of the Spin-Off or any of the Corporate Restructuring Transactions, (i) Federal Income Taxes pursuant to Section 367 and
Section 1248 (as provided in any Tax regulations or Tax law enacted, proposed or promulgated as of the date hereof) and (ii) in addition to such Taxes in (i), Federal Income Taxes that do not exceed $500,000.

     (vi) MANAGEMENT AGREEMENTS. The Acquiror and the Company shall have executed employment agreements in form and substance reasonably satisfactory to each of the Acquiror and the Company relating to senior management of the Acquiror listed on Exhibit M and their compensation.

     (vii) DISTRIBUTION AGREEMENT AND TAX COOPERATION AGREEMENT. The Distribution Agreement shall have been duly executed and delivered by all the parties thereto promptly after Acquiror receives the IRS Ruling Letter and shall be in full force and effect. The Tax Cooperation Agreement by and among UBC and the Acquiror in the form of Exhibit N shall have been duly executed and delivered by all parties thereto as of the date hereof and shall be in full force and effect.

     (viii) ESCROW AGREEMENT. The Escrow Agreement in the form of Exhibit B shall have been executed and delivered and shall be in full force and effect.

     (ix) REMOVAL OF GUARANTEES/CANCELLATION OF DEBT. The removal of guarantees and cancellation of all intercompany agreements as contemplated by Sections 5.05 and 5.07 of the Distribution Agreement shall have occurred. In addition, within 60 days of the date hereof, the Company and the Acquiror shall have received a positive indication, reasonably acceptable to them, from representatives of Citicorp North America Inc., and Citibank, N.A., as necessary, regarding the waiver of Acquiror's financial covenants in the guaranty of OMI Challenger Transport, Inc.'s charter obligations and the negative covenant regarding change of control, effective as of the Second Closing Date, under the Credit Agreement, dated as of January 29, 1997 among Argosy Ventures Ltd, the Banks named therein, Citicorp North America Inc., and OMI Challenger Transport, Inc. and OMI Corp.

     (x) BANK APPROVAL. The Acquiror shall have obtained all consents, waivers and releases from Den Norske Bank ASA as arranger under a Term Loan dated as of July 9, 1996, as may be required to permit the Acquiror to consummate the transactions contemplated herein (including, without limitation, the Spin-Off) without triggering an Event of Default or acceleration of the loan thereunder. In addition, the Acquiror shall have received the consents and approvals set forth on SCHEDULES 5.2(B) AND 5.4.

     (xi) ASSUMPTION OF INDENTURE. UBC shall have assumed by supplemental indenture the repayment obligation with respect to the outstanding 10 1/4% Senior Notes due November 1, 2003, and, if necessary, the other obligations contained in the Indenture, as amended.

     (xii) Bank Approval. The Company shall have obtained all consent, waivers and releases from Den Norske Bank ASA, as Lender and Agent under a Term Loan and Revolving Credit Facility Agreement dated as of July 23, 1996, as may be required to permit the Company and the Shareholders to consummate the transactions contemplated herein without triggering an Event of Default or acceleration of the loan thereunder. In addition, the Company shall have received the consents and approvals set forth on SCHEDULE 3.3(B) AND 3.12. All amounts outstanding under the Subordinated Promissory Note dated July 31, 1996 issued to

Harrowston by the Company and the Subordinated Promissory Note dated July 31, 1996 issued to Wolfson by the Company shall have been repaid.

     (b) The respective obligations of each party hereto to the effect the Acquisition on the Second Closing Date and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Second Closing Date of the following conditions, any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (i) FIRST CLOSING. The First Closing shall have occurred.

          (ii) SPIN-OFF. The Spin-Off shall have occurred.

          (iii) NO ORDER. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Spin-Off, Acquisition or any transaction contemplated by this Agreement; it being understood that the parties hereto hereby agree to use their reasonable best efforts to cause any such decree, judgment, injunction or other order (applicable to such parties) to be vacated or lifted as promptly as possible.

     ss. 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE ACQUIROR. The obligations of the Acquiror to consummate the First Closing are also subject to the satisfaction, at the First Closing Date, of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Acquiror:

     (a) NO MATERIAL ADVERSE CHANGE. Since the Company Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company (other than the disposition of the LNGs in a manner permitted under this Agreement) and the Company shall have delivered to the Acquiror an officer's certificate, dated the First Closing Date, to such effect. Without limiting the foregoing, (i) if the results of the tests of those Company Employee Benefit Plans to be tested in accordance with the provisions of the letter agreement relating to such matters between the Acquiror and the Company, dated of even date herewith indicate a material monetary liability on the part of the Company with respect to such Company Employee Benefit Plans, then such material monetary liability shall be considered a material adverse change in the Condition of the Company for purposes hereof; (ii) if legislation is enacted before the First Closing Date or, it is expected that, such legislation will be enacted shortly thereafter which has or would have the effect of prohibiting the MARINE CHEMIST from remeasuring her gross tonnage in the manner contemplated by the analysis of cash flow underpinning the Smith Barney fairness opinion, and, as a result thereof, Smith Barney withdraws its fairness opinion or refuses to give a bring down of its fairness opinion at the First Closing Date, then such legislation will be considered a material adverse change in the Condition of the Company for purposes hereof; (iii) If in connection with the Fuji Bank, Limited matter disclosed on SCHEDULE 3.13, (A) the Company expends or is obligated to expend amounts in excess of $500,000 prior to the First Closing Date and/or (B) the Company is obligated under the Accounting Principles to reflect a liability in excess of $2,000,000, then such liability will be considered a material adverse change in the Condition of the Company for purposes hereof.

     (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and the Shareholders contained in this Agreement, without giving effect to any notification to the Acquiror delivered pursuant to Section 6.5 hereof, shall be true and correct on the First Closing Date as though made on and as of such date, except

          (i) for changes specifically permitted by this Agreement, and

          (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except that the representation made in Section 3.14(b) shall be made with respect to the Second Closing Date and with respect to any taxable year or period beginning before and ending after the Second Closing Date, the portion of such taxable year or period ending on and including the Second Closing Date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (c) AGREEMENTS AND COVENANTS OF THE COMPANY. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the First Closing Date.

     (d) AGREEMENTS AND COVENANTS OF THE SHAREHOLDERS. The Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the First Closing Date.

     (e) OFFICERS' CERTIFICATES. The Acquiror shall have received certificates, dated the First Closing Date, of

          (i) the President and any Vice President of the Company certifying as to the matters specified in Sections 7.2(a), (b), (c) and (d) hereof and

          (ii) the Secretary of the Company certifying as to the content and continuing effectiveness as of the applicable Closing Date of the resolutions of the board of directors of the Company approving this Agreement and the transactions contemplated hereby, and

     (f) GOOD STANDING AND OTHER CERTIFICATES.  The Acquiror shall have received
(i) copies of the Articles of Incorporation, including all amendments thereto, in each case certified by the Secretary of State of the State of Delaware, (ii) a certificate from the Secretary of State of the State of Delaware to the effect that the Company is in good standing, (iii) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State and (iv) a copy of the By-Laws of the Company certified by the Secretary of the Company as being true and correct and in effect on the First Closing Date.

     (g) Opinions of Counsel. (i) Cadwalader, Wickersham & Taft, special counsel to the Company and to the Shareholders listed in the first paragraph of the opinion, shall have furnished the Acquiror with an opinion, dated of even date herewith, and an opinion, dated the First Closing Date, to the effect set forth in EXHIBITS O-1 AND O-2 hereto.

     (ii) Cadwalader, Wickersham & Taft shall also have furnished the Acquiror with an opinion, dated the date of the Proxy Statement to the effect set forth in EXHIBIT P hereto.

     (iii) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company and to the Shareholders, shall have furnished the Acquiror with an opinion with respect to the Class B Common Stock of the Company (if such stock has been issued), dated the First Closing Date, similar in form and substance to Exhibit Q hereto, to the effect that in the opinion of counsel the Class B Common Stock of the Company will be treated as common stock of the Company.

     (h) COMPANY'S CLOSING BALANCE SHEET. The Short-fall Amount shall not be more than $1,000,000 after giving effect to any increases in Working Capital as contemplated in Section 2.2(c).

     (i) FAIRNESS OPINION. The Acquiror's board of directors shall have received a fairness opinion from Smith Barney Inc. to the effect that the consideration to be paid by the Acquiror in connection with the transactions contemplated hereby is fair from a financial point of view to the Acquiror and its stockholders.

     (j) VESSELS' STATUS. Each of the Company's vessels set forth below its name in Exhibit R shall be in class.

     ss. 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to consummate the First Closing are also subject to the satisfaction, at the First Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the
Shareholders:

     (a) NO MATERIAL ADVERSE CHANGE. Since the date of the Domestic Businesses' Unaudited Consolidated Financial Statements, there shall have been no material adverse change in the Condition of the Domestic Businesses and the Acquiror shall have delivered to the Company an officer's certificate, dated the First Closing Date, to such effect; PROVIDED, HOWEVER, that account balance fluctuations between the Domestic Businesses Unaudited Consolidated Financial Statements and the Domestic Businesses Audited Consolidated Financial Statements caused by the differences in allocating general and administrative expenses, interest expense on all debt and deferred taxes and the change from accruing dry-dock expenses to pre-paying them shall not be deemed a material adverse change in the Condition of the Domestic Businesses nor a breach of the Acquiror's representations; PROVIDED FURTHER, that the costs and lost revenue associated with routine maintenance and repairs and dry-docking to all vessels prior to the First Closing Date shall similarly not be deemed to be a material adverse change in the Condition of the Domestic Businesses nor a breach of the Acquiror's representations.

     (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Acquiror contained in this Agreement, without giving effect to any notification made by the Acquiror to the Company or the Shareholders pursuant to Section 6.5 hereof, shall be true and correct on the First Closing Date, as though made on and as of such date, except

          (i) for changes specifically permitted by this Agreement, and

          (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date except that the representation made in Section 5.14(b) shall be made with respect to the Second Closing Date, and with respect to any taxable year or period beginning before and ending after the Second Closing Date, the portion of such taxable year or period ending on and including the Second Closing Date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on the Domestic Businesses.

     (c) AGREEMENTS AND COVENANTS. The Acquiror and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the First Closing Date.

     (d) OFFICERS' CERTIFICATES. The Company and Shareholders' Representative shall have received certificates, dated the First Closing Date, of

          (i) the President and any Vice President of the Acquiror certifying as to the matters specified in Sections 7.3(a), (b) and (c) hereof and

          (ii) the Secretaries or Assistant Secretaries of the Acquiror certifying as to (A) the content and continuing effectiveness as of the applicable Closing Date of the resolution of the board of directors of the Acquiror approving this Agreement and the transactions contemplated hereby, and (B) the fact that the stock issuance has been duly approved by the requisite vote of the stockholders of the Acquiror in accordance with the rules and regulations of the NYSE, any other applicable Law and that such approval is in full force and effect.

     (e) GOOD STANDING AND OTHER CERTIFICATES. The Company and Shareholders' Representative shall have received (i) copies of the Amended and Restated Articles of Incorporation, including all amendments thereto, in each case certified by the Secretary of State of the State of Delaware, (ii) a certificate from the Secretary of State of the State of Delaware to the effect that the Acquiror is in good standing, (iii) a certificate from the Secretary of State or other appropriate official in each State in which the Acquiror is qualified to do business to the effect that the Acquiror is in good standing in such State and (iv) a copy of the By-Laws of the Acquiror certified by the Secretary of the Acquiror as being true and correct and in effect on the First Closing Date.

     (f)  OPINION  OF  COUNSEL.   The  Acquiror  shall  have  furnished  to  the
Shareholders and the Company (i) an opinion, dated of even date herewith and an opinion, dated the First Closing

Date, of White & Case, special counsel to the Acquiror to the effect set forth in Exhibits S-1A and S-1B, respectively, attached hereto and (ii) an opinion, dated of even date herewith and an opinion, dated the First Closing Date, of Fredric S. London, Esq., General Counsel of the Acquiror to the effect set forth in Exhibits S-2A and S-2B, respectively, attached hereto.

     (g) RESIGNATIONS. All members of the Board of Directors of the Acquiror listed on Exhibit T and all officers of the Acquiror listed on Exhibit T shall have tendered their resignations from such positions and the employment agreements listed on Exhibit U shall have been terminated effective as of the Second Closing Date. Provided that the Acquisition is consummated, on the Second Closing Date the members of the Board of Directors of the Acquiror shall resign and be replaced by those individuals listed on Exhibit V who shall be nominated in the Proxy Statement by the current Board of Directors for election by the stockholders at the Stockholders' Special Meeting.

     (h) VESSELS' STATUS. Each of the Acquiror's vessels set forth below its name in Exhibit M shall be in class and, except the ROVER, shall be eligible to trade in U.S. waters.

     (i) REDEMPTION OF STOCK. The Shareholders shall have received (i) $2.3 million in redemption for certain shares of Stock and (ii) if the Company's Preliminary Closing Balance Sheet indicates that they are entitled to additional cash in redemption of shares of Stock as set forth in Section 2.2(c)(iii), such additional cash in redemption of shares of Stock.

                                  ARTICLE VIII

                                   TERMINATION
                                   -----------

     ss. 8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the First Closing Date, whether before or after adoption and approval of this Agreement:

          (i)  by   the   mutual   written   agreement   of  the   Shareholders'
     Representative and the Acquiror authorized by their respective boards of directors;

          (ii) by the Company or by the Acquiror if

               (A) the Acquisition shall not have been consummated prior to July 31, 1998 unless such eventuality shall be due to the failure of the party seeking to terminate this Agreement to perform or observe by such party on or prior to the First Closing Date,

               (B) any of the Shareholders do not consent to make a requested representation pursuant to Section 6.6(c),

               (C) the Shareholders' Representative does not consent to a change to the Distribution Agreement in those instances where consent is required by the terms of Section 7.1(a) hereof and the Distribution Agreement,

               (D) the Shareholders' Representative does not consent to a change to the Corporate Restructuring Transactions in those instances where consent is required by the terms of the Distribution Agreement,

               (E) the Shareholders' Representative does not consent to any changes to Ancillary Agreements in those instances where consent is required by the terms of the Distribution Agreement;

     (iii) by the Acquiror if

               (A) there has been a material breach on the part of the Company or the Shareholders in the representations, warranties or covenants of the Company or the Shareholders set forth herein, or any failure on the part of the Company or the Shareholders to comply with their respective obligations hereunder or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the consummation of the Acquisition set forth in Sections 7.1 or
          7.2 hereof could not be satisfied on or prior to the termination date contemplated by paragraph (ii) of this Section 8.1,

               (B) there has occurred any event, change or effect which has a Material Adverse Effect on the Company; (iv) by the Company if

               (A) there has been a material breach on the part of the Acquiror in the representations, warranties or covenants of the Acquiror set forth herein, or any failure on the part of the Acquiror to comply with its obligations hereunder or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the consummation of the Acquisition set forth in Sections 7.1 or
          7.3 hereof could not be satisfied on or prior to the termination date contemplated by paragraph (ii) of this Section 8.1,

               (B) the board of directors of the Acquiror withdraws, amends, or modifies in a manner materially adverse to the Company its favorable recommendation of this Agreement, the Acquisition or the Board Nominees,

               (C) there has occurred any event, change or effect which has a Material Adverse Effect on the Domestic Businesses, or

               (D) if the  Distribution  Agreement  is  terminated  pursuant  to
          Section 8.10 thereof prior to the First Closing Date.

     (v) by the holders of a majority of the Non-Management Stock if the Second Closing Date has not occurred by December 31, 1998.

     (vi) by the Shareholders' Representative if the Distribution Agreement is terminated pursuant to Section 8.10 thereof prior to the First Closing Date.

     ss. 8.2 EFFECT OF TERMINATION. If this Agreement is terminated by the Company or by the Acquiror as permitted under Section 8.1 hereof, such termination shall be without liability to the terminating party, or any stockholder, director, officer, employee, agent, consultant or representative of such party, but such termination shall not relieve any other party of any damages or other amounts for which it would otherwise be liable for intentional breach of any provision of this agreement.

     ss. 8.3 WAIVER. Any time prior to the First Closing Date any party hereto, by action taken or authorized by its board of directors, may, to the extent legally allowed:

          (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

          (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and

          (iii) waive compliance by any of the other parties hereto with any of the agreements or conditions contained herein. Any waiver of rights by any party hereto shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
                  --------------------------------------------

     ss. 9.1 SURVIVAL OF REPRESENTATIONS. The respective representations and warranties of the Company, the Shareholders and the Acquiror contained in this Agreement shall not survive past the Second Closing Date except for the representations and warranties of the Shareholders in Article IV which shall survive for a period of eighteen months following the Second Closing, Date, after which time no claim for breach or indemnification may be brought by the other parties.

     ss.9.2 INDEMNIFICATION. Subject to Section 9.1: (a) The Company hereby agrees to indemnify and hold the Acquiror and its officers, directors, Affiliates and agents, and any successors thereto, harmless from and against any and all Indemnifiable Losses incurred or suffered as a result of or arising out of (i) the breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement, (ii) the failure of any representation or warranty made by the Company in this Agreement to be true and correct or (iii) an Approved Action (that is not a Permitted Action) taken by the Company or a Subsidiary of the Company that causes (A) the Spin-off to fail to qualify as a transaction that is tax-free pursuant to Section 355 and/or Section 368(a) to the extent described in the Ruling Request or (B) any of the Corporate Restructuring Transactions which is intended to qualify as a tax-free transaction under Section 332, 351, 355 or 368 to fail to so qualify, or (iv) the failure of any Company Employee

  Benefit  Plan  (other  than any  Company
Multiemployer Plan) to be administered, maintained or operated in accordance with its terms and all applicable laws.

     (b) Each Shareholder severally hereby agrees to indemnify and hold the Acquiror and its officers, directors, Affiliates (including without limitation, after the Second Closing Date, the Company) and agents, and any successors thereto, harmless from and against any and all Indemnifiable Losses incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by such Shareholder in Article IV of this Agreement to be true and correct or (ii) the breach by such Shareholder of any covenant or agreement to be made or performed by such Shareholder pursuant to Article II and Sections 6.5, 6.6(c) (other than the owners of Non-Management Stock), 6.9, 6.24, 6.27, 6.29, 7.2(b) (as to such Shareholder), 7.2(d), 8.2, 9.1, 9.2(b), 9.3, 9.4, 9.5,
9.6, 9.7, 10.4, 10.5, 10.6, and 10.12 of this Agreement.

     (c) The Acquiror hereby agrees to indemnify and hold the Company, the Shareholders and their respective affiliates, officers, directors, agents, successors and assigns harmless from and against any and all Indemnifiable Losses incurred or suffered as a result of or arising out of (i) the breach of any covenant or agreement made or to be performed by the Acquiror pursuant to this Agreement or (ii) the failure of any representation or warranty made by the Acquiror in this Agreement to be true and correct.

     (d) Absent fraud, the foregoing indemnification provision shall be the exclusive remedy for any breach of the covenants, obligations, representations or warranties set forth in this Agreement; PROVIDED, HOWEVER, that the provisions of this Section 9.2(d) shall not prevent any of the Shareholders, the Company or the Acquiror from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any party contained herein.

     ss.9.3 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS.

     (a) REDUCTIONS FOR INSURANCE PROCEEDS AND OTHER RECOVERIES. The amount that any party (an "INDEMNIFYING PARTY") is or may be required to pay to any other Person (an "INDEMNITEE") pursuant to Section 9.2 above, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an
Indemnitee   for   insurance  or  against  a  third  party  in  respect  of  any
Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for such insurance or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such Insurance Proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

     (b) FOREIGN CURRENCY ADJUSTMENTS. All indemnification payments hereunder shall be in U.S. Dollars. In the event that any Indemnifiable Loss shall be denominated in a currency other than U.S. Dollars, the amount of such payment shall be translated into U.S. Dollars using the foreign exchange rate for such currency determined in accordance with the following rules:

          (i) with respect to any Indemnifiable Losses arising from the payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the foreign exchange rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

          (ii) with respect to any Indemnifiable Losses covered by insurance, the foreign exchange rate for such currency shall be the foreign exchange rate employed by the insurance company providing such insurance in settling such Indemnifiable Losses with the Indemnifying Party; and

          (iii) with respect to any Indemnifiable Losses not covered by either clause (i) or (ii) above, the foreign exchange rate for such currency shall be determined as of the date that payment with respect to such Indemnifiable Losses shall be made to the Indemnitee.

     ss.   9.4   INDEMNIFICATION   PROCEDURE.   (a)   Any   Indemnitee   seeking
indemnification from any Indemnifying Party with respect to any claim, demand, action, proceeding or other matter pursuant to this Agreement (the "CLAIM") shall promptly notify the Indemnifying Party of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnitee's right to indemnification. Such Indemnifying Party shall have a period of 15 Business Days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15 business-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15 business-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

     (b) NOTICE OF THIRD PARTY CLAIMS. If any third party shall notify any Indemnitee with respect to any matter which may give rise to a Claim for indemnification against an Indemnifying Party under this Agreement (such Claim, a "THIRD PARTY CLAIM"), such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the Indemnitee's right to indemnification hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 15 Business Days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

     (c) LEGAL DEFENSE OF THIRD PARTY CLAIMS. If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense of the Third Party Claim (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Notwithstanding the foregoing:

          (i) the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable to the Indemnitee for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks as its primary claim for relief an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages; PROVIDED, HOWEVER, that if such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages;

          (ii) an Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable to the Indemnitee for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if, in the Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such Third Party Claim or such claim involves the possibility of criminal sanction or criminal liability to the Indemnitee; and

          (iii) if at any time after assuming the defense of a Third Party Claim an Indemnifying Party shall fail to prosecute or withdraw from the defense of such Third Party Claim, the Indemnitee shall be entitled to resume the defense thereof and the Indemnifying Party shall be liable to the Indemnitee for the reasonable fees and expenses of counsel incurred by the Indemnitee in such defense.

     (d) Settlement of Third Party Claims. Except as otherwise provided below in this Section 9.4(d), if the Indemnifying Party has assumed the defense of any Third Party Claim, then

          (i) in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; PROVIDED, HOWEVER, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the
     Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party, and

          (ii) the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee. PROVIDED, HOWEVER, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge.

     If the Indemnifying Party has not assumed the defense of a Third Party Claim then in no event shall the Indemnitee settle, compromise or discharge such Third Party Claim without providing prior written notice to the Indemnifying Party, which shall have the option within 15 Business Days following receipt of such notice to:

               (A) approve and agree to pay the settlement,

               (B) approve the amount of the settlement,  reserving the right to
          contest  the  Indemnitee's   right  to  indemnity   pursuant  to  this
          Agreement,

               (C) disapprove the settlement and assume in writing all past and future responsibility for such Third Party Claim (including all of Indemnitee's prior expenditures in connection therewith), or

               (D) disapprove the settlement and continue to refrain from participation in the defense of such Third Party Claim. In the event the Indemnifying Party does not respond to such written notice from the Indemnitee within such 15 business-day period, the Indemnifying Party shall be deemed to have elected option (D).

          (e) The Indemnitee shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnitee.

     ss. 9.5 INDEMNIFICATION PAYMENTS. Indemnification required by this Article IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. IX.6 Other Adjustments.justments

          (a) Adjustments for Taxes. The amount of any Indemnifiable Loss shall be (i) increased to take account of any net Tax cost actually incurred by the Indemnitee arising from any payments received from the Indemnifying Party (grossed up for such increase); and (ii) reduced to take account of any net Tax benefit actually realized by Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss. In computing the amount of such Tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnifiable Loss or the incurrence or payment of any Indemnifiable Loss.

          (b) Reductions for Subsequent Recoveries or Other Events. In addition to any adjustments required pursuant to Section 9.3 or Section 9.5(a) above, if the amount of any Indemnifiable Losses shall, at any time subsequent to any indemnification payment made by the Indemnifying Party pursuant to this Article IX, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

     ss. 9.7 OBLIGATIONS ABSOLUTE. The foregoing contractual obligations of indemnification set forth in this Article IX shall:

          (i) also apply to any and all Third Party Claims that allege that any Indemnitee is independently, directly, vicariously or jointly and severally liable to such third party;

          (ii) to the extent permitted by applicable law, apply even if the Indemnitee is negligent or otherwise culpable or at fault, whether or not such liability arises under any doctrine of strict liability; and

          (iii) subject to Section 9.1, be in addition to any liability or obligation that an Indemnifying Party may have other than pursuant to this Agreement.

     ss. 9.8 REMEDIES CUMULATIVE. Subject to Section 9.1, the remedies provided in this Article IX shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                                    ARTICLE X

                                  MISCELLANEOUS
                                  -------------

     ss. 10.1 ROVER. By December 1, 1997, the Company shall send written notice to the Acquiror electing whether to have the Acquiror put the ROVER through dry-dock or, in lieu thereof, having the Acquiror increase by $800,000 the cash on its Pro Forma Closing Balance Sheet. If the Company sends a written notice electing the latter, this Agreement shall automatically be amended to reflect such increase in Article II.

     ss. 10.2 GOVERNING LAW. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     ss. 10.3 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     ss. 10.4 PUBLICITY. Except as otherwise required by law or stock exchange regulation, none of the parties hereto shall issue, prior to the Second Closing Date, any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Company, on the one hand, and the Acquiror, on the other hand, to the contents and the manner of presentation and publication thereof which approval shall not be unreasonably withheld.

     ss. 10.5 NOTICES. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows: if to the Acquiror, to OMI Corp., 90 Park Avenue, New York, New York 10016 (Facsimile Number (212) 297-2288), Attention: Fredric S. London, Esq., with a copy to its counsel, White & Case, 1155 Avenue of the Americas, New York, New York 10036 (Facsimile Number (212) 354-8113), Attention: Robert L. Clare, III, Esq.; if to the Company, to Marine Transport Lines, Inc., 1200 Harbor Boulevard, Weehawken, New Jersey 07087 (Facsimile Number (201) 330-9645),
Attention: Peter Popov, Esq. , with a copy to its counsel, Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038 (Facsimile Number
(212) 504-6666) Attention: Louis J. Bevilacqua, Esq.; and if to the Shareholders, their address as set forth on Exhibit A attached hereto with a copy to Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153 (Facsimile Number (212) 310-8007) Attention: William M. Gutowitz, Esq. or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

     ss. 10.6 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; PROVIDED, HOWEVER, that UBC shall automatically assign its right and delegate its obligations under this Agreement to the Person that becomes the party (other than Acquiror) to the Distribution Agreement effective simultaneously with the consummation of the Spin-Off and assumes UBC's rights and obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     ss. 10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

     ss. 10.8 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     ss. 10.9 AMENDMENTS.  This Agreement may not be changed orally, but only by
an  agreement  in  writing  signed  by  the  Acquiror,   the  Company  and  each
Shareholder.

     ss. 10.10 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     ss. 10.11 THIRD PARTY BENEFICIARIES. Except as expressly provided herein, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

     ss. 10.12 JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. To the extent any party is not otherwise subject to service of process in the State of New York, such party appoints the Corporation Trust Company, as such party's agent in the State of New York for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within the State of New York; PROVIDED, HOWEVER, that Harrowston Corporation appoints Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 100153, Attention: William M. Gutowitz, Esq. and the other Shareholders appoint Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, Attention: Louis J. Bevilacqua, Esq.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company, the Acquiror and UBC have caused their corporate names to be hereunto subscribed by their respective officers thereunto duly authorized and each of the Shareholders has signed this Agreement, all as of the day and year first above written.

                                            MARINE TRANSPORT LINES, INC.



                                            By: /s/ Richard T. du Moulin
                                            ----------------------------
                                               Name:  Richard T. du Moulin
                                               Title:  Chairman



                                            OMI CORP.



                                            By: /s/ Fredric S. London
                                            -------------------------
                                               Name:  Fredric S. London
                                               Title:  Senior Vice President



                                            UNIVERSAL BULK CARRIERS, INC.



                                            By: /s/ Vincent J. de Sostoa
                                            ----------------------------
                                               Name:  Vincent J. de Sostoa
                                               Title: Senior Vice President

                                  SHAREHOLDERS

================================================================================
/s/  Richard T. du Moulin                              /s/  Paul B. Gridley
- --------------------------                             ---------------------
Richard T. du Moulin                                   Paul B. Gridley
================================================================================
/s/  Mark L. Filanowski                                /s/  Irwin S. Meyer
- --------------------------                             ---------------------
Mark L. Filanowski                                          Irwin S. Meyer,
                                                         as registered owner
================================================================================
/s/  Jerome Shelby                              Wolfson Descendants' 1983 Trust
- ------------------
Jerome Shelby

                                                       /s/  Biniamine Amoyelle
                                                       -----------------------
                                                       By:  Biniamine Amoyelle
                                                       Title:  Trustee
================================================================================
Steamboat Road Holdings, Inc.                          Larchmont Partners, L.P.


/s/  Richard T. du Moulin                              /s/  Richard T. du Moulin
--------------------------                             -------------------------
By:  Richard T. du Moulin                              By:  Richard T. du Moulin
Title:  President                                      Title: G.P.

================================================================================
Harrowston Corporation                                 /s/  Peter N. Popov
                                                       ------------------------
                                                       Peter N. Popov

/s/  David Sutin
-----------------
By:  David Sutin
Title:  Executive Vice President
================================================================================
/s/  Jeffrey Miller                                    /s/  Thomas E. Murphy
--------------------------                             ------------------------
Jeffrey Miller                                         Thomas E. Murphy
================================================================================
/s/  Douglas Newhouse                                  /s/  Stanley Rich
--------------------------                             ------------------------
Douglas Newhouse                                       Stanley Rich

================================================================================
/s/  Nicholas Orfanidis                                /s/  Thomas McIntyre
--------------------------                             ------------------------
Nicholas Orfanidis                                     Thomas McIntyre

================================================================================
/s/  Ken Jones                                         Richard T. du Moulin
---------------
Ken Jones                                              and Mark Filanowski
                                                       as trustees under the
                                                       Trust Agreement dated
                                                       September 12, 1997
                                                       between the Company and
                                                       the Trustees


                                                   By:/s/ Richard T. du Moulin
                                                    ---------------------------
                                                          Richard T. du Moulin

                                                       By:/s/  Mark Filanowski
                                                       -----------------------
                                                                Mark Filanowski
================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered which will be paid by the registrant. All the amounts shown are estimates, except for the SEC registration fee:

    SEC registration fee.......................................... $   132,414
    NYSE listing fee..............................................         *
    Transfer agent and registrar fees and expenses ...............         *
    Printing and engraving expenses...............................     120,000
    Legal fees and expenses.......................................     935,000
    Accounting fees and expenses..................................     225,000
    Blue sky fees and expenses....................................      20,000
    Miscellaneous expenses........................................     100,000
                                                                   -----------
    Total......................................................... $ 1,532,414
                                                                    ===========
----------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     See "New OMI--Liability and Indemnification of Directors and Officers of New OMI" in Part I of this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                         DESCRIPTION                                      PAGE
-----------                         -----------                                      ----
    3.1    Articles of Association of New OMI.
    3.2    By-laws of New OMI.
    4.1    Form of Common Stock Certificate.
    4.2    Form of Indenture with respect to the $170,000,000 OMI Corp. 10 1/4
           Senior Notes (incorporated by reference to the Registration Statement on Form S-3 filed by OMI Corp. on October 27, 1993, no 33-67640)
    5.1    Opinion of Dennis J. Reeder, Esq.
    10.1   Acquisition Agreement Dated as of September 15, 1997 (incorporated by reference to OMI's quarterly report on Form 10-Q for the period
           September 30, 1997,  Commission File Number 1-10164) by and among
           OMI, New OMI, MTL and the MTL Shareholders.
    21     Subsidiaries of New OMI.

    23.1   Consent of Deloitte & Touche LLP.
    23.2   Consent of Coopers & Lybrand.
    23.3   Consent of Arthur Andersen & Co.
    23.4   Consent of Dennis Reeder, Esq. (included in the opinion constituting
           Exhibit 5.1).
    23.5   Consent of Fredric S. London, Esq.
    27     Financial Data Schedule.
    99.1   Universal Bulk Carriers, Inc. Condensed Financial Statements.
    99.2   Consent of Jack Goldstein.
    99.3   Consent of Constantine G. Caras.
    99.4   Consent of Per Heidenreich.
    99.5   Consent of Michael Klebanoff.
    99.6   Consent of James D. Woods.
    99.7   Consent of Edward Spiegel.
    99.8   Consent of James N. Hood.

    -------------


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 15, 1998.

                                 OMI CORPORATION

                                      By: /s/ CRAIG H. STEVENSON, JR.
                                         ----------------------------------
                                             Craig H. Stevenson, Jr.
                                       Director and Chief Executive Officer


                                      By: /s/ VINCENT J. DE SOSTOA
                                         ----------------------------------
                                              Vincent J. de Sostoa
                                       Director, Senior Vice President and
                                         Chief Financial Officer


                                      By: /s/ FREDRIC S. LONDON
                                         ----------------------------------
                                             Fredric S. London, Esq.
                                       Director, Senior Vice President
                                               and General Counsel


                                      By: /s/ ROBERT BUGBEE
                                         ----------------------------------
                                                 Robert Bugbee
                                          Director, Senior Vice President


                                      By: /s/ KATHLEEN C. HAINES
                                         ----------------------------------
                                              Kathleen C. Haines
                                      Director, Vice President and Controller


                                  EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION                                   PAGE
-----------                         -----------                                   ----
  3.1    Articles of Association of New OMI.
  3.2    By-laws of New OMI.
  4.1    Form of Common Stock Certificate.
  4.2    Form of Indenture with respect to the $170,000,000 OMI Corp. 10 1/4
         Senior Notes (incorporated by reference to the Registration Statement on Form S-3 filed by OMI Corp. on October 27, 1993, no 33-67640)
  5.1    Opinion of Dennis J. Reeder, Esq.
  10.1   Acquisition Agreement Dated as of September 15, 1997 (incorporated by reference to OMI's quarterly report on Form 10-Q for the period
         September 30, 1997,  Commission File Number 1-10164) by and among OMI,
         New OMI, MTL and the MTL Shareholders.
  21     Subsidiaries of New OMI.
  23.1   Consent of Deloitte & Touche LLP.
  23.2   Consent of Coopers & Lybrand.
  23.3   Consent of Arthur Andersen & Co.
  23.4   Consent of Dennis Reeder, Esq. (included in the opinion constituting
         Exhibit 5.1).
  23.5   Consent of Fredric S. London.
  27     Financial Data Schedule.
  99.1   Universal Bulk Carriers, Inc. Condensed Financial Statements.
  99.2   Consent of Jack Goldstein.
  99.3   Consent of Constantine G. Caras.
  99.4   Consent of Per Heidenreich.
  99.5   Consent of Michael Klebanoff.
  99.6   Consent of James D. Woods.
  99.7   Consent of Edward Spiegel.
  99.8   Consent of James N. Hood.

  -------------